As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Palm, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3575	94-3150688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	400 N. McCarthy Blvd. Milpitas, California 95035 (408) 503-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric A. Benhamou

Chief Executive Officer

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

(408) 503-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq. Katharine A. Martin, Esq. Martin W. Korman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Mary E. Doyle, Esq. Senior Vice President, General Counsel and Assistant Secretary Palm, Inc. 400 N. McCarthy Blvd. Milpitas, CA 95035 (408) 503-7000	David G. Pine, Esq. Vice President, General Counsel and Secretary Handspring, Inc. 189 Bernardo Avenue Mountain View, CA 94043 (650) 230-5000	Dennis R. DeBroeck, Esq. Robert A. Freedman, Esq. Douglas N. Cogen, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 (650) 988-8500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC:    As soon as practicable following the effectiveness of this registration statement and upon consummation of the transaction described in the merger agreement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.001 par value	16,097,139 shares	$1.035	$185,117,090	$14,976

(1)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock. The preferred share purchase rights, which are attached to the shares of Palm common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.
(2)	Represents the maximum number of shares of common stock, par value $0.001 per share, of Palm, Inc., a Delaware corporation, that may be issued in connection with the Handspring merger described herein.
(3)	Estimated solely for the purpose of computing the amount of the registration fee required by the Securities Act of 1933, as amended, and pursuant to Rules 457(f) and (c) of the Securities Act, based on (i) $1.035, the average of the high and low per share prices of common stock, par value $0.001 per share, of Handspring, Inc., a Delaware corporation, as reported on the Nasdaq National Market on June 27, 2003 and (ii) the maximum number of shares of Handspring common stock to be canceled in connection with the Handspring merger described herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Palm may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         , 2003

Dear Palm and Handspring Stockholders:

On behalf of the boards of directors of Palm, Inc. and Handspring, Inc., we are pleased to deliver our joint proxy statement/prospectus for the transaction involving the distribution of PalmSource common stock held by Palm to Palm’s stockholders and Palm’s subsequent acquisition of Handspring. We are seeking the approval of both Palm and Handspring stockholders with respect to this transaction. YOUR VOTE IS VERY IMPORTANT.

In the transaction, Palm will distribute approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held by Palm’s existing stockholders at the time of the closing and, following the distribution, will acquire Handspring. Handspring stockholders will be entitled to receive 0.09 of a share of Palm common stock for each share of Handspring common stock held at that time. Handspring stockholders will not receive shares of PalmSource common stock.

Palm common stock is listed on the Nasdaq National Market under the trading symbol “PALM.” On                          , 2003, the closing sale price of Palm common stock was $             per share. After the completion of the transaction, Palm expects to change its corporate name and Nasdaq National Market trading symbol. There is no current public market for PalmSource’s common stock. Following the distribution of PalmSource common stock to Palm’s stockholders, we expect that PalmSource’s common stock will trade on the Nasdaq National Market under the symbol “PSRC.”

After careful consideration, the boards of directors of both Palm and Handspring have unanimously determined the transaction to be fair to you and in your best interests. The boards of directors of both Palm and Handspring have approved the transaction and recommend that you vote in favor of the transaction.

Stockholders of Palm and Handspring are cordially invited to attend the meeting of stockholders of their company to vote on the transaction. The Palm 2003 annual meeting of stockholders will be held on             , 2003 at              a.m. local time at             . The Handspring special meeting of stockholders will be held on             , 2003 at              a.m. local time at             .

At the Palm 2003 annual meeting of stockholders, in addition to approval of the transaction, Palm stockholders are also being asked to elect members of Palm’s board of directors and to ratify the appointment of Deloitte & Touche LLP as Palm’s independent auditors. Palm’s board of directors is currently composed of eight members, three of whom are standing for election at the 2003 annual meeting. Following the transaction, the board of directors of the combined company will be composed of ten members: seven will be from the current Palm board of directors and three will be from the current Handspring board of directors. The executive leadership of the combined company following the transaction will include officers from both companies, with R. Todd Bradley, the current Chief Executive Officer of the Palm Solutions Group business, serving as the Chief Executive Officer of the combined company.

This joint proxy statement/prospectus provides you with detailed information concerning Palm, PalmSource, Handspring and the transaction. Please pay careful attention to all of the information in this joint proxy statement/prospectus. In particular, you should carefully consider the discussion in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus and the risk factors relating to PalmSource beginning on page 10 of Annex A.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Palm annual meeting of stockholders or the Handspring special meeting of stockholders, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed envelope provided or, if available, following the telephone or internet voting instructions set forth on the enclosed proxy card or voting instruction card.

Eric A. Benhamou Chairman of the Board of Directors of Palm, Inc.	Donna L. Dubinsky Chief Executive Officer of Handspring, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                          , 2003, and is first being mailed to stockholders of Palm and Handspring on or about                          , 2003.

This joint proxy statement/prospectus incorporates important business and financial information about Palm and Handspring from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see “Incorporation of Certain Documents by Reference” beginning on page 207 of this joint proxy statement/prospectus.

Palm will provide you with copies of the information relating to Palm, without charge, upon written or oral request to:

Palm, Inc.

Attention: Investor Relations

400 N. McCarthy Blvd.

M/S 9204

Milpitas, California 95035

Telephone: (408) 503-7200

In addition, you may obtain copies of this information by making a request through Palm’s investor relations website, http://ir.palm.com.

Handspring will provide you with copies of the information relating to Handspring, without charge, upon written or oral request to:

Handspring, Inc.

Attn: Investor Relations

189 Bernardo Avenue

Mountain View, California 94043

Telephone: (650) 230-5000

In addition, you may obtain copies of this information by making a request through Handspring’s investor relations website, http://www.handspring.com/company/investor_ relations.jhtml.

In addition, PalmSource has filed a registration statement with the Securities and Exchange Commission. The prospectus contained in the registration statement is included as Annex A to this joint proxy statement/prospectus. You may obtain the exhibits filed with the registration statement, without charge, upon written or oral request to:

PalmSource, Inc.

Attn: Investor Relations

1240 Crossman Avenue

Sunnyvale, California 94089

Telephone: (408) 400-3000

If you would like to request any documents from Palm, Handspring or PalmSource, please do so by             , 2003, which is five business days before the date of the Palm and Handspring meetings of stockholders, in order to receive them before the Palm annual meeting or Handspring special meeting.

PALM, INC.

400 N. McCarthy Blvd.

Milpitas, California 95035

(408) 503-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2003

To the Stockholders of Palm, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Palm, Inc., a Delaware corporation, will be held on             , 2003 at             , local time, at             , for the following purposes:

1.  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated June 4, 2003, by and among Palm, Inc., Peace Separation Corporation, a wholly owned subsidiary of Palm, Inc., Harmony Acquisition Corporation, a wholly owned subsidiary of Palm, Inc., and Handspring, Inc., which approval and adoption will also constitute approval of (a) the merger of Peace Separation Corporation with and into Palm, with Palm being the surviving entity, effecting the distribution of PalmSource common stock held by Palm to Palm’s stockholders, and (b) the issuance of shares of Palm common stock to Handspring stockholders in the transaction;

2.  To elect three Class I directors to Palm’s board of directors to hold office for a three-year term;

3.  To ratify the appointment of Deloitte & Touche LLP as Palm’s independent public auditors for the fiscal year ending May 28, 2004; and

4.  To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items are described more fully in the joint proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

The board of directors of Palm has fixed the close of business on                          , 2003 as the record date for determining which Palm stockholders of record are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Only holders of record of shares of Palm common stock on the record date are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy or voting instruction card or, if available, follow the instructions for telephone or Internet voting to ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Judy Bruner
Secretary

                     , 2003

Milpitas, California

HANDSPRING, INC.

189 Bernardo Avenue

Mountain View, California 94043

(650) 230-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2003

To the Stockholders of Handspring, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Handspring, Inc., a Delaware corporation, will be held at              a.m., local time, on             ,             , 2003 at              for the following purpose:

To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated June 4, 2003, by and among Palm, Inc., Peace Separation Corporation, a wholly owned subsidiary of Palm, Inc., Harmony Acquisition Corporation, a wholly owned subsidiary of Palm, Inc., and Handspring, Inc., which approval and adoption will also constitute approval of the merger of Harmony Acquisition Corporation with and into Handspring, with Handspring being the surviving entity, pursuant to which Handspring will become a wholly owned subsidiary of Palm.

This item is described more fully in the joint proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

Only stockholders of record at the close of business on             , 2003, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The merger will require the affirmative vote of the holders of a majority of the shares of Handspring’s common stock outstanding on the record date.

Your vote is important. To ensure that your shares are represented at the special meeting, we encourage you to complete, date, sign and promptly return your proxy card in the enclosed postage-paid envelope or, if available, follow the instructions for telephone or Internet voting whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it has been voted at the special meeting. Any stockholders attending the special meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors,

Donna L. Dubinsky
Chief Executive Officer

                            , 2003

Mountain View, California

i

(Continued)

Page
Vote Required	87
Interests of Certain Persons in the Merger	87
Governmental and Regulatory Approvals Required to Complete the Transaction	93
Accounting Treatment of the PalmSource Distribution and Handspring Merger	93
Material U.S. Federal Income Tax Consequences of the PalmSource Distribution and Handspring Merger	93
Listing of Palm Common Stock on the Nasdaq National Market	95
Listing of PalmSource Common Stock on the Nasdaq National Market	96
Delisting and Deregistration of Handspring Common Stock After the Transaction	96
Legal Proceedings Regarding the Transaction	96
Appraisal and Dissenters’ Rights	96
THE MERGER AGREEMENT	97
Structure of the Transaction	97
Completion and Effectiveness of the Transaction	97
Distribution of PalmSource Common Stock	97
Conversion of Handspring Common Stock	98
Fractional Shares	98
Exchange of Stock Certificates	99
Representations and Warranties	100
Conduct of Business Before Completion of the Transaction	101
Palm and Handspring Prohibited from Soliciting Other Offers	104
Obligations of the Palm Board of Directors and Handspring Board of Directors with Respect to their Recommendations and Holding a Meeting of its Stockholders	106
Treatment of Awards Outstanding under Stock Plans and Outstanding Warrants	107
Treatment of Handspring Stock Options and Warrants	107
Treatment of Rights under the Handspring Employee Stock Purchase Plan	108
Employee Benefits Matters	108
Board of Directors of Palm Following the Merger	108
Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals	108

(Continued)

(Continued)

Page
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT PALM ANNUAL MEETING	209
TRANSACTION OF OTHER BUSINESS AT THE PALM ANNUAL MEETING	209
TRANSACTION OF OTHER BUSINESS AT THE HANDSPRING SPECIAL MEETING	209
VOTING VIA THE INTERNET OR BY TELEPHONE	210
ANNEX A—PALMSOURCE PROSPECTUS DATED
ANNEX B—AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG PALM, INC., PEACE SEPARATION CORPORATION, HARMONY ACQUISITION CORPORATION AND HANDSPRING, INC.
ANNEX C—OPINION OF FINANCIAL ADVISOR OF PALM, INC.
ANNEX D—OPINION OF FINANCIAL ADVISOR OF HANDSPRING, INC.
ANNEX E—PALM AUDIT COMMITTEE CHARTER
APPENDIX A—FORM OF PROXY OF PALM, INC.
APPENDIX B—FORM OF PROXY OF HANDSPRING, INC.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

General Questions and Answers

Q:	What is the transaction?

A:	Palm, Inc. and Handspring, Inc. have entered into a definitive agreement for a transaction in which:

•	Palm will distribute, on a pro rata basis to its existing stockholders, all of the shares of PalmSource, Inc. common stock that it owns (we refer to this part of the transaction throughout this joint proxy statement/prospectus as the PalmSource distribution); and

•	immediately following the PalmSource distribution, Palm will acquire Handspring, and Handspring stockholders will receive Palm common stock in exchange for their Handspring common stock (we refer to this part of the transaction throughout this joint proxy statement/prospectus as the Handspring merger).

Handspring stockholders will not receive any shares of PalmSource common stock in the transaction.

In this joint proxy statement/prospectus, when we refer to the transaction, we refer to the PalmSource distribution and the Handspring merger together. Following the transaction, there will be two independent publicly-traded companies:

•	PalmSource, which will operate Palm’s operating system business; and

•	Palm, which will operate Palm’s Solutions Group business and Handspring’s business. Palm expects to change its corporate name and ticker symbol in the future following the transaction. Throughout this joint proxy statement/prospectus, we refer to the company following the transaction as Palm or the combined company.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	To complete the transaction, both Palm’s and Handspring’s stockholders must approve and adopt the Agreement and Plan of Reorganization dated as of June 4, 2003 by and among Palm, Peace Separation Corporation, a wholly owned subsidiary of Palm, Harmony Acquisition Corporation, a wholly owned subsidiary of Palm, and Handspring, which we refer to in this joint proxy statement/prospectus as the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex B. Palm will submit this proposal to its stockholders at its 2003 annual meeting of stockholders. Handspring will submit this proposal to its stockholders at a special meeting of stockholders.

This joint proxy statement/prospectus contains important information about the transaction and Palm’s and Handspring’s stockholder meetings, as well as about Palm, PalmSource and Handspring. This joint proxy statement/prospectus also contains important information about the other proposals to be presented at Palm’s 2003 annual meeting of stockholders. In addition, stockholders should carefully review the information related to PalmSource included in Annex A in determining whether to approve and adopt the merger agreement. You should read this joint proxy statement/prospectus carefully.

Q:	What do I need to do now?

A:	After you read and consider the information in this document, mail your signed proxy or voting instruction card in the enclosed return envelope or, if available, vote by Internet or telephone as soon as possible so that your shares may be represented at the applicable meeting of stockholders. You should return your proxy card or voting instruction card or, if available, vote by Internet or telephone whether or not you plan to attend the Palm or Handspring meeting of stockholders.

v

Q:	Why is the transaction being proposed?

A:	The Palm-Handspring combination is designed to create a stronger competitor in the handheld computing and communication devices industries. In addition, the PalmSource distribution is designed to increase the market for the Palm operating system, or Palm OS.

Q:	What will be the relationship between Palm and PalmSource following the transaction?

A:	Palm and PalmSource will be independent publicly-traded companies following the transaction. However, Palm and PalmSource have entered into a number of agreements that provide for a continuing business relationship between them, including a software license agreement between them under which Palm will continue to be a licensee of the Palm OS and agreements with Palm Trademark Holding Company, LLC under which Palm and PalmSource will both continue to use certain Palm-related trademarks and domain names.

Q:	Who will be the directors and executive officers of Palm following the transaction?

A:	The board of directors of Palm will consist of ten members following the transaction. Existing directors Eric A. Benhamou and Jean-Jacques Damlamian will continue in office as Class III directors following the transaction. Existing directors Susan G. Swenson and Gordon Campbell will continue in office as Class II directors following the transaction. Existing directors R. Todd Bradley, Michael Homer and Gareth C.C. Chang are recommended for re-election as Class I directors the Palm 2003 annual meeting. In addition, three Handspring directors will join the Palm board of directors following the completion of the transaction: Donna L. Dubinsky in Class III, L. John Doerr in Class II and Bruce W. Dunlevie in Class I. David C. Nagel, currently a Class III director, will resign from the Palm board of directors following the transaction.

After the transaction, the executive officers of Palm will consist of: R. Todd Bradley, as President and Chief Executive Officer; Judy Bruner, as Senior Vice President and Chief Financial Officer; Mary E. Doyle, as Senior Vice President, General Counsel and Secretary; Marianne Jackson, as Senior Vice President and Chief Human Resources Officer; Edward T. Colligan, currently the President and Chief Operating Officer of Handspring, as Senior Vice President, General Manager, Wireless Business Unit; Ken Wirt as Senior Vice President, General Manager, Handheld Business Unit; Angel Mendez, as Senior Vice President, Global Operations and Accessory Solutions; and Jeffrey C. Hawkins, currently the Chairman of Handspring and its Chief Product Officer, will serve as Chief Technology Officer of the combined company on a part-time basis as he did in his capacity as Chief Product Officer at Handspring.

Q:	What percentage of the combined company will former Handspring stockholders own following the transaction?

A:	Following the transaction, former stockholders of Handspring will own approximately 32% of Palm on a fully diluted basis using the treasury stock method.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Palm’s proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Palm common stock entitled to vote at the Palm 2003 annual meeting of stockholders.

Handspring’s proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Handspring common stock entitled to vote at the Handspring special meeting of stockholders.

Q:	Are there any stockholders already committed to voting in favor of the merger?

A:	Yes. The directors and certain executive officers of Palm have agreed to vote all of their Palm shares, representing less than 1% of the outstanding Palm common stock on May 28, 2003, in favor of approving and adopting the merger agreement.

Certain directors and executive officers of Handspring have agreed to vote Handspring shares, representing approximately 37.5% of the outstanding Handspring common stock on May 28, 2003 in favor of approving and adopting the merger agreement.

Q:	What happens if I do not return a proxy card or voting instruction card or vote by Internet or telephone?

A:	The failure to return your proxy card or voting instruction card or, if available, to vote by Internet or telephone will have the same effect as a vote AGAINST the transaction. In addition, if you are a record holder and fail to return your proxy card or, if available, to vote by Internet or telephone, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the stockholders’ meeting. If you hold your shares in “street name” through a bank or broker and fail to return your voting instruction card or, if available, to vote by Internet or telephone and your broker returns your card as a “broker non-vote,” your shares will be counted as present for purposes of determining whether or not a quorum is present but will have the same effect as a vote against the transaction.

For a Palm stockholders, failure to return your proxy card or to vote by Internet or telephone, in the case of a record holder, or the delivery of a broker non-vote, in the case of holders in street name, will not have any effect on the outcome of the voting on Palm’s proposal to elect three Class I directors or its proposal to ratify Deloitte & Touche LLP as Palm’s independent public auditors for its fiscal year ending May 28, 2004, though it will affect whether there is a quorum at the Palm 2003 annual meeting.

Q:	May I vote in person?

A:	Yes. If you are a holder of record, you may attend your meeting of stockholders and vote your shares in person rather than signing and returning your proxy card. If your shares are held in “street name,” you must obtain a proxy from your broker or bank in order to attend your meeting of stockholders and vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares FOR approval and adoption of the merger agreement without instructions from you. You should instruct your broker to vote your shares in accordance with the procedures provided by your broker. Without instructions, your shares will not be voted FOR approval and adoption of the merger agreement, which will have the same effect as a vote AGAINST the transaction. Broker non-votes will not have any effect on the outcome of the voting on Palm’s proposal to elect three Class I directors or its proposal to ratify Deloitte & Touche LLP as Palm’s independent public auditors for its fiscal year ending May 28, 2004.

Q:	Do I need to attend the meeting of stockholders in person?

A:	No. You do not need to attend the meeting of stockholders in person in order to have your common stock voted at your meeting of stockholders. Your stock can be voted at your meeting of stockholders without attending the meeting by mailing your completed, dated and signed proxy or voting instruction card in the enclosed return envelope or, if available, by voting by Internet or telephone.

Q:	May I change my vote after I have mailed my signed proxy or voting instruction card or voted by Internet or telephone?

A:

Yes. If you completed a proxy, you may change your vote at any time before your proxy is voted at your meeting of stockholders. You can do this one of three ways. First, you can send a written, dated notice to the Secretary of Palm or Secretary of Handspring, as the case may be, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new later-dated proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or bank to vote your shares by executing a voting instruction card or by Internet or telephone, you must follow directions received from your broker or bank to change your instructions.

Q:	When do you expect the transaction to be completed?

A:	We expect the transaction to be completed in fall 2003. However, we cannot predict the exact timing of the completion of the transaction because the transaction is subject to governmental and regulatory review processes and other conditions.

Q:	Am I entitled to appraisal rights?

A:	No. Neither the holders of Palm common stock nor the holders of Handspring common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the transaction.

Questions and Answers for Palm Stockholders

Q:	What matters are Palm stockholders being asked to approve at the Palm 2003 annual meeting of stockholders?

A:	Palm stockholders are being asked to vote FOR three matters at the Palm 2003 annual meeting of stockholders:

•	approval and adoption of the Agreement and Plan of Reorganization, dated June 4, 2003, by and among Palm, Peace Separation Corporation, a wholly owned subsidiary of Palm, Harmony Acquisition Corporation, a wholly owned subsidiary of Palm, and Handspring, which approval and adoption will also constitute approval of (a) the merger of Peace Separation Corporation with and into Palm, with Palm being the surviving entity, effecting the distribution of PalmSource common stock held by Palm to Palm’s stockholders and (b) the issuance of Palm common stock to Handspring stockholders in the transaction;

•	election of R. Todd Bradley, Michael Homer and Gareth C.C. Chang to serve as Class I directors until the 2006 annual meeting of stockholders; and

•	ratification of Deloitte & Touche LLP as Palm’s independent public auditors for the fiscal year ending May 28, 2004.

In addition, stockholders may be asked to vote upon such other business as may properly come before the Palm 2003 annual meeting or any adjournment or postponement of the Palm 2003 annual meeting.

Q:	What will Palm stockholders receive in the PalmSource distribution?

A:	Holders of Palm common stock will retain their shares of Palm common stock, including the associated preferred stock purchase rights, and be entitled to receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held by each such holder at the completion of the transaction. This ratio is based on the number of shares of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution. Fractional shares of PalmSource common stock will be aggregated for each Palm stockholder and any remaining fractional share will be aggregated with other fractional shares and sold in the public market. Accordingly, Palm stockholders who would otherwise be entitled to receive a fractional share of PalmSource common stock will receive cash for the fractional interest.

Q:	Where will PalmSource’s common stock be traded following the transaction?

A:

PalmSource has applied for listing on the Nasdaq National Market under the symbol “PSRC.” If PalmSource common stock does not trade at $5.00 or above on its first trading day, it may not be eligible to remain trading on the Nasdaq National Market, and instead, it may trade on the Nasdaq SmallCap Market, if it meets certain requirements, or be eligible for quotation on the Over-the-Counter, or OTC, Bulletin Board, or a successor of the OTC Bulletin Board.

Q:	Who will be the directors and executive officers of PalmSource following the PalmSource distribution?

A:	The board of directors of PalmSource will consist of seven members following the transaction: Eric A. Benhamou (who will serve as Chairman of PalmSource’s board of directors and also serve as Chairman of Palm’s board of directors following the transaction), David C. Nagel, Jean-Louis F. Gassée, Satjiv S. Chahil, Robert J. Finocchio, John B. Shoven, Ph.D and Howard Edelstein.

The executive officers of PalmSource following the transaction will consist of: David C. Nagel as President and Chief Executive Officer, Albert J. Wood as Chief Financial Officer and Treasurer, Doreen S. Yochum as Chief Administrative Officer and Secretary, Gabriele R. Schindler as Senior Vice President of Worldwide Marketing, Lamar Potts as Vice President of Worldwide Licensing and Sales, Larry Slotnick as Chief Products Officer and David A. Limp as Senior Vice President of Corporate and Business Development and Chief Strategy Officer.

Q:	What will happen to Palm’s outstanding options and warrants in the transaction?

A:	When the PalmSource distribution is completed, each outstanding option to purchase shares of Palm common stock will continue in effect. Each option will be subject to all of the terms and conditions set forth in the applicable documents evidencing such Palm option immediately prior to the PalmSource distribution, including any repurchase rights or vesting provisions, except that each such option will be adjusted to maintain the same option value immediately before and immediately after the transaction. This adjustment will be accomplished by multiplying the number of shares for which the option is exercisable by a ratio, the numerator of which will be the closing sales price of Palm common stock on the last full day of trading prior to the PalmSource distribution and the denominator of which will be the opening sales price of Palm common stock on the first full day of trading after the PalmSource distribution, and multiplying the exercise price at which such option will be exercisable by the inverse of that ratio. Palm’s board of directors and its compensation committee believe that this adjustment is required by or advisable under the terms of Palm’s stock option plans. Accordingly, on July 1, 2003, Palm’s board of directors amended Palm’s 1999 Stock Plan and 1999 Director Option Plan to reserve additional shares of Palm’s common stock for the sole purpose of effecting such an adjustment. For those employees who are employees of PalmSource, their options will be adjusted as provided above, except that any unvested Palm options will terminate on the effective date of the PalmSource distribution, or distribution date, and such PalmSource employees shall be deemed terminated under their option agreements, giving them a limited number of days to exercise vested options before they expire.

No adjustment will be made to the exercise price per share or the number of shares issuable upon the exercise of Palm’s outstanding warrant, but upon exercise the warrant holder will be entitled to receive the number of shares of PalmSource stock which the warrant holder would have been entitled to receive if the warrant holder had exercised the warrant prior to the transaction.

Q:	How does Palm’s board of directors recommend I vote?

A:	The Palm board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement. The Palm board of directors also unanimously recommends that you vote for the election of R. Todd Bradley, Michael Homer and Gareth C.C. Chang to serve as Class I directors of Palm and the ratification of Deloitte & Touche LLP as independent public auditors for the fiscal year ending May 28, 2004.

Q:	As a PalmSource stockholder, will I be able to trade the PalmSource common stock that I receive in connection with the distribution?

A:	The shares of PalmSource common stock distributed to Palm stockholders in connection with the transaction will be freely tradeable, unless you are an affiliate of PalmSource, in which case you will be required to comply with the applicable restrictions of Rule 144 of the Securities Act of 1933 in order to resell the shares of PalmSource common stock you receive in the transaction.

Q:	Do I need to send in my Palm stock certificates?

A:	No. You will retain your Palm stock certificates in the transaction and therefore you do not need to surrender your Palm stock certificates. You should not send in your Palm stock certificates. You will receive your PalmSource shares in book-entry form through Palm’s transfer agent upon completion of the transaction without taking any action. If you hold your shares through a bank or broker, your bank or broker will place the shares of PalmSource common stock into your account.

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Q:	Will I owe income taxes as a result of the PalmSource distribution?

A:	For U.S. taxpayers, Palm expects that the PalmSource distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code, other than with respect to the cash Palm stockholders may receive instead of a fractional share of PalmSource common stock.

Q:	Where is the Palm 2003 annual meeting of stockholders going to be held?

A:	The Palm 2003 annual meeting of stockholders is going to be held at a.m. on , 2003 at .

Q:	Who can help answer my questions about the transaction, Palm, PalmSource or the Palm 2003 annual meeting of stockholders?

A:	If you would like additional copies of this joint proxy statement/prospectus without charge, or if you have questions about the transaction, Palm or the Palm 2003 annual meeting of stockholders, including the procedures for voting your shares, you should contact:

Palm, Inc.

Attn: Investor Relations

400 N. McCarthy Avenue

M/S 9204

Milpitas, California 95035

Telephone: (408) 503-7200

or Palm’s proxy solicitor,

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

If you have questions about the business of PalmSource, you should contact:

PalmSource, Inc.

Attn: Investor Relations

1240 Crossman Avenue

Sunnyvale, California 94089

Telephone: (408) 400-3000

Questions and Answers for Handspring Stockholders

Q:	What matters are Handspring stockholders being asked to approve at the Handspring special meeting of stockholders?

A:	Handspring stockholders are being asked to vote FOR approval and adoption of the merger agreement, which approval and adoption will also constitute approval of the merger of Harmony Acquisition Corporation, a wholly owned subsidiary of Palm, with and into Handspring, with Handspring being the surviving entity, pursuant to which Handspring will become a wholly owned subsidiary of Palm.

Q:	What will Handspring stockholders receive in the transaction?

A:

Each holder of Handspring common stock will be entitled to receive 0.09 of a share of Palm common stock for each share of Handspring common stock and associated preferred stock purchase right held by such holder at the completion of the transaction. Each share of Palm common stock issued will be issued to Handspring stockholders with the associated Palm preferred stock purchase right. Fractional shares of Palm common stock will be aggregated for each Handspring stockholder and instead of receiving a fractional share of Palm common stock, such Handspring stockholder will receive an amount of cash in lieu of such fractional share determined by multiplying such fraction by the average closing price of a share of Palm common stock on the Nasdaq National Market for the ten consecutive trading days ending on and including the trading day immediately preceding the effective date of the Handspring merger. Handspring stockholders will not receive any shares of PalmSource common stock in the transaction.

Q:	What will happen to Handspring’s outstanding options and warrants in the transaction?

A:	Handspring’s outstanding options and warrants will be assumed by Palm in the merger. Each option and warrant so assumed will thereafter represent an option or warrant to purchase up to a number of shares of Palm common stock equal to 0.09 multiplied by the number of Handspring shares such optionee or warrant holder would be entitled to acquire (whether or not vested) under the applicable option or warrant agreement, rounded down to the nearest whole share. The exercise price per share of the assumed option or warrant will also be adjusted to an amount determined by dividing the exercise price per share of the Handspring option or warrant by 0.09, rounded up to the nearest cent. Handspring options and warrants will continue to have the same terms and conditions (including vesting schedules and option periods) as they had prior to their assumption.

Q:	How does Handspring’s board of directors recommend I vote?

A:	The Handspring board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement.

Q:	Do I need to send in my Handspring stock certificates now?

A:	You should not send in your Handspring stock certificates now. Following the transaction, a letter of transmittal will be sent to Handspring stockholders informing them where to deliver their Handspring stock certificates in order to receive certificates representing Palm common stock and/or cash in lieu of a fractional share of Palm common stock. You should not send in your Handspring common stock certificates prior to receiving this letter of transmittal.

Q:	As a Handspring stockholder, will I be able to trade the Palm common stock that I receive in connection with the transaction?

A:	The shares of Palm common stock issued in connection with the transaction will be freely tradeable, unless you are an affiliate of Handspring or Palm. If you are an affiliate of Handspring, you will be required to comply with the applicable restrictions of Rule 145 of the Securities Act of 1933 in order to resell shares of Palm common stock you receive in the Handspring merger. If you are an affiliate of Palm following the Handspring merger, you will be required to comply with the applicable restriction of Rule 144 of the Securities Act of 1933 in order to resell the shares of Palm common stock you receive in the Handspring merger. You will be notified if you are an affiliate of either company.

Q:	How will the transaction affect my participation in the Handspring employee stock purchase plan?

A:

Handspring will terminate the Handspring employee stock purchase plan before the transaction is completed, and any purchase period then in effect will be shortened. Handspring will make adjustments under the Handspring employee stock purchase plan to reflect the shortened purchase period. Outstanding shares purchased during the shortened offering period will be converted into 0.09 shares of Palm common stock as described above. Following the transaction, former Handspring employees who become Palm employees will become eligible to participate in Palm’s employee stock purchase plan.

Q:	Will I owe income taxes as a result of the transaction?

A:	For U.S. taxpayers, we expect that the Handspring merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code other than with respect to cash Handspring stockholders may receive instead of a fractional share of Palm common stock.

Q:	Where is the Handspring special meeting of stockholders going to be held?

A:	The Handspring special meeting of stockholders is going to be held at a.m. on , 2003 at .

Q:	Who can help answer my questions about the transaction, Handspring or the Handspring special meeting of stockholders?

A:	If you would like additional copies of this joint proxy statement/prospectus without charge, or if you have questions about the transaction, Handspring or the Handspring special meeting of stockholders, including the procedures for voting your shares, you should contact:

Handspring, Inc.

Attn: Investor Relations

189 Bernardo Avenue

Mountain View, California 94043

Telephone: (650) 230-5000

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully the entire joint proxy statement/prospectus, including the annexes, and the documents we refer to in this joint proxy statement/prospectus. See “Where You Can Find More Information” in this joint proxy statement/prospectus.

Forward-Looking Information

This joint proxy statement/prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact are forward looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. For example, in this joint proxy statement/prospectus these forward-looking statements, include, among others, statements regarding: the combined company’s ability to compete in the handheld computing and smartphone market; the timing of the consummation of the transaction; the management and board composition of Palm following the merger; the ability of the transaction to increase shareholder value; the attraction of additional PalmSource licensees as a result of the PalmSource distribution; Palm’s future technologies and growth and trends relating to such technologies; employees and employee response to the PalmSource distribution; Palm’s and PalmSource’s increased access to capital markets; growth and growth opportunities available to PalmSource and the combined company; the expectation of greater revenue opportunities, operating efficiencies, cost savings and other synergies as a result of the merger; the relocation of Handspring employees to Palm’s Milpitas headquarters; the strength of distribution channels and the product portfolio of the combined company; the integration of the Handspring management team and employees with the Palm management team and employees; future financial results of PalmSource, Palm, Handspring and the combined company; current and future litigation; the ability of the Palm Solutions Group to realize its objectives of growing the market, maintaining industry leadership and achieving consistent profitability and Palm’s existing and future products.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements. For a detailed discussion of these risks and uncertainties, see “Risk Factors” in this joint proxy statement/prospectus. You should consider carefully the statements set forth in “Risk Factors” and other sections of this joint proxy statement/prospectus, and any accompanying prospectus supplement, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Palm or Handspring, or to persons acting on Palm’s or Handspring’s behalf, are expressly qualified in their entirety by the applicable cautionary statements. Neither Palm nor Handspring undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this joint proxy statement/prospectus.

The Transaction (see page 54)

Palm, Peace Separation Corporation, Harmony Acquisition Corporation and Handspring have entered into the merger agreement to conduct the transaction described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. The merger agreement provides for a transaction with two components, the PalmSource distribution and the Handspring merger.

PalmSource Distribution. Pursuant to the merger agreement, Palm will first distribute the shares of PalmSource common stock held by Palm to Palm’s existing stockholders. The distribution will be effected by means of a merger. Pursuant to the merger agreement, Peace Separation Corporation, a wholly owned subsidiary of Palm, will merge with and into Palm. Palm will be the surviving corporation in this merger. In this merger, each share of Palm common stock outstanding as of the effective time of this merger will remain outstanding and will also be entitled to receive a number of shares of PalmSource common stock such that Palm will have distributed to Palm stockholders all of the PalmSource common stock Palm owns. Fractional shares of PalmSource common stock will be aggregated for each Palm stockholder and any remaining fractional share will be sold in the public market. Accordingly, stockholders who would otherwise be entitled to receive a fractional share of PalmSource common stock after aggregating all such fractional shares into whole shares will receive cash for the fractional interest. Cash amounts received for such fractional share may be taxable to stockholders. Based on shares of Palm common stock outstanding on May 31, 2003, Palm stockholders will receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held. This ratio is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution. Handspring stockholders will not receive PalmSource common stock in the transaction.

Handspring Merger. Following the PalmSource distribution, Palm, which will consist of its Solutions Group business, will acquire Handspring through a merger transaction. Palm’s wholly owned subsidiary, Harmony Acquisition Corporation, will merge with and into Handspring. Handspring will be the surviving corporation in this merger and will thereafter be a wholly owned subsidiary of Palm. In this merger, each share of Handspring common stock, together with its associated preferred stock purchase right, will be converted into the right to receive 0.09 shares of Palm common stock. Palm shares will be issued to Handspring stockholders with their associated preferred stock purchase rights. No fractional shares of Palm common stock will be issued in the Handspring merger. In lieu of receiving a fractional share of Palm common stock and after aggregating all fractional shares of Palm common stock to which a holder would otherwise be entitled, each holder will receive an amount of cash equal to the product obtained by multiplying such remaining fraction by the average closing price of Palm common stock for the ten consecutive trading days ending on, and including, the trading day immediately prior to the Handspring merger.

The Companies

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Telephone: (408) 503-7000

Founded in 1992 and reincorporated under the laws of Delaware in December 1999, Palm is the leading global provider of handheld computing devices and operating systems for handheld devices. Palm currently consists of two operating segments: PalmSource, Inc., a majority owned subsidiary of Palm, and the Solutions Group. PalmSource is a leading developer and licensor of enabling software for mobile information devices. PalmSource’s software solution consists of operating system software, personal information management software and software development tools. Palm’s Solutions Group develops, markets and sells handheld computing devices, add-ons and accessories as well as related services and software, targeting consumer, enterprise, education and government users. Since Palm introduced its first handheld computer in 1996, it has shipped over 22 million handheld devices worldwide as of May 31, 2003. Following the transaction, Palm will consist of its Solutions Group business and the Handspring business.

Palm’s web site address is www.palm.com. The information on Palm’s website is not a part of this joint proxy statement/prospectus.

Handspring, Inc.

189 Bernardo Avenue

Mountain View, California 94043

Telephone: (650) 230-5000

Founded in July 1998 and reincorporated under the laws of Delaware in May 2000, Handspring is a leading provider of handheld computing and communications devices, also called smartphones and communicators. Shipments of Handspring’s first Visor handheld organizers began in October 1999. In its fourth quarter of fiscal 2001, Handspring began to shift its strategic focus to the potentially high growth market for integrated devices offering voice, data, email and personal information management capabilities in a single device.

Handspring’s web site address is www.handspring.com. The information on Handspring’s web site is not part of this joint proxy statement/prospectus.

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Telephone: (408) 400-3000

Incorporated under the laws of Delaware in December 2001, PalmSource develops, markets and supports a leading software platform for mobile information devices. PalmSource licenses the Palm operating system, or Palm OS, and software development tools that mobile information device manufacturers use to develop products from PalmSource’s platform as well as personal information management, web-browser and e-mail applications. PalmSource enables manufacturers to rapidly and efficiently create powerful, innovative and easy-to-use mobile information devices. PalmSource licenses its products to leading device manufacturers, including Garmin, Handspring, Kyocera, Legend, Palm, Samsung and Sony.

PalmSource’s web site address is www.palmsource.com. The information on PalmSource’s web site is not a part of this joint proxy statement prospectus.

Peace Separation Corporation

400 N. McCarthy Blvd.

Milpitas, California 95035

Telephone: (408) 503-7000

Incorporated under the laws of Delaware in May 2003, Peace Separation Corporation is a direct wholly owned subsidiary of Palm and was incorporated for the sole purpose of merging with and into Palm to effect the distribution of the PalmSource common stock held by Palm to Palm’s stockholders. Peace Separation Corporation does not have any operations.

Harmony Acquisition Corporation

400 N. McCarthy Blvd.

Milpitas, California 95035

Telephone: (408) 503-7000

Incorporated under the laws of Delaware in May 2003, Harmony Acquisition Corporation is a direct wholly owned subsidiary of Palm and was incorporated for the sole purpose of merging with and into Handspring to effect the Handspring merger. Harmony Acquisition Corporation does not have any operations.

Risk Factors (see page 25)

The “Risk Factors” beginning on page     , in addition to the risk factors relating to PalmSource beginning on page      in Annex A, should be considered carefully by Palm stockholders and Handspring stockholders in evaluating whether to approve and adopt the merger agreement. These risk factors should be considered along with any additional risk factors in the periodic reports of Palm and Handspring filed with the Securities and Exchange Commission and any other information included in this joint proxy statement/prospectus.

Reasons for the Transaction (see page 64)

Reasons for the PalmSource Distribution

Palm and PalmSource believe that Palm stockholders will realize benefits from the complete separation of the two companies as a result of the distribution of the shares of PalmSource held by Palm to Palm’s stockholders, including the following:

•	potential to increase the number of licensees for Palm OS;

•	increased competitiveness of the Palm OS, benefiting both Palm and PalmSource;

•	increased speed and responsiveness to technology change and customer needs for both Palm and PalmSource;

•	greater opportunity for management teams and employees of both Palm and PalmSource to focus on their respective businesses and strategic opportunities;

•	aligned employee incentives and greater accountability for both Palm and PalmSource management and employees; and

•	direct access to capital markets for both businesses.

Reasons for the Handspring Merger

Palm and Handspring believe that the combination of Palm and Handspring will form a stronger market leader in mobile computing and communications. Palm and Handspring believe the potential benefits of the Handspring merger include the ability to:

•	take better advantage of future growth opportunities through increased scale and improved operational efficiency;

•	deliver a broad portfolio of mobile products from traditional and multimedia handhelds to wireless handhelds and smartphones;

•	add Palm’s strong brand and distribution channels to Handspring’s highly regarded Treo product line and wireless telecommunications carrier relationships; and

•	enhance the Palm management team and board of directors.

Recommendation of the Palm Board of Directors (see page 66)

After careful consideration, Palm’s board of directors has unanimously determined that the transaction is advisable and that it is fair to, and in the best interests of, Palm and its stockholders, and has unanimously approved the merger agreement. Palm’s board of directors unanimously recommends that Palm’s stockholders vote FOR approval and adoption of the merger agreement. Approval of the merger agreement by Palm’s stockholders will also constitute approval of a merger of Peace Separation Corporation and Palm effecting the

PalmSource distribution and approval of the issuance of Palm common stock to Handspring’s stockholders in the transaction.

Among other things considered by Palm’s board of directors in making this recommendation, Palm’s board of directors requested and considered the written opinion of Morgan Stanley described below that addresses the fairness to Palm, from a financial point of view, of the exchange ratio of 0.09 pursuant to the merger agreement.

Palm’s board of directors also unanimously recommends that you vote FOR the election of R. Todd Bradley, Michael Homer and Gareth C.C. Chang to serve as Class I directors of Palm and the ratification of Deloitte & Touche LLP as independent public auditors for the fiscal year ending May 28, 2004.

Opinion of Palm Financial Advisor Regarding the Handspring Merger (see page 68)

On June 3, 2003, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to Palm’s board of directors, to the effect that, as of that date and subject to and based upon the assumptions and other considerations set forth in its written opinion, the exchange ratio of 0.09 pursuant to the merger agreement was fair to Palm, from a financial point of view. Morgan Stanley provided its opinion for the information and assistance of Palm’s board of directors in connection with the board’s consideration of the Handspring merger. The Morgan Stanley opinion does not constitute a recommendation as to how any Palm stockholder should vote with respect to the proposal to approve and adopt the merger agreement or any matter.

The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion is attached to this joint proxy statement/prospectus as Annex C. Palm recommends that Palm stockholders read the opinion carefully and in its entirety. Palm stockholders should carefully consider the summary of Morgan Stanley’s analysis in this joint proxy statement/prospectus.

Recommendation of the Handspring Board of Directors (see page 75)

After careful consideration, Handspring’s board of directors has unanimously determined that the Handspring merger is advisable and that it is fair to, and in the best interests of, Handspring and its stockholders, and has unanimously approved the merger agreement. Handspring’s board of directors unanimously recommends that Handspring’s stockholders vote FOR approval and adoption of the merger agreement.

Among other things considered by Handspring’s board of directors in making this recommendation, Handspring’s board of directors requested and considered the written opinion of Credit Suisse First Boston LLC described below regarding the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio in the Handspring merger to holders of Handspring common stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders.

Opinion of Handspring Financial Advisor Regarding the Handspring Merger (see page 77)

On June 3, 2003, Credit Suisse First Boston LLC delivered its oral opinion to Handspring’s board of directors, subsequently confirmed in writing as of June 4, 2003, that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio for Handspring shares provided for in the merger agreement is fair, from a financial point of view, to holders of Handspring common stock other than such holders who are both directors and officers of Handspring or affiliates of such holders. Credit Suisse First Boston provided its opinion for the information and assistance of Handspring’s board of directors in connection with the board of directors’ consideration of the Handspring merger. The Credit Suisse

First Boston opinion is not a recommendation as to how any Handspring stockholder should vote with respect to the proposal to approve and adopt the merger agreement.

The full text of the written opinion of Credit Suisse First Boston, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex D. Handspring stockholders are urged to read the opinion carefully and in its entirety. Handspring stockholders should carefully consider the discussion of Credit Suisse First Boston’s analysis in this joint proxy statement/prospectus.

Interests of Certain Persons in the Handspring Merger (see page 87)

Some of the directors and executive officers of Palm and Handspring have personal interests in the Handspring merger that are different from the interests of other Palm and Handspring stockholders.

Interests of Directors and Executive Officers of Palm in the Handspring Merger

In considering Palm’s board of directors’ recommendation that you, as a Palm stockholder, vote to approve and adopt the merger agreement, you should be aware that some of Palm’s executive officers and directors have interests in the transaction that are different from, or in addition to, your interests as a Palm stockholder. These interests include, among other things, the following:

•	the exercise price and number of shares of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm will be adjusted in the same manner as other employee stock options upon the PalmSource distribution. As a result, the number of shares of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm may increase and the exercise price per share of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm may decrease. See “The Merger Agreement—Treatment of Awards Outstanding Under Stock Plans and Outstanding Warrants;”

•	all non-employee directors of PalmSource, including Mr. Benhamou, have been promised an option within 30 days of the PalmSource distribution, to acquire up to 30,000 shares of PalmSource common stock at an exercise price per share equal to the fair market value of PalmSource common stock on the date of grant;

•	R. Todd Bradley, one of Palm’s directors, will become the new Chief Executive Officer of the combined company, Dr. David C. Nagel will remain the Chief Executive Officer of PalmSource, which will become a publicly traded company, and Eric Benhamou, Palm’s current Chairman of the Board and interim Chief Executive Officer, will resign as interim Chief Executive Officer;

•	the vesting schedule of options to acquire 60,000 shares of Palm common stock held by Mr. Benhamou will accelerate upon the PalmSource distribution, after which, all 60,000 shares will be immediately exercisable by Mr. Benhamou; and

•	Mr. Benhamou has been promised an option to acquire 5,000 shares of Palm common stock with an exercise price equal to the fair market value on the date of grant following completion of the PalmSource distribution.

As a result, certain executive officers and directors of Palm may be more likely to vote to approve and adopt the merger agreement than Palm’s stockholders generally.

Interests of Directors and Executive Officers of Handspring in the Handspring Merger

In considering Handspring’s board of directors’ recommendation that you, as a Handspring stockholder, vote to approve and adopt the merger agreement and to approve the Handspring merger, you should be aware that some of Handspring’s executive officers and directors have interests in the Handspring merger that are different from, or in addition to, your interests as a Handspring stockholder. These interests include, among other things, the following:

•	the Handspring stock options held by each of Handspring’s non-employee directors will be assumed by Palm in the Handspring merger and will become fully accelerated and exercisable, in accordance with their terms, for shares of Palm common stock upon the closing of the Handspring merger;

•	the Handspring stock option held by William R. Slakey, Handspring’s Chief Financial Officer, will be assumed by Palm in the Handspring merger and will accelerate and become exercisable as to 25% of the unvested shares subject to such option, in accordance with its terms, for shares of Palm common stock upon the closing of the Handspring merger;

•	certain employees, including executive officers, of Handspring may be eligible to receive specified benefits under Handspring’s retention and severance plan, including cash severance payments, acceleration of their unvested equity awards and continuation of health coverage, to induce them to remain employed during the pendency of the Handspring merger;

•	certain executive officers of Handspring have agreed to employment arrangements with Palm that will become effective upon the completion of the Handspring merger. In particular, Edward T. Colligan, Handspring’s President and Chief Operating Officer, will become Palm’s Senior Vice President and General Manager for the Wireless Business Unit; Jeffrey C. Hawkins, Handspring’s Chief Product Officer and Chairman of Handspring’s board of directors, will become Palm’s Chief Technology Officer and will serve in this capacity on a part-time basis as he did in his capacity as Chief Product Officer of Handspring; Celeste S. Baranski, Handspring’s Vice President of Engineering, will become a Palm Vice President, Engineering; John Hartnett, Handspring’s Vice President of Customer Relations and Operations, will become a Palm Vice President, Global Operations; Joseph L. Sipher, Handspring’s Vice President of Product Marketing, will become a Palm Vice President, Product Management; and Gregory S. Woock, Handspring’s Vice President of Worldwide Sales, will become Palm’s Vice President, Carrier Sales. Other executive officers may otherwise be employed by Palm following the merger;

•	Donna L. Dubinsky, Handspring’s Chief Executive Officer and a director of Handspring, and L. John Doerr and Bruce W. Dunlevie, both also members of Handspring’s board of directors, will become members of Palm’s board of directors upon the consummation of the Handspring merger; and

•	directors and executive officers of Handspring have customary rights to continued indemnification against specified liabilities, each has an indemnification agreement with Handspring that must be maintained by Palm and Palm is required to maintain directors’ and officers’ liability insurance for them.

As a result, certain executive officers and directors of Handspring may be more likely to vote to approve and adopt the merger agreement and to approve the Handspring merger than Handspring’s stockholders generally.

Security Ownership of Certain Beneficial Owners Directors and Management of Palm and Handspring (see pages 47 and 51)

At the close of business on the record date for the Palm annual meeting, directors and executive officers of Palm and their affiliates beneficially owned and were entitled to vote approximately     % of the          shares of Palm common stock outstanding on that date. The directors and certain executive officers of Palm have agreed to vote all of their Palm shares, representing less than 1% of the outstanding Palm common stock on May 28, 2003, in favor of approving and adopting the merger agreement. Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of Palm common stock.

At the close of business on the record date for the Handspring special meeting, directors and executive officers of Handspring and their affiliates beneficially owned and were entitled to vote approximately     % of the      shares of Handspring common stock outstanding on that date. Certain directors and executive officers of Handspring have agreed to vote Handspring shares representing approximately 37.5% of the outstanding Handspring common stock on May 28, 2003 in favor of approving and adopting the merger agreement. Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of Handspring common stock.

Conditions to the Completion of the Transaction (see page 110)

Several conditions must be satisfied or waived before we complete the transaction, including those summarized below:

•	receipt of required approvals from Palm stockholders and Handspring stockholders;

•	absence of any law, regulation or order making the transaction illegal or otherwise prohibiting the transaction;

•	receipt of antitrust approvals under the Hart-Scott-Rodino Act and receipt of all other material foreign antitrust approvals;

•	absence of any orders or proceedings (1) prohibiting or seeking to prohibit the transaction, (2) limiting, or seeking to limit, Palm’s ownership of Handspring or (3) seeking to compel divestiture of assets or other remedies, that, in each case, are material to Palm;

•	receipt of opinions by Palm and Handspring from their respective tax counsel that the Handspring merger will qualify as a “reorganization” under the Internal Revenue Code;

•	accuracy of each party’s respective representations and warranties in the merger agreement, except as would not have a material adverse effect;

•	compliance in all material respects by each party with its covenants in the merger agreement;

•	absence of a material adverse effect on Palm or Handspring, respectively, from June 4, 2003 to the completion of the merger;

•	authorization for listing on the Nasdaq National Market of the shares of PalmSource common stock to be distributed by Palm to Palm’s stockholders;

•	Palm shall have taken all action necessary such that Donna L. Dubinsky, Bruce W. Dunlevie and L. John Doerr, or if they are not available, specified replacements, become directors of Palm immediately following the completion of the Handspring merger;

•	continued acceptance of employment offers from Palm by certain key employees of Handspring identified by Palm and by 80% of certain other employees of Handspring identified by Palm;

•	receipt of certain third party consents, permits and approvals identified by Palm, and certain events related to a Handspring real property lease shall have taken place;

•	authorization for listing on the Nasdaq National Market of the shares of Palm common stock to be issued in the Handspring merger; and

•	absence of any change in law under which the distribution of PalmSource common stock by Palm to Palm’s stockholders would fail to qualify as a tax-free distribution under the Internal Revenue Code.

Prohibitions on the Solicitation of Other Offers (see page 104)

The merger agreement contains detailed provisions that prohibit each of Palm and Handspring, and their respective subsidiaries, officers and directors from taking any action to solicit or engage in discussions or negotiations with, to furnish any nonpublic information to, or to enter into any agreement or commitment with any third party with respect to an acquisition proposal as defined in the merger agreement. Notwithstanding the prohibitions contained in the merger agreement, if either of Palm or Handspring receives an unsolicited written acquisition proposal that its board of directors concludes in good faith, following the receipt of the advice of its outside legal counsel and its financial advisor, satisfies, or is reasonably likely to satisfy, certain criteria specified in the merger agreement, then the party receiving such offer may furnish nonpublic information to, and engage in negotiations with, the third party making the acquisition proposal, if its board of directors concludes in good faith, following the receipt of advice of its outside legal counsel, that failure to do so would result in a breach of its fiduciary obligations under applicable law.

Termination of the Merger Agreement by Palm and Handspring under Specified Circumstances  (see page 112)

Under certain circumstances specified in the merger agreement, either Palm or Handspring may terminate the merger agreement at any time prior to the completion of the Handspring merger. These circumstances include:

•	by mutual written consent of Palm and Handspring;

•	if the transaction has not been completed by January 31, 2004 (which date will be extended to April 30, 2004 if the transaction has not been completed as a result of a failure to obtain required antitrust approvals, the existence of a governmental regulation or order making the completion of the transaction illegal or otherwise prohibited, or the existence of a pending or threatened suit by any government entity seeking to challenge or prohibit the transaction or requiring Palm or Handspring to effect certain actions);

•	if there is any order of a court or other action or inaction of any governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the transaction, which is final and nonappealable;

•	if the required approval of the stockholders of Palm or Handspring is not obtained, other than as a result of an action or failure to act by the terminating party that constitutes a material breach of the merger agreement;

•	if Palm or Handspring takes or fails to take any of the actions described in the merger agreement as triggering events with respect to such party;

•	upon a breach of any representation, warranty, covenant or agreement on the part of Palm or Handspring in the merger agreement or if any representation or warranty of such party has become untrue so that the condition to completion of the merger regarding such party’s representations and warranties or covenants would not be met; or

•	if there is a material adverse effect on the other party since June 4, 2003.

Payment of a Termination Fee under Specified Circumstances (see page 114)

Each of Palm and Handspring have agreed to pay to the other a termination fee of up to $4,500,000 if the merger agreement is terminated under certain specified circumstances.

Treatment of Awards Outstanding under Stock Plans and Outstanding Warrants (see page 107)

Outstanding Palm Options and Outstanding Palm Warrants

When the PalmSource distribution is completed, each outstanding option to purchase shares of Palm common stock will continue in effect. Each option will be subject to all of the terms and conditions set forth in the applicable documents evidencing such Palm option immediately prior to the PalmSource distribution, including any repurchase rights or vesting provisions, except that each such option will be adjusted to maintain the same option value immediately before and immediately after the transaction. This adjustment will be accomplished by multiplying the number of shares for which the option is exercisable by a ratio, the numerator of which will be the closing sales price of Palm common stock on the last full day of trading prior to the PalmSource distribution and the denominator of which will be the opening sales price of Palm common stock on the first full day of trading after the PalmSource distribution, and multiplying the exercise price at which such option will be exercisable by the inverse of that ratio. Palm’s board of directors and its compensation committee believe that this adjustment is required by or advisable under the terms of Palm’s stock option plans. Accordingly, on July 1, 2003, Palm’s board of directors amended Palm’s 1999 Stock Plan and 1999 Director Option Plan to reserve additional shares of Palm’s common stock for the sole purpose of effecting such an adjustment. For those employees who are employees of PalmSource, their options will be adjusted as provided above, except that any unvested Palm options will terminate on the distribution date and such PalmSource employees shall be deemed terminated under their option agreements, giving them a limited number of days to exercise vested options before they expire.

Outstanding Handspring Options and Outstanding Handspring Warrants

Handspring’s outstanding options and warrants will be assumed by Palm in the Handspring merger. Each option and warrant so assumed will thereafter represent an option or warrant to purchase up to a number of shares of Palm common stock equal to 0.09 multiplied by the number of Handspring shares such optionee or warrant holder would be entitled to acquire under the applicable option or warrant agreement, rounded down to the nearest whole share. The exercise price per share of the assumed option or warrant will also be adjusted to an amount determined by dividing the exercise price per share of the Handspring option or warrant by 0.09, rounded up to the nearest cent. The Handspring options and warrants will otherwise continue to have the same terms and conditions (including vesting schedules and option periods) as they had prior to their assumption.

No adjustment will be made to the exercise price per share on the number of shares issuable upon the exercise of Palm’s outstanding warrant, but upon exercise the warrant holder will be entitled to receive the number of shares of PalmSource stock which the warrant holder would have been entitled to receive if the warrant holder had exercised the warrant prior to the transaction.

Loan Agreement between Palm and Handspring (see page 118)

Palm and Handspring have entered into a loan agreement pursuant to which Palm will provide up to an aggregate of $20 million in term loans to Handspring. The term loans will be secured by a first priority security interest against substantially all of the assets and property of Handspring. Interest will accrue on the term loans at an annual interest rate equal to the prime rate plus 3% and be payable at the end of each calendar quarter. The term loans will mature upon the earliest of:

•	the execution of an agreement (other than the merger agreement), the consummation of which would constitute a change of control of Handspring pursuant to the terms of the loan agreement;

•	if a maturity event of extension, as defined in the loan agreement, occurs, then the term loans will mature nine months from the termination of the merger agreement;

•	if a maturity event of extension has not occurred, then the term loans will mature two business days following the date of termination of the merger agreement; and

•	the occurrence of an event of default pursuant to the terms of the loan agreement.

Handspring may prepay the term loans at any time without penalty or premium. Handspring is required to prepay the term loans under certain circumstances. Handspring must meet certain conditions in order to borrow under the term loans.

The loan agreement contains customary events of default for a credit facility of this type, including, among others, failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and insolvency defaults, unsatisfied judgment defaults, and ERISA defaults.

The PalmSource Separation (see page 120)

Palm and PalmSource entered into certain agreements effective as of December 2001 to generally provide for the assignment by Palm of assets, and the assumption by PalmSource of liabilities, related to the Palm OS business. In June 2003, Palm and PalmSource entered into additional agreements, some of which amended or amended and restated separation agreements previously entered into by the parties and others further allocated assets and liabilities between Palm and PalmSource in light of circumstances existing at that time.

Relationship between Palm and PalmSource Following the Transaction (see page 120)

Palm and PalmSource will be independent publicly-traded companies following the transaction. However, Palm and PalmSource have entered into a number of agreements that provide for a continuing business relationship between them, including a software license agreement between them under which Palm will continue to be a licensee of the Palm OS and agreements with Palm Trademark Holding Company, LLC under which Palm and PalmSource will both continue to use certain Palm-related trademarks and domain names.

Material U.S. Federal Income Tax Consequences of the Transaction (see page 93)

In general, Palm stockholders will not recognize gain or loss for United States federal income tax purposes, except with respect to cash received instead of fractional shares, as a result of the receipt of PalmSource shares in the distribution. Palm has received a private letter ruling from the Internal Revenue Service, or IRS, to the effect that the PalmSource distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code. This ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, neither Palm nor PalmSource is aware of any material change in the facts and circumstances of the PalmSource distribution that would call into question the validity of the ruling.

In general, Handspring stockholders will not recognize gain or loss for United States federal income tax purposes, except with respect to cash received instead of fractional shares as a result of the receipt of Palm shares in the combination of Palm and Handspring in a merger transaction. It is a condition to the Handspring merger that Palm and Handspring receive legal opinions from their respective tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Accounting Treatment (see page 93)

Following the PalmSource distribution, the operations of PalmSource will be accounted for by Palm as a discontinued operation. The Handspring merger will be accounted for by Palm as a “purchase” for financial accounting purposes.

Regulatory Approvals (see page 93)

The Handspring merger is subject to antitrust laws. Palm and Handspring are required to make filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 with the United States Department of Justice and the United States Federal Trade Commission. Palm and Handspring are not permitted to complete the Handspring merger until the applicable waiting period under the Hart-Scott-Rodino Act has expired or been terminated. Palm and Handspring are also required to make other applicable foreign antitrust filings and may not complete the Handspring merger until all material foreign antitrust approvals have been obtained. In addition, the reviewing agencies or governments, states or private persons may challenge the Handspring merger at any time before or after its completion. Palm and Handspring have not yet obtained any of the governmental or regulatory approvals required to complete the Handspring merger.

Nasdaq Listing (see pages 93-95)

It is a condition to the transaction that the Palm common stock issued to Handspring stockholders and the PalmSource common stock distributed to Palm stockholders be approved for listing on the Nasdaq National Market. Palm has agreed to use all reasonable efforts to authorize for listing these shares on the Nasdaq National Market.

Appraisal Rights (see page 96)

The Delaware General Corporation Law does not provide appraisal rights to holders of Palm common stock or Handspring common stock in connection with the transaction.

PALM, INC.

SUMMARY SELECTED HISTORICAL CONDENSED

CONSOLIDATED FINANCIAL DATA

The tables below present summary selected historical condensed consolidated financial data of Palm. The information set forth below should be read in conjunction with the consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Palm’s annual report on Form 10-K for the fiscal year ended May 31, 2002 and Palm’s quarterly report on Form 10-Q filed for the nine-month period ended February 28, 2003, which are incorporated by reference into this joint proxy statement/prospectus.

The consolidated statements of operations data for each of the three years in the period ended May 31, 2002 and the consolidated balance sheet data as of May 31, 2001 and 2002 have been derived from Palm’s audited consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus, and have been audited by Deloitte & Touche LLP, independent auditors, whose report is also incorporated by reference into this joint proxy statement/prospectus. The condensed consolidated statement of operations data for each of the two years in the period ended May 31, 1999 and the condensed consolidated balance sheet data as of May 31, 1998, 1999 and 2000 have been derived from Palm’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. On February 26, 2000, Palm legally separated from 3Com Corporation. Through the date of its separation from 3Com, Palm’s costs and expenses included allocations of certain 3Com corporate services and infrastructure costs. After its separation from 3Com, Palm’s costs and expenses included amounts paid to 3Com for certain leased facilities and transitional services. On October 15, 2002, Palm effected a one-for-twenty reverse stock split of its common stock. All per share amounts reflect the retroactive effects of this reverse stock split. Certain reclassifications have been made to prior periods to conform to the current period presentation. Such reclassifications had no effect on net income (loss) or net income (loss) per share.

The condensed consolidated statement of operations data for the nine months ended February 28, 2002 and 2003 and the condensed consolidated balance sheet data as of February 28, 2003 have been derived from unaudited condensed consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of Palm’s financial position and results of operations for these periods.

The historical financial information may not be indicative of Palm’s future performance.

PALM, INC.

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

	Years Ended May 31,(1)					Nine Months Ended February 28,(1)
	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)
Consolidated Statements of Operations Data:(3)
Revenues	$272,137	$563,525	$1,057,597	$1,559,312	$1,030,831	$797,548	$646,188
Costs and operating expenses:
Cost of revenues	158,127	315,607	612,278	1,060,878	745,525	593,942	439,349
Cost of revenues—charge (benefit) for special excess inventory and related costs	—	—	—	268,930	(101,844)	(86,415)	—
Sales and marketing	70,765	127,756	236,734	337,275	237,225	183,403	136,947
Research and development	21,485	45,161	73,272	159,050	141,698	111,503	83,217
General and administrative	15,299	23,692	50,916	87,842	56,444	42,508	37,260
Amortization of goodwill and intangible assets*	—	845	3,378	37,321	12,531	9,184	5,648
Separation costs	—	—	19,570	5,468	1,542	376	5,508
Impairment charges	—	—	—	106,669	—	—	102,540
Restructuring charges	—	—	—	60,888	46,553	25,988	37,520
Purchased in-process technology	—	2,125	—	1,063	—	—	—

Total costs and operating expenses	265,676	515,186	996,148	2,125,384	1,139,674	880,489	847,989
Operating income (loss)	6,461	48,339	61,449	(566,072)	(108,843)	(82,941)	(201,801)
Interest and other income (expense), net	(56)	(223)	16,364	41,881	938	2,513	(2,350)

Income (loss) before income taxes	6,405	48,116	77,813	(524,191)	(107,905)	(80,428)	(204,151)
Income tax provision (benefit)	2,234	18,488	31,903	(167,715)	(25,737)	(25,737)	223,410

Net income (loss)	$4,171	$29,628	$45,910	$(356,476)	$(82,168)	$(54,691)	$(427,561)

Net income (loss) per share:(2)
Basic	$0.16	$1.11	$1.70	$(12.59)	$(2.87)	$(1.92)	$(14.73)
Diluted	$0.16	$1.11	$1.70	$(12.59)	$(2.87)	$(1.92)	$(14.73)
Shares used in computing net income (loss) per share:(2)
Basic	26,600	26,600	26,987	28,307	28,640	28,541	29,032
Diluted	26,600	26,600	26,993	28,307	28,640	28,541	29,032
*Amortization of goodwill and intangible assets:
Cost of revenues	$—	$338	$1,350	$4,135	$6,306	$4,543	$4,841
Sales and marketing	—	127	506	556	11	11	—
Research and development	—	373	1,494	32,610	6,137	4,586	708
General and administrative	—	7	28	20	77	44	99

Total amortization of goodwill and intangible assets	$—	$845	$3,378	$37,321	$12,531	$9,184	$5,648

	As of May 31,(1)					As of February 28, 2003(1)
	1998	1999	2000	2001	2002
						(Unaudited)
Condensed Consolidated Balance Sheet Data:(3)
Cash and cash equivalents	$—	$478	$1,062,128	$513,769	$278,547	$259,407
Short-term investments	—	—	—	—	17,970	5,063
Working capital	53,354	12,682	1,012,476	350,668	245,181	136,329
Total assets	115,359	152,247	1,282,676	1,297,251	989,096	604,657
Payable to 3Com Corporation	15,617	40,509	18,374	—	—	—
Long-term convertible debt	—	—	—	—	50,000	50,000
Minority interests in consolidated subsidiary	—	—	—	—	—	20,000
Total stockholders’ equity	65,675	34,018	1,029,188	734,152	690,848	266,756

(1)	Palm has a fiscal year that ends on the Friday nearest May 31 and a third fiscal quarter that ends on the Friday nearest February 28. Fiscal years 1998, 1999, 2001 and 2002 each contained 52 weeks, whereas fiscal year 2000 contained 53 weeks. For presentation purposes, the consolidated financial statements refer to the calendar month end.
(2)	On October 15, 2002, Palm effected a one-for-twenty reverse stock split. All per share amounts reflect the retroactive effects of this reverse stock split.
(3)	Certain prior period balances have been reclassified to conform with the current period presentation. These reclassifications had no impact on previously reported net income (loss).

HANDSPRING, INC.

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The tables below present summary selected historical condensed consolidated financial data of Handspring. The information set forth below should be read in conjunction with the consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Handspring’s annual report on Form 10-K, as amended by Form 10-K/A for the fiscal year ended June 30, 2002 and Handspring’s quarterly report on Form 10-Q filed for the nine month period ended March 31, 2003, which are incorporated by reference into this joint proxy statement/prospectus.

The condensed consolidated statement of operations data for each of the three years in the period ended June 30, 2002 and the condensed consolidated balance sheet data as of June 30, 2001 and 2002 have been derived from Handspring’s audited consolidated financial statements, incorporated by reference into this joint proxy statement/prospectus, and have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is also incorporated by reference into this joint proxy statement/prospectus. The condensed consolidated statement of operations data for the period from July 29, 1998 (the date of inception) to June 30, 1999 and the condensed consolidated balance sheet data as of June 30, 1999 and 2000 have been derived from Handspring’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. Certain reclassifications have been made to prior periods to conform to the current period presentation. Such reclassifications had no effect on net loss or net loss per share.

The condensed consolidated statement of operations data for the nine months ended March 31, 2002 and 2003 and the condensed consolidated balance sheet data as of March 31, 2003 have been derived from unaudited condensed consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of Handspring’s financial position and results of operations for these periods.

The historical financial information may not be indicative of Handspring’s future performance.

HANDSPRING, INC.

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	Period from July 29, 1998 (date of inception) to June 30, 1999	Years Ended June 30,(1)			Nine Months Ended March 31,(1)
		2000	2001	2002	2002	2003
					(Unaudited)
Consolidated Statements of Operations Data:(2)
Revenues	$—	$101,937	$370,943	$240,651	$191,641	$132,793
Costs and operating expenses:
Cost of revenues	—	69,921	292,311	205,917	168,934	100,926
Research and development	2,738	10,281	23,603	24,739	19,318	16,510
Selling, general and administrative	2,451	42,424	145,132	85,612	66,679	51,761
Amortization of deferred stock compensation and intangible assets (*)	3,646	40,077	32,830	20,181	16,476	6,968
In-process research and development	—	—	12,225	—	—	—
Sunnyvale lease restructuring	—	—	—	—	—	75,931

Total costs and operating expenses	8,835	162,703	506,101	336,449	271,407	252,096
Loss from operations	(8,835)	(60,766)	(135,158)	(95,798)	(79,766)	(119,303)
Interest and other income, net	446	675	12,195	5,259	4,520	1,531

Loss before taxes	(8,389)	(60,091)	(122,963)	(90,539)	(75,246)	(117,772)
Income tax provision	—	200	3,000	1,050	950	238

Net loss	$(8,389)	$(60,291)	$(125,963)	$(91,589)	$(76,196)	$(118,010)

Net loss per share:
Basic and diluted	$(0.71)	$(1.77)	$(1.21)	$(0.71)	$(0.61)	$(0.81)
Shares used in computing net loss per share:
Basic and diluted	11,772	34,015	103,896	128,221	124,568	144,815
(*)Amortization of deferred stock compensation and intangible assets:
Cost of revenues	$526	$5,904	$4,521	$2,586	$2,107	$919
Research and development	1,217	8,059	6,926	4,672	3,836	1,415
Selling, general and administrative	1,903	26,114	21,383	12,923	10,533	4,634

Total amortization of deferred stock compensation and intangible assets	$3,646	$40,077	$32,830	$20,181	$16,476	$6,968

	As of June 30,(1)					As of March 31, 2003(1)
	1999	2000	2001	2002
						(Unaudited)
Condensed Consolidated Balance Sheet Data: (2)
Cash and cash equivalents	$7,533	$196,548	$87,580	$85,554		$45,200
Short-term investments	6,234	—	33,943	15,235		8,006
Restricted investments	—	2,114	53,634	49,482		11,131
Working capital	13,108	182,662	48,670	(22,217)		9,484
Total assets	15,631	230,472	253,235	290,154		99,394
Long-term liabilities, net of current portion	—	57	—	—		16,282
Redeemable convertible preferred stock	17,972	—	—	—		—
Total stockholder’s equity (deficit)	(3,616)	194,229	145,202	122,906		18,239

(1)	Effective July 1, 1999, Handspring has a fiscal year that ends on the Saturday nearest June 30 and a third fiscal quarter that ends on the Saturday nearest March 31. During the period from July 29, 1998 (date of inception) to June 30, 1999, its fiscal months corresponded with the calendar month ends. Fiscal years 2001 and 2002 contained 52 weeks. For presentation purposes, the consolidated financial statements refer to the calendar month end.
(2)	Certain prior period balances have been reclassified to conform with the current period presentation.

PALMSOURCE, INC.

SUMMARY COMBINED AND CONSOLIDATED FINANCIAL DATA

The following selected combined and consolidated financial data of PalmSource reflect its historical results of operations and balance sheet data. PalmSource’s combined and consolidated statement of operations data set forth below for the years ended May 31, 2000, May 31, 2001 and May 31, 2002 and the combined and consolidated balance sheet data as of May 31, 2001 and May 31, 2002 are derived from its audited combined and consolidated financial statements included in Annex A to this joint proxy statement/prospectus.

The combined and consolidated statement of operations data for the years ended May 31, 1998 and May 31, 1999 and the combined and consolidated balance sheet data as of May 31, 1998, May 31, 1999 and May 31, 2000 are derived from PalmSource’s unaudited combined and consolidated financial statements that are not included elsewhere in this joint proxy statement/prospectus. The combined and consolidated statement of operations data for the nine months ended February 28, 2002 and 2003 and the consolidated balance sheet data as of February 28, 2003 are derived from PalmSource’s unaudited combined and consolidated financial statements included in Annex A to this joint proxy statement/prospectus and, in the opinion of PalmSource management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Results for the nine months ended February 28, 2003 are not necessarily indicative of results that may be expected for the entire year.

The unaudited pro forma data are presented assuming the conversion of outstanding Series A mandatorily redeemable convertible preferred stock to common stock, and the re-capitalization, giving effect to a one for five reverse stock split as of the distribution date, of the issued and outstanding shares of common stock of PalmSource. The unaudited pro forma balance sheet also gives effect to the intended assumption by PalmSource of $15.0 million of the 5% convertible subordinated note, payable to a third party and held by Palm and the recapitalization of the $20.0 million note payable to Palm as additional paid in capital, immediately prior to the distribution date in accordance with the terms of the amended and restated intercompany loan agreement. In addition, the unaudited pro forma balance sheet also gives effect to the contribution by Palm, in accordance with the terms of the letter agreement regarding cash contributions, of an additional $6.0 million in cash upon the distribution date. The unaudited pro forma basic and diluted net loss per share does not include the impact of interest expense related to the assumption of $15.0 million of the 5% convertible subordinated note which will occur at the closing of this transaction. Interest payable on this note is payable semi-annually and the note is due and payable on December 6, 2006.

The financial information presented below may not be indicative of PalmSource’s future performance and does not necessarily reflect what its financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. See “Annex A—Risk Factors—Risks Relating to Our Separation from Palm—Our historical financial information may not be representative of our results as a stand-alone company and therefore, may not be reliable as an indicator of future results.” In addition, due to the acquisitions that PalmSource has made, and the change in its method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective June 1, 2001, PalmSource’s results of operations are not necessarily comparable between the periods presented. In addition, PalmSource’s historical combined and consolidated balance sheet data set forth below is not comparable to the pro forma balance sheet data set forth below due to the transactions anticipated to occur as of the distribution date discussed above. You should also read the section titled “Annex A  —Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which describes a number of factors that have affected PalmSource’s financial results.

	Years Ended May 31,					Nine Months Ended February 28,
	1998	1999	2000	2001	2002	2002	2003
	(Unaudited)					(Unaudited)
	(in thousands, except per share amounts)
Combined and Consolidated Statement Of Operations Data:
Revenues	$11,058	$22,826	$47,966	$86,432	$69,883	$51,350	$56,112
Cost of revenues	312	1,404	2,941	5,449	10,603	7,677	8,396

Gross profit	10,746	21,422	45,025	80,983	59,280	43,673	47,716
Total operating expenses	16,725	33,464	63,177	104,823	84,496	63,501	59,242

Loss from operations	(5,979)	(12,042)	(18,152)	(23,840)	(25,216)	(19,828)	(11,526)
Interest expense	—	(11)	(12)	(65)	(256)	(130)	(378)
Interest and other income (expense), net	—	85	(50)	76	(421)	(29)	(4,382)

Loss before income taxes	(5,979)	(11,968)	(18,214)	(23,829)	(25,893)	(19,987)	(16,286)
Income tax provision	—	—	1,655	9	265	204	2,034

Net loss	$(5,979)	$(11,968)	$(19,869)	$(23,838)	$(26,158)	$(20,191)	$(18,320)
Basic and diluted net loss per share	$(0.60)	$(1.20)	$(1.99)	$(2.38)	$(2.62)	$(2.02)	$(1.83)
Weighted average shares used in computing basic and diluted net loss per share[1]	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Unaudited pro forma basic and diluted net loss per share							$(1.72)

Shares used in computing unaudited pro forma basic and diluted net loss per share amounts							10,667

1	50,000 shares of PalmSource Series A mandatorily redeemable convertible preferred stock issued on December 3, 2001, the date of incorporation of PalmSource, were converted to 50,000,000 shares of Class C common stock on May 9, 2002 which will be re-capitalized as 10,000,000 shares of common stock effective as of the distribution. We used 10,000,000 shares outstanding for the purpose of calculating earnings per share for all periods presented.

	As of May 31,					As of February 28,	Pro Forma As of February 28,
	1998	1999	2000	2001	2002	2003	2003
	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
	(in thousands)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	—	$478	$656	$383	$30,688	$39,654	$45,654
Working capital (deficit)	$(2,405)	(1,514)	(15,669)	(21,457)	16,890	23,510	28,896
Total assets	854	18,017	16,992	61,490	107,316	107,448	113,448
Note payable to Palm, including accrued interest	—	—	—	—	20,238	20,614	—
Series A mandatorily redeemable convertible preferred stock	—	—	—	—	—	20,000	—
Total stockholders’ equity / net investment (deficit)	(1,551)	12,431	(12,869)	29,611	48,299	28,066	59,066

PALM, INC.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED

SELECTED FINANCIAL DATA

The following summary unaudited pro forma combined condensed selected financial data should be read in conjunction with Palm’s unaudited pro forma combined condensed financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. The summary unaudited pro forma combined condensed financial data for the year ended May 31, 2002 and the nine months ended February 28, 2003, gives effect to the PalmSource distribution and Handspring merger. Effective as of the distribution date, PalmSource will be recapitalized, resulting in 10 million shares of common stock outstanding and held by Palm. As a result, each Palm stockholder will receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held as of the distribution date. For purposes of the following summary unaudited pro forma combined condensed selected financial data, the distribution ratio is calculated based on Palm’s outstanding shares of common stock as of May 31, 2003 and is subject to change based on the issuance of additional shares of Palm common stock between May 31, 2003 and the distribution date. Upon the PalmSource distribution, the PalmSource Series A mandatorily redeemable convertible preferred stock will convert to approximately 667,000 shares of PalmSource common stock. The operations of PalmSource following the PalmSource distribution will be accounted for by Palm as a discontinued operation as defined under Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Following the PalmSource distribution, Palm will combine its remaining business with Handspring in a merger transaction. The stockholders of Handspring will receive 0.09 of a share of Palm common stock for each share of Handspring common stock held at the time of the Handspring merger. The proposed Handspring merger will be accounted for using the purchase method of accounting.

The summary unaudited pro forma combined condensed statement of operations data for the year ended May 31, 2002 and the nine months ended February 28, 2003 gives effect to the above transactions as if they had occurred on June 1, 2001. The summary unaudited pro forma combined condensed statement of operations data for the year ended May 31, 2002 has been derived from the audited historical consolidated statement of operations of Palm for the year ended May 31, 2002, after giving effect to the PalmSource distribution and from the audited historical consolidated statement of operations of Handspring for the year ended June 30, 2002. The summary unaudited pro forma combined condensed statement of operations data for the nine months ended February 28, 2003 has been derived from the unaudited condensed consolidated statement of operations data for Palm for the nine months ended February 28, 2003, after giving effect to the PalmSource distribution, and from the unaudited condensed consolidated statement of operations of Handspring for the nine months ended March 31, 2003.

The summary unaudited pro forma combined condensed statement of operations data for the year ended May 31, 2002 and the nine months ended February 28, 2003 have been derived by eliminating the PalmSource business from the historical Palm financial results and recording cost of revenues for royalties due to PalmSource under the software license agreement, as amended, between PalmSource and Palm. The results are further combined with the Handspring historical statements of operations and include estimated adjustments to reflect the purchase method of accounting. The adjustments for purchase accounting were estimated based on significant assumptions including the timing of the close of the transaction. Upon the Handspring merger, the combined company will operate under a single software license agreement with PalmSource. The summary pro forma combined condensed statement of operations data reflects the historical software license agreements with PalmSource which were in effect at that time for each respective company. All per share data amounts reflect the retroactive effects of the Palm one-for-twenty reverse stock split effective October 15, 2002.

The summary unaudited pro forma combined condensed consolidated balance sheet data as of February 28, 2003 gives effect to the above transactions as if they occurred on February 28, 2003, with the exception that the purchase accounting adjustments were estimated based on the anticipated closing of the transaction. The summary unaudited pro forma condensed combined balance sheet data as of February 28, 2003 has been derived from the unaudited historical condensed consolidated balance sheet of Palm as of February 28, 2003, after giving effect to the PalmSource distribution, and the unaudited historical condensed consolidated balance sheet of Handspring as of March 31, 2003. The summary unaudited pro forma condensed balance sheet data as of February 28, 2003 has been derived by eliminating the PalmSource business from the historical Palm financial results and recording the receivable from and payable to PalmSource, which were eliminated in consolidation of Palm’s historical consolidated financial statements, and taking into effect certain transactions that will occur at the date of the distribution. The results are further combined with the Handspring historical condensed balance sheet data and include estimated adjustments to reflect the purchase method of accounting.

The total estimated purchase price of the acquisition of Handspring has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimates of their expected fair value at the time of the anticipated closing of the transaction, with the excess cost over the net tangible and estimated intangible assets acquired being allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the PalmSource distribution and Handspring merger had occurred at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. Actual results could differ. The pro forma adjustments are based upon information and assumptions available as of the date of this joint proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, with Palm and Handspring’s historical financial statements and related notes thereto incorporated by reference into this joint proxy statement/prospectus, and with PalmSource’s historical financial statements and related notes thereto included in Annex A of this joint proxy statement/prospectus.

	Year Ended May 31, 2002	Nine Months Ended February 28, 2003
	(In thousands, except per share amounts)
Pro Forma Combined Condensed Statement of Operations Data:
Revenues	$1,245,039	$753,284
Net loss	$(183,081)	$(552,345)
Net loss per share, basic and diluted	$(4.56)	$(13.13)

		As of February 28, 2003
		(In thousands)
Pro Forma Combined Condensed Balance Sheet Data:
Cash and cash equivalents		$258,953
Short-term investments		$13,069
Working capital		$100,098
Total assets		$769,387
Long-term debt		$37,300
Total stockholders’ equity		$399,763

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical per share data of Palm, PalmSource and Handspring and the per share data of Palm, PalmSource and Handspring on an unaudited pro forma basis after giving effect to the PalmSource distribution and the Handspring merger. Effective as of the date of the PalmSource distribution, PalmSource will be recapitalized, resulting in 10 million shares of common stock outstanding and held by Palm. As a result, each Palm stockholder will receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held as of the distribution date. For purposes of this unaudited pro forma per share data, the distribution ratio is calculated based on Palm’s outstanding shares as of May 31, 2003 and is subject to change based on the issuance of additional shares of Palm common stock between May 31, 2003 and the distribution date. Upon the PalmSource distribution, the Series A mandatorily redeemable convertible preferred stock will convert to approximately 667,000 shares of common stock. Subsequent to the distribution, each Handspring stockholder will receive 0.09 of a share of Palm common stock for each share of Handspring common stock held at the time of the merger. All Palm per share data amounts reflect the retroactive effect of the Palm one-for-twenty reverse stock split effective October 15, 2002. PalmSource historical per share data amounts give effect retroactively to the recapitalization of PalmSource common stock. PalmSource pro forma per share data gives effect to both the recapitalization of PalmSource common stock and the conversion of the PalmSource Series A mandatorily redeemable convertible preferred stock.

The following data should be read in conjunction with the separate historical consolidated financial statements of Palm and Handspring and related notes thereto incorporated by reference into this joint proxy statement/prospectus, and with PalmSource’s combined and consolidated financial statements included elsewhere within this joint proxy statement/prospectus.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PalmSource distribution and Handspring merger had taken place at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. Actual results could differ.

The earnings per share information of Palm, PalmSource and Handspring are computed in accordance with SFAS No. 128, Earnings Per Share, for all periods presented.

Other than the $150 million cash dividend paid to 3Com Corporation, Palm’s former parent company, out of the proceeds from Palm’s initial public offering, Palm has not declared or paid cash dividends on its common stock since inception. PalmSource and Handspring have not declared or paid cash dividends on their common stock since inception.

	Year Ended May 31, 2002(7)	Nine Months Ended February 28, 2003(7)
PALM HISTORICAL:
Net loss per share:
Basic and diluted	$(2.87)	$(14.73)
Book value per share at the end of the period(1)	$23.86	$9.17
PALMSOURCE HISTORICAL(2):
Net loss per share:
Basic and diluted	$(2.62)	$(1.83)
Book value per share at the end of the period(1)	$4.83	$2.81
HANDSPRING HISTORICAL:
Net loss per share:
Basic and diluted	$(0.71)	$(0.81)
Book value per share at the end of the period(1)	$0.86	$0.12
PALM PRO FORMA:
Pro forma net loss per Palm share(3):
Basic and diluted	$(4.56)	$(13.13)
Pro forma book value per Palm share at February 28, 2003(4)		$9.42
PALMSOURCE PRO FORMA(2):
Pro forma net loss per equivalent PalmSource share(5):
Basic and diluted	$(2.62)	$(1.72)
Pro forma book value per equivalent PalmSource share at February 28, 2003(4)		$5.54
HANDSPRING PRO FORMA:
Pro forma net loss per equivalent Handspring share(6):
Basic and diluted	$(0.41)	$(1.18)
Pro forma book value per Handspring equivalent share at February 28, 2003(6)		$0.85

(1)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares of Palm, PalmSource or Handspring common stock, as applicable, outstanding as of the end of each period.
(2)	PalmSource historical per share data gives effect retroactively to the recapitalization of PalmSource common stock, resulting in 10 million shares of common stock outstanding and held by Palm. PalmSource pro forma per share data gives effect to both the recapitalization and the conversion of PalmSource Series A mandatorily redeemable convertible preferred stock into approximately 667,000 shares of common stock.
(3)	The Palm pro forma per share information is computed by dividing the Palm and Handspring combined pro forma net loss (excluding the PalmSource pro forma net loss) by the pro forma weighted average number of shares outstanding at the end of each period assuming the PalmSource distribution and the Handspring merger had occurred at June 1, 2001.
(4)	Pro forma book value per share is computed by dividing pro forma total stockholders’ equity by the pro forma number of shares of Palm common stock outstanding or the pro forma equivalent number of shares of PalmSource common stock outstanding at February 28, 2003 assuming the PalmSource distribution and the Handspring merger had occurred on that date.
(5)	The PalmSource pro forma equivalent per share information is calculated by dividing the PalmSource net loss for each period by PalmSource’s pro forma weighted average number of shares outstanding at the end of each period assuming the PalmSource distribution had occurred on June 1, 2001.
(6)	The Handspring equivalent pro forma per share information is calculated by multiplying the Palm pro forma per share information (excluding the PalmSource pro forma net loss) by the exchange ratio in the Handspring merger of 0.09 of a share of Palm common stock for each share of Handspring common stock.
(7)	Since Handspring and Palm have different fiscal period ends, financial information for Palm as of or for the fiscal year ended May 31, 2002 and the nine months ended February 28, 2003 has been combined with financial information relating to Handspring as of or for the fiscal year ended June 30, 2002 and the nine months ended March 31, 2003, respectively. All per share data information for Palm reflect the retroactive effects of the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002.

COMPARATIVE PER SHARE MARKET PRICE DATA

Palm common stock trades on the Nasdaq National Market under the symbol “PALM.” Handspring common stock trades on the Nasdaq National Market under the symbol “HAND.”

The table below sets forth the high and low sales price per share of Palm common stock and Handspring common stock, each as reported on the Nasdaq National Market on June 3, 2003, the last completed trading day prior to the signing and announcement of the Handspring merger, and on             , 2003, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus. The table below also includes the equivalent high and low sales prices per share of Handspring common stock on those dates. These equivalent high and low sales prices per share of Handspring reflect the fluctuating value of Palm common stock that Handspring stockholders would receive in exchange for each share of Handspring common stock if the Handspring merger was completed on either of those dates, applying the exchange ratio of 0.09 of a share of Palm common stock for each share of Handspring common stock.

Because the high and low sales prices of Palm presented in the table below do not reflect the PalmSource distribution, the Palm stock prices and the Handspring equivalent per share prices may not necessarily be meaningful to Handspring stockholders in determining whether to approve and adopt the merger agreement.

	Palm Common Stock				Handspring Common Stock				Handspring Equivalent Price Per Share
	High		Low		High		Low		High		Low
June 3, 2003		$12.24		$12.00		$1.25		$1.06		$1.10		$1.08
_____, 2003	$	___	$	___	$	___	$	___	$	___	$	___

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Palm or Handspring stockholders in determining whether to approve and adopt the merger agreement. Palm and Handspring stockholders are urged to obtain current market quotations for Palm and Handspring common stock and to review carefully the other information contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus in considering whether to approve and adopt the merger agreement. See “Where You Can Find More Information” beginning on page 205 of this joint proxy statement/prospectus.

RISK FACTORS

You should carefully consider the risks described below and the other information in this joint proxy statement/prospectus. You should also carefully consider the risks related to PalmSource contained in Annex A of this joint proxy statement/prospectus. The business, results of operations or financial condition of Palm, Handspring and/or PalmSource could be seriously harmed if any of these risks materialize. The trading price of shares of Palm, Handspring and/or PalmSource common stock may also decline due to any of these risks.

Throughout this section “Risk Factors,” we sometimes refer to the surviving company of the Handspring merger as the combined company, which will consist of the Solutions Group business and the Handspring business.

Risks Related to the Transaction

Although we expect that the transaction will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

The failure of the combined company to meet the challenges involved in integrating the operations of the Solutions Group and Handspring successfully or otherwise to realize any of the anticipated benefits of the transaction, including the anticipated annual cost savings of approximately $25 million from improved operating efficiencies, could seriously harm the results of operations of the combined company. Realizing the benefits of the transaction will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the respective businesses of the Solutions Group and Handspring. The challenges involved in this integration include the following:

•	overcoming any perceived adverse changes in business focus, including demonstrating to the customers of the Solutions Group and Handspring that the transaction will not result in adverse changes in customer service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures;

•	combining product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	preserving distribution, manufacturing, supplier, marketing and other important relationships of both the Solutions Group and Handspring and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns and successfully returning the Solutions Group and Handspring managers to regular business responsibilities from their integration planning activities;

•	overcoming potential incompatibility of the business cultures of the Solutions Group and Handspring;

•	retaining key employees and maintaining employee morale; and

•	coordinating and combining foreign operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations.

The combined company may not successfully integrate the operations of the Solutions Group and Handspring in a timely manner, or at all, and the combined company may not realize the anticipated benefits and synergies of the tranaction which are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations.

Handspring stockholders will receive a fixed ratio of 0.09 of a share of Palm common stock for each share of Handspring common stock, and consequently, if Palm’s stock price decreases for any reason, including as a result of the PalmSource distribution, Handspring stockholders will receive less in value for their Handspring common stock.

Upon the closing of the Handspring merger, each holder of shares of Handspring common stock will be entitled to receive 0.09 of a share of Palm common stock for each share of Handspring common stock held by such holder at the closing of the Handspring merger. The market values of Palm common stock and Handspring common stock have varied since Palm and Handspring entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Palm and Handspring, market assessments of the value of the PalmSource common stock to be distributed by Palm, market assessments of the Handspring merger, regulatory considerations, market and economic considerations and other factors. The dollar value of Palm common stock that Handspring stockholders will receive upon the closing of the Handspring merger will depend on the market value of Palm common stock at the time of the closing of the Handspring merger, which may be different from, and lower than, the closing price of Palm common stock on the last full trading day preceding the public announcement of the transaction, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the Palm annual meeting and Handspring special meeting. Handspring stockholders will not receive any shares of PalmSource common stock in the transaction, and is uncertain the effect that the PalmSource distribution will have on Palm’s stock price following the transaction. Moreover, the closing of the Handspring merger may occur some time after stockholder approval has been obtained. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Palm common stock or Handspring common stock, other than with respect to the PalmSource distribution), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of either Palm common stock or Handspring common stock. Accordingly, if Palm’s stock price decreases, Handspring’s stockholders will receive less in value for their shares of Handspring common stock.

The combined post-distribution value of the shares of Palm common stock and PalmSource common stock may not equal or exceed the pre-distribution value of shares of Palm common stock.

After the PalmSource distribution, we anticipate that shares of Palm common stock will continue to be traded on the Nasdaq National Market and we expect the shares of PalmSource common stock will also be traded on the Nasdaq National Market. We cannot assure you that the combined trading prices of shares of Palm common stock and PalmSource common stock after the PalmSource distribution will be equal to or greater than the trading price of shares of Palm common stock prior to the distribution. Until the market has fully evaluated the business of Palm without the business of PalmSource and combined with the business of Handspring, the price at which shares of Palm common stock trade may fluctuate significantly. Similarly, until the market has fully evaluated the PalmSource business on a stand-alone basis, the price at which shares of PalmSource common stock trade may fluctuate significantly.

Some of the directors and executive officers of Palm and Handspring have interests and arrangements that could have affected their decisions to support or approve the transaction.

The interests of some of the directors and officers of Palm and Handspring in the transaction and their participation in arrangements that are different from, or are in addition to, those of Palm and Handspring stockholders generally could have affected their decision to support or approve the transaction. See “The Transaction—Interests of Certain Persons in the Merger.”

Palm and Handspring may be unable to obtain the regulatory approvals required to complete the transaction or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

The Handspring merger is subject to review by the United States Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Palm and Handspring are required to make filings under the Hart-Scott-Rodino Act and the statutory waiting period must expire or be terminated early prior to completing the Handspring merger. Each of Palm and Handspring may also receive a request for additional information and other documentary material from the Federal Trade Commission under the Hart-Scott-Rodino Act in connection with the Handspring merger. This request would effectively extend the waiting period for the Handspring merger under the Hart-Scott-Rodino Act until 30 days after both parties substantially comply with the request for additional information. In practice, complying with a request for additional information or material under the Hart-Scott-Rodino Act can take a significant amount of time. In addition, the Handspring merger may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

The reviewing authorities may not permit the Handspring merger at all or may impose restrictions or conditions on the Handspring merger that may seriously harm the combined company if the Handspring merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Palm may refuse to complete the Handspring merger if material restrictions or conditions are required by governmental authorities. Any delay in the completion of the Handspring merger could diminish the anticipated benefits of the Handspring merger, result in additional transaction costs or result in loss of revenue or other effects associated with uncertainty about the transaction.

Palm and Handspring also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s operations. Unless required by law, no additional stockholder approval is expected to be required for any decision by Palm or Handspring, after the annual meeting of Palm stockholders and the special meeting of Handspring stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the Handspring merger.

In addition, during or after the statutory waiting periods, and even after the completion of the Handspring merger, governmental authorities could seek to block or challenge the Handspring merger as they deem necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Handspring merger, before or after it is completed. Palm, Handspring or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

The stock prices and businesses of Palm and Handspring may be adversely affected if the transaction is not completed.

If the transaction is not completed, the trading prices of Palm common stock and Handspring common stock may decline. In addition, Palm’s and Handspring’s businesses and operations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the transaction, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of Palm or Handspring on a standalone basis. Completion of the transaction is subject to several closing conditions, including obtaining requisite regulatory and stockholder approvals, and Palm and Handspring may be unable to obtain such approvals on a timely basis or at all. If the transaction is not completed, Palm would not derive the strategic benefits expected to result from the transaction. Palm and Handspring will also be required to pay significant costs incurred in connection with the transaction, including legal, accounting and a portion of financial advisory fees, whether or not the transaction is completed. Moreover, under specified circumstances described in this joint proxy statement/prospectus, Palm may be required to pay Handspring a termination fee of up to $4.5 million plus any applicable costs, expenses and interest pursuant to the merger agreement, or Handspring may be required to pay Palm a termination fee of up to $4.5 million plus any applicable costs, expenses and interest pursuant to the merger agreement, in connection with the termination of the merger agreement.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Palm’s common stock following the transaction.

In accordance with United States generally accepted accounting principles, the combined company will account for the Handspring merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of Palm common stock following the closing of the Handspring merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Handspring’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of the closing of the Handspring merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to purchased in-process technology will be expensed by the combined company in the quarter in which the Handspring merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, purchased in-process technology and potential impairment charges could have a material impact on the combined company’s results of operations.

The terms of the separation and distribution of PalmSource have been and will continue to be negotiated in the context of a parent-subsidiary relationship.

Until the PalmSource distribution, Palm will own a majority of PalmSource’s common stock. All of the agreements relating to the separation entered into between Palm and PalmSource were entered into in the context of a parent-subsidiary relationship and were, and any amendments to the agreements prior to the PalmSource distribution will be, negotiated in the overall context of the separation of PalmSource from Palm. As a result, the terms of such agreements may be more or less favorable to Palm or PalmSource than if they had been negotiated with unaffiliated third parties. Moreover, material changes to such agreements made after June 4, 2003 are required to be approved by Handspring under the terms of the merger agreement with Handspring.

The Solutions Group’s and PalmSource’s historical financial information may not be representative of their respective results as separate companies and, therefore, may not be reliable as an indicator of future results.

The historical financial information for the Solutions Group included in this joint proxy statement/ prospectus does not necessarily reflect what the Solutions Group’s financial position, results of operations and cash flows would have been had the PalmSource business not been a part of Palm during the periods presented.

PalmSource’s combined and consolidated financial statements have been carved out from the consolidated financial statements of Palm using the historical results of operations and historical bases of the assets and liabilities of the PalmSource business that PalmSource comprises. Accordingly, the historical financial information for PalmSource included in this joint proxy statement/prospectus does not necessarily reflect what PalmSource’s financial position, results of operations and cash flows would have been had PalmSource been a separate, stand-alone entity during the periods presented. Palm did not account for PalmSource, and PalmSource was not operated, as a separate, stand-alone entity for most of the periods presented. PalmSource’s revenues from the Solutions Group have been presented on the basis of applying the terms of the software license agreement, as amended, between the Solutions Group and PalmSource retroactively for all periods presented. PalmSource’s costs and expenses include allocations from Palm for centralized corporate services and infrastructure costs, including:

•	legal;

•	finance and accounting;

•	human resources;

•	insurance;

•	executive management;

•	treasury;

•	real estate;

•	information technology;

•	sales and marketing; and

•	engineering.

These allocations have been determined on bases that PalmSource and Palm considered to be reasonable reflections of the utilization of services provided to or the benefit received by PalmSource or the Solutions Group, as applicable. Nevertheless, the historical financial information is not necessarily indicative of what either PalmSource’s or the Solution Group’s results of operations, financial position and cash flows will be in the future. PalmSource has not made adjustments to its historical financial information to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its separation from Palm, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Palm and increased costs associated with being a publicly traded, stand-alone company.

The Solutions Group and PalmSource may have potential business conflicts of interest with each other with respect to their respective past and ongoing relationships and they may not resolve these respective conflicts on terms favorable to both the Solutions Group and PalmSource.

Conflicts of interest may arise between the Solutions Group and PalmSource in a number of areas relating to their respective past and ongoing relationships, including:

•	indemnification obligations to each other;

•	PalmSource’s outstanding debt obligations to the Solutions Group;

•	labor, tax, employee benefit, indemnification and other matters arising from PalmSource’s separation from Palm;

•	intellectual property matters;

•	employee retention and recruiting;

•	the nature, quality and pricing of transitional services Palm has agreed to provide to PalmSource; and

•	business opportunities that may be attractive to both the Solutions Group and PalmSource.

Other than restrictions on use of certain trademarks and domain names, nothing prohibits the combined company from competing with PalmSource or offering products based on a competing operating system, and, other than the restrictions on use of certain trademarks and domain names, nothing prohibits PalmSource from competing with the combined company or offering PalmSource’s operating system to competitors of the combined company. The combined company and PalmSource may not be able to resolve any potential conflicts that may arise between the combined company and PalmSource, and even if they are able to do so, the resolution may be less favorable than if they were each dealing with an unaffiliated party.

Directors and executive officers of Palm and PalmSource, respectively, may have conflicts of interest.

Two of Palm’s current directors, Eric Benhamou and David Nagel, are also directors of PalmSource. Eric Benhamou is the Chairman of both Palm and PalmSource and is currently employed by Palm as its Chief Executive Officer. David Nagel is currently employed by PalmSource as its President and Chief Executive Officer. However, following the completion of the transaction, David Nagel will resign from Palm’s board of directors, and R. Todd Bradley will replace Eric Benhamou as the Chief Executive Officer of the combined company and Eric Benhamou will be the Chairman of the Board of Directors of the combined company and PalmSource. Another of PalmSource’s directors was previously employed by Palm and was a consultant to Palm. In addition, one of the Solutions Group’s executive officers is a sibling of a director of PalmSource.

Some directors and officers of PalmSource own shares of Palm common stock and options to purchase shares of Palm common stock. In addition some directors and officers of Palm will own shares of PalmSource common stock as a result of the PalmSource distribution. Ownership of shares of Palm common stock by PalmSource’s directors and officers, ownership of shares of PalmSource common stock by Palm’s directors and officers and/or having directors serve as directors of both the combined company and PalmSource after the separation of PalmSource from Palm could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the combined company and PalmSource. In November 2002, Mr. Benhamou was granted an option to acquire 60,000 shares of Palm’s common stock. Upon the PalmSource distribution, the vesting schedule under the option accelerates so that after the PalmSource distribution, all shares under the option will be vested and exercisable. In addition, following the PalmSource distribution, Mr. Benhamou has been promised an option to acquire 5,000 shares of Palm common stock with an exercise price equal to fair market value on the date of grant and an option to purchase 30,000 shares of PalmSource common stock.

Creditors of Palm at the time of the PalmSource distribution may attempt to challenge the PalmSource distribution as a fraudulent conveyance, which could result in PalmSource stockholders being required to turn over some or all of their shares of PalmSource common stock.

A court, in a lawsuit by an unpaid creditor or representative of creditors of Palm, such as a trustee in bankruptcy, may be asked to void the PalmSource distribution, in whole or in part, as a fraudulent conveyance if the court were to find that, among other things, at the time of the PalmSource distribution, Palm or PalmSource:

•	was insolvent;

•	was rendered insolvent by reason of the distribution;

•	was engaged in a business or transaction for which the combined company’s or PalmSource’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured.

The court could then require that the PalmSource stockholders return some or all of the shares of PalmSource common stock, or require PalmSource to fund liabilities of Palm for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of the combined company and PalmSource, as the case may be, would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. Palm believes that each company, PalmSource and the combined company, will be solvent after the distribution, but creditors and courts may not concur.

As separate companies, the combined company and PalmSource may have difficulty funding their respective future capital requirements.

In the past, most of PalmSource’s capital needs have been satisfied by Palm. Since PalmSource’s incorporation, Palm has made net capital contributions of an aggregate of $29.0 million to PalmSource, consisting of capital contributions of $31.1 million in fiscal year 2002 reduced by a capital distribution of $2.1 million during the nine months ended February 28, 2003. In addition, PalmSource received an intercompany loan from Palm in the principal amount of $20.0 million. Under the intercompany loan agreement between Palm and PalmSource, Palm will contribute the $20.0 million principal amount to PalmSource as a capital contribution upon the PalmSource distribution. Palm will contribute an additional $6.0 million to PalmSource as a capital contribution at the time of the distribution. PalmSource will be obligated with respect to $15.0 million of a 5% note payable to a third party currently made by Palm, due December 6, 2006, at the time of the PalmSource distribution. However, following the distribution, the combined company will no longer provide funds to finance PalmSource’s working capital or other cash requirements. While PalmSource currently believes that its existing cash, cash equivalents and short-term investments will be sufficient to satisfy its anticipated cash requirements for the next 12 months, PalmSource will not likely be able to obtain financing with interest rates as favorable as those that it has historically incurred under its intercompany loan agreement with Palm and may not be able to obtain financing from other sources at all, which could have a negative effect on PalmSource’s business and financial condition. In addition, even if expectations are met, PalmSource may find it advisable to seek additional funding.

The Solutions Group currently believes that its existing cash, cash equivalents and short-term investments will be sufficient to satisfy anticipated cash requirements for it and for the combined company for the next 12 months. The Solutions Group could be required to seek additional funding if the expectations for the Solutions Group are not met. Following the transaction, the combined company could be required to seek additional funding if Solutions Group’s expectations of the combined company are not met. For example, if Solutions Group’s or the combined company’s operating results do not meet its expectations or if inventory, accounts receivable or other assets require greater use of cash than currently anticipated, the Solutions Group or the combined company may be required to seek additional funding through financings or other arrangements. Even if expectations for the Solutions Group or for the combined company are met, the Solutions Group or the combined company may find it advisable to seek additional funding. If the Solutions Group or the combined company seeks additional funding, adequate funds may not be available when needed on favorable terms or at all, which could have a negative effect on the Solutions Group’s or the combined company’s business and financial condition. It is not possible at this time to determine whether such funding will be more or less available than if Palm did not distribute its shares of PalmSource common stock and combine with Handspring. In addition, it is not possible at this time to determine whether, over the long term, such funding will be more or less than the funding that would have been available from the earnings of PalmSource had the separation and distribution not occurred.

We believe that the combined company’s and PalmSource’s capital requirements will vary greatly from quarter to quarter, depending on, among other things, fluctuations in their respective operating results, financing activities, acquisitions and investments and, with respect to the combined company, costs relating to the integration of Handspring and the Solutions Group following the transaction. The combined company and PalmSource may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in their respective businesses. The combined company and PalmSource may also require additional financing if their respective operating and working capital requirements vary materially from those currently planned. Future equity financings would be dilutive to the existing holders of each company’s common stock. Future debt financings could involve restrictive covenants which could impair their ability to engage in certain business transactions. We cannot assure you that financing and funding for the combined company’s and PalmSource’s respective capital requirements, if needed, will be available to the combined company and PalmSource on favorable terms or at all.

PalmSource may be required to indemnify Palm for tax liabilities Palm may incur in connection with its distribution of PalmSource’s common stock, and Palm and PalmSource may be required to indemnify each other for certain taxes.

Palm has received a private letter ruling from the Internal Revenue Service to the effect that the distribution of the shares of PalmSource common stock held by Palm to Palm’s stockholders will not be taxable to Palm or its

U.S. stockholders. This ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, neither Palm nor PalmSource is aware of any material change in the facts and circumstances of the distribution that would call into question the validity of the ruling. For a more complete discussion of the ruling and the U.S. federal income tax consequences of the distribution, please see “The Transaction—Material U.S. Federal Income Tax Consequences of the PalmSource distribution and Handspring merger.”

Notwithstanding the receipt of the ruling described above, the distribution may nonetheless be taxable to Palm under Section 355(e) of the Code if 50% or more of the stock of Palm or PalmSource stock is acquired as part of a plan or series of related transactions that include the PalmSource distribution. For a more complete discussion of the U.S. federal income tax consequences in the event that the distribution were taxable, please see “The Transaction—Material U.S. Federal Income Tax Consequences of the PalmSource distribution and Handspring merger.”

Under the tax sharing agreement between Palm and PalmSource, PalmSource would be required to indemnify Palm if the sale of PalmSource’s common stock caused the distribution of PalmSource’s common stock to be taxable to Palm. PalmSource may not be able to adequately satisfy its indemnification obligation under the tax sharing agreement. In addition, under the tax sharing agreement, Palm and PalmSource have agreed to indemnify each other for certain taxes and similar obligations that they could incur under certain circumstances. For a more complete description of the tax sharing agreement, please see “The PalmSource Separation—Amended and Restated Tax Sharing Agreement.”

The combined company’s ability to utilize its net operating losses may be limited if the combined company engages in transactions which bring cumulative change in ownership for Palm to 50% or more.

As a result of the Handspring merger, Palm will experience a change in ownership of approximately 32%. Over a three-year period, if the cumulative change in ownership of Palm exceeds 50% (including the change in ownership resulting from the Handspring merger), the combined company’s ability to utilize its net operating losses may be limited. In the event the usage of these net operating losses is subject to limitation and the combined company is profitable, the combined company’s cash flows could be adversely impacted.

Palm, PalmSource, and Handspring will need to obtain third-party consents for Palm’s assignment to PalmSource and/or Handspring’s assignment to the combined company of some agreements and if they cannot obtain these consents, they may not be able to maintain these relationships on favorable terms or at all.

Prior to formation of PalmSource as a subsidiary of Palm in December 2001, PalmSource’s agreements with customers, developers, strategic partners, suppliers and others and all of PalmSource’s agreements for the license of technology were agreements between third parties and Palm. These agreements were assigned to PalmSource upon its separation from Palm, some of which required that the third party consent to this assignment. Palm and PalmSource are currently attempting to obtain all of these third-party consents, but if they are unable to do so, PalmSource may be forced to renegotiate these agreements or enter into new agreements with various third parties as a separate, stand-alone entity. We cannot assure you that PalmSource will be able to negotiate new agreements on terms as favorable to it as those that it had as part of Palm, or at all.

Handspring is currently attempting to obtain third-party consents for some agreements to be assigned to the combined company, but if it is unable to do so, the combined company may be forced to renegotiate these agreements or enter into new agreements with various third parties as a separate, stand-alone entity. We cannot assure you that the combined company will be able to negotiate new agreements on terms as favorable to it as those that Handspring had, or at all.

Following the PalmSource distribution, the combined company and PalmSource will not benefit from any previous synergies or shared resources, which may harm the businesses of the combined company and PalmSource.

Prior to the PalmSource separation and distribution, the Solutions Group and PalmSource were able to benefit from certain synergistic alliances and shared resources. Although the Solutions Group and PalmSource believe that the external separation of the businesses will provide benefits to the respective businesses, there can be no assurance that the two businesses will not be adversely affected by the external separation.

The combined company will have limited use and control of the Palm brand and the combined company brands following the distribution, which could impact its revenues and results of operations.

We believe that the Palm brand is a valuable asset. Prior to the transaction, certain Palm and PalmSource trade names, trademarks, service marks and domain names containing the word or letter string “palm” will be assigned to the Palm Trademark Holding Company, LLC, a holding company owned by Palm and PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. Following the transaction, the combined company will be changing its branding strategy, corporate name and Nasdaq ticker symbol. While we will continue to use elements of the Palm brand pursuant to a trademark license from the holding company, we cannot assure you that these changes will not have an adverse impact on the business of the combined company. In addition, if the combined company is unable in the future to license the Palm-related trademarks, service marks, domain names and trade names from the Palm Trademark Holding Company, LLC, or if the holding company fails to enforce its intellectual property rights in them successfully, the competitive position could suffer, which could harm its business.

If the merger does not close, Palm may have an outstanding note from Handspring that may be subject to risk of default.

As part of the merger agreement, Palm may be required to loan up to $20 million to Handspring to fund its operations. As of March 29, 2003, Handspring’s accumulated deficit was $404.2 million and its net worth was only $18.2 million. In addition, losses are likely to continue in the short-term. If the merger does not close, the note may be subject to a risk of default and while it is collateralized by all of the assets of Handspring, such assets may not be sufficient to allow Palm to fully recover the loaned funds. Furthermore, the loaned funds could help Handspring in competing against Palm in various segments of the mobile computing market.

Risks Related to the Combined Company Following the Transaction

If we fail to develop and introduce new products and services successfully and in a timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our future success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to our customers and end users with acceptable prices and terms, we will not be able to compete effectively and our ability to generate revenues will suffer.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs or technological trends accurately or are unable to complete the development of products and services in a cost effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers. In addition, if we fail to timely develop wireless products that meet carrier product planning cycles, our wireless device sales volumes may be negatively impacted. As a result, our revenues and gross margins could be adversely affected.

Carriers significantly affect the ability of smartphone providers such as us to develop and launch products for use on their wireless networks. If we fail to address the needs of carriers, identify new product and service opportunities or modify or improve our smartphone products in response to changes in technology, industry standards or carrier requirements, our products could rapidly become less competitive or obsolete. In addition, we are required to certify our wireless products with the wireless carriers for use on their networks. The certification process can be time consuming and affect our ability to timely deliver products to customers.

As we introduce new or enhanced products or integrate new technology into new or existing products, we face risks relating to such transitions including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, delivering sufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology, and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business and financial results.

If we do not correctly anticipate demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient quantities or cost-effective production of our handheld devices and our cost of revenues could be adversely impacted.

The demand for our products depends on many factors, including pricing levels, and is difficult to forecast demand due in part to competition, variations in economic conditions, seasonality, changes in consumer and enterprise preferences and relatively short product life cycles. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand could result in costly excess production or inventories or the inability to secure sufficient quantities or cost-effective production of our handheld devices. This could adversely impact our cost of revenues and financial condition.

Our operating results are subject to fluctuations, and if we fail to meet the expectations of securities analysts or investors, our stock price may decrease significantly.

Our operating results are difficult to predict. Our future operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. If this occurs, the price of our stock will likely decline. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	changes in consumer and enterprise spending levels;

•	changes in general economic conditions and specific market conditions;

•	changes in consumer, enterprise and carrier preferences for our products and services;

•	price and product competition from other handheld devices or other devices with similar functionality;

•	seasonality of demand for our products and services;

•	variations in product costs or the mix of products sold;

•	quality issues with our products;

•	changes in pricing or promotional programs;

•	inability of third party manufacturers to produce quality products on time;

•	failure to achieve targeted product cost reductions and operating expense reductions;

•	the timely introduction and market acceptance of new products and services;

•	excess inventory or insufficient inventory to meet demand; and

•	litigation brought against us.

Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition.

Economic conditions could lead to reduced demand for our products.

The downturn in general economic conditions and the substantial decline in the stock market have led to reduced demand for a variety of goods and services, including many technology products. If conditions continue to decline, or fail to improve, we could see a significant additional decrease in the overall demand for our products that could harm our operating results. This is particularly true with respect to a number of our premium products as they typically carry a list price in excess of $300 and therefore are expensive purchases for many consumers.

We rely on third party manufacturers to design and manufacture our handheld devices and third party distribution centers to distribute our handheld devices, and our reputation and revenues could be adversely affected if these third parties fail to meet their performance obligations.

We outsource most of our hardware design to third party manufacturers. We depend on their design expertise and we rely on them to design our products at satisfactory quality levels. If our third party manufacturers fail to provide quality hardware design, our reputation and revenues could suffer.

We outsource all of our product manufacturing requirements to third party manufacturers. We depend on them to produce a sufficient volume of our products in a timely fashion and at satisfactory quality levels. If our third party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation and results of operations could suffer. In addition, we rely on our third party manufacturers to place orders with suppliers for the components they need to manufacture our products. If they fail to place timely and sufficient orders with suppliers, our revenues could suffer.

Our device products are manufactured by our third party manufacturers at their international facilities, which are currently located in China and Mexico. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of our handheld devices. Our reliance on third party manufacturers exposes us to risks, which are not in our control and our revenues or cost of revenues could be negatively impacted. For example, the Severe Acute Respiratory Syndrome (SARS) outbreak in China could result in quarantines or closures of our third party manufacturers or their suppliers. In the event of such a quarantine or closure, our revenues, or cost of revenues and results of operations, could be negatively impacted.

We do not have manufacturing contracts with all of the third party manufacturers upon which we rely to manufacture our device products. The absence of a manufacturing contract means that, with little or no notice, these manufacturers could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which they manufacture our device products. If these manufacturers were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. In addition, if these manufacturers were to change the terms under which they manufacture for us, our manufacturing costs could increase and our cost of revenues could increase.

After the transaction, we may choose to rationalize third party manufacturers. If we transition the manufacturing of any product to a new manufacturer, there is a risk of disruption in manufacturing and, revenues and results of operations could be adversely impacted.

Our contract distribution facilities are physically separated from our contract manufacturing locations. This requires additional lead-time to move products to customers. If we are shipping products near the end of the quarter, this extra time could result in us not meeting anticipated shipment volumes for that quarter, which may negatively impact timing of our revenues.

Changes in transportation schedules due to terrorist threats or attacks, military activity, labor disruptions or carrier financial difficulties could cause transportation delays and increase our costs for both receipt of inventory and shipment of products to our customers. For instance, our primary domestic freight carrier filed for bankruptcy immediately after the close of our first quarter of fiscal year 2003. This led to delayed deliveries to our customers. Additionally, labor disputes of West coast dockworkers in the second quarter of fiscal year 2003 led to less capacity and higher costs for the transportation alternatives we normally use. If these types of disruptions occur, our results of operations could be adversely impacted.

We depend on our suppliers, some of which are the sole source for certain components and elements of our technology, and our production or reputation could be seriously harmed if these suppliers were unable to timely meet our demand or technical requirements on a cost effective basis.

Our device products contain components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras and batteries, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of our device products.

Some components, such as displays and certain integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers, one of which is also a competitor of ours in certain markets. Alternative sources are not always available or may be financially prohibitive. If suppliers were unable or unwilling to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our handheld computing device products will be seriously harmed.

We enter into agreements for the development and licensing of third party technology to be incorporated into some of our products. Our ability to release and sell our products could be seriously harmed if the third party technology is not delivered to us in a timely manner or contains errors or defects which are not discovered and fixed prior to release of our products. Our inability to obtain alternative technology could result in damage to our reputation as well as lost revenues and divert our development resources from other business objectives.

Our product strategy is substantially dependent on the Palm OS, and after this transaction PalmSource will be an independent public company outside of our control.

We have a license agreement with PalmSource, which extends through December 2006. Our license of the Palm OS from PalmSource is critical to the operation of our products. While we are not contractually precluded from licensing or developing an alternative operating system, doing so could be less desirable and could be costly in terms of cash and other resources. We currently rely exclusively on PalmSource to provide the operating system for all of our handheld products. Termination of this license, an adverse change in our relationship with PalmSource, PalmSource’s failure to supply a competitive platform or an unfavorable outcome in any material lawsuit involving the Palm OS could seriously harm our business. Additionally, we are contractually obligated to make minimum annual payments to PalmSource regardless of the volume of devices containing the Palm OS. Our business could be seriously harmed if:

•	we were to breach the license agreement and PalmSource terminated the license;

•	PalmSource were to be acquired and the acquiring company was not as strategically aligned with us as PalmSource; or

•	PalmSource does not continuously upgrade the Palm OS and otherwise maintain the competitiveness of the Palm OS platform.

As part of this transaction, PalmSource is becoming an independent company. Our business would be harmed if PalmSource is not able to successfully implement its business strategy or is otherwise unsuccessful as a standalone company. In addition, we cannot assure you that PalmSource will remain an independent public company following the transaction. While our software license agreement with PalmSource includes certain protections for us if PalmSource is acquired, this protection may not be adequate to fully protect our interests, which may reduce our ability to compete in the marketplace and cause us to incur significant costs.

Palm is a defendant in several intellectual property lawsuits involving the Palm OS. Although PalmSource generally indemnifies us for damages arising from such lawsuits, we could still be adversely affected by a determination adverse to PalmSource as a result of market uncertainty, product changes that could arise from such a determination, or failure of PalmSource to adequately indemnify us.

We rely on carriers, distributors, retailers and resellers to sell our products, and disruptions to these channels would adversely affect our ability to generate revenues from the sale of our handheld devices.

Our carriers, distributors, retailers and resellers sell products offered by our competitors. If our competitors offer our carriers, distributors, retailers and resellers more favorable terms or have more products available to meet their needs, those carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. If we are unable to maintain successful relationships with carriers, distributors, retailers and resellers or to expand our distribution channels, our business will suffer.

Because we sell our products primarily to carriers, distributors, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories. In addition, our carriers, distributors, retailers or resellers could modify their business practices, such as payment terms or inventory levels. Unexpected changes in return requests, inventory levels, payment terms or other practices by our channel customers could negatively impact our revenues or our financial condition.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-user customers from our Palm.com web site. These varied sales channels could cause conflict among our channels of distribution, which could harm our revenues and results of operations.

We are highly dependent on wireless carriers for the success of our wireless handheld and smartphone products.

The success of our smartphones and our wireless business strategy is highly dependent on our ability to establish new relationships and build on our existing relationships with strategic domestic and international wireless carriers. We cannot assure you that we will be successful in establishing new relationships or advancing existing relationships with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our smartphones. Factors that are largely within the control of wireless carriers but which are important to the success of our smartphones, include:

•	the wireless carriers’ interest in testing our smartphones on their networks;

•	the quality and coverage area of voice and data services offered by the wireless carriers for use with our smartphones;

•	the degree to which wireless carriers will facilitate the successful introduction of our smartphones and actively promote, distribute and resell our smartphones;

•	the extent to which wireless carriers will require specific hardware and software features on our smartphones to be used on their networks;

•	the timely build out of advanced wireless carrier networks such as General Packet Radio Services (GPRS) and 1xRTT, also known as 3G, which are expected to enhance the user experience for email and other services through higher speed and “always on” functionality;

•	the conditions imposed on us in our agreements with wireless carriers that, in some circumstances, could limit our ability to make similar products available through competitive carriers in some markets;

•	the wireless carriers’ pricing requirements and subsidy programs; and

•	the pricing and terms of voice and data rate plans that the wireless carriers will offer for use with our smartphones.

For example, flat data rate pricing plans offered by some carriers may expose us to risk. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of our smartphones, such plans may not allow our smartphones to contribute as much average revenue per user (ARPU) to carriers as when they were pricing incrementally, and therefore reduces our differentiation from other products.

As we build strategic relationships with wireless carriers, we will be exposed to significant fluctuations in revenue for our smartphone products.

Because of their large sales channels, strategic carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending upon customer demand and inventory levels required by the carriers. As we develop new strategic relationships and launch new products with new and existing strategic partners, our smartphone revenue will be subject to fluctuation based upon the timing of carrier product launches as well as customer demand and carrier inventory requirements.

The amount of future carrier subsidies is uncertain and carriers are free to lower or reduce their subsidies with little or no notice to us.

When we sell our wireless products on our own Web site, we sometimes have the opportunity to earn subsidies from carriers if the customer also purchases a voice or data plan from the carrier. Today the wireless industry is generally decreasing subsidies on voice services. Moreover, carriers that currently provide the Solutions Group and Handspring with subsidies may reduce or discontinue such subsidies with little or no notice. While we believe carriers will continue to offer subsidies to the combined company, if these subsidies were reduced or eliminated the gross margins for the affected products would decline and we would be more limited in our ability to sell at prices that are attractive to cost sensitive consumers.

More broadly, if carriers move away from subsidizing the purchase of wireless devices, this could significantly reduce the sales or growth rate of sales of wireless devices. This could have an adverse impact on our revenues and our results of operations.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share, and our results of operations and financial condition would suffer.

We compete in the handheld and smartphone device markets. The market for these products and services are highly competitive, and we expect increased competition in the future, particularly as companies from various established industry segments, such as mobile handset, personal computer and consumer electronics, increasingly develop and market products that compete with us. Some of our competitors or potential competitors possess capabilities developed over years of serving customers in their respective markets. In addition, many of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products. Finally, these competitors bring with them customer loyalties, and such loyalties may limit our ability to attract new users despite superior product offerings.

Our devices compete with a variety of mobile computing products. Our principal competitors include:

•	mobile handset manufacturers which also develop and sell wireless handheld and smartphone products, such as Audiovox, Ericsson, HTC Corporation, Kyocera, LG, Motorola, Nokia, Samsung and Sanyo;

•	Research In Motion Limited, a leading provider of wireless email, instant messaging and Internet connectivity;

•	personal computer companies which also develop and sell handheld computing products, such as Acer, Dell, Hewlett-Packard and Toshiba;

•	consumer electronics companies which also develop and sell handheld computing products, such as Casio, Sharp and Sony; and

•	a variety of privately held start-up companies looking to compete in our current and future markets, such as Danger and Good Technology.

As an independent company, PalmSource may license the Palm OS to companies who compete directly or indirectly with our business. For example, PalmSource has recently signed Palm OS license agreements with HuneTech, Legend and Group Sense (International) Limited, located in the Asia Pacific region. Our revenues and gross margins could suffer because of competition from licensees of the Palm OS platform.

Some competitors sell or license server, desktop and/or laptop computing products in addition to handheld computing products and may choose to market and sell or license their handheld products at a discounted price or give them away for free with their other products, which could negatively affect our revenues, sales and marketing expenses and financial condition.

Certain competitors may have longer and closer relationships with the senior management of enterprise customers who decide which products and technologies will be deployed in their enterprises. Moreover, these competitors may have larger and more established sales forces calling upon potential enterprise customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services, which would adversely impact our business, revenues, sales and marketing expenses and financial condition.

Certain competitors may have longer and closer relationships with wireless carrier customers. Moreover, these competitors may have existing business relationships, more products to offer, and larger and more established sales forces calling upon potential wireless carrier customers and therefore could have a better competitive position than we do. This could result in potential wireless carrier customers deciding not to choose our products and services, which would adversely impact our business, revenues, sales and marketing expenses and financial condition.

Successful new product introductions or enhancements by our competitors, or increased market acceptance of competing products could reduce the sales and market acceptance of our products, cause intense price competition or could make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our handheld devices may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs and warranty claims.

Our devices are complex and must meet stringent user requirements. We must develop hardware and software application products quickly to keep pace with the rapidly changing handheld device market. Products and services as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims, which could harm our business, revenues, cost of revenues and financial condition.

Our success largely depends on our ability to hire, retain, integrate and motivate sufficient qualified personnel.

Our future success depends on our ability to attract and retain highly skilled personnel, including personnel from Handspring that are expected to be a part of the combined company following the proposed Handspring merger. We compensate our employees through a combination of salary, bonuses, benefits and equity compensation. If we fail to provide competitive compensation to our employees, we may be unable to retain them. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees, all of whom have been granted stock options.

Palm’s practice has been to provide incentives to all of its employees through the use of broad based stock option plans. Proposed accounting rules concerning the expensing of stock options may cause us to reevaluate our use of stock options as an employee incentive. Our ability to hire, retain and motivate our personnel may suffer as a result.

In addition, many key personnel and executives hold options that have exercise prices per share that are significantly above the market price of our common stock and the number of shares available for new option grants is limited. We may find it difficult to provide competitive stock option grants and the ability to hire, retain and motivate key personnel may suffer.

In recent quarters, we have initiated reductions in our workforce of both employees and contractors to balance the size of our employee base with our anticipated revenue base. In addition, following the proposed Handspring merger, there will be employee reductions related to the integration of the Solutions Group and Handspring. These reductions have and will result in reallocations of employee duties, which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which could affect our ability to deliver our products in a timely fashion and negatively affect our business.

Third parties have claimed and may claim in the future that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. For example, as our focus has shifted to wireless communicators, we have received, and expect to continue to receive, communications from holders of patents related to GSM, GPRS, CDMA and other mobile communication standards. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we or our customers are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of litigation generally increase the risks associated with intellectual property litigation. Moreover, patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in our markets. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions against development and sale of our products. In addition, following the transaction, we will become liable for lawsuits filed against Handspring, which lawsuits could also have a material adverse effect on our business, financial condition or operating results.

If Palm is unsuccessful in its litigation with Xerox, the combined company’s business, results of operations and financial condition would be significantly harmed.

Palm is engaged in a civil action brought by Xerox Corporation in 1997 in New York federal district court alleging willful infringement of a Xerox patent by the Graffiti handwriting recognition system employed in handheld computers operating the Palm OS. While the district court dismissed the case in 2000, ruling that the Xerox patent is not infringed by the Graffiti handwriting recognition system, Xerox appealed the dismissal. The appellate court reversed and remanded the case to the district court for further proceedings. The district court subsequently found the patent valid, enforceable and infringed. Palm appealed the judgment in December 2001.

In February 2002, the district court rejected an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox for a trial date to determine damages, but required Palm to post a $50 million bond, a decision from which Palm appealed; Xerox filed a cross-appeal. The federal appeals court decided in February 2003 that the Xerox patent is infringed by the Graffiti handwriting recognition system, but remanded the case to the district court to determine whether the patent is valid, thereby lifting the requirement that Palm post a bond. In its opinion, however, the appellate court directed that, in the event the patent is held valid, Xerox would be entitled to an injunction. Proceedings on the issue of the validity of the patent are now pending in the district court. In connection with the PalmSource separation, we entered into an agreement pursuant to which we agreed to defend and indemnify PalmSource from liabilities incurred in connection with the Xerox litigation. In the event we are found liable for damages in this litigation, we would not be entitled to contribution from PalmSource.

We cannot assure you that Palm will be successful in the litigation. If Palm is not successful, we may be required to pay Xerox significant damages or license fees or pay significant amounts with respect to Palm OS licenses for their losses pursuant to our indemnity to PalmSource. It may also result in other indirect costs and expenses, such as significant diversion of management resources, loss of reputation and goodwill, damage to our customer relationships and declines in our stock price. Accordingly, if Xerox is successful, our business, results of operations and financial condition could be significantly harmed and we may be rendered insolvent. In addition, Xerox might again seek an injunction preventing us or Palm OS licensees from offering products with Palm OS with Grafitti handwriting recognition software. Palm has largely transitioned its products to a handwriting recognition software that does not use Grafitti.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including our patent or trademark applications or registrations. Even if our patent or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been thefts of computer equipment from our employees and us. This computer equipment has contained proprietary information and intellectual property. In addition, there have been leaks of proprietary information associated with our intellectual property. We have formulated a security plan to reduce the risk of future thefts and leaks of proprietary information. We may not be successful in preventing future thefts, in preventing those responsible for past thefts from using our technology to produce competing products or in preventing future leaks of proprietary information. The unauthorized use of our technology or of our proprietary information by competitors could have a material adverse effect on our ability to sell our products.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business.

We have an international presence in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target countries with large populations and propensities for adopting new technologies. However, many of these targeted countries do not prevent misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we are active may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

We are subject to general commercial litigation and other litigation claims as part of our operations, and we could suffer significant litigation expenses in defending these claims and could be subject to significant damages or remedies that would harm our business.

In the course of our business, we occasionally receive consumer protection claims, general commercial claims related to the conduct of our business and the performance of our products and services and other litigation claims. Any litigation regarding these consumer, commercial, and other claims could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of consumer, commercial and other litigation increase these risks. We also may be subject to significant damages or equitable remedies regarding the development and sale of our products and operation of our business.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured and distributed are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	changes in international relations;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in managing widespread sales operations; and

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

We may pursue strategic acquisitions and investments that could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and we will continue to evaluate other acquisition opportunities that could provide us with additional product or service offerings or additional industry expertise as they arise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management’s attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future, including the proposed Handspring merger. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. These transactions may result in the diversion of capital and management’s attention away from other business issues and opportunities. In addition, we have made strategic venture investments in other companies that provide products and services that are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position.

We are currently required to provide restricted cash as collateral for a variety of letters of credit.

We currently do not have a credit line in place and as a result are required to post collateral in the form of restricted cash for most letters of credit. These letters of credit are required for various reasons such as for security for our facilities leases. The lack of a credit line and the requirement to provide restricted cash subject us to risk if cash balances fluctuate significantly.

We own land that is not currently being utilized in our business. If our expected ability to ultimately recover the carrying value of this land is impaired, we would incur a non-cash charge to operations.

We own approximately 39 acres of land in San Jose, California which we do not plan to develop. In the third quarter of fiscal year 2003, we reported an impairment charge to adjust the carrying cost of the land to its then current fair market value. While we currently have no immediate plans to sell this property, a future sale or other disposition of the land at less than its carrying value, or a further deterioration in market values that impacts our expected recoverable value, would result in a non-cash charge which would negatively impact our results of operations.

Business interruptions could adversely affect our business.

Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, health epidemics and other events beyond our control. In addition, the business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by us could have a material adverse effect on our business.

War, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the U.S. and world economy in general and consumer confidence and spending in particular, which could harm our revenues and results of operations.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as new product announcements, acquisitions or restructurings;

•	actions by institutional stockholders or financial analysts;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Our board of directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock held by stockholders of record as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of our preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

THE PALM ANNUAL MEETING OF STOCKHOLDERS

The proposals set forth in this joint proxy statement/prospectus are being solicited by the board of directors of Palm for use at the annual meeting of stockholders to be held on                          , 2003, at              a.m. local time or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at             . Palm’s telephone number is (408) 503-7000.

General Information

Certain Financial Information.    Please take note that Palm’s financial statements and related information are included with its 2003 annual report on Form 10-K filed with the Securities and Exchange Commission, which is enclosed with this joint proxy statement/prospectus.

Matters to be Voted On.    Palm stockholders are being asked to vote on three matters:

•	to approve and adopt the merger agreement, which approval and adoption will also constitute approval of (a) the merger of Peace Separation Corporation with and into Palm, with Palm being the surviving entity, effecting the distribution of PalmSource common stock held by Palm to Palm’s stockholders, and (b) the issuance of the shares of Palm common stock to Handspring stockholders in the transaction, which proposal can be found beginning on page 54 of this joint proxy statement/prospectus;

•	to elect R. Todd Bradley, Michael Homer and Gareth C.C. Chang as Class I directors to serve until the 2006 annual meeting of stockholders, which proposal can be found beginning on page 183 of this joint proxy statement/prospectus; and

•	to ratify the appointment of Deloitte & Touche LLP to serve as Palm’s independent public auditors for the fiscal year ending May 28, 2004, which proposal can be found beginning on page 190 of this joint proxy statement/prospectus.

Voting Securities.    Only stockholders of record as of the close of business on                          , 2003, the record date, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of the record date, there were              shares of Palm’s common stock issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote on the proposals presented in this joint proxy statement/prospectus for each share of common stock held. There is no cumulative voting in the election of directors.

Solicitation of Proxies.    The cost of soliciting proxies will be borne by Palm. In addition to soliciting stockholders by mail and through its regular employees, Palm will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of Palm registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Palm may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. Palm intends to retain Georgeson Shareholder Communications, Inc., a professional solicitation firm, to assist in the solicitation of proxies.

Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” all nominees, “FOR” all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of Palm a written instrument revoking the proxy or a validly executed proxy with a later date, or by attending the meeting and voting in person. If you have instructed a broker or bank to vote your shares by executing a voting instruction card, you must follow the directions received from your broker or bank to change your voting instructions.

Quorum.    The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD FROM” or “ABSTAIN” on a matter, or votes cast, are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter.

Adjournments.    If sufficient votes to constitute a quorum or to approve and adopt the merger agreement are not received by the date of the annual meeting of stockholders, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of Palm common stock present in person or represented by proxy at the annual meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Abstentions.    Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Palm intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

Broker Non-Votes.    Under the applicable rules of the New York Stock Exchange, brokers and nominees are prohibited from giving a proxy to vote their customers’ shares with respect to approval and adoption of the merger agreement. These broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast. However, because Delaware law requires Proposal No. 1 (the approval and adoption of the merger agreement) to be approved by the holders of a majority of Palm’s outstanding shares, and not merely the approval of a majority of the votes cast, broker non-votes will have the same effect as a vote against Proposal No. 1.

Security Ownership of Certain Beneficial Owners and Management.    The following table sets forth certain information, as of June 13, 2003, with respect to the beneficial ownership of Palm’s common stock by (i) each person who is known to Palm to own beneficially more than 5% of Palm’s common stock; (ii) each director and director-nominee of Palm; (iii) the Chief Executive Officer and each other person included in the Summary Compensation Table beginning on page [191] of this joint proxy statement/prospectus, referred to in this joint proxy statement/prospectus collectively as the named executive officers; and (iv) all current executive officers and directors of Palm as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Palm’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 13, 2003 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock Outstanding(3)
Wellington Management Company, LLP	2,661,075	(4)	9.1%
75 State Street, Boston MA 02109(4)
Eric A. Benhamou	112,220	(5)	*
R. Todd Bradley	61,310	(6)	*
Judy Bruner	58,856	(7)	*
Gordon A. Campbell	4,200	(8)	*
Gareth C.C. Chang	1,834	(9)	*
Jean-Jacques Damlamian	2,334	(10)	*
Michael Homer	4,084	(11)	*
Marianne F. Jackson	14,825	(12)	*
David C. Nagel	12,000	(13)	*
Susan G. Swenson	6,075	(14)	*
All current directors and executive officers as a group (10 persons)	277,738	(15)	*

*	Less than 1%.
(1)	Unless otherwise noted, the address for the beneficial owners listed in this table is c/o Palm, Inc., 400 N. McCarthy Blvd., Milpitas, California 95035.
(2)	To Palm’s knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(3)	Based on 29,246,570 shares of Palm’s common stock issued and outstanding as of June 13, 2003.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003.
(5)	Includes 51,751 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(6)	Includes 55,310 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Also includes 500 shares of restricted stock subject to repurchase by Palm, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and vests as to the remaining forty percent of the shares on the third anniversary of date of grant. Also includes 500 shares of restricted stock subject to repurchase by Palm, which vests as to all of the shares on the sixth anniversary of the date of grant. Also includes 5,000 shares of restricted stock subject to repurchase by Palm, which vests in equal annual increments over a three-year period.
(7)	Includes 54,218 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Also includes 1,000 shares of restricted stock subject to repurchase by Palm, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and vests as to the remaining forty percent of the shares on the third anniversary of date of grant. Also includes 500 shares of restricted stock subject to repurchase by Palm, which vests as to all of the shares on the sixth anniversary of the date of grant. Also includes 2,500 shares of restricted stock subject to repurchase by Palm, which vests in equal annual increments over a three-year period.
(8)	Includes 3,700 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(9)	Includes 1,334 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(10)	Includes 2,334 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(11)	Includes 3,584 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(12)	Includes 12,325 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Also includes 2,500 shares of restricted stock subject to repurchase by Palm, which vests in equal annual increments over a three-year period.
(13)	Includes 2,500 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Also includes 2,500 shares of restricted stock subject to repurchase by Palm, which vests in equal annual increments over a two-year period. Also includes 7,000 shares held by Dr. Nagel and his spouse as trustees of the Nagel/Schreiner Revocable Trust.
(14)	Includes 5,575 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.
(15)	Includes 192,631 shares issuable upon the exercise of options exercisable within 60 days of June 13, 2003.

THE HANDSPRING SPECIAL MEETING OF STOCKHOLDERS

This joint proxy statement/prospectus is being sent to you as a Handspring stockholder in order to provide you with important information regarding the Handspring merger in connection with the solicitation of proxies by Handspring’s board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

Handspring will hold a special meeting of its stockholders on             , 2003, at      a.m., local time, at         .

Matters for Consideration

At the Handspring special meeting, Handspring stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the Handspring merger. Handspring stockholders will also consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting. Handspring is not currently aware of any other matter that will come before the special meeting.

Board of Directors’ Recommendation

After careful consideration, the Handspring board of directors has unanimously approved the merger agreement and the Handspring merger. The Handspring board of directors believes that the terms of the merger agreement and the Handspring merger are advisable, fair to, and in the best interests of, Handspring and its stockholders. The Handspring board of directors unanimously recommends that the Handspring stockholders vote FOR the proposal to approve and adopt the merger agreement and to approve the Handspring merger.

Record Date

The record date for determining the Handspring stockholders entitled to vote at the special meeting is             , 2003. Only holders of record of Handspring common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were          shares of Handspring common stock issued and outstanding, held by approximately          stockholders of record. As of the record date, the directors and executive officers of Handspring and their affiliates held          outstanding shares of Handspring common stock. Each share of Handspring common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

Quorum and Vote Required

In order to conduct business at the special meeting, a quorum must be present. Handspring’s bylaws provide that a quorum at the special meeting will be the holders of a majority of the stock outstanding on the record date for the meeting. Handspring will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum or to approve and adopt the merger agreement and to approve the Handspring merger are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding Handspring common stock present in person or represented by proxy at the special meeting. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

A majority of the shares of Handspring’s common stock outstanding on the record date must be voted for the proposal to approve and adopt the merger agreement and to approve the Handspring merger in order for the proposal to pass. The inspector of elections appointed for the special meeting will tabulate the votes.

Voting of Proxies

The Handspring proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Handspring board of directors for use at the Handspring special meeting.

General.    Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR the proposal to approve and adopt the merger agreement and to approve the Handspring merger. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Handspring special meeting.

Abstentions.    Handspring will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of Handspring common stock is required to approve and adopt the merger agreement and to approve the Handspring merger, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the Handspring merger.

Broker Non-Votes.    If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Handspring common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Handspring common stock is required to approve and adopt the merger agreement and to approve the Handspring merger, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the Handspring merger.

Voting Shares In Person That Are Held Through Brokers.    If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Handspring common stock a properly executed legal proxy identifying you as an Handspring stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Handspring a written notice, dated later than the proxy you wish to revoke, stating that proxy is revoked;

•	submitting to the Secretary of Handspring a new, signed proxy with a date later than the proxy you wish to revoke; or

•	attending the special meeting and voting in person.

Notices to the Secretary of Handspring should be addressed to Secretary, Handspring, Inc., 189 Bernardo Avenue Mountain View, California 94043.

Solicitation of Proxies and Expenses

Handspring will pay its own costs of soliciting proxies for the special meeting. Certain directors, officers and employees of Handspring may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Handspring expects that the expenses of this special solicitation will be nominal. Following the mailing of this joint proxy statement/prospectus, Handspring will request brokers, custodians, nominees and other record holders to forward copies of this joint proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Handspring, upon the request of the record holder, will reimburse such holder for their reasonable expenses.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or Internet. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services telephone or Internet voting program. This program provides eligible stockholders the opportunity to vote by telephone or Internet. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference telephone or Internet information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

Voting Agreements

Three Handspring stockholders have agreed to vote a total of 37.5% of the outstanding voting power of the Handspring common stock entitled to vote on the merger agreement and the Handspring merger in favor of the proposal to approve and adopt the merger agreement and to approve the Handspring merger and have executed proxies with respect to their shares in favor of Palm.

Future Stockholder Proposals of Handspring

If the Handspring merger is not completed, Handspring will convene a 2003 annual meeting of stockholders. Stockholder proposals intended to be presented at Handspring’s 2003 annual meeting of stockholders must have been received by Handspring at its principal executive offices no later than May 26, 2003 in order to be included in Handspring’s proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before the 2003 annual meeting of stockholders (but not include it in Handspring’s proxy materials) must provide written notice of such proposal to Handspring’s Secretary at Handspring’s principal executive offices no later than August 9, 2003.

Security Ownership of Certain Beneficial Owners and Management of Handspring

The following table sets forth certain information, as of June 3, 2003, with respect to the beneficial ownership of Handspring’s common stock by (i) each stockholder known by Handspring to be the beneficial owner of more than 5% of Handspring’s common stock, (ii) each director, (iii) Handspring’s chief executive officer and each of Handspring’s six other most highly compensated executive officers for fiscal year 2003, or the named executive officers, and (iv) all directors and named executive officers as a group. There were 148,318,397 shares of Handspring’s common stock outstanding on June 3, 2003.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Jeffrey C. Hawkins(3)	37,177,208	25.1%
Donna L. Dubinsky(4)	21,800,728	14.7%
L. John Doerr(5)	14,885,507	10.0%
Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, California 94205
M-F Downtown Sunnyvale, LLC(6)	10,000,000	6.4%
Edward T. Colligan(7)	5,668,422	3.7%
Bruce W. Dunlevie(8)	4,907,737	3.3%
Benchmark Capital Partners II, LP 2480 Sand Hill Road Menlo Park, California 94205
Celeste S. Baranski(9)	1,107,023	*
Gregory S. Woock(10)	429,254	*
David G. Pine(11)	336,875	*
John Hartnett(12)	318,230	*
Mitchell E. Kertzman(13)	35,155	*
William E. Kennard(14)	25,780	*
William R. Slakey	—	*
All Directors and Named Executive Officers (12 Persons)(15)	86,691,919	56.3%

*	Less than 1%
(1)	Unless otherwise indicated above, the address for each person and entity named in the table is: c/o Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043.
(2)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3)	Includes 36,983,708 shares held by Mr. Hawkins and his spouse as trustees under the Strauss-Hawkins Trust Agreement dated April 17, 1991. Also includes 193,500 shares held by various charitable trusts for which Mr. Hawkins is the trustee.
(4)	Represents shares held by Ms. Dubinsky as trustee under the Amended and Restated Dubinsky Trust Agreement dated May 23, 1995.
(5)	Represents 13,848,663 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 802,185 shares held by KPCB VIII Founders Fund, L.P. and 15,670 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P., and 225,562 shares held by Mr. Doerr and 4,687 shares issuable upon the exercise of options held by Mr. Doerr that are exercisable within 60 days of June 3, 2003. Mr. Doerr is a general partner of KPCB VIII Associates, L.P., which is a general partner of Kleiner Perkins Caulfield & Byers VIII, L.P.
(6)	Represents 1,000,000 shares held by M-F Downtown Sunnyvale, LLC and 9,000,000 shares subject to a fully exercisable warrant held by M-F Downtown Sunnyvale, LLC. The address of M-F Downtown Sunnyvale, LLC is c/o the Mozart Development Company, 1068 East Meadow Circle, Palo Alto, California 94303.
(7)	Represents 1,533,960 shares held by Mr. Colligan and his spouse and 366,677 shares issuable upon the exercise of options held by Mr. Colligan that are exercisable within 60 days of June 3, 2003.
(8)	Represents 369,836 shares held by Mr. Dunlevie and his spouse as trustees under the Bruce and Elizabeth Dunlevie Living Trust U/A/D, 4/8/2002, Bruce and Elizabeth Dunlevie TTEES, 4,687 shares issuable upon the exercise of options held by Mr. Dunlevie that are exercisable within 60 days of June 3, 2003 and 4,533,214 shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Dunlevie is a Managing Member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Dunlevie disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.
(9)	Represents 247,440 shares held by Ms. Baranski and 859,583 shares issuable upon the exercise of options held by Ms. Baranski that are exercisable within 60 days of June 3, 2003.

(10)	Represents 338,265 shares held by Gregory S. Woock and his spouse as trustees under the Gregory S. Woock and Lisa C. Woock Declaration of Trust UA 5/21/1993 and 90,989 shares issuable upon the exercise of options that are exercisable within 60 days of June 3, 2003.
(11)	Represents 27,500 shares held by Mr. Pine and 309,375 shares issuable upon the exercise of options held by Mr. Pine that are exercisable within 60 days of June 3, 2003.
(12)	Represents 70,559 shares held by Mr. Hartnett and 247,631 shares issuable upon the exercise of options held by Mr. Hartnett that are exercisable within 60 days of June 3, 2003.
(13)	Represents shares issuable upon the exercise of options held by Mr. Kertzman that are exercisable within 60 days of June 3, 2003.
(14)	Represents shares issuable upon the exercise of options held by Mr. Kennard that are exercisable within 60 days of June 3, 2003.
(15)	Includes 5,712,349 shares issuable upon the exercise of options that are exercisable within 60 days of June 3, 2003.

PALM AND HANDSPRING PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

THE TRANSACTION

This section of the joint proxy statement/prospectus describes the transaction, including the proposed PalmSource distribution and Handspring merger. While we believe that the description in this section addresses the material terms of the transaction, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we have referred you to in this joint proxy statement/prospectus for a more complete understanding of the transaction. You should carefully review the information related to PalmSource included in Annex A in determining whether to approve and adopt the merger agreement.

Overview of the Transaction

Palm and Handspring have entered into a merger agreement that provides for a transaction with two components.

First, the common stock of PalmSource held by Palm will be distributed to the existing stockholders of Palm by means of the merger of Peace Separation Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Palm, which we refer to as the PalmSource distribution. Upon effectiveness of the PalmSource distribution, each outstanding share of Palm common stock (including the associated preferred stock purchase right) will be automatically converted into the right to receive (A) one validly issued, fully paid and nonassessable share of Palm common stock (together with the associated right), such that each share of Palm common stock will remain outstanding after the completion of the PalmSource distribution and (B) the right to receive approximately 0.34 of a share of PalmSource common stock and cash in lieu of any fractional share. This ratio is based on the number of shares of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution.

Following the PalmSource distribution, Palm, which will consist of its Solution Group business, will acquire Handspring by means of the merger of Harmony Acquisition Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Handspring, which we refer to as the Handspring merger. Upon completion of the Handspring merger, each share of Handspring common stock (including the associated preferred stock purchase right) outstanding immediately prior to the effective time of the Handspring merger will be canceled and extinguished and automatically converted into the right to receive 0.09 of a share of Palm common stock upon surrender of the certificate representing such share of Handspring common stock and cash in lieu of any fractional share. Palm shares will be issued with associated preferred stock purchase rights.

The merger agreement is described in more detail in “The Merger Agreement” beginning on page 97 of this joint proxy statement/prospectus. The merger agreement is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Background of the Transaction

Palm, Inc. was founded in 1992 and launched the first commercially successful mass-market handheld computer, or personal digital assistant (PDA), the Palm Pilot, in 1996. The Palm Pilot contained a proprietary operating system, the Palm OS, which was developed by Palm. At that time, Palm saw the opportunity to license the Palm OS and generated its first licensing revenues in 1997. Palm’s initial licensing strategy was to target companies in adjacent market segments, to avoid competition with Palm’s principal products. Over time, and as the market grew, Palm shifted its licensing strategy to target a greater number of additional licensees, including companies that would produce directly competitive products.

In the summer of 2001, after several years of licensing the Palm OS to directly competitive customers, and after an extensive evaluation of its business, Palm recognized the need to separate its operating system business from its hardware solutions business. Palm determined that a separation of the two business units was needed in order for its operating system business to be able to work effectively with licensees and in order to allow its hardware business to respond to rapid technology change. In July 2001, Palm announced its intent to form a wholly owned subsidiary to contain the Palm OS group, then called the Platform Solutions Group and now PalmSource, and to operate it as a separate business within Palm. Palm also announced the formation of a separation committee of its board of directors to oversee the separation of the operating systems business. During the late summer and fall of 2001, the separation committee formed teams of Palm management to identify and separate the assets and liabilities of the operating systems and hardware solutions businesses and to define how the two businesses would operate separately within Palm. On August 27, 2001, Palm announced that David C. Nagel, Ph. D. had been hired as President of the platform solutions group.

On December 18, 2001, Palm’s board of directors approved a series of separation agreements that addressed the allocation of assets and liabilities between the operating systems business and the hardware solutions business, the licensing of the Palm OS to the hardware solutions business, the provision of infrastructure services to the operating systems business and other separation matters. In December 2001, Palm incorporated the Palm OS subsidiary in Delaware, and Palm announced the formation of this subsidiary on January 21, 2002. On February 5, 2002, Palm announced that it had named the subsidiary PalmSource, Inc. In March 2002, Palm began providing segment reporting for the results of its two businesses, PalmSource and the hardware solutions business, referred to as the Solutions Group. Throughout 2002, the Palm board of directors received frequent updates regarding the separation planning and the operation of the existing agreements.

On June 6, 2002, Palm applied for a ruling with the IRS that the distribution of PalmSource stock to Palm stockholders would be a tax-free distribution under Section 355 of the Internal Revenue Code; the IRS granted that ruling in December 2002. On June 24, 2002, Palm announced the addition of independent board members for PalmSource. These actions were taken with a view to the possibility of making PalmSource an independent publicly-traded company.

During 2002, at the same time Palm was pursuing the separation of the Palm OS business, Palm’s Solutions Group, as part of its ongoing strategic planning, evaluated its wireless strategy in light of current industry trends. In the spring of 2002, Palm recognized the importance of wireless handheld and smartphone products which incorporate phone capabilities and began to investigate a number of different paths to expand its offerings in these areas, including in-house development, partnership or acquisition. In the summer of 2002, Palm began to consider potential strategic relationships with Handspring as one method to achieve this strategy.

Palm and Handspring share common history, as the founders of Handspring also founded and played a key role in the early success of Palm. In July 1998, Donna L. Dubinsky, then President and General Manager of Palm and Jeffrey C. Hawkins, then Chief Product Officer of Palm left Palm and in September 1998, Edward T. Colligan, then Vice President, Marketing of Palm joined them to form Handspring. Handspring entered into a five-year licensing agreement for the Palm OS with Palm in September 1998. In April 2001, Palm’s license to Handspring was extended through 2009. Through 2001, Handspring principally sold handheld computers and accessories, but in the summer of 2001, Handspring began to focus its business strategy on developing wireless handheld computers with voice communications capabilities, or smartphones and in October 2001 publicly announced its Treo line of communicator products.

In summer of 2001, as Handspring began to transition its business away from traditional handheld computers to smartphones, Handspring contacted Palm about the possibility of Palm acquiring Handspring’s Visor line of handheld computers. Palm ultimately declined Handspring’s proposal. Handspring eventually discontinued its Visor line of handheld computers.

In the summer of 2002, R. Todd Bradley, then Executive Vice President and Chief Operating Officer of Palm’s Solutions Group, contacted Ms. Dubinsky, Chief Executive Officer of Handspring, to gauge Handspring’s interest in exploring ways that the two companies could work more closely together, including the possibility of a merger. Ms. Dubinsky agreed to consider possible business relationships and discuss them informally with Handspring’s senior management and directors. Mr. Bradley and Ms. Dubinsky agreed to talk again once Ms. Dubinsky was able to consult with Handspring management and directors. Periodically, throughout the summer, Mr. Bradley and Ms. Dubinsky met to discuss topics such as the market environment, developments in their businesses and strategic rationale for a business combination. Mr. Bradley also met with Mr. Hawkins, Chairman and Chief Product Officer of Handspring, and Mr. Colligan, President and Chief Operating Officer of Handspring, during the summer of 2002 to discuss their thoughts relating to a possible business combination.

Around the time that Mr. Bradley first spoke with Ms. Dubinsky, in July 2002, Palm asked Morgan Stanley & Co. Incorporated to assist it in exploring a possible business combination involving Handspring.

On July 26, 2002, the Palm board of directors held a meeting to discuss, among other topics, management’s view of the future of the handheld computing industry and the strategy for the Solutions Group after the separation of PalmSource. At this meeting, Mr. Bradley presented Palm management’s view that the converged device category—handheld devices that incorporate multiple functions such as a voice and data transmittal capability—would become increasingly important for Palm and that the handheld industry was likely to experience significant consolidation over the coming years. Mr. Bradley also presented a number of strategic opportunities for Palm to consider to address these industry trends, one of which was to acquire Handspring.

On September 1, 2002, Mr. Bradley became a director of Palm and President and Chief Executive Officer of the Palm Solutions Group.

From September 2002 through early April 2003, Ms. Dubinsky had discussions with several entities she believed may have had an interest in acquiring Handspring. Ms. Dubinsky updated the board on these efforts at various board meetings.

On September 11, 2002, Mr. Bradley, Philippe Morali, Vice President Corporate Development and Treasurer of Palm, and Ken Wirt, then Senior Vice President, Marketing of Palm, met with Mr. Colligan, Ms. Dubinsky and Dan McCammon, Handspring’s then interim Chief Financial Officer, to share financial information and product roadmaps, and to explore a possible combination of the two companies. At this meeting, the companies signed a mutual non-disclosure agreement covering the strategic discussions between the two companies. Following that meeting, Mr. Bradley and Ms. Dubinsky agreed to reconvene in early 2003, to allow Palm to make further progress towards the PalmSource separation and to allow Handspring to complete negotiations which were underway to restructure its lease obligations for its Sunnyvale, California facility.

On September 18, 2002, Handspring held a regularly scheduled board meeting. At the meeting, management and the board discussed, among other topics, an update on discussions with Palm regarding a potential acquisition of Handspring by Palm. Management also discussed the possibility of a financing from financial and strategic investors or an acquisition by a company other than Palm.

On October 8, 2002, PalmSource announced it had received a $20 million minority equity investment from Sony Corporation.

On November 6, 2002, Handspring held a regularly scheduled board meeting. At the meeting, management and the board discussed, among other topics, an update on discussions with Palm regarding a potential acquisition of Handspring by Palm. Management also discussed the possibility of a financing from financial and strategic investors.

On December 17, 2002, the Palm board of directors held a meeting and discussed, among other topics, remaining asset and liability allocation issues between Palm and PalmSource. The Palm board of directors appointed a new separation committee to address these remaining issues.

On January 16, 2003, Handspring announced that it completed the restructuring of its Sunnyvale lease obligations.

On January 20, 2003, Palm’s board of directors held a meeting where the separation committee of the board of directors updated the board of directors on the principles and processes by which the separation committee was operating and discussed various issues regarding the separation of PalmSource.

In early January 2003, Mr. Bradley contacted Ms. Dubinsky to resume preliminary discussions about a combination. On January 23, 2003, Messrs. Bradley and Morali met with Ms. Dubinsky to formalize a process to advance the combination discussions between the two companies. Ms. Dubinsky also discussed the lease restructuring.

On January 31, 2003, Angel Mendez, Senior Vice President, Global Operations of Palm, Mr. Morali, Dave Vadasz, Senior Director, Corporate Development of Palm, and Jason Zajac, Vice President, Product Planning and Strategy of Palm, met with Mr. Colligan, Ms. Dubinsky, John Hartnett, Vice President, Worldwide Operations of Handspring, and William R. Slakey, Vice President and Chief Financial Officer of Handspring, to discuss Handspring’s business strategy, product roadmap, carrier relationships and financial plan, and exchange views on the strategic rationale for a combination.

On February 5, 2003, the Handspring board of directors held a regularly scheduled board meeting. At the meeting, the board discussed, among other topics, potential financing opportunities with financial and strategic investors. The board then discussed the status of management’s discussions with Palm regarding a potential merger. Management also updated the board on its discussions with various other potential acquirors. The board determined that management should continue to pursue the potential transaction with Palm, and, as an alternative, a financing with outside investors or an acquisition by a company other than Palm.

On February 7, 2003, Messrs. Morali, Vadasz and Zajac met with Messrs. Colligan and Hawkins and Ms. Dubinsky to discuss Palm’s business strategy, product roadmap, financial plan, and to further exchange views on the strategic rationale for a combination.

On February 10, 2003, Eric Benhamou, Chairman of Palm’s board of directors and interim Chief Executive Officer of Palm spoke with L. John Doerr, director of Handspring, to discuss the potential transaction. The two agreed to proceed and meet to discuss the transaction further.

On February 10, 2003, the Handspring board of directors held a meeting to discuss the potential transaction with Palm and financing opportunities with investors. Management also updated the board on its discussions with various other potential acquirors. The board determined that management should continue to pursue the transaction with Palm, the financing opportunities and an acquisition by a company other than Palm.

On February 12, 2003, Messrs. Bradley and Morali met with Mr. Colligan and Ms. Dubinsky to discuss the potential management structure and board composition of the combined company.

On February 13, 2003, Mr. Benhamou met with Mr. Doerr to discuss their views regarding strategies for, and the potential of, the combined company and corporate governance matters.

On February 18, 2003, Judy Bruner, Senior Vice President and Chief Financial Officer of Palm, and Mr. Vadasz met with Mr. Slakey to review Handspring’s financial plan.

On February 28, 2003, Mr. Benhamou again met with Mr. Doerr. They discussed Palm’s outstanding litigation and the proposed structure order and timing of the transaction, which would include the PalmSource distribution and then the acquisition of Handspring.

On March 3, 2003, Messrs. Morali and Vadasz, along with representatives from Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Hale & Dorr LLP, counsel to Palm, met with Ms. Dubinsky, David G. Pine, Vice President and General Counsel of Handspring, and representatives from Fenwick & West LLP, counsel to Handspring, to discuss the status of outstanding litigation matters for both companies.

On March 3, 2003, Messrs. Morali and Vadasz, along with representatives from Morgan Stanley and Wilson Sonsini Goodrich & Rosati, met with Ms. Dubinsky, and Messrs. Slakey and Pine, along with representatives from Fenwick & West, to discuss a possible transaction structure, timing to complete a transaction and a valuation framework. Palm presented a proposed transaction structure which comprised the distribution of the PalmSource stock held by Palm to Palm’s existing stockholders followed by the combination of the remaining Palm Solutions Group business with Handspring.

On March 4, 2003, Steve Manser, Senior Vice President, Product Development of Palm, and Messrs. Vadasz and Zajac met with Celeste Baranski, Vice President of Engineering of Handspring, and Mr. Colligan to discuss Handspring’s engineering organization and product development schedule for their next generation product.

On March 4, 2003, Handspring engaged Credit Suisse First Boston to act as Handspring’s financial advisor.

On March 7, 2003, the Palm board of directors held a meeting where management and its advisors provided an update regarding the discussions with Handspring. At this meeting, Mr. Morali led a discussion regarding the strategic rationale of the transaction, a proposed transaction structure, timing and key legal and financial terms of the transaction, including the pro forma impact of the transaction. The board of directors approved management’s recommendation to present proposed key terms to and conduct further due diligence on Handspring. The Palm board discussed issues relating to the separation of PalmSource, the guiding principles of the separation committee and recommendations of the separation committee. In addition, a representative of Richards, Layton & Finger, counsel to Palm, and representatives of Wilson Sonsini Goodrich & Rosati discussed with the Palm board fiduciary duty issues related to the transaction.

Commencing in late February and continuing through March 2003, management of Palm’s Solutions Group and PalmSource met frequently to discuss the status of various outstanding issues relating to the separation and to negotiate the remaining agreements to complete the separation of the two businesses.

On March 10, 2003, Messrs. Morali and Vadasz and representatives from Morgan Stanley met with Messrs. Colligan and Slakey, Ms. Dubinsky and representatives from Credit Suisse First Boston to discuss proposed board composition, management structure and Palm’s valuation. The parties also discussed Handspring’s stand-alone financial model and synergy assumptions.

On March 11, 2003, the Handspring board of directors met with its financial advisor to discuss the potential transaction with Palm, including timing, the strategic rationale, risks, key terms, and Palm’s preliminary views of a proposed transaction valuation. Management and the board reviewed in detail the preliminary terms proposed by Palm and approved counter-proposals to be made to Palm by management and Mr. Doerr and director Bruce W. Dunlevie.

On March 12, 2003, Michael Homer and Susan Swenson, directors of Palm, met with Messrs. Dunlevie and Doerr to discuss board composition of the combined company.

On March 17, 2003, Ms. Bruner, Messrs. Morali and Vadasz and representatives from Morgan Stanley met with Ms. Dubinsky, Mr. Slakey and representatives from Credit Suisse First Boston to discuss business model assumptions and potential synergies for the combined company.

On March 20, 2003, Mr. Bradley met with Ms. Dubinsky to further discuss the board composition of the combined company.

On March 21, 2003, Mr. Benhamou and Mr. Doerr met again for a mutual update on the progress of the negotiations and governance of the combined company. Also on the same day, Mr. Benhamou spoke with Mr. Dunlevie regarding governance of the combined company.

On March 21, 2003, Messrs. Bradley and Morali met with Mses. Dubinsky and Baranski and Messrs. Colligan, Hartnett, Hawkins, Pine and Slakey, Joseph L. Sipher, Vice President, Worldwide Marketing of Handspring, Tricia A. Tomlinson, Vice President, Human Resources of Handspring, and Gregory S. Woock, Vice President, Worldwide Sales of Handspring, to address Palm’s strategy and corporate culture, as well as exchange views on the future of the mobile computing and communications industry.

On March 23, 2003, Mr. Benhamou and Ms. Dubinsky met to discuss board composition of the combined company. Mr. Benhamou and Ms. Dubinsky communicated from time to time during the remainder of the negotiation process in April and May.

On March 24, 2003, the Handspring board of directors held a meeting where management and its financial advisors provided an update regarding the discussions with Palm concerning the potential transaction. Messrs. Dunlevie and Doerr updated the board on their discussions with Palm regarding certain key terms. The board discussed the possibility of receiving financing from Palm in connection with a potential transaction. The board also discussed stand-alone financing alternatives and determined that management should continue to pursue both options.

On March 25, 2003, Palm executed an engagement letter dated as of March 18, 2003 with Morgan Stanley under which Palm engaged Morgan Stanley to act as Palm’s financial advisor in connection with a proposed business combination involving Handspring.

On March 28, 2003, Messrs. Morali and Vadasz and representatives from Morgan Stanley and Wilson Sonsini Goodrich & Rosati, met with Ms. Dubinsky, Messrs. Pine and Slakey and representatives from Credit Suisse First Boston and Fenwick & West to discuss key terms of a transaction and to organize the due diligence process. At this meeting, Palm also requested that Handspring agree to negotiate exclusively with Palm. Also at the meeting, representatives of Handspring discussed Handspring’s need for financing and requested that Palm provide interim financing to Handspring during the pendency of a business combination and extend credit in the event that the transaction was not completed.

On March 30, 2003, the Handspring board of directors held a meeting with its financial and legal advisors to discuss the potential transaction with Palm, including a potential interim financing by Palm during the pendency of the transaction and other strategic alternatives. Management and Handspring’s legal counsel updated the board regarding its discussions of the terms proposed by Palm. The board also discussed strategic alternatives to a transaction with Palm, including a potential financing from investors. The board determined that management should continue to pursue both the potential transaction with Palm and a financing from investors.

On March 31, 2003, the Handspring board of directors met again with its financial and legal advisors to further discuss the potential transaction with Palm and other strategic alternatives, including potential financing from financial and strategic investors. The board reviewed in detail the terms proposed by Palm and the request by Palm to enter into an exclusivity agreement. The board approved counter-proposals to be made to Palm by management and Handspring’s advisors. The board also discussed the status of Handspring’s recent contacts with potential financial and strategic investors, and agreed that management should continue to pursue both the transaction with Palm and a financing.

On March 31, 2003, Palm and PalmSource held an internal organizational meeting to begin the resolution of the remaining PalmSource separation issues and complete the remaining documentation relating to the separation. Separate groups were formed to address the various topics that remain unresolved with respect to the separation, and these groups met frequently in April and May 2003 to negotiate the unresolved issues under the guidance and supervision of the separation committee of the Palm board of directors.

On April 2, 2003, Ms. Swenson met with Ms. Dubinsky and Messrs. Colligan and Hawkins to discuss Handspring’s business strategy and Palm’s governance philosophy.

On April 3, 2003, Messrs. Bradley, Morali, Vadasz and Zajac, Ms. Bruner and Neil Scott, Vice President and Corporate Controller of Palm, and representatives from Morgan Stanley and Wilson Sonsini Goodrich & Rosati met with Mses. Dubinsky, Baranski and Tomlinson, John Gilmore, Director, Carrier Services and Support of Handspring, and Messrs. Hartnett, Pine, Sipher, Slakey and Woock and representatives from Credit Suisse First Boston and Fenwick & West. Each team gave an overview presentation regarding its business. In addition, Palm gave a presentation outlining the proposed terms of the separation of PalmSource.

On April 4 and 7, 2003, executives from both companies met for the purpose of Palm conducting due diligence on Handspring. In addition, beginning April 4, 2003 Handspring made confidential legal and financial due diligence materials available to Palm and its advisors, and Palm and its advisors continued their legal and financial due diligence investigation of Handspring’s business.

On April 7, 2003, based on the preliminary transaction terms discussed between the parties, Palm and Handspring executed an exclusivity agreement in which Handspring agreed to negotiate exclusively with Palm for 30 days regarding an acquisition transaction, other than with respect to certain permitted financing transactions.

Beginning on April 9, 2003, Palm made confidential legal and financial due diligence materials available to Handspring and its advisors, and Handspring and Fenwick & West continued their legal and financial due diligence investigation of Palm’s business.

On April 10, 2003, Mr. Morali, Dr. Nagel and representatives from Morgan Stanley met with representatives from Credit Suisse First Boston to discuss the PalmSource business.

Also on April 10, 2003, the Handspring board of directors met with its financial and legal advisors to discuss, among other things, the preliminary results for Handspring’s third fiscal quarter, the potential transaction with Palm and a potential financing from financial and strategic investors. Handspring’s financial advisors provided an update on negotiations with Palm. Handspring’s legal advisors presented preliminary due diligence findings which included a discussion of the separation of PalmSource from Palm and a review of Palm’s outstanding and potential liabilities. The board also discussed the status of Handspring’s recent contacts with potential financial and strategic investors, and agreed that management should continue to pursue both the transaction with Palm, as well as an alternative financing with outside investors.

On April 11 and 16, 2003, executives from both companies met for the purpose of Handspring conducting due diligence on Palm.

On April 16, 2003, the Palm board of directors held a meeting at which management and its advisors provided an update regarding the discussions with, and due diligence on, Handspring. Mr. Bradley provided an overview to the board of directors regarding the results of Palm’s preliminary due diligence investigation of Handspring. Mr. Colligan and Ms. Dubinsky attended a portion of the meeting and presented on their business strategy and next generation product, as well as thoughts related to the prospects of the combined company. At the conclusion of the meeting, the Palm board instructed management to conduct further due diligence related to Handspring’s carrier contracts and channel inventory.

On April 18, 2003, Messrs. Morali and Vadasz and representatives from Morgan Stanley met with Messrs. Pine and Slakey and representatives from Credit Suisse First Boston and Fenwick & West to present a non-binding term sheet to Handspring.

On April 18, 2003, the Handspring board of directors met with its financial and legal advisors to discuss the status of Handspring’s business, the potential transaction with Palm and a potential financing from investors. Management discussed the strategic rationale for the transaction. Management and Handspring’s legal advisors presented results of their business and legal due diligence to date. In addition, Handspring’s legal advisors gave a detailed presentation related to Palm’s outstanding litigation. The board reviewed in detail the terms proposed by Palm and approved counter-proposals to be made to Palm by management and Handspring’s advisors. The board concluded that management should continue to pursue both the transaction with Palm and the financing.

On April 22, 2003, representatives of Fenwick & West delivered comments to the term sheet prepared by Palm.

On April 23, 2003, Messrs. Morali and Vadasz and representatives from Morgan Stanley and Wilson Sonsini Goodrich & Rosati met with Mr. Slakey and representatives from Credit Suisse First Boston and Fenwick & West to negotiate the term sheet and the key terms of the transaction. Mr. Slakey reiterated Handspring’s request for financing from Palm.

On April 25, 2003, the Palm board of directors held a meeting at which management and its advisors provided an update related to the discussions with Handspring. At this meeting, Mr. Morali presented findings from the additional due diligence requested by Palm’s board of directors. The board of directors also discussed Handspring’s request for funding and authorized Palm’s management to explore arrangements to provide financing to Handspring.

On April 25, 2003, the Handspring board of directors met with its financial and legal advisors to discuss the potential transaction with Palm and a potential financing from investors. Handspring’s legal advisors discussed with the board its fiduciary duty obligations in the context of the potential transaction. Handspring’s legal advisors then summarized the terms of the transaction with Palm that were currently under negotiation. Handspring’s financial advisors made a detailed presentation comparing the potential economic terms of a merger with Palm against various financing scenarios. The board then approved counter-proposals to be made to Palm. The board also discussed the status of Handspring’s recent contacts with potential financial and strategic investors, and agreed that management should continue to pursue both the transaction with Palm and a financing.

On May 6, 2003, Messrs. Morali and Vadasz and representatives of Morgan Stanley and Wilson Sonsini Goodrich & Rosati met with Messrs. Pine and Slakey and representatives of Credit Suisse First Boston and Fenwick & West to negotiate key terms of the transaction, including the exchange ratio for the transaction, merger agreement terms and a proposed term sheet for Palm to extend financing to Handspring in connection with a merger agreement.

From May 7 to May 14, the representatives of Palm and Handspring spoke frequently regarding the proposed terms of the business combination, including the valuation of the transaction and the terms of the financing proposed to be provided by Palm.

On May 7, 2003, the Handspring board of directors held a regularly scheduled board meeting. Handspring’s financial and legal advisors were present to discuss the potential transaction with Palm and a potential financing from investors. Handspring’s legal advisors updated the board on the status of the negotiations with Palm and management reported on the status of a potential financing. The board agreed that management should continue to pursue both the transaction with Palm and the financing alternative.

On May 9, 2003, Messrs. Benhamou and Homer and Ms. Swenson met with management and Palm’s advisors and received an update related to the discussions with Handspring, including a summary of the proposed terms of the transaction and an update on the legal and financial aspects of the transaction. Messrs. Benhamou and Homer and Ms. Swenson provided feedback on the current terms and suggestions for counter proposals to be made to Handspring.

On May 9, 2003, Mr. Bradley met with Mr. Colligan and Ms. Dubinsky to discuss the proposed management structure of the combined company.

On May 12, 2003, a subset the Handspring board of directors met with Mr. Bradley to discuss questions related to Palm’s strategy and plans for the combined company.

On May 14, 2003, the Palm board of directors held a meeting at which management and its advisors provided an update related to the discussions with Handspring and the separation. At this meeting, Mr. Morali led a discussion with the board regarding the key terms of the definitive merger agreement, the proposed financing arrangements and other key legal and financial matters. Mr. Morali completed the discussion on Handspring by presenting a timeline to complete the merger and key risks and contingencies related to the transaction. In addition, at the May 14 board meeting, Palm’s board of directors received updates regarding the agreements relating to the separation of PalmSource and a report on the work of the separation committee.

On May 15, 2003, the Handspring board of directors met with its financial and legal advisors to discuss the status of Handspring’s business, the potential transaction with Palm and a potential financing from investors. Management explained in detail the issues under negotiation related to the potential merger with Palm. Management and Handspring’s legal advisors also updated the board on due diligence of Palm, including pending and threatened litigation against Palm. The board discussed the terms proposed by Palm and the due diligence in detail and approved counter-proposals to be made to Palm. The board also discussed the history and status of Handspring’s recent contacts with potential investors, and agreed that management should continue to pursue both the transaction with Palm and a financing.

On May 16, 2003, Messrs. Bradley and Morali and Ms. Bruner met with Ms. Dubinsky and Mr. Slakey. At this meeting the two parties reached agreement on key terms and agreed to a process to negotiate the definitive merger agreement. Also on May 16, Messrs. Morali and Vadasz and representatives of Wilson Sonsini Goodrich & Rosati and Morgan Stanley held a telephone conference call with Messrs. Slakey and Pine and representatives of Fenwick & West and Credit Suisse First Boston to discuss the process for completion of definitive agreements for the transaction.

On May 17, 2003, Palm delivered a draft definitive agreement and related documents for the transaction and draft definitive agreements for a credit line for Handspring.

On May 20 and May 21, 2003, representatives of Handspring delivered comments to the draft definitive agreements delivered by Palm.

On May 22, 2003, Messrs. Bradley and Morali met with Mr. Colligan and Ms. Dubinsky to discuss management structure, employee severance and retention strategy, post-merger integration planning and communications plans.

On May 22, 2003, the Handspring board of directors met with its legal advisors to discuss the potential transaction with Palm and a potential financing from investors. Handspring’s legal advisors reviewed in detail the terms proposed by Palm and summarized the terms still under negotiation. Management and the board also discussed the history and status of Handspring’s recent contacts with potential financial and strategic investors. The board determined that management should continue to pursue both the transaction with Palm and a financing.

On May 26, 2003, representatives of Wilson Sonsini Goodrich & Rosati and Fenwick & West met to further discuss the definitive agreements relating to the transaction.

On May 27, 2003, Mr. Vadasz and representatives of Wilson Sonsini Goodrich & Rosati and Mr. Slakey and representatives of Fenwick & West met to continue to discuss the definitive agreements relating to the transaction.

On May 28, 2003, Mr. Vadasz and Al Wood, Chief Financial Officer of PalmSource, and representatives from Morgan Stanley spoke with representatives from Credit Suisse First Boston to discuss the PalmSource business model and financial plan.

On May 28, 2003, Marianne Jackson, Senior Vice President and Chief Human Resources Officer of Palm and Mr. Morali met with Mr. Colligan and Ms. Tomlinson to discuss employment offers for members of the Handspring executive team.

On May 29, 2003, the Palm board of directors held a meeting at which management and its advisors provided an update related to the separation and the discussions with Handspring. Representatives of Wilson Sonsini Goodrich & Rosati reviewed with the board of directors their fiduciary obligations with respect to the transaction, including the separation of PalmSource, and provided the board with a detailed summary of the terms of the separation agreements approved in December 2001 and the proposed amendments to those agreements and new separation agreements. The representatives of Wilson Sonsini Goodrich & Rosati also reviewed the remaining open issues with respect to the separation agreements. The Palm board of directors reviewed the plans to distribute the PalmSource shares to Palm stockholders as part of the transaction and thereby fully separate Palm and PalmSource, including a review of the viability of each of the two companies on a stand-alone basis. Mr. Morali also reviewed with the board of directors the status of the discussions with the Handspring, including due diligence items that remain unresolved, management’s communications plan and the post-merger integration planning process.

On May 29, 2003, executives and advisors from both companies held a series of telephonic meetings for the purpose of updating each other on their respective performances for the current fiscal quarter.

From May 29 through June 3, 2003, the parties met frequently to complete the definitive documentation for the transaction. During that time, Palm also presented employment offers to members of the Handspring executive team.

On May 30, 2003, the Handspring board of directors held a meeting with its financial and legal advisors to review the status of the merger negotiations with Palm and its pursuit of a financing from investors and to discuss adopting a stockholder rights plan. Management updated the board on its discussions with various potential investors. Then management gave a presentation on the strategic benefits and risks of the proposed combination with Palm. Management and Handspring’s legal advisors provided a detailed summary of the proposed transaction terms as well as a summary of due diligence of the business of Palm, the separation of PalmSource and risks related to Palm. Following presentations regarding the terms and operation of a stockholders rights plan, the board discussed the desirability of Handspring adopting such a plan. Following discussion, the Handspring board authorized the company’s management to continue to pursue both the transaction with Palm and a potential financing.

On June 2, 2003, the Handspring board of directors met with its financial and legal advisors to discuss the potential transaction with Palm and a potential financing from investors. Management updated the board on the status of negotiations with potential investors and noted that potential investors were reluctant to significantly improve the proposed terms of a potential financing. Management then updated the board on the status of the definitive transaction agreements related to the proposed merger with Palm and summarized the terms that still required agreement. Management also discussed the benefits of a merger, the timing of the transaction and updated the board on due diligence matters. Following discussion, the Handspring board authorized the company’s management to pursue the transaction with Palm and attempt to improve the terms of a potential financing.

From June 2 to June 4, 2003, representatives from Palm and Handspring worked to finalize the definitive agreements and employment arrangements for Handspring executives. The representatives also worked to complete communications materials, including a joint press release announcing the transaction. In addition, during late May and early June, Palm and PalmSource completed the remaining definitive agreements relating to the separation.

On June 3, 2003, the Palm board of directors held a meeting to approve the transaction. Mr. Morali led a discussion summarizing the strategic rationale of the transaction and key risks and contingencies. At this meeting, a representative of Wilson Sonsini Goodrich & Rosati and Mary E. Doyle, Palm’s Senior Vice President and General Counsel, presented an update regarding the final separation agreements and summarized the remaining open items relating to the separation. The board approved the separation agreements subject to resolution by Palm and PalmSource management of the remaining items, with resolution of any disputes delegated to Palm’s separation committee; the remaining issues were resolved by Palm and PalmSource management early the next morning. A representative of Wilson Sonsini Goodrich & Rosati provided an overview of the board of directors’ fiduciary duties and the final terms related to the transaction and the merger agreement. Representatives of Morgan Stanley reviewed their financial analyses with respect to the proposed Handspring merger, and Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of June 3, 2003 and subject to and based on the assumptions and other considerations set forth in its written opinion, the exchange ratio of 0.09 pursuant to the merger agreement was fair to Palm from a financial point of view. After consideration of these presentations, the Palm board of directors discussed the reasons for the transaction. The Palm board of directors unanimously approved the transaction and the merger agreement, unanimously concluding that the transaction was in the best interests of Palm stockholders.

On June 3, 2003, the Handspring board of directors held a meeting to consider the approval of the proposed merger. During this meeting, representatives of Fenwick & West gave a detailed report on due diligence related to Palm, including certain of Palm’s pending litigation matters, and reviewed the terms of the transaction. Then representatives of Credit Suisse First Boston provided the board with a detailed financial analysis of the proposed transaction, and delivered to the board the oral opinion of Credit Suisse First Boston, subsequently confirmed in writing on June 4, 2003, that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio for shares of Palm common stock to be received by Handspring stockholders in the transaction was fair to such stockholders, other than such stockholders who were both directors and officers of Handspring or affiliates of such stockholders, from a financial point of view. Then representatives of Credit Suisse First Boston presented to the board their financial analyses for purposes of having the Board set an exercise price of the rights to be issued in connection with a stockholder rights plan. Following additional discussion, the board of directors of Handspring unanimously determined that the merger transaction with Palm was advisable and in the best interests of Handspring’s stockholders and approved the merger and related matters, and the adoption of a stockholder rights plan.

On June 4, 2003, Palm and Handspring entered into the merger agreement and a joint press release announcing the transaction was issued prior to the opening of the Nasdaq Stock Market.

Reasons for the Transaction

Reasons for the Separation and PalmSource Distribution

The board of directors of Palm has determined that the separation of PalmSource from Palm’s Solutions Group and the PalmSource distribution is advisable and in the best interests of Palm and its stockholders. In making its determination to approve the PalmSource distribution, the board of directors of Palm identified several reasons for, and potential benefits to Palm stockholders of, the separation of Palm’s device business from its Palm OS business, and the creation of two independent public companies. Palm believes these potential benefits include:

•	The potential to increase the number of PalmSource licensees for Palm OS.

Palm and PalmSource believe that, despite PalmSource’s success in licensing Palm OS to multiple device manufacturers, a market perception that Palm’s device business competes with PalmSource’s current or prospective Palm OS licensees has limited PalmSource’s ability to attract new licensees. Each company believes that the separation will address the perceived conflict of interest between Palm and PalmSource and expand the licensing opportunities available to PalmSource.

•	Increased competitiveness of the Palm OS, benefiting both Palm and PalmSource

As an independent publicly traded company, we believe PalmSource will be more focused on advancing the Palm OS in order to attract and maintain licensees. We believe this will lead to a more competitive Palm OS, which will allow both Palm and PalmSource to be more successful in the marketplace.

•	Increased speed and responsiveness to technology change and customer needs for both Palm and PalmSource.

Palm and PalmSource believe that they will be able to make decisions more quickly and assign resources more rapidly and efficiently than they could as a part of a more complex organization with many different strategic initiatives. As a result, each company believes that they will be better positioned as a stand-alone company to accelerate the development of their respective businesses than they would be as part of a combined organization.

•	Greater opportunity of management teams and employees of both Palm and PalmSource to focus on their respective businesses and strategic opportunities.

The separation will allow Palm and PalmSource to have their own board of directors, management team, sales force and other employees focused specifically on their respective businesses and strategic opportunities. Each company will have greater ability to modify its business processes and organization to better fit the needs of its business, customers and employees. Each company will also be able to implement a marketing strategy that focuses on its business. Finally, competition for management time, group resources and capital that may currently exist between PalmSource’s operating system business and Palm’s device business will be eliminated.

•	Aligned employee incentives and greater accountability for both Palm and PalmSource management and employees.

Palm and PalmSource expect the motivation of their employees and the focus of their management teams will be strengthened by incentive compensation programs tied to the market performance of Palm’s and PalmSource’s common stock and linked to the performance of their respective businesses. Each company also expects that their ability to attract and retain qualified personnel will be enhanced.

•	Direct access to capital markets.

As separate companies, Palm and PalmSource will have direct access to the capital markets to fund operations and acquire businesses, key products and technologies. Each company believes that, as separate companies, their respective businesses will be better positioned to be more easily understood and valued by investors and securities analysts.

In addition, the Palm board of directors viewed the opportunity to complete the PalmSource distribution together at the same time with the Handspring merger as a means of creating two leadership companies each with a strong focus on its core business and opportunities for growth.

Reasons for the Handspring Merger

We believe the complementary strengths of Palm’s Solutions Group business and Handspring will combine to create the broadest portfolio and the most experienced leadership team in the handheld computing and communications solutions industry. The decision of the boards of directors of Palm and Handspring to combine was based on this combined leadership and several additional potential benefits of the Handspring merger that they believe will contribute to the future success of the combined company and to the value received by its customers, partners and stockholders. These potential benefits include:

•	The ability to take better advantage of future growth opportunities through increased scale and operational efficiency.

We expect that the combined company will have greater revenue opportunities. With our combined assets and resources, we believe that we can better pursue the emerging growth opportunity associated with the smartphone segment. We also expect to obtain improved operating efficiencies of approximately $25 million of cost savings annually. The cost savings assume combined employee reductions of approximately 125 people, elimination of overlapping programs and unnecessary real estate, and the advantages of increased volume in manufacturing and distribution.

•	The ability to deliver a broad portfolio of mobile products from traditional and multimedia handhelds to wireless handhelds and smartphones.

With the addition of Handspring’s line of Treo smartphones the products of the combined company will span core handhelds to wireless data and voice-centric solutions. This will allow the combined company to address the major segments of the handheld computing and communications solutions industry.

•	The ability to add Palm’s strong brand and distribution channels to Handspring’s highly regarded Treo product line and wireless telecommunications carrier relationships.

Palm’s strength in the traditional personal digital assistant, or PDA, space has enabled it to develop a strong brand and retail distribution presence. The combined company will take advantage of these assets to the benefit of the emerging wireless handheld and smartphone segments.

•	The ability to enhance the Palm management team and board of directors.

The Handspring merger will add three members to the board of directors of Palm from the current Handspring board of directors: L. John Doerr, Bruce W. Dunlevie and Donna L. Dubinsky. In addition, Edward T. Colligan, currently President and Chief Operating Officer of Handspring, will become Senior Vice President, General Manager, Wireless Business Unit of the combined company and Jeffrey C. Hawkins, Handspring’s current Chairman and Chief Product Officer, will become the Chief Technology Officer of the combined company and will serve in this capacity on a part-time basis as he did in his capacity as Chief Product Officer of Handspring. Ms. Dubinsky and Messrs. Hawkins and Colligan each played a critical role in the early success of Palm and, as a result, the creation and development of the handheld industry. Messrs. Doerr and Dunlevie are each successful venture investors with extensive experience in the handheld industry and corporate governance.

The boards of directors and management teams of Palm and Handspring have each considered a number of alternatives for enhancing their competitive position and stockholder value and believe the combination of Palm and Handspring offers the best alternative to form a stronger market leader in mobile computing and communications.

We believe our competitive position, financial strength and innovative product offerings are all improved by this transaction. For these reasons, we believe the transaction will allow us to grow, to meet competitive challenges ahead and to deliver value to our stockholders, customers and employees.

Consideration of the Transaction by, and Recommendation of, the Board of Directors of Palm

The board of directors of Palm has determined that the transaction is advisable, and is fair to and in the best interests of Palm and its stockholders. In making its determination to approve the PalmSource distribution and Handspring merger, the board of directors of Palm consulted with Palm’s management, Palm’s legal counsel regarding the legal terms of the PalmSource distribution and Handspring merger, and Palm’s financial advisors regarding the financial aspects of the PalmSource distribution and the Handspring merger and fairness, from a financial point of view, of the Handspring merger exchange ratio to Palm. The factors that the board of directors of Palm considered in reaching its determination include, but were not limited to, the following:

•	the strategic reasons for the transaction described in “Reasons for the Transaction” beginning on page 64 of this joint proxy statement/prospectus;

•	historical information concerning Palm’s, PalmSource’s and Handspring’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

•	management’s view of the financial condition, results of operations and businesses of Palm, PalmSource and Handspring before and after giving effect to the transaction;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Palm and the common stock of Handspring;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the presentations by, and discussions with, Morgan Stanley, and the oral opinion of Morgan Stanley dated June 3, 2003 to the Palm board of directors, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and subject to and based upon the assumptions and other considerations set forth in its written opinion, the exchange ratio of 0.09 pursuant to the merger agreement was fair to Palm from a financial point of view. A copy of Morgan Stanley’s written opinion is attached to this joint proxy statement/prospectus as Annex C;

•	the impact of the transaction and its announcement on Palm’s, PalmSource’s and Handspring’s customers, suppliers and employees;

•	the fact that Palm stockholders will have the opportunity to vote upon the proposal to approve and adopt the merger agreement;

•	the interests that certain executive officers and directors of Palm may have with respect to the transaction in addition to their interests as stockholders of Palm generally, as described in more detail in the section “—Interests of certain persons in the merger” beginning on page 87 of this joint proxy statement/prospectus; and

•	the likelihood that Palm and Handspring would be able to complete the transaction, including their ability to obtain necessary regulatory approvals;

•	reports from management, legal and financial advisors as to the results of the due diligence investigation of Handspring.

In addition, the board of directors of Palm also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

•	the risk that PalmSource may make strategic choices that are not in the best interest of the combined company as it focuses on diversifying its revenue base;

•	the risk that PalmSource will create more competition for the combined company through expanded licensing of the Palm OS;

•	the risk that that combined company and PalmSource may have difficulty funding their respective capital needs;

•	the risk that the potential benefits sought in the transaction might not be fully realized;

•	the possibility that the transaction might not be completed, or that completion might be unduly delayed;

•	the effect of the public announcement of the transaction on Palm’s sales and operating results;

•	the potential negative impact of customer or supplier confusion after announcement of the proposed transaction;

•	the substantial cash cost and charges to be incurred in connection with the transaction, including costs separating Palm and PalmSource and integrating the Solutions Group and Handspring and other transaction expenses;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the terms of the merger agreement regarding Palm’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding a line of credit to Handspring and termination fees; and

•	various other risks associated with the transaction and the businesses of Palm and the combined company described in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus.

The board of directors of Palm concluded, however, that these negative factors could be managed or mitigated by Palm or by the combined company or were unlikely to have a material impact on the transaction or the combined company, and that, overall, the potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction.

The above discussion of the material factors considered by the board of directors of Palm is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors of Palm. The board of directors collectively reached the unanimous conclusion to approve the merger agreement and the transaction in light of the various factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the transaction and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The Palm board of directors unanimously recommends that Palm stockholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Palm’s Financial Advisor

Under an engagement letter dated as of March 18, 2003, Palm retained Morgan Stanley to provide it with financial advisory services and a financial opinion letter in connection with the Handspring merger. At the meeting of Palm’s board of directors on June 3, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of June 3, 2003 and subject to and based upon the assumptions and other considerations set forth in its written opinion, the exchange ratio of 0.09 pursuant to the merger agreement was fair to Palm from a financial point of view.

The full text of the written opinion of Morgan Stanley, dated as of June 3, 2003, is attached as Annex C to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Palm recommends that you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Palm’s board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to Palm as of the date of the opinion. It does not address any other aspects of the Handspring merger and does not constitute a recommendation to any holder of Palm common stock as to how such stockholder should vote with respect to the Handspring merger or any matter. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Palm and Handspring, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Palm and Handspring, prepared by the managements of Palm and Handspring, respectively;

•	reviewed certain financial projections prepared by the managements of Palm and Handspring, respectively;

•	reviewed the pro forma impact of the Handspring merger on certain financial and operating metrics, including the impact on revenue growth, operating margins, and cash balances, for the combined company;

•	discussed the past and current operations and financial condition and the prospects of Palm and Handspring, including financial projections prepared by the managements of Palm and Handspring and information relating to certain strategic, financial and operational benefits anticipated from the Handspring merger, with senior executives of Palm and Handspring, respectively;

•	reviewed the reported prices and trading activity for the Palm common stock and Handspring common stock;

•	compared the financial performance of Palm and Handspring and the prices and trading activity of the Palm common stock and Handspring common stock with that of certain other publicly-traded companies comparable to Palm and Handspring, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of comparable merger transactions;

•	reviewed and discussed with the senior managements of Palm and Handspring their strategic rationales for the Handspring merger;

•	participated in discussions and negotiations among representatives of Palm, Handspring and their financial and legal advisors;

•	reviewed the draft merger agreement; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements, other financial and operating data, and financial projections, including certain projections and information relating to the strategic, financial and operational costs and benefits anticipated from the Handspring merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Palm and Handspring, respectively. In addition, Morgan Stanley assumed that the Handspring merger and the merger of Palm and Palm Separation Corporation which implements the PalmSource distribution, will be consummated in accordance with the terms set forth in the merger agreement without material modification or waiver, including among other things, that the Handspring merger and the PalmSource distribution will be treated as a tax-free reorganization and distribution, each pursuant to the Internal Revenue Code.

Morgan Stanley relied upon the assessment by the managements of Palm and Handspring of their ability to retain key employees of Palm and Handspring, respectively. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Palm and Handspring of: (i) the strategic, financial and other costs and benefits expected to result from the Handspring merger; (ii) the timing and risks associated with the integration of Palm and Handspring; and (iii) the validity of, and risks associated with, Palm’s and Handspring’s existing and future technologies, services or business models. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities or technology of Palm and Handspring, nor has it been furnished with any such appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 3, 2003.

Morgan Stanley was not asked to consider, and Morgan Stanley’s opinion does not address, the relative merits of the Handspring merger as compared to any alternative strategies or transactions that might exist for Palm or the effect of such strategies or transactions, whether or not such strategies or transactions may be available.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Handspring Standalone Valuation

Trading Range Analysis.    Morgan Stanley reviewed the range of closing prices of Handspring common stock for various periods ending on June 2, 2003, the last full trading day prior to the meeting of Palm’s board of directors to consider and approve the Handspring merger and two days prior to the public announcement of the Handspring merger. Morgan Stanley observed by the following:

Period Ending June 2, 2003	Range of Closing Prices
Last 90 Trading Days	$0.62—$1.22
Last Twelve Months	$0.58—$2.14

Morgan Stanley noted that the closing price of Handspring common stock price increased from $0.88 to $1.22 from May 29, 2003 through June 2, 2003.

Based on Palm’s market capitalization as of June 2, 2003 of $349 million, illustrative values of PalmSource ranging from $50 million to $100 million, and the exchange ratio of 0.09 pursuant to the merger agreement, Morgan Stanley noted that the per share values of Handspring common stock implied by the Handspring merger ranged from $0.77 to $0.93.

Comparable Company Trading Analysis.    Morgan Stanley compared certain publicly available financial information of Handspring with publicly available information for Palm and the following companies:

•	Motorola Corporation

•	Nokia, Inc.

•	Research in Motion Inc.

•	Symbol Technologies Inc.

Morgan Stanley then analyzed the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, for each of these companies to estimated calendar year 2004 revenues (based on publicly available equity research analyst estimates). This analysis showed the following:

Company	Aggregate Value to Estimated Calendar Year 2004 Revenues
Motorola	0.7
Nokia	2.0
Palm	0.1
Research in Motion	2.1
Symbol Technologies	1.8

Based on Handspring’s market capitalization as of June 2, 2003 of $191 million, Palm management’s view of Handspring’s estimated calendar year 2004 revenues of $189 million and $53 million of cash and cash equivalents (as of March 31, 2003), Morgan Stanley noted that Handspring common stock was trading at 0.7 times estimated calendar year 2004 revenues. Based upon this analysis and estimated calendar year 2004 revenues noted above, and a reference range of aggregate value to estimated 2004 revenue of 0.2x to 1.0x, the implied per share value of Handspring common stock ranged from $0.59 to $1.50. Based on Palm’s market capitalization as of June 2, 2003 of $349 million, illustrative values of PalmSource ranging from $50 million to $100 million, and the exchange ratio of 0.09 pursuant to the merger agreement, Morgan Stanley noted that the per share values of Handspring common stock implied by the Handspring merger ranged from $0.77 to $0.93.

No company utilized in the comparable company analysis is identical to Handspring. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Handspring. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis.    Morgan Stanley calculated a range of equity values per share for Handspring based on a discounted cash flow analysis. Morgan Stanley relied on projections provided by Palm management for fiscal years 2004 through 2006 and extrapolations of those projections for fiscal years 2007 and 2008 reviewed by Palm management. In arriving at the estimated equity values per share of Handspring common stock, Morgan Stanley calculated a terminal value as of May 31, 2008 by applying a range of perpetual growth rates ranging from 4% to 6%. The unlevered free cash flows from fiscal year 2004 through 2008 and the terminal value were then discounted to present values using a range of discount rates of 12% to 18%. Using this methodology, including estimated net cash as of September 30, 2003, the estimated equity value and equity value per share of Handspring common stock ranged from $95 million to $283 million or $0.62 to $1.74 per share. Based on Palm’s market capitalization as of June 2, 2003 of $349 million, illustrative values of PalmSource ranging from $50 million to $100 million, and the exchange ratio of 0.09 pursuant to the merger agreement, Morgan Stanley noted that the per share values of Handspring common stock implied by the Handspring merger ranged from $0.77 to $0.93.

Relative Valuation Analysis

Historical Relative Trading Analysis.    Morgan Stanley reviewed the ratios of the closing prices of Handspring common stock divided by the corresponding closing prices of Palm common shares over various periods ending June 2, 2003, which are referred to as the average exchange ratios. For purposes of this analysis, the closing prices of Palm common stock were adjusted by subtracting illustrative values of PalmSource ranging from $50 million to $100 million.

Morgan Stanley examined the premiums/discounts represented by the exchange ratio of 0.09 pursuant to the merger agreement over the averages of these period average exchange ratios, and found them to be as follows:

Period (ending June 2, 2003)	Average Exchange Ratio	Merger Agreement Exchange Ratio (0.09) Premium/(Discount) to Average Exchange Ratio
Current
Excluding PalmSource ($50 million illustrative value)	0.118	(24)%
Excluding PalmSource ($100 million illustrative value)	0.142	(37)%
Last 30 days
Excluding PalmSource ($50 million illustrative value)	0.089	1%
Excluding PalmSource ($100 million illustrative value)	0.110	(18)%
Last 60 days
Excluding PalmSource ($50 million illustrative value)	0.086	4%
Excluding PalmSource ($100 million illustrative value)	0.108	(17)%
Last 90 days
Excluding PalmSource ($50 million illustrative value)	0.080	13%
Excluding PalmSource ($100 million illustrative value)	0.098	(8)%
Last Twelve Months
Excluding PalmSource ($50 million illustrative value)	0.074	22%
Excluding PalmSource ($100 million illustrative value)	0.086	4%

Relative Contribution Analysis.    Morgan Stanley compared Palm (excluding PalmSource) and Handspring stockholders’ respective percentage ownership of the combined company to Palm’s and Handspring’s respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenues, gross profit and net cash, based on estimates provided by Palm management for both Palm and Handspring. This analysis showed the following:

	Implied Pro Forma Ownership of the Combined Company by
	Palm	Handspring
Revenue
Fiscal Year 2002 Estimated	78%	22%
Fiscal Year 2003 Estimated	80	20
Fiscal Year 2004 Estimated	81	19
Fiscal Year 2005 Estimated	78	22
Fiscal Year 2006 Estimated	74	26
Gross Profit
Fiscal Year 2002 Estimated	81%	19%
Fiscal Year 2003 Estimated	80	20
Fiscal Year 2004 Estimated	81	19
Fiscal Year 2005 Estimated	77	23
Fiscal Year 2006 Estimated	73	27
Net Cash
As of 3/31/03	76%	24%

Morgan Stanley noted that the implied pro forma ownership of the combined company by Handspring stockholders was approximately 32.2% based on the exchange ratio pursuant to the merger agreement of 0.09.

Morgan Stanley also compared Palm on a stand-alone basis (excluding PalmSource) to the incremental contribution, including synergies, that were projected to accrue to the combined company as a result of the Handspring merger. This analysis attributed to Handspring stockholders implied ownership based on the incremental contribution, including synergies, to the combined company based upon revenues, gross profit and operating profit. This analysis used estimates for fiscal years 2004 through 2006 provided by Palm management and extrapolations of those estimates for fiscal years 2007 and 2008 reviewed by Palm management for Palm, Handspring and the combined company, including anticipated synergies expected to result from the Handspring merger. This analysis showed the following:

	Implied Pro Forma Ownership of the Combined Company by
	Palm	Handspring
Revenue
Fiscal Year 2004 Estimated	82%	18%
Fiscal Year 2005 Estimated	83	17
Fiscal Year 2006 Estimated	79	21
Fiscal Year 2007 Estimated	76	24
Fiscal Year 2008 Estimated	75	25
Gross Profit
Fiscal Year 2004 Estimated	81%	19%
Fiscal Year 2005 Estimated	80	20
Fiscal Year 2006 Estimated	76	24
Fiscal Year 2007 Estimated	75	25
Fiscal Year 2008 Estimated	73	27

	Implied Pro Forma Ownership of the Combined Company by
	Palm	Handspring
Operating Income
Fiscal Year 2005 Estimated	NM	NM
Fiscal Year 2006 Estimated	56%	44%
Fiscal Year 2007 Estimated	59	41
Fiscal Year 2008 Estimated	61	39

Morgan Stanley noted that the implied pro forma ownership of the combined company by Handspring stockholders was approximately 32.2% based on the exchange ratio pursuant to the merger agreement of 0.09.

Analysis of Stock Price Premiums Paid.    Morgan Stanley compared publicly available statistics for 52 selected transactions announced between January 1, 2002 and June 2, 2003 involving public companies in the technology industry where the acquiror and/or target was domiciled in the United States and in which transaction values were greater than or equal to $100 million. Of these transactions, there were 27 in which the consideration paid consisted solely of stock.

For each of these stock transactions, Morgan Stanley analyzed the premiums to the one-day historical exchange ratio and the 30-day average historical exchange ratio prior to the announcement of each of the transactions. Morgan Stanley then applied the results from this analysis to the relevant financial statistic for Handspring. For purposes of this analysis, the closing prices of Palm common stock were adjusted by subtracting illustrative values of PalmSource ranging from $50 million to $100 million.

Financial Statistic	Precedent Transaction Statistic Range		Implied Exchange Ratio Based on Precedent Statistics
Current implied exchange ratio	20	%–40%	0.142–0.199
(0.118–0.142)
30 Day implied exchange ratio	20	%–40%	0.107–0.154
(0.089–0.110)

No company or transaction utilized in the analysis of stock price premiums paid is identical to Palm or Handspring or the Handspring merger. In evaluating the precedent acquisition transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Palm and Handspring which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Relative Discounted Cash Flow Analysis.    Morgan Stanley calculated a range of equity values per share for Palm (excluding PalmSource) based on a discounted cash flow, or DCF, analysis. Morgan Stanley relied on projections provided by Palm management for fiscal years 2004 through 2006 and extrapolations of those projections for fiscal years 2007 and 2008 reviewed by Palm management. In arriving at the estimated values per share of Palm common stock, Morgan Stanley calculated a terminal value as of May 31, 2008 by applying a range of perpetual growth rates ranging from 2% to 4%. The unlevered free cash flows from fiscal year 2004 through 2008 and the terminal value were then discounted to present values using a range of discount rates of 11% to 15%. Using this methodology, and including estimated net cash as of September 30, 2003, the estimated equity value of Palm common stock ranged from $338 million to $517 million.

Morgan Stanley then calculated a range of relative DCF exchange ratios by dividing the range of Handspring equity values by the Palm equity values (excluding PalmSource), in each case as summarized above. This analysis implied a range of exchange ratios of 0.034 to 0.155, compared to the exchange ratio pursuant to the merger agreement of 0.09.

Morgan Stanley also calculated a range of equity values for the combined company based on a DCF analysis taking into account assumptions for the combined company made by Palm management as noted above. Morgan

Stanley then compared these equity values for the combined company to the Palm equity values summarized above to calculate the incremental equity value resulting from the Handspring merger.

Morgan Stanley then calculated a range of relative DCF exchange ratios by dividing these incremental equity values, by the Palm equity values (excluding PalmSource) plus the incremental equity values, estimated in each case as described above. This analysis resulted in a range of exchange ratios of 0.079 to 0.243, compared to the exchange ratio pursuant to the merger agreement of 0.09.

In connection with the review of the Handspring merger by Palm’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Palm or Handspring. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Palm or Handspring. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Palm and in connection with the delivery of its opinion to Palm’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Palm or Handspring might actually trade.

The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Palm and Handspring and was approved by Palm’s board of directors. Morgan Stanley provided advice to Palm during these negotiations. Morgan Stanley did not however, recommend any specific exchange ratio to Palm or that any specific exchange ratio constituted the only appropriate exchange ratio for the Handspring merger.

In addition, as described elsewhere in this document, Morgan Stanley’s opinion and its presentation to Palm’s board of directors was one of many factors taken into consideration by Palm’s board of directors in deciding to approve the Handspring merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Palm’s board of directors.

Palm’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Palm and Handspring. In addition, in the past Morgan Stanley has provided financial advice and financing services to Palm and has received fees in connection with such services, including financial advisory services in connection with Palm’s separation of PalmSource for which Palm agreed to pay Morgan Stanley a customary fee for its services.

Under the engagement letter, Morgan Stanley provided financial advisory services in connection with the Handspring merger, and Palm agreed to pay Morgan Stanley a customary fee for its services, a substantial portion of which is contingent upon consummation of the Handspring merger. Palm has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Palm has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Consideration of the Handspring Merger by, and Recommendation of, the Handspring Board of Directors

The Handspring board of directors has determined that the terms of the merger agreement and the Handspring merger are advisable, fair to, and in the best interests of, Handspring and its stockholders. In reaching its unanimous decision to approve the merger agreement and the Handspring merger, the Handspring board of directors consulted Handspring’s management, financial advisors and legal counsel, and identified and considered many factors which, when taken as a whole, supported its decision. The Handspring board of directors considered the following material information and factors in reaching its determination to approve the merger agreement and the Handspring merger:

•	the strategic reasons for the transaction described in “Reasons for the Transaction” beginning on page 64 of this joint proxy statement/prospectus;

•	the acquisition by Palm presented a superior alternative to the potential financing and other strategic options available to Handspring;

•	the analyses and presentations of Credit Suisse First Boston on the financial aspects of the Handspring merger, including its oral opinion to the Handspring board of directors on June 3, 2003, subsequently confirmed in writing as of June 4, 2003, as to the fairness, from a financial point of view, of the exchange ratio in the Handspring merger to the holders of Handspring common stock, other than such stockholders who were both directors and officers of Handspring or affiliates of such stockholders;

•	the larger market capitalization of Palm compared to that of Handspring and the corresponding increase in trading liquidity for Handspring stockholders as a result of the Handspring merger;

•	the complementary nature of Palm’s and Handspring’s product portfolios, Palm’s and Handspring’s shared vision of providing innovative handheld devices and the potential for the combined company to become a larger and more strategic supplier of handheld devices;

•	the opportunity to take advantage of Palm’s established relationships with manufacturers, suppliers and retail distributors;

•	the stronger cash position and more diversified product offerings of Palm, which could allow the development and introduction of new products such that Handspring’s business would not be overly dependent on a sole next generation product;

•	the opportunity for existing Handspring stockholders to participate in the future growth of Palm, whose resources combined with those of Handspring may enhance the combined company’s ability to respond more quickly and effectively to increased competition and demands in targeted markets;

•	the terms of the merger agreement, including the limited conditions to closing the Handspring merger, Palm’s limited rights to terminate the merger agreement, and Handspring’s rights under the merger agreement to consider superior acquisition proposals and to otherwise alter its recommendation to approve the Handspring merger should it determine that its fiduciary duties to Handspring stockholders so require;

•	the availability of interim financing of up to $20 million to be provided by Palm;

•	the likelihood that Palm and Handspring would be able to complete the Handspring merger, including their ability to obtain the necessary regulatory approvals;

•	the expected tax treatment of the Handspring merger for U.S. federal income tax purposes, including that the Handspring merger was intended to qualify as a “reorganization” under the Code, and even if it were not to so qualify, Handspring stockholders would receive registered shares of a highly liquid security in the Handspring merger;

•	the opportunities and risks of continuing to operate Handspring as an independent company and the difficulties of competing in the highly competitive smartphone market against other phone and mobile access companies, many of whom have significantly larger product lines, sales and marketing capabilities and financial resources than Handspring, and the Handspring board’s conclusion that a combination with Palm is a superior alternative; and

•	historical information concerning Palm’s and Handspring’s respective businesses, financial performances and financial conditions, operations, prospects, technology, managements, competitive positions and stock performances.

In reaching its decision to approve the merger agreement and the Handspring merger and to recommend approval and adoption of the merger agreement and approval of the Handspring merger to Handspring’s stockholders, Handspring’s board of directors also considered a number of potentially negative factors concerning the Handspring merger. These factors included the following:

•	the volatility of the trading prices of Palm common stock, including (A) the fact that the exchange ratio for the share consideration to be received by Handspring stockholders is fixed and will not increase in the event of a decline in the trading price of Palm common stock or an increase in the trading price of Handspring common stock and (B) the fact that the effect of the PalmSource distribution on the trading price of Palm common stock will not be known until after the Handspring merger;

•	certain risks and liabilities related to Palm, including contingent liabilities such as litigations involving Palm;

•	the risks of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the Handspring merger;

•	the challenges of combining the businesses, assets and workforces of Handspring and Palm and the risks of not achieving anticipated business, technological and financial synergies of the combination, as well as other matters that might adversely affect the trading price of the Palm common stock received in the Handspring merger;

•	the possible effects of the public announcement of the Handspring merger on Handspring’s sales and its relationships with its suppliers, customers and employees as a result of the Handspring merger;

•	the risk to Handspring’s business, sales, operations and financial results in the event that the Handspring merger is not consummated; and

•	the number of Handspring shares covered by the voting agreement with Palm as well as the termination fee payable to Palm in certain events involving another transaction, and the potential effect of such factors in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Handspring stockholders than the Handspring merger.

In addition, Handspring’s board of directors considered the interests that its officers and directors may have with respect to the Handspring merger in addition to their interests as Handspring stockholders. See “—Interests of Certain Persons in the Merger” on page 87 for a more complete discussion of these interests.

After due consideration, the Handspring board of directors concluded that the potential benefits of the proposed Handspring merger outweighed the risks associated with the Handspring merger.

The foregoing discussion of the information and factors considered by Handspring’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Handspring’s board. In view of the variety of factors and the amount of information considered, Handspring’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the Handspring merger. In addition, individual members of Handspring’s board of directors may have given different weights to different factors. The Handspring board considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Opinion of Handspring’s Financial Advisor

Handspring retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the Handspring merger. In connection with Credit Suisse First Boston’s engagement, Handspring requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the exchange ratio to holders of Handspring common stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders. On June 3, 2003, the Handspring board of directors met to review the proposed Handspring merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Handspring board of directors certain financial analyses, as described below, and rendered its oral opinion to the Handspring board of directors, subsequently confirmed in writing as of June 4, 2003, that, as of such date and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to holders of Handspring common stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Handspring stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the exchange ratio to holders of Handspring common stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Handspring merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement and certain other related agreements;

•	reviewed certain publicly available business and financial information relating to Handspring and Palm;

•	reviewed certain other information relating to (i) Handspring and (ii) Palm and PalmSource, including financial forecasts, provided to Credit Suisse First Boston by Handspring and Palm, respectively, and met with the managements of Handspring and Palm to discuss the businesses and prospects of (i) Handspring and (ii) Palm and PalmSource (after taking into account the PalmSource distribution), respectively;

•	considered certain financial and stock market data of Handspring and Palm and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Handspring and Palm;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been recently effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Handspring that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and it assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Handspring as to the future financial performance of Handspring. With respect to the financial forecasts for Palm and PalmSource (each after taking into account the PalmSource distribution) that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and it assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Palm as to the future financial performance of Palm and PalmSource, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the managements of Handspring and Palm as to:

•	the ability of Handspring and Palm to retain key employees;

•	the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability of such benefits, savings and other synergies) anticipated to result from the Handspring merger and the PalmSource distribution;

•	the existing technology, products and services of Handspring and Palm and the validity of, and risks associated with, the future technology, products and services of Handspring and Palm; and

•	their ability to integrate the businesses of Handspring and Palm.

Handspring also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the Handspring merger and the PalmSource distribution will be treated as a tax-free reorganization and tax-free spin-off, respectively, for federal income tax purposes. Credit Suisse First Boston also assumed, with Handspring’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Handspring merger and the PalmSource distribution, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Handspring or Palm or the contemplated benefits of the Handspring merger and the PalmSource distribution, that the Handspring merger and the PalmSource distribution will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material terms, conditions or agreements contained in the merger agreement and that the PalmSource distribution and the separation of Palm and PalmSource will occur in the manner described to Credit Suisse First Boston by the management of Palm. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Handspring, Palm or PalmSource, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of Palm common stock actually will be when issued to holders of Handspring common stock pursuant to the Handspring merger or the prices at which shares of Palm common stock will trade at any time. The Credit Suisse First Boston opinion does not address the relative merits of the Handspring merger as compared to other business strategies that might be available to Handspring, nor does it address the underlying business decision of Handspring to proceed with the Handspring merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Handspring.

Credit Suisse First Boston did not express any opinion as to any legal matters involving Palm, as to which Credit Suisse First Boston understands that Handspring conducted such investigations, and obtained such advice from qualified professionals, as Handspring deemed necessary. With respect to outstanding litigation involving Palm in which significant damages are alleged, the board of directors of Handspring, after consultation with management of Handspring and its outside counsel, instructed Credit Suisse First Boston to assume, and Credit Suisse First Boston did assume, without independent verification and based solely upon the assessment and judgment of management of Handspring after taking into account the advice of Handspring’s outside counsel, (i) that the aggregate amount of damages, if any, that could be assessed against or agreed to by Palm in any pending litigation will not exceed the amount estimated by management of Handspring, and (ii) that no such pending litigation involving Palm will otherwise have an adverse impact on the current or future results of operations of Palm.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to Handspring, Palm or the contemplated Handspring merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Handspring or Palm. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, of the exchange ratio to holders of Handspring common stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders, and were provided to the board of directors of Handspring in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Handspring board of directors at a meeting of the Handspring board of directors held on June 3, 2003. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Where relevant, the analyses performed by Credit Suisse First Boston assumed that the aggregate amount of damages that would be assessed against or agreed to by Palm in any pending litigation involving Palm would be $60 million. The Handspring board instructed Credit Suisse First Boston to assume, for purposes of its analyses, that the potential damages that could be assessed against or agreed to by Palm in any pending litigation involving Palm could range from $0 to $60 million and Credit Suisse First Boston, without expressing any view on the litigation, assumed $60 million as the most conservative case within this range. The analyses also assumed that no such pending litigation involving Palm would otherwise have an adverse impact on the current or future results of operations of Palm. In addition, where relevant, the analyses performed by Credit Suisse First Boston assumed (i) that the value of land held by Palm is $60 million and (ii) except where otherwise indicated, that the hypothetical value of Palm after the PalmSource distribution would be $50 million lower than prior to the PalmSource distribution.

Illustrative Transaction Economics.    Based on assumptions that the hypothetical value of Palm after the PalmSource distribution would be lower than prior to the PalmSource distribution by $25 million, $50 million and $75 million, Credit Suisse First Boston calculated several values implied by the merger exchange ratio, including the premium/(discount) of the merger exchange ratio to several historical average exchange ratios for periods prior to June 2, 2003, the implied price per Handspring share, the implied Handspring fully-diluted equity value and aggregate value, the implied ratios of the Handspring aggregate value to estimated Handspring revenues for calendar years 2003 and 2004 (based on Handspring management estimates and publicly available estimates of securities research analysts), and the implied pro forma fully-diluted ownership of Handspring stockholders in Palm. The following table summarizes the results of this analysis:

	Proposed transaction assuming hypothetical value loss due to PalmSource distribution of
	$25 million		$50 million		$75 million
Implied current exchange ratio based on prices as of June 2, 2003	0.109	x	0.118	x	0.129	x
Transaction exchange ratio	0.090	x	0.090	x	0.090	x
Premium/(discount) to June 2 exchange ratio	(17.7)%		(24.0)%		(30.3)%
Premium/(discount) to 5-day average exchange ratio	0.6%		(7.2)%		(15.0)%
Premium/(discount) to 10-day average exchange ratio	6.8%		(1.6)%		(10.0)%
Premium/(discount) to 30-day average exchange ratio	10.5%		0.9%		(8.7)%
Premium/(discount) to 60-day average exchange ratio	14.4%		4.1%		(6.3)%
Implied price per Handspring share	$1.00		$0.93		$0.85
Implied fully-diluted Handspring equity value (millions)	$155		$143		$131
Implied fully-diluted Handspring aggregate value (millions)	$104		$92		$80
Implied CY2003E revenue multiple—Street	1.00	x	0.88	x	0.77	x
Implied CY2003E revenue multiple—Management	0.95		0.84		0.73
Implied CY2004E revenue multiple—Management	0.50		0.44		0.38
Implied Handspring fully-diluted % ownership in Palm	32.3%		32.2%		32.2%

Valuation Analyses—Palm and Palm after giving effect to the PalmSource Distribution

Palm Historical Stock Trading Performance.    Credit Suisse First Boston analyzed the prices at which Palm common stock traded from June 3, 2002 through June 2, 2003. Credit Suisse First Boston noted that the high closing price of Palm common stock during this period was $35.20 on June 28, 2002, and that the low closing price of Palm common stock was $9.08 on April 11, 2003. Credit Suisse First Boston also noted the average closing price of Palm common stock over various periods ended June 2, 2003, as summarized below:

Period Ended June 2, 2003	Average Palm Closing Price
June 2, 2003	$12.01
Last 5 trading days	$11.89
Last 10 trading days	$11.73
Last 30 trading days	$10.77
Last 60 trading days	$10.37
Last 90 trading days	$11.51

Comparable Company Analysis.    Credit Suisse First Boston compared selected financial and trading data of Palm with similar data for selected publicly traded companies engaged in businesses that Credit Suisse First Boston judged to be reasonably comparable to those of Palm. These companies were:

•	Dell Computer Corporation

•	SAMSUNG Electronics Co. Ltd.

•	Sony Corporation

•	Matsushita Electric Industrial Co., Ltd.

•	Apple Computer, Inc.

•	Legend Group Limited

•	Casio Computer Co., Ltd.

•	Gateway, Inc.

•	High Tech Computer Corp.

•	Audiovox Corporation

Credit Suisse First Boston compared the fully-diluted aggregate value of Palm as a multiple of estimated revenues of Palm for calendar years 2003 and 2004, and the multiple of the Palm equity price per share to estimated earnings per share for Palm for calendar years 2003 and 2004 (in each case based on Palm management estimates and publicly available estimates of securities research analysts), to similar values for the comparable companies, using publicly available estimates of securities research analysts for the comparable companies. These comparisons were based on closing share prices on June 2, 2003. The following table summarizes the results of this analysis:

	Fully-Diluted Aggregate Value/Revenues				Price/Earnings
	CY 2003E		CY 2004E		CY 2003E		CY 2004E
Palm
Publicly available estimates	0.19	x	NA		NM		NA
Palm management estimates	0.17	x	NA		NA		NA

Median multiple of comparable companies	0.52	x	0.58	x	21.2	x	21.5	x
Mean multiple of comparable companies	0.62	x	0.60	x	31.5	x	23.7	x

Credit Suisse First Boston also calculated the Palm equity value and the price per Palm share (in each case after giving effect to the PalmSource distribution) implied by applying a range of revenue multiples derived from the comparable companies to the estimated revenues of Palm (after giving effect to the PalmSource distribution) for calendar years 2003 and 2004 (based on Palm management estimates). The following table summarizes the results of this analysis:

Calendar Year 2003 Estimated Revenue Multiples
Multiple range	0.17x–0.92x
Implied Palm equity value (after giving effect to the PalmSource distribution) (millions)	$333–$1,003
Implied price per Palm share (after giving effect to the PalmSource distribution)	$11.39–$32.61
Calendar Year 2004 Estimated Revenue Multiples
Multiple range	0.15x–0.74x
Implied Palm equity value (after giving effect to the PalmSource distribution) (millions)	$322–$871
Implied price per Palm share (after giving effect to the PalmSource distribution)	$11.02–$28.45

No company used in this analysis is identical to Palm. In evaluating companies identified by Credit Suisse First Boston as comparable companies to Palm, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies; mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values for Palm on a stand-alone basis and the price per Palm share implied by such equity values (in each case after giving effect to the PalmSource distribution). The discounted cash flow analysis was based on estimates for the future performance of Palm (after giving effect to the PalmSource distribution) provided by Palm management. Credit Suisse First Boston’s analysis used discount rates ranging from 15% to 20% and forward exit price/earnings multiples ranging from 12.5x to 17.5x. The following table summarizes the results of this analysis:

Implied Palm equity value (millions) (after giving effect to the PalmSource distribution)	$485–$690
Implied price per Palm share (after giving effect to the PalmSource distribution)	$16.23–$22.71

Valuation Analyses—Handspring

Handspring Historical Stock Trading Performance.    Credit Suisse First Boston analyzed the prices at which Handspring common stock traded from June 3, 2002 through June 2, 2003. Credit Suisse First Boston noted that the high closing price of Handspring common stock during this period was $2.14 on July 1, 2002, and that the low closing price of Handspring common stock was $0.58 on October 22, 2002. Credit Suisse First Boston also noted the average closing price of Handspring common stock over various periods ended June 2, 2003, as summarized below:

Period Ended June 2, 2003	Average Handspring Closing Price
June 2, 2003	$1.22
Last 5 trading days	$0.99
Last 10 trading days	$0.92
Last 30 trading days	$0.81
Last 60 trading days	$0.75
Last 90 trading days	$0.76

Comparable Company Analysis.    Credit Suisse First Boston compared selected financial and trading data of Handspring with similar data for selected publicly traded companies engaged in businesses that Credit Suisse First Boston judged to be reasonably comparable to those of Handspring. These companies were:

Consumer electronics/hardware companies

•	Dell Computer Corporation
•	SAMSUNG Electronics Co. Ltd.
•	Sony Corporation
•	Matsushita Electric Industrial Co., Ltd.
•	Apple Computer, Inc.
•	Legend Group Limited
•	Casio Computer Co., Ltd.
•	Gateway, Inc.
•	High Tech Computer Corp.
•	Audiovox Corporation

Wireless device companies

•	Research In Motion Limited
•	Psion PLC
•	Wavecom SA

Wireless handset companies

•	Nokia Corporation
•	Motorola, Inc.
•	LM Ericsson Telephone Company

Credit Suisse First Boston compared the fully-diluted aggregate value of Handspring as a multiple of estimated revenues of Handspring for calendar years 2003 and 2004, and the multiple of the Handspring price per share to estimated earnings per share for Handspring for calendar years 2003 and 2004 (in each case based on Handspring management estimates and publicly available estimates of securities research analysts), to similar values for the comparable companies, using publicly available estimates of securities research analysts for the comparable companies. These comparisons were based on closing share prices on June 2, 2003. The following table summarizes the results of this analysis:

	Fully-Diluted Aggregate Value/ Revenues				Price/Earnings
	CY 2003E		CY 2004E		CY 2003E		CY 2004E
Handspring
Publicly available estimates	1.35	x	NA		NM		NA
Handspring management estimates	1.29	x	0.67	x	NM		NM
Consumer electronics/hardware companies
Median multiple of comparable companies	0.52	x	0.58	x	21.2	x	21.5	x
Mean multiple of comparable companies	0.62	x	0.60	x	31.5	x	23.7	x
Wireless device companies
Median multiple of comparable companies	2.06	x	1.99	x	NA		55.7	x
Mean multiple of comparable companies	1.59	x	1.46	x	NA		55.7	x
Wireless handset companies
Median multiple of comparable companies	1.16	x	1.12	x	24.7	x	18.5	x
Mean multiple of comparable companies	1.42	x	1.35	x	24.7	x	31.0	x

No company used in this analysis is identical to Handspring. In evaluating companies identified by Credit Suisse First Boston as comparable companies to Handspring, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies; mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Discounted Cash Flow Analyses.    Using a discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values for Handspring on a stand-alone basis, the price per Handspring share implied by such equity values and the premium/(discount) of such implied prices per Handspring share to the market price per Handspring share on June 2, 2003 and the 10-day and 30-day average prices per Handspring share prior to June 2, 2003. The discounted cash flow analysis was based on estimates for the future performance of Handspring provided by Handspring management. Credit Suisse First Boston’s analysis used discount rates ranging from 17.5% to 22.5% and forward exit price/earnings multiples ranging from 12.5x to 17.5x. The following table summarizes the results of this analysis:

Implied Handspring equity value (millions)	$183–$281
Implied price per Handspring share	$0.88–$1.31
Implied premium/(discount) to market price per Handspring share on June 2, 2003	(28)%–8%
Implied premium/(discount) to 10-day average price per Handspring share prior to June 2, 2003	(4)%–43%
Implied premium/(discount) to 30-day average price per Handspring share prior to June 2, 2003	8%–62%

Combination Analyses

Historical Indexed Trading Performance.    Credit Suisse First Boston compared the recent price performance of Handspring common stock with the recent price performance of Palm common stock, a composite index of 16 comparable companies and the Nasdaq index over the period from June 3, 2002 through June 2, 2003 and over the period from March 3, 2003 to June 2, 2003. The following table summarizes the results of this analysis:

	Change from June 3, 2002	Change from March 3, 2003
Handspring	(29)%	74%
Palm	(62)%	16%
Index of comparable companies	(12)%	15%
Nasdaq	2%	20%

Historical Exchange Ratio Analysis.    Credit Suisse First Boston calculated the average ratio of Handspring’s closing share price to Palm’s hypothetical closing share price (after giving effect to the PalmSource distribution and assuming that the hypothetical value of Palm after the PalmSource distribution would be $50 million lower than prior to the PalmSource distribution) for each trading day for various periods ended June 2, 2003, and the premium/(discount) of the merger exchange ratio to such average exchange ratios. The following table summarizes the results of this analysis:

Period Ended June 2, 2003	Average Hypothetical Exchange Ratio over Period		Premium/(Discount) of Merger Exchange Ratio to Average Hypothetical Exchange Ratio over Period
Since March 3, 2003	0.086	x	4.2%
Last 60 trading days	0.086	x	4.1%
Last 45 trading days	0.088	x	2.4%
Last 30 trading days	0.089	x	0.9%
Last 20 trading days	0.094	x	(3.9)%
Last 15 trading days	0.092	x	(2.6)%
Last 10 trading days	0.091	x	(1.6)%
Last 5 trading days	0.097	x	(7.2)%
June 2, 2003	0.118	x	(24.0)%

Contribution Analysis.    Credit Suisse First Boston analyzed the relative contributions of Handspring and Palm (after giving effect to the PalmSource distribution) to the estimated pro forma total revenues and gross profit of the combined company, based on estimates for calendar years 2003 and 2004, and fiscal years 2003, 2004 and 2005, prepared by the managements of Handspring and Palm, respectively. Credit Suisse First Boston calculated certain values implied by such relative contributions, including the implied pro forma fully-diluted ownership of Handspring stockholders in Palm and the implied exchange ratio and the premium represented by the merger exchange ratio to the implied exchange ratio. The following table summarizes the results of this analysis:

	Implied Pro Forma Fully-Diluted Handspring Ownership in Palm	Implied Exchange Ratio		Premium of Merger Exchange Ratio to Implied Exchange Ratio
Revenue
Calendar Year 2002 actual	20.0%	0.048	x	88%
Calendar Year 2003 estimated	16.1%	0.037	x	145%
Calendar Year 2004 estimated	20.0%	0.048	x	88%
Fiscal Year 2003 estimated	18.1%	0.042	x	113%
Fiscal Year 2004 estimated	17.8%	0.042	x	116%
Fiscal Year 2005 estimated	21.9%	0.054	x	68%
Gross Profit
Calendar Year 2003 estimated	16.0%	0.036	x	147%
Calendar Year 2004 estimated	21.5%	0.052	x	72%
Fiscal Year 2003 estimated	17.5%	0.041	x	122%
Fiscal Year 2004 estimated	18.6%	0.044	x	106%
Fiscal Year 2005 estimated	24.1%	0.060	x	49%

Relative and Pro Forma Combined DCF Analyses.    Using the stand-alone discounted cash flow analyses summarized above for each of Palm (after giving effect to the PalmSource distribution) and Handspring, Credit Suisse First Boston calculated the exchange ratio implied by dividing the implied discounted cash flow equity value per share of Handspring common stock by the implied discounted cash flow equity value per share of Palm common stock (after giving effect to the PalmSource distribution), and the premium of the merger exchange to such implied exchange ratio. The following table summarizes the results of this analysis:

Implied exchange ratio	0.054x–0.058x
Premium of merger exchange ratio	66%–55%

Credit Suisse First Boston also performed a discounted cash flow analysis of Palm (after giving effect to the PalmSource distribution) on a pro forma combined basis after giving effect to the Handspring merger. Credit Suisse First Boston calculated the price per Handspring share implied by such analysis, assuming synergies anticipated by the management of Handspring and Palm to result from the Handspring merger. Credit Suisse First Boston’s analysis used discount rates ranging from 15% to 20% and forward exit price/earnings multiples ranging from 12.5x to 17.5x. The following table summarizes the results of this analysis:

Implied Palm equity value (after giving effect to the PalmSource distribution and the Handspring merger) (millions)	$663–$976
Implied price per Palm share (after giving effect to the PalmSource distribution and the Handspring merger)	$15.04–$21.63
Implied price per Handspring share	$1.35–$1.95
Implied premium to market price per Handspring share on June 2, 2003	11%–60%
Implied premium to 10-day average price per Handspring share prior to June 2, 2003	48%–112%
Implied premium to 30-day average price per Handspring share prior to June 2, 2003	67%–140%

Precedent Transactions Analysis.    Using publicly available securities research analyst estimates and other information, Credit Suisse First Boston examined the following transactions that it deemed to be relevant to determine (i) the multiple of the implied aggregate value of the target companies in such transactions at the time of announcement to the last twelve month revenues and estimates at the time of announcement of the next twelve month revenues for the target companies, and (ii) the multiple of the implied price per share of the target companies in such transactions at the time of announcement to the last twelve month earnings per share and estimates at the time of announcement of the next twelve month earnings per share for the target companies. The precedent transactions that Credit Suisse First Boston considered are:

•	eMachines, Inc./EM Holdings, Inc.

•	Diamond Multimedia Systems, Inc./S3 Incorporated

•	Nomai SA/Iomega Corporation

•	NetFRAME Systems, Inc./Micron Electronics, Inc.

•	AST Research, Inc./Samsung Electronics Co.

•	Megahertz Corporation/U.S. Robotics Corporation

•	Zeos International Ltd./Micron Electronics, Inc.

All calculations of multiples paid in the selected transactions were based on public information available at the time of public announcement. Credit Suisse First Boston’s analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. The following table summarizes the results of this analysis:

	Aggregate Value/ Revenue				Price/Earnings
	LTM		NTM		LTM		NTM
Mean multiple in precedent transactions	0.67	x	0.31	x	20.1	x	21.0	x
Implied price per Handspring share	$1.10		$0.57		NM		NM
Implied exchange ratio (after giving effect to the PalmSource distribution)	0.107	x	0.055	x	NM		NM
% Premium/(discount) of merger exchange ratio	(16)%		63%		NA		NA
Median multiple in precedent transactions	0.33	x	0.31	x	20.1	x	26.9	x
Implied price per Handspring share	$0.73		$0.57		NM		NM
Implied exchange ratio (after giving effect to the PalmSource distribution)	0.070	x	0.055	x	NM		NM
% Premium of merger exchange ratio	28%		63%		NA		NA

No transaction utilized as a comparison in the precedent transactions analysis is identical to the Handspring merger. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Pro Forma Impact Analyses.    Credit Suisse First Boston analyzed certain pro forma effects expected to result from the Handspring merger, including the expected effect of the Handspring merger on the estimated earnings per share for Handspring for fiscal years 2004 through 2006, based on estimates prepared by the managements of Palm and Handspring. The following table summarizes the results of this analysis:

	Estimated Pro Forma Financial Performance
	FY2004E	FY2005E	FY2006E
$ Accretion for Handspring earnings per share	$0.08	$0.01	$0.01
% Accretion for Handspring earnings per share	NM	NM	12.7%

The actual results achieved by the combined company after the Handspring merger may vary from such estimated results and the variations may be material.

Credit Suisse First Boston’s opinion and presentation to the Handspring board of directors was one of many factors taken into consideration by the Handspring board of directors in making its determination to engage in the Handspring merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Handspring board of directors or the management of Handspring with respect to the value of Handspring or whether the Handspring board of directors would have been willing to agree to a different exchange ratio.

The Handspring board of directors retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the Handspring merger. Credit Suisse First Boston was selected by the Handspring board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided financial and investment banking services to Handspring unrelated to the Handspring merger for which it received compensation and it may in the future provide such services to Palm for which it would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Handspring and Palm for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of March 4, 2003, Handspring engaged Credit Suisse First Boston to provide financial advisory services to the Handspring board of directors in connection with the Handspring merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Handspring has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the Handspring merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, Handspring has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Vote Required

Palm.    Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of Palm common stock. Approval and adoption of the merger agreement will also constitute approval of the PalmSource distribution by means of the merger of Peace Separation Corporation with and into Palm and the approval of the issuance of Palm common stock to Handspring stockholders in connection with the Handspring merger. For a description of the treatment and  effect of abstentions and broker non-votes, see “The Palm Annual Meeting of Stockholders—Abstentions” and “—Broker Non-Votes” in this joint proxy statement/prospectus.

Handspring.    Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of Palm common stock. Approval and adoption of the merger agreement will also constitute approval of the Handspring Merger. For a description of the treatment and effect of abstentions and broker non-votes, see “The Handspring Special Meeting of Stockholders—Quorum and Vote Required and “—Voting of Proxies” in this joint proxy statement/prospectus.

Interests of Certain Persons in the Merger

Interests of Directors and Executive Officers of Palm in the Handspring merger

In considering the Palm board of directors’ recommendation that you, as a Palm stockholder, vote to approve and adopt the merger agreement, you should be aware that some of Palm’s executive officers and directors have interests in the transaction that are different from, or in addition to, your interests as a Palm stockholder. These interests include, among other things, the following:

•	the exercise price and number of shares of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm will be adjusted in the same manner as other employee stock options upon the PalmSource distribution. As a result, the number of shares of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm may increase and the exercise price per share of Palm common stock issuable upon the exercise of Palm stock options held by executive officers and directors of Palm may decrease. See “The Merger Agreement—Treatment of Awards Outstanding Under Stock Plans and Outstanding Warrants;”

•	all non-employee directors of PalmSource, including Mr. Benhamou, have been promised an option, within 30 days of the PalmSource distribution, to acquire up to 30,000 shares of PalmSource common stock at an exercise price per share equal to the fair market value of PalmSource common stock on the date of grant;

•	R. Todd Bradley will become the Chief Executive Officer of the combined company following the transaction;

•	the vesting schedule of options to acquire 60,000 shares of Palm common stock held by Eric Benhamou, Palm’s Chief Executive Officer, will accelerate upon the PalmSource distribution, after which, all 60,000 shares will become vested and immediately exercisable by Mr. Benhamou; and

•	Mr. Benhamou has been promised an option to acquire 5,000 shares of Palm common stock with an exercise price equal to the fair market value on the date of grant upon completion of the PalmSource distribution.

As a result, certain executive officers and directors of Palm may be more likely to vote to approve and adopt the merger agreement than Palm’s stockholders generally.

Interests of Directors and Executive Officers of Handspring in the Handspring merger

In considering the recommendation of the Handspring board of directors regarding the merger agreement and the Handspring merger, Handspring stockholders should be aware that some of Handspring’s stockholders, directors and executive officers have interests in the Handspring merger that are different from, or in addition to, their interests as Handspring stockholders. These interests may create potential conflicts of interest. The Handspring board of directors was aware of these interests and took these interests into account in approving the merger agreement and the Handspring merger.

Voting Agreements.    The following Handspring stockholders have entered into voting agreements and granted irrevocable proxies to Palm pursuant to which they have agreed to vote approximately 37.5% of the outstanding stock of Handspring in favor of the proposal to approve and adopt the merger agreement and to approve the Handspring merger:

•	Edward T. Colligan, President and Chief Operating Officer of Handspring;

•	Donna L. Dubinsky, a director and the Chief Executive Officer of Handspring; and

•	Jeffrey C. Hawkins, Chairman of the Board and Chief Product Officer of Handspring.

Acceleration of Handspring Stock Options Held by Handspring Directors.    The Handspring stock options held by each of Handspring’s directors and executive officers will be assumed in the Handspring merger and become exercisable, in accordance with their terms, for shares of Palm common stock. Upon the Handspring merger, the vesting of stock options held by L. John Doerr, Bruce W. Dunlevie, William Kennard and Mitchell Kertzman, all of whom are non-employee directors of Handspring, will accelerate and become fully vested.

Acceleration of Handspring Stock Options Held by Handspring’s Chief Financial Officer.    Pursuant to the terms of Handspring’s offer letter to William R. Slakey, Handspring’s Chief Financial Officer, upon the Handspring merger, his option to purchase 725,000 shares will accelerate as to 25% of the unvested shares subject to such option. Mr. Slakey may receive further benefits, including additional option acceleration, pursuant to the Handspring Retention and Severance Plan as described on page     .

Acceleration of Handspring Stock Options Held by Handspring Employees. Options granted under Handspring’s 2000 Equity Incentive Plan to any Handspring employees who do not become employees of Palm or who are terminated without cause within one year from the date of the Handspring merger will accelerate as to 25% of the unvested shares subject to such options. Mses. Dubinsky and Tomlinson and Messrs. Pine Hartnett and Slakey may receive additional acceleration of options pursuant to the Handspring Retention and Severance Plan, as described on page     .

Employment Arrangements between Palm and Specified Handspring Employees

Certain executive officers of Handspring have agreed to employment arrangements with Palm that will become effective upon the completion of the merger. In particular, Edward T. Colligan, Handspring’s President and Chief Operating Officer, will become Palm’s Senior Vice President, General Manager, Wireless Business Unit; Jeffrey C. Hawkins, Handspring’s Chief Product Officer and Chairman of Handspring’s board of directors, will become Palm’s Chief Technology Officer and will serve in this capacity on a part-time basis as he did in his capacity as Chief Product Officer of Handspring; Celeste S. Baranski, Handspring’s Vice President, Engineering, will become a Palm Vice President, Engineering; John Hartnett, Handspring’s Vice President, Customer Relations and Operations, will become a Palm Vice President, Global Operations; Joseph L. Sipher, Handspring’s Vice President, Marketing, will become a Palm Vice President, Product Management; and Gregory S. Woock, Handspring’s Vice President, Worldwide Sales, will become Palm’s Vice President, Carrier Sales. Other executive officers may also be employed by Palm following the merger.

The agreements that these Handspring employees have entered into with Palm are contingent upon and will take effect on the day the merger is completed. Each offer letter sets forth the employee’s position, reporting structure and compensation, including annual salary and target bonus and incentive compensation opportunity, with Palm. The offer letters provide that employment with Palm will be “at will” in nature, meaning that the employee or Palm may terminate the employment relationship with or without cause or notice, at any time. In addition, Ms. Baranski, Mr. Hartnett, Mr. Sipher and Mr. Woock will be granted Palm options and Mr. Colligan will be granted restricted shares of Palm that will be governed by the applicable equity plan.

Under the offer letters, each employee is required to sign, in addition to the offer letter, Palm’s Code of Business Conduct and Ethics, the Palm U.S. Employee Handbook and the standard Palm Employee Agreement. Further, each of Messrs. Colligan and Hawkins have entered into a Non-Competition and Non-Solicitation Agreement with Palm, prohibiting him, for a period of two years after closing of the merger, from competing with Palm, soliciting employees, clients, customers or licensees of Palm, or from consenting to the use of his name in connection with any business that competes with Palm.

Each of Messrs. Colligan and Hawkins are entitled to receive a Management Retention Agreement and a Severance Agreement with Palm, the terms of which are described under “Palm Management Retention Agreements” and “Palm Severance Agreements” below.

Palm Management Retention Agreements.    Under new employment arrangements, each of Messrs. Colligan and Hawkins will receive a management retention agreement with Palm pursuant to which he will receive payments and benefits upon termination of employment occurring within twelve months following a change of control of Palm. In exchange for such payments and benefits, Mr. Colligan and Mr. Hawkins must agree for one year following his termination to not directly or indirectly solicit any individuals to leave the employ of Palm or otherwise interfere with existing employment relations between Palm and its current and prospective employees.

If the employment of Mr. Colligan or Mr. Hawkins is terminated other than for cause, death or disability or if the employee voluntarily terminates employment for good reason (as defined) within twelve months following a change of control, each will be entitled to:

•	lump sum cash payment equal to 100% of annual compensation (consisting of annual base salary (prorated, in the case of Mr. Hawkins, for his part-time employee status) and a target bonus in effect as of the year of termination or year of change of control, whichever is greater);

•	company paid health, dental, vision, long-term disability and life insurance for the employee and any covered dependents until the earlier of two years from the employee’s termination date or such time as they are covered under another employer’s group plan;

•	lump sum cash payment equal to the employee’s target bonus in effect as of the year of termination or the year in which the change of control occurs, whichever is greater, prorated for the number of days prior to the employee’s termination date during the fiscal year of such termination;

•	acceleration of vesting as to 100% of stock options, restricted stock and any other company equity awards; and

•	280G “gross-up” payment equal to the amount of any excise tax under Section 4999 of the Code and any federal, state and local income and employment taxes arising from such payment that may become payable by him in connection with any of the severance payments or other benefits obtained by him under the Management Retention Agreement being characterized as excess parachute payments.

A “change of control” includes a change in beneficial ownership of more than 50% of Palm, the sale or disposition of all or substantially all of Palm’s assets, a merger resulting in Palm shareholders owning less than 50% of the surviving entity, and certain changes in the composition of Palm’s board of directors, but excluding the transaction between Handspring and Palm. Voluntary termination by the employee for “good reason” includes any of the following being effected without the employee’s consent: a material reduction in the employee’s duties, title, authority or responsibilities, a material reduction in the facilities and perquisites made available to the employee, a reduction in the employee’s base salary, a material reduction in benefits provided to the employee, certain relocations, failure of Palm to have the Management Retention Agreement assumed by any successor to Palm or any act or set of acts which would constitute a “constructive termination” under California case law.

The spin-off of a subsidiary of Palm while the employee is employed by such subsidiary will not entitle employee to the payments and benefits under the Management Retention Agreement.

Palm Severance Agreements.    Under new employment arrangements, each of Messrs. Colligan and Hawkins will receive a Severance Agreement with Palm pursuant to which he will receive payments and benefits upon termination of his employment, provided he signs and delivers to Palm a release of claims.

If the employment of Mr. Colligan or Mr. Hawkins is terminated other than for cause, death or disability or if the employee voluntarily terminates employment for good reason (as defined), the employee will be entitled to:

•	Lump sum cash payment equal to 100% of annual base salary (prorated, in the case of Mr. Hawkins, for his part-time employee status);

•	Acceleration of the vesting and exercisability of stock options which would have vested during the one-year period following the employee’s termination date (unless the vesting of such options is based solely on achievement of performance factors);

•	Acceleration of the vesting as to 50% of restricted stock subject to Palm’s right of repurchase as of the employee’s termination date (unless the vesting of such options is based solely on achievement of performance factors); and

•	Payment of the costs associated with the continuation of health, dental and vision benefits for one year after the employee’s termination date, provided that continuation of such coverage is elected under COBRA.

Voluntary termination by the employee for “good reason” includes any of the following being effected without the employee’s consent: employee being assigned duties inconsistent with his background, certain relocations of the employee’s principal place of work, reduction of the employee’s base salary and bonus or Palm’s failure to provide substantially comparable benefits as are provided to other similarly situated employees, provided that changes to the employee’s duties, work location and other employment terms resulting from the transaction between Palm and Handspring whereby the employee became an employee of Palm shall not constitute good reason.

The spin-off of a subsidiary of Palm while the employee is employed by such subsidiary will not entitle employee to the payments and benefits under the Severance Agreement.

If the employee’s termination would entitle Mr. Colligan or Mr. Hawkins to payments and benefits under a Management Retention Agreement described above, such employee will not receive any payments or benefits under the Severance Agreement, but instead shall receive the payments and benefits due under the Management Retention Agreement.

Handspring Retention and Severance Plan.    Handspring has adopted a retention and severance plan to induce full-time employees of Handspring to remain employed by Handspring through the merger and, in some instances, for transition periods following the merger. Under the retention and severance plan, participants who do not receive a written offer of employment with Palm as of the Effective Time of the merger will receive certain severance payments and benefits, the amount of which depends on the designation of a participant as an “Executive”, a “Director” or “Any Other Participant” for purposes of the retention and severance plan and, if applicable, whether and to what extent such participant is requested to and provides transitional services following the merger. For purposes of the severance and retention plan, “Executives” include Messrs. Slakey, Pine and Hartnett and Mses. Dubinsky and Tomlinson; “Directors” include those employees with the title of director or higher who are not designated as “Executives”; and “All Other Participants” are participants not designated as Executives or Directors. In each case, to receive the severance payments and benefits the participant must be a full time employee of Handspring providing services to Handspring as of June 4, 2003 and continuing through the Effective Time of the merger.

Generally, a participant who does not receive an offer of employment (at least half-time at or above such participant’s current base salary) by Palm or a Palm subsidiary and who is not requested to and/or does not provide transitional services following the merger will receive severance payments and benefits under the retention and severance plan as follows: Executives will receive a lump sum payment equal to 12 months of base salary (such base salary, for purposes of the retention and severance plan, being equal to 111% of the Executive’s current base salary), 100% acceleration of vesting of all outstanding unvested equity awards and payment of any costs incurred in connection with continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA costs”) for a 12 month period; Directors will receive a lump sum payment equal to 6 months of base salary, acceleration of vesting of 25% of all then unvested equity awards (provided that such acceleration shall not increase any accelerated vesting otherwise provided under Handspring’s 2000 Equity Incentive Plan), and payment of any COBRA costs incurred for a 6 month period; and All Other Participants will receive a lump sum payment equal to 3 months of base salary, acceleration of vesting of 25% of all then unvested equity awards (provided that such acceleration shall not increase any accelerated vesting otherwise provided under Handspring’s 2000 Equity Incentive Plan), and payment of any COBRA costs incurred for a 3 month period.

Participants who do not receive an offer of employment (at least half-time at or above such participant’s current base salary) by Palm or a Palm subsidiary but who are requested to provide and do provide transitional services following the merger will receive the severance payments and benefits they would have received had they not been requested to provide such transitional services (as described in the immediately preceding paragraph) and will receive the following additional payments: Executives will receive an amount equal to 4 weeks of base salary (such base salary, for purposes of the retention and severance plan, being equal to 111% of the Executive’s current base salary (which represents 100% of the Executive’s base salary prior to a 10% reduction to management salaries), reduced to reflect part-time employment with Palm or a Palm subsidiary) for each full month of full-time service provided to Palm (up to a maximum of 16 weeks); Directors will receive an amount equal to 3 weeks of base salary (reduced to reflect part-time employment with Palm or a Palm subsidiary) for each full month of full-time service provided to Palm (up to a maximum of 12 weeks); and All Other Participants will receive an amount equal to 2 weeks of base salary (reduced to reflect part-time employment with Palm or a Palm subsidiary) for each full month of full-time service provided to Palm (up to a maximum of 8 weeks). With respect to participants providing transitional services, these additional severance payments and benefits, as well as the severance payments and benefits described in the immediately preceding paragraph, will be payable only if Handspring terminates the participant without cause or if the participant’s employment is terminated for any reason, including a voluntary termination, more than four months after the Effective Time of the merger. Such amounts also will not be payable if the Participant terminates service voluntarily within four (4) months after the effective time of the merger.

Payments and benefits made under the retention and severance plan are conditioned upon the delivery by each participant of a signed release of claims and the acknowledgement of such participant’s continuing obligations under the confidentiality and/or proprietary rights agreement between the participant and Handspring and, if applicable, between the participant and Palm. If any amounts payable to a participant under the retention and severance plan are characterized as “excess parachute payments” under Section 4999 of the Code and would be subject to excise tax, the participant may in his or her sole discretion reduce the amounts payable to such participant under the retention and severance plan or have any portion of stock options or restricted stock held by such participant not accelerate in vesting to avoid any “excess parachute payment”. The retention and severance plan is intended to be subject to, and shall be construed in accordance with, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, with the laws of the state of California.

Palm Board Seats.    Ms. Dubinsky, Handspring’s Chief Executive Officer and a member of Handspring’s board of directors, and Messrs. Doerr and Dunlevie, both of whom are currently members of Handspring’s board of directors, will become members of Palm’s board of directors upon the consummation of the Handspring merger. Ms. Dubinsky and Messrs. Doerr and Dunlevie will receive the standard compensation received by Palm’s non-employee directors.

Indemnification.    The merger agreement provides that, from and after the consummation of the Handspring merger, Palm will cause the surviving corporation to fulfill and honor the obligations of Handspring pursuant to any indemnification agreements between Handspring and its directors and officers in effect prior to the Handspring merger, subject to applicable law. Palm will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions with respect to exculpation and indemnification that are at least as favorable as those contained in the certificate of incorporation and bylaws of Handspring in effect immediately prior to the Handspring merger. For at least six years following the Handspring merger, these provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of Handspring’s directors or officers immediately prior to the Handspring merger, unless such modification is required by law.

The merger agreement also provides that, for at least six years following the Handspring merger, Palm will maintain directors’ and officers’ liability insurance comparable to Handspring’s existing policy, provided that Palm will not be required to pay any premium in excess of 200% of the annual premium currently paid by Handspring. To the extent the annual premium would exceed 200% of Handspring’s current annual premium, Palm shall maintain the maximum amount of coverage, if any, as is available for 200% of such annual premium. Directors of Handspring who become directors of Palm will be provided with the same directors’ and officers’ liability insurance given to any other Palm director and will enter into indemnification agreements on the same terms, if any, entered into with other directors of Palm generally.

As a result of interests described above, these executive officers and directors could be more likely to vote for, and to recommend the vote for, the proposal to approve and adopt the merger agreement and to approve the Handspring merger, than if they did not hold these interests.

Governmental and Regulatory Approvals Required to Complete the Transaction

The Handspring merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, under which a transaction cannot be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the waiting period under the HSR Act expires or is terminated. Palm and Handspring are required to make filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and will not be permitted to complete the Handspring merger until the applicable waiting period has expired or has been terminated. In addition, the Handspring merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign authorities.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the Handspring merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the Handspring merger, either of these entities could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons also could take action under the antitrust laws, including seeking to enjoin the Handspring merger. Additionally, at any time before or after the completion of the Handspring merger, whether or not the applicable waiting period has expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Handspring merger will not be made or that, if a challenge is made, we will prevail.

Accounting Treatment of the PalmSource distribution and Handspring merger

As a result of the PalmSource distribution, the operations of PalmSource will be accounted for by Palm as a discontinued operation as defined under SFAS No. 144. The Handspring merger will be accounted for using the purchase method of accounting. The purchase price will be allocated to the assets and liabilities of Handspring and those assets and liabilities will be recorded on Palm’s books at their respective fair values upon completion of the Handspring merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Palm’s operations in the quarter the merger is completed and the purchase accounting valuation amounts are finalized. Furthermore, a portion of the purchase price equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of those options. The remaining purchase price will be recorded as goodwill and other intangible assets and will be amortized over the useful lives of such assets.

Material U.S. Federal Income Tax Consequences of the PalmSource distribution and Handspring merger

This section summarizes material U.S. federal income tax considerations relating to Palm’s distribution of PalmSource stock to Palm stockholders and to the merger combination involving Palm and Handspring. This summary does not provide a complete analysis of all potential tax considerations, including tax considerations that may apply because of a stockholder’s particular circumstances, including status as a non-United States person, or because a stockholder is subject to special rules. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of common stock could differ from those described below. Finally, the summary does not describe the effect of the United States federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES.

Material U.S. Federal Income Tax Consequences of the PalmSource Distribution

Palm has received a private letter ruling from the IRS to the effect that the PalmSource distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code, or the Code. The ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, neither Palm nor PalmSource is aware of any material change in the facts and circumstances of the PalmSource distribution that would call into question the validity of the ruling.

This ruling provides that for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, and no amount will otherwise be included in the income of, a stockholder of Palm as the result of the receipt of PalmSource common stock in the distribution (not including cash received in respect of fractional shares of PalmSource common stock);

•	the basis of the Palm common stock and PalmSource common stock held by Palm’s stockholders immediately after the distribution will be the same as each holder’s basis in Palm’s common stock immediately before the distribution, allocated between the Palm and PalmSource common stock in proportion to their relative fair market values on the distribution date;

•	the holding period of PalmSource common stock received by Palm stockholders will include the holding period of their Palm common stock, provided that such Palm common stock is held as a capital asset on the date of the distribution; and

•	Palm will not recognize any gain or loss upon the distribution.

Stockholders of Palm who receive cash from the distribution agent in respect of fractional shares will recognize gain or loss equal to the difference between the cash received and the holder’s basis in such fractional share interest. Such gain or loss should be capital gain or loss to such holder, provided the fractional share interest is a capital asset in the hands of such holder.

If the distribution did not qualify as a tax-free transaction, Palm would recognize taxable gain equal to the excess of the fair market value of PalmSource common stock distributed to Palm stockholders over Palm’s tax basis in PalmSource common stock. In addition, each stockholder who receives PalmSource common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of PalmSource common stock received.

Even if the distribution otherwise qualifies for tax-free treatment under Sections 355 and 368 of the Code, it may be taxable to Palm under Section 355(e) of the Code if 50% or more of the stock of Palm or of PalmSource is acquired as part of a plan or series of related transactions that include the PalmSource distribution. If such an acquisition of PalmSource stock or Palm’s stock triggers the application of Section 355(e), Palm would recognize taxable gain as described above but the distribution should generally be tax-free to each Palm stockholder. Under the tax sharing agreement between Palm and PalmSource, PalmSource would be required to indemnify Palm against that taxable gain if it were triggered by an acquisition of PalmSource stock. Please see “The PalmSource Separation—Amended and Restated Tax Sharing Agreement” for a more detailed discussion of the tax sharing agreement between Palm and PalmSource.

U.S. Treasury regulations require each Palm stockholder that receives shares of PalmSource stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Palm will provide its stockholders who receive PalmSource common stock pursuant to the distribution with the information necessary to comply with such requirement.

Each Palm stockholder should consult his or her tax adviser about the particular consequences of the PalmSource distribution to such stockholder, including the application of state, local and foreign tax laws, and possible changes in tax law that may affect the tax consequences described above.

Material U.S. Federal Income Tax Consequences of the Handspring Merger

Completion of the Handspring merger is conditioned upon the receipt by Palm and Handspring of legal opinions from their respective tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation and Fenwick & West LLP to the effect that the Handspring merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The tax opinions referred to above and the opinions set forth herein will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, tax counsel will require and will rely upon representations contained in certificates of officers of Palm and Handspring. These tax opinions will also be based upon the Internal Revenue Code, existing treasury regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

Qualification of the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code will result in the following federal income tax consequences:

•	you will not recognize any gain or loss upon your receipt of Palm common stock in the merger, except on cash received for a fractional share of Palm common stock;

•	the aggregate tax basis of the Palm common stock received by you in the merger, including any fractional share of Palm common stock not actually received, will be the same as the aggregate tax basis of the Handspring common stock surrendered in exchange therefor;

•	the holding period of the Palm common stock received by you in the merger will include the period for which the Handspring common stock surrendered in exchange therefor was considered to be held;

•	Palm and Handspring will not recognize gain or loss solely as a result of the merger.

Stockholders of Handspring who receive cash in the merger in respect of fractional shares will recognize gain or loss equal to the difference between the cash received and the holder’s basis in such fractional share interest. Such gain or loss should be capital gain or loss to such holder, provided the fractional share interest is a capital asset in the hands of such holder.

Neither Palm nor Handspring will request a ruling from the Internal Revenue Service in connection with the Handspring merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion.

Listing of Palm Common Stock on Nasdaq National Market

It is a condition to the completion of the transaction that the Palm common stock to be issued in connection with the Handspring merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance. Palm has agreed use all reasonable efforts to cause the shares of Palm common stock to be issued in connection with the transaction to be authorized for listing on the Nasdaq National Market before the completion of the transaction, subject to official notice of issuance.

Listing of PalmSource Common Stock on the Nasdaq National Market

It is a condition to the completion of the transaction that the PalmSource common stock to be distributed in connection with the transaction be approved for listing on the Nasdaq National Market. Palm has agreed to use all reasonable efforts to cause the shares to be listed on the Nasdaq National Market. If PalmSource common stock does not trade at or above $5.00 per share on the first trading day on the Nasdaq National Market, PalmSource’s common stock may trade on the Nasdaq SmallCap Market, if it meets certain requirements, or be eligible for quotation on the OTC Bulletin Board, or a successor of the OTC Bulletin Board.

Delisting and Deregistration of Handspring common stock After the Transaction

After the Handspring merger is completed, Handspring common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

Legal Proceedings Regarding the Transaction

On or about June 17 and 19, 2003, respectively, two putative class action lawsuits were filed in the Court of Chancery in the State of Delaware in and for the County of New Castle against Palm, Handspring and various officers and directors of Handspring. The cases are captioned Goldhirsch v. Handspring, Inc., et al., Civil Action No. 20376-NC and Majarian v. Handspring, Inc., et al., Civil Action No. 20381-NC. The Majarian complaint was amended on or about June 23, 2003 to, among other things, delete certain previously named officer defendants. Both complaints allege that the officers and directors of Handspring breached their fiduciary duties to Handspring stockholders by, among other things, failing to undertake an appropriate evaluation of Handspring’s net worth as a merger or acquisition candidate and failing to maximize Handspring stockholder value by not engaging in a meaningful auction of Handspring. The Majarian complaint also alleges, among other things, that the officers and directors of Handspring breached their fiduciary duties by failing to act independently so that the interests of Handspring’s public stockholders would be protected and enhanced. Both complaints allege that Palm aided and abetted the alleged breaches of fiduciary duty of Handspring’s officers and directors. Both complaints seek, among other things, a preliminary and permanent injunction against the transaction, a recission of the transaction if it is consummated and unspecified damages. The Goldhirsch complaint also requests, among other things, that the Court order Handspring’s officers and directors to take all necessary steps to maximize stockholder value, including open bidding and/or a market check. Palm and Handspring believe that the lawsuits are without merit and intend to vigorously defend the cases.

Appraisal and Dissenters’ Rights

The Delaware General Corporation Law does not provide appraisal rights to holders of Palm common stock or Handspring common stock in connection with the PalmSource distribution or the Handspring merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Structure of the Transaction

The merger agreement provides for a transaction with two components. First, in the PalmSource distribution the common stock of PalmSource held by Palm will be distributed to the existing stockholders of Palm by means of the merger of Peace Separation Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Palm, which we sometimes refer to as the Parent merger or the PalmSource distribution. Palm will continue as the surviving corporation in the Parent merger. Following such distribution, the remaining business of Palm and Handspring will be combined by means of the merger of Harmony Acquisition Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Handspring, which we refer to as the Handspring merger. Handspring will survive the Handspring merger as a wholly-owned subsidiary of Palm.

Completion and Effectiveness of the Transaction

We will complete the transaction when all of the conditions to completion of the transaction contained in the merger agreement are satisfied or waived, including approval and adoption of the merger agreement by the stockholders of Palm and Handspring. The PalmSource distribution will become effective upon the filing of a certificate of merger in connection with the Parent merger with the Delaware Secretary of State. Immediately after such filing, a certificate of merger in connection with the Handspring merger will be filed with the Delaware Secretary of State. We expect to file both certificates and complete both the PalmSource distribution and the Handspring merger on the same date. Trading in PalmSource common stock is expected to commence on the first trading day following the completion of the Parent merger.

We are working to complete the transaction as quickly as possible. We currently plan to complete the transaction by fall 2003. Because completion of the transaction is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Distribution of PalmSource Common Stock

Upon completion of the PalmSource distribution, each share of Palm common stock (including any associated preferred stock purchase rights) outstanding immediately prior to the effective time of the PalmSource distribution will be automatically converted into the right to receive (A) one validly issued, fully paid and nonassessable share of Palm common stock (together with the associated preferred stock right), such that each share of Palm common stock will remain outstanding after the completion of the PalmSource distribution, and (B) the right to receive a number of shares of the common stock of PalmSource currently outstanding and held by Palm such that all the shares of PalmSource common stock outstanding and held by Palm immediately prior to the effective time of the PalmSource distribution are distributed to all existing holders of Palm common stock on a pro rata basis, based on the number of shares of Palm common stock held by each such Palm stockholder. Upon completion of the PalmSource distribution, all options to purchase Palm common stock shall continue in effect. Rights outstanding under Palm’s employee stock purchase plan will remain outstanding and exercisable for Palm common stock without alteration.

A total of approximately 10,000,000 shares of PalmSource common stock will be distributed in connection with the PalmSource distribution to existing holders of Palm common stock. As a result, based on the number of shares of common stock of Palm currently outstanding as of May 31, 2003, each holder of an outstanding share of Palm common stock immediately prior to the PalmSource distribution will receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held. This ratio is based on the number of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution. Handspring stockholders will not receive any PalmSource shares.

Conversion of Handspring Common Stock

Upon completion of the Handspring merger, each share of Handspring common stock (including the associated preferred stock purchase right) outstanding immediately prior to the effective time of the Handspring merger will be canceled and extinguished and automatically converted into the right to receive 0.09 of a validly issued, fully-paid and nonassessable share of Palm common stock upon surrender of the certificate representing such share of Handspring common stock in the manner provided in the merger agreement. Palm shares will be issued with their associated preferred stock purchase rights under Palm’s Stockholder Rights Plan. Upon completion of the Handspring merger, Palm also will assume outstanding options and warrants to purchase Handspring common stock.

The exchange ratio in the Handspring merger (i.e., 0.09 of a share of Palm common stock for each share of Handspring common stock surrendered) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Palm common stock or Handspring common stock), reorganization, recapitalization, reclassification or other like change with respect to Palm common stock or Handspring common stock having a record date on or after the date of the merger agreement and prior to completion of the Handspring merger. However, no adjustment will be made to the exchange ratio as a result of the PalmSource distribution.

Each share of Handspring common stock held by Handspring or owned by Palm or any of their direct or indirect wholly-owned subsidiaries immediately prior to the completion of the Handspring merger will be automatically canceled and extinguished, and none of Handspring, Palm or any of their direct or indirect subsidiaries will receive any securities of Palm or other consideration in exchange for those shares.

Based on the exchange ratio and the number of shares of Handspring common stock and options and warrants to purchase Handspring common stock outstanding as of the Handspring record date, a total of approximately      shares of Palm common stock will be issued in connection with the Handspring merger to holders of Handspring common stock and a total of approximately      shares of Palm common stock will be reserved for issuance upon the exercise of options and warrants to purchase Handspring common stock assumed by Palm in connection with the Handspring merger.

Fractional Shares

PalmSource Distribution.    Palm will not issue any fractional shares of common stock of PalmSource in connection with the PalmSource distribution. Instead, Palm’s transfer agent will sell the aggregate of the fractional shares of PalmSource common stock in one or more transactions, and will distribute a cash payment to each holder of Palm common stock who would otherwise be entitled to receive a fraction of a share of common stock of PalmSource, which cash payment would represent such holder’s proportionate interest in the net proceeds from such sale. The amount of such payment will depend on the prices at which the PalmSource shares are sold by the exchange agent in the open market shortly after the effective date of the PalmSource distribution.

Handspring Merger.    Palm will not issue any fractional shares of common stock of Palm in connection with the Handspring merger. Instead, each holder of Handspring common stock who would otherwise be entitled to receive a fraction of a share of Palm common stock will receive cash, without interest, in an amount equal to such fraction multiplied by the average closing price of one share of Palm common stock for the ten most recent trading days that Palm common stock has traded ending on the trading day one day prior to the date on which the Handspring merger is completed, as reported by the Nasdaq Stock Market.

The cash distributions described above that are paid to Palm and Handspring stockholders in lieu of fractional shares may be taxable. See “Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page [    ] of this joint proxy statement/prospectus. In addition, after the PalmSource distribution, some stockholders may hold odd lots, or blocks of less than 100 shares, of PalmSource or Palm common stock. Any investor selling an odd lot may be required to pay a higher commission rate than an investor selling round lots, or blocks of 100 shares.

Exchange of Stock Certificates

PalmSource Distribution.    Holders of Palm common stock will not need to complete a letter of transmittal and should not send in their Palm stock certificates, as there will be no exchange of Palm stock certificates. Following the completion of the PalmSource distribution, each certificate previously representing shares of Palm common stock will continue to represent the same number of shares of Palm common stock. Palm shall cause EquiServe Trust Company, N.A., its transfer agent, to deliver to each holder of shares of Palm common stock such number of shares of PalmSource common stock to which such holder is entitled as a result of the PalmSource distribution registered in uncertificated book-entry form (unless a holder of Palm common stock requests a certificate representing such holder’s whole shares of PalmSource common stock). As a result, instead of receiving stock certificates, holders of Palm common stock will receive account statements reflecting their ownership interest in whole shares of PalmSource common stock. Such book-entry shares will be held with EquiServe Trust Company, N.A., the PalmSource transfer agent, who will serve as the record keeper for all shares of PalmSource common stock being distributed in connection with the PalmSource distribution. Any stockholder who wishes to receive a physical certificate evidencing shares of PalmSource common stock will be able to obtain a certificate at no charge by contacting the PalmSource transfer agent.

Handspring Merger.    Holders of Handspring common stock should not send in their Handspring stock certificates until they receive a letter of transmittal from Equiserve Trust Company, N.A., the exchange agent for the Handspring merger, following the completion of the transaction with instructions for the surrender of Handspring stock certificates.

Promptly following completion of the Handspring merger, Equiserve Trust Company, N.A., the exchange agent for the Handspring merger, will mail to each record holder of Handspring common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing Palm common stock registered in uncertificated book-entry form (unless a holder of Handspring common stock requests a certificate representing such holder’s whole shares of Palm common stock). Only those holders of Handspring common stock who properly surrender their Handspring stock certificates in accordance with the exchange agent’s instructions will receive (1) a certificate representing Palm common stock, (2) cash in lieu of any fractional share of Palm common stock, and (3) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Handspring common stock will be canceled. After the completion of the Handspring merger, each certificate representing shares of Handspring common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the second sentence of this paragraph. Following the completion of the Handspring merger, Handspring will not register any transfers of Handspring common stock on its stock transfer books.

Distributions with Respect to Unexchanged Shares.    Holders of Handspring common stock are not entitled to receive any dividends or other distributions on Palm common stock until the Handspring merger is completed. After the Handspring merger is completed, holders of Handspring common stock certificates will be entitled to dividends and other distributions declared or made after completion of the Handspring merger with respect to the number of whole shares of Palm common stock which they are entitled to receive upon exchange of their Handspring stock certificates, but they will not be paid any dividends or other distributions on the Palm common stock until they surrender their Handspring stock certificates to the exchange agent in accordance with the exchange agent’s instructions and will not receive any shares of PalmSource common stock distributed by Palm.

Transfer of Ownership and Lost Stock Certificates.    Palm will issue a Palm stock certificate, pay cash in lieu of a fractional share and deliver any dividends or distributions that may be applicable, in a name other than the name in which a surrendered Handspring stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Handspring stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving any Palm stock certificate.

Representations and Warranties

The merger agreement generally contains reciprocal representations and warranties made by each of Palm, on the one hand, and Handspring, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the transaction. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	absence of any violation of the certificate of incorporation and bylaws and the certificates of incorporation, bylaws and similar organizational documents of its subsidiaries;

•	ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of subsidiaries;

•	capitalization;

•	corporate authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	the vote of stockholders required to complete the Handspring merger;

•	governmental, regulatory and other approvals and consents required to complete the transaction;

•	absence of any conflict or violation of any applicable legal requirements, corporate charter and bylaws, and the charter, bylaws and similar organizational documents of subsidiaries as a result of entering into and carrying out the obligations of the merger agreement;

•	the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	maintenance of internal controls and disclosure controls and procedures;

•	the absence of certain changes and events since the date of its last quarterly balance sheet;

•	the absence of any material adverse effect since the date of its last quarterly balance sheet;

•	taxes;

•	intellectual property;

•	compliance with applicable laws;

•	possession of and compliance with all permits required for the operation of business;

•	litigation;

•	payment, if any, required to be made to brokers and agents on account of the transaction;

•	transactions with affiliates;

•	employee benefit plans and labor relations;

•	valid title or leasehold interest in real and personal properties and assets;

•	environmental matters;

•	material contracts;

•	accuracy of information supplied in or incorporated by reference into this joint proxy statement/prospectus and the related registration statement filed by Palm with the Securities and Exchange Commission;

•	approvals by the board of directors;

•	the fairness opinion received; and

•	the inapplicability of the Delaware state takeover statute to Palm during the pendency of the merger agreement.

In addition, Palm made additional representations and warranties regarding:

•	effect on material agreements and absence of any conflict or violation of any applicable legal requirements or charter documents as a result of the execution and delivery of the contracts between Palm or its subsidiaries and PalmSource or its subsidiaries, which govern the commercial or economic relationships or define the allocation of assets and liabilities between such parties following the PalmSource distribution, which we sometimes refer to throughout this joint proxy statement/prospectus as the separation agreements;

•	its stockholder rights plan; and

•	the ability of PalmSource to meet the requirements for designation on the Nasdaq National Market.

The representations and warranties of Palm and Handspring contained in the merger agreement expire upon completion of the Handspring merger.

Conduct of Business Before Completion of the Transaction

Under the merger agreement, Handspring has agreed that, until the earlier of the completion of the Handspring merger or termination of the merger agreement, or unless Palm consents in writing, it will:

•	carry on its business in the ordinary course in all material respects and in substantially the same manner as previously conducted and in compliance with applicable laws;

•	pay its debts, taxes and other material obligations when due, provided that it will not pre-pay or accelerate payment of obligations outside the ordinary course of business;

•	use commercially reasonable efforts to collect accounts receivables and not take affirmative action to extend credit outside the ordinary course of business;

•	use commercially reasonable efforts to:

—	preserve intact its present business organization;

—	keep available the services of its present executive officers and employees; and

—	preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Under the merger agreement, Handspring also agreed that, until the earlier of the completion of the Handspring merger or termination of the merger agreement, or unless Palm consents in writing, it will conduct its business in compliance with some specific restrictions relating to the following:

•	entering into any new line of business;

•	declaring or paying dividends or making any other distributions;

•	effecting stock splits, recapitalizations and similar transactions;

•	purchasing, redeeming or acquiring its capital stock or the capital stock of its subsidiaries other than repurchases at cost under arrangements then in effect in connection with the termination of employees;

•	issuing, delivering, selling, authorizing, pledging or encumbering its capital stock, or securities convertible into its capital stock, or entering into any agreement or obligation to do the same other than:

•	issuances of common stock upon the exercise of employee stock options, warrants or other stock based awards existing on the date of the merger agreement;

•	issuances of common stock pursuant to its employee stock purchase plan; and

•	grants of stock options at current fair market value to non-officer employees in connection with new-hires, promotions and retentions in the ordinary course of business consistent with past practice, subject to certain individual and aggregate limits on the number of shares subject to such options and certain restrictions related to the vesting schedule and acceleration rights of such options;

•	modifying or amending its certificate of incorporation and bylaws or the certificate of incorporation, bylaws or similar organizational documents of its subsidiaries;

•	acquiring or agreeing to acquire, whether by merger or otherwise, other entities, businesses, or assets that, individually or in the aggregate, are material to its business;

•	entering into, amending or renewing commercial contracts with telecommunications carriers, provided that, in the case of contracts with telecommunications carriers entered into in the ordinary course of business consistent with past practice, consent of Palm shall not be unreasonably withheld or delayed;

•	entering into joint ventures, strategic partnerships or alliances;

•	selling, leasing, licensing, or otherwise encumbering or disposing of assets material to its business, except sales of inventory and sales of its products in the ordinary course of business;

•	making loans, advances, capital contributions or investments other than employee advances for travel and entertainment in the ordinary course of business consistent with past practice and in compliance with applicable laws and ordinary course funding to subsidiaries exclusively to fund operations in amounts consistent with prior periods;

•	making or changing any material tax election, settling or compromising any claim or assessment in respect of taxes or consenting to any extension or waiver of any limitation period with respect to any claim or assessment for taxes;

•	revaluing any of its assets in a material amount, except as required by generally accepted accounting principles and following notice to Palm;

•	materially changing accounting methods or principles except as required by United States generally accepted accounting principles (GAAP) or the Securities and Exchange Commission and as concurred in by its independent auditors and following notice to Palm;

•	paying, discharging or settling liabilities or obligations, except payments in the ordinary course of business consistent with past practice or with respect to immaterial claims or paying, discharging or settling litigation or claims, including tax claims;

•	waiving the benefits of or modifying any confidentiality or similar agreement to which it or a subsidiary is a party;

•	increasing the base compensation of any employee, except in the ordinary course of business in connection with focal reviews and subject to an aggregate dollar limit;

•	materially increasing the amount of employee benefits, paying bonuses, or granting severance or termination pay to any employee, except pursuant to contractual arrangements or pursuant to employee benefit plans existing as of the date of the merger agreement;

•	adopting or amending employee benefit plans, except in connection with renewals upon expiration on substantially similar terms;

•	waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of options or restricted stock, or repricing any options or authorizing cash payments in exchange for any options;

•	entering into any employment, severance, termination or indemnification agreement with an employee or any collective bargaining agreement;

•	making any material representations or commitments with respect to any material aspect of any employee benefit plan that are inconsistent with existing terms;

•	granting stock-related awards, subject to the Handspring retention plan described in “—the Transaction—Interests of Certain Persons in the Merger” beginning on page 87 of this joint proxy statement/prospectus;

•	entering into any agreement with an employee, the benefits of which are contingent on or the terms of which are materially altered in favor of such employee upon the occurrence of a transaction contemplated by the merger agreement;

•	granting exclusive rights with respect to intellectual property;

•	entering into, amending or renewing contracts containing non-competition or exclusivity restrictions or otherwise subjecting Palm to any material restriction relating to Handspring’s business;

•	entering into agreements which would actually or potentially grant third parties license rights to intellectual property owned by Palm or its subsidiaries;

•	engaging in action that could reasonably be expected to cause the failure of the Handspring merger to qualify as a “reorganization” under the Internal Revenue Code;

•	hiring of any officer level employees or other employees with salaries in excess of $125,000;

•	incurring indebtedness or guaranteeing the indebtedness of others except for certain equipment financing or incurring of accounts payable in the ordinary course of business consistent with past practice;

•	issuing or selling debt securities or rights to acquire debt securities, or guaranteeing the debt securities of others;

•	entering into arrangements to maintain the financial statement condition of others;

•	making of capital expenditures beyond those stated in Handspring’s capital expenditure budget;

•	modifying or amending in a manner adverse in any material respect to it, or terminating, real property leases or subleases or material contracts;

•	waiving or assigning in a manner adverse in any material respect to it of material rights or claims under material contracts;

•	entering into new real property leases or subleases or allowing certain default related events to occur with respect to a certain lease;

•	entering into any contract that does not fit within the categories above requiring Handspring to pay in excess of $375,000, except in connection with the purchase of inventory in the ordinary course of business consistent with prior practice;

•	entering into contracts with accountants, brokers, financial advisors, consultants, legal counsel or others in connection with the merger agreement and the contemplated transactions, other than contracts for services on a “time and materials” basis at reasonable, customary rates, subject to certain exceptions; and

•	agreeing in writing or otherwise to take any of the actions above.

Under the merger agreement, Palm has agreed that, until the earlier of the completion of the Handspring merger or termination of the merger agreement, or unless Handspring consents in writing, it will not:

•	acquire or agree to acquire, whether by merger or otherwise, other entities, businesses, or a material portion of the assets of any such entity or business;

•	declare, set aside or pay any dividends or make any distribution, or effect any stock split, recapitalization or similar transaction, subject to certain exceptions;

•	purchase, redeem or acquire its capital stock or the capital stock of its subsidiaries other than repurchases at cost under arrangements pursuant to stock options or purchase agreements then in effect in connection with the termination of employees;

•	amend its certificate of incorporation and bylaws or the certificate of incorporation, bylaws or similar organizational documents of its subsidiaries; and

•	materially amend or modify the separation agreements or enter into any material new separation agreements.

Palm and Handspring Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, each of Palm and Handspring has agreed that it will not, and each of its subsidiaries, officers and directors and the officers and directors of its subsidiaries will not, directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal by a third party of the type described below;

•	participate or engage in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below;

•	furnish to any person any nonpublic information regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably be expected to lead to, any acquisition proposal of the type described below;

•	approve, endorse or recommend any acquisition proposal of the type described below; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal of the type described below or any transaction contemplated by the acquisition proposal.

In addition, each of Palm and Handspring agreed to use all reasonable efforts to cause its and its subsidiaries’ employees, agents and representatives (including any retained investment banker, attorney or accountant) not to do any of the foregoing.

An acquisition proposal is any offer or proposal, including a tender or exchange offer, by a third party or group with respect to Palm or Handspring that would result in any of the following:

•	the acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of the party or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving the party or any of its subsidiaries;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 10% of the assets of the party (including its subsidiaries taken as a whole); or

•	any liquidation or dissolution of the party or the declaration or payment of an extraordinary dividend by such party.

Under the merger agreement, each of Palm and Handspring agreed to cease, as of June 4, 2003, all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any acquisition proposal.

Each of Palm and Handspring is obligated to promptly notify the other orally and in writing upon receipt of any type of acquisition proposal described above or any request for nonpublic information or inquiry it reasonably believes would lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and all related written materials provided in connection with the acquisition proposal, request or inquiry. Following delivery of the initial notice to the other party, the party receiving an acquisition proposal, request or inquiry of the type described above also must provide the other party with all information as is reasonably necessary to keep the other party informed in all material respects of the status and details of the acquisition proposal, request or inquiry and all written materials subsequently provided in connection with the acquisition proposal, request or inquiry. Each of Palm and Handspring further agreed to generally provide the other party with 48 hours notice of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.

Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if either of Palm or Handspring receives an unsolicited written acquisition proposal that its board of directors concludes in good faith, following the receipt of the advice of its outside legal counsel and its financial advisor, satisfies, or is reasonably likely to satisfy, each of following criteria that constitute a “Superior Offer”:

•	the acquisition proposal is an unsolicited bona fide written offer made by a third party to acquire, directly or indirectly, all or substantially all of the company’s assets or in excess of 80% of its total outstanding voting securities, as a result of which the stockholders of the company immediately preceding the transaction would cease to hold at least 80% of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof);

•	the proposed acquisition is on terms that the recipient board of directors has in good faith concluded (following receipt of advice of its outside legal counsel) after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person or group making the offer: (1) to be more favorable, from a financial point of view, to its stockholders than the terms of the Handspring merger; and (2) is reasonably capable of being completed; and

•	in the case of Palm only, the proposed acquisition is conditioned upon the termination of the merger agreement;

then the party receiving the Superior Offer may furnish nonpublic information to, and engage in negotiations with, the third party making the acquisition proposal, if its board of directors concludes in good faith, following the receipt of advice of its outside legal counsel, that failure to do so would result in a breach of its fiduciary obligations under applicable law.

In the event that either of Palm or Handspring furnishes nonpublic information to a third party making an acquisition proposal, it is required to give the other party written notice of such action and a copy of the information furnished concurrently with its delivery of such information to the potential third party acquirer. It also must enter into a confidentiality agreement with the third party on terms which are at least as restrictive as the terms contained in the confidentiality agreement entered into between Palm and Handspring. The confidentiality agreement may not contain any provision calling for an exclusive right to negotiate with such third party. In addition, in the event that a party enters into negotiations with a third party making an acquisition proposal, it is required to concurrently give the other party written notice of its intention to do so.

Obligations of the Palm Board of Directors and Handspring Board of Directors with Respect to their Recommendations and Holding a Meeting of their Stockholders

The Palm board of directors agreed to call, hold and convene a meeting of its stockholders promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission and the registration statement filed by PalmSource with respect to the PalmSource distribution of its common stock is declared effective by the Securities and Exchange Commission, to vote on the merger agreement, the Parent merger and the issuance of the shares of Palm common stock in connection with the Handspring merger. The Palm board of directors also agreed to recommend the approval and adoption of the merger agreement and approval of the Parent merger and approval of the issuance of shares of Palm common stock in connection with the Handspring merger to its stockholders and to use all reasonable efforts to obtain the required stockholder approval. The Handspring board of directors agreed to call, hold and convene a meeting of its stockholders promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission and the registration statement filed by PalmSource with respect to the PalmSource distribution of its common stock is declared effective by the Securities and Exchange Commission, to vote on the merger agreement an the Handspring merger. The Handspring board of directors also agreed to recommend the approval and adoption of the merger agreement and approval of the Handspring merger to its stockholders and to use all reasonable efforts to obtain the required stockholder approvals and adoption. Notwithstanding each of the Palm board of directors’ and the Handspring board of directors’ obligations described in this paragraph, in response to a third party acquisition proposal deemed by the board of directors to be a Superior Offer, the board of directors of Palm or Handspring, as the case may be, may withhold, withdraw, amend or modify its recommendation to its stockholders as described in this paragraph and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer if the following conditions are met:

•	a Superior Offer has been made and has not been withdrawn;

•	its stockholders’ meeting has not occurred;

•	it has provided the other party with at least 3 business days advance written notice of its publicly effecting its change of recommendation and has disclosed in the notice the material terms and conditions of the Superior Offer, the identity of the third party or group making the offer, and its intent to change its recommendation to its stockholders and the manner and timing in which it intends to do so;

•	in the case of Handspring only, it has provided to Palm a copy of all written materials delivered to the third party or parties making the Superior Offer in connection with the offer, and it has made available to Palm all materials and information it has made available to the third party or parties making the Superior Offer in connection with the offer;

•	its board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that in light of such Superior Offer, the failure of the board of directors to change its recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law; and

If a Superior Offer has been made to Handspring, prior to effecting a change in its recommendation to its stockholders as described above, Handspring must provide Palm with a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement in a manner that would allow Handspring to proceed with its recommendation in favor of the Handspring merger without effecting a change of recommendation, but such opportunity does not extend the three business day period after which the Handspring board may change its recommendation.

Regardless of whether the board of directors of either of Palm or Handspring has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders, each of Palm and Handspring is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon its respective proposal. Prior to the termination of the merger agreement by its terms, neither Palm nor Handspring is permitted under the merger agreement to submit to the vote of its respective stockholders any acquisition proposal, or propose to do so except for the transaction contemplated by the merger agreement.

Treatment of Awards Outstanding under Stock Plans and Outstanding Warrants

When the PalmSource distribution is completed, each outstanding option to purchase shares of Palm common stock will continue in effect. Each option will be subject to all of the terms and conditions set forth in the applicable documents evidencing such Palm option immediately prior to the PalmSource distribution, including any repurchase rights or vesting provisions, except that each such option will be adjusted so that it will be exercisable for an additional number of shares of Palm common stock equal in fair market value to the consideration to be received by holders of Palm common stock in connections with the PalmSource distribution. This adjustment will be accomplished by multiplying the number of shares for which the option is exercisable by a ratio, the numerator of which will be the closing sales price of Palm common stock on the last full day of trading prior to the PalmSource distribution and the denominator of which will be the opening sales price of Palm common stock on the first full day of trading after the PalmSource distribution, and multiplying the exercise price at which such option will be exercisable by the inverse of that ratio. Palm’s board of directors and its compensation committee believe that this adjustment is required by or advisable under the terms of Palm’s stock option plans. Accordingly, on July 1, 2003, Palm’s board of directors amended Palm’s 1999 Stock Plan and Amended and Restated 1999 Director Option Plan to reserve additional shares of Palm’s common stock for the sole purpose of effecting such an adjustment. For those employees who are employees of PalmSource, their options will be adjusted as provided above, except that any unvested Palm options will terminate on the distribution date, and such PalmSource employees shall be deemed terminated under their option agreements, giving them a limited number of days to exercise vested options before they expire.

No adjustment will be made to the exercise price per share or the number of shares issuable upon the exercise of Palm’s outstanding warrant, but upon exercise the warrant holder will be entitled to receive the number of shares of PalmSource stock which the warrant holder would have been entitled to receive if the warrant holder had exercised the warrant prior to the transaction.

Treatment of Handspring Stock Options and Warrants

When the Handspring merger is completed, Palm will assume outstanding options to purchase shares of Handspring common stock and convert them into options to purchase shares of Palm common stock. Palm will convert each assumed Handspring option into an option to purchase that number of shares of Palm common stock equal to the number of shares of Handspring common stock purchasable pursuant to the Handspring option immediately prior to the effective time of the Handspring merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Palm common stock. The exercise price per share will be equal to the exercise price per share of Handspring common stock divided by the exchange ratio, rounded up to the nearest whole cent. Each assumed option will continue to have and be subject to all other terms and conditions set forth in the applicable documents evidencing such Handspring option immediately prior to the effective time of the Handspring merger, including any repurchase rights or vesting provisions. As of May 31, 2003, options for approximately 21,388,695 shares of Handspring common stock were outstanding in the aggregate under various Handspring stock option plans.

Palm will also assume outstanding Handspring warrants and convert them into warrants to purchase Palm common stock. The number of shares into which each Handspring Warrant will be converted and the exercise price of each such warrant will be adjusted in the same manner as Handspring options. As of May 31, 2003, warrants for 9,150,000 shares of Handspring common stock were outstanding.

Shortly after the Handspring merger is completed, Palm will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available, for the shares of Palm common stock issuable with respect to Handspring options assumed by Palm in connection with the Handspring merger.

Treatment of Rights under the Handspring Employee Stock Purchase Plan

Handspring’s employee stock purchase plan permits eligible Handspring employees to purchase Handspring common stock at a discount to its market price. Prior to the effective time of the Handspring merger, the Handspring employee stock purchase plan will be terminated. The last business day prior to (or, alternatively, if more practicable, the last payroll date prior to) the effective time of the Handspring merger shall become the last day of the offering period in connection with the Handspring employee stock purchase plan, and pro rata adjustments to the rights of employees in the Handspring employee stock purchase plan will be made to reflect the shortened offering period. Each shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the Handspring employee stock purchase plan.

Employee Benefits Matters

In the merger agreement, Palm and Handspring have stated their intent to confer and work together to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Handspring following completion of the Handspring merger. Handspring employees will generally be granted credit for service with Handspring, except to the extent such service credit will result in the duplication of benefits and subject to certain restrictions. Palm has agreed to use commercially reasonable efforts to (A) waive certain limitations under applicable medical, dental or health plans, and (B) credit deductibles or out of pocket expenses incurred by Handspring employees. Palm will also use all reasonable efforts to provide Handspring employees who continue to be employed by Palm after the completion of the Handspring merger an opportunity to enroll in a special offering period under Palm’s employee stock purchase plan.

Under the merger agreement, the statement in the preceding paragraph regarding employee benefit matters are statements of intent only, and no Handspring employee or other person or entity, including Handspring, has any rights of enforcement relating to those statements and no Handspring employee or other person or entity, including Handspring, is intended to be a contractual beneficiary of the statements.

Board of Directors of Palm Following the Merger

The Palm board of directors agreed to take all actions necessary such that, immediately following completion of the Handspring merger, the Palm board of directors will be comprised of ten directors, and will include three Handspring directors, who will be Donna L. Dubinsky, Bruce W. Dunlevie and L. John Doerr. However, if one or more of those persons is not able or available to serve as a director of Palm following completion of the Handspring merger, then Handspring may designate another person on the Handspring board of directors that is acceptable to Palm to serve instead, as long as at least two of the newly appointed directors are “independent directors” under the rules of Nasdaq with respect to Handspring and Palm.

Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

Each of Palm, Harmony Acquisition Corporation and Handspring agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. Each of Palm and Handspring also agreed to make all filings and submissions required by any governmental entity in connection with the transaction and the other transactions contemplated by the merger agreement, including the following:

•	those filings or submissions required under the Hart-Scott-Rodino Act, as well as any other comparable pre-merger notification or control laws of any applicable jurisdiction, as agreed by the parties;

•	the filing of this joint proxy statement/prospectus and a registration statement with the Securities and Exchange Commission;

•	the filing of a certificate of merger with respect to each of the Parent merger and the Handspring merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities from other states in which it is qualified to do business; and

•	any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

Except as prohibited or restricted by applicable law, each of Palm and Handspring generally agreed to do the following:

•	consult with the other with respect to the filings or submissions described above, and provide the other party an opportunity to review and comment on the filings or submissions and coordinate with the other with respect to the filing or submissions;

•	promptly notify the other upon the receipt of any comments or requests for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

•	provide the other copies of any filing or submission made with any governmental entity.

Subject to the provisions described in “—Palm and Handspring Prohibited from Soliciting Other Offers” beginning on page 104 of this joint proxy statement/prospectus, “—Obligations of the Palm Board of Directors and Handspring Board of Directors with Respect to their Recommendations and Holding a Meeting of its Stockholders” beginning on page 106 of this joint proxy statement/prospectus and “—Limitation on Reasonable Efforts to Obtain Regulatory Approvals” immediately following this paragraph, each of Palm and Handspring agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete the transactions contemplated by the merger agreement in the most expeditious manner practicable.

Limitation on Reasonable Efforts to Obtain Regulatory Approvals

Neither Palm nor any of its subsidiaries or affiliates is required to, and Handspring may not, without the prior written consent of Palm, make proposals, execute or carry out agreements or submit to any applicable laws, regulations and any other requirements of any governmental entity providing for:

•	the license, sale or other disposition or holding separate of any assets or categories of assets that are material to Palm, Handspring or any of their respective subsidiaries;

•	the holding separate of Handspring’s capital stock;

•	the imposition or proposed imposition of any material limitation on the ability of any of Palm, Handspring or their respective subsidiaries to conduct its businesses; or

•	the imposition or proposed imposition of any material limitation on the ability of any of Palm, Handspring or their respective subsidiaries to own assets or to acquire, hold or exercise full rights of ownership of Handspring’s business.

Conditions to Completion of the Transaction

The respective obligations of each party to the merger agreement to complete the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement has been adopted and approved and the PalmSource distribution and the issuance of shares of Palm common stock to holders of Handspring common stock in connection with the Handspring merger has been approved by the vote of holders of the requisite number of shares of Palm common stock;

•	the merger agreement has been adopted and approved and the Handspring merger has been approved by the vote of holders of the requisite number of shares of Handspring common stock;

•	no statute, rule, regulation, order, decree or injunction has been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the transaction illegal or otherwise prohibiting completion of the transaction;

•	the Securities and Exchange Commission has declared Palm’s registration statement and the registration statement filed by PalmSource effective, no stop order suspending their effectiveness has been issued, and no proceedings for suspension of their effectiveness, or a similar proceeding, has been initiated or threatened in writing by the Securities and Exchange Commission;

•	all waiting periods under the HSR Act with respect to the transaction and the other transactions contemplated by the merger agreement have expired or terminated early, and all material foreign antitrust approvals have been obtained;

•	Palm and Handspring have each received from its respective tax counsel a written opinion to the effect that the Handspring merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and such opinions have not been withdrawn;

•	the shares of Palm common stock to be issued in connection with the Handspring merger have been authorized for listing on Nasdaq; and

•	there has been no change in law under which the PalmSource distribution would fail to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code.

In addition, the obligation of Handspring to complete the transaction and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Handspring of the following additional conditions:

•	the representations and warranties of Palm will have been true and correct on June 4, 2003 and are true and correct as of the date the transaction is to be completed as if made at and as of that time, except:

—	to the extent the representations and warranties of Palm address matters only as of a particular date, they must be true and correct as of that date; and

—	if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a “Material Adverse Effect”, as defined below, on Palm, then this condition will be deemed satisfied;

•	Palm will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the transaction;

•	no Material Adverse Effect on Palm has occurred since June 4, 2003 and is continuing; and

•	Palm has taken all action necessary such that Donna L. Dubinsky, Bruce W. Dunlevie and L. John Doerr, or if they are not available, specified replacements, become directors of Palm immediately following the completion of the Handspring merger.

In addition, the obligation of Palm, Peace Separation Corporation and Harmony Acquisition Corporation to complete the transaction is subject to the satisfaction or waiver by Palm of the following additional conditions:

•	the representations and warranties of Handspring will have been true and correct on June 4, 2003 and are true and correct as of the date the transaction is to be completed as if made at and as of that time, except:

—	to the extent the representation and warranties of Handspring address matters only as of a particular date, they must be true and correct as of that date; and

—	if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a Material Adverse Effect on Handspring, then this condition will be deemed satisfied;

•	Handspring will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the transaction;

•	no Material Adverse Effect on Handspring has occurred since June 4, 2003 and is continuing;

•	there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority challenging or seeking to restrain or prohibit the completion of the transaction or any of the other transactions contemplated by the merger agreement, the effect of which would be an order making the transaction illegal or otherwise prohibiting completion of the transaction;

•	there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority seeking to require Palm or Handspring or any of their respective subsidiaries or affiliates to effect any of the actions described in “—Limitation on Reasonable Efforts to Obtain Regulatory Approvals” beginning on page 109 of this joint proxy statement/prospectus;

•	certain key employees as identified by Palm and 80% of certain other employees identified by Palm have continued to accept and not revoke offers of employment from Palm;

•	certain third party consents, permits and approvals identified by Palm have been obtained, and certain events related to a Handspring real property lease have taken place; and

•	the shares of PalmSource common stock to be distributed by Palm to Palm stockholders have been authorized for listing on the Nasdaq National Market.

In addition, the completion of the PalmSource distribution is a condition to the obligations of each party to effect the Handspring merger, and the satisfaction or waiver of all conditions by both parties to the Handspring merger listed above is a condition to Palm’s obligation to effect the PalmSource distribution.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a “Material Adverse Effect” on either Palm or Handspring is defined to mean any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together, that is or is reasonably likely to: (A) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the company taken as a whole with its subsidiaries, or in the case of Handspring, Handspring taken as a whole with its subsidiaries, or in the case of Palm, Palm taken as a whole with its subsidiaries or (B) materially impede the authority of the company to complete the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, none of the following will be deemed to constitute a Material Adverse Effect on Palm or Handspring, as the case may be:

•	any change, event, violation, inaccuracy, circumstance or effect resulting from the announcement or pendency of the transaction, including stockholder litigation arising out of the transactions contemplated, provided that this exception does not apply to the use of the term Material Adverse Effect as used in:

•	the condition to the obligation of Handspring to complete the transaction that Palm’s representations and warranties with respect to: (1) authority; (2) non-contravention of applicable legal requirements, organizational documents and material contracts; (3) necessary consents; (4) intellectual property; (5) board approval; (6) Palm’s stockholder rights plan; and (7) non-contravention in performance of the separation agreements, be true and correct as of June 4, 2003 and as of the date the transaction is completed except as would not have a Material Adverse Effect; and

•	the condition to the obligations of Palm, Peace Separation Corporation and Harmony Acquisition Corporation to complete the transaction that Handspring’s representations and warranties with respect to: (1) authority; (2) non-contravention of applicable legal requirements, organizational documents and material contracts; (3) necessary consents; (4) intellectual property; (5) board approval; and (6) takeover statues, be true and correct as of June 4, 2003 and as of the date the transaction is completed except as would not have a Material Adverse Effect;

•	any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting any of the industries in which Palm or Handspring, as the case may be, operates generally, or the United States economy generally (which changes in each case do not disproportionately affect Palm or Handspring, as the case may be, in any material respect);

•	any failure by Palm or Handspring, as the case may be, to meet published analyst revenue or earnings projections, in and of itself; or

•	any change in the stock price or trading volume, in and of itself, of Palm or Handspring, as the case may be.

For purposes of determining whether a Material Adverse Effect with respect to Palm has occurred, only changes, events, violations, inaccuracies, circumstances or effects that relate to the Solutions Group business of Palm will be taken into account, and effects relating to PalmSource or its subsidiaries, including the development, licensing or provision of the Palm operating system, will not be taken into account, except to the extent that such effects would or would be reasonably likely to adversely affect Palm following the transaction (taking into account the terms of the separation agreements).

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the Handspring merger by action of the board of directors of Palm or Handspring, as the case may be, either before or after the requisite approvals of the stockholders of Palm or Handspring have been obtained:

(1)	by mutual written consent of Palm and Handspring;

(2)	by Palm or Handspring if the transaction has not been completed by January 31, 2004 (which will be extended to April 30, 2004 if the transaction has not been completed as a result of: (i) a failure to obtain required antitrust approvals, (ii) the existence of a governmental regulation or order making the completion of the transaction illegal or otherwise prohibited, or (iii) the existence of a pending or threatened suit seeking to challenge or prohibit the transaction or requiring Palm or Handspring to effect any of the actions described in “—Limitations on Reasonable Efforts to Obtain Regulatory Approvals” beginning on page 109 of this joint proxy statement/prospectus), except that this right to terminate the merger agreement is not available to any party whose action or inaction has been a principal cause of or resulted in the failure of the transaction to occur on or before that date, and the action or inaction constitutes a breach of the merger agreement;

(3)	by Palm or Handspring, if there is any order of a court or other action or inaction of any governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the transaction, which is final and nonappealable;

(4)	by Palm or Handspring if the required approval of the stockholders of Palm is not obtained, except that this right to terminate the merger agreement is not available to Palm where the failure to obtain Palm stockholder approval was caused by Palm’s action or inaction and the action or inaction constitutes a material breach by Palm of the merger agreement;

(5)	by Palm or Handspring if the required approval of the stockholders of Handspring is not obtained, except that this right to terminate the merger agreement is not available to Handspring where the failure to obtain Handspring stockholder approval was caused by Handspring’s action or inaction and the action or inaction constitutes a material breach by Handspring of the merger agreement;

(6)	by Palm, at any time prior to the approval and adoption of the merger agreement and the Handspring merger by the required vote of Handspring stockholders, if any of the following Triggering Events occur with respect to Handspring:

(a)	Handspring’s board of directors or a committee thereof withdraws, amends or modifies, in a manner adverse to Palm, its recommendation in favor of the approval and adoption of the merger agreement or the approval of the Handspring merger;

(b)	Handspring fails to include in this joint proxy statement/prospectus the favorable recommendation of its board of directors;

(c)	Handspring’s board of directors fails to reaffirm (publicly, if so requested by Palm) its favorable recommendation within ten business days after being so requested by Palm;

(d)	Handspring’s board of directors approves or recommends any acquisition proposal of the type described in “Palm and Handspring Prohibited from Soliciting Other Offers” beginning on page 104 of this joint proxy statement/prospectus; or

(e)	a tender or exchange offer relating to Handspring’s securities is initiated by a third party and Handspring does not send to its stockholders, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

(7)	by Handspring, at any time prior to the approval and adoption of the merger agreement by the required vote of Palm stockholders, if any of the Triggering Events described above in clause (6) (a) – (e) with respect to Handspring occurs with respect to Palm;

(8)	by Handspring upon a breach of any representation, warranty, covenant or agreement on the part of Palm in the merger agreement or if any representation or warranty of Palm has become untrue so that the condition to completion of the Handspring merger regarding Palm’s representations and warranties or covenants would not be met. However, other than in the case of a willful breach, if the breach or inaccuracy is curable by Palm, then Handspring may not terminate the merger agreement for 20 days after delivery of written notice from Handspring to Palm of the breach. If the breach is cured during those 20 days, or if Handspring is otherwise in material breach of the merger agreement, Handspring may not exercise this termination right;

(9)	by Palm upon a breach of any representation, warranty, covenant or agreement on the part of Handspring in the merger agreement or if any representation or warranty of Handspring has become untrue so that the condition to completion of the Handspring merger regarding Handspring’s representations and warranties or covenants would not be met. However, other than in the case of willful breach, if the breach or inaccuracy is curable by Handspring, then Palm may not terminate the merger agreement for 20 days after delivery of written notice from Palm to Handspring of the breach. If the breach is cured during those 20 days, or if Palm is otherwise in material breach of the merger agreement, Palm may not exercise this termination right;

(10)	by Palm, if there is a Material Adverse Effect on Handspring since June 4, 2003; or

(11)	by Handspring, if there is a Material Adverse Effect on Palm since June 4, 2003.

Payment of Termination Fee

Failure to Obtain Required Stockholder Vote, Followed by Acquisition

Each of Palm and Handspring has agreed to pay to the other a termination fee of $4,500,000 if all of the following conditions are met:

•	the merger agreement has been terminated pursuant to clause (4) or (5), as the case may be, of “—Termination of the Merger Agreement” beginning on page 112 of this joint proxy statement/prospectus; and

•	between June 4, 2003 and the date of termination of the merger agreement there has been public disclosure of an acquisition proposal by a third party with respect to Palm or Handspring, as the case may be, of the type described in “—Palm and Handspring Prohibited from Soliciting Other Offers” beginning on page 104 of this joint proxy statement/prospectus; and

•	either of the following has occurred:

•	within 12 months following termination of the merger agreement, Palm or Handspring, as the case may be, enters into an agreement providing for an acquisition of the type described below; or

•	within 12 months following the termination of the merger agreement, an acquisition of the type described below is completed by Palm or Handspring, as the case may be.

The termination fee is payable within two business days following the earlier to occur of: (i) the entering into of an agreement by Palm or Handspring, as the case may be, within 12 months following termination of the merger agreement providing for an acquisition of the type described below; or (ii) the completion of an acquisition of Palm or Handspring, as the case may be, as described below, by the party entering into such transaction.

Change of Recommendation

Each of Palm and Handspring have agreed to pay to the other a termination fee of $1,500,000 within two business days of the termination of the merger agreement if the merger agreement is terminated by the other party (prior to such party obtaining its requisite stockholder approval) because of the occurrence of a Triggering Event with respect to such party.

In addition, each of Palm and Handspring have agreed to pay an additional termination fee of $3,000,000 to the other in the event that either of the following has occurred after termination of the merger agreement for the reasons indicated immediately above:

•	within 12 months following termination of the merger agreement, the other party enters into an agreement providing for an acquisition of the type described below; or

•	within 12 months following the termination of the merger agreement, an acquisition of the type described below is completed by the other party.

Under the terms of the merger agreement, an acquisition of either Palm or Handspring, as applicable, for the purposes of these termination provisions, is any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, pursuant to which its stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity, or direct or indirect parent, of such transaction;

•	a sale or other disposition by it of assets representing in excess of 50% of the aggregate fair market value of its business, immediately prior to such sale; or

•	the acquisition by any person or group, including by way of a tender offer, exchange offer, open market or block purchase, or issuance of stock by it to such acquiror, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of its then outstanding shares of capital stock.

Payment of the termination fee is not in lieu of damages incurred in the event of breach of the merger agreement. If the party entitled to payment of the termination fee has to make a claim against the other party and such claim results in a judgment against the other party, the party required to pay the termination fee will also have to pay the other party’s reasonable costs and expenses in connection with the suit together with interest on the unpaid termination fee.

Extension, Waiver and Amendment of the Merger Agreement

The merger agreement may be amended by mutual written consent of Palm, Handspring, Peace Separation Corporation and Harmony Separation Corporation, subject to all applicable laws. Any amendment proposed after obtaining the required approvals of the stockholders of Palm and Handspring may not be made without the further approval of such stockholders, if required by applicable laws or the rules of any relevant stock exchange or the Nasdaq National Market.

At any time prior to completion of the Handspring merger, either Palm or Handspring may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

OTHER AGREEMENTS

Voting Agreements

Handspring Voting Agreements

Agreement to Vote.    Each of Edward T. Colligan, Donna L. Dubinsky and Jeffrey C. Hawkins has entered into a voting agreement with Palm. Each of these Handspring directors and officers has agreed to vote all of (or in the case of Jeffrey C. Hawkins, a portion of) his or her shares of Handspring common stock, including shares of Handspring common stock acquired after the date of the voting agreements, in favor of approval of the Handspring merger, adoption and approval of the merger agreement, and in favor of any matter that could reasonably be expected to facilitate the Handspring merger, against any proposal made in opposition to, or in competition with, the Handspring merger, against any other matter that could reasonably be expected to facilitate any acquisition or purchase of the Handspring’s assets or capital stock by any person other than Palm and against any other action that would delay or adversely affect the Handspring merger. These stockholders have the right, as of the Handspring record date, to vote a total of                  shares of Handspring common stock or approximately     % of the outstanding shares of Handspring common stock as of the Handspring record date.

Each of Edward T. Colligan, Donna L. Dubinsky and Jeffrey C. Hawkins has also granted to Palm an irrevocable proxy to vote the shares of Handspring common stock subject to the voting agreement in accordance with its terms.

Transfer Restrictions.    The voting agreements restrict the ability of each stockholder that is a party to the agreement to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of the shares of Handspring common stock subject to the agreement, either directly or indirectly, or agree to do any of the foregoing, without the prior written consent of Palm unless to a family member of such stockholder if the family member agrees to be bound by the terms and provisions of the agreement and delivers a proxy to Palm. The voting agreement also prohibits the ability of each stockholder to deposit, or permit the deposit of, any such shares in a voting trust, grant any proxy in respect of the shares or enter into any voting agreement or similar arrangement with respect to any of the shares, other than pursuant to the agreement.

Termination.    The obligations under the voting agreements and the irrevocable proxies will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the Handspring merger. The voting agreements provide that voting agreements will not, and it is the intent of the parties that the voting agreements will not, preclude the board of directors of Handspring or any member thereof from exercising their fiduciary duties as required by applicable law.

Palm Voting Agreements

Agreement to Vote.    Each of Eric Benhamou, Todd Bradley, Judy Bruner, Gordon A. Campbell, Gareth C.C. Chang, Jean-Jacques Damlamian, Michael Homer, David Nagel and Susan G. Swenson has entered into a voting agreement with Handspring. Each of these Palm directors and officers has agreed to vote all of his or her shares of Palm common stock, including shares of Palm common stock acquired after the date of the voting agreements, in favor of the adoption and approval of the merger agreement and approval of the issuance of Palm common stock in connection with the Handspring merger, in favor of any matter that could reasonably be expected to facilitate the transaction, against any proposal made in opposition to, or in competition with, the transaction and against any other action that would delay or adversely affect the transaction. These stockholders have the right, as of the Palm record date, to vote a total of                  shares of Palm common stock or approximately     % of the outstanding shares of Palm common stock as of the Palm record date.

Each of Eric Benhamou, Todd Bradley, Judy Bruner, Gordon A. Campbell, Gareth C.C. Chang, Jean-Jacques Damlamian, Michael Homer, David Nagel and Susan G. Swenson has also granted to Palm an irrevocable proxy to vote his or her shares of Palm common stock in accordance with the terms of the voting agreement.

Transfer Restrictions.    The voting agreements restrict the ability of each stockholder that is a party to the agreement to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of the shares of Palm common stock subject to the agreement, either directly or indirectly, or agree to do any of the foregoing, without the prior written consent of Handspring unless to a family member of such stockholder if the family member agrees to be bound by the terms and provisions of the agreement and delivers a proxy to Handspring. The voting agreement also prohibits the ability of each stockholder to deposit, or permit the deposit of, any such shares in a voting trust, grant any proxy in respect of the shares or enter into any voting agreement or similar arrangement with respect to any of the shares, other than pursuant to the agreement.

Termination.    The obligations under the voting agreements and the irrevocable proxies will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the Handspring merger. The voting agreements provide that voting agreements will not, and it is the intent of the parties that the voting agreements will not, preclude the board of directors of Palm or any member thereof from exercising their fiduciary duties as required by applicable law.

Transfer Restriction Agreements

Transfer Restrictions.    The transfer restriction agreements restrict the ability of each stockholder that is a party to the agreement to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of the shares of Handspring common stock subject to the agreement, either directly or indirectly, or to agree to do any of the foregoing, without the prior written consent of Palm. The transfer restriction agreements provide for limited exceptions to transfer shares to a family member of such stockholder or to a trust for the benefit of such stockholder or member of such stockholder’s family if the family member or trust agrees to be bound by the terms and provisions of the agreement, or if the stockholder is a venture capital limited liability corporation or partnership, for a distribution without consideration of all or any portion of the shares to its constituents in proportion to their ownership interests, or with respect to Jeffrey C. Hawkins only, in accordance with the terms of his Rule 10b5-1 trading plan.

The transfer restriction agreements also require each stockholder that is a party to the agreement to revoke any proxy previously given with respect to any of the shares and restricts the ability of each stockholder to deposit, or permit the deposit of, any of their shares in a voting trust, grant any proxy in respect of the shares other than to Palm, or enter into any voting agreement or similar arrangement with respect to any of the shares.

Termination.    The obligations imposed in the transfer restriction agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the Handspring merger.

Non-Competition and Non-Solicitation Agreements

No Solicitation.    Commencing at the effective time of the Handspring merger and continuing for a period of two years, each of Edward T. Colligan, Donna L. Dubinsky and Jeffrey C. Hawkins agrees not to solicit, encourage, or take any other action which is intended to induce or encourage, any employee of Palm to terminate his or her employment with Palm, or to solicit business in any territory where Palm is engaged in business, or otherwise distributes, licenses or sells its products or renders services, relating to a competitive business activity, as defined in the agreement.

No Competition.    Commencing on the effective time of the Handspring merger and continuing for a period of two years, each of Edward T. Colligan, Donna L. Dubinsky and Jeffrey C. Hawkins agrees not to engage in a competitive business activity, as defined in the agreement, in any territory where Palm is engaged in business, or otherwise distributes, licenses or sells its products or renders services, without the prior written consent of Palm.

Loan Agreement

Secured Term Loan Facility.    In connection with the merger agreement, Palm and Handspring have entered into a loan agreement pursuant to which Palm will provide up to $20 million in term loans to Handspring. The term loans will be secured by a first priority security interest against substantially all of the assets and property of Handspring.

Interest and Repayment Terms.    Interest will accrue on the term loans at an annual interest rate equal to the prime rate plus 3% and be payable at the end of each calendar quarter. The term loans will mature upon the earliest of:

•	the execution of an agreement (other than the merger agreement with Palm), the consummation of which would constitute a change of control of Handspring pursuant to the terms of the loan agreement;

•	if a maturity event of extension occurs, then the term loans will mature nine months from the termination of the merger agreement;

•	if a maturity event of extension has not occurred, then the term loans will mature two business days following the date of the termination of the merger agreement; or

•	the occurrence of an event of default pursuant to the terms of the loan agreement.

A maturity event of extension will occur pursuant to the terms of the loan agreement if each of the following occurs:

•	the merger agreement shall have been terminated pursuant to clauses (1) through (4), or clauses (7) through (11) of “The Merger Agreement—Termination of the Merger Agreement” beginning on page 112 of this joint proxy statement/prospectus, but in the case of clause (9), only if the termination of the merger agreement resulted from inaccuracies in the representations and warranties of Handspring that were not willful;

•	Handspring has not materially breached a covenant contained in the merger agreement, or willfully materially breached a representation or warranty made by it in the merger agreement;

•	there has not been a triggering event as described in subsections (a) through (e) of clause (6) of “The Merger Agreement—Termination of the Merger Agreement” beginning on page 112 of this joint proxy statement/prospectus that would permit Palm to terminate the merger agreement; and

•	the required approval of the stockholders of Handspring contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Handspring stockholders duly convened therefor or at any adjournment thereof, provided that this condition shall not be applicable if a meeting of Handspring stockholders has not occurred as of any date of determination of a maturity event of extension and such non-occurrence is not the result of a material breach of the merger agreement by Handspring.

Handspring will have the right to prepay the terms loans at any time without penalty or premium. Handspring shall be required to prepay the term loans:

•	in an amount equal to 50% of the aggregate net proceeds received by Handspring in excess of $10 million from the sale of any assets outside of the ordinary course of business; or

•	in an amount equal to 50% of the aggregate net proceeds received by Handspring from any debt or equity financings.

Conditions to Lending.    Up to $10 million of term loans will be available for Handspring to borrow from June 26, 2003 until September 26, 2003, or, if earlier, the date on which the merger agreement is terminated, provided that the following conditions are satisfied:

•	Handspring’s cash and cash equivalents shall be less than $15 million;

•	the term loans shall not have matured pursuant to the terms of the loan agreement; and

•	there has not been a triggering event as described in subsections (a) through (e) of clause (6) of “The Merger Agreement—Termination of the Merger Agreement” beginning on page [ ] of this joint proxy statement/prospectus that would permit Palm to terminate the merger agreement.

Up to $20 million, inclusive of the initial $10 million referenced in the previous paragraph, of term loans will be available for Handspring to borrow from September 26, 2003, or, if earlier, the date on which a funding event of extension occurs pursuant to the terms of the loan agreement, until the date of maturity of the term loans, provided that:

•	the merger agreement has not been terminated;

•	a funding event of extension has occurred pursuant to the terms of the loan agreement, and the following conditions have been satisfied:

•	Handspring’s cash and cash equivalents shall be less than $20 million;

•	the term loans shall not have matured pursuant to the terms of the loan agreement; and

•	there has not been a triggering event as described in subsections (a) through (e) of clause (6) of “The Merger Agreement—Termination of the Merger Agreement” beginning on page [ ] of this joint proxy statement/prospectus that would permit Palm to terminate the merger agreement.

A funding event of extension will occur pursuant to the terms of the loan agreement at any time that a maturity event of extension occurs, other than a maturity event of extension with respect to a termination of the merger agreement pursuant to clauses (8) and (11) of “The Merger Agreement—Termination of the Merger Agreement” beginning on page 112 of this joint proxy statement/prospectus, provided that a funding event of extension will be deemed to have occurred in the case of Palm’s willful breach of any representation, warranty, covenant or agreement contained in the merger agreement.

Covenants.    Prior to the termination of the Merger Agreement, Handspring shall be subject to the covenants relating to its business as described in “The Merger Agreement—Conduct of Business Before Completion of the Transaction” beginning on page 101 of this joint proxy statement/prospectus. After the termination of the merger agreement, Handspring shall be subject to covenants customary for a credit facility of this type, including, among others, restrictions on the ability of Handspring and its subsidiaries to incur indebtedness or liens, dispose of assets, enter into mergers and acquisitions, make investments or loans, pay dividends and distributions, make capital expenditures, make changes in their business, make payments on indebtedness, or enter into transactions with affiliates.

Events of Default.    The loan agreement contains customary events of default for a credit facility of this type, including, among others, failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and insolvency defaults, unsatisfied judgment defaults, defaults with respect to loan documents and ERISA defaults.

THE PALMSOURCE SEPARATION

Description of the Separation

Effective December 3, 2001, which we refer to as the separation date in this joint proxy statement/prospectus, Palm and PalmSource entered into certain agreements to generally provide for the assignment by Palm of assets, and the assumption by PalmSource of liabilities, related to the business of licensing the Palm OS. We refer to the business of licensing the Palm OS as the PalmSource business. The purpose of the separation was to establish PalmSource as an independent company. In June 2003, Palm and PalmSource entered into additional agreements, some of which amended or amended and restated separation agreements previously entered into by the parties, and others further allocated assets and liabilities between Palm and PalmSource in light of circumstances existing at that time.

A summary description of the principal separation agreements between the parties is set forth below. The following summary describes certain provisions of the principal separation agreements, but the provisions of the separation agreements are complicated and not easily summarized. This summary may not contain all of the information about the separation agreements that is important to you. Each separation agreement has been filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part, and is available to you upon request.

Amended and Restated Master Separation Agreement

The amended and restated master separation agreement, or master separation agreement, outlines the general terms and conditions of the separation of PalmSource from Palm and the general intent of the parties as to how these matters have and will be undertaken and completed.

The Separation.    The separation was effected as of December 3, 2001. As of the effective date of the separation, Palm and PalmSource entered into additional ancillary agreements with each other that govern the transfer of assets and liabilities from Palm to PalmSource and the various relationships between Palm and PalmSource following the separation.

Covenants.    In addition to transferring control and ownership of various assets and liabilities from Palm to PalmSource, Palm and PalmSource agree to exchange certain information, limit the solicitation of each party’s employees and resolve disputes in particular ways.

Accounting Practices.    So long as Palm is required to consolidate PalmSource’s results of operations and financial position, PalmSource agrees to:

•	not change accounting firms without Palm’s consent;

•	use its reasonable commercial efforts to cause its auditors to date such auditor’s opinion on its financial statements on the same date as Palm’s auditor dates its opinion on Palm’s financial statements;

•	provide Palm all information that Palm reasonably requires to prepare its financial statements;

•	grant Palm’s internal auditors access to its records; and

•	notify Palm of any change in its accounting principles.

Palm agrees to provide PalmSource with all relevant information to enable PalmSource to prepare its financial statements and to grant its internal auditors access to Palm’s records.

Expenses.    PalmSource and Palm agree to bear their respective costs and expenses incurred in connection with the separation, except that certain separation costs and expenses are allocated between PalmSource and Palm.

Dispute Resolution.    PalmSource agrees with Palm to the following procedures to settle any disputes under the separation agreements:

•	unless the dispute relates to confidentiality or intellectual property claims or if a delay in initiating litigation would cause serious and irreparable damage, Palm and PalmSource will each make a good faith effort to first resolve the dispute through informal negotiation;

•	then, through non-binding mediation; and

•	if these efforts fail, the parties may then submit the dispute to final, binding arbitration.

All of the agreements between Palm and PalmSource relating to the separation contain similar dispute resolution provisions.

No Representations and Warranties.    Palm does not make any representations or warranties to PalmSource regarding:

•	the value of any asset that Palm is transferring under the separation agreements;

•	whether there is a lien or encumbrance on any asset that Palm is transferring under the separation agreements;

•	the absence of defenses or freedom from counterclaim with respect to any claim Palm is transferring under the separation agreements; or

•	the legal sufficiency of any conveyance of title to any asset Palm is transferring under the separation agreements.

Palm transferred the assets to PalmSource “as is,” which means that PalmSource will bear the risk that a conveyance is insufficient to transfer the legal title of an asset free of any lien or encumbrance and without infringement of the rights of third parties.

General Assignment and Assumption Agreement

The general assignment and assumption agreement, as amended, or assignment agreement, identifies the assets and liabilities relating to the PalmSource business that Palm transferred to PalmSource and PalmSource accepted from Palm as part of the separation. This agreement also describes when and how the transfers occurred.

Asset Transfer.    Pursuant to the assignment agreement, Palm transferred the following assets to PalmSource:

•	all assets that were used primarily by the PalmSource business;

•	all rights of PalmSource and its subsidiaries under any of Palm’s insurance policies;

•	all contingent gains related primarily to the PalmSource business;

•	all contracts, agreements, leases, licenses, sales orders, purchase orders, instruments or other binding commitments primarily relating to the PalmSource business;

•	all outstanding stock, investments or similar interests of certain Palm subsidiaries;

•	all tangible property of the PalmSource business including workstation computers, printers, and servers used by PalmSource employees; and

•	certain other specified assets.

Assumption of Liabilities.    The assignment agreement provides for the assumption of the following liabilities by PalmSource:

•	all liabilities relating to the PalmSource business at December 3, 2001;

•	all liabilities (other than tax liabilities) whether arising before or after December 3, 2001 primarily relating to, arising out of or resulting from the operation of the PalmSource business and the operation of any business conducted by PalmSource at any time after December 3, 2001;

•	all liabilities primarily relating to, arising out of or resulting from assets that Palm transferred to PalmSource;

•	all contingent liabilities primarily related to PalmSource’s business;

•	all liabilities arising out of terminated, divested or discontinued businesses and operations; and

•	certain other specified liabilities.

Assets and Liabilities Not Transferred.    If PalmSource and Palm discover that specific assets or liabilities that are primarily related to the PalmSource business were not transferred or assumed pursuant to the assignment agreement, PalmSource and Palm agree to cooperate in good faith to effect the transfer, or re-transfer, or assumption or re-assumption of those assets or liabilities.

Delayed Transfers.    If the transfer of any assets and liabilities is not consummated prior to or on the separation date, the assignment agreement provides that these assets and liabilities will be transferred after the separation date.

Terms of Other Ancillary Agreements Govern.    To the extent that another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of such other ancillary agreement will determine the manner of the transfer and assumption.

Obtaining Approvals and Consents.    PalmSource and Palm both agree that if the transfer of an asset or an assumption of a liability would be a violation of applicable laws or require any consent or governmental approval, then the transfer or assignment shall be automatically deemed deferred until such time as all legal impediments are removed and/or such consents or governmental approvals have been obtained and PalmSource and Palm both agree to use commercially reasonable efforts to accomplish such transfer or assignment.

Nonrecurring Costs and Expenses.    Any nonrecurring costs and expenses that are not allocated in the master separation agreement, the assignment agreement or any other ancillary agreement shall be the responsibility of the party that incurs such costs and expenses.

Amended and Restated Software License Agreement

The amended and restated software license agreement, or software license agreement, between Palm and PalmSource governs the license of the PalmSource operating system software and certain additional applications from PalmSource to Palm.

Development and Distribution Licenses.    PalmSource grants Palm a license to develop and distribute Palm hardware products that use the operating system software as the primary operating system, and to distribute the operating system software and additional applications in object code form only, embedded into or bundled solely for use with those Palm hardware products. PalmSource also grants Palm a license to distribute updates, upgrades and new versions of the operating system software and certain additional applications in object code form only on a stand-alone basis, in object code form solely to existing customers of Palm hardware products that use the operating system software as the primary operating system.

Source Code Licenses.    The software license agreement provides for three mechanisms by which PalmSource provides Palm with access and license rights to certain source code, subject to confidentiality obligations. PalmSource provides to Palm (1) a copy of the source code for alpha, beta and gold master releases of the operating system software, which may be modified for error corrections and certain types of optimizations, (2) limited sets of modules of source code specified in source code attachments, which may be modified for the specific purpose identified in the attachment, and (3) after the strategic collaboration agreement between the parties becomes effective, the parties may enter into certain co-development agreements whereby Palm receives controlled live access to certain source code under development for new versions of the operating system software.

Compatibility Testing Requirement and Changes to Test Criteria.    Palm may not distribute Palm hardware products that use the licensed software unless the products have satisfied compatibility testing requirements. PalmSource will use reasonable discretion in determining the test criteria for new functionality and will follow a procedure to provide Palm with the test criteria, and to limit changes to the test criteria, in connection with alpha, beta and gold master releases of the operating system software. PalmSource retains broad discretion under the agreement to determine whether source code modifications made by Palm may be released and the test criteria that will apply to those modifications.

Source Code Escrow.    For applications licensed under the software license agreement where source code is not otherwise provided, PalmSource will deposit into escrow the source code for those applications. The escrow material will be released to Palm if: (a) PalmSource rejects the software license agreement in bankruptcy; (b) Microsoft Corporation acquires more than 50% of the voting equity of PalmSource; or (c) PalmSource or its successor breaches its support or maintenance obligations and (i) fails to cure 30 days after notice or (ii) has materially breached the software license agreement at least three times in the preceding 12 months. Palm receives a license to use the released escrow material to make error corrections.

Acquisition of PalmSource.    If Microsoft Corporation acquires more than 50% of the voting equity of PalmSource: (a) the minimum annual payment obligations of Palm under the software license agreement will cease to apply; (b) the term of the software license agreement will be extended two years, with the royalty rate for the final contract year applying during the extension; (c) the escrow material will be released to Palm as described above; and (d) Palm will have a license to modify (for any purpose without restriction) the escrow material and the source code for releases of the operating system software licensed to Palm under the software license agreement. If a hardware competitor of Palm (as defined in the software license agreement) acquires more than 50% of the voting equity of PalmSource, the minimum annual payment obligations of Palm under the software license agreement will cease to apply and the term of the software license agreement will be extended two years, with the royalty rate for the final contract year applying during the extension. If an entity, other than those described above, acquires more than 50% of the voting equity of PalmSource, Palm will have the option of extending the software license agreement for two years, with the royalty rate and minimum annual payment obligations for Palm during the extension being the same as during the final contract year.

Sublicenses, Private Label Partners and Contractors.    Palm may sublicense its development and distribution rights under the software license agreement to its wholly owned subsidiaries and to majority owned subsidiaries (subject to prior agreement by Palm and PalmSource on a reasonable per unit minimum royalty to be applied to the majority owned subsidiary). Royalties paid by majority owned subsidiaries only count towards Palm’s minimum annual payments in proportion to Palm’s ownership interest.

Palm may permit private label partners to distribute Palm hardware products supplied to the partner by Palm that use the operating system software as the primary operating system under the partner’s own label, provided that such products are versions of Palm’s standard hardware products and are supplied to the partners by Palm.

Palm may request the right to sublicense certain rights to third party contractors for developing, manufacturing, testing and supporting Palm hardware products that use the operating system software as its primary operating system. PalmSource will not unreasonably withhold approval of contractors, provided that no sublicensing shall be permitted unless and until expressly approved in writing by PalmSource. Palm may not permit a contractor to exercise these sublicense rights and also act as a distributor (other than a single contract manufacturer/distributor in Brazil that is permitted due to local tax regulations).

Royalties.    The software license agreement also sets forth fees for bundled sales and stand-alone sales of products with respect to the operating system software and additional applications, which fees are calculated based on percentages of net revenue and/or a per unit basis. In addition, Palm pays PalmSource a non-refundable royalty of $6 million for the source code licenses, payable in three annual installments.

Maintenance and Support Fees.    The software license agreement provides for annual maintenance and support fees with respect to the operating system software and certain additional applications, subject to increase after the first contract year by up to 10% per year. The annual maintenance and support fees relating to the operating system software will increase upon the close of the Handspring merger.

Minimum Annual Payment.    Palm is obligated to make a minimum annual payment of certain royalties and support and maintenance fees. If Palm does not reach the minimum annual payments set forth in the software license agreement in any contract year, Palm must make a payment equal to the amount of the shortfall. The minimum annual payment for contract year 2003 is $37.5 million, contract year 2004 is $39 million, contract year 2005 is $41 million and contract year 2006 is $42.5 million, with each contract year ending on December 3.

Updates, Upgrades and New Versions.    PalmSource will deliver to Palm all updates, upgrades and new versions to the operating system software and certain additional applications, provided Palm has paid PalmSource the applicable maintenance and support fees.

Most Favored Licensee.    The following preference provisions are conditioned upon Palm’s continued obligation to pay the minimum annual payments under the software license agreement.

•	If PalmSource grants a most favored licensee clause to another licensee, Palm may amend the software license agreement to adopt the same clause for the same duration so long as Palm also agrees to any materially less favorable terms in the other licensee’s agreement.

•	If PalmSource makes a new product generally available on its price list which is a PalmSource software application or operating system for handheld/mobile computing or communications devices (excluding any separate products or product lines of any third party that acquires or merges with PalmSource), PalmSource will make such product available to Palm. For 180 days after PalmSource first makes such new product available to Palm, PalmSource must make such product available to Palm on pricing terms no less favorable than those that have been granted to any other licensee at similar volumes and under similar terms and conditions.

•	Palm’s license does not include certain types of dual-boot products. If PalmSource authorizes a third party to distribute dual-boot products that are competitive with Palm’s licensed products and that use the “Palm” trademark, upon Palm’s request PalmSource will reasonably negotiate regarding a license for the same type of product. If PalmSource authorizes a third party to distribute such a product without authorizing the use of the “Palm” trademark, upon Palm’s request PalmSource will negotiate in good faith with Palm for 30 days regarding a license for the same type of product.

Proprietary Rights.    PalmSource owns the operating system software and additional applications licensed under the software license agreement, and all derivative works and discrete modifications to such software and additional applications made by or for Palm, including modifications and extensions to the application program interface, or APIs, and applications that operate with operating system software through unpublished system APIs. PalmSource grants a license back to Palm under inventions and patents assigned by Palm to PalmSource in connection with those modifications. Subject to PalmSource’s ownership of these items, Palm owns the Palm hardware products that use the operating system software as its primary operating system and Palm software. Palm also retains ownership of certain replacement fragments and independently developed applications that interact with the operating system software solely through published system APIs. Palm also grants covenants not to assert intellectual property rights retained by Palm that are embodied in whole or in part in its modifications, or certain replacement fragments and modules used with the operating system software.

Indemnification by PalmSource.    Except for the Xerox litigation described more fully in this joint proxy statement/prospectus and subject to the limitation on liability in the software license agreement, PalmSource agrees to defend Palm, and pay any settlements or damages awarded, for claims alleging that an unmodified production release of the licensed operating system software, additional applications (other than a specified e-mail product), end-user documentation or compatibility trademarks, as delivered, infringe (a) patents in the U.S. and other specified countries, (b) world-wide copyrights or trade-secrets, or (c) registered trademark rights in the U.S. and other specified countries. If an injunction requires Palm to recall products from its own inventory or its own distribution channels (which products have not been sold to end-users), then PalmSource will indemnify Palm for its out of pocket costs for retrieving and re-working such products, up to the per unit royalty actually paid by Palm for such specific units recalled. If an injunction causes a shortfall against a minimum annual payment, that minimum annual payment will be reasonably reduced on a pro rata basis as reasonably adjusted for seasonality, if no other versions of the licensed operating system software or additional applications are available that would permit Palm to continue shipping products.

Indemnification by Palm.    Subject to the limitation on liability in the software license agreement, Palm agrees to defend PalmSource, and pay any settlements or damages awarded, for claims alleging that: (a) the Palm hardware products that use the operating system software as its primary operating system, Palm software, or Palm trademarks infringe (i) patents in the U.S. and other specified countries, (ii) world-wide copyrights or trade-secrets, or (iii) registered trademark rights in the U.S. and other specified countries, or (b) certain developments to the operating system software made by Palm, or any Palm pre-existing material incorporated into those developments or PalmSource’s source code tree, infringe the copyrights or misappropriate the trade secrets of a third party. In addition, subject to the limitation on liability in the software license agreement, Palm will indemnify and defend PalmSource for claims for bodily injury, death and damage to tangible property as a result of the Palm hardware products that use the operating system software as its primary operating system.

Limitation on Liability.    Except for each party’s indemnity obligations and breach of the confidentiality provisions, neither party is liable for any incidental, consequential, indirect, special or punitive damages, loss of revenue, or loss of business. Except for express payment obligations and breach by Palm of the scope or confidentiality obligations of the source code license, each party’s total cumulative liability under the software license agreement is limited to $50,000,000.

Assignability.    Each party may assign the software license agreement to a successor of all or substantially all of its stock or assets, except that the source code licenses will terminate upon an assignment by Palm. Any other assignment requires consent from the other party. If a competitor of PalmSource (as defined in the software license agreement) acquires more than a 50% interest in Palm, then the source code access and license provisions, provisions providing for customer technology briefings and the most favored licensee provisions terminate. If a competitor of Palm (as defined in software license agreement) acquires more than a 50% interest in PalmSource, then provisions providing for customer technology briefings and sharing of customer data terminate. Upon close of the merger agreement with Handspring, (a) Handspring products will be included under the software license agreement as Palm hardware products that use the operating system software as its primary operating system, and no further payments will accrue under PalmSource’s operating system license agreement with Handspring, (b) maintenance and support fees for the operating system software will be increased to

$600,000 annually, (c) the existing Handspring source code attachments will survive, and (d) PalmSource’s operating system license agreement with Handspring will otherwise terminate.

Palm Digital Media.    Palm will use good faith efforts to include a certain application related to PalmSource’s Palm Digital Media subsidiary in a Palm hardware product, and provide certain marketing services for that application. PalmSource will supply upgrades and new versions of that application that are generally released by PalmSource to licensees free of charge. PalmSource may assign these obligations to a purchaser of all or substantially all of the assets of the Palm Digital Media subsidiary.

Term and Termination.    The term of the software license agreement is five years, from December 3, 2001 until December 2, 2006. Each party has the right to terminate (a) for certain bankruptcy-related events or (b) for material breach by the other party which remains uncured 30 days after notice, and which the parties are unable to resolve after 30 days of good faith discussions. A breach by a contractor, private label partner or subsidiary of Palm may be treated as a material breach by Palm if Palm fails to take specified remedial actions. The software license agreement includes a wind-down period that varies depending on which party causes the termination. Except in the case of partial termination by PalmSource, Palm shall pay a pro rata portion of the minimum annual payment for the then current contract year, based on the percentage of the contract year for which the software license agreement was in effect prior to the effective date of termination. No further minimum annual payments will be due. In the event of a material breach that would entitle PalmSource to terminate the software license agreement, PalmSource may elect to terminate only a subset of the provisions under the software license agreement (including source code access, right to sublicense to private label partners or subsidiaries, and the most favored licensee clauses). In such case, Palm shall remain obligated to continue making all minimum annual payments remaining under the software license agreement and may continue to distribute the Palm hardware products that use the operating system software as its primary operating system.

Side Letter.    There is a side letter to the software license agreement relating to indemnification which extends the intellectual property indemnity to additional countries and states that the parties will revisit royalty and maintenance fee provisions in the event a claim for infringement is settled by PalmSource taking on a royalty-bearing license with a third party.

SDIO License Agreement

Under the SDIO license agreement, Palm grants PalmSource a license to use and distribute the SDIO software drivers in object code form for use with certain PalmSource products. SDIO is an acronym for second digital input output. Palm also grants PalmSource a license to create certain modifications of the SDIO software drivers in source code form, and to distribute such modifications in object code form.

If Palm makes modifications of the SDIO software drivers it must include such modifications in an update, upgrade or new version of the SDIO software drivers. Palm owns all rights in the SDIO software drivers. PalmSource or its sublicensees will own all rights in modifications made by or for PalmSource or its sublicensees, and PalmSource grants Palm a license to those modifications.

Except for breach of the license or confidentiality obligations, both parties disclaim consequential damages and each party’s liability is limited to $1,000,000 under the SDIO license agreement. The SDIO license agreement is effective until November 26, 2007, and certain licenses survive the termination of the SDIO license agreement. PalmSource will pay, indemnify and hold Palm harmless from any tax liability arising from the SDIO License Agreement. Either party may assign the SDIO license agreement without restrictions to a purchaser of all or substantially all of the stock or assets of such party, provided that the assignee agrees to be bound by its terms.

Development Agreement

Under the development agreement, PalmSource grants to Palm a non-exclusive, royalty-free, nontransferable license to use the source code for the most recent versions of NetLib software, plug-ins for

NetLib, and related network preference panels solely for the purpose of specified development services. Palm grants PalmSource a non-exclusive, royalty-free, nontransferable license to use, modify, sublicense and sell any of the specified pre-existing materials of Palm that are delivered under the development agreement or which are necessary for utilization of the work product by PalmSource.

PalmSource and its licensors will own all work product delivered under the development agreement. Palm will own the specified pre-existing materials of Palm that are delivered under the development agreement or which are necessary for utilization of the work product by PalmSource and any modifications thereof made by PalmSource. Except for liability arising from confidentiality obligations, neither party is liable to the other for consequential or punitive damages.

Amended and Restated Tax Sharing Agreement

The amended and restated tax sharing agreement, or the tax sharing agreement, sets forth the principal arrangements between Palm and PalmSource regarding the filing of tax returns, the payment of taxes and the conduct of tax audits or other disputes. The tax sharing agreement provides for the calculation of PalmSource’s tax liability as if PalmSource were a stand-alone corporation (i.e., to the extent that PalmSource would have been liable for taxes on a stand-alone basis, it will pay Palm for such tax liability). Conversely, to the extent that any PalmSource operating losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to Palm under the tax sharing agreement will be reduced.

Under the tax sharing agreement, Palm is required to prepare and file all Palm and PalmSource consolidated tax returns through the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, including the final consolidated Palm and PalmSource federal income tax return. PalmSource has the right to review and consent to any Palm and PalmSource consolidated returns filed after the date of such distribution, provided that it does not withhold such consent unreasonably. In addition, Palm has sole and complete authority to control and resolve all tax audits and other disputes relating to any Palm and PalmSource consolidated returns filed before and after the date of such distribution. After the date of such distribution, however, Palm may not enter into any dispute settlement that would materially increase PalmSource’s liability under the tax sharing agreement without PalmSource’s consent, which consent PalmSource cannot withhold unreasonably.

The tax sharing agreement also contains provisions requiring PalmSource to indemnify Palm for, among other things, (a) any increases in PalmSource’s stand-alone income tax liability or other consolidated tax liabilities arising as a result of any amended return, audit or other dispute and attributable to periods after December 3, 2001, (b) any increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business, (c) any transfer taxes incurred on the transfer of assets by Palm to PalmSource, and (d) any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders.

Amended and Restated Intercompany Loan Agreement

The amended and restated intercompany loan agreement, or the intercompany loan agreement, governs the outstanding $20 million intercompany loan from Palm to PalmSource Holding Company, a wholly owned subsidiary of PalmSource. PalmSource assumed all of PalmSource Holding Company’s rights and obligations under the intercompany loan agreement.

All amounts due under the intercompany loan by PalmSource will be forgiven if the PalmSource distribution occurs prior to December 3, 2004 and PalmSource assumes $15 million of the principal amount of the 5% convertible subordinated note due 2006 made by Palm. To the extent that PalmSource assumes less than $15 million of the principal amount of such promissory note, PalmSource will make a new note in favor of Palm with a principal amount equal to the difference between $15 million and the principal amount assumed.

The maturity date of the new note is December 6, 2006 and interest under the new note is payable semi-annually on June 15 and December 15 each year at a per annum rate of 5%. The new note will be subordinated to all senior indebtedness of PalmSource (including borrowed money, capitalized lease obligations and secured indebtedness). PalmSource may be required to repurchase the new note within 30 trading days of a change of control at a repurchase price equal to (a) the amount of principal to be repurchased plus (b) all accrued and unpaid interest to the date of repurchase. Under the new note, PalmSource may not consolidate with, merge with or sell all or substantially all of its assets to another entity, unless such entity is organized under the laws of the United States and such entity expressly agrees to assume PalmSource’s obligations under the new note. The new note includes events of default upon the occurrence of which the holder will have the right to accelerate all outstanding obligations, including all principal and accrued and unpaid interest. The events of default in the new note include the following (with certain cure periods): failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross acceleration of indebtedness for money borrowed in excess of $10 million, voluntary and involuntary bankruptcy or insolvency proceedings and judgments in excess of $10 million.

Under the intercompany loan agreement, interest will accrue on the outstanding principal amount at a rate of 2.48% per annum. After a default under the intercompany loan agreement, interest will accrue at a rate of 7.48% per annum.

Events of default under the intercompany loan agreement include (with certain cure periods): failure to make payments when due, breaches of covenants, breaches of representations and warranties, and voluntary and involuntary bankruptcy or insolvency proceedings. Upon an event of default, the holder has the right to accelerate all outstanding obligations, including all principal and accrued and unpaid interest.

Amended and Restated Indemnification and Insurance Matters Agreement

General Release of Pre-Distribution Claims.    Under the amended and restated indemnification and insurance matters agreement or the indemnification and insurance agreement, on the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, Palm and PalmSource will release each other from and agree not to pursue any claim based on any liabilities arising from events occurring on or before the date of such distribution, including events occurring in connection with the activities to implement the separation of PalmSource from Palm and such distribution.

Indemnification.    In general, PalmSource agrees to indemnify Palm from all liabilities arising from:

•	PalmSource’s business;

•	PalmSource’s liabilities;

•	any PalmSource contract; and

•	any breach by PalmSource of the master separation agreement or any ancillary agreement.

In general, Palm agrees to indemnify PalmSource from all liabilities arising from:

•	Palm’s business, other than the businesses transferred to PalmSource pursuant to the master separation agreement; and

•	any breach by Palm of the master separation agreement or any ancillary agreement.

Insurance Matters.    In general, Palm agrees to maintain insurance coverage for the benefit of PalmSource during the period beginning on the separation date and ending on the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, and PalmSource agrees to reimburse Palm for premiums paid in connection with such insurance coverage. After the date of such distribution, PalmSource will be responsible for obtaining and maintaining its own insurance coverage.

Environmental Matters.    Palm agrees to indemnify PalmSource from, among other things, all liabilities arising from environmental conditions existing prior to the separation date at facilities transferred to PalmSource, or which arise out of operations occurring on or before the separation date at such facilities. Further, Palm agrees to indemnify PalmSource from all liabilities arising from environmental conditions existing, or caused by operations occurring at any time, whether before or after the separation date, at any Palm facility (unless caused by operations of PalmSource on or after the separation date).

PalmSource agrees to indemnify Palm from all liabilities arising (a) from environmental conditions caused by operations on and after the separation date at any of the facilities transferred to PalmSource, (b) from environmental conditions at PalmSource’s facilities arising from any contamination event that occurs on or after the separation date, and (c) on certain new PalmSource facilities.

Xerox Litigation Agreement

The Xerox litigation agreement governs Palm’s and PalmSource’s obligations with respect to the current patent litigation with Xerox. The agreement returns the responsibility for the defense and indemnity of the Xerox litigation from PalmSource back to Palm. This responsibility was originally allocated to PalmSource as of December 3, 2001, and PalmSource paid Palm’s defense costs from that time through May 30, 2003.

Under the Xerox litigation agreement, Palm assumes responsibility for managing the Xerox litigation, determining strategy and making most settlement decisions. Palm has management control over the Xerox litigation, but the agreement prohibits Palm from consenting to any judgment or settlement that would: (a) allow injunctive or declaratory relief to be ordered against PalmSource, (b) require PalmSource to pay any future royalties or otherwise require PalmSource to make any payment that is not fully indemnified, (c) require PalmSource to license its intellectual property, or (d) otherwise affect the business, financial condition or operations of PalmSource or its licensees in a material way.

Additionally, if any claim is brought against PalmSource or its operating system licensees alleging infringement of the Xerox patent by covered operating system versions, then Palm also must manage the defense, bear the costs and pay the damages awarded or agreed to in settlement of such claim. The Xerox litigation agreement does not, however, affect PalmSource’s obligation to indemnify Palm for any other infringements under the operating system license between Palm and PalmSource, other than the Xerox litigation. The agreement also does not obligate Palm to assume other obligations that PalmSource may have to its licensees, other than defense and indemnity of a claim by Xerox related to the patent in question and covered Palm OS versions.

The Xerox litigation agreement obligates Palm to bear the costs of the Xerox litigation that are incurred after June 1, 2003, not including the imputed costs of PalmSource’s personnel or of any independent advice PalmSource may choose to seek. Palm also must pay the amount of any damages awarded in, or agreed to in settlement of, the Xerox litigation. In the event that any damages are not paid by Palm within sixty days after the date of entry of a judgment or due date under a settlement agreement, PalmSource is obligated to pay any shortfall amounts. Any such payment by PalmSource does not, however, relieve Palm of its obligation either to make the payment or to reimburse PalmSource.

Master Technology Ownership and License Agreement

The master technology ownership and license agreement, as amended (or master technology agreement), allocates rights in non-patented intellectual property and data and provides for certain cross-licenses between Palm and PalmSource of certain such technology and data related to the Palm and PalmSource businesses. This agreement does not cover the licensing of the PalmSource operating system and certain other technology that are covered in the software license agreement and the Elaine software license and services agreement.

In the master technology agreement, Palm assigns to PalmSource all right, title and interest in and to specific technology and data related to the PalmSource business, and a joint interest in certain data to be jointly owned by Palm and PalmSource.

PalmSource grants back to Palm, under PalmSource’s right to certain technology and data assigned to PalmSource, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except with PalmSource’s written consent) license, with right of sublicense, to use specified technology to, among other things, create and distribute Palm products and extract and re-utilize specified data, subject to certain obligations and restrictions. Palm grants to PalmSource, under Palm’s rights under certain technology and data allocated to Palm, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except with Palm’s written consent) license, with right of sublicense, to use specified Palm technology to, among other things, create and distribute PalmSource products and extract and re-utilize specified data, subject to certain obligations and restrictions.

The master technology agreement will not obligate either Palm or PalmSource to disclose or provide to the other party licenses to improvements that it makes, whether to its own technology or to the other party’s technology licensed or assigned to it under this agreement.

Neither party may assign or transfer the master technology agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master technology agreement without the other party’s written consent, except that the licenses to certain technology and data granted by each party are assignable only with the other party’s written consent.

Master Confidential Disclosure Agreement

The master confidential disclosure agreement provides that Palm and PalmSource agree not to disclose confidential information of the other (except in certain circumstances) that is known prior to the separation or disclosed pursuant to the master separation agreement and related agreements (but not the software license agreement or the Elaine software license and services agreement, which contains separate confidentiality requirements) for the later of one year after the separation date or for as long as services are provided under the Business Services Agreement. The confidentiality period is five years, except that, with respect to highly confidential information (such as source code), the confidentiality period is perpetual.

Palm and PalmSource each agree (a) to protect each other’s confidential information, (b) not to use such confidential information in violation of any use restriction in the master separation agreement and related agreements (but not the software license agreement or the Elaine software license and services agreement, which contain separate confidentiality requirements), and (c) not to disclose without the other party’s prior written consent such confidential information except as may be expressly permitted in the master separation agreement, related agreements and any other agreements Palm and PalmSource enter into with each other. The non-disclosing party is able to use, but not disclose, residual information retained in the unaided memories of individuals who have had access to confidential information of the disclosing party.

Neither party may assign or transfer the master confidential disclosure agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master confidential disclosure agreement without the other party’s written consent.

Master Patent Ownership and License Agreement

The master patent ownership and license agreement, or master patent agreement, allocates rights relating to patents, patent applications and invention disclosures and provides for certain limited cross-licenses between

Palm and PalmSource. Under the master patent agreement, Palm assigns to PalmSource all right, title and interest in and to specific patents, patent applications and invention disclosures related to the PalmSource business.

PalmSource grants Palm, under PalmSource’s rights to the patents, patent applications and invention disclosures assigned to PalmSource, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except in a permitted assignment of the master patent agreement) license, with limited right to grant sublicenses, to make, have made, use, lease, sell, offer for sale and import (a) Palm computer hardware devices that incorporate the PalmSource operating system as the primary operating system in all fields of use and (b) all other Palm products in all fields of use except for the field of operating systems. Palm grants to PalmSource, under Palm’s rights to the patents, patent applications and invention disclosures retained by Palm, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except in a permitted assignment of the master patent agreement) license, with limited right of sublicense, to make, have made, use, lease, sell, offer for sale and import PalmSource products in all fields except the field of computer hardware.

Palm’s right to sublicense is limited to its subsidiaries and third parties to make, have made, use, lease, sell, offer for sale and import Palm computer hardware devices that incorporate the PalmSource operating system as the primary operating system and other Palm products other than operating system software. PalmSource’s right to sublicense is limited to its subsidiaries and licensees of the PalmSource operating system to make, have made, use, lease, sell, offer for sale and import their mobile and handheld device products that incorporate the PalmSource operating system as the primary operating system. PalmSource’s right to sublicense such Palm patents to allow third parties to make, have made, use, lease, sell, offer for sale and import such products extends only to hardware features that are necessary to use the PalmSource operating system, and not to hardware features that are not necessary to use the PalmSource operating system.

Neither party may assign or transfer the master patent agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master patent agreement without the other party’s written consent.

Business Services Agreement

The business services agreement governs corporate support services that Palm agrees to provide to PalmSource following the separation date. The term during which Palm provides such services is generally one year after December 3, 2001, but the agreement allows the parties to extend the term in writing with respect to any service. Separate service level agreements under the business services agreement set forth details and additional terms of Palm’s provision of services, and each such service level agreement is deemed to extend the business services agreement with respect to the specific service to which the service level agreement relates if it specifies a completion date beyond the aforementioned one-year term.

The services provided under the business services agreement and service level agreements include functional areas such as corporate development, corporate strategy, finance, global corporate procurement, human resources, information technology, insurance and risk management, legal, real estate and site services, security/environmental health and safety, stock administration, tax and trade, travel and meeting services, and treasury. Such services are specified and provided on the terms set forth in the service level agreements and in the schedules to the service level agreements. The business services agreement also provides for the provision of additional services identified from time to time that PalmSource reasonably believes were inadvertently or unintentionally omitted from the specified services or that are essential to effectuate an orderly transition under the master separation agreement.

The charges that PalmSource must pay Palm under the business services agreement for any service are contained in the applicable service level agreement. Generally, Palm will charge PalmSource for services based on internal cost allocation. After the date of the distribution of the shares of PalmSource stock held by Palm to

Palm’s stockholders, however, the charges for services will change so that PalmSource will pay Palm the direct and indirect costs of providing the services plus five percent (5%), and the parties will maintain arm’s length pricing.

As of the date of this joint proxy statement/prospectus, many of the services covered under the service level agreements have been completed.

Strategic Collaboration Agreement

The strategic collaboration agreement does not become effective until after October 2003. The strategic collaboration agreement provides for certain mutual exchanges of information and establishes a framework for conducting mutually agreed co-development projects.

Beginning on the effective date, Palm and PalmSource agree to exchange information in their respective relevant business areas on a regular basis, subject to confidentiality and other obligations to third parties.

After the effective date, Palm will be one of the two additional development partners permitted under PalmSource’s existing agreement with Sony. After the effective date, PalmSource must notify Palm, and provide Palm with a limited opportunity for good faith discussion, before engaging an additional licensee of the PalmSource operating system (other than Sony) in a joint development agreement for new versions of the Palm OS where the development partner (i) develops material portions of the source code for a new version of the Palm OS, and (ii) has the right to access and modify all or substantially all of the Palm OS source code to execute the joint development project.

Until October 7, 2005, the parties intend to meet at the beginning of each contract year and draft a mutually agreed plan outlining potential areas of collaboration, with the objective of having at least one active collaboration project at any given time during the year. All co-development will be performed pursuant to a definitive written co-development agreement to be mutually agreed by the parties prior to the commencement of a given project.

The strategic collaboration agreement is coterminous with the software license agreement, subject to termination for certain bankruptcy events, or a material breach uncured 30 days after notice. In addition, PalmSource may terminate the strategic collaboration agreement if: (a) Palm no longer includes the Palm OS as its primary operating system software for applicable handheld and phone products; (b) there are no active collaboration projects for any six-month period; (c) Palm incorporates into its handheld and phone products operating system software that directly competes with the Palm OS and the total number of such products sold within any year is greater than 50% of the total number of Palm handheld and phone products incorporating the Palm OS that are sold in that same year; (d) royalty payments from Palm to PalmSource for the Palm OS in any year fall below 20% of PalmSource’s total operating system royalty revenue from handheld products; (e) the total royalties paid by Palm to PalmSource fail to increase year-over-year; or (f) Palm is acquired by a PalmSource competitor.

Palm may terminate the strategic collaboration agreement if: (a) Palm no longer includes the Palm OS as its primary operating system software for applicable handheld and phone products and the Palm OS is no longer in the top three operating system products for applicable handheld and phone products in worldwide market share, or (b) PalmSource is acquired by a Palm competitor.

Each party disclaims all warranties with respect to any information or materials provided under the strategic collaboration agreement. Each party’s total liability under the strategic collaboration agreement other than for breach of confidentiality will be capped at $3 million.

Neither party may assign the strategic collaboration agreement without the other party’s prior written consent, provided that either party may assign to the successor to all or substantially all of its business or assets relating to the Palm OS or Palm devices incorporating the Palm OS as its primary operating system, as applicable. In the event of such a transfer, the non-assigning party will hold good faith discussions with the assignee whether to continue or terminate the strategic collaboration agreement, and if they do not agree to continue within 30 days, the strategic collaboration agreement will terminate.

Employee Matters Agreement

The employee matters agreement sets forth the principal arrangements between Palm and PalmSource with regard to their respective employees, employee compensation, employee benefit plans, programs and arrangements and other employment matters.

Assumption of Liabilities.    Effective as of the separation date, PalmSource generally assumes all liabilities relating to PalmSource employees to the extent such liabilities arise out of their employment with PalmSource and are based on facts occurring after the separation date. In addition, assets in the Palm employee benefit plans related to contributions made by PalmSource will be transferred to PalmSource employee benefit plans.

Equity Compensation.    PalmSource will not assume options to purchase Palm common stock held by PalmSource employees on the distribution date, and Palm restricted stock held by PalmSource employees on the distribution date will not be assumed, but rather substituted for PalmSource restricted Stock.

Retirement Plans, Welfare Plans and Other Benefits.    PalmSource assumes sole responsibility for the administration of PalmSource employee benefit plans and for the employer-related costs required to establish and maintain such employee benefit plans.

Miscellaneous.    The employee matters agreement also contains administrative provisions designed to ensure an efficient post-separation date transition, whereby, among other things, Palm will provide PalmSource with certain transitional staffing services and the parties will share participant information and assist each other in complying with all of the reporting, testing and disclosure requirements of ERISA. The employee matters agreement also provides for delivery of the personnel records of PalmSource employees to PalmSource by Palm prior to the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders.

Trademark Agreements

After the distribution date, the use of trade names, trademarks, service marks and domain names that contain the word or letter string “palm” or “            ” will be administered by Palm Trademark Holding Company, LLC, or Holding Company, a holding company established and owned by Palm and PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. Holding Company’s administration of the intellectual property will be governed by its operating agreement and by a trademark license agreement between Holding Company and each of Palm and PalmSource.

Administration of Trademarks Through Holding Company.    Under Holding Company’s operating agreement, Palm and PalmSource contribute and assign all Palm marks and                  marks respectively owned, registered claimed or used by each of them to Holding Company. Holding Company will, among other things, administer such contributed marks and enhance and maintain the integrity of, and promote the expansion of the value of and goodwill associated with such marks for the benefit of Palm and PalmSource. Holding Company will operate independently of Palm and PalmSource but Palm will own 45% and PalmSource will own 55% of Holding Company’s equity. Additionally, each of them will be responsible for contributing funds to cover (i) costs associated with certain of the marks, such as litigation and trademark prosecution expenses, and (ii) its share of Holding Company’s operating expenses, which shall be divided based on Palm’s and PalmSource’s ownership interest in the Holding Company.

A board of directors initially consisting of three members—two appointed by PalmSource and one appointed by Palm—will manage Holding Company. The board of directors generally will take action by simple majority, except in the case of certain specified actions, such as the entry of Holding Company into a transaction with Palm or PalmSource, which require approval of a supermajority of the board of directors, or in some cases, supermajority approval of the members of the Holding Company. The Holding Company board of directors will appoint a brand manager who will be responsible for administering the contributed intellectual property and identifying areas of potential conflict caused by requests or actions of Palm and PalmSource. PalmSource will nominate the brand manager, subject to Palm’s approval. Disputes relating to the licensed marks or between Palm and PalmSource will be subject to a dispute resolution process, whereby the parties must attempt to resolve the matter internally, and, if that fails, submit it to final and binding arbitration.

Trademark License Agreements.    Holding Company licenses the marks contributed to Palm and PalmSource by entering into a trademark license agreement with each of them. Under the trademark license agreement with PalmSource, Holding Company grants to PalmSource an exclusive license to use the Palm marks (other than             ) on or in connection with PalmSource’s business and all products and services associated with its business, as an element in domain names and in connection with its corporate identity. This license, however, is subject to several restrictions. For example, PalmSource cannot use any Palm mark other than the Palm Powered mark or its successor mark on products that compete with Palm’s, and PalmSource cannot use any corporate name comprising only “Palm” and a designation of entity status, that is an entity name historically used by Palm, that uses Palm and any number, or that has a space between the elements “palm” and “source.”

Under the trademark license agreement with Palm, subject to certain restrictions, Holding Company grants to Palm:

•	an exclusive license (subject to certain limited exceptions) to use mark and domain name:

•	on mobile devices in which the Palm OS is the primary platform;

•	on products that do not incorporate traditional personal information manager functionality;

•	on products that contain none of the elements of a computer platform;

•	on software applications that run on the Palm OS; and

•	on or in connection with related services and merchandising products;

•	an exclusive license to use the Palm.net domain name and mark in connection with wireless services for Palm products and a supporting website until the earlier of May 31, 2005 or such time as Palm.net has fewer than 50,000 subscribers;

•	a non-exclusive license to use PALM STORE, PALM SOFTWARE CONNECTION, and the www.store.palm.com domain name in connection with online sales and information until August 31, 2005;

•	a non-exclusive license to use PALM CAFÉ in connection with sales services until January 31, 2005;

•	a non-exclusive license through May 31, 2006 to use PALM and certain transition marks, including PALM and DESIGNED FOR PALM HANDHELDS;

•	a non-exclusive license to use the BenMai marks in China, Hong Kong and Taiwan; and

•	an exclusive license to use the name as a corporate identifier.

Sublicensability.    Both Palm and PalmSource may sublicense any of the marks licensed to them under the respective trademark license agreement, so long as any sublicensee complies with the same restrictions and quality control requirements applicable to Palm or PalmSource, respectively. Palm and PalmSource are responsible to Holding Company for ensuring that their respective sublicensees comply with such restrictions and requirements. Holding Company will not assess any royalty for sublicensing by either Palm or PalmSource. In addition, Palm and PalmSource are entitled to honor the terms of any existing licenses granted by either of them that relate to the Palm marks and predate the respective trademark license agreement.

The sublicense rights granted to Palm and PalmSource in the trademark license agreements are subject to certain restrictions. For example, Palm may not sublicense marks for use on products that compete with PalmSource’s, and PalmSource may not sublicense any Palm marks (other than the Palm Powered mark and any successor mark) for use on products that compete with Palm’s.

Palm.com Website; Links.    Holding Company will own the Palm.com site, and Palm will host, manage and pay costs associated with the site until February 2004. After February 2004, the Palm.com site will be modified to reflect an equally split page providing descriptions of each company’s business and links to each company’s primary website, and general costs associated with the site will be shared, with PalmSource paying 55% and Palm paying 45%.

Trademark Prosecution.    Even though Holding Company owns all Palm marks, under the trademark license agreements, Palm and PalmSource, subject to Holding Company’s responsibility to maintain the integrity value and goodwill of the Palm marks, each effectively directs prosecution of applications and maintenance of registrations for the marks it is licensed by requesting that the Brand Manager implement Palm’s or PalmSource’s instructions concerning such prosecution and maintenance.

Palm and PalmSource are each responsible for all costs related to trademark prosecution and maintenance, and domain name registration, for their licensed marks. Additionally, each must indemnify the other and Holding Company for liabilities resulting from uses of licensed marks by it or its sublicensees in jurisdictions or on or in connection with goods or services beyond the scope of then-existing applications or registrations, or Palm’s or PalmSource’s filing of trademark applications for Palm marks.

Indemnification; Control Over Sublicensees.    Palm and PalmSource respectively are obligated to indemnify Holding Company for liability incurred by Holding Company as a result of Palm’s or PalmSource’s (and any respective sublicensee’s) unlicensed use of the Palm marks and actions in breach of their respective trademark license agreements. If a Palm or PalmSource sublicensee does not cure a breach within 30 days, that licensee must terminate the rights granted to the sublicensee.

Litigation.    Subject to the other’s right of participation discussed below, either Palm or PalmSource can request that Holding Company enforce the Palm marks against third parties. Upon such a request, the Brand Manager shall cause Holding Company to act as requested unless doing so would compromise the integrity of, value of or goodwill associated with the marks. In addition, if either Palm or PalmSource learns of any actual, potential or threatened outgoing claims relating to a Palm mark, it shall promptly notify the Brand Manager, who will then promptly notify the other licensee.

Both Palm and PalmSource have a right of participation in any actions initiated against third parties. When either Palm or PalmSource initiates an action, the other can assert its right to exclusive or limited control, depending on which marks the action concerns. If an action concerns only a party’s licensed marks, then that party has the right to exclusive control of the action. In cases of limited control—such as when the action at hand concerns marks licensed to both Palm and PalmSource—the other party’s instructions to the Brand Manager are subject to the consent of the party who has asserted its limited control rights.

With respect to litigation matters initiated by third parties relating to a licensee’s (or its sublicensee’s) use of licensed marks, that licensee controls, pays for defense of, and is entitled to any recoveries from, the claim. In addition, if Holding Company is a party to the claim regarding a licensed mark, that licensee is empowered to make requests to the Brand Manager regarding conduct and settlement of the claim. Both Palm and PalmSource, however, have a right of limited defense in any actions initiated by third parties. If Palm or PalmSource asserts its right of limited defense when an action is initiated against the other, then the other party’s decisions concerning the defense and possible settlement of the claim are subject to Palm or PalmSource’s consent. The party asserting its right of limited defense shall pay 45% of all costs and expenses, and shall be entitled to 45% of all recoveries. The Brand Manager will act as requested unless doing so would compromise the integrity of, value of or goodwill associated with the marks. Subject to the other’s right of limited defense, the party’s whose use is at issue pays all costs and expenses, and is entitled to all recoveries, unless a court or tribunal allocates such costs, expenses and recoveries differently.

All actions existing as of December 2002 and listed on a schedule to the trademark license agreements shall be paid for by Palm and are to remain under the exclusive control of Palm, except that Palm’s right to modify claims, appeal awards or judgments, or settle such existing actions is subject to PalmSource’s reasonable consent.

Term of Licenses; Termination.    The terms of the licenses granted under the trademark license agreements are perpetual. Palm and PalmSource can terminate their respective trademark license agreements with 180 days notice. Holding Company cannot terminate any of the trademark agreements other than for cause. Holding Company can terminate Palm’s trademark agreement for cause if Palm fails to cure a material breach within 120 days of final determination of a material breach, if Palm’s Palm OS license terminates, or if Palm abandons the              mark. Holding Company can terminate PalmSource’s trademark agreement for cause if PalmSource fails to cure a material breach within 120 days of final determination of a material breach, if PalmSource no longer develops or supports Palm OS Software, or if PalmSource abandons the Palm marks.

Other Agreements

Elaine Software License and Services Agreement

The Elaine software license and services agreement provides a license from PalmSource to Palm to use and reproduce the Elaine server software to provide proxy services for Palm.net customers. The Elaine software license and services agreement provides for a non-exclusive, non-transferable, royalty-free license to Palm for the Elaine software. Palm is permitted to subcontract with a third party to provide the proxy services and is permitted to modify and prepare derivative works of the Elaine software source code and use and reproduce any such modifications and derivative works in object code form only.

Palm is required to use commercially reasonable efforts to provide support and maintain the proxy services to third party devices using the PalmSource operating system without charge to PalmSource. PalmSource provides support for the Elaine software and will deliver to Palm any upgrades or updates to such software.

Palm may cease providing the Palm.net service to customers during the term of the Elaine software license and services agreement, provided that it provides PalmSource with a copy of the then current Elaine software source code if Palm has made changes to such code during the term of the Elaine software license and services agreement. PalmSource may request Palm to install additional server equipment to run the Elaine software to expand third party proxy services for new PalmSource licensees or existing PalmSource licensees who begin to use new PalmSource products, provided that PalmSource pays the incremental out-of-pocket costs of Palm to support the new PalmSource licensees.

If a competitor of PalmSource acquires more than 50% of the voting equity of Palm, Palm’s license to create and use modifications to the Elaine source code terminates. If a competitor of Palm acquires more than 50% of the voting equity of PalmSource, Palm’s obligations to use commercially reasonable efforts to provide the proxy services to third parties will cease.

PalmSource will indemnify Palm for infringement by the Elaine software of third party intellectual property rights in specified jurisdictions. Palm will indemnify PalmSource for Palm’s willful or negligent failure to provide third party proxy services, and for infringement by Palm’s modifications to the Elaine software of third party intellectual property rights in specified jurisdictions. Neither party will be liable to the other in a cumulative amount exceeding $10 million under the Elaine software license and services agreement.

PalmSource consents to the assignment by Palm of the Elaine software license and services agreement in connection with the sale of the assets relating to the Palm.net business, provided Palm pays PalmSource a license fee equal to 10% of the net proceeds of the sale. The agreement shall be effective for three years from its effective date.

Letter Agreement Regarding Cash Contributions

In the letter agreement between Palm and PalmSource regarding cash contributions from Palm to PalmSource, the parties acknowledge previous cash contributions from Palm to PalmSource of $20 million in January 2002 and approximately $11.1 million in March 2002. In addition, the letter agreement provides for the contribution of an additional $6 million from Palm to PalmSource upon the distribution date of a transaction in which Palm distributes its shares of PalmSource’s capital stock to Palm’s stockholders, provided that such distribution transaction is not preceded by an initial public offering of PalmSource’s capital stock.

THE SOLUTIONS GROUP

BUSINESS

Throughout this section “Solutions Group Business,” we sometimes use “we”, “our”, “us” or “the Solutions Group” to refer to the Solutions Group of Palm.

Overview

The Solutions Group operating segment of Palm develops, markets and sells handheld computing devices, add-ons and accessories as well as related services and software. We target consumer, enterprise, education and government users. The Solutions Group currently offers the Tungsten and Zire families of handheld devices as well as the m130 and m515 handhelds, each of which runs on the Palm OS. Since Palm introduced its first handheld computer in 1996, it has been the leading handheld device provider in the world, having shipped over 22 million handheld devices worldwide as of May 31, 2003.

Strategy

The Solutions Group has three key objectives: grow the market, maintain its market leadership position and achieve operational excellence.

Grow the market

A key part of our success is continuing to develop innovative products that address customer needs and desired functionality. We do this by delivering solutions tailored to specific customer segments, including entry-level, media savvy, professional and enterprise users. At the entry-level, we deliver our Zire handheld, our most affordable handheld to date, which sells at a retail price of under $100. The Zire’s mix of price, functionality and performance has expanded our available market to new users, as demonstrated by our user registration data. We believe that by making an entry level product such as the Zire available, we are driving the early adoption of handheld devices by consumers who would not otherwise own a handheld and increasing the potential for future upgrade purchases as customers become accustomed to handheld technology and demand additional functionality in the future.

We expect that growth in the market for wireless communication devices will come primarily from devices that combine voice and data transmission capabilities, including smartphones and data centric communicators, also known as converged devices. These will include integrated wireless devices as well as two-piece wireless solutions, such as a Bluetooth enabled handheld device that can wirelessly access data through a Bluetooth enabled phone. The Solutions Group through our Tungsten line of handheld computers offers a wide range of solutions covering the various wireless communications technologies, such as Bluetooth for personal area networks (PAN), WiFi for local area networks (LAN) and GSM/GPRS for wide area networks (WAN).

In addition to growing the class of users who buy our products, we are pursuing opportunities to grow the market through international expansion, such as in China and Brazil. International Data Corporation, or IDC, reports that China is expected to generate a 21% compound annual growth rate in handheld unit shipments from 2002 through 2007. In April 2003, we opened a sales and marketing support office in China and launched several products in that market. We believe wireless communications is another area that presents future growth opportunities for us.

Maintain our market leadership position

The Solutions Group continues to maintain its market leadership position both in the United States and worldwide. The Solutions Group’s devices held a 57% unit market share in United States retail for the month of May 2003 according to the NPD Group and a 35% unit market share worldwide for the first calendar quarter of

2003 according to IDC. Our strategy is to maintain our leadership position by delivering innovative, differentiated products which enhance the user experience and incorporate new applications. We will continue to foster strategic relationships with companies such as IBM, with which we are engaged in a strategic relationship to develop and promote mobile solutions jointly leveraging Palm devices and IBM’s enterprise software, along with both companies’ sales, marketing and service resources.

Achieve operational excellence

The Solution Group’s business necessitates the development of products that ship in high volumes during rapid product cycles and therefore operational excellence plays a critical role in achieving profitability and building a sustainable competitive advantage. We have broadly focused the Solutions Group on the objective of operational excellence. This encompasses initiatives such as improving productivity, reducing product costs and operating expenses, reducing cycle times within manufacturing and product development, and improving forecast accuracy. Our strategy of operational excellence is aimed at helping us return to consistent annual profitability and minimizing the working capital required to operate the business.

Products and Services

Our products are differentiated in terms of price, functionality and software applications that are delivered with the device. Standard software in all of our products includes an address book, date book, clock, to do list, memo pad, note pad, and calculator. Other features that can be found in certain of our products include:

•	wireless communication capabilities such as Bluetooth, WiFi and GSM/GPRS to enable messaging, email, and web browsing;

•	multimedia features, allowing users to view photos, watch video clips and listen to MP3 music;

•	infrared port for beaming information to other users;

•	SD/MMC slot for stamp-sized expansion cards for storage, content and input/output devices such as Margi Systems Presenter To Go card;

•	Hotsync capability with desktop applications such as Microsoft Outlook; and

•	productivity software such as DataViz® Documents to Go® that allows users to view and edit Microsoft Word and Excel files, and view and share PowerPoint presentations.

In Fall 2002, the Solutions Group introduced two new product sub-brands—Zire and Tungsten. The Zire family is designed for the entry level and media savvy customers and the Tungsten line is designed for business professionals and the enterprise customer. With the introduction of these new product families, we have solutions that span the handheld market and include a wide range of wireless technologies, including Bluetooth, WiFi and GSM/GPRS. We have leading edge products that include the latest Palm OS (Palm OS 5) running on Texas Instruments OMAP and Intel XScale ARM processors which provide improved power and speed as compared to non-ARM processors used with older versions of the Palm OS.

Handheld Devices.    The Solutions Group currently offers the Tungsten and Zire families of handheld devices as well as the m130 and m515 handhelds.

The m130 is an entry-level product that features removable faceplates in many different colors, a 16-bit color display, a SD/MMC slot for expansion and Palm OS 4.

The m515 is aimed at the business professional and features Palm’s slimmest form factor, a color display, a SD/MMC slot for expansion and Palm OS 4. It also includes business software applications such as DataViz’s Documents-to-Go that allows users to create, view and edit Microsoft Word and Excel files and view PowerPoint files.

The Zire handheld was introduced in October 2002 and is our first product that had a retail price of under $100 at launch. The Zire is designed for first-time and entry-level users looking for a paper replacement. We designed the Zire to be profitable at the sub-$100 price point, and it has been the fastest growing handheld in our history. The Zire has won numerous awards including PC Magazine’s Best Product of 2002 and was the best selling product in United States Retail in the fourth quarter of 2002, according to NPD Powerview. The Zire runs on Palm OS 4.

The Zire 71 handheld was introduced in April 2003. It includes a new slider design that conceals an integrated camera, the ability to listen to stereo quality MP3 music and watch video clips using the Kinoma player, a joystick for navigation, SD/MMC slot, and a new 320x320 transflective Thin Film Transistor (TFT) color display which is the sharpest screen we have ever offered. The Zire 71 is based on Palm OS 5.

The Tungsten T handheld was introduced in October 2002, includes a new compact form factor with a slider design that conceals the Graffiti writing area, five-way navigation, SD/MMC slot, a 320x320 reflective TFT color display and voice recorder. The Tungsten T was our first product based on Palm OS 5. In addition, the Tungsten T has integrated wireless capability using Bluetooth technology, which is a short-range radio technology facilitating data transfer between compatible Bluetooth devices such as mobile phones, laptops, printers, access points and other handhelds. Using a compatible Bluetooth enabled mobile phone as a modem, a user can access the Internet or email wirelessly.

The Tungsten C handheld was introduced in April 2003, includes an integrated keyboard, five-way navigation, SD/MMC slot, a new 320x320 transflective TFT color display, a Solutions Group software enhancement that allows 64MB of memory and integrated WiFi capability and is based on Palm OS 5. It also includes virtual private network (VPN) software to access behind-the-firewall data and email using Palm’s VersaMail 2.5 email client. This product was designed for the mobile professional in a wireless networked campus, in a home network or using public hotspots, which allow users broadband wireless Internet access.

The Tungsten W handheld was introduced in February 2003, includes an integrated keyboard, five-way navigation, SD/MMC slot, a 320x320 reflective TFT color display and integrated tri-band GSM/GPRS radio and is based on Palm OS 4. Tungsten W is a wireless, data-oriented device with messaging, SMS capability and the ability to make voice calls with up to 10 hours of talk time. Wireless service for the Tungsten W is currently offered on several networks around the world, including AT&T Wireless in the United States, Rogers AT&T Wireless in Canada, Vodaphone in Australia, and SingTel in Asia. In addition, we are working with Orange France to provide wireless service in France.

We also sell add-ons and accessories, including portable keyboards, SD/MMC expansion cards for storage and content, modems and carrying cases. In addition, we provide the ability to purchase and download software applications via a link from our Palm.com website.

Competition

The Solutions Group competes in the mobile device market, which is highly competitive. Our devices compete with a variety of mobile devices, including pen- and keyboard-based devices, mobile phones, converged voice/data devices and sub-notebook personal computers. Our principal competitors include Casio, Dell, Hewlett-Packard, and Toshiba as well as licensees of the Palm OS, such as Sony. We believe the principal competitive factors affecting the market for our handheld devices are functionality, features, operating system performance, styling, brand, price, availability of third party software applications, customer and developer support, and access to channels of distribution. We believe that we compete more favorably than many of our current competitors with respect to some or all of these factors, which is reflected by our greater number of users, our leading market share and strong brand recognition.

Our wireless converged device, Tungsten W, competes with products from converged device makers such as Kyocera, Motorola, Nokia, Research in Motion Limited, Samsung and Sony-Ericsson. In addition, converged devices compete indirectly with our traditional handhelds.

Sales and Marketing

We sell to our end users primarily through distributors, retailers and resellers. We primarily sell products to enterprise customers through corporate and value added resellers. We also sell directly to end-user customers through our Palm.com website.

In the United States, retailers represent our largest sales channel and encompass national and regional office supply stores, computer superstores, consumer electronics retailers and mass merchants. Distributors represent our second largest United States channel and generally sell to both traditional and Internet retailers and resellers, including enterprise and education resellers. In Europe and Asia, we sell our products primarily through distributors. We have over 100 international distributors, located throughout Europe, Latin America, Canada, Asia, the Middle East and South Africa. These distributors sell primarily to retailers and resellers.

We use our Palm.com store as a vehicle to sell our products and third party products, focusing particularly on the installed base of Palm branded devices. This is accomplished through e-marketing campaigns and product bundles. We also offer a wide array of software titles on the Software Connection website which is accessed from the Palm.com store.

We build awareness of our products and brands through mass-media advertising, targeted advertising, public relations efforts, in-store promotions and merchandising, retail advertising and our branded Internet properties. We also receive feedback from our end users and our channel customers through market research. We use this feedback to refine our product development efforts and for marketing our products.

Customer Service and Support

We believe that customer service and technical support are essential to the sales process within our industry. Our customer service organization works closely with our entire customer base, including distributors, retailers, resellers, enterprises, and individual customers, to develop service programs that meet specific customer needs.

Individual customers have access to an Internet-based repository for technical information and troubleshooting techniques. They can obtain support through other means such as the Palm website, email, web chat, and telephone support. Our customer support is provided by outsourced service providers as well as internal personnel.

Product Development and Technology

Our product development efforts are focused on both improving the functionality of our existing products and developing new products. We believe the innovation and design of our products has played an important role in our success. We intend to continue to identify and respond to the needs of our existing and potential customers by introducing new products with an emphasis on innovations in the functionality, mobility, style and ease of use of our products. For certain products, we outsource the design and development after we have completed product definition.

To identify and develop technologies for future generations of Palm branded devices, we use parallel development teams to avoid schedule dependencies from one product to the next. These parallel development teams share results to avoid duplication of effort. As a result, we have a rapid product development cycle that targets releasing new versions of products approximately every six months and introducing new generation products approximately every 12 to 18 months, depending on the complexity of the next generation product release.

Manufacturing and Supply Chain

We currently outsource all of our manufacturing and much of the hardware design of our devices to third party manufacturers. This outsourcing extends from prototyping to volume manufacturing and includes activities such as material procurement, final assembly, test, quality control and shipment to distribution centers. The majority of our products are assembled in China and Mexico. Distribution centers are operated on an outsourced basis in Tennessee, Ireland and Hong Kong.

Backlog

We order finished products from our third party manufacturers based upon our forecast of worldwide customer demand and in advance of receiving orders from our customers. Our customers generally place orders on an as needed basis, and products are shipped as soon as possible after receipt of an order, usually within one to four weeks. Generally, orders may be canceled or rescheduled by the customer without penalty.

Intellectual Property

Our software, hardware and operations rely on and benefit from an extensive portfolio of intellectual property, including a number of both United States and foreign patents. We own a number of trademarks, including ZIRE and TUNGSTEN, and license certain Palm trademarks from Palm Trademark Holding Company, LLC. We are working to increase and enforce our rights in our patent and trademark portfolios, the protection of which is important to our value, reputation and branding. We also own certain copyrights.

We license a number of technologies from third parties for integration into our products. Our most significant licensing arrangement is with PalmSource for the Palm OS. We believe that the licensing of complementary technologies from parties with specific expertise is an effective means of expanding the features and functionality of our products.

We rely on a combination of patent, trademark, copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights.

Employees

As of May 31, 2003, we had a total of 682 employees, of which 85 were in supply chain, 230 were in engineering, 235 were in sales and marketing and 132 were in general and administrative activities. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Financial Information About Geographic Areas

Palm’s headquarters and most of its operations are located in the United States. Palm conducts its sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the customer. For fiscal years 2002, 2001 and 2000, no single country outside the United States accounted for 10% or more of total revenues. Total revenues in the United States totaled $643.9 million; $940.5 million and $683.5 million and total revenues in other geographic locations totaled $360.5 million; $592.7 million and $367.1 million in fiscal years 2002, 2001 and 2000, respectively. Net land, property and equipment in the United States totaled $204.9 million; $216.9 million and $9.6 million in fiscal years 2002, 2001, and 2000, respectively and net land, property and equipment in other geographic locations totaled $4.6 million; $3.2 million and $1.1 million in fiscal years 2002, 2001 and 2000, respectively.

Properties

We currently occupy approximately 150,000 square feet of leased space in Milpitas, California in three buildings. The leases for these facilities expire in August 2005. We also lease research and development facilities in Washington, Illinois, and Massachusetts and sales and support offices domestically and internationally. We believe that existing facilities are adequate for our current needs and we are attempting to sublease excess space in certain locations. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

We own approximately 39 acres of land in San Jose, California that was originally acquired with the intent of building Palm’s corporate headquarters. In May 2001, with the downturn in the market and Palm’s declining revenues, construction plans were terminated. We have no current plan to develop this land. Given the depressed state of commercial real estate in the San Jose area, we are not actively marketing the land at the present time.

THE SOLUTIONS GROUP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our financial condition and results of operations may be affected by risks and uncertainties set forth in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus. You should consider these risks and uncertainties in conjunction with the following discussion.

Overview

Palm is the leading global provider of handheld computing devices and operating systems for handheld devices. For purposes of this joint proxy statement/prospectus, we refer to the devices designed and sold by Palm as Palm Branded devices, and we refer to devices running on the Palm operating system, the Palm OS, as Palm Powered devices. Palm Powered devices include Palm Branded devices as well as devices designed and sold by third parties licensing the Palm OS. The term “we” and “our” when used in this section of the joint proxy statement/prospectus refers to the Solutions Group. Our fiscal year ends on the Friday nearest May 31 and our fiscal quarters end on the Friday nearest August 31, November 30 and February 28. For presentation purposes, we refer to our fiscal year and quarter ends as falling on the appropriate calendar month end.

Palm was founded in 1992 as Palm Computing Inc. In 1995, Palm was acquired by U.S. Robotics Corporation, and we sold our first handheld product in 1996, quickly establishing a leadership role in the handheld device industry. In 1997, 3Com Corporation acquired U.S. Robotics and in 1999, 3Com announced the intent to separate the Palm business into an independent company. In preparation for becoming an independent, publicly traded company, Palm Computing, Inc. changed its name to Palm, Inc. and was reincorporated in Delaware in December 1999. In March 2000, approximately 6% of the shares of Palm common stock were sold in an initial public offering and concurrent private placements and in July 2000, 3Com distributed the remaining shares of Palm common stock it owned, approximately 94% of Palm’s common stock outstanding, to 3Com’s stockholders. In July 2001, Palm announced its intent to establish a subsidiary for its operating system business and to manage that business independently. In December 2001, Palm formed PalmSource, Inc. a stand-alone subsidiary for its operating system business, and subsequently announced its intent to establish PalmSource as an independent, publicly traded company.

Since December 2001, Palm has been organized in two operating segments—PalmSource and the Solutions Group. The following represents Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Solutions Group as presented in the Unaudited Pro Forma Financial Information contained elsewhere in this joint proxy statement/prospectus. Presentation of the results of operations of the Solutions Group requires the allocation of certain revenues and expenses between PalmSource and the Solutions Group including revenues and expenses that were previously eliminated in consolidation. The allocation of revenues and expenses between the Solutions Group and PalmSource is required because the Solutions Group licenses technology from PalmSource, and certain expenses have been incurred by the Solutions Group on behalf of PalmSource. The expense allocations have been determined on bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource. Palm’s management believes that the expenses allocated to each operating segment reflect each operating segment’s proportionate share of such expenses. The pro forma adjustments to the Solutions Group’s financial data are more fully described in the “Palm, Inc., Notes to Unaudited Pro Forma Combined Condensed Financial Statements” included elsewhere in this joint proxy statement/prospectus.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions which are used for, but not limited to, the accounting for product returns, allowance for doubtful accounts, warranty and technical service costs, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our financial statements.

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position, or SOP, No. 97-2, Software Revenue Recognition, as amended. We recognize revenues from sales of handheld device products upon shipment, net of estimated returns, provided that collection is determined to be probable and no significant obligations remain. Sales to resellers are subject to agreements allowing for limited rights of return, rebates, and price protection. Accordingly, we reduce revenues for our estimates of liabilities related to these rights at the time the related sale is recorded. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the channel and other related factors. The estimates and reserves for rebates and price protection are based on specific programs, expected usage and historical experience. Actual results could differ from these estimates.

The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in a major customer’s credit worthiness or actual defaults differ from our historical experience, our estimates of recoverability of amounts due us could be affected.

We accrue for warranty costs based on historical rates of usage as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known issues. If we experience claims or significant changes in costs of services, such as third party vendor charges, materials or freight, which could be higher or lower than our historical experience, our cost of revenues could be affected.

Long-lived assets such as land, property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not ultimately be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its ultimate disposition.

We perform goodwill impairment tests on at least an annual basis, in our fourth fiscal quarter, in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

Effective for calendar year 2003, in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which supersedes Emerging Issues Task Force, or EITF, Issue 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), we record liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF Issue 94-3, we accrued for restructuring costs when we made a commitment to a firm exit plan that specifically identified all significant actions to be taken. We reassess restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities, and we record new restructuring accruals as liabilities are incurred.

Inventory purchases and purchase commitments are based upon forecasts of future demand. We value our inventory at the lower of standard cost (which approximates first-in, first-out cost) or market. If we believe that demand no longer allows us to sell our inventory above cost or at all, then we write down that inventory to market or write off excess inventory levels. If customer demand subsequently differs from our forecasts, requirements for inventory write-offs could differ from our estimates.

Our deferred tax assets represent net operating loss carryforwards and temporary differences that will result in deductible amounts in future years. Based on estimates and certain tax planning strategies, the carrying value of our net deferred tax assets assumes that it is more likely than not that we will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the carrying value. If these estimates and related assumptions change in the future, we may be required to increase our valuation allowance against the deferred tax assets resulting in additional income tax expense.

Our key accounting estimates and policies are reviewed with the audit committee of Palm’s board of directors.

Results of Operations—Interim

The following table sets forth our unaudited pro forma consolidated statement of operations data for the Solutions Group which reflects certain adjustments more fully described in the “Palm, Inc. Notes to Unaudited Pro Forma Combined Condensed Financial Statements” included elsewhere in this joint proxy statement/prospectus. The table below also includes the expression of our operating results as a percentage of revenues from continuing operations for the nine months ended February 28, 2003 and 2002 (in thousands, except for percentages):

	Nine months ended
	February 28, 2003		February 28, 2002
Revenues	$620,491	100.0%	$777,994	100.0%
Costs and operating expenses:
Cost of revenues	465,571	75.0	622,552	80.0
Cost of revenues-charge (benefit) for special excess inventory and related costs	—	—	(86,415)	(11.1)
Sales and marketing	124,124	20.0	168,389	21.7
Research and development	51,874	8.4	74,740	9.6
General and administrative	27,958	4.5	33,375	4.3
Amortization of intangible assets (*)	1,127	0.2	4,752	0.6
Restructuring charges	35,348	5.7	25,766	3.3
Impairment charges	102,540	16.5	—	—
Separation costs	—	—	275	—

Total costs and operating expenses	808,542	130.3	843,434	108.4

Operating loss	(188,051)	(30.3)	(65,440)	(8.4)
Interest and other income (expense), net	2,410	0.4	2,672	0.4

Loss before income taxes	(185,641)	(29.9)	(62,768)	(8.0)
Income tax provision (benefit)	221,859	35.8	(25,947)	(3.3)

Loss from continuing operations	$(407,500)	(65.7)%	$(36,821)	(4.7)%

(*) Amortization of intangible assets:
Cost of revenues	$1,023	0.2%	$317	—
Sales and marketing	—	—	11	—
Research and development	71	—	4,380	0.6
General and administrative	33	—	44	—

Total amortization of goodwill and intangible assets	$1,127	0.2%	$4,752	0.6%

Comparison of nine months ended February 28, 2003 and 2002

Revenues

We derive our revenues primarily from sales of our handheld computing devices, add-ons and accessories as well as related services and software. Revenues for the nine months ended February 28, 2003 were $620.5 million, a decrease of $157.5 million or 20% from revenues for the comparable period of fiscal year 2002. The decrease in revenues was primarily driven by a decline in unit shipments reflecting a continued weak economy in both the consumer and enterprise segments and a decline in average selling price of our handheld devices reflective of a price sensitive and increasingly competitive market. The average selling price of our handheld devices for the nine months ended February 28, 2003 was $165 compared to $183 in the comparable period of fiscal year 2002. Net unit shipments of devices for the nine months ended February 28, 2003 and 2002 were 3.3 million and 3.6 million, respectively. Revenues from accessory sales were down for the nine months ended February 28, 2003 compared to the nine months ended February 28, 2002, reflective of the decrease in device sales. International revenues for the nine months ended February 28, 2003 were 39% of revenues compared with 35% of revenues for the comparable period of fiscal year 2002. Over time we expect the international mix of our revenues to increase as we expand into new international locations.

Cost of Revenues

‘Total cost of revenues’ is comprised of ‘Cost of revenues’, ‘Cost of revenues – benefit for special excess inventory and related costs’ and the applicable portion of ‘Amortization of goodwill and intangible assets’ as shown in the Solutions Group table of results of operations above. For the nine months ended February 28, 2003, total cost of revenues were $466.6 million compared to $536.5 million for the nine months ended February 28, 2002. ‘Total cost of revenues’ as a percentage of revenues was 75.2% for the nine months ended February 28, 2003 compared to 68.9% for the nine months ended February 28, 2002. ‘Cost of revenues’ primarily consists of costs to produce and deliver our devices, accessories and related services. ‘Cost of revenues’ as a percentage of revenues was 75.0% for the nine months ended February 28, 2003 compared to 80.0% for the comparable period in 2002. The decrease in ‘cost of revenues’ as a percentage of revenues was primarily due to improvement in component and product transformation costs as well as lower warranty expenses as a result of lower repair costs per unit and reduced excess and obsolete costs resulting from improved inventory management. ‘Cost of revenues – benefit for special excess inventory and related costs’ was $86.4 million, or 11.1% of revenues, for the nine months ended February 28, 2002. This reduction in cost of revenue resulted from the sale of a portion of the products that were previously written down and the settlement of certain non-cancelable component commitments at a lower than anticipated cost. The ‘amortization of intangible assets’ applicable to the cost of revenues increased as a percentage of revenue and in absolute dollars in the first nine months of fiscal year 2003 compared to the same period of fiscal year 2002 due to additional amortization recorded for core technology acquired in connection with an acquisition in December 2001.

Sales and Marketing

Sales and marketing expenses consist principally of advertising and marketing programs, salaries and benefits for sales and marketing personnel, sales commissions, travel expenses and related information technology and facilities costs. Sales and marketing expenses were $124.1 million for the first nine months of fiscal year 2003 compared to $168.4 million for the first nine months of fiscal year 2002, a decrease of $44.3 million or approximately 26%. Sales and marketing expenses as a percentage of revenues were 20.0% for the nine months ended February 28, 2003 compared to 21.7% for the nine months ended February 28, 2002. The decrease in sales and marketing expenses as a percentage of revenues and in absolute dollars reflects decreased spending across all marketing areas. Marketing expenses including national cable television advertising, billboard advertising, trade show expenses and holiday promotion media were significantly reduced in the first nine months of fiscal year 2003 as compared to the same period in fiscal year 2002 to better align our spending with current revenue levels. Additionally, personnel and related expenses decreased primarily due to reduced headcount in the first three quarters of fiscal year 2003 compared to the comparable period in fiscal year 2002 resulting from cost containment efforts initiated to align our cost structure with our current revenue levels.

Research and Development

Research and development expenses consist principally of employee related costs, third party development costs, program materials, depreciation and related information technology and facilities costs. Research and development expenses were $51.9 million for the nine months ended February 28, 2003 compared to $74.7 million for the comparable period in fiscal year 2002, a decrease of $22.8 million, or approximately 31%. Research and development expenses decreased as a percentage of revenues to 8.4% for the nine months ended February 28, 2003 from 9.6% for the nine months ended February 28, 2002. The decrease in research and development expenses as a percentage of revenues and in absolute dollars was primarily due to decreased third party development costs, reduced program materials expenses related to project management, decreased personnel related costs and decreased consulting expenses. Personnel and related costs, including salaries and related benefits and travel, decreased primarily as the result of reduced headcount in the first three quarters of fiscal year 2003 compared to the same period in 2002 resulting from cost containment efforts initiated to align our cost structure with our business operations.

General and Administrative

General and administrative expenses consist of employee related costs, travel expenses, and related information technology and facilities costs for the finance, legal, human resources and executive functions, outside legal and accounting fees, provision for doubtful accounts and business insurance costs. General and administrative expenses were $28.0 million for the nine months ended February 28, 2003 compared to $33.4 million for the nine months ended February 28, 2002, a decrease of $5.4 million, or approximately 16%. General and administrative expenses as a percentage of revenues remained approximately the same for the first three quarters of fiscal year 2003 compared to the first three quarters of fiscal year 2002. The decrease in absolute dollars was primarily due to lower legal and professional expenses as well as lower employee related expenses as a result of reduced headcount. These reduced expenses primarily result from cost containment efforts initiated to align our cost structure with current revenue levels, partially offset by an increased provision for doubtful accounts.

Amortization of Intangible Assets

Amortization of intangible assets was $ 1.1 million for the nine months ended February 28, 2003 compared to $4.8 million for the comparable period of fiscal year 2002. The decrease in amortization of intangible assets of $3.7 million is a result of certain intangible assets becoming fully amortized and the impairment of certain other intangible assets that would otherwise have been amortized.

Restructuring Charges

During the nine months ended February 28, 2003, we recorded restructuring charges of $35.3 million. These charges include $16.7 of charges related to restructuring actions announced during the third quarter of fiscal year 2003 and $18.6 million of adjustments to charges from restructuring actions announced in previous periods.

Third quarter fiscal year 2003 restructuring actions consisted of workforce reductions, primarily in the U.S., closure of facilities, property and equipment disposed of or removed from service and cancelled projects. Restructuring charges relate to implementation of a series of actions to better align our expense structure with our revenues. In the third quarter of fiscal year 2003, we recorded approximately $5.3 of restructuring charges million related to workforce reductions primarily related to severance, benefits and related costs due to the reduction of approximately 140 regular employees. We recorded a charge of approximately $0.8 million related to the closure of facilities, and property and equipment that will be disposed of or removed from service. We recorded a charge of approximately $10.6 million related to programs that were cancelled. Estimated future savings resulting from these restructuring actions are expected to be approximately $25 million per year.

Restructuring charges taken in prior periods included:

•

the fourth quarter of fiscal year 2002 restructuring charges related to workforce reductions across all geographic regions of approximately 90 regular employees, facilities and property and equipment that will be disposed of or removed from service in fiscal year 2003 and canceled projects. As of February 28, 2003, these headcount reductions were substantially complete. During the nine months ended February 28, 2003, Palm recorded a $1.0 million reduction to these restructuring accruals due to changes in the estimated costs of certain actions;

•	the second quarter fiscal year 2002 restructuring charges related to workforce reductions across all geographic regions of approximately 215 regular employees, excess facilities and related costs for lease commitments for space no longer intended for use. As of February 28, 2003, these headcount reductions were complete. During the nine months ended February 28, 2003, Palm recorded a $1.5 million reduction to these restructuring accruals due to changes in the estimated costs of the workforce reductions; and

•	the fourth quarter fiscal year 2001 restructuring charges related to carrying and development costs related to the land on which Palm had previously planned to build its corporate headquarters, facilities costs related to lease commitments for space no longer intended for use, workforce reduction costs across all geographic regions and discontinued project costs. These workforce reductions affected approximately 205 regular employees. As of February 28, 2003, these headcount reductions were complete. During the nine months ended February 28, 2003, Palm recorded a $21.1 million increase to these restructuring accruals primarily related to changes in estimates of sublease income for excess facilities.

Cost reduction actions initiated in the second and fourth quarters of fiscal year 2002 and in the fourth quarter of fiscal year 2001 are substantially complete except for remaining rent payments related to excess facilities. Cost reduction actions initiated in the third quarter of fiscal year 2003 are expected to be substantially complete by the end of the second quarter of fiscal year 2004.

Impairment Charges

In the third quarter of fiscal year 2003, we incurred an impairment charge of $102.5 million, including $100.0 million related to approximately 39 acres of land in San Jose, California owned by us. Market conditions for commercial real estate in the Silicon Valley have deteriorated since the land was acquired in May 2001, and during the third quarter of fiscal year 2003, the Company determined that it no longer expects to hold the land as long as would be required to realize the $160.0 million carrying value. As a result, we adjusted the carrying value to $60.0 million based upon a February 2003 appraisal. Additionally, a $2.5 million impairment charge was recorded in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, related to the core technology acquired as a result of the December 2001 business combination with ThinAirApps, Inc. The core technology of ThinAirApps is no longer considered useful, and its carrying value is not considered to be recoverable. The fair value of the core technology was determined using the discounted cash flow method.

Separation Costs

Separation costs reflect costs that are generally one-time in nature, such as consulting and professional fees, related to the final costs of our fiscal year 2000 separation from 3Com. Separation costs were $0.3 million for the nine months ended February 28, 2002. There were no separation costs in the current period.

Interest and Other Income (Expense), Net

Interest and other income (expense), on a net basis, was $2.4 million of income for the nine months ended February 28, 2003 compared to $2.7 million of income for the nine months ended February 28, 2002. Interest and other income (expense) for the nine months ended February 28, 2003 primarily consists of insurance proceeds from a partial insurance settlement and interest income on our cash balances offset by interest expense, financing costs and legal settlements. Interest and other income (expense) for the nine months ended February 28, 2002 primarily consists of interest income on our cash balances, partially offset by banking charges and interest expense. The decline in interest and other income (expense) is the result of lower cash balances, reduced interest rates on investments and increased interest expenses arising from the issuance of subordinated convertible debt in the third quarter of fiscal year 2002 and legal settlements offset partially by the insurance proceeds.

Income Tax Provision (Benefit)

The income tax provision of $221.9 million for the nine months ended February 28, 2003 reflects a $219.6 million increase in the valuation allowance for deferred tax assets as well as income taxes in foreign jurisdictions, which are not offset by operating loss carryforwards. During the first quarter of fiscal year 2003, there were changes in both the valuation and the nature of our tax planning strategies that necessitated an increase in the valuation allowance. The deferred tax assets, which are largely net operating loss carryforwards, remain available for us to utilize against future profits. The tax benefit for the nine months ended February 28, 2002 equates to 41% of the pretax loss. This rate is higher than the statutory rate because the tax benefit amount is based upon the historical consolidated tax position which remains with Solutions Group following the PalmSource distribution.

Results of Operations—Annual

The following table sets forth our unaudited pro forma consolidated statement of operations data for the Solutions Group which reflects certain adjustments more fully described in the “Palm, Inc. Notes to Unaudited Pro Forma Combined Condensed Financial Statements” included elsewhere in this joint proxy statement/prospectus. The table below includes the expression of our operating results as a percentage of revenues from continuing operations for the fiscal years indicated (in thousands, except percentages):

	Years ended
	May 31, 2002		May 31, 2001		May 31, 2000
Revenues	$1,004,388	100.0%	$1,533,171	100.0%	$1,050,635	100.0%
Costs and operating expenses:
Cost of revenues	782,680	77.9	1,118,452	73.0	653,414	62.2
Cost of revenues-charge (benefit) for special excess inventory and related costs	(101,844)	(10.1)	268,930	17.5	—	—
Sales and marketing	217,961	21.7	311,920	20.3	216,350	20.6
Research and development	93,414	9.3	103,791	6.8	47,071	4.4
General and administrative	44,307	4.4	77,037	5.0	45,352	4.3
Amortization of goodwill and intangible assets (*)	6,548	0.7	27,907	1.8	—	—
Restructuring charges	44,561	4.4	58,662	3.8	—	—
Purchased in-process technology	—	—	853	—	—	—
Impairment charges	—	—	106,669	7.0	—	—
Separation costs	275	—	4,007	0.3	14,262	1.4

Total costs and operating expenses	1,087,902	108.3	2,078,228	135.5	976,449	92.9

Operating income (loss)	(83,514)	(8.3)	(545,057)	(35.5)	74,186	7.1
Interest and other income (expense), net	1,615	0.2	41,870	2.7	16,426	1.5

Income (loss) before income taxes	(81,899)	(8.1)	(503,187)	(32.8)	90,612	8.6
Income tax provision (benefit)	(25,798)	(2.5)	(160,790)	(10.5)	36,505	3.5

Income (loss) from continuing operations	$(56,101)	(5.6)%	$(342,397)	(22.3)%	$54,107	5.1%

(*) Amortization of goodwill and intangible assets:
Cost of revenues	$634	0.1%	$1,266	0.1%	$—	—
Sales and marketing	11	—	556	—	—	—
Research and development	5,826	0.6	26,065	1.7	—	—
General and administrative	77	—	20	—	—	—

Total amortization of goodwill and intangible assets	$6,548	0.7%	$27,907	1.8%	$—	—

Comparison of fiscal years ended May 31, 2002 and 2001

Revenues

Revenues for fiscal year 2002 were $1,004.4 million, a decrease of $528.8 million or approximately 34% from revenues for fiscal year 2001. The decline in revenues was primarily driven by a decrease in unit shipments. Unit shipments decreased due to the economic slowdown, reduced growth in the handheld industry, and increased competition in the handheld market. International revenues for fiscal year 2002 were 36% of revenues compared with 39% of revenues for fiscal year 2001.

Cost of Revenues

For fiscal year 2002, ‘Total cost of revenues’ was $681.5 million compared to $1,388.7 million in fiscal year 2001. ‘Total cost of revenues’ is comprised of ‘Cost of revenues’, ‘Cost of revenues—charge (benefit) for special excess inventory and related costs’ and the applicable portion of ‘Amortization of goodwill and intangible assets’. ‘Cost of revenues’, primarily consists of costs to produce and deliver our devices, accessories and related services. ‘Cost of revenues’ as a percentage of revenues was 77.9% for fiscal year 2002 compared to 73.0% for the comparable period in 2001. This increase in ‘Cost of revenues’ as a percentage of revenues was primarily due to a decrease in the average selling price of our products which was partially offset by reduced product costs through supplier management and product re-design. ‘Cost of revenues—charge (benefit) for special excess inventory’ represents a special charge recorded for excess inventory and related costs, including non-cancelable purchase commitments with third party suppliers recorded in fiscal year 2001, which increased total cost of revenues by $268.9 million or 17.5% of revenues. In fiscal year 2002, we recognized a benefit of $101.8 million, or 10.1% of revenues, because we were able to sell a portion of the products that we had previously written down, and we settled certain non-cancelable component commitments at a lower than anticipated cost. The ‘amortization of goodwill and intangible assets’ applicable to the cost of revenues decreased in absolute dollars in fiscal year 2002 compared to fiscal year 2001, due to amortization of goodwill being discontinued in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

Sales and Marketing

Sales and marketing expenses were $218.0 million in fiscal year 2002 compared to $311.9 million in fiscal year 2001, a decrease of $93.9 million or approximately 30%. Sales and marketing expenses as a percentage of revenues were 21.7% in fiscal year 2002 compared to 20.3% in fiscal year 2001. The increase in sales and marketing expenses as a percentage of revenues primarily reflects decreased revenues in fiscal year 2002 compared to fiscal year 2001. The decrease in absolute dollars in fiscal year 2002 compared to fiscal year 2001 was primarily the result of decreased television and media advertising, lower product promotion and in-store advertising and decreased personnel and related expenses all intended to better align our spending with lower revenues in fiscal year 2002 compared to fiscal year 2001.

Research and Development

Research and development expenses were $93.4 million in fiscal year 2002 compared to $103.8 million in fiscal year 2001, a decrease of $10.4 million or approximately 10%. Research and development expenses increased as a percentage of revenues to 9.3% in fiscal year 2002 from 6.8% in fiscal year 2001. The increase in the research and development expenses as a percentage of revenues primarily reflects decreased revenues in fiscal year 2002. The decrease in absolute dollars in fiscal year 2002 compared to fiscal year 2001 was primarily due to decreased spending on project materials, decreased personnel and related expenses and decreased consulting expenses as a result of cost containment efforts initiated to align our cost structure with our business operations.

General and Administrative

General and administrative expenses were $44.3 million in fiscal year 2002 compared to $77.0 million in fiscal year 2001, a decrease of $32.7 million or approximately 42%. General and administrative expenses as a percentage of revenues decreased from 5.0% in fiscal year 2001 to 4.4% in fiscal year 2002. The decrease as a percentage of revenues and in absolute dollars was primarily due to lower headcount and related expenses as well as a decrease in the provision for doubtful accounts consistent with the decrease in our revenues and outstanding accounts receivable balance as of May 31, 2002.

Amortization of Goodwill and Intangible Assets

Amortization of goodwill and intangible assets was $6.5 million in fiscal year 2002 compared to $27.9 million in fiscal year 2001, a decrease of $21.4 million. The decrease was primarily the result of the implementation of SFAS No. 142, Goodwill and Other Intangible Assets, at the beginning of fiscal year 2002, which resulted in goodwill no longer being amortized and the impairment of the intangible assets acquired in connection with the June 2000 business combination with AnyDay.com, Inc., or AnyDay. The impairment of the AnyDay intangible assets was recorded in the fourth quarter of fiscal year 2001 and resulted in the termination of related amortization charges. The decrease of goodwill amortization and AnyDay intangible asset amortization was partially offset by amortization charges resulting from certain acquisitions made during fiscal year 2002. We completed our transitional and annual impairment tests of the goodwill recorded on our balance sheet during fiscal year 2002, and there was no impairment indicated.

Restructuring Charges

During fiscal year 2002, we recorded restructuring charges of $44.6 million. These charges relate to two restructuring programs announced during the second and fourth quarters of fiscal year 2002 and an adjustment to the charges recorded in the fourth quarter of fiscal year 2001.

In the fourth quarter of fiscal year 2002, we recorded restructuring charges of $15.1 million related to decisions and commitments made in that quarter. These restructuring charges consist of workforce reduction costs across all geographic regions, excess facilities charges and discontinued project costs. We recorded approximately $5.4 million related to workforce reductions primarily related to severance, benefits and related costs due to the reduction of approximately 90 regular employees. We recorded a charge of approximately $6.1 million related to facilities and property and equipment that would be disposed of or removed from service in fiscal year 2003. The facilities charges reflected the remaining commitment on existing leases which we would not use. We recorded a charge of approximately $3.6 million, of which $2.3 million had been paid in cash as of May 31, 2002, related to projects that had been cancelled.

In the second quarter of fiscal year 2002, we announced actions intended to reduce our cost structure and we recorded charges of $21.7 million in the second quarter for these actions. The second quarter fiscal year 2002 restructuring charges consisted of workforce reduction costs across all geographic regions and excess facilities and related costs for lease commitments for space no longer needed to support ongoing operations. We recorded approximately $13.3 million related to workforce reductions of approximately 215 regular employees. During the remainder of fiscal year 2002, we recorded charges totaling $0.2 million primarily due to changes from the original estimate in the expected sublease income from excess facilities. As of May 31, 2002, cash payments of $13.7 million had been made in connection with the second quarter of fiscal year 2002 restructuring charge.

In the fourth quarter of fiscal year 2001, we recorded restructuring charges which consisted of carrying and development costs related to the land on which Palm had previously planned to build its future headquarters facility, facilities costs related to lease commitments for space no longer intended for use, workforce reduction costs across all geographic regions and discontinued project costs. These workforce reductions affected approximately 200 regular employees. During fiscal year 2002, Palm recorded charges totaling $7.8 million due to changes from the original estimate of the cost of the restructuring actions announced in the fourth quarter of fiscal year 2001 primarily as a result of a reduction in estimated sublease income. As of May 31, 2002, the headcount reductions were essentially complete. As of May 31, 2002, cash payments of $19.7 million had been made in connection with the fourth quarter of fiscal year 2001 restructuring charge.

Impairment Charges

In the fourth quarter of fiscal year 2001, we incurred impairment charges of $106.7 million, consisting of a $47.7 million impairment of goodwill and intangible assets related to the AnyDay acquisition, due to the AnyDay acquisition performing below expectations, and a $59.0 million impairment charge related to the land on which we had previously intended to build our new corporate headquarters.

In the fourth quarter of fiscal year 2001, we terminated a seven-year master lease agreement that had been entered into during the second quarter of fiscal year 2001 related to land and construction of a headquarters facility in San Jose, California. At the initiation of the master lease agreement, the lessor purchased the land for our future headquarters. Due to the uncertain economic environment and changes to our business, we decided not to go forward with the lease commitment or construction of the future headquarters facility. Pursuant to the terms of the master lease agreement, upon termination of the lease arrangements, we were required to exercise an option to purchase the related land for the lessor’s full initial purchase price. Recognizing that there had been a decline in the market value of land in the Silicon Valley area due to the downturn in the economy, an impairment charge was recorded for the difference between the fair market value of the land at May 31, 2001 and our purchase price.

Separation Costs

Separation costs were $0.3 million in fiscal year 2002 compared to $4.0 million in fiscal year 2001, a decrease of $3.7 million or approximately 93%. The separation costs, in both periods, related to our separation from 3Com.

Purchased In-Process Technology

Purchased in-process technology in fiscal year 2001 was a result of the AnyDay acquisition. Approximately $0.9 million of the purchase price of AnyDay represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations.

Interest and Other Income (Expense), Net

Interest and other income (expense), on a net basis, was $1.6 million in fiscal year 2002 compared to $41.9 million in fiscal year 2001. Interest and other income (expense) primarily consist of interest income on our cash balances offset by legal settlements, interest expense and amortization of financing costs. The decline in interest and other income (expense) is the result of lower cash balances, reduced interest rates on investments, increased interest expenses arising from the issuance of subordinated convertible debt in the third quarter of fiscal year 2002 and the financing costs related to the $150 million asset-backed, borrowing-base credit facility obtained in the first quarter of fiscal year 2002.

Income Tax Provision (Benefit)

Our effective tax rate for fiscal year 2002 was 31% compared with 32% for fiscal year 2001. The fiscal year 2002 tax rate was lower than fiscal year 2001 tax rate based on our judgment as to the realizable value of our deferred tax assets. The income tax benefit for fiscal year 2002 is reduced by a $22.7 million valuation allowance that relates to a portion of the net operating loss and tax credit carryforwards included in our deferred tax assets for which we believe that realization is uncertain.

Comparison of fiscal years ended May 31, 2001 and 2000

Revenues

Revenues for fiscal year 2001 were $1,533.2 million, an increase of $482.5 million or 46%, compared to fiscal year 2000 revenues of $1,050.6 million. The increase in revenues was attributable to the growth in unit shipments of handheld devices sold during fiscal year 2001 compared to fiscal year 2000. Net units shipped in fiscal year 2001 increased by 75% from fiscal year 2000. Offsetting this increase was a decrease in average selling price of these devices primarily due to pricing reductions, rebate programs, and the introduction of lower price point products in fiscal year 2001 as compared to fiscal year 2000. U.S. revenue grew 40% year over year, and international revenue grew 61% year over year. International revenues for fiscal year 2001 were 39% of revenues compared with 35% of revenues in fiscal year 2000.

Cost of Revenues

For fiscal year 2001, our ‘Total cost of revenues’ was $1,388.7 million compared to $653.4 million in fiscal year 2000, an increase of $734.4 million or 112.5%. ‘Total cost of revenues’ is comprised of ‘Cost of revenues’, ‘Cost of revenues—charge (benefit) for special excess inventory and related costs’ and the applicable portion of ‘Amortization of goodwill and intangible assets’. ‘Cost of revenues’, primarily consists of costs to produce and deliver our devices, accessories and related services. ‘Cost of revenues’ as a percentage of revenues was 73.0% for fiscal year 2001 compared to 62.2% for fiscal year 2000. This increase was primarily due to the cost of purchasing certain supply-constrained components at premiums during the first three quarters of fiscal year 2001, lower average sales prices during fiscal year 2001 as compared to fiscal year 2000, and a higher number of product promotions during fiscal year 2001. ‘Cost of revenues—charge (benefit) for special excess inventory’ represents a special charge recorded for excess inventory and related costs, including non-cancelable purchase commitments with third party suppliers recorded in fiscal year 2001, which increased ‘Total cost of revenues’ by $268.9 million or 17.5% of revenues. This charge reflected excess inventory that resulted from a marked decrease in demand that we inadequately forecasted. The ‘amortization of goodwill and intangible assets’ applicable to the cost of revenues increased as a percentage of revenue and in absolute dollars in fiscal year 2001 compared to the same period of fiscal year 2000, due to amortization recorded for core technology acquired in connection with certain acquisitions during fiscal year 2001.

Sales and Marketing

Sales and marketing expenses were $311.9 million in fiscal year 2001 compared to $216.4 million in fiscal year 2000, an increase of $95.5 million or approximately 44%. The increase in absolute dollars was primarily due to increased advertising, funds paid to retailers for promotional programs and increased employee related expenses as a result of increased headcount in fiscal year 2001 compared to fiscal year 2000. In addition, sales and marketing expenses, such as worldwide branding efforts, demand generation activities, media advertising, tradeshows and promotional programs, increased as we released new products and increased our sales and marketing efforts in the enterprise and education markets. Sales and marketing expenses as a percentage of revenues remained approximately the same for fiscal 2001 compared to fiscal year 2000.

Research and Development

Research and development expenses were $103.8 million in fiscal year 2001 compared to $47.1 million in fiscal year 2000, an increase of $56.7 million or approximately 120%. Research and development expenses increased as a percentage of revenues to 6.8% in fiscal year 2001 from 4.4% in fiscal year 2000. The increase in both absolute dollars and as a percentage of revenues was primarily due to increased headcount in fiscal year 2001 compared to fiscal year 2000 to support new product introductions in fiscal year 2001, such as the m100, m105, m500 and m505 devices, and expansion of development efforts in areas such as wireless Internet solutions.

General and Administrative

General and administrative expenses were $77.0 million in fiscal year 2001 compared to $45.4 million in fiscal year 2000, an increase of $31.6 million or approximately 70%. General and administrative expenses as a percentage of revenues increased to 5.0% in fiscal year 2001 from 4.3% in fiscal year 2000. The increase in both absolute dollars and as a percentage of revenues was primarily due to increased spending for headcount and related expenses in order to build the infrastructure necessary for a stand-alone public company, particularly in areas such as information technology, finance and human resources, while at the same time paying 3Com for certain transitional services. The increase in general and administrative expense dollars was also due to an increase in allowance for doubtful accounts corresponding to our increase in revenues.

Amortization of Goodwill and Intangible Assets

Amortization of goodwill and intangible assets was $27.9 million in fiscal year 2001, resulting from the AnyDay acquisition which closed in June 2000.

Restructuring Charges

In the fourth quarter of fiscal year 2001, we recorded restructuring charges of $58.7 million in operating expenses. These restructuring charges related to the implementation of a series of cost reduction actions announced in March 2001 in response to the economic slowdown. The restructuring charges consisted of carrying and development costs related to the land on which we previously planned to build our new corporate headquarters, real estate facilities costs related to lease commitments for space no longer intended for use, workforce reductions and discontinued project costs.

The following provides more detailed information to the $58.7 million of restructuring charges recorded during the fourth quarter of fiscal year 2001:

•	we recorded a charge of approximately $20.4 million for carrying and development costs related to the land on which we had previously planned to build our new corporate headquarters. These costs primarily consisted of contractor, architect, and consulting fees incurred for preparation of site plans plus interest and related transaction costs which were payable by us pursuant to the master lease agreement;

•	we recorded a charge of approximately $19.2 million for excess facilities. The charge consisted of lease commitments for facilities which we exited or did not occupy, net of expected sublease proceeds as well as related property and equipment that was disposed of or removed from service, including leasehold improvements and computer networking equipment. Actions taken with respect to excess facilities included the closure of certain corporate facilities in Santa Clara, California and the termination of plans to occupy a leased facility in the Boston, Massachusetts area;

•	we recorded a charge of approximately $13.1 million related to workforce reductions primarily for severance and benefits. This program resulted in the reduction of approximately 205 regular employees across all geographic regions; and

•	we recorded a charge of approximately $6.0 million for the discontinuance of certain projects that had been cancelled. This charge consisted of $3.3 million of costs incurred in connection with the projects and accrual for amounts expected to be paid in fiscal year 2002 for the termination of the projects.

Impairment Charges

In the fourth quarter of fiscal year 2001, we incurred impairment charges of $106.7 million, consisting of a $47.7 million impairment of goodwill and intangible assets related to the AnyDay acquisition, due to the AnyDay acquisition performing below expectations, and a $59.0 million impairment charge related to the land on which we had previously intended to build a new corporate headquarters.

In the fourth quarter of fiscal year 2001, we terminated a seven-year master lease agreement that had been entered into during the second quarter of fiscal year 2001 related to land and construction of a headquarters facility in San Jose, California. At the initiation of the master lease agreement, the lessor purchased the land for our future headquarters. Due to the uncertain economic environment and changes to our business, we decided not to go forward with the lease commitment or construction of the future headquarters facility. Pursuant to the terms of the master lease agreement, upon termination of the lease arrangements, we were required to exercise an option to purchase the related land for the lessor’s full initial purchase price. Recognizing that there had been a decline in the market value of land in the Silicon Valley area due to the downturn in the economy, an impairment charge was recorded for the difference between the fair market value of the land at May 31, 2001 and our purchase price.

Separation Costs

Separation costs were $4.0 million in fiscal year 2001 compared to $14.3 million in fiscal year 2000, a decrease of $10.3 million or approximately 72%. Separation costs reflect costs that are generally one-time in nature, such as consulting and professional fees, related to our separation from 3Com.

Purchased In-Process Technology

Purchased in-process technology in fiscal year 2001 was a result of the AnyDay acquisition. Approximately $0.9 million of the purchase price of AnyDay represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations.

Interest and Other Income (Expense), Net

Interest and other income (expense), on a net basis, was $41.9 million in fiscal year 2001 compared to $16.4 million in fiscal year 2000. Substantially all of this increase was attributable to interest income earned on the net proceeds from our initial public offering and private placements.

Income Tax Provision (Benefit)

The income tax benefit for fiscal year 2001 was $160.8 million or a 32% effective tax benefit on our loss before income taxes. The income tax provision for fiscal year 2000 was $36.5 million, or a 40% effective tax rate on our income before income taxes.

Liquidity and Capital Resources

Pro forma cash and cash equivalents for the Solutions Group at February 28, 2003 was $213.8 million. Short-term investments at February 28, 2003 were $5.1 million.

In December 2001, we issued a subordinated convertible note in the principal amount of $50.0 million. The note bears interest at 5.0% per annum, is due in December 2006 and is convertible into our common stock at an effective conversion price of $92.64 per share. We may force a conversion, provided our common stock has traded above $142.65 per share for a defined period of time. In the event Palm distributes significant assets, we may be required to repay a portion of the note. The PalmSource distribution does not represent a significant distribution of assets under terms of the note. The note defines certain events of default pursuant to which the full amount of the note plus interest could become due and payable. Upon the PalmSource distribution, PalmSource will assume $15.0 million of the principal of this note.

As of February 28, 2003, we had in place an asset-backed borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit less the amount of any outstanding cash advances and letters of credit. As of February 28, 2003, we had used our credit facility to support the issuance of letters of credit of $53.0 million, which included a $50 million letter of credit related to a litigation matter. As of May 2003, the letter of credit in the value of $50 million related to a litigation matter was no longer required. In June 2003, the $150 million asset-backed borrowing-base credit facility expired. The remaining $3.0 million of letters of credit issued under the credit facility have been replaced by new letters of credit that are currently collateralized with restricted cash.

We have patent cross license agreements under which we are committed to pay up to $0.5 million for the remaining 3 months in fiscal year 2003, $2.4 million in fiscal year 2004 and $2.7 million in fiscal year 2005.

We have an agreement with PalmSource that grants us certain licenses to develop, manufacture, test, maintain and support our products. Under this agreement, we have agreed to pay PalmSource license and royalty fees based upon the shipment of our products which incorporate PalmSource’s software and maintenance and support fees. The agreement includes a minimum annual royalty and license commitment of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring December 3, 2006.

The following is a summary of the contractual commitments associated with our debt and lease obligations as well as our purchase commitments as of February 28, 2003:

	Three Months ending May 31, 2003	Year Ending May 31,
		2004	2005	2006	2007	2008	Thereafter
Operating lease commitments	$4,641	$10,301	$9,154	$6,102	$4,897	$5,009	$17,547
Long-term convertible note	—	—	—	—	35,000	—	—
Minimum purchase commitments:
Patent cross license	500	2,400	2,700	—	—	—	—
Software license with PalmSource*	—	37,500	39,000	41,000	42,500	—	—

Total contractual commitments	$5,141	$50,201	$50,854	$47,102	$82,397	$5,009	$17,547

*	No minimum quarterly license requirements.

In March 2002, we filed a universal shelf registration statement to give us the flexibility to sell up to $200 million of debt securities, common stock, preferred stock, depository shares and warrants in one or more offerings and in any combination thereof. The net proceeds from the sale of securities that may be offered under the universal shelf are intended for general corporate purposes, including to meet working capital needs and for capital expenditures. We have not offered or sold any securities under this universal shelf registration statement as of February 28, 2003.

We denominate our sales to certain European customers in the Euro and in Pounds Sterling. We also incur expenses in a variety of currencies. We hedge certain balance sheet exposures and intercompany balances against future movements in foreign currency exchange rates by using foreign exchange forward contracts. Gains and losses on the contracts are intended to offset foreign exchange gains or losses from the revaluation of assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All such gains and losses are included in interest and other income (expense) in our consolidated statements of operations. Our foreign exchange forward contracts generally mature within 30 days. We do not intend to utilize derivative financial instruments for trading purposes.

Based on current plans and business conditions, we believe that our existing cash, cash equivalents and short-term investments will be sufficient to satisfy our anticipated cash requirements for at least the next 12 months. We cannot be certain, however, that our underlying assumed levels of revenues and expenses will be accurate. If our operating results do not meet our expectations or if inventory, accounts receivable or other assets require a greater use of cash than is currently anticipated, we could be required to seek additional funding through public or private financings or other arrangements. In such event, adequate funds may not be available when needed or may not be available on favorable terms, which could have a negative effect on our business and financial condition.

Effects of Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board, FASB, issued FASB Interpretation, FIN, No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Palm adopted FIN No. 45 during the quarter ended February 28, 2003, which did not have an impact on Palm’s historical financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002, which, for Palm, will be the quarter ended August 31, 2003. The adoption of this statement will not have an impact on Palm’s historical financial position or results of operations.

In April, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The adoption of SFAS No. 149 will not have an impact on Palm’s historical financial position or results of operations.

In May, 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for Palm is the quarter ended November 30, 2003. The adoption of SFAS No. 150 will not have an impact on Palm’s historical financial position or results of operations.

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements give effect to the PalmSource distribution and the Handspring merger in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. As a result of the PalmSource distribution, the operations of PalmSource will be accounted for by Palm as a discontinued operation as defined under Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Handspring merger will be accounted under the purchase method of accounting.

In July 2001, Palm announced its plan to form a wholly owned subsidiary to own and operate Palm’s operating system platform and licensing business, subsequently named PalmSource, Inc. In December 2001, Palm and PalmSource entered into a Master Separation Agreement under which Palm transferred to PalmSource at December 3, 2001, the date of legal separation, or the separation date, substantially all of the assets and liabilities of Palm’s operating system and software business except for the Palm brands, trademarks and certain other related intellectual property which were transferred to Palm Trademark Holding Company, LLC at a later date. Palm sells devices that incorporate PalmSource software to its customers under the terms of a Software License Agreement, as amended, or the software license agreement. Under the terms of this software license agreement, PalmSource has granted Palm certain rights to use, produce, grant end user sublicenses and distribute certain software for the period December 3, 2001 to December 3, 2006. PalmSource receives license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource software or on distribution by Palm of PalmSource software, subject to certain minimum annual commitments. PalmSource also receives fees for support and services.

On June 4, 2003, we entered into an agreement for the transaction which includes the PalmSource distribution and the Handspring merger. In the PalmSource distribution, the 10 million shares of PalmSource common stock held by Palm will be distributed to existing Palm stockholders on a pro rata basis. The final exchange ratio for the PalmSource distribution will be determined based on the number of shares of Palm common stock outstanding at the distribution. For purposes of these unaudited pro forma combined condensed financial statements, our pro forma adjustments were based on a ratio of 0.34 of a share of PalmSource common stock to be distributed for every share of Palm common stock outstanding, based on Palm shares outstanding as of May 31, 2003 and this ratio is subject to change based on the issuance of additional shares of Palm common stock between now and the distribution date . The unaudited combined condensed balance sheet as of February 28, 2003 includes adjustments to reflect the elimination of the PalmSource business from Palm’s consolidated balance sheet. These adjustments reflect the requirements of the various agreements relating to the separation of PalmSource from Palm which result in certain transactions that will occur at the date of the PalmSource distribution and the recognition of intercompany balances which were eliminated in the consolidated balance sheet. The unaudited pro forma statements of operations for the years ended May 31, 2000, 2001 and 2002 and for the nine months ended February 28, 2003 have been derived by eliminating the PalmSource business from the historical Palm financial results and recording cost of revenues for royalties due to PalmSource under the software license agreement, as amended, between PalmSource and Palm. All pro forma adjustments resulting from the elimination of the PalmSource business are described in the notes to the unaudited combined condensed pro forma financial statements under “ Pro forma Adjustments—Separation of PalmSource.”

In the Handspring merger, the stockholders of Handspring will receive 0.09 of a share of Palm common stock for each share of Handspring common stock held. For purposes of the following unaudited pro forma combined condensed financial statements, the purchase price is preliminarily estimated at $194.5 million. The estimated purchase price is comprised of (a) approximately $177.3 million representing the estimated fair value of Palm stock to be issued to Handspring stockholders and Handspring options and warrants to be assumed (b) $4.9 million of estimated direct transaction costs of Palm and (c) $12.3 million of estimated other liabilities directly related to the acquisition. Because the value of the securities to be issued cannot be determined until the transaction is completed, such securities are preliminarily valued in these unaudited pro forma combined condensed financial statements based on the Handspring common stock, options and warrants outstanding as of March 31, 2003 and the average closing per share price of Handspring common stock for the period June 21, 2003 through June 25, 2003. The estimated direct transaction costs consist primarily of investment banker, legal and accounting fees and printing costs to be incurred which are directly related to the proposed Handspring merger. The other liabilities directly related to the merger pertain to liabilities defined under Emerging Issues Task Force (EITF) No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination”. The actual value of the consideration will be based on the actual number of shares of Palm common stock issued and the market price of Palm common stock following the close of the transaction. There can be no assurance that Palm and Handspring will not incur additional charges related to the Handspring merger or that management will be successful in its efforts to integrate the operations of the two companies. All pro forma adjustments resulting from the proposed Handspring merger are described in the notes to the unaudited pro forma combined condensed financial statements under “—Pro Forma Adjustments—Handspring Merger.”

As required by the rules of the Securities and Exchange Commission, the unaudited pro forma combined condensed statement of operations for the year ended May 31, 2002 and the nine months ended February 28, 2003, give effect to the proposed PalmSource distribution as if the distribution took place on the the first day of fiscal year 2000 and the proposed Handspring merger as if it occurred on the first day of fiscal year 2002, with the exception that the purchase accounting adjustments were estimated based on the anticipated closing date of the Handspring merger.

The unaudited pro forma combined condensed statement of operations for the year ended May 31, 2002 has been derived from the audited historical consolidated statement of operations of Palm for the year ended May 31, 2002, the audited historical combined and consolidated statement of operations of PalmSource for the year ended May 31, 2002 and the audited historical consolidated statement of operations of Handspring for the year ended June 30, 2002. The unaudited pro forma combined condensed statement of operations for the nine months ended February 28, 2003 has been derived from the unaudited historical condensed consolidated statement of operations of Palm for the nine months ended February 28, 2003, the unaudited historical combined and consolidated statement of operations for PalmSource for the nine months ended February 28, 2003 and the unaudited historical condensed consolidated statement of operations of Handspring for the nine months ended March 31, 2003.

The unaudited pro forma combined condensed statements of operations for the years ended May 31, 2000 and 2001 have been derived from the audited historical consolidated statements of operations of Palm for the years ended May 31, 2000 and 2001, respectively, and the audited combined and consolidated statement of operations of PalmSource for the years ended May 31, 2000 and 2001, respectively. The unaudited pro forma combined condensed statement of operations for the nine months ended February 28, 2002 is derived from the unaudited historical condensed consolidated statement of operations of Palm for the nine months ended February 28, 2002 and the unaudited historical combined and consolidated statement of operations of PalmSource for the nine months ended February 28, 2002.

All per share data amounts reflect the retroactive effects of the Palm one-for-twenty reverse stock split effective October 15, 2002.

The unaudited pro forma combined condensed balance sheet as of February 28, 2003 gives effect to the above transactions as if they occurred on February 28, 2003. The unaudited pro forma combined condensed balance sheet as of February 28, 2003, has been derived from the unaudited historical condensed consolidated balance sheet of Palm, the unaudited historical condensed consolidated balance sheet of PalmSource, both as of February 28, 2003, and the unaudited historical condensed consolidated balance sheet of Handspring as of March 31, 2003.

Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the Handspring merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements. The total estimated purchase price of the Handspring merger has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired being allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The final purchase price, as well as the impact of ongoing integration activities, the timing of the completion of the Handspring merger, changes in Handspring’s net tangible assets, and changes in purchase accounting allocations could all cause material differences from the information presented.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the PalmSource distribution and Handspring merger had occurred at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. Actual results could differ. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, with Palm and Handspring’s historical financial statements and related notes thereto, incorporated by reference into this joint proxy statement/prospectus, and with PalmSource’s historical financial statements and related notes thereto included elsewhere within this joint proxy statement/prospectus.

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF FEBRUARY 28, 2003

(in thousands)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group	Handspring	Pro Forma Adjustments		Total Pro Forma Combined Company
ASSETS
Current assets:
Cash and cash equivalents	$259,407	$39,654	$(6,000)	H	$213,753	$45,200	$—		$258,953
Short-term investments	5,063	—	—		5,063	8,006	—		13,069
Receivable from related parties	—	4,688	7,676	H,I	2,988	—	—		2,988
Accounts receivable, net	91,205	973	—		90,232	536	—		90,768
Inventories	23,293	—	—		23,293	5,766	—		29,059
Restricted investments	—	—	—		—	11,131	—		11,131
Prepaids and other	9,749	1,360	—		8,389	3,718	—		12,107

Total current assets	388,717	46,675	1,676		343,718	74,357	—		418,075
Restricted investments	2,619	1,671	—		948	—	—		948
Property and equipment, net	100,945	3,545	—		97,400	6,966	(1,188)	L	103,178
Construction in process-tenant improvements	—	—	—		—	13,982	—		13,982
Goodwill	68,785	52,845	(2,125)	J	13,815	—	153,452	L	167,267
Intangible assets, net	1,397	1,397	—		—	—	21,300	L	21,300
Deferred income taxes	34,800	—	—		34,800	—	—		34,800
Other assets	7,394	1,315	—		6,079	4,089	(331)	M	9,837

Total assets	$604,657	$107,448	$(449)		$496,760	$99,394	$173,233		$769,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,701	$2,647	$—		$79,054	$14,820	$—		$93,874
Payable to Palm, Inc.	—	2,374	2,374	I	—	—	—		—
Payable to PSI	—	—	4,688	I	4,688	—	—		4,688
Accrued restructuring	50,329	1,042	—		49,287	—	—		49,287
Non-cash obligations for construction in process	—	—	—		—	11,131	—		11,131
Other accrued liabilities	120,358	17,102	—		103,256	38,922	16,819	L, M	158,997

Total current liabilities	252,388	23,165	7,062		236,285	64,873	16,819		317,977
Non-current liabilities:
Note payable to Palm, Inc., including accrued interest	—	20,614	20,614	H	—	—	—		—
Non-cash obligations for construction in process	—	—	—		—	13,982	—		13,982
Note payable	—	—	—		—	2,300	—		2,300
Long-term convertible debt	50,000	—	(15,000)	H	35,000	—	—		35,000
Deferred revenue and other	15,513	15,603	455	J	365	—	—		365
Minority interest in consolidated subsidiary	20,000	20,000	—		—	—	—		—
Stockholders’ equity:
Preferred stock	—	—	—		—	—	—		—
Common stock	29	10	10	K	29	148	(135)	L, N	42
Additional paid-in capital	1,122,909	54,837	13,348	K	1,081,420	425,844	(248,561)	L, N	1,258,703
Unamortized deferred stock based compensation	(1,626)	—	—		(1,626)	(2,500)	(143)	L, N	(4,269)
Accumulated deficit	(853,768)	(26,938)	(26,938)	K	(853,768)	(404,242)	404,242	L, N	(853,768)
Accumulated other comprehensive loss	(788)	157	—		(945)	(1,011)	1,011	N	(945)

Total stockholders’ equity	266,756	28,066	(13,580)		225,110	18,239	156,414		399,763

Total liabilities and stockholders’ equity	$604,657	$107,448	$(449)		$496,760	$99,394	$173,233		$769,387

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED FEBRUARY 28, 2003

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group	Handspring	Pro Forma Adjustments		Total Pro Forma Combined Company
Revenues	$646,188	$56,112	$30,415	A	$620,491	$132,793	$—		$753,284
Costs and operating expenses:
Cost of revenues	439,349	8,396	34,618	B,C,D	465,571	100,926	1,010	O,P	567,507
Sales and marketing	136,947	12,839	16	C	124,124	—	37,477	O,P	161,601
Research and development	83,217	31,553	210	C	51,874	16,510	1,577	O,P	69,961
General and administrative	37,260	9,511	209	C	27,958	—	19,326	O,P	47,284
Selling, general and administrative	—	—	—		—	51,761	(51,761)	O	—
Amortization of intangible assets	5,648	314	(4,207)	D	1,127	—	6,113	O,Q	7,240
Amortization of deferred stock compensation and intangible assets	—	—	—		—	6,968	(6,968)	O	—
Restructuring charges	37,520	2,172	—		35,348	75,931	—		111,279
Impairment charges	102,540	—	—		102,540	—	—		102,540
Separation costs	5,508	2,853	(2,655)	E	—	—	—		—

Total costs and operating expenses	847,989	67,638	28,191		808,542	252,096	6,774		1,067,412

Operating loss	(201,801)	(11,526)	2,224		(188,051)	(119,303)	(6,774)		(314,128)
Interest and other income (expense), net	(2,350)	(4,760)	—		2,410	1,531	—		3,941

Loss before income taxes	(204,151)	(16,286)	2,224		(185,641)	(117,772)	(6,774)		(310,187)
Income tax provision	223,410	2,034	483	G	221,859	238	—		222,097

Loss from continuing operations	(427,561)	(18,320)	1,741		(407,500)	(118,010)	(6,774)		(532,284)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(18,510)	F	(18,510)	—	—		(18,510)
Income tax provision	—	—	1,551	F	1,551	—	—		1,551

Loss from discontinued operations	—	—	(20,061)	F	(20,061)	—	—		(20,061)

Net loss	$(427,561)	$(18,320)	$(18,320)		$(427,561)	$(118,010)	$(6,774)		$(552,345)

Net loss per share, basic and diluted:
Loss from continuing operations	$(14.73)				$(14.04)				$(12.65)
Loss from discontinued operations	—				(0.69)				(0.48)

Net loss	$(14.73)				$(14.73)				$(13.13)

Shares used in computing net loss per share, basic and diluted:	29,032				29,032		13,033	R	42,065

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED FEBRUARY 28, 2002

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group
Revenues	$797,548	$51,350	$31,796	A	$777,994
Costs and operating expenses:
Cost of revenues	593,942	7,677	36,287	B,C,D	622,552
Cost of revenues—charge (benefit) for special excess inventory and related costs	(86,415)	—	—		(86,415)
Sales and marketing	183,403	15,113	99	C	168,389
Research and development	111,503	38,195	1,432	C	74,740
General and administrative	42,508	9,665	532	C	33,375
Amortization of intangible assets	9,184	205	(4,227)	D	4,752
Restructuring charges	25,988	222	—		25,766
Separation costs	376	101	—		275

Total costs and operating expenses	880,489	71,178	34,123		843,434

Operating loss	(82,941)	(19,828)	(2,327)		(65,440)
Interest and other income (expense), net	2,513	(159)	—		2,672

Loss before income taxes	(80,428)	(19,987)	(2,327)		(62,768)
Income tax provision (benefit)	(25,737)	204	(6)	G	(25,947)

Loss from continuing operations	(54,691)	(20,191)	(2,321)		(36,821)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(17,660)	F	(17,660)
Income tax provision	—	—	210	F	210

Loss from discontinued operations	—	—	(17,870)	F	(17,870)

Net loss	$(54,691)	$(20,191)	$(20,191)		$(54,691)

Net loss per share, basic and diluted:
Loss from continuing operations	$(1.92)				$(1.29)
Loss from discontinued operations	—				(0.63)

Net loss	$(1.92)				$(1.92)

Shares used in computing net loss per share, basic and diluted	28,541				28,541

PALM INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2002

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group	Handspring	Pro Forma Adjustments		Total Pro Forma Combined Company
Revenues	$1,030,831	$69,883	$43,440	A	$1,004,388	$240,651	$—		$1,245,039
Costs and operating expenses:
Cost of revenues	745,525	10,603	47,758	B,C,D	782,680	205,917	2,748	O,P	991,345
Cost of revenues—charge (benefit) for special excess inventory and related costs	(101,844)	—	—		(101,844)	—	—		(101,844)
Sales and marketing	237,225	19,309	45	C	217,961	—	69,262	O,P	287,223
Research and development	141,698	49,587	1,303	C	93,414	24,739	4,755	O,P	122,908
General and administrative	56,444	12,779	642	C	44,307	—	29,998	O,P	74,305
Selling, general and administrative	—	—	—		—	85,612	(85,612)	O	—
Amortization of intangible assets	12,531	310	(5,673)	D	6,548	—	8,354	O,Q	14,902
Amortization of deferred stock compensation and intangible assets	—	—	—		—	20,181	(20,181)	O	—
Restructuring charges	46,553	1,992	—		44,561	—	—		44,561
Impairment charges	—	—	—		—	—	—		—
Separation costs	1,542	519	(748)	E	275	—	—		275

Total costs and operating expenses	1,139,674	95,099	43,327		1,087,902	336,449	9,324		1,433,675

Operating loss	(108,843)	(25,216)	113		(83,514)	(95,798)	(9,324)		(188,636)
Interest and other income (expense), net	938	(677)	—		1,615	5,259	—		6,874

Loss before income taxes	(107,905)	(25,893)	113		(81,899)	(90,539)	(9,324)		(181,762)
Income tax provision (benefit)	(25,737)	265	204	G	(25,798)	1,050	—		(24,748)

Loss from continuing operations	(82,168)	(26,158)	(91)		(56,101)	(91,589)	(9,324)		(157,014)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(26,006)	F	(26,006)	—	—		(26,006)
Income tax provision	—	—	61	F	61	—	—		61

Loss from discontinued operations	—	—	(26,067)	F	(26,067)	—	—		(26,067)

Net loss	$(82,168)	$(26,158)	$(26,158)		$(82,168)	$(91,589)	$(9,324)		$(183,081)

Net loss per share, basic and diluted:
Loss from continuing operations	$(2.87)				$(1.96)				$(3.91)
Loss from discontinued operations	—				(0.91)				(0.65)

Net loss	$(2.87)				$(2.87)				$(4.56)

Shares used in computing net loss per share, basic and diluted	28,640				28,640		11,540	R	40,180

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2001

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group
Revenues	$1,559,312	$86,432	$60,291	A	$1,533,171
Costs and operating expenses:
Cost of revenues	1,060,878	5,449	63,023	B,C,D	1,118,452
Cost of revenues—charge (benefit) for special excess inventory and related costs	268,930	—	—		268,930
Sales and marketing	337,275	25,589	234	C	311,920
Research and development	159,050	55,937	678	C	103,791
General and administrative	87,842	12,855	2,050	C	77,037
Amortization of intangible assets	37,321	6,545	(2,869)	D	27,907
Restructuring charges	60,888	2,226	—		58,662
Purchased in-process technology	1,063	210	—		853
Impairment charges	106,669	—	—		106,669
Separation costs	5,468	1,461	—		4,007

Total costs and operating expenses	2,125,384	110,272	63,116		2,078,228

Operating loss	(566,072)	(23,840)	(2,825)		(545,057)
Interest and other income (expense), net	41,881	11	—		41,870

Loss before income taxes	(524,191)	(23,829)	(2,825)		(503,187)
Income tax provision (benefit)	(167,715)	9	6,934	G	(160,790)

Loss from continuing operations	(356,476)	(23,838)	(9,759)		(342,397)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(21,004)	F	(20,995)
Income tax benefit	—	—	(6,925)	F	(6,916)

Loss from discontinued operations	—	—	(14,079)	F	(14,079)

Net loss	$(356,476)	$(23,838)	$(23,838)		$(356,476)

Net loss per share, basic and diluted:
Loss from continuing operations	$(12.59)				$(12.09)
Loss from discontinued operations	—				(0.50)

Net loss	$(12.59)				$(12.59)

Shares used in computing net loss per share, basic and diluted	28,307				28,307

PALM, INC.,

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2000

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group
Revenues	$1,057,597	$47,966	$41,004	A	$1,050,635
Costs and operating expenses:
Cost of revenues	612,278	2,941	44,077	B,C,D	653,414
Sales and marketing	236,734	20,399	15	C	216,350
Research and development	73,272	26,245	44	C	47,071
General and administrative	50,916	9,199	3,635	C	45,352
Amortization of intangible assets	3,378	2,026	(1,352)	D	—
Separation costs	19,570	5,308	—		14,262

Total costs and operating expenses	996,148	66,118	46,419		976,449

Operating income (loss)	61,449	(18,152)	(5,415)		74,186
Interest and other income (expense), net	16,364	(62)	—		16,426

Income (loss) before income taxes	77,813	(18,214)	(5,415)		90,612
Income tax provision	31,903	1,655	6,257	G	36,505

Income (loss) from continuing operations	45,910	(19,869)	(11,672)		54,107
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(12,799)	F	(12,799)
Income tax benefit	—	—	(4,602)	F	(4,602)

Loss from discontinued operations	—	—	(8,197)	F	(8,197)

Net income (loss)	$45,910	$(19,869)	$(19,869)		$45,910

Net income per share, basic:
Income from continuing operations:	$1.70				$2.00
Loss from discontinued operations	—				(0.30)

Net income	$1.70				$1.70

Net income per share, diluted:
Income from continuing operations	$1.70				$2.00
Loss from discontinued operations	—				(0.30)

Net income	$1.70				$1.70

Shares used in computing net income per share:
Basic	26,987				26,987
Diluted	26,993				26,993

PALM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL STATEMENTS

Pro Forma Adjustments—Separation of PalmSource

A.    Adjustment required to offset the subtraction of PalmSource revenues for intercompany royalty revenues eliminated in the historical consolidated Palm amounts. For periods prior to December 3, 2001, the effective date of the software license agreement, license, royalty, support and service revenues from Palm have been allocated to PalmSource, based on retroactively applying the terms of the software license agreement. Pursuant to the terms of the software license agreement, as amended, between Palm and PalmSource, PalmSource recognized intercompany license, royalty, support and service revenues of $43.4 million, $60.3 million and $41.0 million for the years ended May 31, 2002, 2001 and 2000, respectively and $30.4 million and $31.8 million, for the nine months ended February 28, 2003 and 2002, respectively, which are eliminated in Palm, Inc.’s Consolidated Statements of Operations.

B.    Adjustment required to record PalmSource royalty expense for the Solutions Group which is eliminated in the historical consolidated Palm amounts. Under the software license agreement, as amended, between Palm and PalmSource, Palm recognized intercompany license, royalty, support and service cost of revenues of $41.5 million, $60.2 million and $42.7 million for the years ended May 31, 2002, 2001 and 2000, respectively and $30.2 million and $31.9 million for the nine months ended February 28, 2003 and 2002 respectively, which are eliminated in Palm, Inc.’s Consolidated Statements of Operations. For periods prior to December 3, 2001, license, royalty and support revenues from Palm have been allocated to PalmSource, based on retroactively applying the terms of the software license agreement. PalmSource recognized these royalty revenues from Palm on a contractually reported basis which was one month in arrears from when the Solutions Group recognized cost of revenues.

C.    Amounts represent allocations from Palm for accounting, real estate, information technology, and other Palm corporate services and infrastructure costs which were allocated to PalmSource based on headcount and percentage of revenues. If the distribution were to occur at the earliest date presented, these costs would have been incurred by Palm.

D.    Amounts represent a presentation adjustment of amortization of intangible assets. PalmSource stand-alone financial statements include the applicable portion of amortization of goodwill and intangible assets in cost of revenues. This adjustment reclassifies amounts related to amortization of intangible assets attributed to PalmSource’s business included in cost of revenues to the amortization of intangible assets.

E.    Amount represents the reclassification of separation costs incurred by Palm relating to the PalmSource distribution to loss from discontinued operations.

F.    Amounts represent the PalmSource loss from operations and tax provision and the effect of various transactions between Palm and PalmSource. In accordance with SFAS 144, these amounts will be reported as loss from discontinued operations and the related income tax effect to account for the distribution.

G.    Amounts represent an adjustment of the tax provision to reflect the stand-alone Solutions Group tax expense.

H.    Amounts represent the assumption by PalmSource of $15.0 million of a convertible note due 2006 payable to a third party made by Palm which bears interest at 5.0% per annum, the related interest expense on the $15.0 million note payable and the recapitalization of the $20.0 million PalmSource note payable to Palm, as additional paid in capital immediately on the distribution date in accordance with the terms of the amended and restated intercompany loan agreement. The related accrued interest on the PalmSource note payable to Palm will be due and payable within seven days after the date of distribution. In addition, Palm will contribute an additional $6.0 million in cash to PalmSource at the date of distribution.

I.    Adjustments required to reflect the amounts due from and to PalmSource, previously eliminated in consolidation.

J.    Amount represents the goodwill and associated deferred tax impacts related to the WeSync acquisition recorded by Palm which was greater than that carved out as belonging to PalmSource due to the gross up of goodwill for deferred tax liabilities pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which would have been accounted for differently if PalmSource had been a stand alone entity.

K.    Amounts represent the elimination of PalmSource’s common stock, additional paid in capital, and accumulated deficit from the Solutions Group results assuming the distribution occurred at the earliest period presented. Additional paid in capital also reflects the elimination of Palm’s investment in PalmSource upon distribution of PalmSource shares to Palm stockholders.

Pro Forma Adjustments—Handspring Merger

L.    These amounts represent adjustments related to the acquisition of Handspring under the purchase method of accounting. The total estimated purchase price of the merger with Handspring has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired allocated to goodwill. The preliminary estimated purchase price is allocated as follows and is for illustrative purposes only:

Net tangible assets	$17,081
Deferred stock-based compensation	2,643
Goodwill	153,452
Intangible assets	21,300

Estimated purchase price	$194,476

The estimated purchase price of $194.5 million is comprised of (a) approximately $177.3 million related to the estimated fair value of Palm stock to be issued to Handspring stockholders and Handspring options and warrants to be assumed (b) $4.9 million of estimated direct transaction costs of Palm and (c) $12.3 million of estimated other liabilities directly related to the acquisition. The adjustment also reflects the elimination of the equity of Handspring and the issuance of Palm common shares and options to purchase common shares. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The final purchase cost, as well as the impact of ongoing integration activities, the timing of the completion of the merger, changes in Handspring’s net tangible assets, and changes in purchase accounting allocations could all cause material differences from the information presented.

M.    Amounts represent the adjustments to eliminate Handspring’s goodwill balance, reduce Handspring deferred revenue to its estimated fair value and record Handspring’s estimated transaction costs of $3.0 million associated with the merger, at the balance sheet date.

N.    Amounts represent the elimination of Handspring’s common stock, additional paid-in capital, unamortized deferred stock based compensation, accumulated deficit and accumulated other comprehensive loss.

O.    Amounts represent a reclassification of selling, general and administrative expenses and amortization of intangible assets and deferred stock based compensation of Handspring to conform to the Palm financial statement presentation.

P.    Amounts represent the amortization of the intrinsic value of unvested options assumed in the acquisition of Handspring over their estimated remaining life of approximately 2 years. This estimate is based on certain assumptions about the number of options granted, the intrinsic value of the options granted, and the remaining life of the underlying options. These amounts are subject to change and can be finalized only on the date of completing the acquisition.

Q.    Amounts represent the amortization of intangible assets (per the allocation of the estimated purchase price in L. above) that would have been recorded during the year ended May 31, 2002 and the nine months ended February 28, 2003, had the transaction closed on the first day of fiscal year 2002. The intangible assets in Palm’s acquisition of Handspring will be amortized on a straight-line basis over a period approximating two years. In addition, for purposes of these pro forma statements, the amortization of approximately $5.0 million related to a customer backlog intangible asset is not included, as it is a non-recurring charge that is expected to be included in the company’s income statement within twelve months following the transaction. This allocation is an estimate, subject to change pending a final analysis of the total purchase price and the fair value of the intangibles acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process purchased technology. This amount, if any, will be charged to operating results of Palm in the period the merger is completed and the purchase accounting and valuation amounts are finalized.

R.    Reflects the issuance of 0.09 of a share of Palm common stock for each share of Handspring common stock outstanding as of the balance sheet date. The computation of diluted net loss per share excludes securities outstanding that could potentially dilute basic earnings per share in the future, but which were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive.

COMPARISON OF STOCKHOLDER RIGHTS

The following section of this joint proxy statement/prospectus compares the rights of holders of Palm common stock with the rights of holders of Handspring common stock and describes any material differences between them.

Palm and Handspring are each incorporated under the laws of the State of Delaware and the respective rights of stockholders of each company are governed by the Delaware General Corporation Law. The following summary does not purport to be a complete statement of the rights of holders of Palm common stock under applicable Delaware law, Palm’s certificate of incorporation and bylaws, nor does it purport to be a complete statement of, or a comprehensive comparison with, the rights of holders of Handspring common stock under applicable Delaware law, Handspring’s certificate of incorporation and bylaws. While we believe that the summary below covers the material differences between the rights of holders of Palm common stock and Handspring common stock, the summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the applicable Delaware law and the respective governing corporate documents of Palm and Handspring.

Upon completion of the Handspring merger, the stockholders of Handspring will become stockholders of Palm, and the Palm certificate of incorporation and Palm bylaws will govern the rights of former Handspring stockholders.

	Palm	Handspring
Common stock	Up to 2,000,000,000 shares of one class of common stock are authorized for issuance under Palm’s certificate of incorporation.	Up to 1,000,000,000 shares of one class of common stock are authorized for issuance under Handspring’s certificate of incorporation.

Preferred stock	Up to 125,000,000 shares of preferred stock are authorized for issuance under Palm’s certificate of incorporation, 2,000,000 of which have been designated as Series A Participating Preferred Stock. Palm’s board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, privileges, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.	Up to 10,000,000 shares of preferred stock are authorized for issuance under Handspring’s certificate of incorporation, 200,000 of which have been designated as Series A Junior Participating Preferred Stock. Handspring’s board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of
	The rights, preferences and privileges of the Series A Participating Preferred Stock are described further in “Stockholder rights agreement” below.	authorized shares of preferred stock also may be increased or decreased, but not below the number of shares thereof outstanding, by the affirmative vote of the holders of a majority of the capital stock of Handspring entitled to vote, unless otherwise provided in certain circumstances.

	Palm	Handspring
The rights, preferences and privileges of the Series A Junior Participating Preferred Stock are described further in “Stockholder rights agreement” below.

Number of directors	Palm’s board of directors currently consists of eight directors. The number of directors shall be fixed and may be changed from time to time by resolution of a majority of the board of directors. Following the transaction, Palm’s board of directors will consist of ten directors. Palm’s directors are classified into three classes, each serving for a term of three years.	Handspring’s board of directors currently consists of six directors. The number of directors shall be fixed from time to time exclusively by resolution of the board of directors but in no event shall the number of directors be less than three. Handspring’s directors are classified into three classes, each serving for a term of three years.

Removal of directors	Palm’s individual directors, or the entire board of directors, may be removed only for cause by the holders of a majority of the shares of Palm then entitled to vote at an election of directors.	Handspring’s individual directors, or the entire board of directors, may be removed by the affirmative vote of the holders of at least sixty six and two-thirds percent of the outstanding shares of Handspring entitled to vote in the election of directors.

Filling vacancies on the board of directors	Vacancies on Palm’s board of directors and newly created directorships resulting from any increase in the number of authorized directors, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, shall be filled only by a majority of the remaining members of the board of directors, even though less than a quorum, or by a sole remaining director.	Vacancies on Handspring’s board of directors and newly created directorships resulting from any increase in the number of authorized directors, unless the board of directors determines by resolution that any such vacancies or newly created directorship shall be filled by the stockholders, shall be filled only by the affirmative vote of a majority of the board of directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders.
Whenever the holders of any class or classes of stock are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes. If the remaining members of the board of

In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class and the

	Palm	Handspring

directors who fill such vacancy are less than a majority of the board of directors (as constituted immediately prior to such increase), any Palm stockholder or stockholders holding at least ten percent of the outstanding shares of Palm entitled to vote for such directors may request that the Delaware Court of Chancery order an election to fill any such vacancy or newly created directorships or to replace the directors chosen by the remaining members of the board of directors to fill such newly created directorships.

If at any time, Palm has no directors in office, then any officer or any stockholder may call a special meeting of stockholders solely for the purpose of electing directors in accordance with the provisions of the certificate of incorporation or bylaws of Palm or may apply to the Delaware Court of Chancery for a decree ordering an election.

Any director elected to fill a vacancy on Palm’s board of directors may hold office only for the remainder of the full term of the class to which the director was appointed or until a successor is elected and qualified.

number of directors in each class is divided as equally as reasonably possible.

Any director elected to fill a vacancy on Handspring’s board of directors shall serve for the unexpired term of his or her predecessor in office, and any director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

Ability to call special meetings

Except as described above in “Filling vacancies on the board of directors” relating to the ability of any Palm stockholder to call a special meeting in the event that Palm has no directors in office, only Palm’s board of directors or the chairman of the board of directors may call special meetings of Palm’s stockholders.

Special meetings of stockholders for any purpose may be called at any time by the chairperson of the board of directors, the chief executive officer, by a majority of the board of directors or by holders of a majority of the outstanding shares of Handspring then entitled to vote at an election of directors.

If a special meeting of stockholders is called by any person(s) other than a majority of the board of directors, then such person(s) shall request such meeting by delivering a written request to call such meeting to each member of the board of

	Palm	Handspring

directors, and the board of directors shall then determine the time, date and place of the special meeting, which cannot be held more than 120 nor less than 35 days after the written request to call such special meeting was delivered to each member of the board of directors.

Advance notice provisions for stockholder nominations and proposals

Palm’s bylaws allow stockholders to nominate candidates for election to Palm’s board of directors at any annual meeting at which the board of directors has determined that directors will be elected. In addition, Palm’s bylaws allow stockholders to propose business to be brought before any annual meeting. However, nominations and proposals may be made only by a stockholder who has given timely written notice to the Secretary of Palm before the annual meeting.

Under Palm’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by the Secretary of Palm no less than 90 days in advance of the first anniversary of the preceding year’s annual meeting. If Palm did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date of the previous year’s annual meeting, notice will be timely if received by Palm no earlier than the later of ten days after the day Palm publicly announces the date of the annual meeting for the current year or 90 days in advance of such meeting.

A stockholder’s notice regarding business proposed to be brought before the meeting must set forth all of the following:

a brief description of the business the stockholder proposes to bring before the meeting;

Handspring’s bylaws allow stockholders to nominate candidates for election to Handspring’s board of directors at any annual meeting and at special meetings at which the board of directors has determined that directors will be elected. In addition, Handspring’s bylaws allow stockholders to propose business to be brought before any annual meeting. Stockholder nominations and proposals may be made only by a stockholder who has given timely written notice to the Secretary of Handspring before the annual or special meeting.

Under Handspring’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be in writing and delivered to the Secretary of Handspring at Handspring’s principal executive offices no less than 75 or more than 105 days in advance of the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting at which the stockholder wishes to nominate a director or propose business is more than 30 days before or more than 60 days after such anniversary date, the notice by the stockholder must be delivered to the Secretary of Handspring no earlier than 105th days prior to such annual meeting and no later than the later of (i) the 75th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such

Palm	Handspring

any material interest of the stockholder in the business proposed;

the stockholder’s name and address as they appear on Palm’s books;

the class and number of shares of Palm which are beneficially owned by the stockholder; and

any other information required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

In addition to the information required in a notice proposing business to be brought before an annual meeting, in connection with a stockholder’s nomination of persons for election to the board of directors, the stockholder must provide:

the name, age, business address and residence address of each nominee proposed in the notice;

the principal occupation or employment of the nominee;

the class and number of shares of Palm stock beneficially owned by the nominee;

a description of all arrangements or understandings between the stockholder and each nominee and any other persons pursuant to which the stockholder is making the nomination; and

any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person’s written meeting is first made by Handspring.

In the event that the number of directors to be elected to the board of directors of Handspring is increased and there is no public announcement by Handspring naming all of the nominees for director or specifying the size of the increased board of directors at least 75 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 75 days prior to such annual meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of Handspring at the principal executive office of Handspring not later than the close of business on the tenth day following the day on which such public announcement is first made by Handspring.

A stockholder’s notice regarding business proposed to be brought before the meeting must set forth all of the following:

a brief description of the business desired to be brought before the meeting;

the reasons for conducting such business at the meeting and any material interest in such business of such stockholder;

the name and address of such stockholder, as they appear on the books of Handspring; and

the class and number of shares of Handspring that are owned beneficially and held of record by such stockholder.

Palm	Handspring
consent to being named in the proxy statement as a nominee and to serving as a director if elected.

A stockholder’s notice regarding a nomination of persons for the board of directors must set forth all of the following:

as to each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

such other information as may reasonably be required by Handspring to determine the eligibility of such proposed nominee to serve as a director;

the name and address of the stockholder submitting the notice, as they appear on the books of Handspring; and

the class and number of shares of Handspring that are owned beneficially and held of record by such stockholder.

In the event that the board of directors calls a special meeting of stockholders for the purpose of electing one or more directors, a stockholder may nominate a person(s) for election to serve as such director(s) if the stockholder delivers the notice described above regarding the nomination of persons for directors to the Secretary of Handspring at Handspring’s principal executive offices no earlier than 105 days prior to such special meeting and no later than the later of (i) the 75th day prior to such special meeting or (ii) the tenth day following the day on

	Palm	Handspring
which public announcement of the date of such special meeting and of the nominees proposed to be elected is first made by Handspring.

Adjournment of stockholder meetings	Any stockholders’ meeting of Palm, whether or not quorum is present, may be adjourned from time to time by the vote of the majority of the voting power of the shares represented at that meeting.	Any stockholders’ meeting of Handspring may adjourn from time to time.

Amendment of certificate of incorporation

Palm’s certificate of incorporation requires that any amendment, alteration, or adoption of any provision inconsistent with Articles V (relating to annual and special meetings) or VII (relating to the management and conduct of Palm), requires an affirmative vote of the holders of at least eighty percent of the voting power of all shares then outstanding of Palm entitled to vote generally in the election of directors, voting together as a single class.

Handspring’s certificate of incorporation requires that any amendment or repeal or adoption of any provision inconsistent with Articles V (relating to the board of directors’ authority to adopt, amend or repeal Handspring’s bylaws) or VI (relating to the management of the company) requires an affirmative vote of the holders of at least sixty six and two-thirds percent of the voting power of all shares then outstanding of Handspring entitled to vote generally in the election of directors, voting together as a single class.

Amendment of bylaws

Palm’s board of directors is expressly authorized to adopt, amend and repeal Palm’s bylaws. Palm’s stockholders may also adopt, amend or repeal Palm’s bylaws by an affirmative vote of a majority of the outstanding shares entitled to vote, except that any proposed alteration or repeal of, or adoption of any bylaw provision inconsistent with existing Palm bylaw provisions relating to annual and special meetings, notice provisions, stockholder actions and certain matters relating to directors, shall require the affirmative vote of at least eighty percent of the outstanding shares entitled to vote.

Handspring’s board of directors is expressly authorized to adopt, amend and repeal Handspring’s bylaws. Handspring’s stockholders may also adopt, amend or repeal Handspring’s bylaws upon an affirmative vote of holders of sixty six and two-thirds percent of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class.

	Palm	Handspring
Indemnification of directors and officers

Palm’s certificate of incorporation and bylaws provide that Palm shall indemnify its directors and officers to the full extent of the law against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement arising by reason of the fact that such person is or was an agent of Palm; provided, however, that Palm may modify the extent of such indemnification by individual contracts with its directors and executive officers and Palm is not required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors, (iii) such indemnification is provided by Palm, in its sole discretion, pursuant to the powers vested in Palm under the Delaware General Corporation Law or (iv) such indemnification is required under an individual contract.

Handspring’s bylaws provide that Handspring shall indemnify its directors and officers to the full extent of the law against all liability and expenses, including attorney’s fees, judgments, fines and amounts paid in settlement arising by reason of the fact that such person is or was a director or officer of Handspring; provided that such officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Handspring, and with respect to any criminal action, that he or she had no reasonable cause to believe his or her conduct was unlawful.

Stockholder rights agreement

Palm’s stockholder rights agreement provides that each share of Palm common stock outstanding will have the right to purchase one one-thousandth of a preferred share of Palm attached to it. As of October 11, 2002, the purchase price per one one-thousandth of a preferred share of Palm under the agreement is $7,400.80, subject to adjustment.

Initially, the rights under Palm’s stockholder rights agreement are attached to outstanding certificates representing Palm common stock and no separate certificates representing the rights will be distributed. The rights will separate from Palm’s common stock, separate certificates representing the rights will be issued and the rights will become exercisable upon the earlier of approximately ten days after

Handspring’s stockholder rights agreement provides that each share of Handspring common stock outstanding will have the right to purchase one one-thousandth of a preferred share of Handspring attached to it. The current purchase price per one one-thousandth of a preferred share of Handspring under the agreement is $7.00, subject to adjustment.

Initially, the rights under Handspring’s stockholder rights agreement will be represented by common stock certificates with a summary of the rights attached. The rights will separate from Handspring’s common stock, separate certificates representing the rights will be issued and the rights will become exercisable upon the earlier of approximately ten days after

Palm	Handspring

someone acquires or commences a tender offer for fifteen percent of the outstanding common stock of Palm.

After the rights separate from Palm’s common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

All shares of Palm common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock.

The rights will expire on November 6, 2010, unless earlier redeemed or exchanged by Palm.

If an acquiror obtains or has the right to obtain fifteen percent or more of Palm’s common stock, then each right will entitle the holder to purchase a number of shares of Palm common stock having a then current market value equal to two times the purchase price.

Additionally, each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains fifteen percent or more of Palm’s common stock and any of the following occurs:

Palm is acquired in a merger or other business combination transaction; or

Palm sells fifty percent or more of its assets or earning power.

Under Palm’s stockholder rights agreement, any rights that are or were owned by an acquiror of more than fifteen percent of Palm’s someone acquires or commences a tender offer for fifteen percent of the outstanding common stock of Handspring.

After the rights separate from Handspring’s common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

All shares of Handspring common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock.

The rights will expire on June 5, 2013, unless this expiration date is extended or the rights are earlier redeemed or exchanged by Handspring.

If an acquiror obtains or has the right to obtain or more of Handspring’s common stock, then each right will entitle the holder to purchase a number of shares of Handspring common stock having a then current market value equal to two times the purchase price.

Additionally, each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains fifteen percent or more of Handspring’s common stock and any of the following occurs:

Handspring is acquired in a merger or other business combination transaction; or

Handspring sells fifty percent or more of its assets or earning power.

Palm	Handspring

respective outstanding common stock will be null and void.

Palm’s stockholder rights agreement contains exchange provisions which provide that after an acquiror obtains fifteen percent or more of Palm capital stock, but less than fifty percent of Palm’s outstanding common stock, Palm’s board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of common stock. In such an event, the exchange ratio is one share common stock per right, adjusted to reflect any stock split, stock dividend or similar transaction.

Palm’s board of directors may, at its option, redeem all of the outstanding rights under Palm’s stockholder rights agreement prior to the earlier of (i) 5 days after the time that an acquiror obtains fifteen percent or more of Palm’s outstanding common stock, or (ii) the final expiration date of the stockholder rights agreement. The redemption price under Palm’s stockholder rights agreement is $0.02 per right. The right to exercise the rights will terminate upon the action of Palm’s board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price. Until a right is exercised, such holder of such right will have no rights as a stockholder of Palm, including the right to vote or receive dividends, simply by virtue of holding the rights.

Palm’s stockholder rights agreement provides that the provisions of the stockholder rights agreement may be amended by the board of directors prior to the date any person acquires fifteen percent of Palm’s common stock without

Under Handspring’s stockholder rights agreement, any rights that are or were owned by an acquiror of more than fifteen percent of Handspring’s respective outstanding common stock will be null and void.

Handspring’s stockholder rights agreement contains exchange provisions which provide that after an acquiror obtains fifteen percent or more of Handspring’s capital stock, but less than fifty percent of Handspring’s outstanding common stock, Handspring’s board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of common stock. In such an event, the exchange ratio is one share common stock or one one-thousandth of a preferred share per right, subject to adjustment.

Handspring’s board of directors may, at its sole discretion and at any time prior to an acquiror obtaining or having the right to obtain fifteen percent or more of Handspring’s common stock, redeem all of the outstanding rights (in whole, not in part) at a price of $0.000001 per right. The right to exercise the rights will terminate upon the action of Handspring’s board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Until a right is exercised, such holder of such right will have no rights as a stockholder of Handspring, including the right to vote or receive dividends, simply by virtue of holding the rights.

Handspring’s stockholder rights agreement provides that the provisions of the stockholder rights agreement may be amended by the board of directors without the approval of the holders of the

Palm	Handspring
the approval of the holders of the rights. However, after the date any person acquires fifteen percent of Palm common stock, the stockholder rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights (other than the interests of such acquiring person).

rights. However, from and after the date any person acquires fifteen percent of Handspring common stock, the stockholder rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights (other than the interests of such acquiring person).

For purposes of the Handspring merger, until termination of the merger agreement, Palm is not triggering, and will not trigger the stockholder rights agreement by completing the Handspring merger.

Additionally, if, upon termination of the merger agreement, Palm then holds fifteen percent or more of Handspring’s outstanding common stock, Palm will not trigger the stockholder rights agreement unless Palm acquires shares of Handspring common stock in addition to the number of shares of the outstanding common stock of Handspring beneficially owned by Palm as of the date of termination of the merger agreement.

Indemnification of Directors and Officers

Delaware law provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

For a description of the indemnification provisions for directors, officers and employees of Palm and Handspring, please refer to the “Comparison of Stockholder Rights” table above. In addition, for a description of Palm’s obligation to (i) fulfill and honor the obligations of Handspring pursuant to any indemnification agreements between Handspring and its directors and officers in effect prior to the Handspring merger and (ii) maintain directors’ and officers’ liability insurance comparable to Handspring’s existing policy, see “Interests of Directors and Executive Officers of Handspring in the Handspring Merger” in this joint proxy statement/prospectus. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Palm or Handspring pursuant to the foregoing provisions, Palm has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PROPOSAL NO. 2

ELECTION OF THREE CLASS I DIRECTORS

The number of directors authorized by Palm’s bylaws, as amended, is currently fixed at eight. Palm’s bylaws, as amended, provide that the directors shall be divided into three classes, with the classes of directors serving for staggered three-year terms. Class I currently has three members, whose terms currently expire as of the date of the 2003 annual meeting. A stockholder may not cast votes for more than three nominees. The three Class I directors to be elected at the 2003 annual meeting are to be elected to hold office until the fiscal year 2006 annual meeting or until their successors have been appointed or elected and qualified.

Palm’s nominees for election at the annual meeting to Class I of the board of directors are Michael Homer, Gareth C.C. Chang and R. Todd Bradley. If a nominee declines to serve or becomes unavailable for any reason (although the board of directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the board of directors may designate.

Vote Required

If a quorum is present and voting at the annual meeting, the three nominees for Class I directors receiving the highest number of affirmative votes will be elected as Class I directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law. For a description of the treatment and effect of abstentions and broker non-votes, see “Abstentions” and “Broker Non-Votes” under “The Palm Annual Meeting of Stockholders” in this joint proxy statement/prospectus.

Nominees and Other Directors

The following table sets forth the name and age of each nominee and each director of Palm whose term of office continues after the annual meeting, the principal occupation of each during the past five years and the period during which each has served as a director of Palm. Each nominee is currently serving as a director of Palm. If the merger agreement is approved and adopted by Palm’s and Handspring’s stockholders, David Nagel will resign from Palm’s board of directors upon the Handspring merger.

Nominees for Election as Class I Directors Serving for a Term Expiring in 2006

Name	Principal Occupation During Past Five Years	Age	Director Since
Michael Homer	Mr. Homer has served as one of our directors since February 2000. Mr. Homer has been the Chief Executive Officer and Chairman of Kontiki, Inc., a provider of a managed delivery system for enterprise media and document control, since November 2000. From April 1999 to November 2000, Mr. Homer was Senior Vice President at America Online, an Internet service provider. Prior to Netscape’s acquisition by America Online, Mr. Homer held various positions at Netscape, a provider of software, services and website resources to businesses and consumers using the Internet, beginning in October 1994, including Executive Vice President, Sales and Marketing and General Manager of Netscape Netcenter. From April 1994 to October 1994, Mr. Homer was a consultant. From August 1993 to April 1994, Mr. Homer served as Vice President, Engineering at EO Corporation, a hand-held computer manufacturer, and from July 1991 to July 1993, Mr. Homer was Vice President,	45	2000

Name	Principal Occupation During Past Five Years	Age	Director Since
	Marketing of Go Corporation, a pen-based software company. He had previously been Director of Product Marketing of Apple, a manufacturer of personal computers and related personal computing resources, where he held various technical and marketing positions from 1982 through 1991. Mr. Homer holds a B.S. from the University of California, Berkeley.

Gareth C.C. Chang	Mr. Chang has served as one of our directors since July 2001. He has been the Chairman and Managing Partner of GC3 & Associates International, LLC, a private investment and consulting company, since June 2000. From September 1998 to April 2000, Mr. Chang served as Chairman and Chief Executive Officer of STAR TV, a provider of satellite television in Asia, and Executive Director of News Corporation, a global provider of news, sports and entertainment. From July 1993 to August 1998, Mr. Chang was President of Hughes Electronics International, a provider of digital television entertainment, broadband satellite networks and services and global video and data broadcasting, and President of Direct TV International, a provider of digital satellite television entertainment. Previously, he was Corporate Vice President of McDonnell Douglas Corporation, a defense contractor, manufacturer of commercial airplanes and wholly-owned subsidiary of the Boeing Company. Mr. Chang holds a bachelors degree in mathematics and physics from California State University, Fullerton and a master of business administration degree from Pepperdine University. He also holds an honorary doctoral of science degree from California State University, Fullerton, is currently a visiting professor at Tsinghua University in Beijing, China and is also serving on the Public Policy Advisory Board of the University of California, Los Angeles. Mr. Chang is currently a member of the Advisory Council of Nike Inc. and also serves as a director of SRS Labs Inc.	60	2001

R. Todd Bradley	Mr. Bradley has served as one of our directors since July 2002. Mr. Bradley was named Chief Executive Officer of the Solutions Group of Palm, Inc. in June 2002, effective as of September 2002. He has served as President and Chief Operating Officer of the Solutions Group since May 2002. From June 2001 to May 2002, Mr. Bradley served as Executive Vice President and Chief Operating Officer of the Solutions Group. From September 1998 to January 2001, Mr. Bradley held executive positions at Gateway Corporation, a computer supplier and seller, serving most recently as Executive Vice President—Global Operations. From February 1997 to September 1998, he served as President and Chief Executive Officer of Transport International Pool, a GE Capital Services company that is a global transportation equipment leasing and rental business. From September 1993 to February 1997, Mr. Bradley was with Dun & Bradstreet, a provider of business information solutions, most recently serving as President of NCH Promotional Services, a Dun & Bradstreet subsidiary. Mr. Bradley previously held various management positions within logistics, production and quality control at	44	2002

Name	Principal Occupation During Past Five Years	Age	Director Since
	Federal Express Corporation, an express international distributor of time-sensitive packages, documents and freight, and the Miller Brewing Company, a beer brewer and distributor. Mr. Bradley holds a Bachelor of Science degree in Business Administration from Towson State University.

Incumbent Class II Directors Serving for a Term Expiring in 2004

Gordon A. Campbell	Mr. Campbell has served as one of our directors since September 1999. Mr. Campbell is the founder and, since 1993, has been President and Chairman of the Board of Techfarm, Inc., a company formed to launch technology-based start-up companies. Mr. Campbell was the founder of CHIPS and Technologies, Inc., a company that designs and distributes very large-scale integrated circuit products, and served as its President and Chief Executive Officer from December 1984 until November 1993, and as its Chairman of the Board from December 1984 until November 1995. Mr. Campbell also serves as a director of Bell Microproducts, Inc. and Chairman of the board of directors of 3D/Fx Interactive Inc.	59	1999

Susan G. Swenson	Ms. Swenson has served as one of our directors since October 1999. Ms. Swenson has been President and Chief Operating Officer and a director of Leap Wireless International, Inc., a provider of communications solutions for the mass consumer market, since July 1999. From July 1999 to July 2000, Ms. Swenson was Chief Executive Officer of Cricket Communications, Inc., a wireless communications service provider in the U.S. From March 1994 to July 1999, Ms. Swenson served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch/Vodafone and AT&T Wireless, two wireless communications service providers. On April 13, 2003, Leap Wireless International and substantially all of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code of 1978, as amended. Ms. Swenson is also a director of Wells Fargo Bank.	55	1999

Incumbent Class III Directors Serving for a Term Expiring in 2005

Name	Principal Occupation During Past Five Years	Age	Director Since
Eric A. Benhamou	Mr. Benhamou has served as our Chief Executive Officer since November 2001 and as our Chairman of the board of directors since September 1999. From September 1990 to December 2000, he served as Chief Executive Officer of 3Com Corporation, a provider of voice and data networking products, services and solutions and Palm’s parent company prior to Palm’s initial public offering. Previously, he held a variety of senior management positions in engineering, operations, and management at 3Com. In 1981, Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was Vice President of Engineering until its merger with 3Com in 1987. Before joining Bridge Communications, from 1977 to 1981, he worked at Zilog, Inc.,	47	1999

Name	Principal Occupation During Past Five Years	Age	Director Since
	a designer, manufacturer and marketer of semiconductors for worldwide-embedded control markets, serving as Project Manager, Software Engineering Manager and Design Engineer. Mr. Benhamou also serves as Chairman of the Board of PalmSource, Cypress Semiconductor Inc., 3Com Corporation, Intransa and Atrica and as a director of Legato Systems, Inc. Mr. Benhamou serves on the Executive Committee of TechNet. In addition, he serves on the Stanford University School of Engineering Board of Advisors, as Vice Chairman of the Board of Governors of Ben Gurion University and as Chairman of the Israel Venture Network. Mr. Benhamou holds honorary doctoral degrees from Ben Gurion University of the Negev, Widener University, the University of South Carolina and Western Governor’s University. He has a master of science degree in electrical engineering from Stanford University and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris.

Jean-Jacques Damlamian	Mr. Damlamian has served as one of our directors since September 2000. Mr. Damlamian has been Group Executive Vice President in charge of Technology and Innovation at France Telecom, a telecommunications operator and network supplier, since January 2003. From January 1996 until January 2003, Mr. Damlamian served as Group Executive Vice President in charge of the Development Branch of France Telecom. From April 1991 until January 1996, Mr. Damlamian was Senior Vice President, Marketing and Sales for France Telecom. Mr. Damlamian served as Group Vice President, International and Industrial Affairs for France Telecom from November 1989 until April 1991, and was its Vice President, Mobile Services from May 1988 until November 1989. Prior to May 1988, Mr. Damlamian worked in various divisions of France Telecom. Mr. Damlamian graduated from the Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications, and he is a member of the Institute of Electrical and Electronics Engineers (IEEE). Mr. Damlamian is a recipient of the French Legion d’Honneur and the Ordre National du Merite. In March 2001, Mr. Damlamian was elected Non-Executive Chairman of the Supervisory Board of EUTELSAT S.A., a company that is incorporated in France and operates satellite services throughout Europe and other parts of the world. Mr. Damlamian also serves as a director of Bull S.A.	61	2000

David C. Nagel	Dr. Nagel has served as President and Chief Executive Officer of PalmSource, Inc., a subsidiary of Palm, since December 2001 and has served as one of Palm’s directors since February 2000. From September 2001 until December 2001, Dr. Nagel served as President and Chief Executive Officer of the Platform Solutions Group of Palm. From April 1996 to September 2001, Mr. Nagel was the Chief Technology Officer of AT&T Corp., a communications services corporation, President of AT&T Labs, a corporate research and development unit of AT&T, and the Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Prior to joining AT&T, Dr. Nagel was a Senior Vice President of Apple Computer, where he led the worldwide research and development group responsible for Macintosh hardware, Mac OS software, imaging and other peripheral products. Before joining Apple in 1988, Dr. Nagel was head of human factor research at NASA’s Ames Research Center. Dr. Nagel holds	58	20001

Name	Principal Occupation During Past Five Years	Age	Director Since
undergraduate and graduate degrees in engineering and a doctorate in experimental psychology, all from the University of California, Los Angeles. Dr. Nagel also serves as a director of Liberate Technologies and PalmSource, Inc.

Board and Committee Meetings

During the fiscal year ended May 30, 2003, the board of directors held ten meetings. The board of directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

During the fiscal year ended May 30, 2003, Palm’s Audit Committee met seven times. Its current members are Gordon A. Campbell, Michael Homer and Susan G. Swenson. The Audit Committee, among other things, oversees Palm’s auditing, accounting, financial reporting and internal control functions, appoints, compensates, retains, oversees, determines the funding for and evaluates Palm’s independent auditors, and monitors the independence of and the audit and non-audit services provided by such independent auditors. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

During the fiscal year ended May 30, 2003, the Compensation Committee met six times. Its current members are Gordon A. Campbell and Susan G. Swenson. In addition, Eric A. Benhamou serves as a non-voting member of the Compensation Committee. The Compensation Committee determines, approves and reports to the board of directors on all elements of compensation for Palm’s executive officers including salaries, bonuses, stock options, benefits and other compensation arrangements. For additional information concerning the Compensation Committee, see “Executive Compensation and Other Matters—Compensation Committee Interlocks and Insider Participation” and “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

During the fiscal year ended May 30, 2003, the Nominating and Governance Committee met one time. Its current members are Gareth C.C. Chang and Eric A. Benhamou. The Nominating and Governance Committee focuses on issues relating to the composition and operation of the board of directors and provides assistance to the board of directors in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the board of directors, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee reviews director nominees submitted by stockholders of Palm. Stockholders submitting such recommendations for director nominees should follow the procedures described in “Stockholder Proposals to be Presented at Next Annual Meeting” and “Transaction of Other Business” in this joint proxy statement/prospectus.

During the fiscal year ended May 30, 2003, no directors attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the board of directors held during the period they served as directors and the total number of meetings held by the committees of the board of directors during the period that they served on any such committees of the board of directors.

Compensation of Directors

Members of the board of directors who are not employees of Palm or any subsidiary of Palm, or non-employee directors, received payments (which have been paid quarterly since September 1999) during the fiscal year ended May 30, 2003 as follows: members of the board of directors received an annual retainer of $20,000 each and $4,000 for each full day board meeting that they attended, $2,000 for each half day board meeting that they attended and $1,000 for each board meeting of three hours or less that they attended; plus reimbursement of travel expenses for travel by members of the board of directors who reside outside of the local area. Additionally, members of the board of directors who serve on the audit committee of the board of directors receive an annual retainer of $15,000 each, members of the board of directors who serve on the compensation committee receive an annual retainer of $10,000 each, and members of the board of directors who serve on the nominating and governance committee receive an annual retainer of $10,000 each. Members of the board of directors who serve on any such standing committees of the board of directors also receive $4,000 for each full day committee meeting that they attend, $2,000 for each half day committee meeting that they attend and $1,000 for each committee meeting of three hours or less that they attend.

In connection with the PalmSource distribution and the Handspring merger, the board formed a special separation committee of the board of directors in fiscal year 2003. Mr. Homer and Ms. Swenson serve as members of the separation committee, and Mr. Benhamou serves as an ex-officio member of the separation committee. The two full members of the separation committee will each receive payments of $40,000 in fiscal year 2004 for their services on the separation committee. The members of the separation committee did not receive any compensation in fiscal year 2003 for their service on the separation committee.

Non-employee directors are eligible to receive stock options under Palm’s 2001 Stock Option Plan for non-employee directors, or the 2001 Director Plan. The numbers of shares described in this section all reflect the adjustments to the number of shares subject to options under the 2001 Director Plan to give effect to the 1-for-20 reverse stock split of Palm common stock effective as of October 15, 2002. Under the 2001 Director Plan, each non-employee director who was a non-employee director on October 11, 2001, the effective date of the 2001 Director Plan, received an automatic grant of an option to purchase 3,000 shares of Palm common stock, provided that he or she had served as such for at least the six months immediately preceding that date. Each non-employee director who first becomes a non-employee director after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 3,000 shares of Palm common stock on the date that he or she is first appointed or elected as a non-employee director. Each non-employee director will also automatically be granted an option to purchase 1,500 shares of Palm common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a non-employee director on the date of such annual meeting and has served as such for at least the immediately preceding six months.

In addition to the initial and/or ongoing grants of options described above, a non-employee director may be eligible to receive automatic grants of options based on his or her service as the chairman of a standing committee of the board of directors (which we will refer to in this joint proxy statement/prospectus as a committee chair), a member (whether voting or non-voting) of a standing committee of the board of directors (which we will refer to in this joint proxy statement/prospectus as a committee member), and/or the chairman of the board of directors. Each non-employee director who was a committee chair on the effective date of the 2001 Director Plan was automatically granted an option to purchase 350 shares of Palm common stock on that date. Each non-employee director who first becomes a committee chair after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 350 shares of Palm common stock on the date that he or she is first appointed as a committee chair. Each non-employee director who has received an option by reason of his or her status as a committee chair will also automatically be granted an option to purchase 350 shares of Palm common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a committee chair on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A non-employee director will be entitled to more than one option by reason of his or her status as a committee chair to the extent that, on any grant date, he or she is the chairman of more than one standing committee of the board of directors. In addition, each non-employee director who was a committee member on the effective date of the 2001 Director Plan was automatically granted an option to purchase 250 shares of Palm common stock on that date. Each non-employee director who first becomes a committee member after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 250 shares of Palm common stock on the date that he or she is first appointed as a committee member. Each non-employee director who has received an option by reason of his or her status as a committee member will also automatically be granted an option to purchase 250 shares of Palm common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a committee member on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A non-employee director will be entitled to more than one option by reason of his or her status as a committee member to the extent that, on any grant date, he or she is a member of more than one standing committee of the board of directors. However, a non-employee director may not receive an option by reason of his or her service on any standing committee with respect to which he or she is entitled to receive an option by reason of his or her status as the chairman of that committee. Finally, each non-employee director who is the chairman of the board of directors on the date of an annual meeting will automatically be granted an option to purchase 500 shares of Palm’s common stock on that date. Each option granted under the 2001 Director Plan has a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. Each option becomes exercisable in three equal annual installments, beginning on the first anniversary of the date of grant, provided that in each case the non-employee director remains a director on those dates. However, if a change of control (as defined in the 2001 Director Plan) occurs and an optionee will cease to be a non-employee director as an immediate and direct consequence of the change of control, his or her outstanding options will become fully vested and exercisable on the date of the change of control. Also, if an optionee terminates his or her service on the board of directors due to his or her death, his or her outstanding options will immediately vest in full.

During the fiscal year ended May 30, 2003, options were granted under the 2001 Director Plan for the following number of shares of Palm common stock and at the exercise prices shown: Gordon A. Campbell: 2,100 shares at a per share exercise price of $13.40; Gareth C.C. Chang: 1,500 shares at a per share exercise price of $13.40; Jean-Jacques Damlamian: 1,500 shares at a per share exercise price of $13.40; Michael Homer: 1,750 shares at a per share exercise price of $13.40; and Susan G. Swenson: 2,100 shares at a per share exercise price of $13.40.

Non-employee directors are also eligible for discretionary awards under Palm’s 1999 Stock Plan, as amended. During the fiscal year ended May 30, 2003, options were granted under the 1999 Stock Plan for the following number of shares of Palm’s common stock and at the exercise prices shown: Gordon A. Campbell: 7,500 shares at a per share exercise price of $13.15; Gareth C.C. Chang: 7,500 shares at a per share exercise price of $13.15; Jean-Jacques Damlamian: 7,500 shares at a per share exercise price of $13.15; Michael Homer: 7,500 shares at a per share exercise price of $13.15; and Susan G. Swenson: 7,500 shares at a per share exercise price of $13.15. The numbers of shares described in this foregoing sentence all reflect the adjustments to the number of shares subject to such options to give effect to the 1-for-20 reverse stock split of Palm common stock effective as of October 15, 2002.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended May 30, 2003, Gordon A. Campbell and Susan G. Swenson served as members of the Compensation Committee of Palm’s board of directors, none of whom is or has been an officer or employee of Palm. In addition, during the fiscal year ended May 30, 2003, Eric A. Benhamou served as a non-voting member of the Compensation Committee. Mr. Benhamou currently serves as Palm’s Chief Executive Officer. No interlocking relationship existed during the fiscal year ended May 30, 2003 between Palm’s board of directors or Compensation Committee and the board of directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires Palm’s executive officers, directors and persons who beneficially own more than 10% of Palm’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish Palm with copies of all Section 16(a) forms filed by such persons.

Based solely on Palm’s review of such forms furnished to Palm and written representations from certain reporting persons, Palm believes that all filing requirements applicable to Palm’s executive officers, directors and persons who beneficially own more than 10% of Palm’s common stock were complied with during the fiscal year ended May 30, 2003.

Recommendation of the Palm Board of Directors

The board of directors unanimously recommends that the stockholders vote “FOR” the election of Michael Homer, Gareth C.C. Chang and R. Todd Bradley to Class I of the board of directors of Palm.

PROPOSAL NO. 3

RATIFICATION OF DELOITTE & TOUCHE LLP

The board of directors of Palm has selected Deloitte & Touche LLP as the independent public auditors of Palm for the fiscal year ending May 28, 2004. Deloitte & Touche LLP served in such capacity for the fiscal year ended May 30, 2003. A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as Palm’s independent public auditors is not obtained, the board of directors of Palm will reconsider such appointment.

Vote Required

The affirmative vote of a majority of the votes cast is required for approval of this proposal. For a description of the treatment and effect of abstentions and broker non-votes, see “Abstentions” and “Broker Non-Votes” under “The Palm Annual Meeting of Stockholders” in this joint proxy statement/prospectus.

Recommendation of the Palm Board of Directors

The board of directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as Palm’s independent public auditors for the fiscal year ending May 28, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation paid by Palm to (i) the Chief Executive Officer of Palm and (ii) the four other most highly compensated individuals (based on salary and bonus during the fiscal year ended May 30, 2003) who were serving as executive officers of Palm at the end of the fiscal year ended May 30, 2003. We shall refer to such individuals collectively as the named executive officers in this joint proxy statement/prospectus.

Summary Compensation Table

				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Annual Compensation		Restricted Stock Award(s) ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
		Salary Salary ($)	Bonus ($) (1)
Eric A. Benhamou	2003	525,000	36,750	—		60,000	—
Chief Executive Officer and Chairman of the Board of Palm, Inc. (4)	2002 2001	284,375 —	— —	— —		55,250 —	— —

David C. Nagel	2003	620,000	100,000	—		—	6,011
President and Chief Executive Officer of PalmSource, Inc. (5)	2002	432,213	—	426,000	(8)	—	3,902

R. Todd Bradley	2003	596,250	86,800	97,000	(9)	72,500	128,418
President and Chief Operating Officer, Solutions Group, and Director of Palm, Inc. (6)	2002	514,596	—	88,800	(10)	80,000	55,194

Judy Bruner	2003	330,000	32,340	48,500	(11)	30,000	2,948
Senior Vice President and Chief Financial Officer of Palm, Inc.	2002 2001	330,000 311,667	— 58,003	125,200 —	(12)	21,154 12,100	2,795 5,788

Marianne Jackson	2003	275,000	19,250	48,500	(13)	25,000	7,046
Senior Vice President, Chief Human Resources Officer of Palm, Inc. (7)	2002	90,625	—	—		12,500	2,019

(1)	In fiscal year 2001, Palm’s executive officers declined the bonuses that they were eligible to receive under Palm’s company-wide bonus plan for the third quarter of fiscal year 2001. No executive officers were paid bonuses under Palm’s company-wide bonus plan for the fourth quarter of fiscal year 2001 or for the fiscal year 2002 due to Palm’s financial performance.
(2)	Based on the closing sale price of Palm’s common stock as reported on the Nasdaq National Market on May 30, 2003 of $11.98 per share, the dollar value of 68,872 shares of restricted stock outstanding as of May 30, 2003 was $825,087, of which 41,100 shares were subject to a right of repurchase by Palm. Palm does not presently plan to pay any dividends on shares of its restricted stock referred to in this column.
(3)	All other compensation generally includes payment of relocation expenses, 401(k) matching payments, group term life insurance premiums and severance payments. With respect to Mr. Nagel, in the fiscal year ended May 30, 2003, all other compensation includes $6,011 in group term life insurance premiums. With respect to Mr. Bradley, in the fiscal year ended May 30, 2003, all other compensation includes $111,468 in housing allowances, $5,000 in 401(k) matching payments, $1,450 in group term life insurance premiums and $10,500 in financial consulting expenses. With respect to Ms. Bruner, in the fiscal year ended May 30, 2003, all other compensation includes $2,063 in 401(k) matching payments and $885 in group term life insurance premiums. With respect to Ms. Jackson, in the fiscal year ended May 30, 2003, all other compensation includes $6,146 in 401(k) matching payments and $900 in group term life insurance premiums.
(4)	Mr. Benhamou became Chief Executive Officer of Palm, Inc, on November 9, 2001.
(5)	Dr. Nagel became an employee of Palm, Inc. in September 2001 and President and Chief Executive Officer of PalmSource, Inc., a subsidiary of Palm, Inc., in December 2001.
(6)	Mr. Bradley became an employee of Palm, Inc. in June 2001 and was appointed a director of Palm, Inc. effective as of July 2002. In addition, Mr. Bradley has been appointed Chief Executive Officer of the Solutions Group of Palm, Inc. effective as of September 2002.
(7)	Ms. Jackson became Senior Vice President, Chief Human Resources Officer of Palm, Inc. in February 2002.
(8)	Represents the dollar value of grants of 2,500 shares and 5,000 shares of restricted stock to Dr. Nagel based upon the closing price of $56.80 per share of Palm’s common stock on the date of grant. The grant of 2,500 shares of restricted stock vested upon the successful release to the market of the first Palm ARM-based operating system. The grant of 5,000 shares of restricted stock vests in equal annual increments over a two-year period.

(9)	Represents the dollar value of 5,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $19.40 per share of Palm’s common stock on the date of grant, which vests in equal annual increments over a three-year period.
(10)	Includes the dollar value of 10,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 10,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $3.64 per share of Palm’s common stock on the date of grant, which vests as to 30 percent of the shares on the first and second anniversary of the date of grant and as to the remaining 40 percent of the shares on the third anniversary of the date of grant.
(11)	Represents the dollar value of 2,500 shares of restricted stock granted to Ms. Bruner based upon the closing price of $19.40 per share of Palm’s common stock on the date of grant, which vests in equal annual increments over a three-year period.
(12)	Includes the dollar value of 10,000 shares of restricted stock granted to Ms. Bruner based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 20,000 shares of restricted stock granted to Ms. Bruner based upon the closing price of $3.64 per share of Palm’s common stock on the date of grant, which vests as to 30 percent of the shares on the first and second anniversary of the date of grant and as to the remaining 40 percent of the shares on the third anniversary of the date of grant.
(13)	Represents the dollar value of 2,500 shares of restricted stock granted to Ms. Jackson based upon the closing price of $19.40 per share of Palm’s common stock on the date of grant, which vests in equal annual increments over a three-year period.

Grants of Stock Options

The following table provides information concerning grants of options to purchase Palm’s common stock made during the fiscal year ended May 30, 2003 to the named executive officers:

Option Grants in Fiscal Year 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year 2003(2)	Exercise Price Per Share ($/sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5%($)	10%($)
Eric A. Benhamou	60,000	2.3	12.10	11/01/12	456,578	1,157,057
David C. Nagel	—	—	—	—	—	—
R. Todd Bradley	12,500	0.5	13.80	09/03/12	108,484	274,921
	60,000	2.3	13.80	09/03/12	520,725	1,319,619
Judy Bruner	30,000	1.1	13.80	09/03/12	260,362	659,809
Marianne F. Jackson	25,000	1.0	13.80	09/03/12	216,969	549,841

(1)	All of the options in this table are subject to the terms of Palm’s 1999 Stock Plan, as amended, and are exercisable only as they vest.
(2)	Based on a total of options to purchase 2,611,306 shares granted to all Palm employees in the fiscal year ended May 30, 2003.
(3)	All options were granted at an exercise price equal to the fair market value of Palm’s common stock on the date of grant.
(4)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent Palm’s estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of Palm’s common stock, overall market conditions and the option holders’ continued employment through the vesting period.

Exercises of Stock Options

The following table provides information concerning option exercises during the fiscal year ended May 30, 2003 and the exercisable and unexercisable options held by the named executive officers as of May 30, 2003:

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 30, 2003 (#)		Value of Unexercised In-the-Money Options at May 30, 2003 (1)($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric A. Benhamou	—	—	51,751	63,499	—	—
David C. Nagel	—	—	2,500	250	—	—
R. Todd Bradley	—	—	44,634	107,866	—	—
Judy Bruner	—	—	50,037	41,229	—	—
Marianne F. Jackson	—	—	9,461	28,039	—	—

(1)	Based on a fair market value of $11.98 per share as of May 30, 2003, the closing sale price per share of Palm’s common stock on that date as reported on the Nasdaq National Market.

Employment, Severance and Change of Control Agreements

Pursuant to an Employment Offer Letter dated September 13, 2001, Dr. Nagel accepted the position of Chief Executive Officer and President of PalmSource, Inc. The terms of the offer letter include, among other things, a starting salary of $620,000 per year, participation in a discretionary cash bonus plan, a grant of stock options to purchase shares of PalmSource (when possible), a grant of shares of Palm restricted stock, a sign-on/retention bonus of $200,000 payable over 18 months, which Dr. Nagel will have to return to Palm if he terminates his employment voluntarily within one year of his date of hire, and standard benefits. Pursuant to the offer letter, Dr. Nagel is entitled to severance benefits if his employment is terminated involuntarily by Palm or PalmSource, other than for cause (as defined in the offer letter) or voluntarily by him for good reason (as defined in the offer letter). These severance benefits include a severance payment equal to two times Dr. Nagel’s annual salary and 100% of his target bonus, continued employee benefits for two years, a pro-rated bonus payment, acceleration of vesting of his stock options and his Palm restricted stock grant as if he continues as an employee of PalmSource for two additional years following his termination, payment of the difference between the total value of Dr. Nagel’s Palm restricted stock grant on the date of termination and $2,000,000 (if such termination occurs prior to September 15, 2003), and a waiver of any obligation on his part to return any of the sign-on/retention bonus.

Palm has entered into management retention agreements with the following named executive officers: R. Todd Bradley, Judy Bruner and Marianne Jackson. The management retention agreements with Mr. Bradley and Ms. Bruner entitle each such officer to full acceleration of the vesting of his or her outstanding stock options and full vesting of any shares of restricted stock upon a change of control (as defined in the management retention agreements). Under Ms. Jackson’s management retention agreement, Ms. Jackson’s outstanding stock options and restricted stock become fully vested if, within 12 months following a change of control (as defined in the management retention agreement), her employment is terminated involuntarily by Palm other than for cause (as defined in the management retention agreement), death or disability or voluntarily by Ms. Jackson for good reason (as defined in the management retention agreement). Further, the management retention agreements with all of the named executive officers listed above provide that each such officer is entitled to additional severance benefits if, within 12 months following a change of control (as defined in the management retention agreements), the employee’s employment is terminated involuntarily by Palm other than for cause (as defined in the management retention agreements), death or disability or voluntarily by the employee for good reason (as defined in the management retention agreements) and the employee enters into a mutual release of claims with Palm. These severance benefits include a severance payment of one times annual salary and target bonus (except that with respect to Mr. Bradley, this severance payment is two times annual salary and target bonus), continued company-paid coverage of certain employee benefits for a minimum of two years following his or her termination, pro-rated bonus payment and a tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax.

In addition, Palm has entered into severance agreements with the following named executive officers: R. Todd Bradley, Judy Bruner and Marianne Jackson. Pursuant to the severance agreements, each of these employees is entitled to severance benefits if the employee’s employment is terminated involuntarily by Palm other than for cause (as defined in the severance agreements), death or disability (as defined in the severance agreements) or voluntarily by the employee for good reason (as defined in the severance agreements) and the employee enters into a mutual release with Palm, complies with all of the terms of the severance agreement, including the non-solicitation of employees, and does not qualify for payments and benefits under his or her management retention agreement. With respect to Ms. Bruner and Ms. Jackson, the severance benefits include a lump-sum payment equal to 100% of annual base salary, one year of accelerated vesting of stock options (excluding any shares that would vest solely or have their vesting accelerate upon the achievement of performance objectives), vesting of one-half of any shares of restricted stock (excluding any shares that vest solely or have their vesting accelerate upon the achievement of performance objectives) and certain employer paid health benefits for one year if the employee elects continuation coverage. With respect to Mr. Bradley, the severance benefits include a lump-sum payment equal to 200% of annual base salary, two years of accelerated vesting of stock options (excluding any shares that would vest solely or have their vesting accelerate upon the achievement of performance objectives), vesting of one-half of any shares of restricted stock (excluding any shares that vest solely or have their vesting accelerate upon the achievement of performance objectives) and certain employer paid health benefits for two years if the employee elects continuation coverage. Under the terms of the severance agreements, a termination event will not be deemed to have occurred where an individual is employed by a subsidiary of Palm and Palm distributes the securities of such subsidiary to Palm’s stockholders.

Palm has also entered into executive retention agreements with the following named executive officers pursuant to the Solution Group’s executive retention program: R. Todd Bradley, Judy Bruner and Marianne Jackson. Pursuant to these agreements, each of these officers is entitled to a guaranteed bonus based on target percentages of his or her eligible base salary for the period from the first quarter of fiscal year 2003 through the second quarter of fiscal year 2004. The bonuses are contingent on the achievement of minimum performance ratings exceeding expectations and are scheduled to be paid after the end of Palm’s quarter ending November 28, 2003, provided the officer has remained at Palm through that date. In addition, these agreements provide for grants of restricted stock to these officers, subject to a three year vesting schedule in equal annual installments, in the following amounts (such amounts are adjusted to give effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002): 5,000 shares for Mr. Bradley, 2,500 shares for Ms. Bruner and 2,500 shares for Ms. Jackson.

In May 2001, Palm entered into an offer letter agreement with R. Todd Bradley, which provides for: a base annual salary of $525,000, bonus eligibility, and a grant of an option to acquire 37,500 shares of Palm common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002) subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. In May 2002, Mr. Bradley was promoted to President, Solutions Group, and his compensation was adjusted to provide for an enhanced bonus potential and a grant of an additional option to acquire 37,500 shares of Palm common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002), subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter. In September 2002, Mr. Bradley’s title was changed to President and Chief Executive Officer, Solutions Group, and his base annual salary was increased to $620,000.

In January 2002, Palm entered into an offer letter agreement with Marianne F. Jackson, which provides for: a base annual salary of $275,000, bonus eligibility, and a grant of an option to acquire 22,500 shares of Palm common stock (such number of shares is adjusted to give effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002), subject to four year vesting with 25% vesting after the first year and monthly vesting thereafter.

In November 2002, Palm entered into a letter arrangement with Eric Benhamou, which provides for: an annual base salary of $525,000; bonus eligibility; a grant of an option exercisable for 60,000 shares of Palm common stock (such amount gives effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002), subject to a three year vesting schedule in equal annual installments and accelerated vesting in full at the time of the PalmSource distribution; and an additional grant of an option exercisable for 5,000 shares of Palm common stock (such amount gives effect to the one-for-twenty reverse stock split of Palm common stock effective as of October 15, 2002) to be made at the time of the consummation of the PalmSource distribution.

Palm’s 1999 Stock Plan, as amended (the “Stock Plan”), provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, the successor corporation may assume or substitute an equivalent award for each outstanding option or stock purchase right. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control (as defined in the Stock Plan), then the vesting and exercisability of 50% of the then unvested shares of common stock of Palm subject to his or her option or stock purchase right will accelerate. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator of the Stock Plan will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Under Palm’s 1999 Employee Stock Purchase Plan, as amended, in the event of Palm’s merger with or into another corporation or the sale of all or substantially all of Palm’s assets, the successor corporation may assume or substitute an equivalent option for each outstanding option. If the successor corporation does not assume or substitute for the outstanding options, the purchase periods and offering periods then in progress will be shortened by setting a new exercise date, which will be before the merger or sale of assets.

Palm’s Amended and Restated 1999 Director Option Plan, as amended, or the 1999 Director Plan, provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the administrator of the 1999 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, in the event of a change of control (as defined in the 1999 Director Plan), the exercisability of each outstanding option will accelerate and become fully vested and exercisable immediately prior to the change of control as to all of the shares then subject to the option. The option will terminate immediately following the change of control.

Palm’s 2001 Stock Option Plan for non-employee directors, or the 2001 Director Plan, provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the administrator of the 2001 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, if a change of control (as defined in the 2001 Director Plan) occurs and a non-employee director will cease to be such as an immediate and direct consequence of the change of control, his or her outstanding options (if not yet expired) will become fully exercisable on the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with 3Com Corporation

After the legal separation from 3Com in February 2000, Palm has paid 3Com for certain leased facilities and for transitional services required while Palm established its independent infrastructure. Amounts paid to 3Com under these agreements since the separation date were approximately $12.9 million, $25.2 million and $31.9 million for fiscal years 2003, 2002 and 2001, respectively.

A Tax Sharing Agreement allocates 3Com’s and Palm’s responsibilities for certain tax matters. The agreement requires Palm to pay 3Com for the incremental tax costs of Palm’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of Palm’s tax liability for periods during which Palm joined in filing consolidated, combined or unitary tax returns with affiliated corporations.

Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, Palm could be required to pay a deficiency in the group’s federal income tax liability for a period during which Palm was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of Palm’s legal separation from 3Com, subject to specified exceptions, Palm and 3Com each released the other from any liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

Under the terms of a software license agreement between PalmSource and 3Com, PalmSource recorded $0.4 million and $0.2 million of support revenues for fiscal years 2003 and 2002, respectively.

Transactions between Palm and PalmSource

See “The Palm Separation” in this joint proxy statement/prospectus for a description of the principal agreements relating to the separation of PalmSource from Palm.

At the date of the distribution of the shares of PalmSource common stock held by Palm to Palm’s stockholders, PalmSource will assume $15.0 million of a note payable to a third party held by Palm, which bears interest at 5.0% per annum and is due December 6, 2006. In the event the third party does not approve the allocation of all or a portion of the $15.0 million 5.0% note payable to PalmSource, then PalmSource will issue a new note to Palm with a principal amount equal to the $15 million minus the amount by which the note payable to the third party is reduced in connection with the assumption of the debt.

Other Transactions and Relationships

Palm entered into a business consulting agreement with Satjiv Chahil, who was formerly Palm’s Chief Marketing Officer until his employment with Palm terminated, effective as of June 2002. Under this consulting agreement, Palm paid Mr. Chahil approximately $400,000 in consulting fees during fiscal year 2003. This consulting agreement expired on May 31, 2003.

In fiscal year 2003, Palm made a $1.0 million equity investment in and entered into a product procurement agreement with Mobile Digital Media, Inc., a company founded by Barry Cottle, the former Senior Vice President and Chief Internet Officer of Palm until his employment with Palm terminated in February 2002. Palm paid $4.6 million for products purchased under the product procurement agreement during fiscal year 2003. These products were purchased by Palm for resale.

In fiscal year 2003, Palm purchased $0.3 million of software licenses and services from Kontiki, Inc. Michael Homer, a current member of Palm’s board of directors, is the Chairman and Chief Executive Officer of Kontiki, Inc.

In fiscal year 2003, Palm purchased $0.1 million of products from SanDisk Corporation, a company which Judy Bruner, Palm’s current chief financial officer, serves as a member of its board of directors.

Eric Benhamou is the Chairman of the board of directors of both Palm and PalmSource and is currently employed by Palm as its Chief Executive Officer.

David Nagel is currently a member of the board of directors of both Palm and PalmSource and is currently employed by PalmSource as its President and Chief Executive Officer.

Marianne Jackson, Senior Vice President and Chief Human Resources Officer of Palm, is the sister of Robert J. Finnochio, a director of PalmSource.

In May 2003, Palm announced that it had teamed with Orange France to offer the Orange bureau services powered by the Palm Tungsten W handheld computer. Orange France is a subsidiary of Orange SA which runs all the mobile telephony activities of France Telecom Group worldwide. Jean-Jacques Damlamian, a member of Palm’s board of directors, is the Group Executive Vice President in charge of Technology and Innovation at France Telecom.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Set forth below is a report submitted by Palm’s Audit Committee describing Palm’s financial and accounting management policies and practices. The Audit Committee is composed of three directors who are independent as determined in accordance with Nasdaq’s listing standards. The Audit Committee operated throughout fiscal year 2003 under a written charter adopted by Palm’s board of directors, a copy of which was attached as Appendix A to the proxy statement for Palm’s 2001 Annual Meeting of Stockholders. The Audit Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act, the proposed rules of the U.S. Securities and Exchange Commission and the proposed new listing standards of Nasdaq regarding audit committee policies. Although some of these rules and standards had not yet been finalized, the board of directors adopted an amendment and restatement of the Audit Committee charter on July 1, 2003, to proactively implement certain of these proposed rules and standards. A copy of this amended and restated charter has been attached to this joint proxy statement/prospectus as Annex E.

The Audit Committee among other things:

•	reviews Palm’s internal audit plan, the results of each internal audit and the appointment and replacement of Palm’s senior internal auditing executive;

•	reviews the independent auditors’ proposed audit scope, approach and independence;

•	appoints, compensates, retains, oversees, determines the funding for, evaluates and, where appropriate, replaces Palm’s independent auditors;

•	approves all audit and permissible non-audit services provided to Palm by its independent auditors;

•	reviews the results of each independent audit;

•	reviews and evaluates the independent auditors’ lead audit partner and reviewing partners and other senior members of the independent auditors’ team;

•	reviews on a continuing basis, and meets with Palm’s management and independent auditors to review the adequacy of Palm’s system of internal controls;

•	considers major changes and other major questions of choice regarding appropriate auditing and accounting principles and practices to be followed when preparing Palm’s financial statements;

•	reviews the procedures employed by Palm in preparing published financial statements and related management commentaries;

•	oversees and reviews Palm’s risk assessment and risk management policies and major financial risk exposures;

•	reviews any reports submitted by Palm’s independent auditors, including reports relating to all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Palm’s management and other material written communications between the independent auditors and management;

•	discusses earnings press releases, financial information and earnings guidance;

•	reviews and discusses with Palm’s management and independent auditors the annual audited financial statements and the quarterly unaudited financial statements and reviews the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation;”

•	reviews, approves and monitors Palm’s codes of ethics; and

•	reviews, with counsel, any legal matters that could have a significant impact on Palm’s financial statements.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with Palm’s management;

•	it has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

•	it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and

•	it has discussed with the independent auditors the independent auditors’ independence.

Based on such review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in Palm’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003.

THE AUDIT COMMITTEE OF THE BOARD

OF DIRECTORS

Gordon A. Campbell

Michael Homer

Susan G. Swenson

AUDIT AND RELATED FEES

In September 2002, the Audit Committee of Palm’s board of directors adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Deloitte & Touche LLP. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to an aggregate dollar limit. All such audit, audit-related, tax and non-audit services provided to Palm by Deloitte & Touche, LLP since September 2002 have been pre-approved by the Audit Committee in accordance with its policies and procedures.

The following table sets forth the audit and related fees for services provided to Palm by Deloitte & Touche LLP for fiscal years 2002 and 2003, respectively.

	Fiscal Year 2002	Fiscal Year 2003
Audit Fees	$1,001,000	$900,000
Audit-Related Fees	208,000	91,000
Tax Fees	263,000	51,000
All Other Fees	733,000	40,000

Total	$2,205,000	$1,082,000

Audit Fees

Audit fees include fees billed to Palm by Deloitte & Touche LLP for the audit of Palm’s annual financial statements, for the review of the financial statements included in Palm’s quarterly reports on Form 10-Q, statutory audits of Palm’s foreign subsidiaries and assistance with the review of various Securities and Exchange Commission filings.

Audit-Related Fees

Audit-related fees billed to Palm by Deloitte & Touche LLP includes fees for accounting consultations concerning financial accounting and reporting standards and consultations in connection with acquisitions.

Tax Fees

Tax fees includes fees billed to Palm by Deloitte & Touche LLP for tax planning and advice and tax return preparation services.

All Other Fees

For fiscal year 2003, other fees billed to Palm by Deloitte & Touche LLP related to expatriate administrative service. In fiscal year 2002, other fees billed to Palm by Deloitte & Touche LLP related to certain non-recurring consulting services to assist Palm in completing the implementation of certain key financial and non-financial information systems. Palm engaged in a significant number of systems implementations beginning in the fourth quarter of fiscal year 2000 as it separated from 3Com Corporation. Those systems implementations were completed in the first half of fiscal year 2002.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Summary of Compensation Policies for Executive Officers

Palm designs its compensation program to enable it to attract, retain, motivate and reward highly qualified executive officers who are likely to contribute to the long-term success of Palm. Palm’s compensation program for all employees includes both cash- and equity-based elements. The Compensation Committee believes that  it is important to align compensation with Palm’s business objectives and performance and to align incentives for both employees and executive officers with the interests of stockholders in maximizing stockholder  value. As a result, Palm emphasizes performance-based equity compensation in the design of its compensation programs.

Palm strives to make its compensation programs competitive with the marketplace. Palm’s executive compensation policies reflect the competition for executive talent and the unique challenges and opportunities facing Palm in the handheld computing and wireless markets. The Compensation Committee conducts annual reviews of Palm’s compensation practices by comparing them to those of peer companies in the high technology community. The Compensation Committee sets objective compensation standards based on these reviews.

Cash Compensation

Salary.    The Compensation Committee offers salaries to its executive officers that are competitive with salaries offered by companies of similar size, complexity and market valuation or capitalization in the high technology community, particularly in the Silicon Valley. Palm sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group that compete with Palm in the recruitment and retention of senior personnel.

Cash Bonus.    In July 2002, the Compensation Committee established an executive bonus program for the retention of the Solutions Group’s executive officers. This bonus program provided for guaranteed bonuses based on target percentages of an executive officer’s eligible base salary for the period from the first quarter of fiscal year 2003 through the second quarter of fiscal year 2004. Targets for the bonus awards ranged from 50% to 100% of eligible base salary. The bonuses are contingent on the achievement of minimum performance ratings exceeding expectations, and are scheduled to be paid after the end of Palm’s quarter ending November 28, 2003, provided that the officer has remained at Palm through that date. The executive bonus program superseded and replaced previous executive bonus programs. Following the second quarter of fiscal year 2004, executive officers will again be eligible to participate in any Palm bonus plan or program. At the end of the second quarter of fiscal year 2003, based on Palm’s financial performance, a discretionary bonus equal to approximately 14% of the executive officer’s executive bonus program annual bonus target was paid to the executive officers.

On June 20, 2003, the Compensation Committee approved the fiscal year 2004 annual incentive plan. This plan provides that bonuses will be paid to employees upon the achievement of certain profitability and performance objectives. Executive officers will not participate in this plan until the third quarter of the fiscal year ending May 28, 2004.

Equity-Based Compensation

Palm grants initial or “new-hire” options to executive officers when they first join the company. In addition, Palm may grant restricted stock to some of its executive officers when they first join Palm. Thereafter, Palm may grant options and restricted stock to each executive officer, including the Chief Executive Officer, based on performance. To enhance retention, options and restricted stock granted to executive officers are subject to vesting restrictions that generally lapse over one to four years. The number of options and shares of restricted stock that the company grants to a particular executive officer upon hire and throughout employment depends on the officer’s level of responsibility and a review of stock option and restricted stock grants for comparable positions in a broad peer group of companies. Options granted by Palm at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve Palm, and the price of Palm’s stock subsequently increases. As part of the executive bonus program, the Compensation Committee granted shares of restricted stock to the executive officers of the Solutions Group in fiscal year 2003.

In designing executive compensation for the fiscal year ended May 31, 2003, Palm retained outside consultants to provide data necessary to perform a comprehensive assessment of compensation for its Chief Executive Officer and other executive officers. The consultant rendered a report that surveyed competitors’ practices, assessed the mix of pay relative to competitive practices and evaluated the linkage between pay and performance. The Compensation Committee considered this information when making compensation changes for the executive officers.

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is “performance-based.” Palm’s performance-based bonus plan permits Palm to pay compensation that is performance-based and thus generally fully deductible by Palm. Since the targeted cash compensation of the majority of the named executive officers is below the $1 million threshold and Palm believes that any options granted under the 1999 Stock Plan, as amended, will meet the requirement of being performance-based under Section 162(m), the Compensation Committee concluded that Section 162(m) should not materially reduce the tax deductions available to Palm and that no changes to Palm’s compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

CEO Compensation

During the fiscal year ended May 31, 2003, Mr. Benhamou served as interim Chief Executive Officer of Palm. Mr. Benhamou’s salary for the fiscal year ended May 31, 2003 of $525,000 reflected his position, duties and responsibilities. Palm awarded Mr. Benhamou a bonus at the end of the second quarter of fiscal year 2003 of $36,750 as part of the performance-based discretionary bonuses paid by Palm. Mr. Benhamou’s stock option grant of the right to purchase 60,000 shares during the fiscal year ended May 31, 2003 reflected his position, duties and responsibilities.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Gordon A. Campbell

Susan G. Swenson

Eric A. Benhamou (non-voting member)

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total return on Palm’s common stock (as adjusted for the 1-for-20 reverse stock split of Palm’s common stock effective as of October 15, 2002) with the cumulative total return of the S&P 500 Index and the S&P 500 Information Technology Index for the period commencing on March 2, 2000, the date of the initial public offering of Palm’s common stock, and ending on May 30, 2003, Palm’s fiscal year end.

*ASSUMES $100 INVESTED ON MARCH 2, 2000 IN PALM COMMON STOCK AND $100 INVESTED ON FEBRUARY 29, 2000 IN THE S&P 500 INDEX AND THE S&P 500 INFORMATION TECHNOLOGY INDEX—INCLUDING REINVESTMENT OF ANY DIVIDENDS

Data Points for Performance Graph

	Cumulative Total Return
	March 2, 2000(1)	June 2, 2000		June 1, 2001		May 31, 2002	May 30, 2003
Palm, Inc.	$100	$70		$16		$4	$2
S&P 500 Index	$100	$104	(2)	$93	(2)	$81	$74
S&P 500 Information Technology Index	$100	$88	(2)	$46	(2)	$33	$31

(1)	The initial measurement point for the performance graph assumes a $100 investment in Palm’s common stock on March 2, 2000 and in the S&P 500 Index and S&P 500 Information Technology Index on February 29, 2000. In addition, the cumulative total returns assume the reinvestment of any dividends.
(2)	The cumulative total return information for the S&P 500 Index and the S&P 500 Information Technology Index is only available at the end of each month, and, therefore, no data point is available for June 2, 2000 or June 1, 2001. Accordingly, the data points on the graph for the S&P 500 Index and the S&P 500 Information Technology Index on June 2, 2000 and June 1, 2001 reflect the cumulative total returns as of May 31, 2000 and May 31, 2001, respectively.

LEGAL AND TAX MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the shares of Palm common stock offered in connection with this joint proxy statement/prospectus and certain federal income tax consequences of the PalmSource distribution and the Handspring merger.

Fenwick & West LLP, Mountain View, California, will pass upon certain federal income tax consequences of the Handspring merger for Handspring.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from Palm’s Annual Report on Form 10-K for the year ended May 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of peanutpress.com, Inc. as of December 31, 1999 and for the year then ended, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements of PalmSource, Inc. (a wholly owned subsidiary of Palm, Inc.) and its subsidiaries as of May 31, 2002 and 2001 and for each of the three years in the period ended May 31, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the basis of presentation of the PalmSource, Inc. combined and consolidated financial statements as described in Note 1 to such financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of WeSync.com, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of peanutpress.com, Inc. as of December 31, 2000 and for the period from January 1, 2000 to February 21, 2000 and for the period from February 22, 2000 to December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Be Incorporated as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Be Incorporated’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Handspring, Inc. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K/A for the year ended June 29, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request. In order for Palm stockholders to receive timely delivery of the documents in advance of the Palm annual meeting, Palm should receive your request no later than     , 2003. In order for Handspring stockholders to receive timely delivery of the documents in advance of the Handspring special meeting, Handspring should receive your request no later than     , 2003.

Requests for documents should be made as follows:

For information relating to Palm:	For information relating to Handspring:	For information relating to PalmSource:
Palm, Inc. Attention: Investor Relations 400 N. McCarthy Blvd. Milpitas, California 95035 (408) 503-7000	Handspring, Inc. Attention: Investor Relations 189 Bernardo Avenue Mountain View, CA 94043 (650) 230-5000	PalmSource, Inc. Attention: Investor Relations 1240 Crossman Avenue Sunnyvale, CA 94089 (408) 400-3000

Palm stockholders should contact Palm at the telephone number provided above with any questions about the transaction. Additionally, general corporate information about Palm is available at http://ir.palm.com/.

Handspring stockholders should contact Handspring at the telephone number provided above with any questions about the Handspring merger. Additionally, general corporate information about Handspring is available at http://www.handspring.com/company/investor_relations.jhtml.

Palm and Handspring file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information relating to Palm. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov.

Reports, proxy statements and other information concerning Palm and Handspring may also be inspected at:

The National Association of Securities Dealers, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

Palm has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the transaction. This joint proxy statement/prospectus constitutes the prospectus of Palm filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered herewith. To obtain these additional documents, see “Where You Can Find More Information” above.

The Securities and Exchange Commission allows us to “incorporate by reference” into this joint proxy statement/prospectus information that we have previously filed with the Securities and Exchange Commission. This means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. All documents filed by Palm and Handspring pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of the Palm annual meeting and Handspring special meeting, respectively, are incorporated by reference into and are to be a part of this joint proxy statement/prospectus from the date of filing of such documents.

Palm’s Securities and Exchange Commission filings incorporated by reference into this joint proxy statement/prospectus are:

•	Palm’s annual report on Form 10-K for the fiscal year ended May 31, 2002, filed with the Securities and Exchange Commission on July 30, 2002, as amended on Form 10-K/A, filed with the Securities and Exchange Commission on August 5, 2002;

•	Palm’s quarterly report on Form 10-Q for the quarterly period ended August 30, 2002, filed with the Securities and Exchange Commission on October 11, 2002;

•	Palm’s current report on Form 8-K dated October 15, 2002, filed with the Securities and Exchange Commission on October 22, 2002;

•	Palm’s quarterly report on Form 10-Q for the quarterly period ended November 29, 2002, filed with the Securities and Exchange Commission on January 10, 2003;

•	Palm’s quarterly report on Form 10-Q for the quarterly period ended February 28, 2003, filed with the Securities and Exchange Commission on April 14, 2003;

•	Palm’s current report on Form 8-K dated June 4, 2003, filed with the Securities and Exchange Commission on June 6, 2003;

•	the description of Palm common stock from Palm’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 18, 2000, and any amendment or report filed thereafter for the purpose of updating such description; and

•	the description of Palm preferred share purchase rights from Palm’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on October 23, 2000, and any amendment or report filed thereafter for the purpose of updating such description.

Handspring’s Securities and Exchange Commission filings incorporated by reference into this joint proxy statement/prospectus are:

•	Handspring’s annual report on Form 10-K for the fiscal year ended June 29, 2002, filed with the Securities and Exchange Commission on September 27, 2002, as amended on Form 10-K/A, filed with the Securities and Exchange Commission on February 12, 2003;

•	Handspring’s quarterly report on Form 10-Q for the quarterly period ended September 28, 2002, filed with the Securities and Exchange Commission on November 12, 2002, as amended on Form 10-Q/A, filed with the Securities and Exchange Commission on February 12, 2003;

•	Handspring’s current report on Form 8-K dated January 16, 2003, filed with the Securities and Exchange Commission on January 31, 2003;

•	Handspring’s quarterly report on Form 10-Q for the quarterly period ended December 28, 2002, filed with the Securities and Exchange Commission on February 11, 2003;

•	Handspring’s current report on Form 8-K dated February 24, 2003, filed with the Securities and Exchange Commission on March 10, 2003;

•	Handspring’s quarterly report on Form 10-Q for the quarterly period ended March 29, 2003, filed with the Securities and Exchange Commission on May 13, 2003;

•	Handspring’s current report on Form 8-K dated June 3, 2003, filed with the Securities and Exchange Commission on June 11, 2003;

•	the description of Handspring’s common stock from Handspring’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on May 30, 2000, and any amendment or report filed thereafter for the purpose of updating such description; and

•	the description of Handspring preferred share purchase rights from Handspring’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on June 11, 2003, and any amendment or report filed thereafter for the purpose of updating such description.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Palm nor Handspring has authorized anyone else to provide you with information that is different.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superceded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supercedes such statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this joint proxy statement/prospectus or in our affairs since the date of this joint proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO PALM STOCKHOLDERS SHARING AN ADDRESS

Certain Palm stockholders who share an address are being delivered only one copy of this joint proxy statement/prospectus and Palm’s 2003 Annual Report on Form 10-K unless Palm or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Palm stockholder at a shared address to which a single copy of this joint proxy statement/prospectus and 2003 Annual Report on Form 10-K were delivered, Palm will promptly deliver a separate copy of such documents to such Palm stockholder. Written requests should be made to Palm, Inc., Attention: Investor Relations, 400 N. McCarthy Blvd., m/s 9204 Milpitas, California 95035 and oral requests may be made by calling Investor Relations of Palm at (408) 503-7200. In addition, Palm stockholders who wish to receive a separate copy of Palm’s proxy statements and annual reports in the future should notify Palm either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Palm stockholders sharing an address who are receiving multiple copies of Palm’s proxy statements and annual reports may request delivery of a single copy of such documents by writing Palm at the address above or calling Palm at the telephone number above.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT PALM ANNUAL MEETING

Proposals of Palm stockholders that are intended for inclusion in Palm’s proxy statement relating to the 2004 annual meeting of the stockholders of Palm must be received by Palm at its offices at 400 N. McCarthy Blvd., Milpitas, California 95035 not later than                  , 2004 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in Palm’s proxy statement for that meeting. Stockholder proposals that are not intended to be included in Palm’s proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “TRANSACTION OF OTHER BUSINESS.”

TRANSACTION OF OTHER BUSINESS AT THE PALM ANNUAL MEETING

At the date of this joint proxy statement/prospectus, the only business that the board of directors of Palm intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under Palm’s bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, Palm not later than 90 days prior to the next annual meeting of stockholders (under the assumption that the next annual meeting of stockholders will occur no more than 30 days before or after the anniversary date of the most recent annual meeting of stockholders). Any notice of a stockholder proposal received by Palm after such date will be considered untimely. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting; (b) the name and address, as they appear on Palm’s books, of the stockholder proposing such business; (c) the class and number of shares of Palm that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

TRANSACTION OF OTHER BUSINESS AT THE HANDSPRING SPECIAL MEETING

At the date of this joint proxy statement/prospectus, the only business that the board of directors of Handspring intends to present at the special meeting is as set forth above. According to Handspring’s bylaws, the only business that may be conducted at the special meeting is such business as is contained in the notice of the special meeting (other than nominations of persons for election to the board of directors for special meetings at which directors are to be elected). As a result, stockholders will not be able to present any matters from the floor for consideration and the business to be transacted at the special meeting will be limited to the Handspring merger proposal set forth above.

VOTING BY INTERNET OR TELEPHONE

Palm Stockholders.    For shares of common stock that are registered in the name of the stockholder directly with EquiServe Trust Company, N.A., you may vote in person, by returning the enclosed proxy card or by Internet or telephone. Specific instructions to be followed by any registered stockholder interested in voting by Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that stockholders’ instructions have been properly recorded.

For shares of common stock that are beneficially owned by a stockholder and held in “street name” through a bank or brokerage (if such stockholder’s shares are registered in the name of a bank or brokerage), you may be eligible to vote your shares electronically by Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of Palm’s joint proxy statement/prospectus and annual report on Form  10-K the opportunity to vote by Internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Handspring Stockholders.    For shares of common stock that are beneficially owned by a stockholder and held in “street name” through a bank or brokerage (if such stockholder’s shares are registered in the name of a bank or brokerage), you may be eligible to vote your shares electronically by Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the joint proxy statement/prospectus the opportunity to vote by Internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Palm and Handspring stockholders voting via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

By Order of the Boards of Directors,

Palm, Inc.	Handspring, Inc.

Eric A. Benhamou	Donna L. Dubinsky
Chief Executive Officer	Chief Executive Officer

                 , 2003

ANNEX A

PALMSOURCE PROSPECTUS DATED

PROSPECTUS

10,000,000 Shares

Common Stock

10,000,000 Shares of

Common Stock of PalmSource, Inc. are being distributed

to the Stockholders of Palm, Inc.

Prior to the distribution there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq National Market under the symbol “PSRC.”

Neither we nor Palm, Inc. will receive any proceeds from this distribution.

Please pay careful attention to all of the information in this prospectus. In particular, you should carefully consider the discussion in the section titled “ Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be distributed under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                          , 2003, and is first being mailed to stockholders of Palm, Inc. on or about                          , 2003.

The information in this prospectus is not complete and may be changed. Palm may not distribute these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus incorporates important business and financial information about PalmSource that is not included in or delivered with the prospectus. PalmSource will provide you with copies of this prospectus, as well as exhibits filed with the registration statement, without charge, upon written or oral request to:

PalmSource, Inc.

Attention: Investor Relations

1240 Crossman Avenue

Sunnyvale, California 94089

(408) 400-3000

If you would like to request any documents from PalmSource, please do so by                     , 2003.

Through and including the 25th day after the date of the distribution of the shares covered by this prospectus, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus.

Graffiti and Hotsync are registered trademarks of PalmSource. Palm, Palm OS and PalmSource are registered trademarks of, and Palm Powered is a trademark of, Palm Trademark Holding Company, LLC. Each trademark, trade name or service mark of any other company appearing in the prospectus belongs to its holder.

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(Continued)

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

General Questions and Answers

Q:	What is the transaction?

A:	Palm, Inc. and Handspring, Inc. have entered into a definitive agreement for a transaction in which:

•	Palm will distribute, on a pro rata basis to its existing stockholders, all of the shares of PalmSource, Inc. common stock that it owns (we refer to this part of the transaction throughout this prospectus as the PalmSource distribution); and

•	immediately following the PalmSource distribution, Palm will acquire Handspring, and Handspring stockholders will become Palm stockholders and will receive Palm common stock in exchange for their Handspring common stock (we refer to this part of the transaction throughout this prospectus as the Handspring merger).

Handspring stockholders will not receive any shares of PalmSource common stock in the transaction.

In this prospectus, when we refer to the transaction, we refer to the PalmSource distribution and the Handspring merger together as the transaction. Following the transaction, there will be two independent publicly-traded companies:

•	PalmSource, which will operate Palm’s operating system business; and

•	Palm, which will operate Palm’s solutions group business and Handspring’s business. Palm expects to change its corporate name and ticker symbol in the future following the transaction. Throughout this prospectus, we refer to the company following the transaction as Palm or the combined company.

Q:	Why am I receiving this prospectus?

A:	The purpose of this prospectus is to provide important information about PalmSource and the PalmSource shares of common stock being distributed to Palm stockholders in the PalmSource distribution. This prospectus omits much of the information regarding the merger of Palm and Handspring and if you want more information on the Handspring merger, you should refer to the joint proxy statement/prospectus of Palm and Handspring.

Q:	Why is the transaction being proposed?

A:	The PalmSource distribution is designed to increase the market for the Palm operating system, or Palm OS. The Palm-Handspring combination is designed to create a stronger competitor in the handheld computing and communication devices industries.

Q:	What will be the relationship between Palm and PalmSource following the transaction?

A:	Palm and PalmSource will be independent publicly-traded companies following the transaction. However, Palm and PalmSource have entered into a number of agreements that provide for a continuing business relationship between them, including a software license agreement between them under which Palm will continue to be a licensee of Palm OS and agreements with Palm Trademark Holding Company, LLC under which Palm and PalmSource will both continue to use certain Palm-related trademarks and domain names.

iii

Q:	Who will be the directors and executive officers of PalmSource following the transaction?

A:	The board of directors of PalmSource will consist of seven members following the transaction: Eric A. Benhamou (who will serve as Chairman of our board of directors and also serve as Chairman of Palm’s board of directors following the transaction), David C. Nagel, Jean-Louis F. Gassée, Satjiv S. Chahil, Robert J. Finocchio, John B. Shoven, Ph.D and P. Howard Edelstein. The executive officers of PalmSource following the merger will be: David C. Nagel, President and Chief Executive Officer; Albert J. Wood, Chief Financial Officer and Treasurer; Doreen S. Yochum, Chief Administrative Officer and Secretary; Gabriele R. Schindler, Senior Vice President of Worldwide Marketing; Lamar Potts, Vice President of Worldwide Licensing and Sales; Lawrence Slotnick, Chief Products Officer; and David A. Limp, Senior Vice President of Corporate and Business Development.

Q:	When do you expect the transaction to be completed?

A:	We expect the transaction to be completed in fall 2003. However, we cannot predict the exact timing of the completion of the transaction because the transaction is subject to governmental and regulatory review processes and other conditions.

Q:	What will Palm stockholders receive in the PalmSource distribution?

A:	Holders of Palm common stock will retain their shares of Palm common stock, including the associated preferred stock purchase rights, and be entitled to receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held by each such holder at the completion of the transaction. This ratio is based on the number of shares of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution. Fractional shares of PalmSource common stock will be aggregated for each Palm stockholder and any remaining fractional shares will be aggregated with other fractional shares and sold in the public market. Accordingly, Palm stockholders who would otherwise be entitled to receive a fractional share of PalmSource common stock will receive cash for the fractional interest.

Q:	Where will PalmSource’s common stock be traded following the transaction?

A:	We have applied for listing on the Nasdaq National Market under the symbol “PSRC.” If PalmSource common stock does not trade at $5.00 or above on its first trading day, it may not be eligible to remain trading on the Nasdaq National Market, and instead, it may trade on the Nasdaq SmallCap Market, if it meets certain requirements, or be eligible for quotation on the Over-the-Counter, or, OTC Bulletin Board, or a successor of the OTC Bulletin Board.

Q:	What will happen to Palm’s outstanding options and warrants in the transaction?

A:

When the PalmSource distribution is completed, each outstanding option to purchase shares of Palm common stock will continue in effect. Each option will be subject to all of the terms and conditions set forth in the applicable documents evidencing such Palm option immediately prior to the PalmSource distribution, including any repurchase rights or vesting provisions, except that each such option will be adjusted to maintain the same option value immediately before and immediately after the transaction. This adjustment will be accomplished by multiplying the number of shares for which the option is exercisable by a ratio, the numerator of which will be the closing sales price of Palm common stock on the last full day of trading prior to the PalmSource distribution and the denominator of which will be the opening sales price of Palm common stock on the first full day of trading after the PalmSource distribution, and multiplying the exercise price at which such option will be exercisable by the inverse of that ratio. Palm’s board of directors and its

iv

compensation committee believe that this adjustment is required by, or advisable under, the terms of Palm’s stock option plans. Accordingly, on July 1, 2003, Palm’s board of directors amended Palm’s 1999 Stock Plan and 1999 Director Option Plan to reserve additional shares of Palm’s common stock for the sole purpose of effecting such an adjustment. For those employees who are employees of PalmSource, their options will be adjusted as provided above, except that any unvested Palm options will terminate on the distribution date and such PalmSource employees shall be deemed terminated under their options agreement, giving them a limited number of days to exercise vested options before they expire.

No adjustment will be made to the exercise price per share or the number of shares issuable upon the exercise of Palm’s outstanding warrant, but upon exercise the warrant holder will be entitled to receive the number of shares of PalmSource stock which the warrant holder would have been entitled to receive if the warrant holder had exercised the warrant prior to the transaction.

Q:	As a PalmSource stockholder, will I be able to trade the PalmSource common stock that I receive in connection with the distribution?

A:	The shares of PalmSource common stock distributed to Palm stockholders in connection with the transaction will be freely tradable, unless you are an affiliate of PalmSource, in which case you will be required to comply with the applicable restrictions of Rule 144 of the Securities Act of 1933 in order to resell the shares of PalmSource common stock you receive in the transaction.

Q:	Do I need to send in my Palm stock certificates?

A:	No. You do not need to surrender your Palm stock certificates. You will receive your PalmSource shares in book-entry form through Palm’s transfer agent upon completion of the transaction without taking any action. If you hold your shares through a bank or broker, your bank or broker will place the shares of PalmSource common stock into your account.

Q:	Will I owe income taxes as a result of the PalmSource distribution?

A:	For U.S. taxpayers, Palm expects that the distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code, other than with respect to cash Palm stockholders may receive instead of fractional shares of PalmSource common stock.

Q:	Who can help answer my questions about the transaction, Palm, PalmSource or the Palm 2003 annual meeting of stockholders?

A:	If you have questions about the transaction, Palm or the Palm 2003 annual meeting of stockholders, including the procedures for voting your shares, you should contact:

Palm, Inc.

Attn: Investor Relations

400 N. McCarthy Boulevard

M/S 9204

Milpitas, California 95035

Telephone: (408) 503-7200

or Palm’s proxy solicitor:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

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If you would like additional copies of this prospectus without charge, or if you have questions about the business of PalmSource, you should contact:

PalmSource, Inc.

Attn: Investor Relations

1240 Crossman Avenue

Sunnyvale, California 94089

Telephone: (408) 400-3000

vi

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully the entire prospectus and the documents we refer to in this document. See the section titled “Where You Can Find More Information” in this prospectus.

Forward-Looking Information

This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, include, among others, statements regarding our business strategy, future operating performance, the size of the market for our products and services and the products that incorporate our operating system and our prospects.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the section titled “Risk Factors” in this prospectus. You should consider carefully the statements set forth in the section titled “Risk Factors” and other sections of this prospectus, and any accompanying prospectus supplement. All subsequent written and oral forward-looking statements attributable to PalmSource, or to persons acting on PalmSource’s behalf, are expressly qualified in their entirety by the applicable cautionary statements. PalmSource does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

The Transaction (see page 28)

Palm, Peace Separation Corporation, Harmony Acquisition Corporation and Handspring have entered into the merger agreement to conduct the transaction described in this prospectus.

PalmSource Distribution.    Pursuant to the merger agreement, Palm will first distribute the shares of PalmSource common stock held by Palm to Palm’s existing stockholders. The distribution will be effected by means of a merger. Pursuant to the merger agreement, Peace Separation Corporation, a wholly-owned subsidiary of Palm, will merge with and into Palm. Palm will be the surviving corporation in this merger. In this merger, each share of Palm common stock outstanding as of the effective time of this merger will remain outstanding and will also be entitled to receive a number of shares of PalmSource common stock such that Palm will have distributed to Palm stockholders all of the PalmSource common stock. Fractional shares of PalmSource common stock will be aggregated for each Palm stockholder and any remaining fractional share will be sold in the public market. Accordingly, stockholders who would otherwise be entitled to receive a fractional share of PalmSource common stock after aggregating all such fractional shares into whole shares will receive cash for the fractional interest. Cash amounts received for such fractional share may be taxable to stockholders. Based on shares of Palm common stock outstanding on May 31, 2003, Palm stockholders will receive approximately 0.34 shares of PalmSource common stock for each share of Palm common stock held. This ratio is subject to reduction in the event that Palm issues additional shares of common stock following                     , 2003 and prior to the PalmSource distribution. Handspring stockholders will not be entitled to receive PalmSource common stock in the transaction.

Handspring Merger.    Following the distribution of PalmSource common stock, Palm will combine its remaining business with Handspring in a merger transaction. Palm’s wholly-owned subsidiary, Harmony Acquisition Corporation, will merge with and into Handspring. Handspring will be the surviving corporation in this merger and will thereafter be a wholly-owned subsidiary of Palm. In this merger, each share of Handspring common stock, together with its associated preferred stock purchase right, will be converted into the right to

1

receive 0.09 shares of Palm common stock. Palm shares will be issued to Handspring with their associated preferred stock purchase rights. No fractional shares of Palm common stock will be issued in this merger. In lieu of receiving a fractional share of Palm common stock and after aggregating all fractional shares of Palm common stock to which a holder would otherwise be entitled, each holder will receive an amount of cash equal to the product obtained by multiplying such remaining fraction by the average closing price of Palm common stock for the ten consecutive trading days ending on, and including, the trading day immediately prior to the Handspring merger.

The Companies

Palm, Inc.

400 N. McCarthy Boulevard

Milpitas, California 95035

Telephone: (408) 503-7000

Founded in 1992 and reincorporated under the laws of Delaware in December 1999, Palm is the leading global provider of handheld computing devices and operating systems for handheld devices. Palm currently consists of two operating segments: PalmSource, a majority owned subsidiary of Palm, and the Solutions Group. PalmSource is a leading developer and licensor of a software platform that enables mobile information devices. PalmSource’s software platform consists of operating system software and software development tools as well as personal information management software, web browser and e-mail applications. Palm’s Solutions Group develops, markets and sells handheld computing devices, add-ons and accessories as well as related services and software, targeting consumer, enterprise, education and government users. After the transaction, Palm will consist of its Solutions Group business and the Handspring business.

Palm’s web site address is www.palm.com. The information on Palm’s web site is not a part of this prospectus.

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Telephone: (408) 400-3000

Incorporated under the laws of Delaware in December 2001, we develop, market and support a leading software platform for mobile information devices. Our platform consists of the Palm operating system, or Palm OS, and software development tools that mobile information device manufacturers use to develop products from our platform as well as personal information management, web-browser and e-mail applications. Our platform enables manufacturers to rapidly and efficiently create powerful, innovative and easy-to-use mobile information devices. We license our products to leading device manufacturers, including Garmin, Handspring, Kyocera, Legend, Palm, Samsung and Sony.

PalmSource’s web site address is www.palmsource.com. The information on our web site is not a part of this prospectus.

Peace Separation Corporation

400 N. McCarthy Boulevard

Milpitas, California 95035

Telephone: (408) 503-7000

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Incorporated under the laws of Delaware in May 2003, Peace Separation Corporation is a direct wholly-owned subsidiary of Palm and was incorporated for the sole purpose of merging with and into Palm to effect the distribution of the PalmSource common stock held by Palm to Palm’s stockholders. Peace Separation Corporation does not have any operations.

Unless otherwise indicated, all references in this prospectus to “we,” “our,” “us,” and “PalmSource” are to PalmSource, Inc. All references to Palm and “parent” are to Palm, Inc.

Risk Factors (see page 10)

The “Risk Factors” beginning on page 10 should be considered carefully by Palm stockholders. These risk factors should be considered along with any additional risk factors in the periodic reports of Palm filed with the Securities and Exchange Commission and any other information included in this prospectus.

Reasons for the Transaction (see page 29)

Reasons for the PalmSource Distribution

Palm and PalmSource believe that Palm stockholders will realize benefits from the complete separation of the two companies as a result of the distribution of the shares of PalmSource held by Palm to Palm’s stockholders, including the following:

•	a potential increase to the number of licensees for Palm OS;

•	increased competitiveness of Palm OS, benefiting both Palm and PalmSource;

•	increased speed and responsiveness to technology change and customer needs;

•	greater opportunity for management teams and employees of both Palm and PalmSource to focus on their respective businesses and strategic opportunities;

•	aligned employee incentives and greater accountability for both Palm and PalmSource management and employees; and

•	direct access to capital markets for both businesses.

Reasons for the Handspring Merger

Palm believes that the combination of Palm’s Solutions Group business and Handspring will form a new, stronger market leader in mobile computing and communications.

The PalmSource Separation (see page 47)

Palm and PalmSource entered into certain agreements effective as of December 2001 to generally provide for the assignment by Palm of assets, and the assumption by PalmSource of liabilities, related to the Palm OS business. In June 2003, Palm and PalmSource entered into additional agreements, some of which amended or amended and restated separation agreements previously entered into by the parties and others further allocated assets and liabilities between Palm and PalmSource in light of circumstances existing at that time.

Relationship between Palm and PalmSource Following the Transaction

Palm and PalmSource will be independent publicly-traded companies following the transaction. However, Palm and PalmSource have entered into a number of agreements that provide for a continuing business relationship between them, including a software license agreement between them under which Palm will continue to be a licensee of Palm OS and agreements with Palm Trademark Holding Company, LLC, under which Palm and PalmSource will both continue to use Palm-related trademarks and domain names.

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Material U.S. Federal Income Tax Consequences of the PalmSource Distribution (see page 31)

In general, Palm stockholders will not recognize gain or loss for United States federal income tax purposes, except with respect to cash received instead of fractional shares, as a result of the receipt of PalmSource shares in the distribution. Palm has received a private letter ruling from the Internal Revenue Service, or IRS, to the effect that the PalmSource distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code. This ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, neither Palm nor PalmSource is aware of any material change in the facts and circumstances of the PalmSource distribution that would call into question the validity of the ruling.

Accounting Treatment of the Distribution (see page 31)

PalmSource was historically integrated with the businesses of Palm and, consequently, our combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm and reflect significant assumptions and allocations (as described in Note 1 to our combined and consolidated financial statements). Accordingly, the combined and consolidated financial statements do not necessarily reflect our financial position, results of operations and cash flows had we been a stand-alone entity for the periods presented. In addition, our combined and consolidated financial statements may not be indicative of our financial position, results of operations and cash flows subsequent to the distribution due to transactions anticipated to occur as of the distribution date.

Regulatory Approvals (see page 30)

The Handspring merger is subject to antitrust laws. Palm and Handspring are required to make filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 with the United States Department of Justice and the United States Federal Trade Commission. Palm and Handspring are not permitted to complete the Handspring merger until the applicable waiting period under the Hart-Scott-Rodino Act has expired or been terminated. Palm and Handspring are also required to make other applicable foreign antitrust filings and may not complete the Handspring merger until all material foreign antitrust approvals have been obtained. In addition, the reviewing agencies or governments, states or private persons may challenge the Handspring merger at any time before or after its completion. Palm and Handspring have not yet obtained any of the governmental or regulatory approvals required to complete the Handspring merger.

Nasdaq Listing (see page 33)

It is a condition to the transaction that PalmSource common stock be approved for listing on the Nasdaq National Market. Palm has agreed to use all reasonable efforts to authorize for listing the PalmSource common stock on the Nasdaq National Market.

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Presentation of PalmSource’s Capitalization

In connection with the separation of the Palm and PalmSource businesses, Palm issued to us an inter-company loan of $20.0 million, which will be contributed to us as capital contribution upon the distribution, and since our incorporation has made additional net capital contributions to us in cash of $29.0 million, consisting of capital contributions of $31.1 million in fiscal year 2002 reduced by a capital distribution of $2.1 million during the nine months ended February 28, 2003. An additional $6.0 million will be contributed to us as a capital contribution by Palm upon the distribution and $15.0 million of a 5% convertible note payable to a third party held by Palm, due 2006, is intended to be assumed by us prior to the distribution.

Unless we indicate otherwise, all information in this prospectus: (i) assumes the conversion into common stock of each outstanding share of our preferred stock, which will occur automatically upon the distribution; (ii) assumes the re-capitalization of our Class A, Class B and Class C common stock into common stock, which will occur automatically upon the distribution; (iii) assumes full participation in our option exchange program and the issuance of stock and stock option grants to certain of our executive officers and directors; (iv) is based upon 11,599,632 shares of common stock outstanding; (v) gives effect to a one for five reverse stock split to be effective immediately prior to the distribution; and (vi) excludes:

•	27,000 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2003, with a weighted average exercise price of $40.00 per share, of which 13,500 were vested as of June 30, 2003 and 2,693,329 shares of common stock available for future option grants under our 2001 Stock Plan and 2003 Equity Incentive Plan;

•	400,000 shares of common stock reserved for issuance under our 2003 Employee Stock Purchase Plan; and

•	shares of common stock reserved for issuance upon conversion of $15 million of a 5% convertible note, due 2006.

5

SUMMARY COMBINED AND CONSOLIDATED FINANCIAL DATA

The following selected combined and consolidated financial data of PalmSource reflect our historical results of operations and balance sheet data. Our combined and consolidated statement of operations data set forth below for the years ended May 31, 2000, May 31, 2001 and May 31, 2002 and the combined and consolidated balance sheet data as of May 31, 2001 and May 31, 2002 are derived from our audited combined and consolidated financial statements included elsewhere in this prospectus.

The combined and consolidated statement of operations data for the years ended May 31, 1998 and May 31, 1999 and the combined and consolidated balance sheet data as of May 31, 1998, May 31, 1999 and May 31, 2000 are derived from our unaudited combined and consolidated financial statements that are not included elsewhere in this prospectus. The combined and consolidated statement of operations data for the nine months ended February 28, 2002 and 2003 and the consolidated balance sheet data as of February 28, 2003 are derived from our unaudited combined and consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Results for the nine months ended February 28, 2003 are not necessarily indicative of results that may be expected for the entire year.

The unaudited pro forma data are presented assuming the conversion of outstanding Series A mandatorily redeemable convertible preferred stock to common stock, and the re-capitalization, giving effect to a one for five reverse stock split as of the distribution date, of the issued and outstanding shares of common stock of PalmSource. The unaudited pro forma balance sheet also gives effect to the intended assumption by PalmSource of $15.0 million of the 5% convertible note, payable to a third party and held by Palm and the contribution of the $20.0 million note payable to Palm as additional paid in capital, immediately prior to the distribution in accordance with the terms of the amended and restated intercompany loan agreement. The related accrued interest on the contributed Palm note will be due and payable to Palm within seven days of the distribution date. In addition, the unaudited pro forma balance sheet also gives effect to the contribution by Palm, in accordance with the terms of the letter agreement regarding cash contributions, of an additional $6.0 million in cash upon the distribution date. The unaudited pro forma basic and diluted net loss per share does not include the impact of interest expense related to the assumption of $15.0 million of the 5% convertible note which will occur at the closing of this transaction. Interest payable on this note is payable semi-annually and the note is due and payable on December 6, 2006.

The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. See “Risk Factors—Risks Relating to Our Separation from Palm—Our historical financial information may not be representative of our results as a stand-alone company and therefore, may not be reliable as an indicator of future results.” In addition, due to the acquisitions that we have made, and the change in our method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective June 1, 2001, our results of operations are not necessarily comparable between the periods presented. In addition, our historical combined and consolidated balance sheet data is not comparable to the pro forma balance sheet data set forth below due to the transactions anticipated to occur as of the distribution date discussed above. You should also read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which describes a number of factors that have affected our financial results.

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	Years Ended May 31,					Nine Months Ended February 28,
	1998	1999	2000	2001	2002	2002	2003
	(Unaudited)					(Unaudited)
	(in thousands, except per share amounts)
Combined and Consolidated Statement Of Operations Data:
Revenues	$11,058	$22,826	$47,966	$86,432	$69,883	$51,350	$56,112
Cost of revenues	312	1,404	2,941	5,449	10,603	7,677	8,396

Gross profit	10,746	21,422	45,025	80,983	59,280	43,673	47,716
Total operating expenses	16,725	33,464	63,177	104,823	84,496	63,501	59,242

Loss from operations	(5,979)	(12,042)	(18,152)	(23,840)	(25,216)	(19,828)	(11,526)
Interest expense	—	(11)	(12)	(65)	(256)	(130)	(378)
Interest and other income (expense), net	—	85	(50)	76	(421)	(29)	(4,382)

Loss before income taxes	(5,979)	(11,968)	(18,214)	(23,829)	(25,893)	(19,987)	(16,286)
Income tax provision	—	—	1,655	9	265	204	2,034

Net loss	$(5,979)	$(11,968)	$(19,869)	$(23,838)	$(26,158)	$(20,191)	$(18,320)

Basic and diluted net loss per share	$(0.60)	$(1.20)	$(1.99)	$(2.38)	$(2.62)	$(2.02)	$(1.83)
Weighted average shares used in computing basic and diluted net loss per share[1]	10,000	10,000	10,000	10,000	10,000	10,000	10,000

Unaudited pro forma basic and diluted net loss per share							$(1.72)

Shares used in computing unaudited pro forma basic and diluted net loss per share amounts							10,667

1	50,000 shares of PalmSource Series A mandatorily redeemable convertible preferred stock issued on December 3, 2001, the date of incorporation of PalmSource, were converted to 50,000,000 shares of Class C common stock on May 9, 2002, which will be re-capitalized as 10,000,000 shares of common stock effective as of the distribution. We used 10,000,000 shares outstanding for the purpose of calculating earnings per share for all periods presented.

	As of May 31,					As of February 28,	Pro Forma As of February 28,
	1998	1999	2000	2001	2002	2003	2003
	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
	(in thousands)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$—	$478	$656	$383	$30,688	$39,654	$45,654
Working capital (deficit)	(2,405)	(1,514)	(15,669)	(21,457)	16,890	23,510	28,896
Total assets	854	18,017	16,992	61,490	107,316	107,448	113,448
Note payable to Palm, including accrued interest	—	—	—	—	20,238	20,614	—
Long-term convertible note	—	—	—	—	—	—	15,000
Series A Mandatorily redeemable convertible preferred stock	—	—	—	—	—	20,000	—
Total stockholders’ equity / net investment (deficit)	$(1,551)	$12,431	$(12,869)	$29,611	$48,299	$28,066	$59,066

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COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical per share data of PalmSource and per share data of PalmSource on an unaudited pro forma basis after giving effect to the conversion of the outstanding Series A convertible preferred stock to common stock and the re-capitalization, giving effect to a one for five reverse stock split as of the distribution date, of the issued and outstanding shares of common stock of PalmSource. The unaudited pro forma book value per share also gives effect to the intended assumption by PalmSource of $15.0 million of the 5% convertible subordinated note, payable to a third party and held by Palm and the contribution of the $20.0 million note payable to Palm as additional paid in capital, immediately prior to the distribution in accordance with the terms of the amended and restated intercompany loan agreement. The related accrued interest on the $20.0 million note payable to Palm will be due and payable within seven days of the distribution date. In addition, the unaudited pro forma book value per share also gives effect to the contribution by Palm, in accordance with the terms of the letter agreement regarding cash contributions, of an additional $6.0 million in cash upon the distribution date. The unaudited pro forma basic and diluted net loss per share does not include the impact of interest expense related to the assumption of $15.0 million of the 5% convertible note which will occur at the closing of this transaction. Interest is payable semi-annually and the note is due and payable on December 6, 2006. The following data should be read in conjunction with our combined and consolidated financial statements included elsewhere within this prospectus.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the distribution had taken place at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. Actual results could differ.

We had not declared or paid cash dividends on our common stock since inception.

	Year Ended May 31, 2002	Nine Months Ended February 28, 2003
		(unaudited)
HISTORICAL PALMSOURCE:
Net loss per share:
Basic	$(2.62)	$(1.83)
Diluted	$(2.62)	$(1.83)
Book value per share at the end of the period	$4.83	$2.81

NEW PALMSOURCE PRO FORMA:
Pro forma net loss per share:
Basic	$(2.62)	$(1.72)
Diluted	$(2.62)	$(1.72)
Unaudited pro forma book value per share at February 28, 2003		$5.54

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COMPARATIVE PER SHARE MARKET PRICE DATA

Palm common stock trades on the Nasdaq National Market under the symbol “PALM.” PalmSource common stock has not been publicly traded.

The table below sets forth the high and low sales price per share of Palm common stock, as reported on the Nasdaq National Market on June 3, 2003, the last completed trading day prior to the signing and announcement of the Handspring merger, and on                     , 2003, the last full trading day for which high and low sales prices were available as of the date of this prospectus.

	Palm Common Stock
	High			Low
June 3, 2003		$12.24			$12.00
, 2003	$	[	]	$	[	]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Palm stockholders. Palm stockholders are urged to obtain current market quotations for Palm common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus. See the section titled “Where You Can Find More Information” beginning on page 127 of this prospectus.

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RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus. Our business, results of operations or financial condition could be seriously harmed if any of these risks materialize. The trading price of our common stock may also decline due to any of these risks.

Risks Relating To Our Business

We have a history of losses, negative cash flows and limited cash resources, and we may never achieve or sustain profitability or positive cash flows.

We have not been profitable during any of the periods for which we have prepared historical financial statements. During the nine months ended February 28, 2003 and for the 12-month periods ended May 31, 2002, May 31, 2001 and May 31, 2000, we had net losses of approximately $18.3 million, $26.2 million, $23.8 million and $19.9 million, respectively, on revenue of $56.1 million, $69.9 million, $86.4 million and $48.0 million, respectively. Cash used for operations for the nine months ended February 28, 2003 was $5.7 million and cash used for operations for the 12-month period ended May 31, 2002 was $20.3 million. In addition, our tangible assets may be less than our total liabilities, resulting in a negative tangible net worth. We have historically received upfront, initial license fees, which have partially funded our net losses. We have historically used cash for operations and may not achieve positive cash flow in the future.

We may incur losses and negative cash flows for the foreseeable future, particularly if revenue does not increase substantially, expenses increase faster than our revenues, we are unable to continue to obtain significant upfront license fees or we make unanticipated capital expenditures. Our ability to increase revenue and achieve and sustain profitability will also be affected by other risks and uncertainties described in this prospectus. If we do not increase revenue substantially or cannot raise additional capital, which may not be available on reasonable terms, if at all, we may not be able to fund operations in the future. Furthermore, because we may have a negative tangible net worth, we may not be able to liquidate sufficient assets to pay our liabilities if we are unable to fund operations in the future.

In connection with our separation from Palm, Palm has agreed to indemnify us for damages incurred due to certain litigation with Xerox; if Palm is unsuccessful in the litigation and is unable to or does not indemnify us, our business, results of operations and financial condition would be significantly harmed and we may be put out of business.

Palm is engaged in a civil action brought by Xerox Corporation in 1997 relating to the handwriting recognition system used in handheld computers using Palm OS. While the district court dismissed the case in 2000, ruling that the Xerox patent is not infringed by the Graffiti handwriting recognition system. Xerox appealed the dismissal. The appellate court reversed and remanded the case to the district court for further proceedings. The district court subsequently found the patent valid, enforceable and infringed. Palm appealed the judgment in December 2001.

In February 2002, the district court rejected an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox for a trial date to determine damages, but required Palm to post a $50 million bond, a decision from which Palm appealed; Xerox filed a cross-appeal.

The federal appeals court decided in February 2003 that the Xerox patent is infringed by the Graffiti handwriting recognition system, but remanded the case to the district court to determine whether the patent is valid, thereby lifting the requirement that Palm post a bond. In its opinion, however, the appellate court directed that, in the event the patent is held valid, Xerox would be entitled to an injunction. Proceedings on the issue of the validity of the patent are now pending in the district court.

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As part of our separation agreements with Palm, Palm has agreed to indemnify us for damages that we may incur due to the Xerox litigation. We believe that there are adequate defenses to the claims made by Xerox and Palm intends to continue to defend itself vigorously. However, we cannot assure you that Palm will be successful. If Palm is not successful in the litigation, Xerox might again seek an injunction from the court preventing us from licensing Palm OS with Graffiti handwriting recognition software or preventing our licensees from offering products with Grafitti handwriting recognition software. As a result and if Palm is unable to or does not indemnify us, we might be required to pay Xerox significant damages or license fees or pay our licensees significant amounts to indemnify them for their losses. The pending litigation may also result in other indirect costs and expenses, such as significant diversion of management resources, loss of reputation and goodwill, damage to our customer and licensee relationships and substantial declines in our stock price. Accordingly, if Xerox is successful in its claims against Palm and Palm does not or is unable to indemnify us for these claims, our business, results of operations and financial condition could be significantly harmed and we may be rendered insolvent. For further discussion, see the section titled “PalmSource Business—Legal Proceedings.”

Our operating results may fluctuate.

Our operating results are difficult to predict. We do not have a long history of operations and our operating results have fluctuated significantly. Factors that may cause fluctuations in our operating results include the following:

•	changes in consumer and enterprise spending levels, which may fail to meet our expectations;

•	our ability to timely introduce new products;

•	unpredictability of product introductions by our licensees and market acceptance of such products;

•	our reliance on the forecasts of our customers to manage the fluctuations in our operating results;

•	a shifting mix in the balance between license fees derived from up-front royalty payments, license fees calculated as a percentage of revenue derived from Palm Powered products and license fees based on fixed dollar amounts per unit sold;

•	changes in general economic conditions and specific market conditions that may impact demand for our products and services;

•	changes in consumer and enterprise preferences for products based on our operating system that may impact demand for our products and services;

•	price and product competition from other handheld platforms or other software with similar functionality;

•	seasonality of demand for products and services based on our operating system that may cause our revenues to fluctuate on a quarter over quarter basis;

•	our ability to attract and retain licensees and developers;

•	changes in licensing fees due to third parties for technologies incorporated in our Palm OS platform; and

•	changes in interest rates, foreign currency exchange rate fluctuations or other changes in global economic conditions.

Because our revenue fluctuates and is difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability. Any of these factors, or any of the factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations, and financial condition.

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We currently derive our revenue from a small number of licensees of the Palm OS platform, and the failure of one or more of them to sustain sales of Palm Powered products from which we derive revenue could significantly harm our future business prospects.

We currently derive our revenue from a small number of licensees of the Palm OS platform. Revenue from Palm was $43.4 million, or 62.0% of revenue, in fiscal year 2002 and $30.6 million, or 54.5% of revenue, for the nine months ended February 28, 2003. Revenue from Sony was $5.3 million, or 7.5% of revenue, in fiscal year 2002 and $8.8 million, or 15.7% of revenue, for the nine months ended February 28, 2003. Revenue from Handspring was $10.0 million, or 14.3% of revenue, in fiscal year 2002 and $4.9 million, or 8.7% of revenue, for the nine months ended February 28, 2003. Although we have recently expanded our number of licensees, many of these new licensees have yet to introduce products on the market or sell significant numbers of units based on Palm OS. Additionally, the combination of Palm and Handspring will increase the concentration of our customers. We expect that Palm and Sony will continue to account for a substantial portion of our revenue for the foreseeable future. The term of our license agreement with Palm will expire in December 2006, our license arrangement with Sony will expire in October 2012 and our license agreement with Handspring will be terminated following the Handspring merger. Nothing restricts these licensees from competing with us or offering products based on competing operating systems and these licensees may stop incorporating Palm OS in their products during the term of their agreements with limited notice to us. Once these license arrangements expire, we may not be able to renegotiate them on favorable terms, if at all. If we do not continue to generate significant revenue from Palm or Sony or if we are unable to generate an increased percentage of our revenues from other licensees, our business, results of operations and financial condition will be significantly harmed.

We will not be able to rely on Palm to fund our future capital requirements as we have in the past, and financing from other sources may not be available on favorable terms or at all.

In the past, most of our capital needs have been satisfied by Palm. Since our incorporation, Palm has made net capital contributions to us totaling an aggregate of $29.0 million in cash. In addition, we have received an intercompany loan from Palm in the principal amount of $20.0 million. Under the intercompany loan agreement between Palm and us, Palm will contribute the $20.0 million principal amount to us as a capital contribution upon the distribution. Palm will contribute an additional $6.0 million in cash to us as a capital contribution at the time of the distribution. We also plan to assume $15.0 million of a 5% convertible note payable to a third party held by Palm, due December 6, 2006, at the time of the distribution. However, following the distribution, Palm will no longer provide funds to finance our working capital or other cash requirements.

We believe that our capital requirements will vary greatly from quarter to quarter, depending on, among other things, fluctuations in our operating results, financing activities, acquisitions and investments. We may require, or choose to obtain, additional debt or equity financing in order to finance acquisitions or other investments in our business. We may also require additional financing if our operating and working capital requirements vary materially from those currently planned. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain financing with interest rates as favorable as those that we have historically incurred under our note payable to Palm or that Palm could obtain or we may not be able to obtain financing at all. If we require additional financing and are not able to obtain it under reasonable terms or at all, we may be required to significantly reduce costs, which could reduce our ability to develop new products, respond to new opportunities or compete in the marketplace. If we cannot sufficiently reduce costs, we may not be able to finance future operations or service our debt obligations, which could, among other things, cause our auditors to modify or qualify their audit opinion and, ultimately, cause us to cease operations.

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The success of Palm Powered products on which we depend for revenue is dependent on the development, sales and marketing efforts of our licensees which are largely beyond our ability to control.

Our ability to increase revenue is largely dependent on the development, sales and marketing efforts of our licensees. If one or more of our licensees fails to develop or sustain sales of Palm Powered products, we could lose a significant portion of our revenue. We are subject to many risks beyond our control that influence the success or failure of a particular licensee, including, but not limited to:

•	competition faced by the licensee in its particular industry;

•	the ability of our licensees to sell into wireless carriers;

•	market acceptance of the licensee’s products in the face of shifting consumer and enterprise preferences;

•	the engineering, sales and marketing and management capabilities of the licensee;

•	technical challenges unrelated to our technology that are faced by the licensee in developing its products; and

•	the financial and other resources of the licensee.

If our licensees do not successfully develop, market and sell Palm Powered products our revenue and profitability will suffer.

We believe that the market for personal digital assistants, or PDAs, our traditional strength, is maturing. If we are unable to successfully penetrate new device markets or new markets do not develop as anticipated, our business will not grow as expected and our revenues will suffer.

We believe the market for PDAs, our traditional strength, is maturing. As a result, we anticipate that our future revenue growth will come from other mobile information devices, in particular smartphones that incorporate Palm OS. The smartphone operating system market, in particular, is highly competitive, with Microsoft and Symbian devoting significant resources to compete with us. If we are unsuccessful in penetrating the markets for these other devices or these markets do not develop as anticipated, our business will not grow as expected and our revenues will suffer. To compete in the smartphone and other new markets and as we continue to expand our product offering to penetrate new markets and industries, we expect to enhance Palm OS by licensing additional technologies from third-party vendors. However, we cannot assure you that we will be able to negotiate favorable terms on these third-party royalty contracts or that we will be able to generate sufficient royalty revenue to offset added costs associated with these contracts. If we are unable to do so, our cost of license revenue and gross margins could be materially impacted, which would adversely affect our business, results of operations and financial condition.

We depend on wireless carriers for the success of our platform software intended for smartphones.

The acceptance of smartphones by the market is highly dependent upon the qualification and adoption procedures of wireless carriers. Wireless carriers are relatively few in number and their qualification and adoption procedures are stringent. We have limited experience in developing platform software intended for use in smartphones that comply with such procedures. We cannot assure you that we will be successful in developing platform software to enable our licensees’ products to meet such qualification and adoption procedures or that wireless carriers will accept or promote the success of our licensees’ products. If our licensees’ products do not comply with wireless carriers’ qualification and adoption procedures or if wireless carriers do not promote the success of our licensees’ products, our business will not grow as expected and our revenues will suffer.

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Our sales cycle is lengthy and we cannot accurately predict when we will recognize revenue from a particular licensee, if at all, or whether a particular licensee will ultimately market products incorporating Palm OS.

Accurate prediction of revenues from new licensees is difficult because the development of a business relationship with a potential licensee can be a lengthy process, spanning three to 12 months. The fiscal period in which a new license agreement will be entered into, if at all, and the financial terms of such an agreement are difficult to predict. In addition, the process of persuading licensees to adopt our technology can be lengthy and, even if adopted, we cannot assure you that our technology will be used in a product that is ultimately brought to market, achieves commercial acceptance or results in significant royalties to us. Once we enter into a license agreement, it often takes four to 18 months for our licensees to develop commercially available products, if at all, on which we can begin to recognize license revenue. If we invest management and engineering resources in a licensee but the licensee’s product is ultimately not introduced to market or is not well received, we may not be able to offset the lost revenue opportunity in a given quarter, if at all.

If we, and our licensees that incorporate Palm OS, fail to develop and introduce new products and services timely and successfully, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive environment characterized by rapid technological changes, frequent new product and service introductions, evolving industry standards, and changing customer demands. The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. Our future success depends on our ability to develop and introduce new products and services in the mobile information device market that our customers and end users choose to buy. The development of new products and services based on Palm OS is largely dependent on the efforts of our licensees and third-party developers.

We have made, and we intend to continue to make, significant investments in research and development. However, if we or our licensees or third-party developers fail to anticipate our customers’ and end users’ needs and technological trends accurately and are unsuccessful at developing and introducing appealing new products and services on a cost-effective and timely basis with acceptable prices and terms, we would not be able to compete effectively and our ability to generate revenues would suffer.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, decreased customer demand, reduced margins and loss of market share, which would seriously harm our business, financial condition and results of operations.

We compete in the operating system software and services markets. The markets for these products and services are highly competitive, and we expect competition to increase in the future. We compete primarily with Microsoft and Symbian. Microsoft has substantially more resources than we do and Symbian, which is supported by companies such as Nokia and Sony Ericsson, has a significant portion of the worldwide smartphone market that is important to our future success. Additionally, there are proprietary operating systems; open source operating systems, such as Linux; and other software technologies, such as Java or Research In Motion’s licensed technology, which could be integrated into devices that compete with Palm Powered devices. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products and services and the third-party developer community.

Successful new product introductions or enhancements by our competitors, or increased market acceptance of competing platforms, could reduce the sales and market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To remain competitive, we must continue to invest

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significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to remain competitive. Increased competition could result in price reductions, decreased license and royalty revenues, decreased customer demand, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, results of operations and financial condition.

If Palm Powered devices do not effectively interoperate with software running on desktop and network servers, the attractiveness and use of Palm OS could be adversely affected.

Palm Powered devices depend upon effective interoperability with software running on personal computers and network servers in order to acquire and back-up information. Interoperability with this information can be affected by the design of the personal or network server operating environments, the device which incorporates Palm OS or Palm OS itself. If the desktop or network server interoperability of Palm OS devices is compromised in any way, the attractiveness and use of Palm OS could be adversely affected. As a result, our business, results of operations and financial condition would be seriously harmed.

Our Palm OS platform and other software products may contain errors or defects, which could result in the rejection of our products and services and damage to our reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

Our Palm OS platform is complex and must meet stringent manufacturer and user requirements. We must develop our software products and services quickly to keep pace with the rapidly changing mobile information device market. Products and services as sophisticated as ours are likely to contain undetected errors or defects, particularly when first introduced or when new models or versions are released. Palm OS may not be free from errors or defects after commercial shipments by our licensees have begun, which could result in the rejection of products and services based on Palm OS, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims, which could harm our business, results of operations and financial condition.

Third parties have claimed and may claim in the future that our products infringe their intellectual property; if these claims are successful, we could suffer significant litigation or licensing expenses or be prevented from licensing Palm OS to our licensees who sell Palm Powered products.

In the course of our business, we receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. For example, Xerox and Palm are in litigation relating to the handwriting recognition system used in handheld computers using Palm OS, which is discussed in more detail above and in the section titled “PalmSource Business—Legal Proceedings.” We may be added to the complaint by Xerox following the distribution. We evaluate the validity and applicability of third party intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we, Palm OS licensees or end users of Palm Powered products are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all, and the obligations under such agreements could result in substantial expenses. If we are unable to enter into royalty or

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license agreements, our business may be harmed. In addition, a licensee’s or developer’s development, marketing or sales of our products could be severely disrupted or shut down as a result of litigation or claims of infringement, which could adversely affect our business, results of operations and financial condition. We also may be subject to significant monetary damages or court-ordered injunctions that restrict or prevent the development and sale of our products. Any or all of these factors could have a material adverse effect on our business, results of operations and financial condition.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business and results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including our patent or trademark applications or registrations. Even if patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Policing the unauthorized use of our products or intellectual property is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before we detect the infringement. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been thefts of computer equipment from us and our employees. This computer equipment has contained proprietary information and intellectual property. We have formulated a security plan to reduce the risk of any future thefts and have cooperated with law enforcement officials in an investigation of past incidents. We also generally enter into confidentiality agreements with our employees and with our licensees and our developers. We may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using our technology to produce competing products. The unauthorized use of our technology by competitors could have a material adverse effect on our ability to sell our products.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, among other things, and we cannot assure you that we will be successful in enforcement of, or defending ourselves against, intellectual property claims. Moreover, patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business.

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We currently intend to expand our international presence in countries that may not protect our intellectual property rights to the same extent as the laws of the United States, which may increase the risk of infringement of our intellectual property.

As part of our business strategy, we intend to expand our international presence by targeting countries with large populations and propensities for adopting new technologies. However, many of these targeted countries do not prevent misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective copyright, trademark and trade secret protections may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which our technology is licensed, or may in the near future be licensed, may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing on our intellectual property rights, which would reduce our competitive advantage and ability to compete in these regions and negatively impact our business.

If we are unable to obtain key technology from third parties on a timely basis that is free from errors or defects or we are required to develop such technology ourselves, we may have to cancel or delay the release of certain features in our Palm OS platform and product shipments or incur increased costs.

We license third-party software for use in the Palm OS platform as well as to provide software development tools to enable applications to be written for our Palm OS platform. In addition to third-party licensed software, we may enter into joint development agreements with certain licensees of the Palm OS platform whereby a licensee will develop a specific feature for our Palm OS platform that we will then own and may later incorporate into new releases of the Palm OS platform. Our ability to release and sell our products could be seriously harmed if the third-party technology is not delivered to us in a timely manner or contains errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technology to use in our products. As a result, our product shipments could be delayed or our offering of features could be reduced, which could adversely affect our business or results of operations. Furthermore, a third-party developer or joint developer may improperly use or disclose the software, which could adversely affect our competitive position. In addition, because we license some of our development tools from third parties, our business would suffer if we could no longer obtain those tools from those third parties or if the tools developers wanted to use were not available. If we are unable to offer technology that our licensees need to build successful Palm Powered products, which we obtain by licensing the technology from third parties or developing it internally, then our business may suffer.

For example, we recently modified the Graffiti handwriting recognition system in Palm OS, which now includes a subcomponent of the Jot technology we license from Communication Intelligence Corporation, or CIC. If the technology components we license from CIC contain errors or defects or cannot be seamlessly integrated into the products of our licensees, our licensees’ ability to market their products may be delayed or canceled. Further, should we be required to license the Jot technology after expiration or termination of the Jot license, we may be unable to renegotiate the license on favorable terms or obtain alternative technology from another third party, which may require us to license other third-party solutions or develop aspects of the functionality ourselves. Any of these events may result in higher licensing costs to us and delay the shipment of products based on Palm OS, which could adversely affect our business, results of operations and financial condition.

Products incorporating our Palm OS technology that are marketed by our licensees or other strategic partners may contain errors or defects, which could result in the rejection of our products and services and damage to our brand, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

We cannot fully control the business and quality control standards of our licensees, many of whom are device manufacturers, and we are unable to completely monitor the distribution to end users of products

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containing our technology. We cannot assure you that the products and services provided by our licensees are free from errors or defects. If products incorporating Palm OS contain errors or defects, it could result in the rejection of our products and services by users, damage to our reputation, lost revenues and diverted development resources, which could adversely affect our business and results of operations. The presence of errors or defects in Palm Powered devices could also result in increased customer service and support costs and warranty claims and could subject us or our licensees to product liability claims, any of which could harm our business, results of operations and financial condition.

If we do not continue to support our third-party developer community or provide attractive incentives to encourage application development, these developers could limit the number and variety of new Palm OS applications, which could affect our competitive advantage, lower the value of our products to end users and affect our licensees’ ability to market our products and services.

The proliferation of applications that run on Palm Powered devices has largely been attributable to our extensive third-party developer community, which we continue to rely on for future application development. More than 235,000 developers have registered to use Palm OS developer tools to create software applications for our platform. This developer community has produced more than 18,000 applications that run on Palm Powered devices. We must continue to provide support for these developers and provide attractive incentives to encourage future Palm OS application development. We do not have the resources to provide cash incentives to our developers, as some of our competitors do. If we are unable to retain our existing developer community and attract additional third-party developers, the availability of new software applications may be adversely affected, which could affect our competitive advantage, lower the value of our Palm Powered products to end users and affect our licensees’ ability to market our products and services and adversely affect our business, results of operations and financial condition.

Our operating results may suffer if we do not grow our services business as anticipated.

We believe that our future business prospects depend in part on our ability to generate service revenues from our licensees. We currently do not generate significant service revenues and may not be able to in the future. Our service offerings will have to achieve market acceptance and meet an expanding range of customer requirements in order to be successful. If we are not able to meet these requirements and grow our service revenues, our operating results may be harmed.

The loss of some of our key personnel could negatively impact our business.

We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of one or more of these key employees, such as David Nagel, our President and Chief Executive Officer, or one or more of our key executives. None of our key technical or senior management personnel are bound by employment or non-competition agreements, and, as a result, any of these employees could leave with little or no prior notice. We may not be able to provide our key technical and senior management personnel with adequate incentives to remain employed by us. The loss of any of them could negatively impact our business, results of operations and financial condition.

Our success largely depends on our ability to hire, retain, integrate and motivate qualified personnel.

Our future success depends on our ability to attract and retain highly skilled executive, technical, sales, marketing, and administrative personnel. If we fail to retain and hire an adequate number of these employees, we will not be able to maintain and expand our business. Our success also depends on our ability to expand, integrate and retain our management team. In spite of the current economic slowdown, recruiting and retaining skilled personnel, including software engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees.

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In recent quarters, we have initiated reductions in our workforce of both employees and contractors to balance the size of our employee base with our current and anticipated revenue base. These reductions have resulted in reallocations of employee duties, which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products and services in a timely fashion and negatively affect our business. We cannot assure you that we will be able to hire and retain a sufficient number of qualified personnel to meet our business objectives.

We may not be able to successfully manage the growth and expansion of our business, which could have a material adverse effect on our business, results of operations and financial condition.

We plan to increase our scope of operations domestically and internationally. We may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our limited managerial, financial, engineering and other resources. Any delays or difficulties in our research and development process caused by these factors or others could make it difficult for us to develop future generations of our technology and to remain competitive. In addition, the rapid rate of hiring new employees, including several key employees, could be disruptive and could adversely affect the efficiency of our research and development process. The rate of our future expansion, if any, in combination with the complexity of the technology involved in our licensing business model, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees. Additionally, we may be required to reorganize our managerial structure in order to more effectively respond to the needs of customers and other potential strategic partners. Given the small pool of potential licensees, the adverse effect resulting from a lack of effective management in any of these areas could be magnified. Inability to manage the expansion of our business could have a material adverse effect on our business, results of operations and financial condition.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

We anticipate that revenues from international operations will represent an increasing portion of our total revenues over time. Accordingly, our future results could be harmed by a variety of factors related to our international operations, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	tariffs, trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in foreign government regulation, tax laws and regulatory requirements;

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs;

•	changes in diplomatic and trade relationships; and

•	less effective protection of intellectual property.

We are subject to changes in demand for our products and services resulting from exchange rate fluctuations that make our products and services relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business could be harmed by decreases in demand for our products and services or reductions in gross margins. Historically, we have not used derivative instruments to hedge foreign exchange rate risk. However, we may use derivative, or similar, instruments to hedge foreign exchange rate risk in the future.

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Our licensees are subject to many of the risks described above with respect to companies that are located in different countries, particularly manufacturers located in Asia Pacific and elsewhere. We cannot assure you that one or more of the risks associated with international licenses of our technology will not have a direct or indirect material adverse effect on our business, results of operations and financial condition.

If we increase our revenue from international license fees, our exposure to withholding taxes may increase.

The laws of certain countries in which we currently, or may in the future, license our technology require significant withholding taxes on payments for intellectual property, which we may not be able to offset fully against our United States tax obligations. Our exposure to withholding taxes may increase given our strategy to aggressively pursue opportunities in foreign countries. We are subject to the further risk that tax authorities in those countries may re-characterize certain engineering fees as license fees, which could also result in increased tax withholdings and penalties.

If we are not able to successfully enter into new enterprise strategic alliances with partners, our enterprise market penetration may not proceed as rapidly or as lucratively as we anticipate, which could negatively impact our results.

Our strategy to broaden the usage of Palm Powered devices in the enterprise includes forming strategic alliances with leading enterprise solutions and service providers to provide additional resources to further enable penetration of the enterprise market. However, certain competitors may have longer and closer relationships with the senior management of potential strategic partners who deploy mobile information device products in the enterprise. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services. If we are unable to successfully enter into strategic alliances, or if they are not as productive as we anticipate, our enterprise market penetration may not proceed as rapidly or as lucratively as we anticipate and our results of operations could be negatively impacted.

Business interruptions could adversely affect our business.

Our operations and those of our licensees, developers and customers are vulnerable to interruption by fire, flood, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. Our corporate headquarters are located in California, near major earthquake faults. In addition, we have a significant research and development operation in France, which could be impacted by nationwide service interruptions from time to time. A catastrophic event that results in the destruction of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result, our future operating results could be adversely affected. In addition, our strategy to increase our licensing opportunities in Asia may be negatively impacted if the current outbreak of Severe Acute Respiratory Syndrome has a negative effect on the regional economy. The business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of these events, if at all. Any such losses or damages incurred by us could have a material adverse effect on our business.

We may be required to repatriate cash from our foreign subsidiaries, which would result in additional income taxes that could negatively impact our results of operations and financial position.

A portion of our cash and cash equivalents may be held by one or more of our foreign subsidiaries. If we need additional cash to acquire assets or technology, or to support our operations in the United States, we may be required to repatriate some of our cash from these foreign subsidiaries to the United States. Depending on our financial results and the financial results of our subsidiaries at the time that the cash is repatriated, we may incur additional income taxes from the repatriation, which could negatively affect our results of operations and financial position.

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We may pursue strategic acquisitions and investments, which could have an adverse impact on our business.

Within the last five years, we have acquired certain assets of Be Incorporated, peanutpress.com, Inc., Actual Software, WeSync.com, Inc. and Smartcode Technologies SARL. We will evaluate other acquisition opportunities that could provide us with additional product or service offerings or additional industry expertise as they arise. Acquisitions and the integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. In addition, if we issue stock as consideration in an acquisition, our stockholders will be diluted. In addition, we have made and may make strategic venture investments in other companies that provide products and services that are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position. For example, acquisitions typically include a significant amount of goodwill and other intangible assets. If the value of this goodwill is impaired over time we may have to record significant charges against earnings. In the nine months ended February 28, 2003, we recorded impairment charges of $3.2 million related to a private equity investment.

If we have any impairment in the value of our goodwill, we will have to take an accounting charge against our earnings that might negatively impact our stock price.

In accordance with generally accepted accounting principles, we conduct an impairment analysis of our goodwill annually or whenever an event or change in circumstances occurs which would indicate potential impairment. If we discover significant impairment as a result of any of these tests, we would be required to record a corresponding non-cash impairment charge against our earnings that could negatively affect our stock price.

We may periodically restructure our business model, which could harm our operating results in the short term before we receive any benefits from the restructuring, if at all.

We continually evaluate the strengths and weaknesses of our business model. In connection with this evaluation, we may decide to realign our available resources and, as a result, shut down or sell business lines that do not fit into our long-term business plan. If we shut down any of our business lines in the future, we may incur costs or charges, disrupt customer goodwill or lose short-term revenue streams in connection with such a restructuring that could harm our business before we were to receive any benefit, if at all, from the restructuring.

Risks Relating to Our Separation from Palm

Our historical financial information may not be representative of our results as a stand-alone company and therefore, may not be reliable as an indicator of future results.

Our combined and consolidated financial statements have been carved out from the consolidated financial statements of Palm using the historical results of operations and historical bases of the assets and liabilities of the PalmSource business that we comprise. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Palm did not account for us, and we were not operated, as a separate, stand-alone entity for most of the periods presented. Our revenues from Palm have been presented on the basis of applying the terms of our software license agreement with Palm retroactively for all periods presented. Our costs and expenses include allocations from Palm for centralized corporate services and infrastructure costs, including:

•	legal;

•	finance and accounting;

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•	human resources;

•	insurance;

•	executive management;

•	treasury;

•	real estate;

•	information technology;

•	sales and marketing; and

•	engineering.

These allocations have been determined on bases that we and Palm considered to be reasonable reflections of the utilization of services provided to, or the benefit received by, us. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to our historical financial information to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Palm, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Palm and increased costs associated with being a publicly traded, stand-alone company.

The terms of the separation and distribution of PalmSource have been and will continue to be negotiated in the context of a parent-subsidiary relationship.

Until the PalmSource distribution, Palm will own a majority of our common stock. All of the agreements relating to the separation entered into between Palm and us were entered into in the context of a parent-subsidiary relationship and were, and any amendments to the agreements prior to the PalmSource distribution will be, negotiated in the overall context of our separation from Palm. As a result, the terms of such agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. In addition, until the distribution, Palm will be our majority stockholder and the terms of the merger and distribution will be negotiated and determined in the context of this parent-subsidiary relationship. Accordingly, we cannot assure you that the terms of the merger and distribution will be negotiated more or less favorably to us than if they had been negotiated with unaffiliated third parties. Moreover, material changes to such agreements made after June 4, 2003 are required to be approved by Handspring under the terms of the merger agreement with Handspring.

If we fail to successfully promote a company brand identity separate from Palm and to achieve strong brand recognition in our target markets, our product licensing and sales could be affected and demand for our products and services could decrease.

In connection with our separation from Palm, we are adopting a new brand identity separate from the Palm device business and modifying some of the trademarks and trade names under which we conduct our business. Subject to certain restrictions, we have an exclusive license to use certain “Palm” marks in connection with our business, but must reposition the brand to be identified with an independent operating system company rather than a device manufacturer. We believe that recognition of our Palm Powered ingredient brand, which is a brand identifying a key component of mobile information devices, will be important to our success, particularly in Europe and Asia Pacific, where we are expanding our operations and sales efforts. We currently have a limited marketing budget for positioning our brand and it is anticipated that we will continue to have a limited budget for the foreseeable future. If we fail to promote our Palm Powered ingredient brand successfully, or if our brand fails to achieve widespread recognition, the value of our brand may decrease. As a result, the demand for our products and services may decline and our business may not grow as we anticipate.

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Establishing our new Palm Powered ingredient brand has required the creation or modification of currently existing “Palm” brand trademarks and trade names; protection and maintenance of these trademarks and trade names may be difficult and costly in the future, which may harm our business, results of operations and financial position.

The adoption of a new brand identity separate from the Palm device business required creating new trademarks and trade names or modifying some of the trademarks and trade names under which we conduct our business. To protect our rights to the various trademark and trade name combinations that we wish to identify with our products, we may be required to defend the use of our trademarks and trade names, which may result in costly litigation or other actions against third parties. The difficulty and costs of protecting and maintaining our Palm Powered ingredient brand and related trademarks and trade names will also require us to expend significant company resources to enforce our rights or establish an alternative brand identity, which may harm our business, results of operations and financial position.

Palm is subject to general commercial and other litigation claims as part of its operations, which could implicate our Palm OS technology or products incorporating Palm OS and result in claims against us in the future or prevent Palm from distributing our common stock to its stockholders.

In the course of Palm’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. Palm is currently subject to a number of these claims. Though the claims currently do not name us as defendants, the substance of their claims may implicate us, result in claims against us in the future or require us to indemnify Palm. Please see the section titled “PalmSource Business—Legal Proceedings” for a further discussion of the litigation matters to which Palm is subject that could result in liability to us.

We may be required to indemnify Palm for tax liabilities it may incur in connection with its distribution of our common stock or otherwise.

Palm has received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not be taxable to Palm or its stockholders. For a more complete discussion of the ruling and the U.S. federal income tax consequences of the distribution, please see the section titled “The Transaction—Material U.S. Federal Income Tax Consequences of the PalmSource Distribution.”

Notwithstanding the receipt of the ruling described above, the distribution may nonetheless be taxable to Palm under Section 355(e) of the Code if 50% or more of the stock of Palm or our stock is acquired as part of a plan or series of related transactions that include the distribution. For a more complete discussion of the U.S. federal income tax consequences in the event that the distribution were taxable, please see the section titled “The Transaction—Material U.S. Federal Income Tax Consequences of the PalmSource Distribution.”

Under the tax sharing agreement between Palm and us, we would be required to indemnify Palm if the sale of our stock caused the distribution of our stock to be taxable to Palm. We may not be able to adequately satisfy our indemnification obligations. In addition, under the tax sharing agreement with Palm, we have agreed to indemnify Palm for certain taxes and similar obligations that it could incur under certain circumstances. For a more complete description of the tax sharing agreement, please see the section titled “The PalmSource Separation—Amended and Restated Tax Sharing Agreement.” Finally, although under the tax sharing agreement Palm is required to indemnify us for taxes of Palm, we may be held jointly and severally liable for taxes determined on a consolidated basis.

We have historically used Palm’s operational and administrative infrastructure and continue to rely on Palm to provide certain business services. Our ability to satisfy our customers and operate our business will suffer if we do not develop our own infrastructure quickly and effectively.

We historically used Palm’s systems, processes and personnel to support many of our operations, including systems to manage our accounting operations and tax filings, and the provision of back-up support for these

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operations. We continue to be reliant on Palm for access to certain historical data related to our business. If their ability to provide access to this data is impaired, our only source of historical data may be lost, which could seriously harm our business and operations.

We have updated our own systems and processes to replace Palm’s systems and processes, which included the implementation of a separate Enterprise Resource Planning system in December 2002. Any failure or significant downtime in our systems and processes could harm our business. Specifically, our information systems and processes require the services of employees with extensive knowledge of these information systems and processes and the business environment in which we operate. In order to successfully implement and operate our systems and processes, we must be able to attract and retain a significant number of highly skilled employees.

If we are unable to develop our own operational and administrative infrastructure to effectively replace those systems and processes that we historically relied on Palm for, or we fail to attract and retain the highly skilled personnel required to implement, maintain, and operate our information systems and processes, our business, results of operations and financial condition could suffer.

We may have potential business conflicts of interest with Palm with respect to our past and ongoing relationships, which may not be resolved on terms favorable to us.

Conflicts of interest may arise between Palm and us in a number of areas relating to our past and ongoing relationships, including:

•	our indemnification obligations to Palm;

•	our outstanding debt obligations to Palm;

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Palm;

•	intellectual property matters, including management of our brand;

•	employee retention and recruiting;

•	the nature, quality and pricing of transitional services Palm has agreed to provide us; and

•	business opportunities that may be attractive to both Palm and us.

Nothing restricts Palm from competing with us or offering products based on a competing operating system. We may not be able to resolve any potential conflicts that may arise between Palm and us, and even if we were able to do so, the resolution may be less favorable than if we were dealing with an unaffiliated party.

Our directors and executive officers may have conflicts of interest.

Many of our directors and some of our executive officers own Palm common stock and options to purchase Palm common stock. Currently, two of our directors are also directors of Palm. One of these directors, Eric Benhamou, is the Chairman of our board of directors and is also the Chairman of Palm’s board of directors. Mr. Benhamou is also currently employed by Palm and has half of his Palm salary paid for by us. The other director, David Nagel, our President and Chief Executive Officer, intends to resign from the Palm board upon completion of the PalmSource distribution. In addition, one of our directors, Satjiv Chahil, was recently employed by, and then was a consultant to, Palm, and another of our directors, Robert Finocchio, has a sister who is currently an executive officer of Palm. Ownership of Palm common stock by our directors and officers and/or having our directors serve as Palm directors after our separation from Palm could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Palm and us.

Some directors and officers of PalmSource own shares of Palm common stock and options to purchase shares of Palm common stock. In addition some directors and officers of Palm will own shares of PalmSource

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common stock as a result of the PalmSource distribution. Ownership of shares of Palm common stock by PalmSource’s directors and officers, ownership of shares of PalmSource common stock by Palm’s directors and officers and/or having directors serve as directors of both the combined company and PalmSource after the separation of PalmSource from Palm could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the combined company and PalmSource. In November 2002, Mr. Benhamou was granted an option to acquire 60,000 shares of Palm’s common stock. Upon the PalmSource distribution, the vesting schedule under the option accelerates so that after the PalmSource distribution, all shares under the option will be vested and exercisable. In addition, following the PalmSource distribution, Mr. Benhamou has been promised an option to acquire 5,000 shares of Palm common stock with an exercise price equal to fair market value on the date of grant and an option to purchase 30,000 shares of PalmSource common stock.

We will need to obtain third-party consents for Palm’s assignment to us of certain agreements to complete our separation from Palm and if we cannot obtain these consents, we may not be able to maintain these relationships on favorable terms or at all.

Prior to our separation from Palm in December 2001, several of our agreements with customers, developers, strategic partners, suppliers and others and all of our agreements for the license of technology were agreements between third parties and Palm. Many of these agreements were assigned to us upon our separation from Palm, some of which required that the third party consent to this assignment. We are currently attempting to obtain all of these third-party consents, but if we are unable to do so, we may be forced to renegotiate these agreements or enter into new agreements with various third parties as a separate, stand-alone entity. We cannot assure you that we will be able to negotiate new agreements on terms as favorable to us as those that we had as part of Palm, or at all.

Creditors of Palm at the time of the PalmSource distribution may attempt to challenge the PalmSource distribution as a fraudulent conveyance of Palm’s assets, which could result in our stockholders being required to turn over some or all of their shares of our common stock.

A court in a lawsuit by an unpaid creditor or representative of creditors of Palm, such as a trustee in bankruptcy, may be asked to void the PalmSource distribution, in whole or in part, as a fraudulent conveyance of Palm’s assets if the court were to find that, among other things, at the time of the distribution, Palm or we:

•	was insolvent;

•	was rendered insolvent by reason of the distribution;

•	was engaged in a business or transaction for which Palm’s or our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured.

The court could then require that the stockholders return some or all of the shares of our common stock, or require Palm or us, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Palm and us, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. Palm and we believe that each company will be solvent after the distribution.

The combined post-distribution and post-merger value of the shares of Palm common stock and PalmSource common stock may not equal or exceed the pre-distribution value of shares of Palm common stock and Handspring common stock.

After the distribution of shares of PalmSource common stock by Palm to Palm’s stockholders, we anticipate that shares of Palm common stock will continue to be traded on the Nasdaq National Market and we expect the

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shares of PalmSource common stock will also be traded on the Nasdaq National Market. We cannot assure you that the combined trading prices of shares of Palm common stock and PalmSource common stock after the distribution will be equal to or greater than the trading price of shares of Palm common stock prior to the distribution. Until the market has fully evaluated the business of Palm without the business of PalmSource and combined with the business of Handspring, the price at which shares of Palm common stock trade may fluctuate significantly. Similarly, until the market has fully evaluated the PalmSource business on a stand-alone basis, the price at which shares of PalmSource common stock trade may fluctuate significantly.

Following the distribution of our shares of common stock held by Palm to Palm’s stockholders, we will not benefit from any previous synergies or shared resources with Palm, which may harm our business.

Prior to the separation and distribution of our shares of common stock held by Palm to Palm’s stockholders, Palm’s device business and Palm OS business were able to benefit from certain synergistic alliances and shared resources, such as, among other things, shared development of and access to technology. Although we believe that the external separation of the businesses will provide benefits to the respective businesses, there can be no assurance that the two businesses will not be adversely affected by the external separation.

We will need to obtain insurance as a stand-alone entity separate from Palm, which could be costly and difficult to acquire.

In the past, we have benefited from various economies of scale as an operating segment of Palm. Our current costs and expenses include allocations from Palm for centralized corporate services and infrastructure costs, including costs for insurance. However, beginning in 2003, we will be required to obtain insurance, such as property and casualty insurance, as a stand-alone entity separate from Palm. Negotiating favorable terms for future insurance policies may be difficult given our short operating history and absence of Palm’s economies of scale. The costs of obtaining sufficient insurance coverage may differ from amounts that we experienced while operating under Palm.

Risks Relating to the Securities Markets and Ownership of Our Common Stock

Substantial sales of our common stock may occur in connection with the distribution, which could cause our stock price to decline.

Palm currently intends to distribute all of the 10 million shares of our common stock it owns to Palm stockholders. Substantially all of these shares will be eligible for immediate resale in the public market. In addition, the shares of our common stock owned by Sony will be eligible for re-sale, subject to certain volume and other limitations, beginning 90 days after the distribution. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, this distribution. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could cause the market price of our common stock to decline.

Prior to the distribution, there has been no public market for our securities, and we cannot assure you that our common stock will be listed for trading on the Nasdaq National Market or that our stock price will not decline after the distribution.

Before this distribution, there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this distribution.

We have applied to have our common stock listed for trading on the Nasdaq National Market. Our common stock may not be listed for trading on the Nasdaq National Market if we fail to meet its listing criteria, which include establishing a minimum bid price of at least $5 per share. If the trading price of our common stock does not exceed $5 per share on the first day of when-issued trading, our common stock may not be listed on the Nasdaq National Market.

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If our common stock is not listed on the Nasdaq National Market, we may be listed on the Nasdaq SmallCap Market if we meet certain requirements, or market makers may quote our shares on the OTC Bulletin Board. If shares of our common stock do not trade on the Nasdaq National Market, we may not receive analyst coverage for our business, certain institutional investors will be prohibited from investing in our common stock, investors’ interest in our common stock will likely be more limited, and an active trading market for our common stock may not develop.

We cannot assure you as to the prices at which our common will trade before, on or after the distribution date. Until our common stock is fully distributed and an orderly market develops, the prices at which our stock trades may fluctuate significantly. In addition, the market price of our common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

•	the depth and liquidity of the market for our common stock;

•	speculation in the press or investment community;

•	actions by institutional stockholders; and

•	general market conditions.

The stock markets in general, and the equity markets for technology stocks in particular, have experienced high volatility that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. You may be unable to resell your shares at any particular price, or at all.

If we fail to meet the expectations of securities analysts or investors, our share price may decrease significantly.

The trading price of our common stock could also be subject to wide fluctuations in response to the publication of reports and changes in financial estimates by securities analysts, and it is possible that our actual results in one or more future periods will fall short of those estimates. If we fail to meet the expectations of securities analysts or investors, our share price may decrease significantly.

Provisions in our separation agreements, charter documents, Delaware law and our ability to adopt a stockholder rights plan without stockholder approval may delay or prevent an acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation, bylaws, certain of our separation agreements and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Provisions in our certificate of incorporation and bylaws include a classified board of directors and limitations on actions by our stockholders by written consent. Our tax sharing agreement with Palm requires us to indemnify Palm against Palm’s recognition of taxable gain if it were triggered by an acquisition of our stock. This indemnity obligation, which is further described in the section titled “The Transaction — Material U.S. Federal Income Tax Consequences of the PalmSource Distribution,” could discourage, delay or prevent a third party from acquiring us. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Were our board of directors to adopt a stockholder rights plan, it would be more difficult for a third party to acquire us without the approval of our board of directors.

Although we believe that some of the above provisions and the adoption of a rights plan provide for an opportunity for us to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. In addition, because these provisions may discourage a change of control, they could decrease the value of our common stock.

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THE TRANSACTION

This section of the prospectus describes the proposed PalmSource distribution. While we believe that the description in this section addresses the material terms of the PalmSource distribution, this summary may not contain all of the information that is important to you. In particular, this summary contains only a general discussion of the merger of Palm and Handspring which will follow the PalmSource distribution. Important information regarding the Palm and Handspring merger can be found in the joint proxy statement/prospectus which Palm is sending to you. You should carefully read this entire document and the other documents we have referred you to in this prospectus for a more complete understanding of the distribution.

Overview of the Transaction

Palm and Handspring have entered into a merger agreement that provides for a transaction with two components.

First, the common stock of PalmSource held by Palm will be distributed to the existing stockholders of Palm by means of the merger of Peace Separation Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Palm, which we refer to as the PalmSource distribution. Upon effectiveness of the PalmSource distribution, each outstanding share of Palm common stock (including the associated preferred stock purchase rights) will be automatically converted into the right to receive: (i) one validly issued, fully paid and nonassessable share of Palm common stock (together with the associated right), such that each share of Palm common stock will remain outstanding after the completion of the PalmSource distribution; and (ii) the right to receive approximately 0.34 of a share of PalmSource common stock and cash in lieu of any fractional share. This ratio is based on the number of shares of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following May 31, 2003 and prior to the PalmSource distribution.

Following the PalmSource distribution, Palm, which will consist of its Solutions Group business, will acquire Handspring by means of the merger of Harmony Acquisition Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Handspring, which we refer to as the Handspring merger. Upon completion of the Handspring merger, each share of Handspring common stock (including the associated preferred stock purchase right) outstanding immediately prior to the effective time of the Handspring merger will be canceled and extinguished and automatically converted into the right to receive 0.09 of a share of Palm common stock upon surrender of the certificate representing such share of Handspring common stock and cash in lieu of any fractional share. Palm shares will be issued with associated preferred stock purchase rights.

The merger agreement is described in more detail in the section titled “The Merger Agreement” beginning on page 44 of this prospectus.

Background of the Separation and PalmSource Distribution

Palm incorporated PalmSource in Delaware in December 2001. PalmSource operates Palm’s operating system business and is currently a majority-owned subsidiary of Palm. In July 2001, Palm announced its strategy to separate its Palm OS business and device business into two independent companies and make PalmSource an independent public company focused on providing operating system software solutions.

Palm has entered into agreements with PalmSource that provide for the separation of PalmSource’s business operations from Palm. In general, these agreements provide for the transfer from Palm to PalmSource of assets comprising the Palm OS business and the assumption by PalmSource of liabilities relating to PalmSource’s business. The agreements between Palm and PalmSource also govern the two companies interim and ongoing relationships and include agreements that provide for the licensing by PalmSource to Palm of Palm OS for inclusion in Palm’s mobile information devices. All of the agreements between Palm and PalmSource were made

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in the context of a parent-subsidiary relationship and were negotiated in the overall context of the separation of Palm and PalmSource. The terms of these agreements may be more or less favorable to Palm and PalmSource, respectively, than if such agreements had been negotiated with unaffiliated third parties.

In June 2003, the board of directors of Palm approved the PalmSource distribution in order to effectuate the separation of Palm’s Solutions Group business and PalmSource, its Palm OS business, into two independent companies and make PalmSource an independent public company.

Reasons for the Separation and Distribution

The board of directors of Palm has determined that the separation of PalmSource from Palm’s Solutions Group and the PalmSource distribution is advisable and in the best interests of Palm and its stockholders. In making its determination to approve the separation and distribution, the board of directors of Palm identified several reasons for, and potential benefits to Palm of, the separation of Palm’s device business from Palm’s operating system business, and the creation of two independent public companies. These potential benefits include:

•	An increase to the potential number of PalmSource licensees for Palm OS

Palm and PalmSource believe that, despite PalmSource’s success in licensing Palm OS to multiple device manufacturers, a market perception that Palm’s device business competes with PalmSource’s current or prospective Palm OS licensees has limited PalmSource’s ability to attract new licensees. Each company believes that the separation will address the perceived conflict of interest between Palm and PalmSource and expand the licensing opportunities available to PalmSource.

•	Increased competitiveness of Palm OS, benefiting both Palm and PalmSource

As an independent company, we believe PalmSource will be better able to focus on advancing Palm OS and attract and maintain licensees. We believe this will allow both Palm and PalmSource to be more successful in the marketplace.

•	Increased speed and responsiveness to technology change and customer needs

Palm and PalmSource believe that they will be able to make decisions more quickly and assign resources more rapidly and efficiently than they could as a part of a more complex organization with many different strategic initiatives. As a result, each company believes that they will be better positioned as a stand-alone company to accelerate the development of their respective businesses than they would be as part of a combined organization.

•	Greater focus for both Palm and PalmSource

The separation will allow Palm and PalmSource to have their own board of directors, management team, sales force and other employees focused specifically on their respective businesses and strategic opportunities. Each company will have greater ability to modify its business processes and organization to better fit the needs of its business, customers and employees. Each company will also be able to implement a marketing strategy that focuses on its business. Finally, competition for management time, group resources and capital that may currently exist between PalmSource’s operating system business and Palm’s device business will be eliminated.

•	Aligned employee incentives and greater accountability for both Palm and PalmSource management and employees

Palm and PalmSource expect the motivation of their employees and the focus of their management teams will be strengthened by incentive compensation programs tied to the market performance of Palm’s and PalmSource’s common stock and linked to the performance of their respective businesses. Each company also expects that their ability to attract and retain qualified personnel will be enhanced.

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•	Direct access to capital markets

As separate companies, Palm and PalmSource will have direct access to the capital markets to fund operations and acquire businesses, key products and technologies. Each company believes that, as separate companies, their respective businesses will be better positioned to be more easily understood and valued by investors and securities analysts.

Completion and Effectiveness of the Distribution

The distribution will be completed following the adoption and approval of the merger agreement and approval of the merger by the stockholders of Palm, and upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the stockholders of Palm approve the proposal to adopt and approve the merger agreement and approve the merger, we expect Palm to file the certificate of merger with the Secretary of State of the State of Delaware and complete the merger as soon as practicable thereafter. We expect that trading in PalmSource common stock will commence on the next business day.

Conversion of Palm Common Stock and Distribution of PalmSource Common Stock

Following the completion of the merger, each share of Palm common stock that was issued and outstanding as of the effective date of the merger will be converted into (i) one share of Palm common stock (such that each share of Palm common stock effectively will remain outstanding after the completion of the merger) and (ii) the right to receive approximately 0.34 of a share of PalmSource common stock. Accordingly, each stock certificate previously representing shares of Palm common stock will continue to represent the same number of shares of Palm common stock. In addition, holders of Palm common stock will not need to complete a letter of transmittal or surrender their stock certificates to receive the whole shares of PalmSource common stock to which they are entitled. Shares of PalmSource common stock will be issued as uncertificated shares registered in book-entry form (unless a holder of Palm common stock requests a certificate representing such holder’s whole shares of PalmSource common stock). As a result, instead of receiving stock certificates, holders of Palm common stock will receive account statements reflecting their ownership interest in whole shares of PalmSource common stock. Such book-entry shares will be held with ChaseMellon Shareholder Services LLC, the PalmSource transfer agent, who will serve as the record keeper for all shares of Palm common stock being distributed in connection with the distribution. Any stockholder who wants to receive a physical certificate evidencing shares of PalmSource common stock will be able to obtain a certificate at no charge by contacting the PalmSource transfer agent.

Holders of shares of Palm common stock will not receive any fractional shares of PalmSource common stock as a result of the merger. In lieu of receiving any such fractional shares, after aggregating all fractional shares of PalmSource common stock to which any such holder is entitled, each holder of Palm common stock who would otherwise be entitled to receive a fractional share of PalmSource common stock will receive cash for the fractional interest, which may be taxable to such holder. For an explanation of the tax consequences of the merger and distribution of shares of PalmSource common stock, please see the section titled “The Transaction—Material U.S. Federal Income Tax Consequences of the PalmSource Distribution.” As soon as practicable after the effective date of the distribution, the [transfer agent] will aggregate fractional shares of PalmSource common stock into whole shares of PalmSource common stock and sell them in the open market at prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to holders of Palm common stock otherwise entitled to fractional interests in PalmSource common stock. The amount of such payment will depend on the prices at which the aggregated fractional shares of PalmSource common stock are sold by the [transfer agent] in the open market shortly after the effective date of the merger.

Governmental and Regulatory Approvals Required to Complete the Transaction

The Handspring merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, under which a transaction cannot be completed until required information

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and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the waiting period under the HSR Act expires or is terminated. Palm and Handspring intend to make the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and will not be permitted to complete the Handspring merger until the applicable waiting period has expired or has been terminated. In addition, the Handspring merger may be subject to various foreign antitrust laws, some of which may require Palm to make filings with foreign authorities.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the Handspring merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the Handspring merger, either of these entities could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons also could take action under the antitrust laws, including seeking to enjoin the Handspring merger. Additionally, at any time before or after the completion of the Handspring merger, whether or not the applicable waiting period has expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Handspring merger will not be made or that, if a challenge is made, Palm will prevail. If the Handspring merger is challenged, the PalmSource distribution may be delayed or not happen at all.

Accounting Treatment of the Distribution

PalmSource was historically integrated with the businesses of Palm and, consequently, our combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm and reflect significant assumptions and allocations (as described in Note 1 to our combined and consolidated financial statements). Accordingly, the combined and consolidated financial statements do not necessarily reflect our financial position, results of operations and cash flows had we been a stand-alone entity for the periods presented.

Transactions that are anticipated to occur in connection with the distribution include the conversion of outstanding Series A mandatorily redeemable convertible preferred stock to common stock, the re-capitalization, giving effect to a one for five reverse stock split as of the distribution date, of our issued and outstanding shares of common stock, the intended assumption by PalmSource of $15.0 million of the 5% convertible note, payable to a third party and held by Palm, the contribution of the $20.0 million note payable to Palm as additional paid in capital, and the contribution by Palm of an additional $6.0 million in cash. As a result of these transactions, our historical combined and consolidated financial statements may not be indicative of our financial position, results of operations and cash flows subsequent to the distribution.

Material U.S. Federal Income Tax Consequences of the PalmSource Distribution

This section summarizes material U.S. federal income tax considerations relating to Palm’s distribution of PalmSource stock to Palm stockholders. This summary does not provide a complete analysis of all potential tax considerations, including tax considerations that may apply because of a stockholder’s particular circumstances, including status as a non-United States person, or because a stockholder is subject to special rules. The information provided below is based on existing authorities. These authorities may change, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. Finally, the summary does not describe the effect of the United States federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES.

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Palm has received a private letter ruling from the IRS to the effect that the distribution will qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code, or the Code. The ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, neither Palm nor PalmSource is aware of any material change in the facts and circumstances of the distribution that would call into question the validity of the ruling.

This ruling provides that for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, and no amount will otherwise be included in the income of, a stockholder of Palm as the result of the receipt of PalmSource common stock in the distribution (not including cash received in respect of fractional shares of PalmSource common stock);

•	the basis of the Palm common stock and PalmSource common stock held by Palm’s stockholders immediately after the distribution will be the same as each holder’s basis in Palm’s common stock immediately before the distribution, allocated between the Palm and PalmSource common stock in proportion to their relative fair market values on the distribution date;

•	the holding period of PalmSource common stock received by Palm stockholders will include the holding period of their Palm common stock, provided that such Palm common stock is held as a capital asset on the date of the distribution; and

•	Palm will not recognize any gain or loss upon the distribution.

Stockholders of Palm who receive cash from the distribution agent in respect of fractional shares will recognize gain or loss equal to the difference between the cash received and the holder’s basis in such fractional share interest. Such gain or loss should be capital gain or loss to such holder, provided the fractional share interest is a capital asset in the hands of such holder.

If the distribution did not qualify as a tax-free transaction, Palm would recognize taxable gain equal to the excess of the fair market value of PalmSource common stock distributed to Palm stockholders over Palm’s tax basis in PalmSource common stock. In addition, each stockholder who receives PalmSource common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of PalmSource common stock received.

Even if the distribution otherwise qualifies for tax-free treatment under Sections 355 and 368 of the Code, it may be taxable to Palm under Section 355(e) of the Code if 50% or more of the stock of Palm or of PalmSource is acquired as part of a plan or series of related transactions that include the distribution. If such an acquisition of PalmSource stock or Palm stock triggers the application of Section 355(e), Palm would recognize taxable gain as described above but the distribution should generally be tax-free to each Palm stockholder. Under the tax sharing agreement between Palm and PalmSource, we would be required to indemnify Palm against that taxable gain if it were triggered by an acquisition of PalmSource stock. Please see the section titled “The PalmSource Separation—Amended and Restated Tax Sharing Agreement” for a more detailed discussion of the tax sharing agreement between Palm and PalmSource.

U.S. Treasury regulations require each Palm stockholder that receives shares of PalmSource stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Palm will provide its stockholders who receive PalmSource common stock pursuant to the distribution with the information necessary to comply with such requirement.

Each Palm stockholder should consult his or her tax adviser about the particular consequences of the distribution to such stockholder, including the application of state, local and foreign tax laws, and possible changes in tax law that may affect the tax consequences described above.

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Listing of PalmSource Common Stock on the Nasdaq National Market

We expect that the shares of our common stock to be delivered to Palm stockholders in connection with the PalmSource distribution will be listed on the Nasdaq National Market, subject to official notice of issuance and the condition that PalmSource common stock trade at or above $5.00 per share on the first trading day on the Nasdaq National Market. If PalmSource’s common stock does not meet the Nasdaq National Market’s criteria for initial listing, PalmSource’s common stock may trade on the Nasdaq SmallCap Market, if it meets certain requirements, or be eligible for quotation on the OTC Bulletin Board, or a successor of the OTC Bulletin Board.

Legal Proceedings Regarding the Transaction

On or about June 17 and 19, 2003, respectively, two putative class action lawsuits were filed in the Court of Chancery in the State of Delaware in and for the County of New Castle against Palm, Handspring and various officers and directors of Handspring. The cases are captioned Goldhirsch v. Handspring, Inc., et al., Civil Action No. 20376-NC and Majarian v. Handspring, Inc., et al., Civil Action No. 20381-NC. The Majarian complaint was amended on or about June 23, 2003 to, among other things, delete certain previously named officer defendants. Both complaints allege that the officers and directors of Handspring breached their fiduciary duties to Handspring stockholders by, among other things, failing to undertake an appropriate evaluation of Handspring’s net worth as a merger or acquisition candidate and failing to maximize Handspring stockholder value by not engaging in a meaningful auction of Handspring. The Majarian complaint also alleges, among other things, that the officers and directors of Handspring breached their fiduciary duties by failing to act independently so that the interests of Handspring’s public stockholders would be protected and enhanced. Both complaints allege that Palm aided and abetted the alleged breaches of fiduciary duty of Handspring’s officers and directors. Both complaints seek, among other things, a preliminary and permanent injunction against the transaction, a recission of the transaction if it is consummated and unspecified damages. The Goldhirsch complaint also requests, among other things, that the Court order Handspring’s officers and directors to take all necessary steps to maximize stockholder value, including open bidding and/or a market check. Palm and Handspring believe that the lawsuits are without merit and intend to vigorously defend the cases.

Comparison of Stockholder Rights

The following section of this prospectus compares the rights of holders of Palm common stock with the rights of holders of PalmSource common stock and describes any material differences among them.

Palm and PalmSource are each incorporated under the laws of the State of Delaware and the respective rights of stockholders of each company are governed by the Delaware General Corporation Law. The following summary does not purport to be a complete statement of the rights of holders of Palm common stock under applicable Delaware law, Palm’s certificate of incorporation and bylaws, nor does it purport to be a complete statement of, or a comprehensive comparison with, the rights of holders of PalmSource common stock under applicable Delaware law, PalmSource’s certificate of incorporation and bylaws. While we believe that the summary below covers the material differences between the rights of holders of Palm common stock and PalmSource common stock, the summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the applicable Delaware law and the respective governing corporate documents of Palm and PalmSource.

Upon the distribution, current stockholders of Palm will retain their shares of Palm common stock and also become stockholders of PalmSource by virtue of receiving approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held. The rights of Palm’s stockholders are governed by Palm’s certificate of incorporation and bylaws, each as currently in effect, and will continue to be so governed after the distribution. The rights of PalmSource’s stockholders are governed by PalmSource’s certificate of incorporation and bylaws, each as currently in effect, and will continue to be so governed after the distribution.

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	Palm	PalmSource
Common stock	Up to 2,000,000,000 shares of one class of common stock are authorized for issuance under Palm’s certificate of incorporation.	Up to 100,000,000 shares of one class of common stock are authorized for issuance under PalmSource’s certificate of incorporation.

Preferred stock

Up to 125,000,000 shares of preferred stock are authorized for issuance under Palm’s certificate of incorporation, 2,000,000 of which have been designated as Series A Participating Preferred Stock. Palm’s board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, privileges, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The rights, preferences and privileges of the Series A Participating Preferred Stock are described further in the section below titled, “Stockholder rights agreement.”

Up to 5,000,000 shares of preferred stock are authorized for issuance under PalmSource’s certificate of incorporation. PalmSource’s board of directors is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, privileges, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

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	Palm	PalmSource

Number of directors	Palm’s board of directors currently consists of eight directors. The number of directors shall be fixed and may be changed from time to time by resolution of a majority of the board of directors. Following the transaction, Palm’s board of directors will consist of ten directors. Palm’s directors are classified into three classes, each serving for a term of three years.	PalmSource’s board of directors currently consists of seven directors. The number of directors shall be fixed by one or more resolutions adopted by the board of directors. PalmSource’s directors are classified into three classes. Initially, the term of Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of PalmSource’s certificate of incorporation, the term of Class II directors shall expire at the second annual meeting of the stockholders following the effective date of PalmSource’s certificate of incorporation and the term of Class III directors shall expire at the third annual meeting of the stockholders following the effective date of PalmSource’s certificate of incorporation. Thereafter, PalmSource’s directors will each serve a term of three years.

Removal of directors	Palm’s individual directors, or the entire board of directors, may be removed only for cause by the holders of a majority of the shares of Palm then entitled to vote at an election of directors.	Same as Palm.

Filling vacancies on the board of directors	Vacancies on Palm’s board of directors and newly created directorships resulting from any increase in the number of authorized directors, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, shall be filled only by a majority of the remaining members of the board of directors, even though less than a quorum, or by a sole remaining director.

Vacancies on PalmSource’s board of directors and newly created directorships resulting from any increase in the number of authorized directors may be filled only by a majority of the remaining members of the board of directors, even though less than a quorum, or by a sole remaining director.

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Palm	PalmSource

Whenever the holders of any class or classes of stock are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes. If the remaining members of the board of directors who fill such vacancy are less than a majority of the board of directors (as constituted immediately prior to such increase), any Palm stockholder or stockholders holding at least ten percent of the outstanding shares of Palm entitled to vote for such directors may request that the Delaware Court of Chancery order an election to fill any such vacancy or newly created directorships or to replace the directors chosen by the remaining members of the board of directors to fill such newly created directorships.

If at any time, Palm has no directors in office, then any officer or any stockholder may call a special meeting of stockholders solely for the purpose of electing directors in accordance with the provisions of the certificate of incorporation or bylaws of Palm or may apply to the Delaware Court of Chancery for a decree ordering an election.

Any director elected to fill a vacancy on Palm’s board of directors may hold office only for the remainder of the full term of the class to which the director was appointed or until a successor is elected and qualified.

Same as Palm.

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	Palm	PalmSource

Ability to call special meetings	Except as described above in “Filling vacancies on the board of directors” relating to the ability of any Palm stockholder to call a special meeting in the event that Palm has no directors in office, only Palm’s board of directors or the chairman of the board of directors may call special meetings of Palm’s stockholders.	Same as Palm.

Advance notice provisions for stock-holder nominations and proposals

Palm’s bylaws allow stockholders to nominate candidates for election to Palm’s board of directors at any annual meeting at which the board of directors has determined that directors will be elected. In addition, Palm’s bylaws allow stockholders to propose business to be brought before any annual meeting. However, nominations and proposals may be made only by a stockholder who has given timely written notice to the Secretary of Palm before the annual meeting.

Under Palm’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by the Secretary of Palm no less than 90 days in advance of the first anniversary of the preceding year’s annual meeting. If Palm did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date of the previous year’s annual meeting, notice will be timely if received by Palm no earlier than the later of ten days after the day Palm publicly announces the date of the annual meeting for the current year or 90 days in advance of such meeting.

Same as Palm.

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Palm	PalmSource

A stockholder’s notice regarding business proposed to be brought before the meeting must set forth all of the following:

•   a brief description of the business the stockholder proposes to bring before the meeting;

•   any material interest of the stockholder in the business proposed;

•   the stockholder’s name and address as they appear on Palm’s books;

•   the class and number of shares of Palm which are beneficially owned by the stockholder; and

•   any other information required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

In addition to the information required in a notice proposing business to be brought before an annual meeting, in connection with a stockholder’s nomination of persons for election to the board of directors, the stockholder must provide:

•   the name, age, business address and residence address of each nominee proposed in the notice;

•   the principal occupation or employment of the nominee;

•   the class and number of shares of Palm stock beneficially owned by the nominee;

•   a description of all arrangements or understandings between the stockholder and each nominee and any other persons pursuant to which the stockholder is making the nomination; and

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	Palm	PalmSource

•   any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Adjournment of stockholder meetings	Any stockholders’ meeting of Palm, whether or not quorum is present, may be adjourned from time to time by the vote of the majority of the voting power of the shares represented at that meeting.	Same as Palm.

Amendment of certificate of incorporation	Palm’s certificate of incorporation requires that any amendment, alteration, or adoption of any provision inconsistent with Articles V or VII (dealing with annual/special meetings and the management/conduct of Palm, respectively), requires an affirmative vote of the holders of at least 80 percent of the voting power of all shares then outstanding of Palm entitled to vote generally in the election of directors, voting together as a single class.	PalmSource’s certificate of incorporation requires that any amendment or repeal or adoption of any provision inconsistent with Articles VI, VII, IX or X of the certificate of incorporation (dealing with the board of directors, stockholder action by written consent and alteration of the certificate of incorporation and bylaws) requires an affirmative vote of the holders of at least 80 percent of the then outstanding voting securities of PalmSource.

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	Palm	PalmSource
Amendment of bylaws	Palm’s board of directors is expressly authorized to adopt, amend and repeal Palm’s bylaws. Palm’s stockholders may also adopt, amend or repeal Palm’s bylaws by an affirmative vote of a majority of the outstanding shares entitled to vote, except that any proposed alteration or repeal of, or adoption of any bylaw provision inconsistent with existing Palm bylaw provisions relating to annual and special meetings, notice provisions, stockholder actions and certain matters relating to directors, shall require the affirmative vote of at least 80 percent of the outstanding shares entitled to vote.	PalmSource’s board of directors is expressly authorized to adopt, amend and repeal PalmSource’s bylaws. PalmSource’s stockholders may also adopt, amend or repeal PalmSource’s bylaws by an affirmative vote of a majority of the outstanding shares entitled to vote. Sections 2.3, 2.4, 2.8, 2.9, 2.10 or 3.1 of the bylaws (dealing with special meetings, notice of special meetings, stockholder action by written consent, advance notice of stockholder nominees and business, voting rights, and number and term of office of directors) requires an affirmative vote of the holders of at least 80 percent of the then outstanding voting securities of PalmSource.

Indemnification of directors and officers	Palm’s certificate of incorporation and bylaws provide that Palm shall indemnify its directors and officers to the full extent of the law against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement arising by reason of the fact that such person is or was an agent of Palm; provided, however, that Palm may modify the extent of such indemnification by individual contracts with its directors and executive officers and Palm is not required to indemnify any director or officer in connection with any proceeding initiated by such person unless: (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors, (iii) such indemnification is provided by Palm, in its sole discretion, pursuant to the powers vested in Palm under the Delaware General Corporation Law or (iv) such indemnification is required under an individual contract.	Same as Palm.

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	Palm	PalmSource
Merger, consolidation, or other reorganization.	Any merger, consolidation, or other reorganization of Palm will be approved in accordance with Delaware law.	Same as Palm.

Stockholder rights agreement.

Palm’s stockholder rights agreement provides that each share of Palm common stock outstanding will have the right to purchase one one-thousandth of a preferred share of Palm attached to it. As of October 11, 2002, the purchase price per one one-thousandth of a preferred share of Palm under the agreement is $7,400.80, subject to adjustment.

Initially, the rights under Palm’s stockholder rights agreement are attached to outstanding certificates representing Palm common stock and no separate certificates representing the rights will be distributed. The rights will separate from Palm’s common stock, separate certificates representing the rights will be issued and the rights will become exercisable upon the earlier of approximately ten days after someone acquires, or commences a tender offer for, fifteen percent of the outstanding common stock of Palm.

After the rights separate from Palm’s common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

All shares of Palm common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock.

While PalmSource currently does not have a stockholder rights agreement, our certificate of incorporation authorizes us to issue preferred stock, which would allow our board of directors to adopt a stockholder rights agreement without stockholder approval.

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Palm	PalmSource

The rights will expire on November 6, 2010, unless earlier redeemed or exchanged by Palm.

If an acquiror obtains or has the right to obtain fifteen percent or more of Palm’s common stock, then each right will entitle the holder to purchase a number of shares of Palm common stock having a then current market value equal to two times the purchase price.

Additionally, each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains fifteen percent or more of Palm’s common stock and any of the following occurs:

•   Palm is acquired in a merger or other business combination transaction; or

•   Palm sells 50 percent or more of its assets or earning power.

Under Palm’s stockholder rights agreement, any rights that are or were owned by an acquiror of more than fifteen percent of Palm’s respective outstanding common stock will be null and void.

Palm’s stockholder rights agreement contains exchange provisions which provide that after an acquiror obtains fifteen percent or more of Palm capital stock, but less than fifty percent of Palm’s outstanding common stock, Palm’s board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of common stock. In such an event, the exchange ratio is one share common stock per right, adjusted to reflect any stock split, stock dividend or similar transaction.

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Palm	PalmSource

Palm’s board of directors may, at its option, redeem all of the outstanding rights under Palm’s stockholder rights agreement prior to the earlier of (1) five days after the time that an acquiror obtains 15 percent or more of Palm’s outstanding common stock, or (2) the final expiration date of the stockholder rights agreement. The redemption price under Palm’s stockholder rights agreement is $0.001 per right. The right to exercise the rights will terminate upon the action of Palm’s board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Until a right is exercised, such holder of such right will have no rights as a stockholder of Palm, including the right to vote or receive dividends, simply by virtue of holding the rights.

Palm’s stockholder rights agreement provides that the provisions of the stockholder rights agreement may be amended by the board of directors prior to the date any person acquires fifteen percent of Palm’s common stock without the approval of the holders of the rights. However, after the date any person acquires 15 percent of Palm common stock, the stockholder rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights (other than the interests of such acquiring person).

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THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. In particular, this summary contains only a general discussion of the provisions of the merger agreement that relate to the merger of Palm and Handspring that will follow the PalmSource distribution. Important information regarding the Palm and Handspring merger can be found in the joint proxy statement/prospectus which Palm is sending to you. We encourage you to read it carefully in its entirety for a more complete description of the merger agreement.

Structure of the Transaction

The merger agreement provides for a transaction with two components. First, in the PalmSource distribution the common stock of PalmSource held by Palm will be distributed to the existing stockholders of Palm by means of the merger of Peace Separation Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Palm, which we refer sometimes to as the Parent merger or the PalmSource distribution. Palm will continue as the surviving corporation in the Parent merger. Following such distribution, the remaining business of Palm and Handspring will be combined by means of the merger of Harmony Acquisition Corporation, a newly formed, wholly-owned subsidiary of Palm, with and into Handspring, which we refer to as the Handspring merger. Handspring will survive the Handspring merger as a wholly-owned subsidiary of Palm.

Completion and Effectiveness of the Transaction

Palm will complete the transaction when all of the conditions to completion of the transaction contained in the merger agreement are satisfied or waived, including approval and adoption of the merger agreement by the stockholders of Palm and Handspring. The PalmSource distribution will become effective upon the filing of a certificate of merger in connection with the Parent merger with the Delaware Secretary of State. Immediately after such filing, a certificate of merger in connection with the Handspring merger will be filed with the Delaware Secretary of State. Palm expects to file both certificates and complete both the PalmSource distribution and the Handspring merger on the same date. Trading in PalmSource common stock is expected to commence on the business day following the completion of the Parent merger.

Palm is working to complete the transaction as quickly as possible. Palm currently plans to complete the transaction by fall 2003. Because completion of the transaction is subject to governmental and regulatory approvals and other conditions, however, Palm cannot predict the exact timing.

Distribution of PalmSource Common Stock

Upon completion of the PalmSource distribution, each share of Palm common stock (including any associated preferred stock purchase rights) outstanding immediately prior to the effective time of the PalmSource distribution will be automatically converted into the right to receive: (i) one validly issued, fully paid and nonassessable share of Palm common stock (together with the associated preferred stock right), such that each share of Palm common stock will remain outstanding after the completion of the PalmSource distribution and (ii) the right to receive a number of shares of the common stock of PalmSource currently outstanding and held by Palm such that all the shares of PalmSource common stock outstanding and held by Palm immediately prior to the effective time of the PalmSource distribution are distributed to all existing holders of Palm common stock on a pro rata basis, based on the number of shares of Palm common stock held by each such Palm stockholder. Upon completion of the PalmSource distribution, all options to purchase Palm common stock shall continue in effect. Rights outstanding under Palm’s employee stock purchase plan will remain outstanding and exercisable for Palm common stock without alteration.

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A total of 10.0 million shares of PalmSource common stock will be distributed in connection with the PalmSource distribution to existing holders of Palm common stock. As a result, based on the number of shares of common stock of PalmSource currently outstanding and held by Palm as of May 31, 2003, each holder of an outstanding share of Palm common stock immediately prior to the PalmSource distribution will receive approximately 0.34 of a share of PalmSource common stock for each share of Palm common stock held. This ratio is based on the number of shares of Palm common stock outstanding on May 31, 2003, and is subject to reduction in the event that Palm issues additional shares of common stock following the May 31, 2003 and prior to the PalmSource distribution. Handspring stockholders will not receive any PalmSource shares.

Fractional Shares

Palm will not issue any fractional shares of common stock of PalmSource in connection with the PalmSource distribution. Instead, the Palm transfer agent will sell the aggregate of the fractional shares of PalmSource common stock in one or more transactions, and will distribute a cash payment to each holder of Palm common stock who would otherwise be entitled to receive a fraction of a share of common stock of PalmSource, which cash payment would represent such holder’s proportionate interest in the net proceeds from such sale. The amount of such payment will depend on the prices at which the PalmSource shares are sold by the exchange agent in the open market shortly after the effective date of the PalmSource distribution.

Exchange of Stock Certificates

Holders of Palm common stock will not need to complete a letter of transmittal and should not send in their Palm stock certificates, as there will be no exchange of Palm stock certificates.    Following the completion of the PalmSource distribution, each certificate previously representing shares of Palm common stock will continue to represent the same number of shares of Palm common stock. Palm shall cause Equiserve Trust Company, N.A., its transfer agent, to mail to each holder of shares of Palm common stock a certificate representing such number of shares of PalmSource common stock to which such holder is entitled as a result of the PalmSource distribution. Alternatively, shares of PalmSource common stock will be issued as uncertificated shares registered in book-entry form (unless a holder of Palm common stock requests a certificate representing such holder’s whole shares of PalmSource common stock). As a result, instead of receiving stock certificates, holders of Palm common stock will receive account statements reflecting their ownership interest in whole shares of PalmSource common stock. Such book-entry shares will be held with Equiserve Trust Company, N.A., Palm’s transfer agent, who will serve as the record keeper for all shares of PalmSource common stock being distributed in connection with the PalmSource distribution. Any stockholder who wishes to receive a physical certificate evidencing shares of PalmSource common stock will be able to obtain a certificate at no charge by contacting the PalmSource transfer agent.

Treatment of Awards Outstanding under Stock Plans and Outstanding Warrants

When the PalmSource distribution is completed, each outstanding option to purchase shares of Palm common stock will continue in effect. Each option will be subject to all of the terms and conditions set forth in the applicable documents evidencing such Palm option immediately prior to the PalmSource distribution, including any repurchase rights or vesting provisions, except that each such option will be adjusted so that it will be exercisable for an additional number of shares of Palm common stock equal in fair market value to the consideration to be received by holders of Palm common stock in connection with the PalmSource distribution. This adjustment will be accomplished by multiplying the number of shares for which the option is exercisable by a ratio, the numerator of which will be the closing sales price of Palm common stock on the last full day of trading prior to the PalmSource distribution and the denominator of which will be the opening sales price of Palm common stock on the first full day of trading after the PalmSource distribution, and multiplying the exercise price at which such option will be exercisable by the inverse of that ratio. Palm’s board of directors and its compensation committee believe that this adjustment is required by or advisable under the terms of Palm’s stock option plans. Accordingly, on July 1, 2003, Palm’s board of directors amended Palm’s 1999 Stock Plan and 1999

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Stock Option Plan for Non-Employee Directors to reserve additional shares of Palm’s common stock for the sole purpose of effecting such an adjustment. For those employees who are employees of PalmSource, their options will be adjusted as provided above, except that any unvested Palm options will terminate on the distribution date, and such PalmSource employees shall be deemed terminated under their option agreements, giving them a limited number of days to exercise vested options before they expire.

No adjustment will be made to the exercise price per share or the number of shares issuable upon the exercise of Palm’s outstanding warrant, but upon exercise the warrant holder will be entitled to receive the number of shares of our common stock which the warrant holder had exercised the warrant prior to the merger.

Customary Provisions of the Merger Agreement

The merger agreement contains other customary provisions regarding the Handspring merger including reciprocal representations and warranties made by each of Palm and Handspring, provisions related to conditions to completion of the transaction, covenants made by Palm and Handspring, termination of the merger agreement by Palm or Handspring and the payment of termination fees. You should refer to the joint proxy statement/prospectus being sent to you by Palm for a more complete description and the complete text of the merger agreement.

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THE PALMSOURCE SEPARATION

Description of the Separation

Effective December 3, 2001, which we refer to as the separation date in this prospectus, Palm and PalmSource entered into certain agreements to generally provide for the assignment by Palm of assets, and the assumption by PalmSource of liabilities, related to the business of licensing Palm OS. We refer to the business of licensing Palm OS as the PalmSource business. The purpose of the separation was to establish PalmSource as an independent company. In June 2003, Palm and PalmSource entered into additional agreements, some of which amended or amended and restated separation agreements previously entered into by the parties, and others further allocated assets and liabilities between Palm and PalmSource in light of circumstances existing at that time.

A summary description of the principal separation agreements between the parties is set forth below. The following summary describes certain provisions of the principal separation agreements, but the provisions of the separation agreements are complicated and not easily summarized. This summary may not contain all of the information about the separation agreements that is important to you. Each separation agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and is available to you upon request.

Master Separation Agreement

The master separation agreement outlines the general terms and conditions of the separation of PalmSource from Palm and the general intent of the parties as to how these matters have and will be undertaken and completed.

The Separation.    The separation was effected as of December 3, 2001. As of the effective date of the separation, Palm and PalmSource entered into additional ancillary agreements with each other that govern the transfer of assets and liabilities from Palm to PalmSource and the various relationships between Palm and PalmSource following the separation.

Covenants.    In addition to transferring control and ownership of various assets and liabilities from Palm to PalmSource, Palm and PalmSource agree to exchange certain information, limit the solicitation of each party’s employees and resolve disputes in particular ways.

Accounting Practices.    So long as Palm is required to consolidate PalmSource’s results of operations and financial position, PalmSource agrees to:

•	not change accounting firms without Palm’s consent;

•	use its reasonable commercial efforts to cause its auditors to date such auditor’s opinion on its financial statements on the same date as Palm’s auditor dates its opinion on Palm’s financial statements;

•	provide Palm all information that Palm reasonably requires to prepare its financial statements;

•	grant Palm’s internal auditors access to its records; and

•	notify Palm of any change in its accounting principles.

Palm agrees to provide PalmSource with all relevant information to enable PalmSource to prepare its financial statements and to grant its internal auditors access to Palm’s records.

Expenses.    PalmSource and Palm agree to bear their respective costs and expenses incurred in connection with the separation, except that certain separation costs and expenses are allocated between PalmSource and Palm.

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Dispute Resolution.    PalmSource agrees with Palm to the following procedures to settle any disputes under the separation agreements:

•	unless the dispute relates to confidentiality or intellectual property claims or if a delay in initiating litigation would cause serious and irreparable damage, Palm and PalmSource will each make a good faith effort to first resolve the dispute through informal negotiation;

•	then, through non-binding mediation; and

•	if these efforts fail, the parties may then submit the dispute to final, binding arbitration.

All of the agreements between Palm and PalmSource relating to the separation contain similar dispute resolution provisions.

No Representations and Warranties.    Palm does not make any representations or warranties to PalmSource regarding:

•	the value of any asset that Palm is transferring under the separation agreements;

•	whether there is a lien or encumbrance on any asset that Palm is transferring under the separation agreements;

•	the absence of defenses or freedom from counterclaim with respect to any claim Palm is transferring under the separation agreements; or

•	the legal sufficiency of any conveyance of title to any asset Palm is transferring under the separation agreements.

Palm transferred the assets to PalmSource “as is,” which means that PalmSource will bear the risk that a conveyance is insufficient to transfer the legal title of an asset free of any lien or encumbrance and without infringement of the rights of third parties.

General Assignment and Assumption Agreement

The general assignment and assumption agreement, as amended, or assignment agreement, identifies the assets and liabilities relating to the PalmSource business that Palm transferred to PalmSource and PalmSource accepted from Palm as part of the separation. This agreement also describes when and how the transfers occurred.

Asset Transfer.    Pursuant to the assignment agreement, Palm transferred the following assets to PalmSource:

•	all assets that were used primarily by the PalmSource business;

•	all rights of PalmSource and its subsidiaries under any of Palm’s insurance policies;

•	all contingent gains related primarily to the PalmSource business;

•	all contracts, agreements, leases, licenses, sales orders, purchase orders, instruments or other binding commitments primarily relating to the PalmSource business;

•	all outstanding stock, investments or similar interests of certain Palm subsidiaries;

•	all tangible property of the PalmSource business including workstation computers, printers and servers used by PalmSource employees; and

•	certain other specified assets.

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Assumption of Liabilities.    The assignment agreement provides for the assumption of the following liabilities by PalmSource:

•	all liabilities relating to the PalmSource business at December 3, 2001;

•	all liabilities (other than tax liabilities) whether arising before or after December 3, 2001 primarily relating to, arising out of or resulting from the operation of the PalmSource business and the operation of any business conducted by PalmSource at any time after December 3, 2001;

•	all liabilities primarily relating to, arising out of or resulting from assets that Palm transferred to PalmSource;

•	all contingent liabilities primarily related to PalmSource’s business;

•	all liabilities arising out of terminated, divested or discontinued businesses and operations; and

•	certain other specified liabilities.

Assets and Liabilities Not Transferred.    If PalmSource and Palm discover that specific assets or liabilities that are primarily related to the PalmSource business were not transferred or assumed pursuant to the assignment agreement, PalmSource and Palm agree to cooperate in good faith to effect the transfer, or re-transfer, or assumption or re-assumption of those assets or liabilities.

Delayed Transfers.    If the transfer of any assets and liabilities is not consummated prior to or on the separation date, the assignment agreement provides that these assets and liabilities will be transferred after the separation date.

Terms of Other Ancillary Agreements Govern.    To the extent that another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of such other ancillary agreement will determine the manner of the transfer and assumption.

Obtaining Approvals and Consents.    PalmSource and Palm both agree that if the transfer of an asset or an assumption of a liability would be a violation of applicable laws or require any consent or governmental approval, then the transfer or assignment shall be automatically deemed deferred until such time as all legal impediments are removed and/or such consents or governmental approvals have been obtained and PalmSource and Palm both agree to use commercially reasonable efforts to accomplish such transfer or assignment.

Nonrecurring Costs and Expenses.    Any nonrecurring costs and expenses that are not allocated in the master separation agreement, the assignment agreement or any other ancillary agreement shall be the responsibility of the party that incurs such costs and expenses.

Amended and Restated Software License Agreement

The amended and restated software license agreement, or software license agreement, between Palm and PalmSource governs the license of the PalmSource operating system software and certain additional applications from PalmSource to Palm.

Development and Distribution Licenses.    PalmSource grants Palm a license to develop and distribute Palm hardware products that use the operating system software as the primary operating system, and to distribute the operating system software and additional applications in object code form only, embedded into or bundled solely for use with those Palm hardware products. PalmSource also grants Palm a license to distribute updates, upgrades and new versions of the operating system software and certain additional applications in object code form only on a stand-alone basis, in object code form solely to existing customers of Palm hardware products that use the operating system software as the primary operating system.

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Source Code Licenses.    The software license agreement provides for three mechanisms by which PalmSource provides Palm with access and license rights to certain source code, subject to confidentiality obligations. PalmSource provides to Palm: (i) a copy of the source code for alpha, beta and gold master releases of the operating system software, which may be modified for error corrections and certain types of optimizations; (ii) limited sets of modules of source code specified in source code attachments, which may be modified for the specific purpose identified in the attachment; and (iii) after the strategic collaboration agreement between the parties becomes effective, the parties may enter into certain co-development agreements whereby Palm receives controlled live access to certain source code under development for new versions of the operating system software.

Compatibility Testing Requirement and Changes to Test Criteria.    Palm may not distribute Palm hardware products that use the licensed software unless the products have satisfied compatibility testing requirements. PalmSource will use reasonable discretion in determining the test criteria for new functionality and will follow a procedure to provide Palm with the test criteria, and to limit changes to the test criteria, in connection with alpha, beta and gold master releases of the operating system software. PalmSource retains broad discretion under the agreement to determine whether source code modifications made by Palm may be released and the test criteria that will apply to those modifications.

Source Code Escrow.    For applications licensed under the software license agreement where source code is not otherwise provided, PalmSource will deposit into escrow the source code for those applications. The escrow material will be released to Palm if: (i) PalmSource rejects the software license agreement in bankruptcy; (ii) Microsoft Corporation acquires more than 50% of the voting equity of PalmSource; or (iii) PalmSource or its successor breaches its support or maintenance obligations; and (i) fails to cure 30 days after notice; or (ii) has materially breached the software license agreement at least three times in the preceding 12 months. Palm receives a license to use the released escrow material to make error corrections.

Acquisition of PalmSource.    If Microsoft Corporation acquires more than 50% of the voting equity of PalmSource: (i) the minimum annual payment obligations of Palm under the software license agreement will cease to apply; (ii) the term of the software license agreement will be extended two years, with the royalty rate for the final contract year applying during the extension; (iii) the escrow material will be released to Palm as described above; and (iv) Palm will have a license to modify (for any purpose without restriction) the escrow material and the source code for releases of the operating system software licensed to Palm under the software license agreement. If a hardware competitor of Palm (as defined in the software license agreement) acquires more than 50% of the voting equity of PalmSource, the minimum annual payment obligations of Palm under the software license agreement will cease to apply and the term of the software license agreement will be extended two years, with the royalty rate for the final contract year applying during the extension. If an entity, other than those described above, acquires more than 50% of the voting equity of PalmSource, Palm will have the option of extending the software license agreement for two years, with the royalty rate and minimum annual payment obligations for Palm during the extension being the same as during the final contract year.

Sublicenses, Private Label Partners and Contractors.    Palm may sublicense its development and distribution rights under the software license agreement to its wholly-owned subsidiaries and to majority-owned subsidiaries (subject to prior agreement by Palm and PalmSource on a reasonable per unit minimum royalty to be applied to the majority-owned subsidiary). Royalties paid by majority-owned subsidiaries only count towards Palm’s minimum annual payments in proportion to Palm’s ownership interest.

Palm may permit private label partners to distribute Palm hardware products supplied to the partner by Palm that use the operating system software as the primary operating system under the partner’s own label, provided that such products are versions of Palm’s standard hardware products and are supplied to the partners by Palm.

Palm may request the right to sublicense certain rights to third party contractors for developing, manufacturing, testing and supporting Palm hardware products that use the operating system software as its

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primary operating system. PalmSource will not unreasonably withhold approval of contractors, provided that no sublicensing shall be permitted unless and until expressly approved in writing by PalmSource. Palm may not permit a contractor to exercise these sublicense rights and also act as a distributor (other than a single contract manufacturer/distributor in Brazil that is permitted due to local tax regulations).

Royalties.    The software license agreement also sets forth fees for bundled sales and stand-alone sales of products with respect to the operating system software and additional applications, which fees are calculated based on percentages of net revenue and/or a per unit basis. In addition, Palm pays PalmSource a non-refundable royalty of $6 million for the source code licenses, payable in three annual installments.

Maintenance and Support Fees.    The software license agreement provides for annual maintenance and support fees with respect to the operating system software and certain additional applications, subject to increase after the first contract year by up to 10% per year. The annual maintenance and support fees relating to the operating system software will increase upon the close of the Handspring merger.

Minimum Annual Payment.    Palm is obligated to make a minimum annual payment of certain royalties and support and maintenance fees. If Palm does not reach the minimum annual payments set forth in the software license agreement in any contract year, Palm must make a payment equal to the amount of the shortfall. The minimum annual payment for contract year 2003 is $37.5 million, contract year 2004 is $39 million, contract year 2005 is $41 million and contract year 2006 is $42.5 million, with each contract year ending on December 3.

Updates, Upgrades and New Versions.    PalmSource will deliver to Palm all updates, upgrades and new versions to the operating system software and certain additional applications, provided Palm has paid PalmSource the applicable maintenance and support fees.

Most Favored Licensee.    The following preference provisions are conditioned upon Palm’s continued obligation to pay the minimum annual payments under the software license agreement.

•	If PalmSource grants a most favored licensee clause to another licensee, Palm may amend the software license agreement to adopt the same clause for the same duration so long as Palm also agrees to any materially less favorable terms in the other licensee’s agreement.

•	If PalmSource makes a new product generally available on its price list which is a PalmSource software application or operating system for handheld/mobile computing or communications devices (excluding any separate products or product lines of any third party that acquires or merges with PalmSource), PalmSource will make such product available to Palm. For 180 days after PalmSource first makes such new product available to Palm, PalmSource must make such product available to Palm on pricing terms no less favorable than those that have been granted to any other licensee at similar volumes and under similar terms and conditions.

•	Palm’s license does not include certain types of dual-boot products. If PalmSource authorizes a third party to distribute dual-boot products that are competitive with Palm’s licensed products and that use the “Palm” trademark, upon Palm’s request PalmSource will reasonably negotiate regarding a license for the same type of product. If PalmSource authorizes a third party to distribute such a product without authorizing the use of the “Palm” trademark, upon Palm’s request PalmSource will negotiate in good faith with Palm for 30 days regarding a license for the same type of product.

Proprietary Rights.    PalmSource owns the operating system software and additional applications licensed under the software license agreement, and all derivative works and discrete modifications to such software and

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additional applications made by or for Palm, including modifications and extensions to the application program interface, or APIs, and applications that operate with operating system software through unpublished system APIs. PalmSource grants a license back to Palm under inventions and patents assigned by Palm to PalmSource in connection with those modifications. Subject to PalmSource’s ownership of these items, Palm owns the Palm hardware products that use the operating system software as its primary operating system and Palm software. Palm also retains ownership of certain replacement fragments and independently developed applications that interact with the operating system software solely through published system APIs. Palm also grants covenants not to assert intellectual property rights retained by Palm that are embodied in whole or in part in its modifications, or certain replacement fragments and modules used with the operating system software.

Indemnification by PalmSource.    Except for the Xerox litigation described more fully in this prospectus and subject to the limitation on liability in the software license agreement, PalmSource agrees to defend Palm, and pay any settlements or damages awarded, for claims alleging that an unmodified production release of the licensed operating system software, additional applications (other than a specified e-mail product), end-user documentation or compatibility trademarks, as delivered, infringe: (i) patents in the U.S. and other specified countries; (ii) world-wide copyrights or trade-secrets; or (iii) registered trademark rights in the U.S. and other specified countries. If an injunction requires Palm to recall products from its own inventory or its own distribution channels (which products have not been sold to end-users), then PalmSource will indemnify Palm for its out of pocket costs for retrieving and re-working such products, up to the per unit royalty actually paid by Palm for such specific units recalled. If an injunction causes a shortfall against a minimum annual payment, that minimum annual payment will be reasonably reduced on a pro rata basis as reasonably adjusted for seasonality, if no other versions of the licensed operating system software or additional applications are available that would permit Palm to continue shipping products.

Indemnification by Palm.    Subject to the limitation on liability in the software license agreement, Palm agrees to defend PalmSource, and pay any settlements or damages awarded, for claims alleging that: (a) the Palm hardware products that use the operating system software as its primary operating system, Palm software, or Palm trademarks infringe: (i) patents in the U.S. and other specified countries; (ii) world-wide copyrights or trade-secrets; or (iii) registered trademark rights in the U.S. and other specified countries; or (b) certain developments to the operating system software made by Palm, or any Palm pre-existing material incorporated into those developments or PalmSource’s source code tree, infringe the copyrights or misappropriate the trade secrets of a third party. In addition, subject to the limitation on liability in the software license agreement, Palm will indemnify and defend PalmSource for claims for bodily injury, death and damage to tangible property as a result of the Palm hardware products that use the operating system software as its primary operating system.

Limitation on Liability.    Except for each party’s indemnity obligations and breach of the confidentiality provisions, neither party is liable for any incidental, consequential, indirect, special or punitive damages, loss of revenue, or loss of business. Except for express payment obligations and breach by Palm of the scope or confidentiality obligations of the source code license, each party’s total cumulative liability under the software license agreement is limited to $50,000,000.

Assignability.    Each party may assign the software license agreement to a successor of all or substantially all of its stock or assets, except that the source code licenses will terminate upon an assignment by Palm. Any other assignment requires consent from the other party. If a competitor of PalmSource (as defined in the software license agreement) acquires more than a 50% interest in Palm, then the source code access and license provisions, provisions providing for customer technology briefings and the most favored licensee provisions terminate. If a competitor of Palm (as defined in software license agreement) acquires more than a 50% interest in PalmSource, then provisions providing for customer technology briefings and sharing of customer data terminate. Upon close of the merger agreement with Handspring: (i) Handspring products will be included under the software license agreement as Palm hardware products that use the operating system software as its primary operating system, and no further payments will accrue under PalmSource’s operating system license agreement

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with Handspring; (ii) maintenance and support fees for the operating system software will be increased to $600,000 annually; (iii) the existing Handspring source code attachments will survive; and (iv) PalmSource’s operating system license agreement with Handspring will otherwise terminate.

Palm Digital Media.    Palm will use good faith efforts to include a certain application related to PalmSource’s Palm Digital Media subsidiary in a Palm hardware product, and provide certain marketing services for that application. PalmSource will supply upgrades and new versions of that application that are generally released by PalmSource to licensees free of charge. PalmSource may assign these obligations to a purchaser of all or substantially all of the assets of the Palm Digital Media subsidiary.

Term and Termination.    The term of the software license agreement is five years, from December 3, 2001 until December 2, 2006. Each party has the right to terminate; (i) for certain bankruptcy-related events; or (ii) for material breach by the other party which remains uncured 30 days after notice, and which the parties are unable to resolve after 30 days of good faith discussions. A breach by a contractor, private label partner or subsidiary of Palm may be treated as a material breach by Palm if Palm fails to take specified remedial actions. The software license agreement includes a wind-down period that varies depending on which party causes the termination. Except in the case of partial termination by PalmSource, Palm shall pay a pro rata portion of the minimum annual payment for the then current contract year, based on the percentage of the contract year for which the software license agreement was in effect prior to the effective date of termination. No further minimum annual payments will be due. In the event of a material breach that would entitle PalmSource to terminate the software license agreement, PalmSource may elect to terminate only a subset of the provisions under the software license agreement (including source code access, right to sublicense to private label partners or subsidiaries, and the most favored licensee clauses). In such case, Palm shall remain obligated to continue making all minimum annual payments remaining under the software license agreement and may continue to distribute the Palm hardware products that use the operating system software as its primary operating system.

Side Letter.    There is a side letter to the software license agreement relating to indemnification which extends the intellectual property indemnity to additional countries and states that the parties will revisit royalty and maintenance fee provisions in the event a claim for infringement is settled by PalmSource taking on a royalty-bearing license with a third party.

SDIO License Agreement

Under the SDIO license agreement, Palm grants PalmSource a license to use and distribute the SDIO software drivers in object code form for use with certain PalmSource products. SDIO is an acronym for second digital input output. Palm also grants PalmSource a license to create certain modifications of the SDIO software drivers in source code form, and to distribute such modifications in object code form.

If Palm makes modifications of the SDIO software drivers it must include such modifications in an update, upgrade or new version of the SDIO software drivers. Palm owns all rights in the SDIO software drivers. PalmSource or its sublicensees will own all rights in modifications made by or for PalmSource or its sublicensees, and PalmSource grants Palm a license to those modifications.

Except for breach of the license or confidentiality obligations, both parties disclaim consequential damages and each party’s liability is limited to $1,000,000 under the SDIO license agreement. The SDIO license agreement is effective until November 26, 2007, and certain licenses survive the termination of the SDIO license agreement. PalmSource will pay, indemnify and hold Palm harmless from any tax liability arising from the SDIO License Agreement. Either party may assign the SDIO license agreement without restrictions to a purchaser of all or substantially all of the stock or assets of such party, provided that the assignee agrees to be bound by its terms.

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Development Agreement

Under the development agreement, PalmSource grants to Palm a non-exclusive, royalty-free, nontransferable license to use the source code for the most recent versions of NetLib software, plug-ins for NetLib, and related network preference panels solely for the purpose of specified development services. Palm grants PalmSource a non-exclusive, royalty-free, nontransferable license to use, modify, sublicense and sell any of the specified pre-existing materials of Palm that are delivered under the development agreement or which are necessary for utilization of the work product by PalmSource.

PalmSource and its licensors will own all work product delivered under the development agreement. Palm will own the specified pre-existing materials of Palm that are delivered under the development agreement or which are necessary for utilization of the work product by PalmSource and any modifications thereof made by PalmSource. Except for liability arising from confidentiality obligations, neither party is liable to the other for consequential or punitive damages.

Amended and Restated Tax Sharing Agreement

The amended and restated tax sharing agreement, or the tax sharing agreement, sets forth the principal arrangements between Palm and PalmSource regarding the filing of tax returns, the payment of taxes and the conduct of tax audits or other disputes. The tax sharing agreement provides for the calculation of PalmSource’s tax liability as if PalmSource were a stand-alone corporation (i.e., to the extent that PalmSource would have been liable for taxes on a stand-alone basis, it will pay Palm for such tax liability). Conversely, to the extent that any PalmSource operating losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to Palm under the tax sharing agreement will be reduced.

Under the tax sharing agreement, Palm is required to prepare and file all Palm and PalmSource consolidated tax returns through the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, including the final consolidated Palm and PalmSource federal income tax return. PalmSource has the right to review and consent to any Palm and PalmSource consolidated returns filed after the date of such distribution, provided that it does not withhold such consent unreasonably. In addition, Palm has sole and complete authority to control and resolve all tax audits and other disputes relating to any Palm and PalmSource consolidated returns filed before and after the date of such distribution. After the date of such distribution, however, Palm may not enter into any dispute settlement that would materially increase PalmSource’s liability under the tax sharing agreement without PalmSource’s consent, which consent PalmSource cannot withhold unreasonably.

The tax sharing agreement also contains provisions requiring PalmSource to indemnify Palm for, among other things; (i) any increases in PalmSource’s stand-alone income tax liability or other consolidated tax liabilities arising as a result of any amended return, audit or other dispute and attributable to periods after December 3, 2001; (ii) any increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business; (iii) any transfer taxes incurred on the transfer of assets by Palm to PalmSource; and (iv) any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders.

Amended and Restated Intercompany Loan Agreement

The amended and restated intercompany loan agreement, or the intercompany loan agreement, governs the outstanding $20 million intercompany loan from Palm to PalmSource Holding Company, a wholly-owned subsidiary of PalmSource. PalmSource assumed all of PalmSource Holding Company’s rights and obligations under the intercompany loan agreement.

All principal due under the intercompany loan by PalmSource will be forgiven if the PalmSource distribution occurs prior to December 3, 2004 and PalmSource assumes $15 million of the principal amount of

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the 5% convertible note due 2006 made by Palm. To the extent that PalmSource assumes less than $15 million of the principal amount of such promissory note, PalmSource will make a new note in favor of Palm with a principal amount equal to the difference between $15 million and the principal amount assumed.

The maturity date of the new note is December 6, 2006 and interest under the new note is payable semi-annually on June 15 and December 15 each year at a per annum rate of 5%. The new note will be subordinated to all senior indebtedness of PalmSource (including borrowed money, capitalized lease obligations and secured indebtedness). PalmSource may be required to repurchase the new note within 30 trading days of a change of control at a repurchase price equal to: (i) the amount of principal to be repurchased plus (ii) all accrued and unpaid interest to the date of repurchase. Under the new note, PalmSource may not consolidate with, merge with or sell all or substantially all of its assets to another entity, unless such entity is organized under the laws of the United States and such entity expressly agrees to assume PalmSource’s obligations under the new note. The new note includes events of default upon the occurrence of which the holder will have the right to accelerate all outstanding obligations, including all principal and accrued and unpaid interest. The events of default in the new note include the following (with certain cure periods): failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross acceleration of indebtedness for money borrowed in excess of $10 million, voluntary and involuntary bankruptcy or insolvency proceedings and judgments in excess of $10 million.

Under the intercompany loan agreement, interest will accrue on the outstanding principal amount at a rate of 2.48% per annum. After a default under the intercompany loan agreement, interest will accrue at a rate of 7.48% per annum.

Events of default under the intercompany loan agreement include (with certain cure periods): failure to make payments when due, breaches of covenants, breaches of representations and warranties, and voluntary and involuntary bankruptcy or insolvency proceedings. Upon an event of default, the holder has the right to accelerate all outstanding obligations, including all principal and accrued and unpaid interest.

Amended and Restated Indemnification and Insurance Matters Agreement

General Release of Pre-Distribution Claims.    Under the amended and restated indemnification and insurance matters agreement or the indemnification and insurance agreement, on the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, Palm and PalmSource will release each other from and agree not to pursue any claim based on any liabilities arising from events occurring on or before the date of such distribution, including events occurring in connection with the activities to implement the separation of PalmSource from Palm and such distribution.

Indemnification.    In general, PalmSource agrees to indemnify Palm from all liabilities arising from:

•	PalmSource’s business;

•	PalmSource’s liabilities;

•	any PalmSource contract; and

•	any breach by PalmSource of the master separation agreement or any ancillary agreement.

In general, Palm agrees to indemnify PalmSource from all liabilities arising from:

•	Palm’s business, other than the businesses transferred to PalmSource pursuant to the master separation agreement; and

•	any breach by Palm of the master separation agreement or any ancillary agreement.

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Insurance Matters.    In general, Palm agrees to maintain insurance coverage for the benefit of PalmSource during the period beginning on the separation date and ending on the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, and PalmSource agrees to reimburse Palm for premiums paid in connection with such insurance coverage. After the date of such distribution, PalmSource will be responsible for obtaining and maintaining its own insurance coverage.

Environmental Matters.    Palm agrees to indemnify PalmSource from, among other things, all liabilities arising from environmental conditions existing prior to the separation date at facilities transferred to PalmSource, or which arise out of operations occurring on or before the separation date at such facilities. Further, Palm agrees to indemnify PalmSource from all liabilities arising from environmental conditions existing, or caused by operations occurring at any time, whether before or after the separation date, at any Palm facility (unless caused by operations of PalmSource on or after the separation date).

PalmSource agrees to indemnify Palm from all liabilities arising: (i) from environmental conditions caused by operations on and after the separation date at any of the facilities transferred to PalmSource; (ii) from environmental conditions at PalmSource’s facilities arising from any contamination event that occurs on or after the separation date; and (iii) on certain new PalmSource facilities.

Xerox Litigation Agreement

The Xerox litigation agreement governs Palm’s and PalmSource’s obligations with respect to the current patent litigation with Xerox. The agreement returns the responsibility for the defense and indemnity of the Xerox litigation from PalmSource back to Palm. This responsibility was originally allocated to PalmSource as of December 3, 2001, and PalmSource paid Palm’s defense costs from that time through May 30, 2003.

Under the Xerox litigation agreement, Palm assumes responsibility for managing the Xerox litigation, determining strategy and making most settlement decisions. Palm has management control over the Xerox litigation, but the agreement prohibits Palm from consenting to any judgment or settlement that would: (i) allow injunctive or declaratory relief to be ordered against PalmSource; (ii) require PalmSource to pay any future royalties or otherwise require PalmSource to make any payment that is not fully indemnified; (iii) require PalmSource to license its intellectual property; or (iv) otherwise affect the business, financial condition or operations of PalmSource or its licensees in a material way.

Additionally, if any claim is brought against PalmSource or its operating system licensees alleging infringement of the Xerox patent by covered operating system versions, then Palm also must manage the defense, bear the costs and pay the damages awarded or agreed to in settlement of such claim. The Xerox litigation agreement does not, however, affect PalmSource’s obligation to indemnify Palm for any other infringements under the operating system license between Palm and PalmSource, other than the Xerox litigation. The agreement also does not obligate Palm to assume other obligations that PalmSource may have to its licensees, other than defense and indemnity of a claim by Xerox related to the patent in question and covered Palm OS versions.

The Xerox litigation agreement obligates Palm to bear the costs of the Xerox litigation that are incurred after June 1, 2003, not including the imputed costs of PalmSource’s personnel or of any independent advice PalmSource may choose to seek. Palm also must pay the amount of any damages awarded in, or agreed to in settlement of, the Xerox litigation. In the event that any damages are not paid by Palm within 60 days after the date of entry of a judgment or due date under a settlement agreement, PalmSource is obligated to pay any shortfall amounts. Any such payment by PalmSource does not, however, relieve Palm of its obligation either to make the payment or to reimburse PalmSource.

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Master Technology Ownership and License Agreement

The master technology ownership and license agreement, as amended, or master technology agreement, allocates rights in non-patented intellectual property and data and provides for certain cross-licenses between Palm and PalmSource of certain such technology and data related to the Palm and PalmSource businesses. This agreement does not cover the licensing of the PalmSource operating system and certain other technology that are covered in the software license agreement and the Elaine software license and services agreement.

In the master technology agreement, Palm assigns to PalmSource all right, title and interest in and to specific technology and data related to the PalmSource business, and a joint interest in certain data to be jointly owned by Palm and PalmSource.

PalmSource grants back to Palm, under PalmSource’s right to certain technology and data assigned to PalmSource, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except with PalmSource’s written consent) license, with right of sublicense, to use specified technology to, among other things, create and distribute Palm products and extract and re-utilize specified data, subject to certain obligations and restrictions. Palm grants to PalmSource, under Palm’s rights under certain technology and data allocated to Palm, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except with Palm’s written consent) license, with right of sublicense, to use specified Palm technology to, among other things, create and distribute PalmSource products and extract and re-utilize specified data, subject to certain obligations and restrictions.

The master technology agreement will not obligate either Palm or PalmSource to disclose or provide to the other party licenses to improvements that it makes, whether to its own technology or to the other party’s technology licensed or assigned to it under this agreement.

Neither party may assign or transfer the master technology agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master technology agreement without the other party’s written consent, except that the licenses to certain technology and data granted by each party are assignable only with the other party’s written consent.

Master Confidential Disclosure Agreement

The master confidential disclosure agreement provides that Palm and PalmSource agree not to disclose confidential information of the other (except in certain circumstances) that is known prior to the separation or disclosed pursuant to the master separation agreement and related agreements (but not the software license agreement or the Elaine software license and services agreement, which contains separate confidentiality requirements) for the later of one year after the separation date or for as long as services are provided under the Business Services Agreement. The confidentiality period is five years, except that, with respect to highly confidential information (such as source code), the confidentiality period is perpetual.

Palm and PalmSource each agree: (i) to protect each other’s confidential information; (ii) not to use such confidential information in violation of any use restriction in the master separation agreement and related agreements (but not the software license agreement or the Elaine software license and services agreement, which contain separate confidentiality requirements); and (iii) not to disclose without the other party’s prior written consent such confidential information except as may be expressly permitted in the master separation agreement, related agreements and any other agreements Palm and PalmSource enter into with each other. The non-disclosing party is able to use, but not disclose, residual information retained in the unaided memories of individuals who have had access to confidential information of the disclosing party.

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Neither party may assign or transfer the master confidential disclosure agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master confidential disclosure agreement without the other party’s written consent.

Master Patent Ownership and License Agreement

The master patent ownership and license agreement, or master patent agreement, allocates rights relating to patents, patent applications and invention disclosures and provides for certain limited cross-licenses between Palm and PalmSource. Under the master patent agreement, Palm assigns to PalmSource all right, title and interest in and to specific patents, patent applications and invention disclosures related to the PalmSource business.

PalmSource grants Palm, under PalmSource’s rights to the patents, patent applications and invention disclosures assigned to PalmSource, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except in a permitted assignment of the master patent agreement) license, with limited right to grant sublicenses, to make, have made, use, lease, sell, offer for sale and import: (i) Palm computer hardware devices that incorporate the PalmSource operating system as the primary operating system in all fields of use; and (ii) all other Palm products in all fields of use except for the field of operating systems. Palm grants to PalmSource, under Palm’s rights to the patents, patent applications and invention disclosures retained by Palm, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except in a permitted assignment of the master patent agreement) license, with limited right of sublicense, to make, have made, use, lease, sell, offer for sale and import PalmSource products in all fields except the field of computer hardware.

Palm’s right to sublicense is limited to its subsidiaries and third parties to make, have made, use, lease, sell, offer for sale and import Palm computer hardware devices that incorporate the PalmSource operating system as the primary operating system and other Palm products other than operating system software. PalmSource’s right to sublicense is limited to its subsidiaries and licensees of the PalmSource operating system to make, have made, use, lease, sell, offer for sale and import their mobile and handheld device products that incorporate the PalmSource operating system as the primary operating system. PalmSource’s right to sublicense such Palm patents to allow third parties to make, have made, use, lease, sell, offer for sale and import such products extends only to hardware features that are necessary to use the PalmSource operating system, and not to hardware features that are not necessary to use the PalmSource operating system.

Neither party may assign or transfer the master patent agreement without the other party’s prior written consent. However, in the event of an acquisition of all or substantially all of either party’s business or assets, such party may assign the master patent agreement without the other party’s written consent.

Business Services Agreement

The business services agreement governs corporate support services that Palm agrees to provide to PalmSource following the separation date. The term during which Palm provides such services is generally one year after December 3, 2001, but the agreement allows the parties to extend the term in writing with respect to any service. Separate service level agreements under the business services agreement set forth details and additional terms of Palm’s provision of services, and each such service level agreement is deemed to extend the business services agreement with respect to the specific service to which the service level agreement relates if it specifies a completion date beyond the aforementioned one-year term.

The services provided under the business services agreement and service level agreements include functional areas such as corporate development, corporate strategy, finance, global corporate procurement, human resources, information technology, insurance and risk management, legal, real estate and site services, security/environmental health and safety, stock administration, tax and trade, travel and meeting services, and

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treasury. Such services are specified and provided on the terms set forth in the service level agreements and in the schedules to the service level agreements. The business services agreement also provides for the provision of additional services identified from time to time that PalmSource reasonably believes were inadvertently or unintentionally omitted from the specified services or that are essential to effectuate an orderly transition under the master separation agreement.

The charges that PalmSource must pay Palm under the business services agreement for any service are contained in the applicable service level agreement. Generally, Palm will charge PalmSource for services based on internal cost allocation. After the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders, however, the charges for services will change so that PalmSource will pay Palm the direct and indirect costs of providing the services plus five percent (5%), and the parties will maintain arm’s length pricing.

As of the date of this prospectus, many of the services covered under the service level agreements have been completed.

Strategic Collaboration Agreement

The strategic collaboration agreement does not become effective until after October 2003. The strategic collaboration agreement provides for certain mutual exchanges of information and establishes a framework for conducting mutually agreed co-development projects.

Beginning on the effective date, Palm and PalmSource agree to exchange information in their respective relevant business areas on a regular basis, subject to confidentiality and other obligations to third parties.

After the effective date, Palm will be one of the two additional development partners permitted under PalmSource’s existing agreement with Sony. After the effective date, PalmSource must notify Palm, and provide Palm with a limited opportunity for good faith discussion, before engaging an additional licensee of the PalmSource operating system (other than Sony) in a joint development agreement for new versions of the Palm OS where the development partner: (i) develops material portions of the source code for a new version of the Palm OS; and (ii) has the right to access and modify all or substantially all of the Palm OS source code to execute the joint development project.

Until October 7, 2005, the parties intend to meet at the beginning of each contract year and draft a mutually agreed plan outlining potential areas of collaboration, with the objective of having at least one active collaboration project at any given time during the year. All co-development will be performed pursuant to a definitive written co-development agreement to be mutually agreed by the parties prior to the commencement of a given project.

The strategic collaboration agreement is coterminous with the software license agreement, subject to termination for certain bankruptcy events, or a material breach uncured 30 days after notice. In addition, PalmSource may terminate the strategic collaboration agreement if: (i) Palm no longer includes the Palm OS as its primary operating system software for applicable handheld and phone products; (ii) there are no active collaboration projects for any six-month period; (iii) Palm incorporates into its handheld and phone products operating system software that directly competes with the Palm OS and the total number of such products sold within any year is greater than 50% of the total number of Palm handheld and phone products incorporating the Palm OS that are sold in that same year; (iv) royalty payments from Palm to PalmSource for the Palm OS in any year fall below 20% of PalmSource’s total operating system royalty revenue from handheld products; (v) the total royalties paid by Palm to PalmSource fail to increase year-over-year; or (vi) Palm is acquired by a PalmSource competitor.

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Palm may terminate the strategic collaboration agreement if: (i) Palm no longer includes Palm OS as its primary operating system software for applicable handheld and phone products and Palm OS is no longer in the top three operating system products for applicable handheld and phone products in worldwide market share; or (ii) PalmSource is acquired by a Palm competitor.

Each party disclaims all warranties with respect to any information or materials provided under the strategic collaboration agreement. Each party’s total liability under the strategic collaboration agreement other than for breach of confidentiality will be capped at $3 million.

Neither party may assign the strategic collaboration agreement without the other party’s prior written consent, provided that either party may assign to the successor to all or substantially all of its business or assets relating to the Palm OS or Palm devices incorporating Palm OS as its primary operating system, as applicable. In the event of such a transfer, the non-assigning party will hold good faith discussions with the assignee whether to continue or terminate the strategic collaboration agreement, and if they do not agree to continue within 30 days, the strategic collaboration agreement will terminate.

Employee Matters Agreement

The employee matters agreement sets forth the principal arrangements between Palm and PalmSource with regard to their respective employees, employee compensation, employee benefit plans, programs and arrangements and other employment matters.

Assumption of Liabilities.    Effective as of the separation date, PalmSource generally assumes all liabilities relating to PalmSource employees to the extent such liabilities arise out of their employment with PalmSource and are based on facts occurring after the separation date. In addition, assets in the Palm employee benefit plans related to contributions made by PalmSource will be transferred to PalmSource employee benefit plans.

Equity Compensation.    PalmSource will not assume options to purchase Palm common stock held by PalmSource employees on the distribution date, and Palm restricted stock held by PalmSource employees on the distribution date will not be assumed, but rather substituted for PalmSource restricted stock.

Retirement Plans, Welfare Plans and Other Benefits.    PalmSource assumes sole responsibility for the administration of PalmSource employee benefit plans and for the employer-related costs required to establish and maintain such employee benefit plans.

Miscellaneous.    The employee matters agreement also contains administrative provisions designed to ensure an efficient post-separation date transition, whereby, among other things, Palm will provide PalmSource with certain transitional staffing services and the parties will share participant information and assist each other in complying with all of the reporting, testing and disclosure requirements of ERISA. The employee matters agreement also provides for delivery of the personnel records of PalmSource employees to PalmSource by Palm prior to the date of the distribution of the shares of PalmSource stock held by Palm to Palm’s stockholders.

Trademark Agreements

After the distribution date, the use of trade names, trademarks, service marks and domain names that contain the word or letter string “palm” or “            ” will be administered by Palm Trademark Holding Company, LLC, or Holding Company, a holding company established and owned by Palm and PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. Holding Company’s administration of the intellectual property will be governed by its operating agreement and by a trademark license agreement between Holding Company and each of Palm and PalmSource.

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Administration of Trademarks Through Holding Company.    Under Holding Company’s operating agreement, Palm and PalmSource contribute and assign all Palm marks and                  marks respectively owned, registered claimed or used by each of them to Holding Company. Holding Company will, among other things, administer such contributed marks and enhance and maintain the integrity of, and promote the expansion of the value of and goodwill associated with such marks for the benefit of Palm and PalmSource. Holding Company will operate independently of Palm and PalmSource but Palm will own 45% and PalmSource will own 55% of Holding Company’s equity. Additionally, each of them will be responsible for contributing funds to cover: (i) costs associated with certain of the marks, such as litigation and trademark prosecution expenses; and (ii) its share of Holding Company’s operating expenses, which shall be divided based on Palm’s and PalmSource’s ownership interest in the Holding Company.

A board of directors initially consisting of three members—two appointed by PalmSource and one appointed by Palm—will manage Holding Company. The board of directors generally will take action by simple majority, except in the case of certain specified actions, such as the entry of Holding Company into a transaction with Palm or PalmSource, which require approval of a supermajority of the board of directors, or in some cases, supermajority approval of the members of the Holding Company. The Holding Company board of directors will appoint a brand manager who will be responsible for administering the contributed intellectual property and identifying areas of potential conflict caused by requests or actions of Palm and PalmSource. PalmSource will nominate the brand manager, subject to Palm’s approval. Disputes relating to the licensed marks or between Palm and PalmSource will be subject to a dispute resolution process, whereby the parties must attempt to resolve the matter internally, and, if that fails, submit it to final and binding arbitration.

Trademark License Agreements.    Holding Company licenses the marks contributed to Palm and PalmSource by entering into a trademark license agreement with each of them. Under the trademark license agreement with PalmSource, Holding Company grants to PalmSource an exclusive license to use the Palm marks (other than             ) on or in connection with PalmSource’s business and all products and services associated with its business, as an element in domain names and in connection with its corporate identity. This license, however, is subject to several restrictions. For example, PalmSource cannot use any Palm mark other than the Palm Powered mark or its successor mark on products that compete with Palm’s, and PalmSource cannot use any corporate name comprising only “Palm” and a designation of entity status, that is an entity name historically used by Palm, that uses Palm and any number, or that has a space between the elements “palm” and “source.”

Under the trademark license agreement with Palm, subject to certain restrictions, Holding Company grants to Palm:

•	an exclusive license (subject to certain limited exceptions) to use mark and domain name:

•	on mobile devices in which Palm OS is the primary platform;

•	on products that do not incorporate traditional personal information manager functionality;

•	on products that contain none of the elements of a computer platform;

•	on software applications that run on Palm OS; and

•	on or in connection with related services and merchandising products;

•	an exclusive license to use the Palm.net domain name and mark in connection with wireless services for Palm products and a supporting website until the earlier of May 31, 2005 or such time as Palm.net has fewer than 50,000 subscribers;

•	a non-exclusive license to use PALM STORE, PALM SOFTWARE CONNECTION, and the www.store.palm.com domain name in connection with online sales and information until August 31, 2005;

•	a non-exclusive license to use PALM CAFÉ in connection with sales services until January 31, 2005;

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•	a non-exclusive license through May 31, 2006 to use PALM and certain transition marks, including PALM and DESIGNED FOR PALM HANDHELDS;

•	a non-exclusive license to use the BenMai marks in China, Hong Kong and Taiwan; and

•	an exclusive license to use the name as a corporate identifier.

Sublicensability.    Both Palm and PalmSource may sublicense any of the marks licensed to them under the respective trademark license agreement, so long as any sublicensee complies with the same restrictions and quality control requirements applicable to Palm or PalmSource, respectively. Palm and PalmSource are responsible to Holding Company for ensuring that their respective sublicensees comply with such restrictions and requirements. Holding Company will not assess any royalty for sublicensing by either Palm or PalmSource. In addition, Palm and PalmSource are entitled to honor the terms of any existing licenses granted by either of them that relate to the Palm marks and predate the respective trademark license agreement.

The sublicense rights granted to Palm and PalmSource in the trademark license agreements are subject to certain restrictions. For example, Palm may not sublicense marks for use on products that compete with PalmSource’s, and PalmSource may not sublicense any Palm marks (other than the Palm Powered mark and any successor mark) for use on products that compete with Palm’s.

Palm.com Website; Links.    Holding Company will own the Palm.com site, and Palm will host, manage and pay costs associated with the site until February 2004. After February 2004, the Palm.com site will be modified to reflect an equally split page providing descriptions of each company’s business and links to each company’s primary website, and general costs associated with the site will be shared, with PalmSource paying 55% and Palm paying 45%.

Trademark Prosecution.    Even though Holding Company owns all Palm marks, under the trademark license agreements, Palm and PalmSource, subject to Holding Company’s responsibility to maintain the integrity value and goodwill of the Palm marks, each effectively directs prosecution of applications and maintenance of registrations for the marks it is licensed by requesting that the Brand Manager implement Palm’s or PalmSource’s instructions concerning such prosecution and maintenance.

Palm and PalmSource are each responsible for all costs related to trademark prosecution and maintenance, and domain name registration, for their licensed marks. Additionally, each must indemnify the other and Holding Company for liabilities resulting from uses of licensed marks by it or its sublicensees in jurisdictions or on or in connection with goods or services beyond the scope of then-existing applications or registrations, or Palm’s or PalmSource’s filing of trademark applications for Palm marks.

Indemnification; Control Over Sublicensees.    Palm and PalmSource respectively are obligated to indemnify Holding Company for liability incurred by Holding Company as a result of Palm’s or PalmSource’s (and any respective sublicensee’s) unlicensed use of the Palm marks and actions in breach of their respective trademark license agreements. If a Palm or PalmSource sublicensee does not cure a breach within 30 days, that licensee must terminate the rights granted to the sublicensee.

Litigation.    Subject to the other’s right of participation discussed below, either Palm or PalmSource can request that Holding Company enforce the Palm marks against third parties. Upon such a request, the Brand Manager shall cause Holding Company to act as requested unless doing so would compromise the integrity of, value of or goodwill associated with the marks. In addition, if either Palm or PalmSource learns of any actual, potential or threatened outgoing claims relating to a Palm mark, it shall promptly notify the Brand Manager, who will then promptly notify the other licensee.

Both Palm and PalmSource have a right of participation in any actions initiated against third parties. When either Palm or PalmSource initiates an action, the other can assert its right to exclusive or limited control,

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depending on which marks the action concerns. If an action concerns only a party’s licensed marks, then that party has the right to exclusive control of the action. In cases of limited control—such as when the action at hand concerns marks licensed to both Palm and PalmSource—the other party’s instructions to the Brand Manager are subject to the consent of the party who has asserted its limited control rights.

With respect to litigation matters initiated by third parties relating to a licensee’s (or its sublicensee’s) use of licensed marks, that licensee controls, pays for defense of, and is entitled to any recoveries from, the claim. In addition, if Holding Company is a party to the claim regarding a licensed mark, that licensee is empowered to make requests to the Brand Manager regarding conduct and settlement of the claim. Both Palm and PalmSource, however, have a right of limited defense in any actions initiated by third parties. If Palm or PalmSource asserts its right of limited defense when an action is initiated against the other, then the other party’s decisions concerning the defense and possible settlement of the claim are subject to Palm or PalmSource’s consent. The party asserting its right of limited defense shall pay 45% of all costs and expenses, and shall be entitled to 45% of all recoveries. The Brand Manager will act as requested unless doing so would compromise the integrity of, value of or goodwill associated with the marks. Subject to the other’s right of limited defense, the party’s whose use is at issue pays all costs and expenses, and is entitled to all recoveries, unless a court or tribunal allocates such costs, expenses and recoveries differently.

All actions existing as of December 2002 and listed on a schedule to the trademark license agreements shall be paid for by Palm and are to remain under the exclusive control of Palm, except that Palm’s right to modify claims, appeal awards or judgments, or settle such existing actions is subject to PalmSource’s reasonable consent.

Term of Licenses; Termination.    The terms of the licenses granted under the trademark license agreements are perpetual. Palm and PalmSource can terminate their respective trademark license agreements with 180 days notice. Holding Company cannot terminate any of the trademark agreements other than for cause. Holding Company can terminate Palm’s trademark agreement for cause if Palm fails to cure a material breach within 120 days of final determination of a material breach, if Palm’s Palm OS license terminates, or if Palm abandons the              mark. Holding Company can terminate PalmSource’s trademark agreement for cause if PalmSource fails to cure a material breach within 120 days of final determination of a material breach, if PalmSource no longer develops or supports Palm OS Software, or if PalmSource abandons the Palm marks.

Other Agreements

Elaine Software License and Services Agreement

The Elaine software license and services agreement provides a license from PalmSource to Palm to use and reproduce the Elaine server software to provide proxy services for Palm.net customers. The Elaine software license and services agreement provides for a non-exclusive, non-transferable, royalty-free license to Palm for the Elaine software. Palm is permitted to subcontract with a third party to provide the proxy services and is permitted to modify and prepare derivative works of the Elaine software source code and use and reproduce any such modifications and derivative works in object code form only.

Palm is required to use commercially reasonable efforts to provide support and maintain the proxy services to third party devices using the PalmSource operating system without charge to PalmSource. PalmSource provides support for the Elaine software and will deliver to Palm any upgrades or updates to such software.

Palm may cease providing the Palm.net service to customers during the term of the Elaine software license and services agreement, provided that it provides PalmSource with a copy of the then current Elaine software source code if Palm has made changes to such code during the term of the Elaine software license and services agreement. PalmSource may request Palm to install additional server equipment to run the Elaine software to expand third party proxy services for new PalmSource licensees or existing PalmSource licensees who begin to use new PalmSource products, provided that PalmSource pays the incremental out-of-pocket costs of Palm to support the new PalmSource licensees.

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If a competitor of PalmSource acquires more than 50% of the voting equity of Palm, Palm’s license to create and use modifications to the Elaine source code terminates. If a competitor of Palm acquires more than 50% of the voting equity of PalmSource, Palm’s obligations to use commercially reasonable efforts to provide the proxy services to third parties will cease.

PalmSource will indemnify Palm for infringement by the Elaine software of third party intellectual property rights in specified jurisdictions. Palm will indemnify PalmSource for Palm’s willful or negligent failure to provide third party proxy services, and for infringement by Palm’s modifications to the Elaine software of third party intellectual property rights in specified jurisdictions. Neither party will be liable to the other in a cumulative amount exceeding $10 million under the Elaine software license and services agreement.

PalmSource consents to the assignment by Palm of the Elaine software license and services agreement in connection with the sale of the assets relating to the Palm.net business, provided Palm pays PalmSource a license fee equal to 10% of the net proceeds of the sale. The agreement shall be effective for three years from its effective date.

Letter Agreement Regarding Cash Contributions

In the letter agreement between Palm and PalmSource regarding cash contributions from Palm to PalmSource, the parties acknowledge previous cash contributions from Palm to PalmSource of $20 million in January 2002 and approximately $11.1 million in March 2002. In addition, the letter agreement provides for the contribution of an additional $6 million from Palm to PalmSource upon the distribution date of a transaction in which Palm distributes its shares of PalmSource’s capital stock to Palm’s stockholders, provided that such distribution transaction is not preceded by an initial public offering of PalmSource’s capital stock.

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PALMSOURCE BUSINESS

Overview

We are a leading developer and licensor of platform software that enables mobile information devices. Our software platform consists of operating system software and software development tools. We have also extended our platform with applications such as personal information management software, web browsers and e-mail. We license these products to leading mobile information device manufacturers, including Garmin, Handspring, Kyocera, Legend, Palm, Samsung and Sony. Historically, the majority of our licensees developed personal digital assistants, or PDAs. Palm Powered devices have held the number one PDA market share position as measured in units sold in each of the past six annual reports prepared by IDC.

A wide range of mobile information devices incorporate our solutions, including PDAs; mobile phones; location-aware devices; entertainment devices; and industry-specific devices used in industries such as education, hospitality and healthcare. We are the leader in the PDA market and are now actively extending our product line into these other segments as well. Our primary product offering, Palm OS, provides a flexible platform that enables the creation of powerful, innovative and easy-to-use mobile information devices. The Palm OS platform has attracted a large and loyal following, with approximately 29.5 million Palm Powered devices sold to date. There are more than 235,000 third-party developers that have created over 18,000 applications that run on Palm Powered devices. To extend our software platform, we provide professional services and support for our licensees and developers.

Industry Background

The Proliferation of Mobile Information Devices

For both professionals and individual consumers, it has become increasingly important to have personal and professional information such as addresses, calendars, to-do lists, customer information and other reference information close at hand and easily managed. As people have become increasingly mobile, the need for convenient, portable devices to store and manage information has grown rapidly. Traditionally, storing and managing personal and professional information was accomplished using paper-based products, and later, stand-alone portable computers or specialized electronic devices. These tools often are cumbersome, expensive, difficult to use and offer limited functionality. The invention of the pen-based PDA in the early 1990s provided consumers a more useful electronic option for holding and organizing information and allowed users to synchronize the information in the handheld device with information on a personal computer. As these products have continued to evolve, they have become less expensive, more intuitive and easier to operate, and consumers are using them much more. According to IDC, annual worldwide sales of handheld devices are projected to increase from approximately 10.1 million units in 2000 to an estimated 16.5 million units in 2007.

In addition, professionals and individual consumers increasingly need to communicate while mobile, as evidenced by the rapid adoption of mobile phones throughout the world. In an effort to reduce the number of devices that they need to carry to stay connected to critical information, users have begun to adopt a new class of converged handheld devices that provide the combined functionality of mobile phones and traditional PDAs. IDC projects annual worldwide sales of these converged handheld devices to grow from approximately 409,000 in 2000 to an estimated 80.6 million in 2007. In addition, manufacturers are incorporating information capabilities into a wide range of other devices, including location-aware devices and other consumer products such as wristwatches and game devices.

While most mobile information devices historically have been purchased by individuals, continued pressure to raise productivity is causing enterprises to seek new ways to enable professionals and other workers to be more connected and more efficient in both traditional and non-traditional work settings. As a result, information technology managers are playing an increasing role in purchase decisions by setting standards for mobile computing within their organizations. Direct enterprise purchases of mobile devices are also expected to rise, driven in part by high interest in mobile e-mail.

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The Needs and Preferences of Mobile Information Device Users

Mobile information device manufacturers face the significant challenge of developing products to appeal to a variety of customers with diverse needs, preferences and budgets. Consumers, from school-age children to retirees, are using mobile information devices for personal uses. Employees in a wide range of industries, from manufacturing to travel and leisure, are using mobile information devices in lieu of traditional inventory, booking and other operational systems to perform a variety of work-related tasks. For example, many retail stores now use mobile information devices to locate and special order items for customers, rather than using traditional inventory and information systems. Professionals increasingly require devices with communications capabilities coupled with information management functions. In addition, enterprises have different needs than individuals, including a greater emphasis on security and integration with other systems.

Users demand that manufacturers create devices that are easy to use, reliable and interoperable with other productivity tools. Mobile information devices must operate quickly and efficiently, have long battery lives, support a broad set of powerful applications and allow users to retain data regardless of the device that they are using.

Mobile information device manufacturers have taken advantage of technological advances that already have led to substantial reductions in the size and weight of mobile information devices, as well as improvements in battery life, reliability, storage capacity and display quality. These changes fueled rapid growth in the PDA market for many years. However, we believe that in order to attract new customers and generate new upgrade sales, manufacturers will need to meet the needs and preferences of users by incorporating communications capabilities, Internet connectivity or multimedia capabilities into mobile information devices.

Limitations of Existing Software Solutions

Traditionally, mobile information device manufacturers have adopted one of two software approaches to meet the needs of their customers. Some manufacturers have chosen to license a relatively rigid software platform in order to offer a consistent user experience and get their products to market more rapidly. However, this platform constrains the way in which the devices can be used and limits the ability of device manufacturers to customize and differentiate their products. Others have attempted to design software for each device that can meet a customer’s precise specifications. However, this approach can be time-consuming and costly and requires users to learn different operating environments for each new type of device. Further, the resulting product generally is not interoperable with existing applications and is not likely to attract third-party application development since most software developers are looking to design applications that will run on the largest number of devices with the fewest modifications. We believe that device manufacturers, application developers and consumers prefer a software solution that offers a common user experience and a consistent platform, yet is easily customizable to meet the needs of a variety of end users.

Our Solution

We develop, license and support a leading software platform that enables mobile information device manufacturers to rapidly and efficiently create products that meet diverse customer needs. Our platform consists of Palm OS and software development tools, as well as applications such as personal information management applications, e-mail and web browsers that enable mobile information device manufacturers to develop products from our platform. We also provide professional services and product development support for our licensees. In addition, we have a large and loyal following of third-party developers building applications for our platform.

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Our solution has emerged as a highly flexible, efficient platform for mobile information devices. Key benefits of our solution are:

Flexible Platform that Enables Mass Customization.    Palm OS was designed for mobile information devices, for which ease of use, instant access to information, low power consumption and wireless capabilities are important design characteristics. As a result of this focus, the Palm OS architecture enables mobile information device manufacturers to develop a variety of products at a wide range of price points with the customized applications that their customers require. Palm OS is comprised of easily configurable components, which provide device manufacturers a high degree of design flexibility, enabling them to develop a wide variety of handheld systems, ranging from basic PDAs to high-end multimedia and game devices, smartphones, wristwatches and industrial handhelds. At the same time, Palm OS offers users a consistent operating experience and the ability to run a common set of applications on any Palm Powered device.

Intuitive and Familiar User Interface.    We designed Palm OS with a focus on productivity and ease of use, and we believe that the Palm Powered ingredient brand is associated with these attributes. From the first version of our software released in 1996 as the Palm Pilot, our designers have studied how mobile information devices are actually used and how to make devices simple and efficient to operate. We believe that Palm Powered products can more easily penetrate new markets because learning to use Palm OS does not require prior familiarity with PC operating systems, which in turn means users of Palm OS need less training to use their Palm Powered devices.

Efficiency, Performance and Reliability.    The Palm OS platform offering has been designed to provide significant power and performance advantages over competitive solutions. These advantages include significantly lower operating system memory and processor requirements than competitive solutions. Device manufacturers that build products based on our platform can therefore achieve similar device features and functionality while lowering component cost beyond that achievable using competing operating systems. For example, a complete and fully featured version of our operating system will fit within a device as small as a wristwatch with as little as two megabytes of storage memory, while a comparable version of our closest competitor’s currently available offering would require eight megabytes of storage memory and a substantially larger device. In addition, our platform architecture is uniquely designed to provide a more reliable operating environment for mobile information devices. For example, our operating system is designed to cope with power loss and other unplanned events in a manner that will not compromise data.

Cooperative Development that Speeds Innovation.    We work with our licensees and other technology providers to speed the introduction of new and innovative products. We provide to our licensees support and professional services that enable them to bring products to market more quickly and effectively. As our licensees develop technology enhancements, the terms of our licensing and support agreements ensure that we maintain the right to include most of the broadly applicable technology advancements in future versions of Palm OS. This approach allows us to more rapidly develop next generations of Palm OS and make technology advancements available to the broader community of Palm OS licensees and their customers. For example, Sony recently developed next generation digital imaging capabilities for its Palm Powered Sony Clié, which we were able to incorporate back into Palm OS and make available to our licensees. We also have introduced the Palm OS Ready program, through which we license a subset of our software tool kit to a select number of industry-leading technology providers that supply components, such as processors and graphics chips, to mobile information device manufacturers. By having access to these tools, members of the program can customize their technology for Palm OS and subsequently sell those products directly to our licensees earlier in the design cycle. The objectives of the Palm OS Ready program and our cooperative development approach are a time-to-market advantage for our licensees and reduced support costs.

Extensive Community of Third-Party Developers and Applications.    The Palm OS platform has attracted a large and loyal following, with approximately 30 million Palm Powered devices sold to date. Our broad user base has also attracted a large community of third-party developers creating software applications, peripherals and

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accessories that increase the performance and functionality of Palm Powered devices. More than 235,000 developers have registered to use Palm OS developer tools to create software applications for our platform. This community has produced more than 18,000 commercial handheld applications that run on Palm Powered devices, which we believe represents more than three times the number of known applications on our nearest competitor’s platform. We make development tools available for our developer community, and we share select parts of the Palm OS source code to enable developers to optimize the interface of their applications with our software platform. We believe that the existence of these third-party software applications, peripherals and accessories increases the value to the end-user of Palm Powered devices and helps to expand the market for our licensees’ products and services.

Our Strategy

Our objective is to become the leading developer and licensor of a software platform that enables mobile information devices. The key elements of our strategy to achieve this objective include the following:

Extend Our Success in PDAs to Smartphones and Other Mobile Information Devices

Palm Powered devices have held the number one PDA market share position as measured in units sold in each of the past six annual reports prepared by IDC. We intend to continue to build on our leadership position and experience in PDAs to become the leading licensor of a software platform for smartphones and other mobile information devices. By working in a number of emerging product categories, we intend to increase our overall market opportunity and reduce our dependence on any given industry.

Increase Penetration of Palm Powered Devices in the Enterprise

We intend to facilitate greater adoption of Palm Powered devices by enterprise customers. To increase our overall presence in the enterprise, we will continue to target market-leading device manufacturers as new licensees and develop software features attractive to both end-users and the decision makers responsible for the deployment of mobile information devices throughout the enterprise. For example, the next generation of Palm OS will feature more enhanced security, integration and performance features that further enable enterprise solutions. In addition, we will continue to work with leading enterprise solutions, applications and service providers, such as IBM and Novell, to provide business-critical solutions that enable handheld computing in the enterprise.

Expand Internationally

Our licensees sell Palm Powered products in approximately 60 countries. We intend to expand our international presence by targeting countries with large populations and propensities for adopting new technologies. Accordingly, we are developing a version of Palm OS that supports simplified Chinese character sets, which we expect to ship in the next few months. We intend to aggressively pursue licensees that are well positioned to capitalize on these emerging opportunities and encourage our developer community to focus on providing solutions for these regions.

Pursue Additional Opportunities in Vertical Industries

We believe that Palm OS is particularly well suited to meet the demands of licensees, technology providers and application developers in a number of vertical industries. For example, Symbol Technologies recently introduced a Palm Powered industrial device used by rental car companies to remotely process rental car returns, AlphaSmart recently introduced a Palm Powered word processor and productivity device targeted at the K-12 education market and Tapwave is developing next generation game devices based on Palm OS. We will continue to identify new industries that will benefit from deploying specialized mobile information devices with an

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operating system that is both intuitive to use and powerful enough to satisfy end-user requirements without compromising the battery life or size of the device.

Continue to Extend Our Technological Advantages

We believe that the performance and flexibility of our software architecture represent significant competitive advantages. We plan to continue to invest in our research and development strategy to further these competitive advantages. Additionally, under our licensing arrangements, we have the right to incorporate broadly applicable technology advancements that our licensees develop into future versions of our operating system. We also intend to continue to build upon the technology advances of our licensees to extend our technological advantage relative to our competitors.

Continue to Grow and Support Our Developer Community

We believe that the Palm Powered ingredient brand has become a symbol for quality, ease of use, and elegant simplicity in the mobile information device industry. This brand identity has enabled us to create a large and loyal user base worldwide that represents an attractive opportunity for our global developer community. We intend to continue to invest in the tools, marketing, and programs offered to our developers so that we may continue to offer the widest selection of applications to our licensees and the end-users of Palm Powered products. As we continue to evolve our platform, we intend to maintain the compatibility, tools and support necessary for a large number of applications to continue to be available to our users.

Products

Palm OS

We license to our customers a product development kit that enables our customers to build a version of Palm OS specifically for their products. The product development kit includes the operating system and supporting technology components, such as applications and tools, and reference materials, which are the foundation for Palm Powered devices manufactured by our licensees. Palm OS has been optimized for mobile information devices, for which instant access to information, low power consumption and wireless capabilities are critical.

Palm OS consists of several components:

•	a kernel, which is a core of software that resides in memory and performs basic and essential operations system tasks;

•	software that performs critical functions such as data management, communications, power management, pen input, graphics and other capabilities;

•	the Palm OS user interface, which enables users to interact with the Palm Powered device in a consistent, simple and efficient manner using common input methods such as buttons, a stylus, a keyboard or voice;

•	familiar personal information management applications, including datebook, address book, to-do list, memo pad, calculator and expense management functions;

•	a collection of application programming interfaces that allow licensees, application developers and other technology providers to develop solutions for Palm Powered devices,

•	HotSync data synchronization technology, which enables a mobile information device to synchronize information with personal computers or enterprise databases;

•	Palm desktop software for Windows and Macintosh, which enables users to manage their mobile data on their desktop computers and synchronizes this data with Palm Powered devices using HotSync; and

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•	localized versions of Palm OS for English, French, Italian, Spanish, German, Japanese, and Chinese languages.

The current version of our operating system, Palm OS 5, is the first version of Palm OS running on integrated circuits using ARM Holdings PLC’s design for microprocessor architecture, which enables faster processing speeds and more advanced functionality than prior hardware components. We have designed Palm OS 5 to enable applications that were written for prior versions of our operating system to run on Palm OS 5. The first products using Palm OS 5 shipped in October 2002.

Applications and Other Products

We offer a number of applications and other products that our licensees can incorporate into Palm Powered products. These include:

•	Mobile Mail, a mobile e-mail application that incorporates support for SMTP and IMAP4 e-mail protocols and is interoperable with Microsoft Exchange and other messaging servers;

•	Palm OS Web Browser, a proxy-less web browser application that supports many standard industry protocols for web browsing, including HTML 4.0, CSS, DHTML, SSL, and JavascriptPalm Reader, a software application that enables published content to be read on Palm Powered devices, PocketPC devices and Windows and Macintosh desktop computers; and

•	Palm eBook Studio, a software application that works with the Palm Reader to enable the publishing industry, content providers and consumers to download and re-format content for use on handheld devices.

We released Bluetooth support for Palm OS in Spring 2002. Bluetooth is an industry standard local area networking technology used to enable devices within a short range of each other to communicate and interoperate with one another. A common application for this technology with our licensees is to facilitate wireless communication between a handheld and a separate mobile phone.

Customers

The following table sets forth our licensees who are actively shipping or developing Palm Powered products as of June 30, 2003, the type of device they have developed or are developing incorporating Palm OS and the target markets for their Palm Powered devices:

Licensee	Device Category	Target Market
Aceeca	Industrial Measurement Device	Vertical Industry
AlphaSmart	Word processor and productivity devices with full keyboard and landscape screen	Educational market, primarily kindergarten through grade 12
Fossil	Branded and private label wristwatches	Consumer retail
Garmin	Handheld GPS devices	GPS and location-aware services for consumer products
Group Sense Limited	PDAs and smartphones	Asia Pacific region
Handspring	PDAs and smartphones	Consumer and enterprise
HuneTec Co., Ltd.	Two-way messaging devices	Consumer and enterprise
Kyocera	Smartphones	Consumer and enterprise
Legend	PDAs and smartphones	Asia Pacific region
Palm	PDAs and communicators	Consumer and enterprise

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Licensee	Device Category	Target Market
Samsung	Smartphones	Consumer
Sony	PDAs	Entertainment management with enhanced multimedia
Symbol	Vertical industry devices	Vertical industries, including hospitality, healthcare, transportation and retail

Tapwave	Game device	Entertainment Market

Strategic Relationships

We have forged strategic relationships with several technology providers through our Palm OS Ready program. Through this program we license a subset of our toolkits to a select number of industry leading component manufacturers. By having access to these tools, these manufacturers can invest in the development and tuning of their technology for Palm OS and can subsequently sell those products directly to our licensees. The objective is a time-to-market advantage and reduced support costs for our mutual customers. Palm OS Ready partners currently include ATI Technologies, Inc., Intel Corporation, MediaQ, Inc., Motorola, Inc., Samsung and Texas Instruments Incorporated.

Developer Community

The combination of our large user base and the architecture of Palm OS has attracted a large and growing community of third-party developers. This community has created a broad selection of software applications that allow further customization of Palm Powered devices by the end user. There are more than 235,000 registered Palm OS developers, approximately one-third of which are registered internationally, who have collectively developed over 18,000 applications in a broad range of categories, including web browsers, e-mail and Internet communications, sales force and field automation, personal productivity, groupware, financial management and games.

We have over 94,000 registered developers developing enterprise applications. These developers include system integrators, enterprise independent software vendors, and corporate in-house developers.

We also provide a range of marketing and co-marketing programs to our developer community in order to facilitate the development applications that extend the Palm OS platform. These programs include marketing efforts such as print, online, public relations, and events. We also host regional developer conferences in North America, Europe and Asia with the intent to facilitate communication between our engineering team and our key developers. In December 2002, we held our inaugural developer conference in Beijing, China.

Sales and Marketing

We license and market our products and services in North America, Europe and the Asia Pacific region, primarily through our direct sales force and marketing team. Our sales activities are focused on developing relationships with potential licensees through our direct sales force, which is located in the United States, France, Hong Kong, Japan and the United Kingdom. As of June 30, 2003, we had 16 sales professionals.

Our direct sales force targets customers who we believe will expand the market for our Palm Powered devices. Our sales cycle typically ranges from three to 12 months depending on the size of the licensee and the complexity of the solution. In targeting potential licensees, we consider a partner’s brand identity, distribution channels and technical capabilities. We typically focus on large, well-established device manufacturers like Palm

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and Sony, and have recently begun to explore new markets with licensees such as AlphaSmart, Fossil, Garmin and Tapwave.

Our marketing team promotes our company, our licensees’ products and our developer’s applications through global marketing and co-marketing programs. These marketing efforts are designed to create demand for Palm Powered devices and applications, to educate the market and create awareness for the Palm OS value proposition in key market segments, to re-position and strengthen the Palm Powered ingredient brand worldwide. Our licensees are generally required to include the Palm Powered ingredient brand in their mass-media and targeted advertising. In addition, we conduct public relations efforts and market our products at industry tradeshows and on our website. We also receive extensive feedback from the end users of Palm Powered products and the third-party developer community through market research.

Support and Services

We provide a variety of support and professional services to our licensees and third-party developers designed to accelerate the development and proliferation of Palm Powered devices and customized third-party applications. We provide both direct development support and professional services to our licensees and professional services to third-party developers.

Our licensee support programs provide three distinct types of maintenance and support: an annual or subscription-based program that is tied to a specific master Palm OS license agreement, a silicon provider or Palm OS Ready partner support program, and a custom support program. Maintenance updates are included with the first two programs, but are billed separately when associated with a custom support program. As part of the maintenance agreement, licensees generally also receive updated versions of the Palm OS software that are available as part of the Palm OS product development kit. Our licensee support also consists of issue resolution and post-development support to address issues escalated by our licensees after a product has been shipped by our licensee.

Licensees may also purchase professional services from us for assistance in the design and development of their products, custom development of applications or system software and education and training of the licensee on our platform and tools.

Third-party developers may purchase project-level support from our professional services organization, or alternatively, may purchase per-incident support from our developer services organization. We also provide online support, training and development tools for our developer community through our developer support programs.

Our licensee support, developer services and professional services organizations consisted of 12 employees as of June 30, 2003. These employees are supplemented by our internal engineering organization and a network of sub-contractors to our professional services team for expertise in specific markets or technologies.

Research and Development

Our research and product development efforts are focused on enhancing the available features and functions of the Palm OS product development kit, including improving its capability and efficiency. These enhancements are intended to reduce time-to-market for our licensees. In addition, we work with licensees and third-party developers to increase the proliferation of Palm OS-based solutions. We supplement our research and development efforts with our licensing strategy, which specifies that our licensees contribute their derivative development works and give us the rights to include these works back into our Palm OS platform. We believe that our success will depend, in part, on our ability to develop and introduce new versions of the Palm OS platform that continue to address the rapidly expanding needs of the mobile information device market. In the past, we have made, and we intend to continue to make, significant investments in research and development in

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response to the fluctuations of market conditions and economic trends. As of June 30, 2003, we had 205 employees engaged in engineering and product development activities.

Competition

Competition in the market for platform software for mobile information devices is intense and characterized by rapid change and complex technology. We compete primarily with Microsoft and Symbian. Microsoft offers several operating systems focused on different markets including: Windows CE for sub-PC computers, Pocket PC for handheld devices, Smartphone 2002, and Pocket PC 2002 Phone Edition for voice enabled handhelds or communication devices. Symbian offers an operating system that is predominantly being marketed today by Nokia and Sony Ericsson for smartphones. Symbian has also recently signed Samsung and Matsushita as licensees. In addition, Research in Motion licenses its “reference platform” for other companies to design devices based on its software and hardware specifications. Our Palm OS platform also competes with the proprietary operating systems of other companies, including the proprietary systems of our potential licensees, as well as alternative operating systems such as Linux and Java for handheld devices.

We believe that the principal competitive factors affecting the market for platform software that runs on mobile information devices are the architecture of the operating system, technological features and capabilities of the operating system, number and quality of third-party applications available for use on the operating system, overall number of end users, and relative ease of developing compatible applications. We believe that we compete favorably due to our large and loyal base of customers using Palm Powered products, the architecture of Palm OS that may be adapted across multiple device platforms in a way that some of our competitors’ products cannot, large number of third-party developers and software applications available for Palm OS and our brand recognition.

Intellectual Property

We rely on and benefit from a portfolio of intellectual property. We currently have 14 U.S. patents issued for our technology, and we have 141 U.S. patent applications pending. We do not have any foreign patents issued or any foreign patent applications pending. Subject to certain restrictions, we have an exclusive license from Palm Trademark Holding Company to use “Palm” marks, other than _____ and certain transition marks, in connection with our business, including various usages of Palm, PalmSource, Palm OS, the Palm logo, Palm Powered and Palm Computing. Palm Trademark Holding Company has 25 trademarks registered in the United States and 213 trademark registrations in other countries. Palm Trademark Holding Company also has 19 trademark applications pending in the United States and 258 trademark applications pending in other countries. We also have 12 trademarks registered in the United States and 1 trademark application pending in the United States. We, including through Palm Trademark Holding Company, are working to increase and enforce our rights in the PalmSource trademark portfolio, the protection of which is important to our reputation and branding. See the section titled “The PalmSource Separation—Trademark Agreements.” We also own copyrights relating to our software development applications including HotSync Manager, Palm OS and other software.

We also license technologies from third parties for integration into our products. We believe that the licensing of complementary technologies from parties with specific expertise is an effective means of expanding the features and functionality of our products.

We rely on a combination of patent, trademark, copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights. While we rely on these methods to protect our intellectual property, we also believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

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Employees

As of June 30, 2003, we had a total of 308 employees, of which 12 were in support and service, 205 were in engineering and product development, 60 were in sales and marketing and 31 were in finance, administration and operations as well as an additional 39 independent contractors. Our future performance depends, in significant part, on our ability to attract new personnel and retain existing personnel in key areas including engineering and sales. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties

On August 15, 2002, we entered into a three-year lease for one building in Sunnyvale, California for a total of 88,096 square feet. We also lease facilities in Massachusetts and Montpellier, France and lease sales offices internationally. We believe that our existing facilities are adequate for our current needs and anticipated growth.

Legal Proceedings

To date, no lawsuit has been filed against us but from time to time we have received claims related to the conduct of our business. In the course of Palm’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. In the course of Palm’s business, it also receives claims of infringement or otherwise becomes aware of potentially relevant patents or other intellectual property rights held by other parties. Palm is currently subject to a number of these claims. Palm believes that it has defenses to the cases set forth below and is vigorously contesting these matters. Though the claims currently do not name us as defendants, the substance of their claims may implicate us and result in claims against us in the future or require that we indemnify Palm pursuant to our separation agreements with Palm, which could materially adversely affect our business, results of operations or financial condition.

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, titled “Unistrokes for Computerized Interpretation of Handwriting” or ‘656 patent. The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used in handheld computers using Palm OS. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit, or CAFC. On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. The defendants filed a Notice of Appeal on December 21, 2001. On February 22, 2002, the court denied a request for an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In connection with the denial of Xerox’s request to set a trial date on damages, the court required Palm to post a $50.0 million bond, which was satisfied with a letter of credit from a financial institution and, subsequently, was released in April 2003. A Notice of Appeal from the District Court’s order of February 22, 2002 was filed by Palm on March 15, 2002. A cross-appeal from the District Court’s order of February 22, 2002 was filed by Xerox on March 4, 2002. A hearing on the appeal and cross-appeal was held on January 6, 2003 before the CAFC. The CAFC has remanded the case to the District Court for a determination on the issue of invalidity of the ‘656 patent. Xerox petitioned the CAFC for reconsideration of its determination on the appeal and cross-appeal, but the CAFC has denied this petition. If Palm is not successful regarding the remand to the District Court, the CAFC has noted that an injunction will apply. If an injunction is sought by Xerox and issued, it could result in business interruption for Palm that would have a significant adverse impact on Palm’s operations and financial condition if Palm has

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not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if Palm is not successful with regard to this remand to the District Court, Xerox has stated in its court pleadings that it will seek at a trial, a significant compensatory and punitive damage award or license fees from Palm. Furthermore, if Palm is not successful with regard to this remand to the District Court, Palm might be liable to Palm’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patent claims against Palm’s licensees and other third parties. The District Court judge has conducted settlement discussions between the parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Xerox litigation. As part of our separation agreements with Palm, Palm has agreed to indemnify us for any damages that we may incur due to the Xerox litigation. If Palm is not successful in the Xerox litigation and is unable to or does not indemnify us, we might be required to pay Xerox significant damages or license fees or pay our licensees significant amounts to indemnify them for their losses. While we believe that there are adequate defenses to the claims made by Xerox, we cannot assure you that Palm will be successful or that an adverse outcome will not significantly harm our business.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed, on March 6, 2000, an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, titled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. In an Order dated August 12, 2002, the Court granted Palm’s motion for summary judgment that there was no infringement. E-Pass appealed the Court’s decision to the CAFC. The issues on appeal before the CAFC have been fully briefed and argued by the parties who await a ruling. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses, which may arise out of the E-Pass litigation.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc., Civil Action No. 01-169. The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, titled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The case was referred to Magistrate Judge Mary P. Thynge. In a Memorandum Opinion dated July 11, 2002, the Magistrate Judge indicated that she would recommend that the District Court grant the defendants’ motion for summary judgment that there was no infringement. NCR filed objections to the recommendations of the Magistrate Judge, and Palm has filed a response to NCR’s objections. The parties are now awaiting a decision from District Court Judge Kent Jordan.

On January 23, 2003, Peer-to-Peer Systems LLC filed a complaint against Palm in the United States District Court for the District of Delaware. The case is captioned Peer-to-Peer Systems, LLC vs. Palm, Inc., Civil Action No. 03-115. The complaint alleges infringement of U.S. Patent No. 5,618,045 titled “Interactive Multiple Player Game System and Method of Playing a Game Between at Least Two Players.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendant from infringing the patent in the future. Palm believes that the claims are without merit and intends to defend against them vigorously. The parties have begun the discovery process.

In June 2001, the first of several putative stockholder class action lawsuits was filed in United States District Court, Southern District of New York against certain of the underwriters for Palm’s initial public offering, Palm

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and several of its officers. The complaints, which have been consolidated under the caption In re Palm, Inc. Initial Public Offering Securities Litigation, No. 01 CV 5613, assert that the prospectus from Palm’s March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints allege claims against Palm and the officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies. All of these various consolidated cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. An amended consolidated complaint was filed in April 2002. The claims against the individual defendants have been dismissed without prejudice pursuant to an agreement with the plaintiffs. A settlement proposal from the plaintiffs is under consideration by Palm. Palm believes that it has meritorious defenses to the claims against it and intends to defend the action vigorously if settlement is not reached.

On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com Corporation in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3 Com Corp et al, Case No. 323587. An amended complaint alleging breach of warranty and violation of California’s Unfair Competition Law was filed and served on Palm on August 15, 2001. The amended complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC motherboards by permitting an electrical charge, or “floating voltage,” from either the handheld or the cradle to be introduced into the PC via the serial and/or USB port on the PC. The plaintiffs allege that this damage is the result of a design defect in one or more of the following: HotSync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Discovery is closed. The parties engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Connelly litigation.

On January 23, 2002, a purported consumer class action lawsuit was filed against Palm in California Superior Court, San Francisco County. The case is captioned Eley et al v. Palm, Inc., Case No. 403768. The unverified complaint, filed on behalf of purchasers of Palm m500 and m505 handhelds, alleges: (i) that the HotSync function in certain Palm handhelds does not perform as advertised and the products are therefore defective; and (ii) that upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty. The complaint alleges Palm’s actions are a violation of California’s Unfair Competition Law and a breach of express warranty. The complaint seeks alternative relief including an injunction to have Palm desist from selling and advertising the handhelds, to recall the defective handhelds, to restore the units to their advertised functionality, to pay restitution or disgorgement of the purchase price of the units and/or damages and attorneys’ fees. Palm filed its answer denying the allegations and the parties engaged in document and deposition discovery. Plaintiff and Palm engaged in mediation and tentatively agreed to a settlement in principle, subject to acceptable documentation and court approval.

On March 11, 2002, a purported consumer class action lawsuit was filed against Palm in the Wayne County Circuit Court, Detroit, Michigan. The case is captioned Hayman, et al. v Palm, Inc. (Case No. 02-208249-CP). Plaintiffs allege that certain of Palm, Inc.’s advertisements for its Palm III, V and m100 handheld devices were false or misleading regarding the ability of the device to wirelessly and remotely access e-mails or the Internet without the need for additional hardware or software sold separately. Plaintiffs allege violations of the Michigan Consumer Protection Act, breach of express and implied warranties and Michigan common law, and seek to recover the purchase price of the device from Palm for themselves and a class of all similarly situated consumers. Palm has filed a motion to dismiss the lawsuit in its entirety. The Court has heard arguments on that motion, and it has advised that it would rule on Palm’s motion to dismiss before considering the suitability of this lawsuit for class treatment.

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In October 2002, a purported consumer class action lawsuit was filed against Palm in Illinois Circuit Court, Cook County. The case is captioned Goldstein v. Palm, Inc., No. 02CH19678. The case alleges consumer fraud regarding Palm’s representations that its m100, III, V, and VII handheld personal digital assistant, as sold, would provide wireless access to the Internet and e-mail accounts, and would perform common business functions including data base management, custom form creation, and viewing Microsoft Word and Excel documents, among other tasks. The case seeks unspecified actual damages and indemnification of certain costs. Palm responded to the Complaint and the case is in its early stages. No trial date has been set.

In August and September 2002, four purported consumer class action lawsuits were filed against Palm in California Superior Court, Santa Clara County; California Superior Court, San Diego County; Illinois Circuit Court, Cook County; and Illinois Circuit Court, St. Clair County. The respective cases are captioned Lipner and Ouyang v. Palm, Inc., No. CV-810533; Veltman v. Palm, Inc., No. 02CH16143; Wireless Consumer’s Alliance, Inc. v. Palm, Inc., No. GIC-794940; and Cokenour v. Palm, Inc., No. 02L0592. All four cases allege consumer fraud regarding Palm’s representations that its m130 handheld personal digital assistant supported more than 65,000 colors. Certain of the cases also allege breach of express warranty and unfair competition. In general, the cases seek unspecified damages and/or to enjoin Palm from continuing its allegedly misleading advertising. Palm has filed answers denying the allegations in the two former actions. The parties have tentatively agreed to a settlement in principle in all four cases, subject to documentation and court approval.

On February 27, 2003, a purported consumer class action lawsuit was filed against Palm in California Superior Court, Santa Clara County. The case is captioned Hemmingsen et al v. Palm, Inc., Case No. CV815074. The unverified complaint, filed on behalf of purchasers of Palm m515 handhelds, alleges that such handhelds fail at unacceptably high rates, and in particular that instant updating and synchronization of data with PCs often will not occur. The complaint further alleges that, upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty, among other things. The complaint alleges that Palm’s actions violate California’s Unfair Competition Law and constitute a breach of warranty. The complaint seeks restitution, disgorgement, damages, an injunction mandating corrective measures including a full replacement program for all allegedly defective m515s or, alternatively mandating a refund to all purported class members of the full purchase price for their m515s, and attorneys’ fees. The parties have begun the discovery process.

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DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. However, the payment and amount of dividends after the distribution will be subject to the discretion of our board of directors.

CAPITALIZATION

In connection with the separation of the Palm and PalmSource businesses, Palm issued to us an inter-company loan of $20.0 million, which will be contributed to us as capital contribution upon the distribution, and since our incorporation has made additional net capital contributions to us in cash of $29.0 million, consisting of capital contributions of $31.1 million in fiscal year 2002 reduced by a capital distribution of $2.1 million during the nine months ended February 28, 2003. An additional $6.0 million will be contributed to us as a capital contribution by Palm upon the distribution and $15.0 million of a 5% convertible note payable to a third party held by Palm, due 2006, is intended to be assumed by us prior to the distribution.

The following table sets forth our unaudited capitalization as of February 28, 2003. Our capitalization is presented:

•	On an actual basis (giving effect to a one for five reverse stock split); and

•	On a pro forma basis as of such date to give effect to: (i) the conversion of 3,333,333 shares of Series A Preferred Stock into common stock; (ii) the filing of an amended and restated certificate of incorporation to re-capitalize the Class A, Class B and Class C common stock as common stock; (iii) to authorize us to issue preferred stock; and (iv) to effectuate a one for five reverse stock split.

You should read the information set forth below together with “Summary Combined and Consolidated Financial Data,” our historical combined and consolidated financial statements, the notes to those statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Transactions” included elsewhere in this prospectus.

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	As of February 28, 2003
	Actual	Pro Forma
	(in thousands, except share data)
	(Unaudited)
Long-term debt
2.48% note payable to Palm, including accrued interest	$20,614	$—
5% convertible note	—	15,000
Mandatorily redeemable convertible preferred stock, Series A, $0.001 par value; 10,000,000 and 0 shares authorized; 3,333,333 and 0 shares issued and outstanding actual and pro forma	20,000	—

Stockholder’s equity/net investment:
Common stock, $0.001 par value; 0 and 100,000,000 shares authorized actual and pro forma; 0 and 10,666,667 shares issued and outstanding actual and pro forma	—	11
Class A, $0.001 par value; 850,000,000 and 0 shares authorized actual and pro forma; 0 and 0 shares issued and outstanding actual and pro forma	—	—
Class B, $0.001 par value; 50,000,000 and 0 shares authorized actual and pro forma; 0 and 0 shares issued and outstanding actual and pro forma	—	—
Class C, $0.001 par value; 50,000,000 and 0 shares authorized actual and pro forma; 10,000,000 and 0 shares issued and outstanding actual and pro forma	10	—
Preferred stock, $0.001 par value; 40,000,000 and 5,000,000 shares authorized actual and pro forma; 0 and 0 shares issued and outstanding actual and pro forma	—	—
Additional paid in capital	54,837	85,836
Accumulated other comprehensive income	157	157
Accumulated deficit	(26,938)	(26,938)

Total stockholder’s equity/net investment	28,066	59,066

Total capitalization	$68,680	$74,066

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SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

The following selected combined and consolidated financial data of PalmSource reflect our historical results of operations and balance sheet data. Our combined and consolidated statement of operations data set forth below for the years ended May 31, 2000, May 31, 2001 and May 31, 2002 and the combined and consolidated balance sheet data as of May 31, 2001 and May 31, 2002 are derived from our audited combined and consolidated financial statements included elsewhere in this prospectus.

The combined and consolidated statement of operations data for the years ended May 31, 1998 and May 31, 1999 and the combined and consolidated balance sheet data as of May 31, 1998, May 31, 1999 and May 31, 2000 are derived from our unaudited combined and consolidated financial statements that are not included elsewhere in this prospectus. The combined and consolidated statement of operations data for the nine months ended February 28, 2002 and 2003 and the consolidated balance sheet data as of February 28, 2003 are derived from our unaudited combined and consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Results for the nine months ended February 28, 2003 are not necessarily indicative of results that may be expected for the entire year.

The unaudited pro forma data is presented assuming the conversion of outstanding Series A mandatorily redeemable convertible preferred stock to common stock, and the re-capitalization, giving effect to a one for five reverse stock split as of the distribution date, of the issued and outstanding shares of common stock of PalmSource. The unaudited pro forma balance sheet also gives effect to the intended assumption by PalmSource of $15.0 million of the 5% convertible note due 2006, issued by Palm to a third party and the contribution of the $20.0 million note payable to Palm as additional paid in capital, immediately prior to the distribution in accordance with the terms of the amended and restated intercompany loan agreement. The related accrued interest on the contributed Palm note will be due and payable to Palm within seven days of the distribution date. In addition, the unaudited pro forma balance sheet also gives effect to the contribution by Palm, in accordance with the terms of the letter agreement regarding cash contributions, of an additional $6.0 million in cash upon the distribution date. The unaudited pro forma basic and diluted net loss per share does not include the impact of interest expense related to the assumption of $15.0 million of the 5% convertible note which will occur at the closing of this transaction. Interest payable on this note is payable semi-annually and the note is due and payable on December 6, 2006.

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The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. See “Risk Factors—Risks Relating to Our Separation from Palm—Our historical financial information may not be representative of our results as a stand-alone company and therefore, may not be reliable as an indicator of future results.” In addition, due to the acquisitions that we have made, and the change in our method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective June 1, 2001, our results of operations are not necessarily comparable between the periods presented. In addition, our historical combined and consolidated balance sheet data is not comparable to the pro forma balance sheet data due to the transactions anticipated to occur as of the distribution date discussed above. You should also read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which describes a number of factors that have affected our financial results.

	Years Ended May 31,					Nine Months Ended February 28,
	1998	1999	2000	2001	2002	2002	2003
	(Unaudited)					(Unaudited)
	(in thousands, except per share amounts)
Combined and Consolidated Statement Of Operations Data:
Revenues	$11,058	$22,826	$47,966	$86,432	$69,883	$51,350	$56,112
Cost of revenues	312	1,404	2,941	5,449	10,603	7,677	8,396

Gross profit	10,746	21,422	45,025	80,983	59,280	43,673	47,716
Operating expenses:
Research and development	9,822	17,368	26,245	55,937	49,587	38,195	31,553
Sales and marketing	4,834	9,782	20,399	25,589	19,309	15,113	12,839
General and administrative	2,069	3,675	9,199	12,855	12,779	9,665	9,511
Amortization of intangibles	—	514	2,026	6,545	310	205	314
Restructuring charges	—	—	—	2,226	1,992	222	2,172
Separation costs	—	—	5,308	1,461	519	101	2,853
Purchased in-process technology	—	2,125	—	210	—	—	—

Total operating expenses	16,725	33,464	63,177	104,823	84,496	63,501	59,242

Loss from operations	(5,979)	(12,042)	(18,152)	(23,840)	(25,216)	(19,828)	(11,526)
Interest expense	—	(11)	(12)	(65)	(256)	(130)	(378)
Interest and other income (expense), net	—	85	(50)	76	(421)	(29)	(4,382)

Loss before income taxes	(5,979)	(11,968)	(18,214)	(23,829)	(25,893)	(19,987)	(16,286)
Income tax provision	—	—	1,655	9	265	204	2,034

Net loss	$(5,979)	$(11,968)	$(19,869)	$(23,838)	$(26,158)	$(20,191)	$(18,320)
Basic and diluted net loss per share	$(0.60)	$(1.20)	$(1.99)	$(2.38)	$(2.62)	$(2.02)	$(1.83)
Weighted average shares used in computing basic and diluted net loss per share (1)	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Unaudited pro forma basic and diluted net loss per share							$(1.72)

Shares used in computing unaudited pro forma basic and diluted net loss per share amounts							10,667

(1)	50,000 shares of PalmSource Series A mandatorily redeemable convertible preferred stock issued on December 3, 2001, the date of incorporation of PalmSource, were converted to 50,000,000 shares of Class C common stock on May 9, 2002 which will be re-capitalized as 10,000,000 shares of common stock effective as of the distribution. We used 10,000,000 shares outstanding for the purpose of calculating earnings per share for all periods presented.

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	As of May 31,					As of February 28,	Pro Forma as of February 28,
	1998	1999	2000	2001	2002	2003	2003
	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
	(in thousands)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$—	$478	$656	$383	$30,688	$39,654	$45,654
Working capital (deficit)	(2,405)	(1,514)	(15,669)	(21,457)	16,890	23,510	28,896
Total assets	854	18,017	16,992	61,490	107,316	107,448	113,448
Note payable to Palm, including accrued interest	—	—	—	—	20,238	20,614	—
Long-term convertible debt	—	—	—	—	—	—	15,000
Series A mandatorily redeemable convertible preferred stock	—	—	—	—	—	20,000	—
Total stockholders’ equity / net investment (deficit)	$(1,551)	$12,431	$(12,869)	$29,611	$48,299	$28,066	$59,066

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PALMSOURCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the combined and consolidated financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those discussed below, in “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading developer and licensor of a software platform that enables mobile information devices. Our software platform consists of operating system software and software development tools. We have also extended our platform with applications such as personal information management software, web browsers and e-mail. We license Palm OS to leading mobile information device manufacturers, including Garmin, Handspring, Kyocera, Legend, Palm, Samsung and Sony. A wide range of mobile information devices incorporate our solutions, including PDAs, mobile phones, location-aware devices, entertainment devices, and industry-specific devices used in industries such as education, hospitality and healthcare.

Our 52-53 week fiscal year ends on the Friday nearest to May 31. Our fiscal quarters end on a Friday and are generally 13 weeks in length. For presentation purposes, we have presented our fiscal quarters as ending on August 31, November 30, February 28 and May 31. Unless otherwise stated, all years and dates refer to our fiscal year and fiscal quarters.

Our Separation from Palm

We were incorporated in December 2001 as a wholly-owned subsidiary of Palm to conduct substantially all of the business of its operating system software group. In connection with the separation of the two businesses, Palm contributed to us substantially all of the assets and liabilities comprising the Palm operating system software group, issued to us an inter-company loan of $20.0 million, which will be a contribution as additional paid-in-capital immediately prior to the distribution and since our incorporation has made additional net capital contributions to us of $29.0 million in cash, consisting of capital contributions of $31.1 million in fiscal year 2002 reduced by a capital contribution of $2.1 million during the nine months ended February 28, 2003. An additional $6.0 million will be contributed to us as a capital contribution by Palm upon the distribution and $15.0 million of a 5% convertible note payable to a third party held by Palm, due December 6, 2006, is intended to be assumed by us prior to the distribution. See the section titled “Liquidity and Capital Resources—The Convertible Note” on page 95 for a description of the 5% convertible note payable.

We have entered into a number of agreements that govern the separation of our business operations from Palm. In general, these agreements provide for the transfer from Palm to us of assets comprising our business and the assumption by us of liabilities relating to our business. The separation agreements, in some cases, allocate various costs between the parties and require us to indemnify Palm for certain liabilities Palm may incur. We have also entered into an agreement with Palm for the licensing to Palm of Palm OS for use in the manufacturing of Palm’s mobile information devices. All of the agreements we entered into with Palm were entered into in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Palm. As a result, the terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. Please see “The PalmSource Separation” for a more detailed summary of the separation related agreements with Palm and the software license agreement with Palm.

Our operating results historically have been included in Palm’s consolidated U.S. income tax return and consolidated, combined or unitary state income returns and in tax returns of certain foreign subsidiaries. The income tax provision in our financial statements has been determined on a separate-return basis. Pursuant to our tax sharing agreement with Palm, $22.0 million of deferred tax assets are deemed attributes of Palm. Accordingly, we will not be able to use these deferred tax assets to offset our corresponding tax liabilities.

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We must also negotiate new or revised agreements with various third parties as a separate, stand-alone entity. We cannot assure you that the terms we will be able to negotiate will be as favorable as those we enjoyed as part of Palm. In addition, we benefited from various economies of scale as part of Palm, including shared administrative functions, facilities and sales and marketing organizations. We expect that our costs in some cases will increase as a result of the loss or renegotiation of these agreements, which may not be offset by cost savings in other areas.

Business

Our revenues consist of license and support and service revenues. We primarily generate revenue by licensing Palm OS to mobile information device manufacturers and providing support and services to our licensees. We also derive revenues from our Palm OS Ready program participants and royalties from the sale of e-books through Palm Digital Media. We present revenues from Palm and Sony separately as related party revenues.

License and royalty revenues consist principally of revenues earned under software license agreements with manufacturers of mobile information devices. Historically, our license agreements with these manufacturers generally provide for an upfront license fee and additional royalties based on the number of units sold by the licensee incorporating Palm OS. We recognize license and royalty revenues when a signed contract exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. License and royalty revenues from upfront license fees under our agreements are generally recognized over the term of the agreement. License and royalty revenues from royalty fees are generally recognized on a per-unit or net sales royalty basis based on contractually reported information from licensees. Payments received in advance of royalties being earned are recorded as deferred revenue.

Our license agreements with licensees may contain minimum commitments. For example, under the Palm software license agreement, minimum annual license and royalty commitments consist of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring on December 3, 2002, 2003, 2004, 2005, and 2006, respectively. Handspring currently has minimum license and royalty commitments of $1.5 million for each of Handspring’s fiscal quarters through the term of its license agreement with us. However, as a result of the Handspring merger, the Handspring license agreement will terminate, we will no longer be entitled to the $1.5 million quarterly minimum commitments and revenue from the sale of Handspring products may be used instead by Palm to satisfy Palm’s minimum commitments if necessary. As a result of the merger, we are losing $6 million in annual contractual minimum commitments and our revenue from Palm and Handspring will decline if the merger does not result in significant increased sales by Palm following the merger. We calculate minimum commitment shortfalls either on a quarterly or annual basis based on the terms of the respective license agreement. Shortfalls, if any, are recorded in the period that the minimum commitment becomes due and payable to us.

Support revenues consist primarily of fees for providing software updates and technical support for software products to our licensees and service revenues represent product development, engineering services, consulting and training for our licensees and, to a lesser extent, to third-party application developers. Support revenues are deferred and recognized ratably over the term of the agreement. Service revenues are generally billed on a time-and-materials basis, and the revenues are generally recognized as the services are performed.

Generally, our licensees experience higher seasonal demand for their products during our second and third fiscal quarters. We believe that this seasonality is primarily the result of the winter holiday season. In addition, certain licensees, including Palm, satisfy the remaining amount of their yearly minimum commitments, if necessary, in our third fiscal quarter. Historically, these factors have resulted in a substantial increase in revenues for our third fiscal quarter as compared to other quarters in the fiscal year.

An important part of our strategy is to increase our international sales, particularly in the European and Asia Pacific markets. Certain countries in which we currently license or may in the future license our technology

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require significant withholding taxes on payments for intellectual property that we may not be able to offset against our U.S. tax obligations. In addition, international tax authorities may re-characterize some of our engineering fees as license fees, which could result in increased tax withholdings and penalties.

Current Trends Affecting Our Operating Results

Concentration of Our Customers.    We currently depend on Palm and, to a lesser extent, Sony and Handspring for a large percentage of our revenues. Revenues and percentage of total revenues from Palm, Sony and Handspring for the years ended May 31, 2000, 2001 and 2002 and the nine months ended were as follows (in millions):

	Years ended May 31,						Nine Months ended February 28,
	2000		2001		2002		2003
	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Palm	$41.0	85.5%	$60.2	69.6%	$43.4	62.0%	$30.6	54.5%
Sony	$0.1	0.2%	$1.2	1.4%	$5.3	7.5%	$8.8	15.7%
Handspring	$2.5	5.1%	$16.9	19.6%	$10.0	14.3%	$4.9	8.7%

Although we have recently expanded our number of licensees, many of these new licensees have yet to introduce products on the market or sell significant numbers of units based on Palm OS. We expect that Palm and Sony will continue to account for a substantial portion of our revenue for the foreseeable future. However, we expect that revenue from Palm will gradually decline over time as a percentage of our overall revenue. Our license agreement with Palm will expire in December 2006, our license arrangement with Sony will expire in October 2012 and our license agreement with Handspring will expire upon the closing of the Handspring merger. Following the Handspring merger, royalties from the sale of Handspring products will be subject to the terms of our license agreement with Palm and revenue from the sale of Handspring products may be used by Palm to satisfy Palm’s minimum commitments if necessary. Each of these licensees can cease selling Palm Powered products at any time; however, Palm is obligated to pay minimum commitments pursuant to its license agreement. We cannot assure you that we will be able to renegotiate these licensing agreements on favorable terms, if at all, once they expire.

Industry Dynamics.    The software industry is characterized by several trends that may have a material impact on our strategic planning, results of operations and financial condition. One key trend has been the decline in spending on information technology by enterprises and consumers as a result of the weakened global economy. Simultaneously with this economic weakness, we are seeing an increasingly competitive environment among mobile information device manufacturers. As a result of a number of competitive factors, mobile device manufacturers are increasingly developing products at lower price points in addition to facing downward pricing pressures on higher end products. As a result, some of our licensees, including Palm, are experiencing declining average selling prices. This decline adversely impacts the royalties that we earn on licenses that are based on a percentage of Palm Powered device revenues. Currently, minimum commitments, primarily from Palm, and to a lesser extent other licensees, partially offset the impact of these declining royalties on our operating results. We cannot assure you that we will be able to renegotiate new minimum commitments from these licensees when these contracts expire or that we will be able to sufficiently increase our revenue from other sources to offset this decline. The Handspring merger will result in the termination of our license agreement with Handspring and the associated $1.5 million quarterly minimum commitment. Partially in response to these trends, we have undertaken a number of restructuring efforts to realign our cost structure with our business operations. During the third quarter of fiscal year 2003, restructuring actions consisted of workforce reductions primarily in the United States and facilities and property and equipment disposed of or removed from service. Restructuring charges relate to the implementation of these actions to better align our expense structure with our revenues. Prior restructuring actions were taken in the second quarter of fiscal year 2002 and the fourth quarter of both fiscal years 2001 and 2002.

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Historically, we have generated revenues from a mix of upfront license fees and per unit royalties. We have generally recognized upfront license fees from subscription license agreements over the term of such agreements, which has provided us with more visibility about our revenue streams than royalty-based revenues, and has provided us with accelerated cash flows. Recently, we have witnessed a trend in the software industry away from the payment of upfront license fees in favor of royalty fees based upon products sold. We expect to experience a significant decline in our upfront license fees and, as a result, we expect our deferred revenues to decline over time.

As the market for PDAs matures, we expect that our future revenue growth will come from other mobile information devices, in particular smartphones, that incorporate Palm OS. If we are unsuccessful in penetrating the markets for these other devices or such markets do not develop as anticipated, our revenues will suffer. To compete in the smartphone and other new markets and as we continue to expand our product offering to penetrate new markets and industries, we expect to enhance Palm OS by licensing additional technologies from third-party vendors. We will need to negotiate favorable terms on these third-party royalty contracts, or our cost of license revenue and our gross margins could decrease.

Acquisitions

During November 2001, we purchased specific assets of Be Incorporated, or Be, including substantially all of Be’s intellectual property and other technology assets, and hired a substantial majority of Be’s engineers. Be was a provider of software solutions designed specifically for Internet appliances and digital media. During March 2001, we completed the acquisition of peanutpress.com, Inc., or peanutpress, which is now known as Palm Digital Media. peanutpress was a provider of electronic books, or eBooks, and Internet-based content management services. peanutpress developed, archived, hosted, and securely distributed eBook collections on behalf of publishers of books. During February 2001, we completed the acquisition of WeSync.com, Inc., or WeSync, which was a provider of wireless synchronization technologies. WeSync’s technologies enabled work and personal groups using the company’s free web-based service to share and synchronize changes to calendars and contacts on handhelds running Palm OS and PCs. During May 2000, we completed the acquisition of Actual Software Corporation, or Actual Software, which was a developer of e-mail software for the Palm OS operating system. In February 1999, we acquired Smartcode Technologie SARL, or Smartcode, which was a developer and provider of wireless data communications and Internet access software technology. We acquired Smartcode for its engineering resources and familiarity with wireless technologies and related areas of expertise. All of these acquisitions were accounted for under the purchase method of accounting and, accordingly, our results of operations are not necessarily comparable between periods.

Basis of Presentation

We have historically operated as an integrated component of Palm’s business. For periods prior to our separation from Palm, our combined financial statements have been derived from the consolidated financial statements and accounting records of Palm using the historical results of operations and historical bases of the assets and liabilities of Palm and presented on a retroactive basis as if the separation had been in effect for all periods presented. Revenue from Palm has been presented for all periods based on the retroactive application of the terms of the software license agreement with Palm to all periods. The combined and consolidated financial statements also include allocations to us of certain shared expenses, including centralized legal, finance and accounting, human resources, insurance, executive management, treasury, real estate, information technology, sales and marketing and engineering, and other Palm corporate services and infrastructure costs. The expense allocations have been determined on bases that Palm and we considered to be a reasonable reflection of the use of the services provided to us or the benefit received by us. These allocations and charges are calculated on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, or the specific level of activity directly related to these costs. Our reliance on Palm for theses services has gradually declined since our separation from Palm in December 2001 as we have established our own independent systems and infrastructure for administration, management and other services. We expect to receive nominal services from Palm after the distribution, such as filing consolidated tax returns.

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The financial information presented in this prospectus is not necessarily indicative of our financial position, results of operations or cash flows in the future, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in PalmSource’s combined and consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported on our balance sheets and the amounts of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allocations from Palm, goodwill and intangible asset impairments, loss contingencies, restructuring, and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the combined and consolidated financial statements.

Revenue Recognition.    The accounting related to revenue recognition in the software industry is complex and affected by interpretations of the rules and an understanding of industry practices, both of which are subject to change. Consequently, the revenue recognition accounting rules require management to make significant judgments. We recognize revenue as discussed above and follow the detailed guidelines discussed in Note 2 of Notes to Combined and Consolidated Financial Statements.

We have presented revenues from Palm for all periods based on the retroactive application of the terms of the software license agreement with Palm. In order to estimate our historical revenues from Palm had we been separated from Palm for all periods presented, we have applied our contractual royalty rate with Palm to historical revenues derived from the sale of Palm Powered devices by Palm. We have also estimated support revenue based on applying the contractual support fee. We believe these estimates, which are consistent with other third-party transactions during the periods presented, fairly represent the value provided to Palm by our product offerings. Revenue recognized in the historical financial statements based on these estimates is as follows:

	Years Ended May 31,
	2000	2001	2002
	(in thousands)
License and royalty	$40,654	$59,785	$19,269
Support and service	350	395	308

Total revenues	$41,004	$60,180	$19,577

Many of our license contracts contain multiple elements including support. We have determined the fair value of our bundled support arrangements based on the price charged when the element is sold separately by us. Accordingly, when contracts contain multiple elements wherein vendor specific objective evidence of fair value exists for all undelivered elements and for which fair value has not been established for delivered elements, we recognize revenue on the delivered element using the “Residual Method” as defined by the American Institute of Certified Public Accountants Statement of Position No. 98-9. When arrangements include bundled professional services and the pattern of performance over the term of the agreement is not discernable, we recognize the entire fee ratably over the term of the arrangement.

Allocations from Palm.    Significant assumptions and estimates have been used in the determination of cost allocations from Palm included in our combined and consolidated financial statements and the preparation of our historical financial information prior to our separation from Palm. These allocations and charges are calculated on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, or the specific level of activity directly related to such costs. Accordingly, our combined and consolidated financial

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statements may not be representative of future performance or what they would have been had we operated as a separate stand-alone entity during the periods presented.

Goodwill Impairment.    We perform an evaluation of the carrying value of goodwill on an annual basis or whenever an event or change in circumstances occurs which would indicate potential impairment. In response to changes in industry and market conditions, we may strategically realign our resources that could result in an impairment of goodwill. We cannot assure you that future impairment tests will not result in a charge to earnings.

Loss Contingencies.    We are subject to various loss contingencies arising in the ordinary course of business including patent infringement claims and other litigation. We accrue for estimated loss contingencies, when a loss is probable and can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

Restructuring.    Effective for calendar year 2003, in accordance with Statement of Financial Accounting Standards, or SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which supersedes Emerging Issues Task Force Issue 94-3, or EITF Issue 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), we record liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF Issue 94-3, we accrued for restructuring costs when we made a commitment to a firm exit plan that specifically identified all significant actions to be taken. We reassess restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities and we record new restructuring accruals as liabilities are incurred.

Income Taxes.    Our income tax provision has been determined on a separate return basis as if we had operated as a stand-alone entity. Our operating results were historically included in the tax returns of Palm and certain foreign subsidiaries. We have estimated our income taxes that would have related to our business in each of the jurisdictions in which we operate as if we had historically operated on a stand-alone basis. We have established a valuation allowance against our deferred tax assets for all periods presented based on our estimates of future taxable income.

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Results of Operations

The results of operations table presents operating data as a percentage of total revenues for the periods indicated:

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
Revenues:
License and royalty	98.1%	98.4%	95.7%	96.6%	91.9%
Support and service	1.9	1.6	4.3	3.4	8.1

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
License and royalty	4.2	4.6	12.2	12.2	11.2
Support and service	1.9	1.7	3.0	2.8	3.8

Total cost of revenues	6.1	6.3	15.2	15.0	15.0

Gross margin	93.9	93.7	84.8	85.0	85.0
Operating expenses:
Research and development	54.7	64.7	71.0	74.4	56.1
Sales and marketing	42.5	29.6	27.6	29.4	22.9
General and administrative	19.2	14.9	18.3	18.8	17.0
Amortization of intangibles	4.2	7.6	0.4	0.4	0.6
Restructuring charges	0.0	2.6	2.9	0.4	3.9
Separation costs	11.1	1.7	0.7	0.2	5.1
Purchased in-process technology	0.0	0.2	0.0	0.0	0.0

Total operating expenses	131.7	121.3	120.9	123.6	105.6

Loss from operations	(37.8)	(27.6)	(36.1)	(38.6)	(20.6)
Interest expense	0.0	(0.1)	(0.4)	(0.3)	(0.7)
Interest and other income (expense), net	(0.2)	0.1	(0.6)	0.0	(7.7)

Loss before income taxes	(38.0)	(27.6)	(37.1)	(38.9)	(29.0)
Income tax provision	3.4	0.0	0.3	0.4	3.6

Net loss	(41.4)%	(27.6)%	(37.4)%	(39.3)%	(32.6)%

Comparison of Nine Months Ended February 28, 2002 and 2003

Total revenues.    Total revenues were $51.4 million for the nine months ended February 28, 2002 and $56.1 million for the nine months ended February 28, 2003, an increase of 9%. Revenues from Palm were $31.8 million and $30.6 million, representing 61.9% and 54.5% of total revenues in the nine months ended February 28, 2002 and February 28, 2003, respectively. Revenues from Palm consisted primarily of royalty fees received from shipment of PDAs. In the quarter ended February 28, 2003, we received a payment of $3.6 million from Palm as a result of Palm’s shortfall under its minimum annual commitments for the prior annual contractual period.

License and royalty revenues.    License and royalty revenues were $49.6 million for the nine months ended February 28, 2002 and $51.5 million for the nine months ended February 28, 2003, an increase of 4%. License and royalty revenues from Palm were $31.4 million for the nine months ended February 28, 2002 and $29.5 million for the nine months ended February 28, 2003, a decrease of 6%. License and royalty revenues from Sony were $3.5 million for the nine months ended February 28, 2002 and $8.6 million for the nine months ended February 28, 2003, an increase of 149%. License and royalty revenues from Handspring were $7.8 million for the

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nine months ended February 28, 2002 and $4.7 million for the nine months ended February 28, 2003, a decrease of 40%. The increased license and royalty revenues were primarily due to increased royalties received from Sony, offset by lower royalties received from Palm and Handspring on royalties that are computed as a percentage of Palm and Handspring revenues from the sale of Palm Powered devices. We anticipate that the combined revenue from Palm and Handspring may decline in the short-term due to the elimination of the Handspring contractual minimum commitments of $1.5 million per quarter.

Support and service revenues.    Support and service revenues were $1.8 million for the nine months ended February 28, 2002 and $4.6 million for the nine months ended February 28, 2003, an increase of 161%. Support and service revenues from Palm were $0.4 million in the nine months ended February 28, 2002 and $1.1 million in the nine months ended February 28, 2003, an increase of 196%. Support and service revenues from Sony were $0.2 million for both nine-month periods ended February 28, 2002 and 2003. Support and service revenues from Handspring were $0.2 million for both nine-month periods ended February 28, 2002 and 2003. The increased support and service revenues were due to the increase in the number of new and existing licensees with maintenance and support agreements and the establishment of the professional services business during the fourth quarter of 2002.

Cost of license and royalty revenues.    Cost of license and royalty revenues principally represents royalty payments to third-party technology vendors and amortization of purchased intangible assets. Cost of license and royalty revenues were $6.3 million for both nine-month periods ended February 28, 2002 and 2003. Cost of license and royalty revenues as a percentage of total revenues were 12.2% for the nine months ended February 28, 2002 and 11.2% for the nine months ended February 28, 2003. The decrease in cost of license and royalty revenues as a percentage of total revenues were primarily due to an increase in total revenues for the nine months ended February 28, 2003. We expect cost of license and royalty revenues to increase due to increased royalty payments to third-party vendors to support new versions and features of Palm OS exceeding a decline in amortization of purchased intangible assets as certain assets become fully amortized.

Cost of support and service revenues.    Cost of support consists of costs to provide software updates and technical support for software products, and cost of service represents costs to provide product development, engineering services, consulting and training. Cost of support and service revenues were $1.4 million for the nine months ended February 28, 2002 and $2.1 million for the nine months ended February 28, 2003. Cost of support and service revenues as a percentage of total revenues were 2.8% for the nine months ended February 28, 2002 and 3.8% for the nine months ended February 28, 2003. The increase in cost of support and service revenues was primarily due to costs associated with the delivery of professional services. Cost of support and service revenues as a percentage of total revenues increased due to an increase in the number of licensees with support and maintenance agreements. We expect the cost of support and service revenues to increase as the number of licensees who purchase maintenance agreements increase and as we continue to grow our professional services business. We expect support and service gross profit to increase in the future as professional services revenue continues to grow and economies of scale are achieved in the support organization.

Research and development expenses.    Research and development expenses consist primarily of personnel and related costs to support our product development and related information technology and facilities costs. Research and development expenses were $38.2 million for the nine months ended February 28, 2002 and $31.6 million for the same period in 2003, a decrease of 17%. Research and development expenses as a percentage of total revenues represented 74.4% for the nine months ended February 28, 2002 and 56.1% for the nine months ended February 28, 2003. The decreases in research and development expenses in absolute dollars and as a percentage of total revenues were primarily due to restructuring efforts effected to realign our resources with our business plan. We expect research and development expenses to fluctuate in response to market conditions and economic trends.

Sales and marketing expenses.    Sales and marketing expenses consist primarily of personnel and related costs of our direct sales force and marketing staff and the cost of marketing programs, including advertising,

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trade shows, promotional materials and customer conferences and related information technology and facilities costs. Sales and marketing expenses were $15.1 million for the nine months ended February 28, 2002 and $12.8 million during the same period in 2003, a decrease of 15%. Sales and marketing expenses as a percentage of total revenues represented 29.4% for the nine months ended February 28, 2002 and 22.9% for the nine months ended February 28, 2003. The decreases in sales and marketing expenses in absolute dollars and as a percentage of total revenues were primarily due to the timing of expenses incurred associated with the PalmSource developer conference in February 2002. We expect sales and marketing expenses to fluctuate in response to market conditions, economic trends, and the timing of expenses associated with future PalmSource developer conferences and trade shows.

General and administrative expenses.    General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including executive, legal, finance, accounting, human resources and related information technology and facilities costs. General and administrative expenses were $9.7 million for the nine months ended February 28, 2002, and $9.5 million for the same period ended February 28, 2003, a decrease of 2%. General and administrative expenses as a percentage of total revenues were 18.8% for the nine months ended February 28, 2002 and 17.0% for the nine months ended February 28, 2003. The decreases in general and administrative expenses in absolute dollars and as a percentage of total revenues were primarily due to restructuring efforts effected to realign our resources with our business plan, partially offset by increased costs from the Xerox litigation. We expect general and administrative expenses to increase as we establish our own, separate administrative functions and negotiate new or revised agreements with various third parties as a separate, stand-alone company. These cost increases include additional expenses relating to becoming a stand-alone publicly-traded company, including directors and officers insurance. In addition, we may not enjoy the pricing benefits that were previously available to us as part of Palm now that we are a smaller organization.

Amortization of intangibles.    Amortization of intangibles consisting of amortization related to our acquisitions was $0.2 million for the nine months ended February 28, 2002 and $0.3 million for the same period in 2003. The amortization charges were related to other intangible assets from the acquisitions of WeSync, peanutpress, and Be, which closed in February 2001, March 2001, and November 2001, respectively.

Restructuring charges.    Restructuring charges principally consisted of workforce reductions, including severance, benefits, related expenses and facility closings. Restructuring charges were $0.2 million for the nine months ended February 28, 2002 and $2.2 million during the nine months ended February 28, 2003.

Separation costs.    Separation costs are generally consulting and professional fees, related to separating our businesses. Separation costs were $0.1 million for the nine months ended February 28, 2002 and $2.9 million during the same period in 2003. Separation costs in the nine months ended February 28, 2002 consisted of costs related to Palm’s separation from 3Com based on the allocation methodology for Palm corporate expenses described in Note 14 of Notes to Combined and Consolidated Financial Statements. Separation costs in the nine months ended February 28, 2003 consisted of costs related to the establishment of PalmSource as a separate independent company. We expect to continue to incur separation costs related to our separation from Palm through the second quarter of fiscal year 2004.

Interest expense.    Interest expense was $0.1 million for the nine months ended February 28, 2002 and $0.4 million for the nine months ended February 28, 2003. The increase in interest expense was primarily due to interest on our $20.0 million note payable to Palm that commenced during the third quarter of 2002. We expect interest expense to increase after the distribution date due to our assumption of the $15 million 5% convertible note owed to a third party, partially offset by the contribution to our capital by Palm of the note payable to Palm that bears interest at 2.48%.

Interest and other income (expense), net.    Other expense was $29,000 for the nine months ended February 28, 2002 and $4.4 million for the nine months ended February 28, 2003. The increase in other expense was primarily due to a $3.2 million charge to write down an investment in private equity securities, which had

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been carried at cost and for which we determined the decline in value to be other than temporary. The increase was also due to $1.1 million paid to Palm for expenses relating to a $50.0 million bond posted by Palm pending resolution of the Xerox litigation. The bond was released in April 2003, and, accordingly, we expect other expenses to decrease in future periods.

Income tax provision.    Income tax provision was $0.2 million for the nine months ended February 28, 2002 and $2.0 million for the nine months ended February 28, 2003. We incurred net operating losses for the nine months ended February 28, 2002 and the nine months ended February 28, 2003 and have a history of operating losses. As a result, we did not record a benefit for temporary differences and maintained a full valuation allowance. The tax provision for both periods was principally due to foreign withholding tax.

Comparison of Fiscal Years Ended May 31, 2000, 2001 and 2002

Total revenues.    Total revenues were $48.0 million in fiscal year 2000, $86.4 million in fiscal year 2001, and $69.9 million in fiscal year 2002, representing an increase of 80% from fiscal year 2000 to 2001 and a decrease of 19% from fiscal year 2001 to 2002. Revenues from Palm were $41.0 million, $60.2 million and $43.4 million, representing 85.5%, 69.6% and 62.0% of total revenues in fiscal years 2000, 2001, and 2002, respectively. Revenues from Palm consisted primarily of royalty fees received for shipment of PDAs.

License and royalty revenues.    License and royalty revenues were $47.1 million in fiscal year 2000, $85.1 million in fiscal year 2001 and $66.9 million in fiscal year 2002, representing an increase of 81% from fiscal year 2000 to 2001 and a decrease of 21% from fiscal year 2001 to 2002. License and royalty revenues from Palm were $40.7 million in fiscal year 2000, $59.8 million in fiscal year 2001, and $42.4 million in fiscal year 2002. There were no license and royalty revenues from Sony in fiscal year 2000. License and royalty revenues from Sony were $1.0 million in fiscal year 2001 and $5.1 million in fiscal year 2002. License and royalty revenues from Handspring were $2.3 million in fiscal year 2000, $16.7 million in fiscal year 2001, and $9.8 million in fiscal year 2002. The increase in license and royalty revenues from fiscal year 2000 to 2001 was primarily driven by an increase in Palm Powered device shipment volumes by licensees during fiscal year 2001. The decrease in license and royalty revenues from fiscal year 2001 to 2002 was principally due to lower royalties received from Palm on royalties that are computed as a percentage of Palm revenues from the sale of Palm Powered devices. Palm had lower revenues as a result of a decreased average selling price per device due to pricing actions and promotions that were initiated to respond to increased competition.

Support and service revenues.    Support and service revenues were $0.9 million in fiscal year 2000, $1.3 million in fiscal year 2001 and $3.0 million in fiscal year 2002, representing growth of 52% from fiscal year 2000 to 2001 and 121% from fiscal year 2001 to 2002. Support and service revenues from Palm were $0.4 million in fiscal year 2000, $0.4 million in fiscal year 2001 and $1.0 million in fiscal year 2002. Support and service revenues from Sony were $0.1 million in fiscal year 2000, $0.2 million in fiscal year 2001 and $0.2 million in fiscal year 2002. Support and service revenues from Handspring were $0.1 million in fiscal year 2000, $0.2 million in fiscal year 2001 and $0.2 million in fiscal year 2002. The increase in support and service revenues from fiscal year 2000 to 2001 was driven by an increase in the number of new and existing licensees with maintenance and support agreements. The increase in support and service revenues from fiscal year 2001 to 2002 was due to an increase in number of new licensees with maintenance and support agreements and the establishment of the professional services business during fiscal year 2002.

Cost of license and royalty revenues.    Cost of license and royalty revenues was $2.0 million in fiscal year 2000, $4.0 million in fiscal year 2001 and $8.5 million in fiscal year 2002, representing 4.2%, 4.6% and 12.2% of total revenues, respectively. The increase in cost of license and royalty revenues from fiscal year 2000 to 2001 was primarily due to a $1.5 million increase in the amortization of purchased intangibles due to the WeSync, Actual Software, and peanutpress acquisitions, as well as additional royalty payments to new and existing third-party technology vendors. The increase as a percentage of total revenues from fiscal year 2000 to 2001 was due to the increase in amortization of purchased intangibles and additional royalty payments, offset by an increase in

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total revenues in fiscal year 2001 compared to the same period in fiscal year 2000. The increases in cost of license and royalty revenues from fiscal year 2001 to 2002 in absolute dollars and as a percentage of total revenues were primarily due to the increase of $2.8 million in amortization of purchased intangibles from the WeSync, peanutpress, and Be acquisitions. In addition, royalty payments to eBook content providers contributed to the increase in cost of license and royalty revenues. Cost of license and royalty revenues also increased due to additional royalty payments to new and existing third-party technology vendors.

Cost of support and service revenues.    Cost of support and service revenues was $0.9 million in fiscal year 2000, $1.5 million in fiscal year 2001, and $2.1 million in fiscal year 2002, representing 1.9%, 1.7% and 3.0% of total revenues, respectively. The increases in cost of support and service revenues for all years were primarily due to increased support and service personnel to support new licensees. The increase in cost of support and service revenues from fiscal year 2001 to 2002 was also due to costs associated with the delivery of professional services. The decrease as a percentage of total revenues from fiscal year 2000 to 2001 was due to the increase in total revenues in fiscal year 2001 compared to fiscal year 2000. The increase as a percentage of total revenues from fiscal year 2001 to 2002 was due to increased personnel related costs and the decline in total revenues in fiscal year 2002 compared to fiscal year 2001.

Research and development expenses.    Research and development expenses were $26.2 million in fiscal year 2000, $55.9 million in fiscal year 2001, and $49.6 million in fiscal year 2002, representing an increase of 113% from fiscal year 2000 to 2001 and a decrease of 11% from fiscal year 2001 to 2002. Research and development expenses as a percentage of total revenues were 54.7% in fiscal year 2000, 64.7% in fiscal year 2001 and 71.0% in fiscal year 2002. The increases in research and development expenses in absolute dollars and as a percentage of total revenues from fiscal year 2000 to 2001 were primarily due to an increase in headcount and personnel related expenses to expand development for new versions of Palm OS to support wireless Internet solutions. The decrease in research and development expenses from fiscal year 2001 to 2002 in absolute dollars was due to restructuring efforts effected to realign our resources with our business plan. The increase in research and development expenses as a percentage of total revenues was due to a decline in total revenues in fiscal year 2002 compared to fiscal year 2001.

Sales and marketing expenses.    Sales and marketing expenses were $20.4 million in fiscal year 2000, $25.6 million in fiscal year 2001, and $19.3 million in fiscal year 2002, representing an increase of 25% from fiscal year 2000 to 2001 and a decrease of 25% from fiscal year 2001 to 2002. Sales and marketing expenses as a percentage of total revenues were 42.5% in fiscal year 2000, 29.6% in fiscal year 2001 and 27.6% in fiscal year 2002. The increase in sales and marketing expenses in fiscal year 2000 compared to fiscal year 2001 was primarily due to increased sales, marketing and developer support in our international regions, as well as increased costs for business development. The decrease in sales and marketing expenses as a percentage of total revenues was due to an increase in total revenues in fiscal year 2001 compared to fiscal year 2000. The decreases in absolute dollars and as a percentage of total revenues in sales and marketing expenses in fiscal year 2001 compared to fiscal year 2002 were primarily due to downsizing our international operations to achieve our restructuring goals.

General and administrative expenses.    General and administrative expenses were $9.2 million in fiscal year 2000, $12.9 million in fiscal year 2001, and $12.8 million in fiscal year 2002, representing an increase of 40% from fiscal year 2000 to 2001 and a decrease of 1% from fiscal year 2001 to 2002. General and administrative expenses as a percentage of total revenues were 19.2% in fiscal year 2000, 14.9% fiscal year 2001, and 18.3% in fiscal year 2002. The increase from fiscal year 2000 to 2001 was primarily due to allocations by Palm to us for increased spending in order to build the infrastructure necessary for Palm to become a stand-alone public company following its spin-off from 3Com. These infrastructure expenses increased primarily in areas such as information technology, finance and human resources, while at the same time Palm was paying 3Com for transitional services. General and administrative expenses remained relatively flat in fiscal year 2001 compared to fiscal year 2002. The decrease in general and administrative expenses as a percentage of total revenues from fiscal year 2000 to 2001 was due to the increase in total revenues in fiscal year 2001 compared to fiscal year

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2000. The increase in general and administrative expenses as a percentage of total revenues from fiscal year 2001 to 2002 was due to a decrease in total revenues in fiscal year 2002 compared to fiscal year 2001.

Amortization of intangibles.    Amortization of intangibles was $2.0 million in fiscal year 2000, $6.5 million in fiscal year 2001, and $0.3 million in fiscal year 2002. The increase from fiscal year 2000 to 2001 was primarily due to amortization related to the WeSync acquisition. The decrease from fiscal year 2001 to 2002 was primarily due to the cessation of amortization of goodwill on adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” effective June 1, 2001.

Restructuring charges.    There were no restructuring charges in fiscal year 2000. Restructuring charges were $2.2 million in fiscal year 2001 and $2.0 million in fiscal year 2002. The restructuring charges in fiscal year 2001 related to the implementation of a series of cost reduction actions to minimize the impact of the economic slowdown. The restructuring charges primarily consisted of workforce reduction costs for severance, benefits and related costs and costs related to lease commitments for excess facilities. The restructuring charges in fiscal year 2002 consisted of an estimated loss on lease commitments for excess facilities, as well as workforce reduction costs primarily related to severance, benefits and related costs. The restructuring actions initiated in fiscal year 2002 have been completed.

Separation costs.    Separation costs were $5.3 million in fiscal year 2000, $1.5 million in fiscal year 2001, and $0.5 million in fiscal year 2002. Separation costs in fiscal year 2000 and 2001 consisted of those costs allocated to PalmSource, which were related to Palm’s separation from 3Com based on the allocation methodology for Palm corporate expenses described in Note 14 of Notes to Combined and Consolidated Financial Statements, and separation costs in fiscal year 2002 primarily consisted of the establishment of PalmSource as a separate business.

Purchased in-process technology.    Purchased in-process technology in fiscal year 2001 was a result of our acquisition of peanutpress. Approximately $0.2 million of the purchase price of peanutpress represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations.

Interest expense.    Interest expense was $12,000 in fiscal year 2000, $0.1 million in fiscal year 2001, and $0.3 million in fiscal year 2002. The increase in interest expense from fiscal year 2001 to 2002 was primarily due to $0.2 million of interest on our 2.48% note payable to Palm.

Interest and other income (expense), net.    Other expense was $0.1 million in fiscal year 2000, other income was $0.1 million in fiscal year 2001, and other expense was $0.4 million in fiscal year 2002. The change in other income (expense) from fiscal year 2000 to 2001 was principally due to foreign currency fluctuations on realized gains and losses. The change in other income (expense) from fiscal year 2001 to 2002 was primarily due to $0.3 million paid to Palm for expenses relating to a $50.0 million bond posted by Palm pending resolution of the Xerox litigation and a $0.1 million increase in foreign currency fluctuations on realized gains and losses, partially offset by a $0.1 million increase in interest income as we established our own cash accounts subsequent to our separation from Palm in December 2001.

Income tax provision.    Income tax provision was $1.7 million in fiscal year 2000, $9,000 in fiscal year 2001 and $0.3 million in fiscal year 2002. We incurred net operating losses for the three fiscal year periods and have a history of operating losses. As a result, we did not record a benefit for temporary difference and maintained a full valuation allowance. The tax provision for fiscal years 2000, 2001 and 2002 was primarily due to foreign withholding taxes.

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Liquidity and Capital Resources

Cash Flows

Historically, Palm has managed cash on a centralized basis, collecting cash receipts associated with our business and providing us with funding to cover our expenses. We established our own cash accounts upon our separation from Palm in December 2001. Net transfers to and from Palm have historically been recorded as additional net investment by Palm or as a distribution to Palm. Accordingly, we reported no cash or cash equivalents at May 31, 2001, except for cash provided by Palm and held by our French subsidiary.

Net cash provided by operating activities was $9.6 million in fiscal year 2000. Net cash used in operating activities was $12.6 million in fiscal year 2001, $20.3 million in fiscal year 2002, $29.3 million for the nine months ended February 28, 2002, and $5.7 million for the nine months ended February 28, 2003, resulting primarily from our net losses. Our net cash flows from operating activities have fluctuated significantly between periods, partially due to the timing and amount of upfront initial license fees. If we are unable to obtain significant upfront fees or increase our revenues faster than our expenses, we may be unable to generate positive cash flows from operations in the future.

Net cash used in investing activities was $3.4 million in fiscal year 2000, $50.8 million in fiscal year 2001, $2.6 million in fiscal year 2002, $0.9 million for the nine months ended February 28, 2002, and $3.0 million for the nine months ended February 28, 2003. We have historically used cash for acquisitions of businesses with complementary technologies and for the purchase of property, plant and equipment. We estimate capital expenditures for the remaining three months of fiscal year 2003 to be $0.8 million. We may use cash resources to pursue strategic acquisitions or investments in other companies that provide products and services that are complementary to ours.

Net cash used in financing activities in fiscal year 2000 was $6.0 million, resulting primarily from net transfers to Palm. Net cash provided by financing activities was $63.0 million in fiscal year 2001, $53.2 million in fiscal year 2002, $55.5 million for the nine months ended February 28, 2002, and $17.7 million for the nine months ended February 28, 2003. Historically Palm has been our principal source of cash from financing activities. Palm provided a $20.0 million long-term note to us to fund our working capital requirements. Upon distribution, Palm will contribute the $20.0 million note payable to us as a capital contribution. Since our incorporation, Palm has made additional net capital contributions in cash of $29.0 million. An additional $6.0 million in cash will be contributed as capital by Palm and $15.0 million of a 5% convertible note due 2006, issued by Palm to a third party, is intended to be assumed by us prior to the distribution. See the section titled “—The Convertible Note” below for a more detailed description of the note. Palm will no longer be a source of financing to us subsequent to the distribution; therefore, we may require or choose to obtain additional debt or equity financing in the future. In October 2002, we received an investment of $20.0 million from Sony Corporation for 3,333,333 shares of our Series A preferred stock, which will convert into 666,667 shares of our common stock upon the distribution. The shares of preferred stock automatically convert into shares of our common stock immediately prior to the distribution.

Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and some of which arise from uncertainties related to global economies. We believe that the initial cash funding we receive from Palm and Sony, together with cash generated from operations will be sufficient to satisfy our working capital, capital expenditures and operating expense requirements for the next 12 months. However, we may require or choose to obtain additional debt or equity financing in the future. We cannot assure you that financing, if needed, will be available on favorable terms, if at all. Such financing will likely dilute the ownership interests of our stockholders.

The Convertible Note

In December 2001, Palm issued a $50 million 5% convertible note due 2006, or the existing Palm note, to a third party. The existing Palm note has a conversion price of $92.6316 per Palm share and a conversion rate

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of 10.79545 Palm shares per $1,000 of principal amount (in each case, after giving effect to Palm’s one for 20 reverse stock split).

The terms of the existing Palm note provide that in the event of a proposed distribution of the shares of PalmSource to the stockholders of Palm, Palm has the right to propose to the third party that the existing Palm note be divided into and replaced by two notes, one issued by Palm, or the new Palm note, and one issued by PalmSource, or the new PalmSource note. Palm has proposed to the third party that the new Palm note be issued in the principal amount of $35 million and the new PalmSource note be issued in the principal amount of $15 million. Upon reviewing the proposed division of the principal amount between the two new notes, the third party has the right to present additional information supporting a different division of the principal amount to Palm within ten days of the date of receipt by the third party of a copy of this prospectus. If the third party presents additional information to Palm, Palm is required to take such information into account in good faith in determining whether to make changes to the proposed division of the principal amount. Palm is required to notify the third party of the final division of the principal amount on or before the 15th day after receipt of a copy of this prospectus by the third party. Whether or not the third party presents additional information to Palm, the third party has 20 days from the date that a copy of this prospectus is delivered to the third party to elect to accept Palm’s proposed division of the principal amount or to elect to retain the existing Palm note subject to certain conversion rate adjustments.

If the third party elects to accept Palm’s proposed division of the principal amount, the terms of the two notes will be substantially similar to the terms of the existing Palm note. The new Palm note will be convertible into only Palm common stock and the new PalmSource note will be convertible into only PalmSource common stock and the conversion price and conversion rate of each of the two new notes will be adjusted. The conversion price and the conversion rate of each of the two new notes will be set according to formulas such that the relationship between the conversion price of each note and the initial price of a share of stock into which such note is convertible is in the same proportion as the relationship between the conversion price of the existing Palm note and the price of a share of Palm common stock prior to the closing of the distribution.

Commitments

Future payments under contractual obligations and other commercial commitments, as of February 28, 2003, were as follows (in millions):

	Payments Due by Period
Contractual Obligations	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Long-Term Debt	$20.0	$—	$20.0	$—	$—
Operating Leases	3.9	1.9	2.0	—	—
Third Party Royalty Commitments	6.5	1.3	4.9	0.3	—

Total Contractual Obligations	$30.4	$3.2	$26.9	$0.3	$—

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Indemnifications	—	—	—	—	—
Guarantees	$2.0	$2.0	—	—	—

Our facility leases are under noncancelable lease agreements. Our leases expire at various dates through September 2005.

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In June 2002, we entered into two royalty agreements with third-party vendors for certain licensed technology, which include minimum commitments. Future minimum commitments under these agreements are $0.3 million for the three months ending May 31, 2003, $1.5 million in fiscal year 2004, $2.0 million in fiscal year 2005, $2.1 million in fiscal year 2006, $0.4 million in fiscal year 2007 and $0.2 million in fiscal year 2008.

In addition, we have certain payments due to Palm under the business services and other agreements that we have entered into with Palm, including indemnification of Palm under the tax sharing agreement for, among other matters, any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution (See Note 12 to the Combined and Consolidated Financial Statements).

Under the indemnification of our standard software license agreements, we agree to defend the licensee against third party claims asserting infringement by our products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensee.

We have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid.

As part of our separation agreements with Palm, Palm has agreed to indemnify us for damages that we may incur due to the Xerox litigation. We believe that there are adequate defenses to the claims made by Xerox and Palm intends to continue to defend itself vigorously. However, we cannot assure you that Palm will be successful. If Palm is not successful in the litigation, Xerox might again seek an injunction from the court preventing us from licensing Palm OS with Graffiti handwriting recognition software. As a result and if Palm is unable to or does not indemnify us, we might be required to pay Xerox significant damages or license fees or pay our licensees significant amounts to indemnify them for their losses. The pending litigation may also result in other indirect costs and expenses. Accordingly, if Xerox is successful in its claims against Palm and Palm is unable to or does not indemnify us for these claims, our business, results of operations and financial condition would be significantly harmed. For further discussion, see the section titled “PalmSource Business—Legal Proceedings.”

In September 2001, our President and Chief Executive Officer received two restricted stock grants in the aggregate of 7,500 shares of Palm common stock (as adjusted for the October 2002, one-for-20 reverse stock split) under a two-year vesting schedule subject to vesting restrictions and a guarantee that the fair market value of the related 7,500 shares of Palm common stock would be $2.0 million at September, 2003. The guaranteed amount is recorded ratably over the vesting period. If on September 1, 2003, the fair market value is less than $2.0 million, our President and Chief Executive Officer will receive a cash payment from us on September 15, 2003 equal to the difference between $2.0 million and the fair market value of 7,500 shares of Palm common stock. As of February 28, 2003, the total fair market value of 7,500 shares of Palm common stock was approximately $0.1 million and $1.5 million was recorded as a liability related to this guarantee.

Effect of Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, addressing financial accounting and reporting for the impairment or disposal of long lived assets. PalmSource adopted SFAS No. 144 effective June 1, 2002. The adoption of this statement did not have a significant impact on our historical financial position or results of operations.

In January 2002, the FASB issued Emerging Issues Task Force or EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, which requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue in the income statement.

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EITF No. 01-14 is applicable to us beginning fiscal year 2003 and requires that comparative financial information for prior periods be reclassified. We adopted this issue in the first quarter of fiscal year 2003. The adoption did not have a significant impact on our historical financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supersedes EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. We adopted this standard, which did not have an impact on our historical financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We adopted this interpretation, which did not have an impact on our historical financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002, which, for us, will be the quarter ending August 31, 2003. The adoption of this statement will not have an impact on our historical financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In general, a variable interest entity, or VIE, is a corporation, partnership, trust, or any other legal structure used for business purposes that either: (i) does not have equity investors with voting rights; or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or is entitled to receive a majority of the VIE’s residual returns or both. The consolidation requirements of FIN No. 46 are effective immediately for VIEs created after January 31, 2003. The consolidation requirements for older VIEs are effective for financial statements of interim or annual periods beginning after June 15, 2003. Certain of the disclosure requirements are effective for all financial statements issued after January 31, 2003, regardless of when the VIE was established. Management is assessing the impact that FIN No. 46 will have on our historical financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for PalmSource is the quarter ending November 30, 2003. The adoption of SFAS No. 150 will not have an impact on our historical financial position or results of operations.

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PALMSOURCE MANAGEMENT

Directors, Executive Officers and Key Employees

Set forth below is certain information concerning our directors, executive officers and key employees and their ages as of June 30, 2003.

Name	Age	Position
David C. Nagel	58	President, Chief Executive Officer and Director
David A. Limp	37	Senior Vice President of Corporate and Business Development
Lamar Potts	49	Vice President of Worldwide Licensing and Sales
Gabriele R. Schindler	45	Senior Vice President of Worldwide Marketing
Lawrence Slotnick	51	Chief Products Officer
Albert J. Wood	46	Chief Financial Officer and Treasurer
Doreen S. Yochum	55	Chief Administrative Officer and Secretary
Eric A. Benhamou	47	Chairman of the Board
Satjiv S. Chahil	52	Director
P. Howard Edelstein	48	Director
Robert J. Finocchio	52	Director
Jean-Louis F. Gassée	59	Director
John B. Shoven, Ph.D.	56	Director

David C. Nagel has served as our President and Chief Executive Officer since December 2001. Mr. Nagel also has served as a director since December 2001. From September 2001 to December 2001, Mr. Nagel served as the Chief Executive Officer of the Platform Solutions Group at Palm. Prior to Palm, from April 1996 to September 2001, Mr. Nagel was the Chief Technology Officer of AT&T Corp., a communications services corporation, President of AT&T Labs, a corporate research and development unit of AT&T, and the Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Prior to AT&T, from 1988 to 1996, Mr. Nagel held various positions at Apple Computer, Inc., a manufacturer of personal computing devices, the last of which was Senior Vice President, Research and Development. Mr. Nagel’s earlier positions at Apple Computer included General Manager and Vice President, Apple Soft, and Vice President, Advanced Technology. Mr. Nagel currently is a member of the board of directors of Liberate Technologies, and Palm. Mr. Nagel has a bachelor’s degree in engineering, a master’s degree in engineering and a Ph.D. in experimental psychology from the University of California, Los Angeles.

David A. Limp has served as our Senior Vice President of Corporate and Business Development since June 2003. Prior to PalmSource, from July 1997 to August 2002, Mr. Limp was Executive Vice President and Chief Strategy Officer of Liberate Technologies, a provider of infrastructure software and services for cable and telecommunications networks. Prior to Liberate Technologies, from 1996 to 1997, Mr. Limp was Vice President of Marketing for Navio Communications, Inc., an Internet software company that was acquired by Liberate Technologies in 1997. Prior to that role, from 1988 to 1996, Mr. Limp held various positions at Apple Computer, the last of which was Director of the North and South American PowerBook division. Mr. Limp has bachelor’s degrees in computer science and mathematics from Vanderbilt University and a master’s degree in management from Stanford University, Graduate School of Business.

Lamar Potts has served as our Vice President of Worldwide Licensing and Sales since December 2002. Prior to that role, from July 2002 to December 2002, Mr. Potts served as our Vice President of Licensing Sales. Prior to PalmSource, from July 2001 to June 2002, Mr. Potts was Vice President of Worldwide Licensing Sales for Insignia Solutions plc, a provider of software solutions for mobile devices. Prior to Insignia Solutions, from February 1999 to July 2001, Mr. Potts served as Vice President of Business Development and later Vice President of Worldwide Licensing Sales for Be, a developer of computer operating systems. Prior to Be, from June 1997 to February 1999, Mr. Potts was the owner and principal of LP Resource Group, a business

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development and technology licensing consulting company. Prior to LP Resource Group, from March 1986 to May 1997, Mr. Potts held various positions at Apple Computer, including Vice President of Licensing, Financial Services Manager, Director of Worldwide Financial Services and Director of Research and Development Technology Licensing. Mr. Potts has a bachelor’s degree in liberal arts from West Georgia College.

Gabriele R. Schindler has served as our Senior Vice President of Worldwide Marketing since April 2002. Prior to PalmSource, from December 1996 to January 2002, Ms. Schindler was the Vice President of Marketing and Industry Relations of AT&T Labs. Prior to AT&T Labs, from January 1996 to December 1996, Ms. Schindler was the Senior Director of Worldwide Communications at Apple Computer. Prior to Apple Computer, from June 1988 to March 1994, Ms. Schindler was a principal at Regis McKenna Inc., a marketing consulting firm. Ms. Schindler has a bachelor’s degree in communications from San Jose State University.

Lawrence Slotnick has served as our Chief Products Officer since June 2003. Prior to PalmSource, from March 2002 to March 2003, Mr. Slotnick was sole proprietor of a technology management consulting business. Prior to his sole proprietorship, from April 2001 to March 2002, Mr. Slotnick served as Senior Vice President of Engineering at Pixo, Inc., a provider of telecommunications software products for handsets and wireless services. Prior to Pixo, from April 1999 to April 2001, Mr. Slotnick served as Vice President of Engineering at Noosh, Inc., a provider of web-based commercial print procurement products. Prior to Noosh, from March 1997 to April 1999, Mr. Slotnick held several roles at Apple Computer, including Vice President of Engineering. Prior to Apple Computer, from July 1995 to March 1997, Mr. Slotnick was Vice President of Engineering of Octel Communications Corporation, a provider of voice, fax and electronic messaging technologies that was acquired by Lucent Technologies in September 1997. Prior to Octel Communications, from March 1991 to June 1995, Mr. Slotnick was Vice President of Product Development of Claris, a subsidiary of Apple Computer focused on database software. Mr. Slotnick has a bachelor’s degree in computer science and a master’s degree in electrical engineering and computer science from the University of California, Berkeley.

Albert J. Wood has served as our Chief Financial Officer since October 2002 and our Treasurer since December 2002. Prior to PalmSource, from March 2001 to October 2002, Mr. Wood was Chief Financial Officer of Insignia Solutions. Prior to Insignia Solutions, from June 1999 to March 2001, Mr. Wood was the Chief Financial Officer of Cohera Corporation, a catalog management and content integration software provider acquired by PeopleSoft, Inc. in August 2001. Prior to Cohera, from December 1997 to June 1999, Mr. Wood was the Vice President of Finance for Indus International, Inc., a provider of software for asset and customer management. Prior to Indus International, from September 1996 to December 1997, Mr. Wood was the Controller of Prism Solutions, Inc., an enterprise solutions provider acquired by Ardent Software, Inc., in January 1999. Prior to Prism Solutions, Mr. Wood held various senior finance positions at Pyramid Technology Corporation, a subsidiary of Siemens-Nixdorf specializing in UNIX computer manufacturing, and Oracle Corporation, a supplier of software for enterprise information management. Mr. Wood has a bachelor’s degree in Psychology from Chico State University and a master’s in business administration from San Jose University.

Doreen S. Yochum has served as our Chief Administrative Officer since January 2002 and our Secretary since December 2002. Prior to PalmSource, from 1996 to 2002, Ms. Yochum was Vice President and Chief Operating Officer of AT&T Labs. Prior to AT&T’s trivestiture, which spun off NCR and Lucent Technologies Inc. from AT&T, from 1994 to 1996, Ms. Yochum was the Human Resources and Business Planning Vice President in the Chief Information Technology Services organization of AT&T Labs. Prior to that role, from 1990 to 1993, Ms. Yochum was Vice President and Chief Operating Officer of AT&T’s Microelectronics Interconnection Technologies business. Ms. Yochum has a bachelor’s degree in history from Wilson College.

Eric A. Benhamou was appointed as Chairman of our board of directors in December 2001. Mr. Benhamou also has been serving as the interim Chief Executive Officer of Palm since November 2001. Prior to Palm, from September 1990 until December 2000, Mr. Benhamou served as Chief Executive Officer of 3Com Corporation, a provider of voice and data networking products, services and solutions. Prior to 1990, Mr. Benhamou held a variety of senior management positions in engineering, operations and management at 3Com. Prior to 3Com, in

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1981, Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was Vice President of Engineering until its merger with 3Com in 1987. Prior to Bridge Communications, from 1977 to 1981, Mr. Benhamou served as Project Manager, Software Engineering Manager and Design Engineer at Zilog, Inc., a designer, manufacturer and marketer of semiconductors for worldwide-embedded control markets. Mr. Benhamou currently serves on the board of directors of Cypress Semiconductor Corporation and Legato Systems, Inc. and is the chairman of the board of directors of Palm and 3Com. Mr. Benhamou has a masters of science degree in electrical engineering from Stanford University and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris.

Satjiv S. Chahil was appointed to our board of directors in May 2002. From February 2000 to May 2002, Mr. Chahil served as Chief Marketing Officer of Palm. Prior to Palm, from February 1999 to February 2000, Mr. Chahil was the Chief Marketing Officer and Executive Vice President of Global Marketing for Newbridge Networks Corporation, a distributor of networking products and systems, which was acquired by Alcatel in May 2000. Prior to Newbridge Networks, from July 1997 to February 1999, Mr. Chahil was the Digital Convergence Advisor of Sony Electronics, Inc., a U.S. business unit of Sony Corporation focused on the manufacture, sale and marketing of consumer and professional audio and video equipment and other electronic components. Prior to Sony Electronics, from September 1988 to February 1997, Mr. Chahil served in various capacities, including Senior Vice President of Worldwide Marketing and the founding general manager of the New Media, Internet and Entertainment division, at Apple Computer. Prior to Apple Computer, from September 1976 to September 1988, Mr. Chahil held various international sales, marketing and general management positions at IBM and Xerox. Mr. Chahil currently serves on the board of directors of Universal Electronics, Inc. Mr. Chahil has a bachelor’s degree in commerce from Punjab University and a master’s degree in business from the American (Thunderbird) Graduate School of International Management.

P. Howard Edelstein was appointed to our board of directors in June 2003. From January 2002 to the present, Mr. Edelstein has served as an entrepreneur in residence at Warburg Pincus, LLC, a private equity and venture capital firm. Prior to Warburg Pincus, from June 1993 to April 2001, Mr. Edelstein served as President and Chief Executive Officer of Thomson Financial ESG, a provider of technology-based workflow solutions to the global investment community, which now is OMGEO, a provider of global trade management services. Mr. Edelstein currently serves on the board of directors of Alacra Inc. and Skillsoft Corporation. Mr. Edelstein has a bachelor’s degree in electrical engineering from the College of the City of New York and a master’s degree in electrical engineering from Stanford University.

Robert J. Finocchio was appointed to our board of directors in May 2002. From July 1997 to September 2000, Mr. Finocchio served as Chairman of Informix Corporation, a database software provider which now is Ascential Software Corporation. From July 1997 to July 1999, Mr. Finocchio served as the President and Chief Executive Officer of Informix. Prior to Informix, from December 1988 until May 1997, Mr. Finocchio held various positions at 3Com, most recently serving as President, 3Com Systems. Prior to 3Com, from December 1978 to June 1987, Mr. Finocchio held various executive positions in sales and service at Rolm Corporation and IBM, which acquired Rolm in 1984. The last such position Mr. Finocchio held was as Vice President of Rolm Systems Marketing for IBM. Mr. Finocchio currently serves on the board of directors of Latitude Communications, Inc., Turnstone Systems, Inc., Echelon Corporation and Altera Corporation. Mr. Finocchio has a bachelor’s degree in economics from Santa Clara University and a master’s in business administration from Harvard Business School.

Jean-Louis F. Gassée was appointed to our board of directors in May 2002. From January 2002 to October 2002, Mr. Gassée served as a Chief Executive Officer and a director of Computer Access Technology Corporation, or CATC, a global communication protocols expert company. Prior to CATC, in 1990, Mr. Gassée co-founded Be and served as President, Chief Executive Officer and Chairman of the board of Be from October 1990 to December 2001. Prior to co-founding Be, from December 1980 to September 1990, Mr. Gassée served in numerous capacities, including President of Apple Products, at Apple Computer. Prior to Apple Computer, from 1979 to 1980, Mr. Gassée was President and General Manager of the French subsidiary of Exxon Corporation, an energy and

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petrochemical provider, which now is Exxon Mobil Corporation. Mr. Gassée currently serves on the board of directors of Electronics for Imaging, Inc. Mr. Gassée has an M.A. of Science from the Faculty of Sciences (France).

John B. Shoven, Ph.D. was appointed to our board of directors in September 2002. From September 1973 to the present, Dr. Shoven has held various positions in the Economics Department of Stanford University. From September 1992 to the present, Dr. Shoven has served as the Charles R. Schwab Professor of Economics at Stanford University. Dr. Shoven also has served as the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research since November 1999 and he previously served in such position from 1989 to 1993. Dr. Shoven also has served as the West Coast Director of the National Bureau of Economic Research since December 1988. From 1993 to 1998, Dr. Shoven served as the Dean of the School of the Humanities and Sciences at Stanford University. From 1986 to 1989, Dr. Shoven held the position of Chairman of the Economics Department at Stanford University. Dr. Shoven currently serves on the board of directors of Cadence Design Systems, Inc., Watson Wyatt & Company and American Century (Mountain View Funds). Dr. Shoven has a bachelor’s degree in Physics from the University of California, San Diego and a Ph.D. in Economics from Yale University.

Board Structure and Compensation

Our board of directors consists of seven members. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified board structure, prior to the consummation of the transaction, two of the members of the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms as follows:

•	Messrs. Chahil and Gassée have been designated Class I directors whose term expires at the 2004 annual meeting of stockholders;

•	Messrs. Finocchio and Nagel have been designated Class II directors whose term expires at the 2005 annual meeting of stockholders; and

•	Messrs. Benhamou and Edelstein and Dr. Shoven have been designated Class III directors whose term expires at the 2006 annual meeting of stockholders.

This classification of our board of directors may delay or prevent a change of control of our company or in our management. See the section titled “Description of Capital Stock—Anti-Takeover Effects of PalmSource’s Certificate, Bylaws and Delaware Law.”

In connection with the transaction, PalmSource is granting certain nonemployee members of PalmSource’s Board of Directors nonstatutory stock options to purchase shares of PalmSource common stock. The following table shows, for each director, the number of options to be granted.

Grant Date. Options will be granted on any business day, in PalmSource’s sole discretion, within 30 days of the transaction.

Exercise Price.    The per-share exercise price for options will be the fair market value of a share of PalmSource common stock on the date of grant.

Vesting Schedule.    Each option will vest as to 25% of the shares subject to the option on each yearly anniversary of the date of grant. Each option will fully vest upon the death of the director.

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With the exception of PalmSource’s chairman of the board who will receive 30,000 shares, non-employee directors will receive a grant of an option to purchase 20,000 shares of our common stock following the distribution date and new non-employee directors will receive a grant of an option to purchase 20,000 shares of our common stock upon joining our board of directors. In addition, all non-employee directors who have served for PalmSource’s entire fiscal year, including the last business day, will receive on the last business day of PalmSource’s fiscal year beginning in 2004 an annual option to purchase 10,000 shares. We reimburse our directors for costs associated with attending board meetings and each non-employee director receives an annual retainer fee of $15,000, paid on a quarterly basis, plus $3,500 for each board or committee meeting attended that lasts four or more hours and $1,500 for each board or committee meeting attended that lasts less than four hours.

Board Committees

Audit Committee

The audit committee of our board of directors consists of Messrs. Edelstein and Finocchio and Dr. Shoven. Our audit committee:

•	oversees our accounting and financial reporting processes and audits of our financial statements;

•	assists the Board in oversight and monitoring of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	prepares the report that the rules of the Securities and Exchange Commission require that we include in our annual proxy statement;

•	provides the Board with the results of its monitoring and recommendations derived therefrom; and

•	provides the Board such additional information and materials as necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake such other duties and responsibilities as the board of directors may from time to time prescribe.

Compensation Committee

The compensation committee of our board of directors consists of Mr. Edelstein, Mr. Gassée and Dr. Shoven. Our compensation committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The compensation committee also is responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Governance Committee

The nominating and governance committee of our board of directors consists of Mr. Benhamou, Mr. Edelstein and Dr. Shoven. The nominating and governance committee ensures that the board of directors is properly constituted to meet its fiduciary obligations to our stockholders and to us and that we have and follow appropriate governance standards. To carry out its purpose, the nominating and governance committee: (i) assists the board by identifying prospective director nominees and recommends to the board the director nominees for the next annual meeting of stockholders; (ii) develops and recommends to the board the governance principles applicable to us; (iii) oversees the evaluation of the board and management; and (iv) recommends to the board director nominees for each committee.

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Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Furthermore, none of our executive officers serves as a director of any entity that has one or more executive officers serving as a member of our compensation committee.

Limitations on Directors’ Liability and Indemnification

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation provides that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We will enter into agreements to indemnify our directors and executive officers. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and certain expenses, including attorneys’ fees incurred by the director or executive officer, in any action or proceeding, including any action by or in our right, arising out of the person’s services as a director or executive officer of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limited liability and indemnification provisions that are contained in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

Other than the matters described in the section titled “PalmSource Business—Legal Proceedings” there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification by us.

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Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to PalmSource in all capacities during the years ended May 31, 2003, 2002 and 2001 for: (i) our chief executive officer; (ii) certain of our other executive officers who, based on compensation from PalmSource, were the most highly compensated for the fiscal year ended May 31, 2003; and (iii) one additional individual who would have been included as a highly compensated officer for the fiscal year ended May 31, 2003, but for the fact such individual was not serving as our executive officer as of May 31, 2003. Collectively we refer to these individuals as our “named executive officers.”

Name and Principal Position	Annual Compensation			Long-Term Compensation Restricted Stock Awards		Long-Term Compensation Securities Underlying Palm Options	Long-Term Compensation Securities Underlying PalmSource Options	All Other Compensation
	Year	Salary	Bonus
David C. Nagel, President and	2003	$619,999	$100,000	—		—	—	—
Chief Executive Officer	2002	432,213	100,000	$425,850	(1)	—	780,000	—
	2001	—	—	—		—	—	—

Lamar Potts, Vice President of	2003	206,250	74,500	—		1,250	—	—
Worldwide Licensing and	2002	—	—	—		—	—	—
Sales	2001	—	—	—		—	—	—

Gabriele R. Schindler, Senior	2003	274,999	128,400	—		—	—	—
Vice President of Worldwide	2002	—	—	—		3,750	120,000	—
Marketing	2001	—	—	—		—	—	—
Albert J. Wood, Chief	2003	153,645	50,000	—		—	—	—
Financial Officer and	2002	—	—	—		—	—	—
Treasurer	2001	—	—	—		—	—	—
Doreen S. Yochum, Chief	2003	310,000	124,000	—		—	—	—
Administrative Officer and	2002	105,023	200,000	—		2,500	120,000	—
Secretary	2001	—	—	—		—	—	—
Steve Sakoman, former Chief	2003	206,250	—	—		—	—	—
Products Officer(2)	2002	161,457	100,000	$130,268	(3)	7,500	120,000	—
	2001	—	—	—		—	—	—

(1)	Consists of 7,500 shares of restricted stock of Palm granted to Mr. Nagel on September 14, 2001, which had a fair market value, net of the purchase price, of $425,850 as of such date. As of May 31, 2003, the end of our last completed fiscal year, Mr. Nagel’s 7,500 shares of restricted stock of Palm (2,500 of which were still subject to a repurchase right on Palm’s behalf), were worth $89,850. In Mr. Nagel’s offer letter, Palm guaranteed that the fair market value of these 7,500 shares of Palm common stock would be $2.0 million at September 1, 2003. If on September 1, 2003, the fair market value is less than $2.0 million, Mr. Nagel will receive a cash payment from us on September 15, 2003 equal to the difference between $2.0 million and the fair market value of 7,500 shares of Palm common stock.
(2)	Mr. Sakoman’s employment with PalmSource terminated as of February 7, 2003.
(3)	Consists of an aggregate of 1,875 shares of restricted stock of Palm granted to Mr. Sakoman in the fiscal year ended May 31 2002, which had a fair market value, net of the purchase price, of $130,268 as of the date of the grants. As of May 31, 2003, the end of our last completed fiscal year, Mr. Sakoman was no longer a PalmSource employee and 1,037 of his 1,875 shares of Palm restricted stock had been repurchased by Palm.

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Grants of Stock Options

Palm Stock Option Grants

The following table sets forth for each of the Named Executive Officers certain information concerning Palm stock options granted during the year ended May 31, 2003. See the section titled “—Treatment of Palm Options” for an explanation of how Palm options will be treated following the distribution date.

Name	Number of Shares of Palm Common Stock Underlying Options Granted(1)	Percent of Total Options Granted to PalmSource Employees in fiscal year 2003(2)	Exercise Price Per Share(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Palm Stock Price Appreciation for Option Term(4)
					5%	10%
David C. Nagel	—	—	—	—	—	—
Lamar Potts(5)	1,250	*	$32.00	7/5/12	$25,256	$63,750
Gabriele R. Schindler	—	—	—	—	—	—
Albert J. Wood	—	—	—	—	—	—
Doreen S. Yochum	—	—	—	—	—	—
Steve Sakoman	—	—	—	—	—	—

*	Represents holdings of less than 1%
(1)	The above listed option is subject to the terms of Palm’s 1999 Stock Plan and is exercisable only as it vests.
(2)	Based on a total of options to purchase 2,611,306 shares granted to Palm employees in fiscal year 2003.
(3)	All Palm options were granted at an exercise price equal to the fair market value of Palm’s common stock on the date of grant.
(4)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent Palm’s estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of Palm’s common stock, overall market conditions and the option holders’ continued employment through the vesting period.
(5)	This option was granted to Mr. Potts on July 5, 2002. This option commenced vesting on the date of grant and will become exercisable as to twenty-five percent of the shares subject to the option on the first anniversary of the date of grant. The remaining shares subject to the option vest and become exercisable in equal monthly increments over three years thereafter.

PalmSource Stock Option Grants

PalmSource did not grant any stock options during the year ended May 31, 2003.

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Exercises of Stock Options

Exercises of Palm Stock Options

The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options for the purchase of Palm common stock in the last fiscal year and the year-end value of unexercised options for the purchase of Palm common stock as of May 31, 2003:

Name	Palm Shares Acquired on Exercise	Value Realized	Palm Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money Palm Options at Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Nagel	—	—	—	—	—	—
Lamar Potts	—	—	—	1,250	—	—
Gabriele R. Schindler	—	—	1,016	2,734	—	—
Albert J. Wood	—	—	—	—	—	—
Doreen S. Yochum	—	—	833	1,667	—	—
Steve Sakoman(2)	—	—	—	—	—	—

(1)	Based on a fair market value of $11.98 per share as of May 31, 2003, the closing sale price per share of Palm’s common stock on that date as reported on the Nasdaq National Market.
(2)	Mr. Sakoman’s employment with PalmSource terminated as of February 7, 2003 and his options were no longer exercisable as of May 31, 2003.

Exercise of PalmSource Stock Options

The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options for the purchase of PalmSource common stock in the last fiscal year and the year-end value of unexercised options for the purchase of PalmSource common stock as of May 31, 2003:

Name	PalmSource Shares Acquired on Exercise	Value Realized	PalmSource Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money PalmSource Options at Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Nagel	—	—	325,000	455,000	—	—
Lamar Potts	—	—	—	—	—	—
Gabriele R. Schindler	—	—	32,500	87,500	—	—
Albert J. Wood	—	—	—	—	—	—
Doreen S. Yochum	—	—	40,000	80,000	—	—
Steve Sakoman(1)	—	—	—	—	—	—

(1)	Mr. Sakoman’s employment with PalmSource terminated as of February 7, 2003 and his options were no longer exercisable as of May 31, 2003.

Employment and Change of Control Arrangements

David C. Nagel serves as our President and Chief Executive Officer and as a member of our board of directors.

•

Under the terms of his employment arrangement, Mr. Nagel’s annual base compensation is $620,000 and he is eligible for a cash bonus pursuant to our discretionary bonus plan. Mr. Nagel received two separate stock option grants to purchase an aggregate of 780,000 shares of our common stock with an exercise price per share equal to $40.00. The option to purchase up to 195,000 shares became fully vested on September 14, 2002. The option to purchase up to 585,000 shares vests in equal monthly installments beginning on May 9, 2002 and will become fully vested on September 14, 2005. In addition, on September 14, 2001, Mr. Nagel received two restricted stock grants for an aggregate of 7,500 shares of Palm common stock. The first restricted stock grant of 2,500 shares cliff vests two years after the date of grant and may vest earlier upon the achievement of certain performance objectives. The second restricted stock grant of 5,000 shares vests annually at the rate of 50% per year. If, on the date two years after Mr. Nagel’s employment start date, the total fair market value of the

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7,500 shares of restricted stock is less than $2.0 million, then Mr. Nagel will receive a cash payment on September 15, 2003, equal to the difference between the $2.0 million and the fair market value of the 7,500 shares. Finally, Mr. Nagel received a sign-on/retention bonus of $200,000 payable over 18 months, subject to his continued employment on the relevant payment dates.

•	Mr. Nagel has executed a Management Retention Agreement which provides that, in the event a change of control occurs and within twelve months Mr. Nagel is terminated involuntarily by us or he voluntarily terminates employment with us for good reason, then Mr. Nagel is entitled to receive (i) 100% of his annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Mr. Nagel and his dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Mr. Nagel’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Mr. Nagel. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Nagel will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Mr. Nagel.

•	Mr. Nagel has severance provisions in his offer letter, which provide that, in the event that Mr. Nagel is involuntarily terminated without cause or he resigns for good reason, he will be entitled to receive a severance payment equal to: (i) 200% of his then current annual salary and bonus, (ii) his then current annual bonus calculated at 100% of target in a lump sum, (iii) acceleration of the vesting of his PalmSource stock option grant and his restricted stock grants as if he had continued as an employee for two additional years following the date of termination, (iv) continued payment of all medical, dental and related benefits for two years following the date of termination, and (v) any required cash payment if the restricted stock grants are less than $2.0 million on the date of termination, and such amount has not been paid.

Mr. Limp is our Senior Vice President of Corporate and Business Development.

•	Under the terms of his employment arrangement, Mr. Limp’s annual base compensation is $300,000 and he is eligible for a discretionary bonus of up to 50% of his base salary. Mr. Limp was promised a stock option grant to purchase up to 126,600 shares of our common stock with an exercise price per share equal to the fair market value on the grant date. This option is subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter. Mr. Limp also was promised a restricted stock grant of 2,600 shares of PalmSource common stock at a per share purchase price of $0.001 on the first business day following 30 days after the closing of the transaction. This restricted stock grant is subject to two year vesting with 50% of the shares vesting each year.

•

Mr. Limp has executed a Management Retention Agreement which provides that, in the event a change of control occurs and within 12 months Mr. Limp is terminated involuntarily by us or he voluntarily terminates employment with us for good reason, then Mr. Limp is entitled to receive (i) 100% of his annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Mr. Limp and his dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Mr. Limp’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Mr. Limp. In addition, the Management Retention Agreement provides that if the severance and

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other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Limp will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Mr. Limp.

•	Mr. Limp executed a Severance Agreement which provides that, in the event Mr. Limp is terminated by us for a reason other than cause, death or disability or he voluntarily terminates employment with us for good reason, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement, equal to: (i) a lump sum payment equal to Mr. Limp’s annual base salary, (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination, (iii) lapsing of 50% of our repurchase right on the date of termination as to any shares of restricted stock that Mr. Limp holds, (iv) payment of COBRA benefits premiums for a period of time equal to one year, and (iv) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Limp.

Mr. Potts is our Vice President of Worldwide Licensing and Sales.

•	Under the terms of his employment arrangement, Mr. Potts’ annual base compensation is $225,000 and he is eligible for a discretionary bonus of up to 20% of his base salary and a special sales-based incentive bonus of up to 33% of his base salary. Mr. Potts also received a $25,000 sign-on bonus, which was paid within 30 days of his employment commencement date. In addition, Mr. Potts was promised a stock option grant to purchase up to 22,000 shares of our common stock. Mr. Potts also received a stock option grant to purchase up to 1,250 shares of Palm common stock with an exercise price per share equal to $32.00. Both options are subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter.

•	Mr. Potts has executed a Management Retention Agreement which provides that, in the event a change of control occurs and within twelve months Mr. Potts is terminated involuntarily by us or he voluntarily terminates employment with us for good reason, then Mr. Potts is entitled to receive: (i) 100% of his annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Mr. Potts and his dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Mr. Potts’ target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Mr. Potts. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Potts will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Mr. Potts.

•	Mr. Potts executed a Severance Agreement with Palm that we are assuming and which provides that, in the event Mr. Potts is terminated by us for a reason other than cause, death or disability or he voluntarily terminates employment with us for good reason, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement, equal to (i) a lump sum payment equal to Mr. Potts’ annual base salary prorated for the period of time equal to six months plus one week for each full year of employment completed up to a maximum of twelve months, (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the six-month period commencing on the date of termination, (iii) payment of COBRA benefits premiums for a period of time equal to six months plus one week for each full year of employment completed, and (iv) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Potts.

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Ms. Schindler serves as our Senior Vice President of Worldwide Marketing.

•	Under the terms of her employment arrangement, Ms. Schindler’s annual base compensation is $275,000 and she is eligible for a bonus pursuant to our discretionary bonus plan. Ms. Schindler also received a $100,000 sign-on/retention bonus, $50,000 of which was paid within 30 days of her employment commencement date and the remainder of which was paid on June 30, 2002. Ms. Schindler also received a stock option grant to purchase up to 120,000 shares of our common stock with an exercise price per share equal to $40.00. In addition, Ms. Schindler received a stock option grant to purchase up to 3,750 shares of Palm common stock with an exercise price per share equal to $71.20. Both options are subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter.

•	Ms. Schindler has executed a Management Retention Agreement with Palm that we are assuming and which provides that, in the event a change of control occurs and within twelve months Ms. Schindler is terminated involuntarily by us or she voluntarily terminates employment with us for good reason, then Ms. Schindler is entitled to receive: (i) 100% of her annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Ms. Schindler and her dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Ms. Schindler’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Ms. Schindler. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Ms. Schindler will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Ms. Schindler.

•	Ms. Schindler executed a Severance Agreement with Palm that we are assuming and which provides that, in the event Ms. Schindler is terminated by us for a reason other than cause, death or disability or she voluntarily terminates employment with us for good reason, she is entitled to a severance payment, unless payments are due under her Management Retention Agreement, equal to: (i) a lump sum payment equal to Ms. Schindler’s annual base salary, (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination, (iii) lapsing of 50% of our repurchase right on the date of termination as to any shares of restricted stock that Ms. Schindler holds, (iv) payment of COBRA benefits premiums for a period of time equal to one year, and (iv) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Ms. Schindler.

Mr. Slotnick is our Chief Products Officer.

•	Under the terms of his employment arrangement, Mr. Slotnick’s annual base compensation is $240,000 and he is eligible for a discretionary bonus of up to 50% of his base salary. Mr. Slotnick was promised a stock option grant to purchase up to 126,600 shares of our common stock with an exercise price per share equal to the fair market value on the grant date. This option is subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter.

•

Mr. Slotnick has executed a Management Retention Agreement which provides that, in the event a change of control occurs and within twelve months Mr. Slotnick is terminated involuntarily by us or he voluntarily terminates employment with us for good reason, then Mr. Slotnick is entitled to receive: (i) 100% of his annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Mr. Slotnick and his dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Mr. Slotnick’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the

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fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Mr. Slotnick. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Slotnick will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Mr. Slotnick.

•	Mr. Slotnick executed a Severance Agreement which provides that, in the event Mr. Slotnick is terminated by us for a reason other than cause, death or disability or he voluntarily terminates employment with us for good reason, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement, equal to: (i) a lump sum payment equal to Mr. Slotnick’s annual base salary, (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination, (iii) lapsing of 50% of our repurchase right on the date of termination as to any shares of restricted stock that Mr. Slotnick holds, (iv) payment of COBRA benefits premiums for a period of time equal to one year, and (iv) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Slotnick.

Albert J. Wood is our Chief Financial Officer and Treasurer.

•	Under the terms of his employment agreement, Mr. Wood’s annual base compensation is $250,000 and he is eligible for a bonus pursuant to our discretionary bonus plan. Mr. Wood also was promised a stock option grant to purchase up to 60,000 shares of our common stock with an exercise price per share equal to $30.00. The option is subject to four year vesting with 25% of the shares vesting after the first year and monthly vesting thereafter, beginning on October 21, 2002.

•	Mr. Wood has executed a Management Retention Agreement which provides that, in the event a change of control occurs and within 12 months Mr. Wood is terminated involuntarily by us or he voluntarily terminates employment with us for good reason, then Mr. Wood is entitled to receive: (i) 100% of his annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Mr. Wood and his dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Mr. Wood’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Mr. Wood. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Wood will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Mr. Wood.

•	Mr. Wood executed a Severance Agreement which provides that, in the event Mr. Wood is terminated by us for a reason other than cause, death or disability or he voluntarily terminates employment with us for good reason, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement, equal to: (i) 100% of his annual base salary, (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination, (iii) termination of the right to repurchase all shares and vesting of 50% of certain shares of stock that remain subject to a right of repurchase, and (iv) payment of COBRA benefits premiums for one year.

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Doreen S. Yochum serves as our Chief Administrative Officer and Secretary.

•	Under the terms of her employment arrangement, Ms. Yochum’s annual base compensation is $310,000 and she is eligible for a bonus pursuant to our discretionary bonus plan. Ms. Yochum also received payments of up to $170,000 for relocation services and benefits and $200,000 to assist in the purchase of a home, a pro-rata amount of which must be repaid in the event she terminates her employment within a specified period of time. Ms. Yochum also received a stock option grant to purchase up to 120,000 shares of our common stock with an exercise price per share equal to $40.00. In addition, Ms. Yochum received a stock option grant to purchase up to 2,500 shares of Palm common stock with an exercise price per share equal to $78.00. Both options are subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter.

•	Ms. Yochum has executed a Management Retention Agreement with Palm that we are assuming and which provides that, in the event that a change of control occurs and within 12 months Ms. Yochum is terminated involuntarily by us or she voluntarily terminates employment with us for good reason, then Ms. Yochum is entitled to receive: (i) 100% of her annual compensation, (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which Ms. Yochum and her dependents become covered under another employer’s comparable plans, (iii) 100% of the higher of Ms. Yochum’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by Ms. Yochum. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Ms. Yochum will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to Ms. Yochum.

•	Ms. Yochum executed a Severance Agreement with Palm that we are assuming and which provides that, in the event Ms. Yochum is terminated by us for a reason other than cause, death or disability or she voluntarily terminates employment with us for good reason, she is entitled to a severance payment, unless payments are due under her Management Retention Agreement, equal to: (i) 100% of her annual base salary, (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination, (iii) termination of the right to repurchase all shares and vesting of 50% of certain shares of stock that remain subject to a right of repurchase, (iv) payment of COBRA benefits premiums for one year, and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Ms. Yochum.

Option Exchange Program

In connection with the transaction, PalmSource has offered certain of its key executives the opportunity to exchange outstanding stock option grants for new grants of (i) nonstatutory stock options and (ii) restricted stock. The following table shows, for each eligible key executive, the current outstanding stock option grant that must be tendered if the executive wishes to receive the replacement grant and the size of the replacement stock option and restricted stock grant.

Executive	Outstanding Options	New Shares of Restricted Stock	New Options
David C. Nagel	780,000	536,890	523,563
Gabriele R. Schindler	120,000	68,057	90,007
Doreen S. Yochum	120,000	72,088	83,809
Albert Chu	22,000	12,455	16,535

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Grant Date.    New options will be granted on the later of: (i) the first business day that is at least six months and one day after outstanding stock option grants are cancelled and (ii) any business day, in PalmSource’s sole discretion, within 30 days of the transaction. Notwithstanding the foregoing, new options will be granted no later than July 1, 2005. New shares of restricted stock will be granted immediately following the cancellation of outstanding stock option grants (the “new restricted stock grant date”).

Exercise and Purchase Price.    The per-share exercise price for new options will be the fair market value of a share of PalmSource common stock on the date of grant. The purchase price for a share of restricted stock will be the par value of a share of PalmSource common stock on the date of grant.

Vesting Schedule.    Each new restricted stock award will vest as to: (i) 50% of the shares on the first anniversary following the grant date, and (ii) 50% of the shares on the second anniversary following the grant date. Each new option grant will vest monthly over two years following the date of grant.

Waiver Grants

In connection with the transaction, PalmSource has offered certain of its key executives the opportunity to waive their rights to promised stock option grants for new grants of: (i) nonstatutory stock options and (ii) restricted stock. The following table shows, for each eligible key executive, the promised option grant that must be waived if such executive wishes to receive the replacement grant and the size of the replacement stock option and restricted stock grant.

Executive	Promised Option Grant	New Shares of Restricted Stock	New Options
David A. Limp	126,600	41,583	130,709
Lamar Potts	22,000	31,291	49,212
Lawrence Slotnick	126,600	41,583	130,709
Albert J. Wood	60,000	55,843	108,785

Grant Date.    New options will be granted on the earlier of: (i) any business day, in PalmSource’s sole discretion, within 30 days of the transaction, and (ii) July 1, 2005. New shares of restricted stock will be granted on the new restricted stock grant date.

Exercise and Purchase Price.    The per-share exercise price for new options will be the fair market value of a share of PalmSource common stock on the date of grant. The purchase price for a share of restricted stock will be the par value of a share of PalmSource common stock on the date of grant.

Vesting Schedule.    Each new restricted stock award will vest as to: (i) 50% of the shares on the first anniversary following the grant date, and (ii) 50% of the shares on the second anniversary following the grant date. Each new option will vest monthly from the date of grant over the time period specified in the following table:

Executive	Vesting Time
David A. Limp	4 years
Lamar Potts	3 years
Larry Slotnick	4 years
Albert J. Wood	3 years

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Executive Restricted Stock Bonus Grants

In connection with the transaction, PalmSource is granting certain of its key executives shares of bonus restricted stock. The following table shows, for each key executive, the number of shares granted.

Executive	Shares
David A. Limp	13,000
Lamar Potts	7,425
Gabriele R. Schindler	13,750
Lawrence Slotnick	11,000
Albert J. Wood	12,500
Doreen S. Yochum	15,500

Grant Date.    Shares of bonus restricted stock will be granted on the new restricted stock grant date.

Purchase Price.    The purchase price for a share of bonus restricted stock will be the par value of a share of PalmSource common stock on the date of grant.

Vesting Schedule.    Each bonus restricted stock grant will vest as to: (i) 50% of the shares on the first anniversary following the grant date, and (ii) 50% of the shares on the second anniversary following the grant date.

Other Information.    Messrs. Limp and Slotnick were promised these grants in connection with the commencement of their employment with the Company. In exchange for their restricted stock bonus grants, Messrs. Limp and Slotnick will be required to waive all additional rights they have to receive a grant of restricted stock in connection with the commencement of their employment.

Treatment of Palm Options

A number of PalmSource employees hold options to purchase shares of Palm common stock pursuant to the Palm option plans. Following the distribution, we do not intend to assume these options or convert the Palm options into options to purchase PalmSource common stock. Accordingly, as a general matter, the PalmSource employees will have 90 days following the distribution date to exercise their vested options to purchase Palm common stock following which time such options will terminate.

Employee Plans

2001 Stock Plan

The 2001 Stock Plan was adopted by our board of directors on April 26, 2002 and approved by our stockholders on May 9, 2002. After the distribution we will not grant any awards from the 2001 Stock Plan. Our 2001 Stock Plan permits the grant of incentive stock options to our employees, including officers and employee directors, and the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 2,000,000 shares of our common stock have been reserved for issuance under the 2001 Stock Plan. In addition, unpurchased shares attributable to options or stock purchase rights granted under the 2001 Stock Plan that become unexercisable or expire, as well as unvested shares that are repurchased at their original cost, shall become available for future grant.

Administration of the 2001 Stock Plan.    The administrator, which is either our board of directors or a committee of the board, administers the 2001 Stock Plan. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares of our common stock subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise of the options.

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Options.    The administrator determines the exercise price of options granted under the 2001 Stock Plan. The exercise price of incentive stock options must be at least 100% of the fair market value of our common stock on the grant date, except that with respect to any optionee who owns more than 10% of the voting power of all classes of our outstanding stock, the exercise price must be at least 110% of the fair market value of our common stock on the grant date. The exercise price of nonstatutory options must be at least 85% of the fair market value of our common stock on the grant date, except with respect to any optionee who owns more than 10% of the voting power of all classes of our outstanding stock, the exercise price must be at least 110% of the fair market value of our common stock on the grant date. The term of an option may not exceed ten years, except that with respect to any optionee who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years.

After an optionee’s termination of employment or service, an optionee may exercise his or her option (to the extent then exercisable) for the period of time stated in the applicable option agreement. However, an option may never be exercised later than the expiration of its original term.

Stock Purchase Rights.    The administrator determines the exercise price of stock purchase rights granted under our 2001 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

Transferability of Options and Stock Purchase Rights.    Our 2001 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

Adjustments upon Merger or Change of Control.    In the event of our merger with or into another corporation or a change of control, the successor corporation may assume or substitute an equivalent award for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Amendment and Termination of Our 2001 Stock Plan.    Our board of directors has the authority to amend, suspend or terminate the 2001 Stock Plan, provided it does not adversely affect any option previously granted under the 2001 Stock Plan.

2003 Equity Incentive Plan

Our board of directors adopted our 2003 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan,” on June 30, 2003 and our stockholders approved the Equity Incentive Plan on                     , 2003. The Equity Incentive Plan will become effective on August 1, 2003. The Equity Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) performance units; and (v) performance shares, which we refer to individually as an “Award.”

Number of Shares of Common Stock Available Under the Equity Incentive Plan.    We have reserved a total of 3,626,294 shares of our common stock for grant under the Equity Incentive Plan, which total includes shares that have been reserved but not granted pursuant to options under our 2001 Stock Plan and any shares returned to our 2001 Stock Plan as a result of the termination of options or the repurchase of unvested shares issued under the 2001 Stock Plan. In addition, the Equity Incentive Plan provides for annual increases in the number of shares

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available for grant on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 5% of the outstanding shares of common stock on the immediately preceding date; (ii) 1,000,000 shares; or (iii) another amount as our board of directors may determine. If an Award granted under the Equity Incentive Plan expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will become available for future grants under our Equity Incentive Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, including a merger or change in control, our board of directors or the Compensation Committee of our board of directors, which we collectively refer to as the “Administrator,” has discretion to adjust the number of shares available under the Equity Incentive Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Administration of the Equity Incentive Plan.    The Administrator administers the Equity Incentive Plan. Members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Code. Subject to the terms of the Equity Incentive Plan, the Administrator has sole discretion to select the employees, directors and consultants who will receive Awards, determine the terms and conditions of Awards and interpret the provisions of the Equity Incentive Plan for outstanding Awards.

Options.    The Administrator may grant nonqualified stock options and incentive stock options under the Equity Incentive Plan. The number of shares covered by each option will be determined by the Administrator, but no participant may be granted options covering more than 600,000 shares during any of our fiscal years. The Administrator determines the exercise price of options granted under the Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock, must be at least 110% of the fair market value of our common stock on the grant date.

The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years. Nonstatutory options generally terminate on the earlier of: (i) the date set forth in the option agreement; or (ii) ten years from the date of grant.

After termination of one of our employees, he or she may exercise his or her option for the period of time stated in the option agreement to the extent vested. If no such period of time is so stated, such employee may exercise his or her option for three months following his or her termination. However, in no event may an option be exercised later than the expiration of its term.

Automatic Option Grants to Outside Directors.    Our non-employee directors will receive annual, automatic, non-discretionary grants of nonqualified stock options. Each new non-employee director will receive an option to purchase 20,000 shares on the date he or she first becomes a non-employee director. Each non-employee director also will receive an option to purchase 10,000 shares on the last business day of each subsequent fiscal year, provided that he or she has served as a non-employee director for the entire preceding fiscal year.

The exercise price for each option granted to a non-employee director pursuant to the automatic grant provision is equal to 100% of the fair market value of the shares covered by the option on the date of grant. The option granted to a non-employee director when he or she first becomes a non-employee director vests in four equal annual installments, commencing on the first anniversary of the grant date. All options granted thereafter to the non-employee director pursuant to the automatic grant provision become 100% vested on the first anniversary of the applicable grant date. Generally, when a participant ceases to be an outside director (other than due to death) all of the participant’s unexercisable options shall terminate. Upon an outside director’s death, all of the participant’s options shall vest.

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Options granted to non-employee directors generally expire no later than 10 years after the date of grant. If a non-employee director terminates his or her service on the board prior to an option’s normal expiration date, the period of exercisability varies, depending on the reason for the termination. However, the option may not be exercised later than the original expiration date (except in the cases of death, in which case the non-employee director’s option would remain exercisable for one year after the date of death).

Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or in shares of our common stock. Stock appreciation rights become exercisable at the times and on the terms established by the Administrator. During any of our fiscal years, no participant may be granted stock appreciation rights covering more than 200,000 shares during any fiscal year.

Restricted Stock.    Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Administrator. The number of shares of restricted stock granted to any employee will be determined by the Administrator, but during any of our fiscal years, no participant may be granted more than 600,000 shares of restricted stock. The Administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Unvested shares are subject to our right of repurchase or forfeiture.

Performance Units, Performance Shares.    Performance units and performance shares are Awards that will result in a payment to a participant only if performance goals established by the Administrator are achieved or the Awards otherwise vest. The Administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any of our fiscal years, no participant may receive performance units with an initial value greater than $1,000,000 and no participant shall receive more than 200,000 performance shares. Performance units shall have an initial dollar value established by the Administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of a share of our common stock on the grant date.

Transferability of Awards.    Our Equity Incentive Plan generally does not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally shall be available during a participant’s lifetime only to the participant.

Amendment and Termination of the Equity Incentive Plan.    The Administrator has the authority to amend, suspend or terminate our Equity Incentive Plan, provided it does not alter or impair any rights or obligations under any Award previously granted under our Equity Incentive Plan. Our Equity Incentive Plan shall terminate on the earlier of July 31, 2013 or ten years following the date the 2003 Equity Incentive Plan is approved by our stockholders.

Employee Stock Purchase Plan

Our board of directors adopted the Employee Stock Purchase Plan, which we refer to as the “ESPP,” on June 30, 2003 and our stockholders approved the ESPP on                     , 2003. The ESPP provides eligible employees, including employees of participating subsidiaries, with the opportunity to purchase shares of our common stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Eligibility.    Most of our employees and employees of participating subsidiaries are eligible to participate in the ESPP. However, an employee is not eligible to participate if: (i) he or she has the right to acquire five percent or more of the voting power or value of our stock or the stock of any of our subsidiaries; or (ii) he or she is normally scheduled to work no more than 20 hours per week or five months per calendar year. Also, the Administration or other committee appointed by the board of directors to administer the ESPP, which we refer to

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as the “Committee,” has discretion to exclude: (i) employees who have worked for less than two years; and (ii) officers or other highly compensated employees.

Number of Shares of Common Stock Available Under the ESPP.    We have reserved a total of 400,000 shares of common stock for issuance pursuant to the ESPP. In addition, our ESPP provides for annual increases in the number of shares available for grant on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 180,000 shares; (ii) 1.5% of the outstanding common stock on the immediately preceding date; or (iii) an amount determined by our board of directors. Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split, reorganization or other change in our corporate structure affecting our shares, the Committee may adjust the number, kind and purchase price of the shares available for purchase under the ESPP and the formula for adding shares to the ESPP to prevent dilution or enlargement of the benefits intended to be provided under the ESPP.

Administration, Amendment and Termination.    The Committee administers the ESPP. The members of the Committee serve at the pleasure of the board of directors. Subject to the terms of the ESPP, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The Committee may delegate one or more of functions of the Committee under the ESPP.

Enrollment and Contributions.    Eligible employees voluntarily elect whether or not to enroll in the ESPP. Employees join for an option period of six months, unless the Committee sets a longer or shorter period of time. Employees who have joined the ESPP automatically are re-enrolled for additional rolling six-month periods; provided, however, that an employee may cancel his or her participation at any time. Employees contribute to the ESPP through payroll deductions. Participating employees generally may contribute from 1% to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the option periods (but in no event may any enrollment period exceed 27 months). After an option period has begun, an employee may not increase or decrease his or her contribution percentage, unless the Committee provides otherwise.

Purchase of Shares.    On the last business day of each six-month option period, we use each participating employee’s payroll deductions to purchase shares of our common stock for the employee. The price of the shares purchased will be 85% of the lower of: (i) the stock’s market value on the first day of the option period; or (ii) the stock market’s value on the last day of the option period. Market value for this purpose means the closing price of our common stock on the Nasdaq National Market for the day in question. However, on any purchase date, no employee may purchase more than 800 shares of stock. The Committee has discretion to change this limit without a formal amendment to the ESPP. Also, in any single calendar year, no employee may purchase more than $25,000 of common stock (based on the fair market value on the applicable enrollment date(s)).

Termination of Participation.    Participation in the ESPP terminates when a participating employee’s employment with us or any participating subsidiary ceases for any reason, the employee withdraws from the ESPP, or we terminate or amend the ESPP such that the employee no longer is eligible to participate.

Amendment and Termination of the ESPP.    The Committee or our board of directors may amend or terminate the ESPP at any time and for any reason. However, as required by Section 423 of the Code, our stockholders must approve certain material amendments.

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CERTAIN TRANSACTIONS

Relationship with Sony

Software License Agreement

Effective as of November 12, 1999, Palm and Sony entered into a software license agreement, as amended, under which Sony receives a royalty-bearing license to use Palm OS in Sony’s handheld computing products. The license was assigned to us as part of the separation and, effective October 7, 2002, we entered into Amendment No. 6 to the License Agreement with Sony, which we refer to as “Amendment No. 6.” Under Amendment No. 6, Sony may examine and make specified types of modifications to the source code for Palm OS, subject to our compatibility and certification requirements for Palm OS. Amendment No. 6 also provides terms under which we receive ownership of modifications made by Sony and a perpetual, royalty-free license to pre-existing materials incorporated by Sony into Palm OS, with the right to sublicense as part of our products. The term of Amendment No. 6 expires in October 2012.

Business Collaboration Agreement

Effective October 7, 2002, we entered into a business collaboration agreement with Sony under which we and Sony agreed to share certain information regarding ongoing product and development plans and, for a period of at least three years, to establish mutually agreed written co-development plans for potential areas of joint development, with at least one active mutually agreed co-development project at any given time. Under the business collaboration agreement, all co-development will be subject to a definitive written co-development agreement to be mutually agreed by the parties prior to the commencement of the respective project(s), and will provide us with ownership of modifications made by Sony, and a perpetual, royalty-free license to pre-existing materials incorporated by Sony into Palm OS, with the right to sublicense as part of our products. Under the business collaboration agreement, prior to October 7, 2003, we will not engage another licensee of Palm OS as a development partner under a joint development agreement to participate in a co-development program for new versions of Palm OS, where the licensee develops material portions of the source code for the new versions of Palm OS and has the right to access and modify all or substantially all of the source code of Palm OS for the execution of such co-development program. Under the business collaboration agreement, from October 7, 2003 until October 7, 2005, we will not engage more than two development partners meeting the above requirements in addition to Sony and will first offer to discuss new projects with Sony prior to engaging such additional development partners. Sony has agreed that these provisions shall not restrict us from conducting development and other activities in the ordinary course of our business as of the effective date of the business collaboration agreement and as similar activities thereto that may be conducted in the future. The business collaboration agreement expires in October 2012, but may be terminated earlier upon the occurrence of various termination events.

Relationship with Palm

Please see the section titled “The PalmSource Separation” beginning on page 47 for a description of the material agreements between Palm and PalmSource.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2003 by:

•	Each of our executive officers named in the Summary Compensation Table and each of our directors;

•	Each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock; and

•	All directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying stock options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2003 are deemed beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 11,599,632 shares of common stock outstanding on June 30, 2003, assuming full participation in our option exchange program and issuance of the waiver grants and bonus grants discussed above.

Palm currently owns most of our stock, the remainder of which is owned by Sony. To the extent our directors and officers own shares of Palm common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Palm common stock.

Unless otherwise indicated, the address of each of the individuals named below is: c/o PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089.

	Beneficial Ownership Before the Distribution		Beneficial Ownership After the Distribution
Beneficial Owner	Number of Shares	Percent of Total Shares	Number of Shares	Percent of Total Shares
Palm, Inc.	10,000,000	86.2%	0	*
400 N. McCarthy Blvd.
Milpitas, California 95035

Wellington Management Company, LLP	—	—	904,765	8.8%
75 State Street
Boston, Massachusetts 02109

Sony Corporation of America	666,667	5.7%	666,667	5.7%
550 Madison Ave, 33rd Floor
New York, NY 10022

David C. Nagel(1)	536,890	4.6%	536,890	4.6%

Lamar Potts(2)	38,716	*	38,716	*

Gabriele R. Schindler(3)	81,807	*	81,807	*

Albert J. Wood(4)	68,343	*	68,343	*

Doreen S. Yochum(5)	87,588	*	87,588	*

Steve Sakoman	—	*	—	*

Eric A. Benhamou	—	*

Satjiv S. Chahil(6)	9,000	*	9,000	*

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	Beneficial Ownership Before the Distribution		Beneficial Ownership After the Distribution
Beneficial Owner	Number of Shares	Percent of Total Shares	Number of Shares	Percent of Total Shares

P. Howard Edelstein	—	*	—	*

Robert J. Finocchio(6)	9,000	*	9,000	*

Jean-Louis F. Gassée(6)	9,000	*	9,000	*

John B. Shoven, Ph.D.	—	*	—	*

All directors and executive officers as a group (13 persons)(6)	947,510	8.1%	947,510	8.1%

*	Represents holdings of less than 1%
(1)	Includes 536,890 shares subject to repurchase by us as of June 30, 2003.
(2)	Includes 38,716 shares subject to repurchase by us as of June 30, 2003.
(3)	Includes 81,807 shares subject to repurchase by us as of June 30, 2003.
(4)	Includes 68,343 shares subject to repurchase by us as of June 30, 2003.
(5)	Includes 87,588 shares subject to repurchase by us as of June 30, 2003.
(6)	Represents options to purchase 9,000 shares of our common stock exercisable within 60 days of June 30, 2003.
(7)	Includes 920,510 shares subject to repurchase by us as of June 30, 2003.

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DESCRIPTION OF CAPITAL STOCK

General

For purposes of the description of our capital stock, we are assuming that our amended and restated certificate of incorporation, which authorizes the issuance of up to 100.0 million shares of common stock, $0.001 par value per share, and 5.0 million shares of undesignated preferred stock, par value $0.001 per share, and our amended and restated bylaws are each effective. The summary description of our capital stock and other rights are qualified in their entirety by the governing documents attached as exhibits to the registration statement.

As of June 30, 2003, after giving effect to the distribution of PalmSource common stock by Palm and assuming full participation in our option exchange program and issuance of the waiver grants and bonus grants discussed above, 11,599,632 shares of PalmSource common stock were outstanding and held by approximately                      shareholders of record.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the distribution of the common stock by Palm may be entitled, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. Please see “Dividend Policy.”

In the event of a liquidation, dissolution or winding up of PalmSource, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All of the shares of common stock to be distributed by Palm to you are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock, which our board of directors may designate in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5.0 million shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Issuances of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Registration Rights

Pursuant to a registration and information rights agreement, dated October 7, 2002, or the rights agreement, the holder of 666,667 shares of our common stock, Sony, has the right to require us to register those shares under the Securities Act of 1933 or to transfer such rights if certain transfer requirements are met. If we register any of our common stock for our own account or for the account of other stockholders (excluding this registration), the holder of the registrable securities (and its transferee) would be entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

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In addition, subject to limitations in the rights agreement, the holder and its transferee, may require, on two occasions, the first being at least six months after the spin-off, that we use our best efforts to register their shares for public resale, provided that the holders of at least 20% of those shares make the request. Furthermore, the holder of the shares or its transferee may require us to register all or a portion of its registrable securities on Form S-3 when PalmSource is eligible to use such form, provided, among other limitations, that the proposed aggregate price to the public is at least $5,000,000. We will bear all fees, costs and expenses of such registration, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, such shares would become freely tradable, without any restrictions imposed by the Securities Act.

Anti-Takeover Effects of PalmSource’s Certificate, Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation and bylaws, and of Delaware law could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of unsolicited, coercive takeover proposals, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.

We believe that the benefits of increased protection against an unsolicited takeover proposal to acquire us outweigh the disadvantages of discouraging these types of proposals. Among other things, negotiation of such proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certificate of Incorporation

Election and Removal of Directors.    Following the distribution, our board of directors will be divided into three classes with each class serving staggered three-year terms. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. In addition, our directors may only be removed for “cause” which limits the ability of a stockholder or a group of stockholders from removing current directors. “Cause” is not defined in our certificate of incorporation or bylaws.

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Elimination of Stockholder Action by Written Consent.    Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Elimination of Cumulative Voting.    Our certificate of incorporation and bylaws eliminate the right of stockholders to cumulate their votes in the election of directors.

Undesignated Preferred Stock.     The authorization of 5.0 million shares of undesignated preferred stock will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us.

Amendment of certain provisions of our certificate of incorporation or bylaws.    Our certificate of incorporation requires that at least 80% of our outstanding common stock approves amendments to certain provisions of our bylaws and certificate of incorporation.

The provisions in our Bylaws include:

•	the number of authorized directors and term of office for directors;

•	the calling of a special meeting;

•	stockholder notice requirements;

•	the ability of stockholders to act by written consent; and

•	advance notice provisions for stockholder proposals or nominations.

The provisions in our certificate include:

•	classification of our directors;

•	cumulative voting; and

•	elimination of stockholder action by written consent.

Bylaws

Stockholder Meetings.    Our bylaws and certificate of incorporation eliminate the right of stockholders to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                                         .

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to the distribution, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after the distribution. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market following the distribution could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.

Upon completion of the distribution and assuming the issuance of an aggregate of 932,965 shares of restricted common stock pursuant to our option exchange program, waiver grants and bonus grants, we will have 11,599,632 shares of common stock outstanding based upon shares outstanding as of June 30, 2003, assuming no exercise of outstanding options after the distribution. Of these outstanding shares, the 10,000,000 shares distributed by Palm will be freely tradable without restriction under the Securities Act, unless distributed to our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or security holders subject to the lock-up agreements. 666,667 shares of our common stock held by Sony which were outstanding prior to the distribution are subject to a lock-up agreement. Beginning 90 days after the distribution and upon the expiration of the lock-up agreements, the 666,667 shares held by Sony will be available for sale in the public market, subject to compliance with the volume and other limitations of Rule 144.

Assuming: (i) 689,490 shares of restricted common stock are granted to certain of our executives on August 1, 2003 pursuant to our option exchange program, (ii) 170,300 shares of restricted common stock are granted to certain of our executives on August 1, 2003 pursuant to waiver grants discussed above, (iii) options underlying 713,914 shares of our common stock are granted to certain of our executives on February 1, 2004 pursuant to our option exchange program, (iv) options underlying 419,415 shares of our common stock are granted to certain of our executives on November 1, 2003 pursuant to waiver grants, (v) 73,175 shares of restricted common stock are granted to certain of our executives on November 1, 2003 as bonus grants and (vi) options underlying 130,000 shares of our common stock are granted to certain of our non-employee directors on November 1, 2003, the following shares of common stock could be sold in the market on the following dates:

•	344,745 shares on August 1, 2004;

•	85,150 shares on August 1, 2004;

•	29,746 shares each month beginning on March 1, 2004;

•	9,835 shares each month beginning on November 1, 2003;

•	36,588 shares as of November 1, 2004; and

•	32,500 shares on November 1, 2004.

Rules 144 and 701

In general, under Rule 144 as currently in effect, beginning 90 days after the date of the distribution, a person who has beneficially owned shares of our common stock for at least one year including the holding period of any prior owner, except an affiliate of PalmSource, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding which will equal approximately 115,996 shares immediately after the distribution; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have

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been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner, except an affiliate of PalmSource, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions. Any employee, officer, director or consultant who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of the distribution before selling such shares. As of June 30, 2003, no holders of options will be eligible to sell their shares pursuant to Rule 701 or pursuant to registration on Form S-8.

Stock Options

Following the effectiveness of this registration statement, we will file a registration statement on Form S-8 registering shares of common stock subject to outstanding options and reserved for future issuance under our stock plans. As of June 30, 2003, assuming full participation in our option exchange program, options to purchase a total of 27,000 shares were outstanding. In addition, a total of 2,693,329 shares were reserved for future issuance under our 2001 Stock Plan, 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan. Common stock issued upon exercise of outstanding vested options or issued under our 2003 Employee Stock Purchase Plan, other than common stock issued to affiliates are available for immediate resale in the open market.

Registration Rights

Beginning 90 days after the date of the distribution, holders of 666,667 shares of common stock will be entitled to certain demand registration rights for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, immediately upon the effectiveness of such registration.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock being distributed to the Palm stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. This prospectus contains a summary of the material terms of contracts or other documents that were filed as exhibits to the registration statement. Statements contained in this prospectus about the contents of any of these contracts or any other documents are not necessarily complete. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. The Securities and Exchange Commission maintains a website that contains reports, proxies and prospectuses and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is http://www.sec.gov.

After the distribution, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the requirements of the Securities Exchange Act, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the shares of PalmSource common stock distributed in connection with this prospectus and certain federal tax consequences of the PalmSource distribution.

EXPERTS

The combined and consolidated financial statements of PalmSource, Inc. (a wholly owned subsidiary of Palm, Inc.) and its subsidiaries as of May 31, 2002 and 2001 and for each of the three years in the period ended May 31, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the basis of presentation of the PalmSource, Inc. combined and consolidated financial statements as described in Note 1 to such financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of WeSync.com, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of peanutpress.com, Inc. as of December 31, 1999 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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The financial statements of peanutpress.com, Inc. as of December 31, 2000 and for the period from January 1, 2000 to February 21, 2000 and for the period from February 22, 2000 to December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Be Incorporated as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Be Incorporated’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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PALMSOURCE, INC.

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS,

PRO FORMA COMBINED FINANCIAL STATEMENTS AND FINANCIAL STATEMENTS OF ACQUIRED COMPANIES/SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of PalmSource, Inc.:

In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of operations, of stockholders’ equity / net investment (deficit) and of cash flows present fairly, in all material respects, the financial position of PalmSource, Inc. (a wholly owned subsidiary of Palm, Inc.) and its subsidiaries at May 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company was historically integrated with the businesses of Palm, Inc. and, consequently, as indicated in Note 1, the combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm Inc. and reflect significant assumptions and allocations. Accordingly, the combined and consolidated financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone Company.

As discussed in Note 2, effective June 1, 2001, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/    PricewaterhouseCoopers LLP

San Jose, California

June 3, 2003, except for Note 17, which is as of June 30, 2003

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
				(Unaudited)
Revenues
Related party license and royalty	$40,654	$60,820	$47,410	$34,877	$38,127
Third party license and royalty	6,421	24,259	19,485	14,722	13,413

Total license and royalty	47,075	85,079	66,895	49,599	51,540
Related party support and service	433	595	1,205	511	1,282
Third party support and service	458	758	1,783	1,240	3,290

Total support and service	891	1,353	2,988	1,751	4,572
Total revenues	47,966	86,432	69,883	51,350	56,112

Costs of revenues
License and royalty	2,021	3,980	8,482	6,261	6,264
Support and service	920	1,469	2,121	1,416	2,132

Total cost of revenues	2,941	5,449	10,603	7,677	8,396

Gross profit	45,025	80,983	59,280	43,673	47,716
Operating expenses
Research and development	26,245	55,937	49,587	38,195	31,553
Sales and marketing	20,399	25,589	19,309	15,113	12,839
General and administrative	9,199	12,855	12,779	9,665	9,511
Amortization of intangibles	2,026	6,545	310	205	314
Restructuring charges	—	2,226	1,992	222	2,172
Separation costs	5,308	1,461	519	101	2,853
Purchased in-process technology	—	210	—	—	—

Total operating expenses	63,177	104,823	84,496	63,501	59,242

Loss from operations	(18,152)	(23,840)	(25,216)	(19,828)	(11,526)
Interest expense	(12)	(65)	(256)	(130)	(378)
Interest and other income (expense), net	(50)	76	(421)	(29)	(4,382)

Loss before income taxes	(18,214)	(23,829)	(25,893)	(19,987)	(16,286)
Income tax provision	1,655	9	265	204	2,034

Net loss	$(19,869)	$(23,838)	$(26,158)	$(20,191)	$(18,320)

Net loss per share:
Basic and diluted	$(1.99)	$(2.38)	$(2.62)	$(2.02)	$(1.83)

Shares used in computing net loss per share:
Basic and diluted	10,000	10,000	10,000	10,000	10,000

Unaudited pro forma basic and diluted net loss per share					$(1.72)

Shares used in computing unaudited pro forma basic and diluted net loss per share amounts					10,667

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	May 31, 2001	May 31, 2002	February 28, 2003	Pro Forma February 28, 2003
			(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$383	$30,688	$39,654	$45,654
Receivable from related parties	—	6,645	4,688	4,688
Accounts receivable, net of allowance for doubtful accounts of $0, $0, $10 and $10, respectively	671	1,128	973	973
Prepaids and other	499	1,621	1,360	1,360

Total current assets	1,553	40,082	46,675	52,675
Restricted investments	—	1,551	1,671	1,671
Property and equipment, net	3,296	2,392	3,545	3,545
Goodwill, net	40,783	52,845	52,845	52,845
Intangible assets, net	11,810	5,917	1,397	1,397
Other assets	4,048	4,529	1,315	1,315

Total assets	$61,490	$107,316	$107,448	$113,448

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current liabilities:
Accounts payable	$5,155	$2,767	$2,647	$2,647
Payable to Palm, Inc.	—	5,751	2,374	2,988
Deferred revenue	10,111	8,028	9,489	9,489
Accrued restructuring	1,492	1,795	1,042	1,042
Other accrued liabilities	6,252	4,851	7,613	7,613

Total current liabilities	23,010	23,192	23,165	23,779
Non-current liabilities:
Note payable to Palm Inc., including accrued interest	—	20,238	20,614	—
Deferred revenue and other	8,869	15,587	15,603	15,603
Long-term convertible note	—	—	—	15,000

Commitments and contingencies (Notes 6 and 11)

Series A mandatorily redeemable convertible preferred stock 10,000 shares authorized; outstanding May 31, 2001 and May 31, 2002, none; February 28, 2003, 3,333 shares (Liquidation value: $0, $0, $20,000 and $0 at May 31, 2001 and 2002 and February 28, 2003 and pro forma February 28, 2003, respectively	—	—	20,000	—
Stockholders’ equity / net investment:
Preferred stock, $.001 par value, 40,000 shares authorized; none outstanding	—	—	—	—
Common stock, $.001 par value, 950,000 shares authorized; outstanding: May 31, 2001, none; May 31, 2002 and February 28, 2003, 10,000 shares; 100,000 shares authorized and 10,667 shares issued and outstanding pro forma (unaudited)	—	10	10	11
Additional paid-in capital	—	57,092	54,837	85,836
Palm, Inc. net investment	29,994	—	—	—
Accumulated other comprehensive income (loss)	(383)	(185)	157	157
Accumulated deficit	—	(8,618)	(26,938)	(26,938)

Total stockholders’ equity / net investment	29,611	48,299	28,066	59,066

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity / net investment	$61,490	$107,316	$107,448	$113,448

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY /

NET INVESTMENT (DEFICIT)

(In thousands)

	Common Stock		Additional Paid-In Capital	Palm, Inc. Net Investment (Deficit)	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balances, May 31, 1999	—	$—	$—	$12,564	$—	$(133)	$12,431
Components of comprehensive loss:
Net loss				(19,869)			(19,869)
Cumulative translation adjustments						(101)	(101)

Total comprehensive loss							(19,970)
Transfer of net assets from Palm, Inc. related to business acquisition				562			562
Net transfers to Palm, Inc.	—	—	—	(5,892)	—	—	(5,892)

Balances, May 31, 2000	—	—	—	(12,635)	—	(234)	(12,869)
Components of comprehensive loss:
Net loss				(23,838)			(23,838)
Net unrealized loss on available for sale investment						(53)	(53)
Cumulative translation adjustments						(96)	(96)

Total comprehensive loss							(23,987)
Transfer of net assets from Palm, Inc. related to business acquisition				3,070			3,070
Transfer of stock-based compensation from Palm, Inc.				216			216
Net transfers from Palm, Inc.	—	—	—	63,181	—	—	63,181

Balances, May 31, 2001	—	—	—	29,994	—	(383)	29,611
Components of comprehensive loss:
Net loss				(17,540)	(8,618)		(26,158)
Net unrealized loss on available for sale investment						(38)	(38)
Reclassification adjustment for loss included in earnings						64	64
Cumulative translation adjustments						172	172

Total comprehensive loss							(25,960)
Transfer of net assets from Palm, Inc. related to business acquisition				11,000			11,000
Transfer of stock-based compensation from Palm, Inc.			321	322			643
Net transfers from Palm, Inc.			1,285	602			1,887
Recapitalization and issuance of Class C common stock, net	10,000	10	24,368	(24,378)			—
Capital contribution by Palm, Inc.	—	—	31,118	—	—	—	31,118

Balances, May 31, 2002	10,000	10	57,092	—	(8,618)	(185)	48,299
Components of comprehensive loss:
Net loss*					(18,320)		(18,320)
Net unrealized gain on available for sale investment*						(4)	(4)
Reclassification adjustment for loss included in earnings*						29	29
Cumulative translation adjustments*						317	317

Total comprehensive loss*							(17,978)
Transfer of stock-based compensation from Palm, Inc.			439				439
Net transfer to Palm, Inc.*			(591)				(591)
Distribution to Palm, Inc.*	—	—	(2,103)	—	—	—	(2,103)

Balances, February 28, 2003*	10,000	$10	$54,837	$—	$(26,938)	$157	$28,066

*	Unaudited

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
				(Unaudited)
Cash flows from operating activities:
Net loss	$(19,869)	$(23,838)	$(26,158)	$(20,191)	$(18,320)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	4,139	10,681	7,626	5,570	6,146
Stock-based compensation transferred from Palm, Inc.	—	216	643	483	439
Deferred income taxes	—	—	412	—	286
Loss on disposal of equipment	493	2	301	787	104
Impairment of equity investment recorded at cost	—	—	—	—	3,206
Purchased in-process technology	—	210	—	—	—
Changes in assets and liabilities, net of effect of acquisitions:
Receivable from related parties	(50)	50	(6,645)	(6,485)	1,957
Accounts receivable	1,717	333	(457)	167	155
Prepaids and other	92	(315)	(1,820)	(1,103)	294
Accounts payable	394	3,402	(2,388)	(1,244)	(120)
Payable to Palm, Inc.	—	—	5,751	1,351	(3,377)
Deferred revenue	21,173	(3,849)	4,545	(4,949)	1,302
Accrued restructuring	—	1,492	303	(1,111)	(753)
Other accrued liabilities	1,472	(990)	(2,392)	(2,537)	3,027

Net cash provided by (used for) operating activities	9,561	(12,606)	(20,279)	(29,262)	(5,654)

Cash flows from investing activities:
Purchase of property and equipment	(1,742)	(2,294)	(1,042)	(857)	(2,883)
Acquisition of businesses, net of cash acquired	(1,648)	(44,358)	—	—	—
Purchases of restricted investments	—	—	(1,551)	—	(120)
Purchase of equity investments	—	(4,100)	—	—	—

Net cash used for investing activities	(3,390)	(50,752)	(2,593)	(857)	(3,003)

Cash flows from financing activities:
Net cash transfers (to) from Palm, Inc.	(5,892)	63,181	1,887	4,271	(591)
Capital contributions from (distribution to) Palm, Inc.	—	—	31,118	31,118	(2,103)
Sale of Series A mandatorily redeemable convertible preferred stock	—	—	—	—	20,000
Note payable to Palm, Inc.	—	—	20,000	20,000	—
Other, net	(150)	(159)	204	77	372

Net cash provided by (used for) financing activities	(6,042)	63,022	53,209	55,466	17,678

Effect of exchange rate changes on cash	49	63	(32)	(58)	(55)
Change in cash and cash equivalents	178	(273)	30,305	25,289	8,966
Cash and cash equivalents, beginning of period	478	656	383	383	30,688

Cash and cash equivalents, end of period	$656	$383	$30,688	$25,672	$39,654

Other cash flow information:
Cash paid for income taxes	$(1,499)	$(12)	$(23)	$(23)	$(1,329)

Transfer of net assets from Palm, Inc. related to business acquisitions	$562	$3,070	$11,000	$11,000	$—

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Background and Basis of Presentation

On August 27, 2001, Palm, Inc. (“Palm”) announced its plan to form a wholly owned subsidiary to own and operate Palm’s operating system platform and licensing business, subsequently named PalmSource, Inc. (“PalmSource” or the “Company”). PalmSource develops and licenses operating system software, personal information management applications and software development tools for mobile information devices. PalmSource targets device manufacturers, as well as developers, enterprises and consumers with its Palm operating system, or Palm OS. PalmSource’s product offerings include Palm OS, Palm Digital Media and services and support.

In December 2001, PalmSource was incorporated in Delaware as a wholly owned subsidiary of Palm, and as of December 3, 2001, authorized and issued 50,000 shares of Series A preferred stock to Palm in exchange for the assignment to PalmSource of certain of Palm’s assets and liabilities, including intellectual property. Effective May 9, 2002, PalmSource’s Board of Directors authorized a re-capitalization of the authorized and outstanding Series A preferred stock into Class C Common Stock and a simultaneous 1,000-for-1 stock split, resulting in 50,000,000 shares of PalmSource common stock issued and outstanding and owned by Palm which will be re-capitalized as 10,000,000 shares of common stock effective as of the distribution date. Shares outstanding and net loss per share have been adjusted for all periods presented. On October 7, 2002, Sony Corporation (‘Sony”) invested $20.0 million in PalmSource, purchasing 3,333,333 shares of the Company’s Series A mandatorily redeemable convertible preferred stock.

Palm intends, subject to the satisfactory resolution of certain conditions, to distribute all of the outstanding shares of PalmSource’s common stock to Palm’s stockholders on a pro rata basis (on the “Distribution Date”). In December 2002, Palm received a ruling from the Internal Revenue Service that a distribution of PalmSource stock to Palm stockholders, if it occurs in accordance with the terms of the ruling, will be tax-free to the Company and its U.S. stockholders.

In December 2001, Palm and PalmSource entered into a Master Separation and Distribution Agreement, as amended June 3, 2003, (the “Separation Agreement”) under which Palm transferred to PalmSource at December 3, 2001, the date of legal separation (the “Separation Date”), substantially all of the assets and liabilities of Palm’s operating system and software business except for the Palm brands, trademarks and certain other related intellectual property which were transferred at a later date. (See Note 14, Transactions with Palm, to the combined and consolidated financial statements.) Palm’s net investment in PalmSource converted to common stock and additional paid-in-capital on the Separation Date.

Palm sells devices that incorporate PalmSource software to its customers under the terms of a Software License Agreement, as amended, (the “Software License Agreement”). Under the terms of this agreement, PalmSource has granted Palm certain rights to use, produce, grant end user sublicenses and distribute certain software for the period December 3, 2001 to December 3, 2006, and may be renewed by mutual written consent. PalmSource receives license and royalty fees based upon the shipment of Palm’s products, which incorporate PalmSource software or on distribution by Palm of PalmSource software, subject to certain minimum annual commitments. PalmSource also receives fees for support and services. For periods prior to December 3, 2001, license, royalty and support revenues from Palm have been allocated to the Company, based on retroactively applying the terms of the Software License Agreement. (See Note 14, Transactions with Palm, to the combined and consolidated financial statements.)

The combined and consolidated financial statements of PalmSource reflect the results of operations, financial position, changes in stockholders’ equity / net investment (deficit) and cash flows applicable to the Company and its subsidiaries, after elimination of intercompany transactions. The combined financial statements

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of PalmSource for periods prior to the Separation Date are presented on a retroactive basis as if the separation had been in effect for all periods presented and are derived from the historic books and records of Palm, using Palm’s historical bases in the assets and liabilities and the historical results of operations of the Palm OS platform and licensing business. Changes in stockholders’ equity/net investment (deficit) represent Palm’s transfer of its net investment in PalmSource, after giving effect to the net loss of PalmSource plus net cash transfers and other transfers to and from Palm. Subsequent to the Separation Date, the Company has relied on Palm for administrative, management and other services and is billed by Palm for these services. PalmSource’s reliance on Palm (a licensee of PalmSource) for such services has gradually declined as PalmSource has established its own independent systems and infrastructure for administration, management and other services. The financial information included herein may not reflect the combined and consolidated financial position, results of operations, changes in stockholders’ equity/net investment (deficit) and cash flows of PalmSource in the future or what they would have been had PalmSource been a separate stand-alone entity during the periods presented.

The combined and consolidated financial statements include allocations of certain Palm expenses, including centralized legal, accounting, treasury, real estate, information technology and other Palm corporate services and infrastructure costs. The expense allocations have been determined on the bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource. Management believes that the expenses allocated to PalmSource reflect the Company’s proportionate share of such expenses.

Related party revenues in the combined and consolidated financial statements included revenues from Palm and Sony. Cost of related party revenue has not been separately disclosed due to the fixed nature of many components of PalmSource’s cost of revenues. Receivable from related parties in the combined and consolidated financial statements included receivables from Palm and Sony.

Note 2.    Significant Accounting Policies

Fiscal Year

PalmSource’s 52-53 week fiscal year ends on the Friday nearest to May 31. Fiscal years 2002 and 2001 each contained 52 weeks, whereas fiscal year 2000 contained 53 weeks. PalmSource’s fiscal quarters end on a Friday and are generally thirteen weeks in length. For presentation purposes, the periods have been presented as ending on August 31, November 30, February 28, and May 31.

Use of Estimates in the Preparation of Combined and Consolidated Financial Statements

The preparation of combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires PalmSource to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Such management estimates include revenue and expense allocations from Palm, restructuring accruals, bad debt reserves, valuation allowances against deferred income taxes, estimates related to recovery of long lived assets and accruals of liabilities.

Unaudited Interim Financial Information

The accompanying interim financial statements as of February 28, 2003 and for the nine months ended February 28, 2002 and 2003 are unaudited. In the opinion of management, these unaudited interim financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments,

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consisting only of normal recurring adjustments, necessary for a fair presentation of results for the periods presented. The financial data and other information disclosed in the notes to the combined and consolidated financial statements for these periods are unaudited. Results of operations for the nine months ended February 28, 2003 are not necessarily indicative of the results to be expected for the full fiscal year 2003 or for any future period.

Unaudited Pro Forma Net Loss Per Share and Unaudited Pro Forma Balance Sheet

The unaudited pro forma net loss per share for the nine month period ending February 28, 2003 and the unaudited pro forma balance sheet as of February 28, 2003 assumes the conversion of outstanding Series A mandatorily redeemable convertible preferred stock to common stock.

The unaudited pro forma balance sheet also gives effect to the intended assumption by PalmSource of $15.0 million of the convertible note issued by Palm to a third party, which bears interest at 5.0% per annum and is due December 6, 2006. The existing Palm note has a conversion price of $92.6316 per Palm share and a conversion rate of 10.79545 Palm shares per $1,000 of principal amount (in each case, after giving effect to Palm’s one-for-20 reverse stock split). If the third party elects to accept Palm’s proposed division of the principal amount, the terms of the PalmSource note will be substantially similar to the terms of the existing Palm note. The PalmSource note will be convertible into only PalmSource common stock and the conversion price and conversion rate will be set according to formulas such that the conversion price of the PalmSource note and the initial price of a share of PalmSource stock is in the same proportion as the relationship between the conversion price of the existing Palm note and the price of a share of Palm common stock prior to the closing of the distribution.

In addition, in accordance with the terms of the Amended and Restated InterCompany Loan Agreement, the unaudited pro forma balance sheet gives effect to the re-capitalization of the $20.0 million note payable to Palm as additional paid in capital immediately prior to the distribution date. The related accrued interest on the note payable to Palm will be due and payable within seven days after the distribution date, or, if the distribution is not completed prior to December 3, 2004, then the $20 million note payable to Palm and the related accrued interest will be due and payable on December 3, 2004.

The unaudited pro forma balance sheet also gives effect to the contribution by Palm, in accordance with the terms of the Letter Agreement regarding Cash Contributions, of an additional $6.0 million in cash upon the distribution date. This additional cash contribution, that is subject to such distribution not being preceded by an initial public offering of PalmSource’s capital stock, has been reflected as additional cash and a capital contribution in the unaudited pro forma balance sheet.

Principles of Combination and Consolidation

The combined financial statements of the Company have been prepared using Palm’s historical bases in the assets and liabilities and the historical results of operations of Palm’s OS platform and licensing business, except for the revenues from Palm and the accounting for income taxes on a separate return basis. For purposes of the combined financial statements, the terms of the Software License Agreement between PalmSource and Palm have been applied retroactively for all periods presented. The consolidated financial statements include the accounts of PalmSource and its subsidiaries from the Separation Date. All significant intercompany balances and transactions have been eliminated in consolidation.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash equivalents comprise money market accounts and highly liquid debt investments acquired with remaining maturities of three months or less at the time of purchase. Cash equivalents consist principally of money market accounts. Cash receipts associated with PalmSource’s business were collected by Palm, and Palm funded PalmSource’s disbursements with net transfers being recorded as contributions or distributions in the Palm net investment account. Subsequent to the Separation Date, PalmSource maintains its own cash and cash equivalents and under the Business Services Agreement, Palm provides treasury management services to PalmSource. (See Note 14, Transactions with Palm.)

Concentration of Credit Risk

Financial instruments, which potentially subject PalmSource to significant concentrations of credit risk, consist principally of accounts receivable. Sales to customers are predominately denominated in U.S. dollars and, as a result, the Company believes its foreign currency risk is minimal. While a significant portion of PalmSource’s accounts receivable is concentrated with a few customers as shown below, generally credit risk is mitigated on the basis that the Company’s customer base is comprised of well-established companies. PalmSource generally sells on open account and performs periodic credit evaluations of its customers’ financial condition. The Company has historically not experienced significant losses from its accounts receivable.

The following individual customers accounted for 10% or more of total revenues for the fiscal periods ended:

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
				(Unaudited)
Palm	85%	70%	62%	62%	55%
Handspring	5%	20%	14%	15%	9%
Sony	0%	1%	8%	7%	16%

Receivable from related parties in the combined and consolidated financial statements included receivables from Palm and Sony. The outstanding receivable from Palm was $0, $6.6 million and $4.7 million (unaudited) at May 31, 2001 and 2002 and February 28, 2003, respectively. The outstanding receivable from Sony was $0, $30,000 and $0 (unaudited) at May 31, 2001 and 2002 and February 28, 2003, respectively. On June 3, 2003 Palm and Handspring entered into a definitive agreement for Palm to acquire Handspring.

The following individual customers accounted for 10% or more of accounts receivable at:

	May 31, 2001	May 31, 2002	February 28, 2003
			(Unaudited)
Acer	74%	13%	6%
Fossil	—	—	31%
Samsung	—	2%	31%
Symbol	—	34%	—
Texas Instruments	—	12%	—

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Investments

Restricted investments consist of U.S. government obligations and certificates of deposit with maturities of three months or less. These investments serve primarily as collateral for certain leases and are restricted as to withdrawal. Restricted investments are held in brokerage accounts in PalmSource’s name.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Costs related to internal use software are capitalized in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company capitalized $1.7 million (unaudited) related to internal use software during the nine months ended February 28, 2003. Depreciation and amortization are computed over the shorter of the estimated useful lives, lease or license terms on a straight-line basis (generally three to five years).

Goodwill and Intangible Assets

PalmSource adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets on June 1, 2001, and upon adoption, reclassified acquired workforce to goodwill and ceased amortization of goodwill. PalmSource evaluates the recoverability of goodwill annually, or more frequently if there are indicators such assets may be impaired.

Identifiable intangible assets are amortized using the straight-line method over estimated useful lives ranging from six months to three years.

Long Lived Assets

Long lived assets, including identifiable intangible assets and property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable based on the estimated undiscounted future cash flows resulting from the use of the assets and its eventual disposition. When any such impairment exists, the related assets are written down to fair value.

Software Development Costs

Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. PalmSource believes its current process for developing software is essentially completed concurrent with the product launch; accordingly, no costs have been capitalized to date.

Equity Investments

Investments in equity securities with readily available fair values are classified as available-for-sale and recorded at market value with unrealized gains or losses included as a component of other comprehensive income (loss). Investments in equity securities whose fair values are not readily available and for whom PalmSource does not have the ability to exercise significant influence over the investee’s operating and financial policies are recorded at cost. PalmSource evaluates its investments in equity securities on a regular basis and records an impairment charge to interest and other income (expense) when the decline in the fair value below the cost basis

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is judged to be other-than-temporary. In accordance with this policy, the Company recognized a charge of $3.2 million (unaudited) during the nine months ended February 28, 2003 for the other-than-temporary impairment of an equity investment recorded at cost.

Palm, Inc. Net Investment (Deficit)

Palm net investment (deficit) represents Palm’s cumulative net cash and net asset transfers to PalmSource. That portion of receivable from related parties applicable to Palm represents the uncollected amount due to PalmSource principally for royalties due under the terms of the Software License Agreement and for professional services provided to Palm. Payable to Palm represents the net amount due to Palm for centralized legal, accounting, treasury, real estate, information technology and other Palm corporate services and infrastructure costs. Note payable to Palm bears interest at 2.48% per annum. Immediately prior to the distribution of Palm’s interest in PalmSource stock to Palm’s stockholders, $20.0 million of the note will be recapitalized as additional paid in capital. The related accrued interest will be due and payable seven days after the distribution date or, if the distribution is not completed prior to December 3, 2004, then the $20 million note payable and the related accrued interest will be due and payable on December 3, 2004, (See Note 14, Transactions with Palm.) Also, immediately prior to the distribution, it is intended that PalmSource will assume from Palm $15.0 million of a 5% convertible note payable to a third party, due December 6, 2006, and receive $6.0 million of additional contributions from Palm.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the American Institute of Certified Public Accountants (“AICPA”) SOP 97-2, Software Revenue Recognition, as amended. When contracts contain multiple elements, wherein vendor specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by AICPA SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Arrangements. License and royalty revenue consists principally of revenue earned under software license agreements with manufacturers of hand-held devices. License and royalty revenue is recognized when a signed contract exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. License and royalty revenues are generally recognized on a per-unit or net sales basis based on contractually reported information from licensees. Upfront license fees from subscription license agreements are generally recognized ratably over the term of the subscription period. Arrangements generally do not allow for product returns and PalmSource has no history of product returns. Accordingly, no allowance for returns has been provided. Revenue from minimum commitments is recognized in the period it becomes due and payable. Support and service revenue consists primarily of fees for providing software updates and technical support for software products. Support revenue is deferred and recognized ratably over the term of the agreement. Service revenue consists primarily of fees received for providing product development, engineering services, consulting and training to licensees and, to a lesser extent, to third-party application developers. Service revenue is generally billed on a time-and-materials basis, and revenue is generally recognized as the services are performed.

The Company has presented revenues from Palm for all periods based on the retroactive application of the terms of the Software License Agreement. In order to estimate the Company’s historical revenues from Palm had PalmSource been separated from Palm for all periods presented, the Company has applied the contractual royalty rate with Palm to historical revenues derived from the sale of Palm Powered devices by Palm. The Company has also estimated support revenue based on applying the contractual support fee. (See Note 14, Transactions with Palm.)

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising

Advertising costs consist of direct expenses and allocations from Palm, are expensed as incurred and were $1.5 million, $0.2 million and $0.3 million for fiscal years 2000, 2001 and 2002, respectively. (See Note 14, Transactions with Palm.)

Restructuring Costs

Effective for calendar year 2003, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supercedes Emerging Issues Task Force Issue (“EITF”) No. 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), PalmSource records liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF No. 94-3, the Company accrued for restructuring costs when they made a commitment to a firm exit plan that specifically identified all significant actions to be taken. PalmSource reassesses restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities, and records new restructuring accruals as liabilities are incurred.

Separation Costs

Separation costs consist of one-time costs, such as consulting and professional fees, associated with the separation of PalmSource from Palm and the proposed distribution of the outstanding shares of PalmSource’s common stock to Palm’s stockholders. In addition, separation costs include allocated costs related to Palm’s separation from 3Com, based on the allocation methodology for Palm corporate expenses. (See Note 14, Transactions with Palm.)

Income Taxes

For all periods (both prior and subsequent to the Separation Date), PalmSource’s operating results have historically been included in Palm’s consolidated U.S. income tax return and consolidated, combined or unitary state income tax returns and in tax returns of certain foreign subsidiaries. The provision for income taxes in PalmSource’s combined and consolidated financial statements has been determined on a separate-return basis for all periods. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company. Prior to July 27, 2000, Palm’s operating results were included in certain 3Com-consolidated U.S., state, and foreign income tax returns.

Foreign Currency Translation

For foreign subsidiaries with their local currency as their functional currency, assets and liabilities are translated to U.S. dollars, at year-end exchange rates as of the balance sheet date, and revenues, expenses, gains and loses are translated at average exchange rates during the year. Resulting foreign currency translation adjustments are included as a component of other comprehensive income (loss).

For PalmSource entities with the U.S. dollar as the functional currency, foreign currency denominated assets and liabilities are translated to U.S. dollars at the year-end exchange rates except for prepaid expenses, and property and equipment, which are translated at historical exchange rates. Gains or losses resulting from foreign currency translation are included in interest and other income (expense) in the combined and consolidated statements of operations and were not significant for any period presented.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

PalmSource accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. PalmSource accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes option pricing model on the date of grant and re-measured until the measurement date in compliance with the EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by Palm related to the business combination made on behalf of PalmSource subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44 and reflected in the financial statements of PalmSource as a component of net assets transferred from Palm related to business acquisitions. Subsequent amortization of deferred stock-based compensation by Palm has been reflected in the financial statements of PalmSource as transfer of stock-based compensation from Palm and included in the operating results of PalmSource.

Net Loss Per Share

For periods prior to the Separation Date, basic and diluted net loss per share amounts have been computed by dividing the net loss for the period by the 10,000,000 shares of PalmSource common stock outstanding after the incorporation of PalmSource in Delaware, adjusted for the re-capitalization of the authorized and outstanding Series A preferred stock into Class C Common Stock, the 1,000-for-1 conversion of the PalmSource common stock held by Palm and the re-capitalization as of the distribution date of the issued and outstanding shares of common stock. (See Note 1, Background and Basis of Presentation and Note 17, Subsequent Events.)

Basic net loss per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted net loss per share is calculated based on the weighted average shares of common stock outstanding and shares of common stock equivalents using the treasury stock method. Common stock equivalents consist of stock options and common stock subject to repurchase. Diluted net loss per share does not include outstanding Palm options held by PalmSource employees, as these are not options to purchase PalmSource stock. The following PalmSource common stock equivalents were excluded from the calculation of diluted net loss per share because the effect would have been anti-dilutive for the years ended May 31, 2000, 2001, and 2002 of none, none, and 99,000, respectively, and for the nine-months ended February 28, 2002 and 2003 (unaudited) of none and 1,185,000, respectively.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss plus net unrealized gain (loss) on investments and accumulated foreign currency translation adjustments.

Effects of Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long lived Assets to be Disposed Of, addressing financial accounting and reporting for the impairment or disposal of long lived assets. PalmSource adopted SFAS No. 144 effective June 1, 2002. The adoption of this statement did not have a significant impact on PalmSource’s historical financial position or results of operations.

In January 2002, the FASB issued EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, which requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue in the income statement. EITF No. 01-14 is applicable to PalmSource beginning fiscal year 2003 and requires that comparative financial information for prior periods be reclassified. The Company adopted this issue in the first quarter of fiscal year 2003 The adoption did not have a significant impact on PalmSource’s historical financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supersedes EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. PalmSource adopted this standard on January 1, 2002, which did not have an impact on the Company’s historical financial position or results of operations.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. PalmSource adopted this interpretation during the third quarter of fiscal year 2003.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002, which, for PalmSource, will be the first quarter of fiscal 2004. The adoption of this statement will not have an impact on the Company’s historical financial position or results of operations.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or is entitled to receive a majority of the VIE’s residual returns or both. The consolidation requirements of FIN No. 46 are effective immediately for VIEs created after January 31, 2003. The consolidation requirements for older VIEs are effective for financial statements of interim or annual periods beginning after June 15, 2003. Certain of the disclosure requirements are effective for all financial statements issued after January 31, 2003, regardless of when the VIE was established. Management is assessing the impact that FIN No. 46 will have on the Company’s financial position and results of operations.

In May, 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for PalmSource is the quarter ending November 30, 2003. The adoption of SFAS No. 150 will not have an impact on the Company’s historical financial position or results of operations.

Note 3.    Accounting for Stock-Based Compensation

As permitted under SFAS No. 123, PalmSource has elected to follow APB No. 25 and related interpretations in accounting for stock-based awards to employees. Under APB No. 25, PalmSource generally recognizes no compensation expense with respect to its option awards to employees.

Pro forma information regarding net loss and net loss per share as required by SFAS No. 123 is as follows (in thousands, except per share amounts):

	Years Ended May 31,
	2000	2001	2002
Net loss, as reported	$(19,869)	$(23,838)	$(26,158)
Add: Stock-based compensation included in reported net loss, net of related tax effects	168	1,236	2,425
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(7,439)	(27,900)	(22,914)

Pro forma net loss	$(27,140)	$(50,502)	$(46,647)

Net loss per share, as reported—basic and diluted	$(1.99)	$(2.38)	$(2.62)

Pro forma net loss per share—basic and diluted	$(2.71)	$(5.05)	$(4.66)

This information is required to be determined as if PalmSource had accounted for stock-based awards to its employees, including PalmSource stock options, Palm stock options and shares issued under the Palm Employee Stock Purchase Plan, under the fair value provisions of SFAS No. 123. For purposes of pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. Pro forma net loss per share is calculated assuming common stock outstanding of

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10,000,000 shares for each period presented, as adjusted for the re-capitalization as of the distribution date of the issued and outstanding shares of common stock.

The weighted average estimated fair value of Palm stock options granted during the years ended May 31, 2000, 2001 and 2002 was $326.60, $209.52 and $50.89 per share, respectively (as adjusted for Palm’s October 2002, 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the Palm Employee Stock Purchase Plan during the years ended May 31, 2001 and 2002 was $150.91 and $32.10 per share, respectively (as adjusted for Palm’s October 2002, 1-for-20 reverse stock split). The fair value of each Palm stock option and Palm Employee Stock Purchase Plan share granted to PalmSource employees during the years ended May 31, 2000, 2001 and 2002 has been estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions:

	Palm Employee Stock Option Plans			Palm Employee Stock Purchase Plan
	2000	2001	2002	2001	2002
Risk-free interest rate	6.2%	4.9%	3.3%	4.0%	3.4%
Volatility	60%	77%	100%	77%	97%
Option term (in years)	3.4	3.1	2.3	1.8	2.0
Dividend yield	0%	0%	0%	0%	0%

The fair value of each PalmSource stock option granted during the year ended May 31, 2002 has been estimated at the date of grant using the Black-Scholes option pricing model using the assumptions of a risk-free interest rate of 3.5%, volatility of 0%, option term of 3.0 years and a dividend yield of 0%. The weighted average estimated fair value of PalmSource stock options granted during the year ended May 31, 2002 was $4.00 per share.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Because Palm stock options held by PalmSource employees and PalmSource stock options granted have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

Note 4.    Business Combinations

During the second quarter of fiscal year 2002, Palm completed its purchase of specified assets of Be Incorporated (“Be”), including substantially all of Be’s intellectual property and other technology assets. The assets acquired were assumed to have been contributed to the Company by Palm at the date of acquisition. Be was a provider of software solutions designed specifically for Internet appliances and digital media. In addition to the asset purchase, Palm hired a substantial majority of Be’s engineers to work for PalmSource. Potential benefits of the acquisition include the possibility of integrating Be’s operating system technology into future versions of the Palm OS to provide greater Internet, communications and multimedia capability. The total purchase price of $12.2 million consisted of $11.0 million of Palm common stock (205,223 shares issued, as adjusted for Palm’s October 2002, 1-for-20 reverse stock split) and $1.2 million of direct transaction costs. The transaction was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the acquisition is not amortized and will be tested at least annually for impairment. The goodwill for the Be acquisition is deductible for tax purposes. The consolidated financial statements include the operating results of the business from the date of acquisition.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the year ended May 31, 2001.

During the fourth quarter of fiscal year 2001, Palm completed the acquisition of peanutpress.com, Inc. (“peanutpress”). The total purchase price of $5.3 million consisted of $5.0 million of cash and $0.3 million of direct transaction costs. Total liabilities assumed in the transaction of $0.1 million included accounts payable, accrued liabilities, and contractual commitments. The net assets acquired (excluding cash acquired) were assumed to have been contributed to the Company by Palm at the date of acquisition. peanutpress was a provider of eBooks and Internet-based content management services. peanutpress developed, archived, hosted, and securely distributed eBook collections on behalf of publishers of books. This acquisition has been accounted for using the purchase method of accounting under APB No. 16, Business Combinations. Approximately $0.2 million of the purchase price of peanutpress represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations. Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the periods presented.

During the third quarter of fiscal year 2001, Palm completed the acquisition of WeSync.com, Inc. (“WeSync”). The total purchase price of $46.1 million consisted of $39.5 million of cash, $5.8 million of stock options assumed and direct transaction costs of $0.8 million. The net assets acquired (excluding cash acquired) were assumed to have been contributed to the Company by Palm at the date of acquisition. WeSync was a provider of wireless synchronization technologies. WeSync’s technologies enabled work and personal groups using the company’s free web-based service to share and synchronize changes to calendars and contacts on handhelds running the Palm operating system and PCs. This acquisition has been accounted for using the purchase method of accounting under APB No. 16, Business Combinations. Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the periods presented.

During the fourth quarter of fiscal year 2000, Palm completed the acquisition of Actual Software Corporation (“Actual Software”). The $3.4 million purchase price consists of $2.8 million of cash and $0.6 million of stock options assumed by Palm The net assets acquired (excluding cash acquired) were assumed to have been contributed to the Company by Palm at the date of acquisition. Actual Software was a developer of  e-mail software for the Palm OS operating system. This acquisition has been accounted for using the purchase method of accounting under APB No. 16, Business Combinations. Pro forma results of operations have not been presented because the effects of this transaction are not material.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase prices were allocated based on the valuations, generally using a discounted cash flow approach, of purchased core technology, purchased in-process technology, non-compete covenants, assembled workforce and other identifiable intangible assets as follows (in thousands):

	Be	peanutpress	WeSync	Actual Software
Core technology	$800	$940	$6,280	$1,429
Non-compete covenants	780	90	60	—
Acquired workforce	—	480	710	411
Publisher relationships	—	710	—	—
Purchased in-process technology	—	210	—	—
Net tangible assets (including cash acquired and retained by Palm of $0, $22, $106 and $0, respectively)	—	77	—	—
Deferred stock-based compensation	—	—	2,759	—
Goodwill	10,570	2,782	36,340	1,606

Purchase price	$12,150	$5,289	$46,149	$3,446

Identifiable intangible assets are being amortized over periods ranging from six months to three years. Under APB No. 16, acquired workforce was identified in the purchase price allocations for peanutpress, WeSync and Actual Software and upon the adoption of SFAS No. 142 has been reclassified to goodwill. (See Note 6, Goodwill and Other Intangible Assets, to the combined and consolidated financial.)

The following unaudited pro forma results of operations present the combined results of operations of PalmSource, Be, peanutpress and WeSync as if the acquisitions had occurred as of the beginning of the periods presented. Pro forma results of operations for Actual Software have not been presented because the effects of the transaction are not material. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets, elimination of goodwill and intangible assets recorded on the books of peanutpress due to their acquisition by netLibrary and the elimination of amounts paid to Be for professional services.

The historical results of PalmSource for each period presented are combined as follows: for fiscal year 2000, the twelve months ended June 30, 2000 for peanutpress and WeSync are included; for fiscal year 2001, the period from June 1, 2000 through the acquisition dates for WeSync and peanutpress and the twelve months ended June 30, 2001 for Be are included; and for fiscal year 2002, the five and half months ended November 12, 2001 for Be are included. Combined revenues of approximately $0.1 million and combined net income of approximately $0.4 million for the month of June 2000 for WeSync and peanutpress have been included in the unaudited pro forma combined consolidated statements of operations for each of the years ended May 31, 2000 and 2001. (In thousands, except per share data):

	Years Ended May 31,
	2000	2001	2002
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$48,248	$87,069	$69,883
Net loss	$(37,671)	$(60,086)	$(26,459)
Net loss per share—Basic and diluted	$(3.77)	$(6.01)	$(2.65)

These unaudited pro forma results of operations have been presented for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

occurred on the earliest dates presented, or which may result in the future. Unaudited pro forma net loss per share is calculated using common stock outstanding of 10,000,000 shares for each period presented.

Note 5.    Balance Sheet Detail

Property and equipment, net, consist of the following (in thousands):

	May 31, 2001	May 31, 2002	February 28, 2003
			(Unaudited)
Equipment and internal use software	$5,246	$5,274	$7,863
Leasehold improvements	196	261	222
Furniture and fixtures	296	326	310

Total	5,738	5,861	8,395
Accumulated depreciation and amortization	(2,442)	(3,469)	(4,850)

	$3,296	$2,392	$3,545

Depreciation and amortization expense related to property and equipment was $0.8 million, $1.3 million, $1.6 million, $1.1 million (unaudited) and $1.6 million (unaudited) for the years ended May 31, 2000, 2001, and 2002, and the nine months ended February 28, 2002 and 2003, respectively.

Other accrued liabilities consist of the following (in thousands):

	May 31, 2001	May 31, 2002	February 28, 2003
			(Unaudited)
Payroll and related expenses	$3,149	$3,427	$4,197
Accrued acquisition expenses	1,979	71	—
Other	1,124	1,353	3,416

Total	$6,252	$4,851	$7,613

Note 6.    Goodwill and Other Intangible Assets

PalmSource adopted SFAS No. 142, Goodwill and Other Intangible Assets, on June 1, 2001. On adoption, PalmSource determined that its operations represent a single reporting unit. During the year ended May 31, 2002, PalmSource completed the transitional and annual impairment tests, and determined the fair value to exceed the carrying amount and that no impairment of goodwill was indicated.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets consist of the following (in thousands):

	Amortization Period	May 31, 2001			May 31, 2002			February 28, 2003
		Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
								(Unaudited)
Core technology	24-48 months	$14,049	$(4,495)	$9,554	$14,849	$(9,930)	$4,919	$14,849	$(13,959)	$890
Non-compete covenants	6-24 months	150	(47)	103	930	(356)	574	930	(670)	260
Acquired workforce	24-36 months	2,601	(1,109)	1,492	—	—	—	—	—	—
Publisher relationships	36 months	710	(49)	661	710	(286)	424	710	(463)	247
Other	36 months	1,100	(1,100)	—	1,100	(1,100)	—	1,100	(1,100)	—

		$18,610	$(6,800)	$11,810	$17,589	$(11,672)	$5,917	$17,589	$(16,192)	$1,397

All of PalmSource’s identifiable intangible assets are subject to amortization. On adoption of SFAS No. 142 on June 1, 2001 acquired workforce was reclassified as goodwill and no longer amortized.

Estimated future amortization expense of identifiable intangible assets are $0.4 million (unaudited) for the three months ending May 31, 2003 and $0.9 million and $0.1 million for the years ending May 31, 2004, 2005, respectively.

The changes in the carrying amount of goodwill for the three years ended May 31, 2002 are as follows (in thousands):

Balance as of May 31, 2000	$7,067
Goodwill acquired during the period	39,122
Goodwill amortized during the period	(5,406)

Balance as of May 31, 2001	40,783
Reclassification of acquired workforce	1,492

Balance as of June 1, 2001	42,275
Goodwill acquired during the period	10,570

Balance as of May 31, 2002	$52,845

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had the provisions of SFAS No. 142 been applied for the years ended May 31, 2000 and 2001, PalmSource net loss and net loss per share would have been as follows (in thousands, except per share amounts):

	Years Ended May 31,
	2000	2001	2002
Net loss, as reported	$(19,869)	$(23,838)	$(26,158)
Add back amortization:
Goodwill	1,144	5,406	—
Acquired workforce	1,477	692	—

Adjusted net loss	$(17,248)	$(17,740)	$(26,158)

Net loss per share:
Net loss per share—basic and diluted, as reported	$(1.99)	$(2.38)	$(2.62)
Add back amortization of goodwill and acquired workforce	0.26	0.61	—

Adjusted net loss per share—basic and diluted	$(1.73)	$(1.77)	$(2.62)

Net loss per share has been calculated using common stock outstanding of 10,000,000 shares for each period presented.

Note 7.    Commitments

PalmSource’s facilities are leased under operating leases expiring at various dates through September 2005. Certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property.

Future minimum lease payments are $0.5 million (unaudited) for the three months ending May 31, 2003 and $1.9 million, $1.4 million and less than $0.1 million for the years ending May 31, 2004, 2005 and 2006, respectively.

Rent expense was $1.3 million, $4.4 million, $6.4 million, $4.8 million (unaudited) and $2.7 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively.

In September 2001, the Company’s President and Chief Executive Officer received two restricted stock grants in aggregate of 7,500 shares of Palm common stock (as adjusted for Palm’s October 2002, 1-for-20 reverse stock split) under a two-year vesting schedule subject to vesting restrictions and a guarantee that the fair market value of the related 7,500 shares of Palm common stock would be at least $2.0 million at September 2003. The guaranteed amount is recorded ratably over the vesting period. If on September 1, 2003, the fair market value is less than $2.0 million, the Company’s President and Chief Executive Officer will receive a cash payment, on September 15, 2003, equal to the difference between $2.0 million and the fair market value of 7,500 shares of Palm common stock. As of February 28, 2003, the total fair market value of 7,500 shares of Palm common stock was approximately $0.1 million and $1.5 million is recorded as a liability related to this guarantee.

In June 2002, PalmSource entered into two royalty agreements with third party vendors for certain licensed technology which include minimum commitments. Future minimum commitments under these agreements are $0.3 million for the three months ending May 31, 2003 and $1.5 million, $2.0 million, $2.1 million, $0.4 million and $0.2 million for the years ending May 31, 2004, 2005, 2006, 2007 and 2008, respectively.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

PalmSource has certain payments due to Palm under the business services and other agreements that have been entered into with Palm. The agreements with Palm also include certain indemnifications including indemnifications of Palm under the tax sharing agreement, among other matters, of any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution. The potential amount of future payments, if any, for such obligations is undeterminable at this time. Accordingly, the Company has no liabilities recorded for these indemnifications as of February 28, 2003. (See Note 14, Transactions with Palm)

Under the indemnification of the Company’s standard software license agreements, the Company agrees to defend the licensee against third party claims asserting infringement by Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensee. The Company has never incurred significant expense under its product or services warranties. As a result, the Company believes the estimated fair value on these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of February 28, 2003.

As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. These indemnification agreements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002, however, new directors added under these arrangements will not be grandfathered. Accordingly, the Company had no liabilities recorded for these agreements as of February 28, 2003.

When as part of an acquisition the Company acquires all of the stock or all of the assets and liabilities of a company, it assumes the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. All of these obligations were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company had no liabilities recorded for these obligations as of February 28, 2003.

Note 8.    Mandatorily Redeemable Convertible Preferred Stock

PalmSource’s Board of Directors has the authority to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of ownership. In December 2001, PalmSource issued 50,000 shares of Series A preferred stock to Palm. Effective May 9, 2002, PalmSource’s Board of Directors authorized a re-capitalization of the authorized and outstanding Series A preferred stock into Class C common stock and a simultaneous 1,000-for-1 stock split, resulting in 50,000,000 shares of PalmSource common stock issued and outstanding and owned by Palm which will be re-capitalized as 10,000,000 shares of common stock effective as of the distribution date. No shares of preferred stock were outstanding at May 31, 2002.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 7, 2002, Sony invested $20.0 million (unaudited) purchasing 3,333,333 shares of the Company’s Series A mandatorily redeemable convertible preferred stock (“Series A”) representing a 6.25% interest in PalmSource. PalmSource’s Board of Directors had designated 10,000,000 shares of the authorized 50,000,000 of preferred stock as Series A. The holders of Series A have various rights and preferences as follows:

Voting:    Holders of Series A are entitled to the number of votes equal to the equivalent number of shares of common stock into which the Series A is convertible and vote together as one class with the holders of Class A common stock.

Dividends:    Holders of Series A are entitled to receive a proportionate share of any dividend declared by the Board of Directors as though the holders of the Series A were the holders of an equivalent number of shares of common stock into which the Series A is convertible. No dividends on the mandatorily redeemable convertible preferred stock or common stock have been declared by the Board of Directors since inception.

Liquidation:    In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company’s common stock and mandatorily redeemable convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, but excluding a tax free spin-off, the holders of Series A as a class will be entitled to receive in preference to the common shareholders $6.00 per preferred share. In the event that funds are insufficient to pay the full preferential amounts entitled, then the assets and funds of the Company will be distributed ratably among the holders of Series A. Any remaining assets and funds of the Company after the distribution of the preferential amounts to Series A shall be distributed ratably to the common shareholders.

Redemption:    Outside certain preferences granted upon liquidation which result in the classification of the Series A as mandatorily redeemable, the holders of the Series A have no redemption rights.

Conversion:    Each share of Series A shall be convertible to nonassessable shares of Class A common stock at the option of the holder at any time after the date of issuance of such share. The initial conversion price shall be $6.00 per share which will become $30.00 per share based on the re-capitalization, as of the distribution date, of the issued and outstanding shares of common stock. In addition, each share of Series A shall automatically be converted into shares of Class A common stock at the effective conversion price immediately prior to a tax-free spin-off, upon the closing of a firm commitment underwritten public offering, or at the election by seventy-five percent of the holders.

Note 9.    Stockholder’s Equity

Common Stock

The holders of PalmSource’s common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by PalmSource’s Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, the holders of PalmSource’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of PalmSource’s common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to PalmSource’s common stock.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

Prior to the Distribution Date, eligible PalmSource employees can contribute up to 10% of their compensation, as defined in the Palm Employee Stock Purchase Plan, towards the purchase of shares of Palm common stock at a price of 85% of the lower of the fair market value at the beginning of the 2-year offering period or the end of each six-month purchase period. The Palm employee stock purchase plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 500,000 shares, or a lesser amount as may be determined by the Palm Board of Directors.

Stock Option Plans

Certain eligible PalmSource employees have been granted options to purchase PalmSource common stock under PalmSource’s 2001 Stock Option Plan. These options are granted at prices not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. PalmSource’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock may be issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. To the extent that PalmSource grants restricted stock in the future, compensation expense will be recognized as the granted shares vest. No PalmSource restricted stock awards had been granted as of May 31, 2002. The maximum aggregate number of shares that may be subject to option and sold under the Plan is 2,000,000 shares as adjusted for the re-capitalization, as of the distribution date, of the issued and outstanding shares of common stock.

Certain PalmSource employees hold options to purchase shares of Palm common stock granted under the Palm Stock Option Plan. Under the Palm Stock Option Plan, options are generally granted at not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. The Palm Stock Option Plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. During the years ended May 31, 2000, 2001 and 2002 PalmSource recognized compensation expense of $0.2 million, $1.0 million and $1.8 million, respectively, related to Palm restricted stock grants. As of the Distribution Date PalmSource employees cease to be employees of Palm or a subsidiary of Palm and in accordance with the terms of the plan, employees who have Palm restricted stock grants will forfeit the unvested portion of such grants at the Distribution Date.

As of the Distribution Date, PalmSource employees cease to be employees of Palm or a subsidiary of Palm, and in accordance with the terms of the Palm Stock Option Plan, PalmSource employees who have Palm stock options will forfeit the unvested portion of such stock options on that date. The number of shares and the exercise price of vested Palm stock options held by PalmSource employees will be adjusted at the Distribution Date using a conversion formula. The adjustment of the vested portion of Palm options will be done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the distribution are the same, and (2) the ratio of the exercise price per option to the market value per share is not reduced. In accordance with the terms of the Palm Stock Option Plan, PalmSource employees will generally have three months from the Distribution Date to exercise adjusted vested Palm stock options.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity of options held by PalmSource employees under the Palm and PalmSource stock option plans. PalmSource shares and weighted average exercise prices have been adjusted for the re-capitalization, as of the distribution date, of the issued and outstanding shares of common stock (in thousands, except exercise price):

	Palm stock options		PalmSource stock options
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, May 31, 1999	—	$—	—	$—
Granted	116	692.25	—	—
Cancelled	(2)	760.00	—	—

Outstanding, May 31, 2000	114	691.19	—	—
Granted	311	351.69	—	—
Exercised	(28)	308.45	—	—
Cancelled	(39)	605.82	—	—

Outstanding, May 31, 2001	358	435.54	—	—
Granted	305	91.96	1,189	40.00
Exercised	(1)	11.62	—	—
Cancelled	(189)	402.59	—	—

Outstanding, May 31, 2002	473	228.38	1,189	40.00
Granted*	333	14.20	9	30.00
Exercised*	(1)	17.83	—	—
Cancelled*	(129)	215.98	(82)	40.00

Outstanding, February 28, 2003*	676	$126.95	1,116	$39.90

* Unaudited

A summary of Palm stock options held by PalmSource employees under the Palm Stock Option Plans (in thousands, except exercise price) is as follows:

	Outstanding Palm stock options as of May 31, 2002			Exercisable at May 31, 2002
Range of exercise price	Number of shares	Weighted average exercise price	Weighted average contractual life	Number of shares	Weighted average exercise price
			(in years)
$8.80 to $68.60	29	$59.81	9.24	2	$12.51
$69.20 to $104.80	235	93.55	9.30	36	78.42
$123.80 to $154.00	67	153.58	8.90	31	153.76
$154.60 to $308.22	36	270.05	7.32	19	271.61
$308.24 to $588.75	60	465.12	7.65	34	445.80
$590.00 to $1,388.75	46	799.33	7.94	24	796.85

$8.80 to $1,388.75	473	$228.38	8.74	146	$319.66

PalmSource stock options outstanding as of May 31, 2002 include options to purchase 1,189,000 shares of PalmSource common stock at an exercise price of $40.00 per share, with a weighted average contractual life remaining of 9.94 years (as adjusted for the re-capitalization, as of the distribution date, of the issued and outstanding shares of common stock). No PalmSource stock options are exercisable as of May 31, 2002.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10.    Income Taxes

The Company has entered into a Tax Sharing Agreement with Palm. (See Note 14, Transactions with Palm.)

The income tax provision consists of the following (in thousands):

	Years Ended May 31,
	2000	2001	2002
Current:
Federal	$156	$—	$(156)
State	—	—	6
Foreign	1,499	9	3

Total current	1,655	9	(147)

Deferred:
Federal	—	—	329
State	—	—	83

Total deferred	—	—	412

Income tax provision	$1,655	$9	$265

The Company’s foreign taxes are foreign withholding taxes on license revenue reported in the U.S. and, due to the Company’s net loss position, no credit is available against U.S. taxes.

The income tax provision differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	Years Ended May 31,
	2000	2001	2002
Tax computed at federal statutory rate	35.0%	35.0%	35.0%
Acquired in-process technology and non-deductible goodwill	—	(5.4)	(1.4)
Foreign taxes	(8.2)	(0.0)	0.0
Losses and credits not benefited	(33.4)	(29.2)	(34.8)
Other	(2.5)	(0.3)	0.2

Effective tax rate	(9.1)%	(0.0)%	(1.0)%

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The significant components of PalmSource’s deferred income tax assets are (in thousands):

	May 31, 2001	May 31, 2002

Deferred tax assets:
Reserves not currently deductible for tax purposes	$677	$1,640
Net operating loss carryforwards	11,242	19,110
Deferred expenses	4,379	4,433
Tax credit carryforwards	1,664	1,520
Deferred revenue	7,301	4,201
Other	114	822

Subtotal	25,377	31,726
Valuation allowance	(22,260)	(30,357)

Net deferred tax assets	3,117	1,369
Deferred tax liabilities:
Goodwill	—	(169)
Acquisition intangibles	(3,117)	(1,369)

Total net deferred tax liabilities	$—	$(169)

The valuation allowance reduces deferred tax assets to estimated realizable value due to PalmSource’s history of operating losses. The increase in the valuation allowance is $7.1 million and $9.0 million for the years ended May 31, 2001 and 2002, respectively.

The Company’s operating results historically have been included in Palm’s consolidated U.S. income tax return and consolidated, combined or unitary state income tax returns and in tax returns of certain foreign subsidiaries. The income tax provision in the Company’s combined and consolidated financial statements have been determined on a separate-return basis. Pursuant to the Company’s tax sharing agreement with Palm, $22 million of deferred tax assets which arose prior to the formation of the Company as a legal entity on December 3, 2001 are deemed attributes of Palm.

Note 11.    Restructuring Charges

In the third quarter of fiscal year 2003, PalmSource recorded restructuring charges of $2.2 million related to restructuring actions which consisted of workforce reductions of approximately 60 regular employees, primarily in the U.S., facilities and property and equipment that will be disposed of or removed from service. Restructuring charges relate to the implementation of a series of actions to better align the Company’s expense structure with its revenues. As of February 28, 2003, headcount reductions were essentially complete.

In the fourth quarter of fiscal year 2002, PalmSource recorded restructuring charges of $1.8 million related to decisions and commitments made in that quarter. These restructuring charges consist of workforce reduction costs and excess facilities charges. PalmSource recorded a charge of approximately $1.6 million related to lease commitments on excess facilities that PalmSource exited and removed from service in fiscal year 2003. PalmSource recorded approximately $0.2 million related to workforce reductions primarily related to severance, benefits and related costs due to the reduction of a small number of regular employees in Europe. As of February 28, 2003, headcount reductions were complete and the lease commitments have expired. The adjustment of $0.1 million is due to changes from the original estimate in the settlement of the lease commitments on excess facilities.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of fiscal year 2002, PalmSource reduced its cost structure and recorded charges of $0.2 million for these actions. The second quarter fiscal year 2002 restructuring charge consisted of workforce reduction costs across all geographic regions. Workforce reductions affected approximately ten regular employees. As of February 28, 2003, the headcount reductions were complete.

In the fourth quarter of fiscal year 2001, PalmSource recorded restructuring charges of $2.2 million which consisted of workforce reduction costs of $2.0 million across all geographic regions and costs related to lease commitments of $0.2 million on excess facilities. These workforce reductions affected approximately 45 regular employees. As of May 31, 2002, the headcount reductions were essentially complete and excess facilities had been exited.

Cost reduction actions initiated in the fourth quarter of fiscal year 2001 and the second and fourth quarters of fiscal year 2002 are substantially complete. Cost reduction actions initiated in the third quarter of fiscal year 2003 are expected to be complete by the end of the fiscal year. PalmSource cannot assure that current estimates of the costs associated with these restructuring actions will not change during the implementation period.

Accrued liabilities related to the restructuring actions consist of the following (in thousands):

	Q4 2001 Action		Q2 2002 Action	Q4 2002 Action		Q3 2003 Action		Total
	Excess facilities costs	Workforce reduction costs	Workforce reduction costs	Excess facilities costs	Workforce reduction costs	Excess facilities costs	Workforce reduction costs
Restructuring expenses	$177	$2,049	$ —	$—	$—	$—	$—	$2,226
Cash payments	—	(734)	—	—	—	—	—	(734)

Balances, May 31, 2001	177	1,315	—	—	—	—	—	1,492
Restructuring expenses	—	—	222	1,586	184			1,992
Cash payments	(177)	(1,246)	(215)	—	—	—	—	(1,638)
Write-offs	—	(42)	(9)	—	—	—	—	(51)

Balances, May 31, 2002	—	27	(2)	1,586	184	—	—	1,795
Restructuring expenses (adjustments)*	—	—	—	(58)	10	172	2,048	2,172
Cash refund (payments)*	—	(27)	2	(1,528)	(194)	(172)	(1,006)	(2,925)

Balances, February 28, 2003*	$—	$—	$ —	$—	$—	$—	$1,042	$1,042

*	(Unaudited)

Note 12.    Employee Benefit Plan

Eligible PalmSource employees may participate in Palm’s 401(k) Plan (“the Plan”). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants may elect to contribute from 1% to 22% of their annual compensation to the Plan each calendar year, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for Company matching contributions as determined by the Board of Directors. Palm matches 50% for each dollar on the first 6% of target income contributed by the employee. Employees become vested in Palm matching contributions according to a three-year vesting schedule based on initial date of hire. PalmSource’s expense related to 401(k) matching contributions was $0.2 million, $0.5 million, $0.5 million, $0.4 million (unaudited), and $0.5 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13.    Litigation

To date, no lawsuit has been filed against PalmSource but from time to time the Company has received claims related to the conduct of its business. In the course of Palm’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. In the course of Palm’s business, it also receives claims of infringement or otherwise becomes aware of potentially relevant patents or other intellectual property rights held by other parties. Palm is currently subject to a number of these claims. Palm believes that it has defenses to the cases set forth below and is vigorously contesting these matters. Though the claims currently do not name PalmSource as defendants, the substance of their claims may implicate PalmSource and result in claims against the Company in the future or require that PalmSource indemnify Palm pursuant to our separation agreements with Palm.

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, titled “Unistrokes for Computerized Interpretation of Handwriting” or ‘656 patent. The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used in handheld computers using Palm OS. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit, or CAFC. On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. The defendants filed a Notice of Appeal on December 21, 2001. On February 22, 2002, the court denied a request for an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In connection with the denial of Xerox’s request to set a trial date on damages, the court required Palm to post a $50.0 million bond, which was satisfied with a letter of credit from a financial institution and, subsequently, was released in April 2003. A Notice of Appeal from the District Court’s order of February 22, 2002 was filed by Palm on March 15, 2002. A cross-appeal from the District Court’s order of February 22, 2002 was filed by Xerox on March 4, 2002. A hearing on the appeal and cross-appeal was held on January 6, 2003 before the CAFC. The CAFC has remanded the case to the District Court for a determination on the issue of invalidity of the ‘656 patent. Xerox petitioned the CAFC for reconsideration of its determination on the appeal and cross-appeal, but the CAFC has denied this petition. If Palm is not successful regarding the remand to the District Court, the CAFC has noted that an injunction will apply. If an injunction is sought by Xerox and issued, it could result in business interruption for Palm that would have a significant adverse impact on Palm’s operations and financial condition if Palm has not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if Palm is not successful with regard to this remand to the District Court, Xerox has stated in its court pleadings that it will seek at a trial, a significant compensatory and punitive damage award or license fees from Palm. Furthermore, if Palm is not successful with regard to this remand to the District Court, Palm might be liable to Palm’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patent claims against Palm’s licensees and other third parties. The District Court judge has conducted settlement discussions between the parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Xerox litigation. As part of the separation agreements with Palm, Palm has agreed to indemnify PalmSource for any damages that PalmSource may incur due to the Xerox litigation. If Palm is not successful in the Xerox litigation and is unable to or does not indemnify the Company, PalmSource might be required to pay Xerox

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

significant damages or license fees or pay licensees significant amounts to indemnify them for their losses. PalmSource believes that there are adequate defenses to the claims made by Xerox.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed, on March 6, 2000, an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, titled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. In an Order dated August 12, 2002, the Court granted Palm’s motion for summary judgment that there was no infringement. E-Pass appealed the Court’s decision to the CAFC. The issues on appeal before the CAFC have been fully briefed and argued by the parties who await a ruling. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses, which may arise out of the E-Pass litigation.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc., Civil Action No. 01-169. The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, titled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The case was referred to Magistrate Judge Mary P. Thynge. In a Memorandum Opinion dated July 11, 2002, the Magistrate Judge indicated that she would recommend that the District Court grant the defendants’ motion for summary judgment that there was no infringement. NCR filed objections to the recommendations of the Magistrate Judge, and Palm has filed a response to NCR’s objections. The parties are now awaiting a decision from District Court Judge Kent Jordan.

On January 23, 2003, Peer-to-Peer Systems LLC filed a complaint against Palm in the United States District Court for the District of Delaware. The case is captioned Peer-to-Peer Systems, LLC vs. Palm, Inc., Civil Action No. 03-115. The complaint alleges infringement of U.S. Patent No. 5,618,045 titled “Interactive Multiple Player Game System and Method of Playing a Game Between at Least Two Players.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendant from infringing the patent in the future. Palm believes that the claims are without merit and intends to defend against them vigorously. The parties have begun the discovery process.

In June 2001, the first of several putative stockholder class action lawsuits was filed in United States District Court, Southern District of New York against certain of the underwriters for Palm’s initial public offering, Palm and several of its officers. The complaints, which have been consolidated under the caption In re Palm, Inc. Initial Public Offering Securities Litigation, No. 01 CV 5613, assert that the prospectus from Palm’s March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints allege claims against Palm and the officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies. All of these various consolidated cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. An amended consolidated complaint was filed in April 2002. The claims against the individual

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

defendants have been dismissed without prejudice pursuant to an agreement with the plaintiffs. A settlement proposal from the plaintiffs is under consideration by Palm. Palm believes that it has meritorious defenses to the claims against it and intends to defend the action vigorously if settlement is not reached.

On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com Corporation in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3 Com Corp et al, Case No. 323587. An amended complaint alleging breach of warranty and violation of California’s Unfair Competition Law was filed and served on Palm on August 15, 2001. The amended complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC motherboards by permitting an electrical charge, or “floating voltage,” from either the handheld or the cradle to be introduced into the PC via the serial and/or USB port on the PC. The plaintiffs allege that this damage is the result of a design defect in one or more of the following: HotSync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Discovery is closed. The parties engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Connelly litigation.

On January 23, 2002, a purported consumer class action lawsuit was filed against Palm in California Superior Court, San Francisco County. The case is captioned Eley et al v. Palm, Inc., Case No. 403768. The unverified complaint, filed on behalf of purchasers of Palm m500 and m505 handhelds, alleges (1) that the HotSync function in certain Palm handhelds does not perform as advertised and the products are therefore defective and (2) that upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty. The complaint alleges Palm’s actions are a violation of California’s Unfair Competition Law and a breach of express warranty. The complaint seeks alternative relief including an injunction to have Palm desist from selling and advertising the handhelds, to recall the defective handhelds, to restore the units to their advertised functionality, to pay restitution or disgorgement of the purchase price of the units and/or damages and attorneys’ fees. Palm filed its answer denying the allegations and the parties engaged in document and deposition discovery. Plaintiff and Palm engaged in mediation and tentatively agreed to a settlement in principle, subject to acceptable documentation and court approval.

On March 11, 2002, a purported consumer class action lawsuit was filed against Palm in the Wayne County Circuit Court, Detroit, Michigan. The case is captioned Hayman, et al. v Palm, Inc (Case No. 02-208249-CP). Plaintiffs allege that certain of Palm, Inc.’s advertisements for its Palm III, V and m100 handheld devices were false or misleading regarding the ability of the device to wirelessly and remotely access e-mails or the Internet without the need for additional hardware or software sold separately. Plaintiffs allege violations of the Michigan Consumer Protection Act, breach of express and implied warranties and Michigan common law, and seek to recover the purchase price of the device from Palm for themselves and a class of all similarly situated consumers. Palm has filed a motion to dismiss the lawsuit in its entirety. The Court has heard arguments on that motion, and it has advised that it would rule on Palm’s motion to dismiss before considering the suitability of this lawsuit for class treatment.

In October 2002, a purported consumer class action lawsuit was filed against Palm in Illinois Circuit Court, Cook County. The case is captioned Goldstein v. Palm, Inc., No. 02CH19678. The case alleges consumer fraud regarding Palm’s representations that its m100, III, V, and VII handheld personal digital assistant, as sold, would provide wireless access to the Internet and e-mail accounts, and would perform common business functions including data base management, custom form creation, and viewing Microsoft Word and Excel documents,

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

among other tasks. The case seeks unspecified actual damages and indemnification of certain costs. Palm responded to the Complaint and the case is in its early stages. No trial date has been set.

In August and September 2002, four purported consumer class action lawsuits were filed against Palm in California Superior Court, Santa Clara County; California Superior Court, San Diego County; Illinois Circuit Court, Cook County; and Illinois Circuit Court, St. Clair County. The respective cases are captioned Lipner and Ouyang v. Palm, Inc., No. CV-810533; Veltman v. Palm, Inc., No. 02CH16143; Wireless Consumer’s Alliance, Inc. v. Palm, Inc., No. GIC-794940; and Cokenour v. Palm, Inc., No. 02L0592. All four cases allege consumer fraud regarding Palm’s representations that its m130 handheld personal digital assistant supported more than 65,000 colors. Certain of the cases also allege breach of express warranty and unfair competition. In general, the cases seek unspecified damages and/or to enjoin Palm from continuing its allegedly misleading advertising. Palm has filed answers denying the allegations in the two former actions. The parties have tentatively agreed to a settlement in principle, subject to documentation and court approval.

On February 27, 2003, a purported consumer class action lawsuit was filed against Palm in California Superior Court, Santa Clara County. The case is captioned Hemmingsen et al v. Palm, Inc., Case No. CV815074. The unverified complaint, filed on behalf of purchasers of Palm m515 handhelds, alleges that such handhelds fail at unacceptably high rates, and in particular that instant updating and synchronization of data with PCs often will not occur. The complaint further alleges that, upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty, among other things. The complaint alleges that Palm’s actions violate California’s Unfair Competition Law and constitute a breach of warranty. The complaint seeks restitution, disgorgement, damages, an injunction mandating corrective measures including a full replacement program for all allegedly defective m515s or, alternatively mandating a refund to all purported class members of the full purchase price for their m515s, and attorneys’ fees. The parties have begun the discovery process.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Transactions with Palm

For the periods subsequent to the Separation Date, intercompany transactions and balances between PalmSource and Palm consisted of the following (in thousands):

	The Period from Separation Date to May 31, 2002	Nine Months Ended February 28, 2003
		(Unaudited)
Balance at beginning of period	$—	$864
Royalty and license fees	23,085	29,538
Support and services	697	1,070
Cost of revenues	(78)	(91)
Research and development expenses	(2,738)	(686)
Sales and marketing expenses	(1,794)	(2,125)
General and administrative expenses	(1,510)	(512)
Allocation of corporate services	(7,686)	(4,784)
Real estate/facilities expenses	(2,380)	(794)
Stock-based compensation	(575)	(672)
Other income (expense), net	(61)	(18)
Collection of third party receivables by Palm on behalf of PalmSource	1,533	441
Cash paid by Palm on behalf of PalmSource, net	(1,184)	(3,022)
Net assets transferred to PalmSource	(126)	(630)
Net cash transfers from Palm	(5,988)	(14,049)
Other	(331)	(2,216)

Balance at end of period	$864	$2,314

Average balance during the period	$432	$1,589

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the periods presented, PalmSource’s costs and expenses included allocations from Palm for centralized legal, finance, treasury, real estate, information technology, customer support, sales, marketing, engineering, and other Palm corporate services and infrastructure costs. These allocations were determined on the bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource. The allocation methods include relative revenues or headcount.

Allocated costs included in the accompanying consolidated statements of operations were as follows (in thousands):

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
				(Unaudited)
Cost of revenues	$143	$382	$410	$312	$134
Research and development	4,283	11,966	9,931	7,610	2,252
Sales and marketing	4,776	7,763	4,885	3,917	509
General and administrative	8,000	10,713	7,243	5,894	2,683

Subsequent to the Separation Date, during fiscal year 2002, Palm made capital contributions to PalmSource of approximately $31.1 million in cash and $3.7 million in net asset transfers. During the nine months ended February 28, 2003, PalmSource returned net assets to Palm of approximately $2.7 million, including cash of $2.1 million.

For purposes of governing certain of the ongoing relationships between PalmSource and Palm at and after the Separation Date and to provide for an orderly transition, PalmSource and Palm have entered into various agreements. A brief description of each of the agreements follows.

Software License Agreement

Under the Software License Agreement, as amended and restated, PalmSource agreed to grant to Palm certain licenses to develop, manufacture, test, maintain and support their products. In addition, PalmSource agreed to grant to Palm a source code license and certain rights to use, produce, grant end user sublicenses and distribute certain software. Palm will pay PalmSource license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource’s software and maintenance and support fees. The Software License Agreement expires December 3, 2006 and includes a minimum annual royalty and license commitment of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring December 3, 2006. Applying the terms of the Software License Agreement for all periods presented, PalmSource has recognized license and royalty revenues of $40.7 million, $59.8 million, $42.4 million, $31.4 million (unaudited), and $29.5 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively. In addition, PalmSource has recognized support and service revenues of $0.4 million, $0.4 million, $1.0 million, $0.4 million (unaudited), and $1.1 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively. These amounts have been included in related party revenues on the face of the combined and consolidated financial statements. (See Note 15, Other Related Party Transactions.) For revenues recorded on the basis of the retroactive application of the terms of the Software License Agreement, the Company has recorded a distribution to Palm through stockholders’ equity / net investment (deficit) in an amount equal to the Palm license, royalty, support and service revenue recognized.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trademark Agreements

The Trademark Agreements contain the key provisions relating to the use of all Palm-formative trademarks which have been assigned from PalmSource and Palm to a brand holding company, Palm Trademark Holding Company LLC, to be owned 55% by PalmSource and 45% by Palm, which will license the marks to PalmSource and Palm. Under the various agreements, PalmSource has been granted the right to use and sublicense the Palm Marks and Palm has been granted the right to use and sublicense certain transitional Palm-formative marks.

Master Separation and Distribution Agreement

The Master Separation and Distribution Agreement contains the key provisions relating to the separation of PalmSource from Palm. The agreement lists the documents and items that the parties were required to deliver in order to have accomplished the transfer of assets and liabilities from Palm to PalmSource effective on the Separation Date. The parties also entered into both short-term and long term covenants, including covenants relating to business service agreements, exchange of information, auditor and auditing practices, dispute resolution and employee matters.

General Assignment and Assumption Agreement

The General Assignment and Assumption Agreement as amended, identifies the assets that Palm transferred to PalmSource and the liabilities that PalmSource assumed from Palm in the separation. The assets that were transferred and the liabilities that were assumed were listed in the agreement.

Intellectual Property Agreements

The Master Technology Ownership and License Agreement and the Master Patent Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, Palm grants, conveys and assigns to PalmSource all its right, title and interest in and to the PalmSource technology as well as all causes of action and rights of recovery for past infringement of Copyrights and Database Rights in and to the PalmSource technology and for past misappropriation of trade secrets in and to the PalmSource technology. Palm also grants, conveys and assigns to PalmSource all its right, title and interest in and to the PalmSource data and PalmSource Patents as well as causes of action and rights of recovery for past infringement of PalmSource Patents and the right to claim priority from PalmSource Patents. The agreement confirm that Palm and PalmSource jointly own all right, title and interest in and to the Joint Data and Palm grants, conveys and assigns to PalmSource an undivided one-half interest in and to the Joint Data.

In addition, PalmSource and Palm grant licenses to each other on certain Copyrights, trade secrets, Database Rights, patents and other intellectual property rights in and to the Licensed PalmSource Technology and Licensed Palm Technology which were jointly developed with PalmSource. Both Palm and PalmSource have agreed not to disclose confidential information of the other party except in specific circumstances.

Tax Sharing Agreement

The amended and restated Tax Sharing Agreement (the “tax sharing agreement”) sets forth the principal arrangements between Palm and PalmSource regarding the filing of tax returns, the payment of taxes and the conduct of tax audits or other disputes. The tax sharing agreement provides for the calculation of PalmSource’s tax liability as if PalmSource were a stand-alone corporation; i.e., to the extent that PalmSource would have been liable for taxes on a stand-alone basis, it will pay Palm for such tax liability. Conversely, to the extent that any

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

PalmSource operating losses reduce PalmSource’s tax liability as a stand-alone company in a future period, any required payment to Palm under the agreement will be reduced.

Under the tax sharing agreement, Palm is required to prepare and file all Palm/PalmSource consolidated tax returns through the distribution date, including the final consolidated Palm/PalmSource federal income tax return. PalmSource has the right to review and consent to any Palm/PalmSource consolidated returns filed after the distribution date, provided that it does not withhold such consent unreasonably. In addition, Palm has sole and complete authority to control and resolve all tax audits and other disputes relating to any Palm/PalmSource consolidated returns filed before and after the distribution date. After the distribution date, however, Palm may not enter into any dispute settlement that would materially increase PalmSource’s liability under the tax sharing agreement without PalmSource’s consent, which consent PalmSource cannot withhold unreasonably.

The tax sharing agreement also contains provisions requiring PalmSource to indemnify Palm for, among other things, (i) any increases in PalmSource’s stand-alone income tax liability or other consolidated tax liabilities arising as a result of any amended return, audit or other dispute and attributable to periods after December 3, 2001, (ii) any increases in certain non-income taxes (e.g., payroll, employee withholding, etc.) attributable to PalmSource’s business, (iii) any transfer taxes incurred on the transfer of assets by Palm to PalmSource, and (iv) any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution.

Business Services Agreement

The Business Services Agreement governs individual business services as requested by PalmSource and provided by Palm on an interim basis, for one year from the Separation Date, which was extended through May 31, 2003, for specific services or otherwise indicated in the agreement. The services include corporate development, corporate marketing, corporate strategy, finance, global corporate procurement, human resources, information technology, insurance and risk management, legal, real estate and site services, security and environmental health and safety, stock administration, tax and trade, travel and meeting services and treasury. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. If PalmSource becomes an externally separate company prior to the termination of the Business Services Agreement, PalmSource will pay Palm the direct and indirect costs of providing the services plus 5% for services provided to PalmSource after the distribution date. Services provided by Palm to PalmSource prior to the distribution date are at cost.

The Business Services Agreement also will cover the provision of certain additional services identified from time to time after the Separation Date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as such services would not significantly disrupt Palm’s operations or materially increase the scope of its responsibility under the agreement.

Master Confidential Disclosure Agreement

Under the Confidential Disclosure Agreement, the receiving party shall protect the confidential information of the disclosing party by using the same degree of care to prevent the unauthorized use, dissemination, or publication of the confidential information as receiving party uses to protect its own confidential information of a like nature. The receiving party will not use such confidential information in violation of any use restriction in any transaction agreement and not disclose such confidential information to any third party without prior written consent of the disclosing party, except as expressly permitted under agreements entered between the parties.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Indemnification and Insurance Matters Agreement

Under the amended and restated Indemnification and Insurance Matters Agreement, on the distribution date, PalmSource and Palm will each release and forever discharge the other from any and all liabilities arising under any contract or agreement and from events occurring on or before the distribution date, including events occurring in connection with the activities to implement the separation and distribution. The agreement also contains provisions governing indemnification. In general, PalmSource and Palm will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement. In addition, Palm and PalmSource will each indemnify the other against liability for specified environmental actions and conditions. PalmSource will reimburse Palm for the cost of any insurance premium expenses to be allocated between Palm and PalmSource according to their respective shared percentages.

Xerox Litigation Agreement

The Xerox litigation agreement governs Palm and PalmSource’s obligations with respect to the current patent litigation with Xerox. Prior to the effectiveness of the litigation agreement, the responsibility for the defense and indemnity of the Xerox litigation rested with PalmSource and PalmSource had been paying Palm’s defense costs and reimbursing Palm for any payments required as a result of its posting of a bond required in connection with the litigation through May 31, 2003. PalmSource reimbursed Palm for $1.1 million (unaudited) of expenses associated with Palm’s posting of such bond for the nine months ended February 28, 2003.

Under the Xerox litigation agreement, Palm assumes responsibility for managing the Xerox litigation, determining strategy and making most settlement decisions. Additionally, if any claim is brought against PalmSource or its OS licensees alleging infringement of the Xerox patent by covered OS versions, then Palm also must manage the defense, bear the costs and pay the damages awarded or agreed to in settlement of such claim. Although Palm has management control over the Xerox litigation, the litigation agreement prohibits Palm from consenting to any judgment or settlement that would: allow injunctive or declaratory relief to be ordered against PalmSource, require PalmSource to pay any future royalties or otherwise require PalmSource to make any payment that is not fully indemnified, require PalmSource to license its intellectual property, or otherwise affect the business, financial condition or operations of PalmSource or its licensees in a material way.

The litigation agreement also obligates Palm to bear the costs of the Xerox litigation that are incurred after June 1, 2003, not including the imputed costs of PalmSource’s personnel or of any independent advice PalmSource may choose to seek. Palm also must pay the amount of any damages awarded in, or agreed to in settlement of, the Xerox litigation.

Real Estate

Under the Sublease agreement, Palm assigns the rights, title and interest under the 3Com lease for certain premises to PalmSource and under the Assignment of Lease agreement, Palm assigns all rights, title and interest under the Regus Business Centre Corp and EOP-Northwest Properties, L.L.C. leases to PalmSource. The assignments are effective as of December 3, 2001, the “Effective Date”. Under the PalmSource-Palm Real Estate License agreement, PalmSource licenses to Palm the nonexclusive right to use certain areas of the Portland premises and office furniture and equipment located at the premises.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Agreements

Palm and PalmSource have also entered into a number of other agreements including the SDIO license agreement, the Elaine software license and services agreement, and the development agreement. These agreements generally cover the use of various internally developed software by both parties. In addition, Palm and PalmSource also entered into a strategic collaboration agreement for the development of new versions of Palm OS. Under the agreements, Palm has certain rights to first discussion prior to PalmSource entering into collaboration projects with other licensees.

Employee Matters Agreement

The employee matters agreement sets forth the principal arrangements between Palm and PalmSource with regard to their respective employees, employee compensation, employee benefit plans, programs and arrangements and other employment matters.

Intercompany Loan Agreement

The terms of the note payable to Palm for $20.0 million are set forth in the amended and restated intercompany loan agreement. The note payable to Palm bears interest at 2.48% per annum. Immediately prior to a distribution, $20.0 million will be contributed as additional paid-in-capital. The related accrued interest will be due and payable within seven days after the distribution date or, if the distribution is not completed prior to December 3, 2004, then the $20.0 million note payable to Palm and the related accrued interest will be due and payable on December 3, 2004. The agreement does not require collateral but contains a list of events that will constitute a default resulting in the note payable becoming immediately due and payable.

At the distribution date, it is intended that PalmSource will assume $15.0 million of the convertible note issued by Palm to a third party, which bears interest at 5.0% per annum and is due December 6, 2006. The existing Palm note has a conversion price of $92.6316 per Palm share and a conversion rate of 10.79545 Palm shares per $1,000 of principal amount (in each case, after giving effect to Palm’s one-for-20 reverse stock split). If the third party elects to accept Palm’s proposed division of the principal amount, the terms of the PalmSource note will be substantially similar to the terms of the existing Palm note. The PalmSource note will be convertible into only PalmSource common stock and the conversion price and conversion rate will be set according to formulas such that the conversion price of the PalmSource note and the initial price of a share of PalmSource stock is in the same proportion as the relationship between the conversion price of the existing Palm note and the price of a share of Palm common stock prior to the closing of the distribution.

Letter Agreement Regarding Cash Contributions

The letter agreement provides for the contribution of an additional $6.0 million from Palm to PalmSource upon the distribution of shares of PalmSource capital stock held by Palm to Palm’s stockholders, provided that such distribution transaction is not preceded by an initial public offering of PalmSource’s capital stock.

Note 15.    Other Related Party Transactions

Under the terms of the License Agreement between PalmSource and Sony, PalmSource has recognized license and royalty revenues of $0, $1.0 million, $5.1 million, $3.5 million (unaudited), and $8.6 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively. In addition, PalmSource has recognized support and service revenues of $0.1 million, $0.2 million, $0.2 million, $0.1 million (unaudited), and $0.2 million (unaudited) for the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, respectively. These amounts have been included in related party revenues on the face of the combined and consolidated financial statements. As of

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

May 31, 2002, approximately $30,000 represents outstanding receivables from Sony and is included in Receivable from related parties in the combined and consolidated financial statements.

Effective October 7, 2002, PalmSource entered into a business collaboration agreement which expires in October 2012 with Sony under which PalmSource and Sony agreed to share certain information regarding ongoing product and development plans and, for a period of at least three years, to establish mutually agreed written co-development plans for potential areas of joint development. Under the business collaboration agreement, prior to October 7, 2003, PalmSource will not engage another licensee of Palm OS as a development partner under a joint development agreement to participate in a co-development program for new versions of Palm OS and from October 7, 2003 until October 7, 2005, PalmSource will not engage more than two development partners meeting the above requirements in addition to Sony and PalmSource will first offer to discuss new projects with Sony prior to engaging such additional development partners.

Note 16.    Business Segment Information

PalmSource operates in one reportable segment.

Geographic Information

PalmSource’s headquarters and most of its operations are located in the United States. PalmSource conducts its sales, marketing and customer service activities throughout the world and also has a research and development facility in France. Geographic revenue information is based on the location of the customer. Geographic long lived tangible asset information is based on the physical location of the assets. All restricted investments are located in the United States. For the years ended May 31, 2000, 2001 and 2002 and the nine months ended February 28, 2002 and 2003, no country outside the United States or Japan accounted for 10% or more of total revenues. Revenues from unaffiliated customers and net property and equipment by geographic region are as follows (in thousands):

	Years Ended May 31,			Nine Months Ended February 28,
	2000	2001	2002	2002	2003
				(Unaudited)
Revenues:
United States	$47,569	$81,437	$60,008	$44,412	$42,195
Japan	83	1,235	5,256	3,606	8,801
Other	314	3,760	4,619	3,332	5,116

Total	$47,966	$86,432	$69,883	$51,350	$56,112

	May 31,			February 28, 2003
	2000	2001	2002
				(Unaudited)
Property and equipment, net:
United States	$1,579	$2,648	$2,008	$3,162
Other	444	648	384	383

Total	$2,023	$3,296	$2,392	$3,545

Note 17.    Subsequent Events

On June 3, 2002, the Company’s Board of Directors approved the re-capitalization, based on a one for five reverse stock split as of the distribution date, of the issued and outstanding shares of common stock of the Company.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 30, 2003, the Company’s Board of Directors approved a voluntary stock option exchange program. Under the program, certain of the Company’s key executives are offered the opportunity to exchange outstanding stock option grants on the later of (i) the first business day that is at least six months and one day after outstanding stock option grants are cancelled and (ii) any business day, in PalmSource’s sole discretion, within thirty days of the transaction. New shares of restricted stock will be granted immediately following the cancellation of outstanding stock option grants. A total of 1,189,000, as adjusted for the re-capitalization as of the distribution date, PalmSource options are expected to be cancelled in connection with the option exchange and 713,914 replacement options and 689,490 shares of restricted stock granted in exchange. The per-share exercise price for new options will be the fair market value of a share of PalmSource common stock on the date of grant. The purchase price for a share of restricted stock will be the par value of a share of PalmSource common stock on the date of grant. The issuance of restricted stock will result in a non-cash stock compensation charge that will be measured based on the market price per share of PalmSource common stock on the grant date and expensed over the vesting period.

On June 30, 2003, the Company’s Board of Directors has offered certain of its key executives the opportunity to waive their rights to an aggregate of 274,660 promised stock option grants, as adjusted for the re-capitalization as of the distribution date, for new grants of (i) nonstatutory stock options and (ii) restricted stock. The Company intends to grant new options within thirty days of the effective date of the transaction and grant new shares of restricted stock immediately following the cancellation of outstanding stock options under the option exchange program. The issuance of restricted stock will result in a non-cash stock compensation charge that will be measured based on the market price per share of PalmSource common stock on the grant date and expensed over the vesting period.

On June 30, 2003, the Company’s Board of Directors approved an aggregate of 73,175 shares of bonus-restricted stock, as adjusted for the re-capitalization as of the distribution date, to be granted to certain of its key executives. Shares of bonus-restricted stock will be granted immediately following the cancellation of outstanding stock options under the option exchange program. The issuance of restricted stock will result in a non-cash stock compensation charge that will be measured based on the market price per share of PalmSource common stock on the grant date and expensed over the vesting period.

On June 30, 2003, the Company’s Board of Directors adopted the PalmSource 2003 Employee Stock Purchase Plan (“ESPP”). The ESPP provides eligible employees, including employees of participating subsidiaries, with the opportunity to purchase shares of the Company’s common stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under section 423 of the Code. The Company has reserved a total of 400,000 shares of common stock, as adjusted for the re-capitalization as of the distribution date, for issuance pursuant to the ESPP.

On June 30, 2003, the Company’s Board of Directors adopted the PalmSource 2003 Equity Incentive Plan, which will become effective on August 1, 2003. The Equity Incentive Plan provides for the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units and (5) performance shares. The Company has reserved a total of 3,626,294 shares of its common stock, as adjusted for the re-capitalization as of the distribution date, for grant under the Equity Incentive Plan, which total includes shares that have been reserved but not granted pursuant to options under our 2001 Stock Plan and any shares returned to our 2001 Stock Plan as a result of the termination of options or the repurchase of unvested shares issued under the 2001 Stock Plan.

On June 30, 2003, the Company’s Board of Directors adopted a form of amended and restated certificate of incorporation, effective as of the distribution date adjusting the authorized common and preferred stock of the Company.

QUARTERLY RESULTS OF OPERATIONS  (Unaudited)

The following tables present PalmSource’s condensed operating results for each of the eleven fiscal quarters for the period ended February 28, 2003. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited combined and consolidated financial statements included in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with PalmSource’s combined and consolidated financial statements and the notes to those statements included in this proxy statement/prospectus.

The combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm and reflect significant assumptions and allocations. The historical financial information may not be indicative of PalmSource’s future performance and does not necessarily reflect what Company’s financial position and results of operations would have been had PalmSource operated as a separate, stand-alone entity during the periods presented. In addition, as a result of PalmSource’s acquisitions, the Company’s results of operations are not necessarily comparable between the periods presented.

	Three months ended
	Aug. 31, 2000	Nov. 30, 2000	Feb. 28, 2001	May 31, 2001	Aug. 31, 2001	Nov. 30, 2001	Feb. 28, 2002	May 31, 2002	Aug. 31, 2002	Nov. 30, 2002	Feb. 28, 2003
	(In thousands, except per share amounts)
Revenues	$17,226	$23,809	$23,853	$21,544	$15,800	$15,149	$20,401	$18,533	$15,050	$14,788	$26,274
Cost of revenues	1,028	984	1,056	2,381	2,557	2,355	2,765	2,926	2,946	2,740	2,710
Net income (loss)	(3,454)	(4,746)	(764)	(14,874)	(8,832)	(8,708)	(2,651)	(5,967)	(10,781)	(8,273)	734
Net income (loss) per share—Basic and diluted	$(0.35)	$(0.47)	$(0.08)	$(1.49)	$(0.88)	$(0.87)	$(0.27)	$(0.60)	$(1.08)	$(0.83)	$0.07
Shares used in computing per share amounts—Basic and diluted	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000

Basic and diluted net loss per share has been calculated using common stock outstanding of 10,000,000 shares for each period presented, as adjusted for the re-capitalization as of the distribution date, of the issued and outstanding shares of common stock.

PALMSOURCE, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Statements of Operations for the Year Ended May 31, 2002

During the second quarter of fiscal year 2002, Palm completed its purchase of specified assets of Be Incorporated (“Be”), including substantially all of Be’s intellectual property and other technology assets accounted for as a purchase pursuant to SFAS No. 141. The assets acquired were assumed to have been contributed to the Company by Palm at the date of acquisition. In addition to the asset purchase, Palm hired a substantial majority of Be’s engineers to work for PalmSource. The unaudited pro forma combined financial information for PalmSource set forth below gives effect to the business combination as if it had been consummated at the beginning of the period presented.

The accompanying unaudited pro forma combined financial statements of operations are presented in accordance with Article 11 of the Securities Exchange Commission’s Regulation S-X.

The unaudited pro forma combined statements of operations for the year ended May 31, 2002 include the audited historical combined and consolidated statement of operations of PalmSource for the year ended May 31, 2002 combined with the unaudited consolidated statement of operations of Be for the period from June 1, 2001 through November 12, 2001. The results of operations of Be are included in results of operations of PalmSource from the November 13, 2001 date of acquisition.

The pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of filing this prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, with PalmSource’s historical financial statements and related notes thereto, and with Be’s historical financial statements and related notes thereto.

PALMSOURCE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

Year Ended May 31, 2002

(In thousands, except per share amounts)

	Historical PalmSource (1)	Historical Be (2)	Combined	Pro Forma Adjustments		Pro Forma Total
Revenues	$69,883	$1,755	$71,638	$(1,755	)A	$69,883
Costs of revenues	10,603	2,119	12,722	(1,997	)A,B,C	10,725

Gross Margin	59,280	(364)	58,916	242		59,158
Operating Expenses:
Research and development	49,587	2,159	51,746	(2,523	)A,B	49,223
Sales and marketing	19,309	(238)	19,071	238	B	19,309
General and administrative	12,779	1,171	13,950	(1,171	)B	12,779
Amortization of intangibles	310	—	310	179	C	489
Restructuring charges	1,992	48	2,040	(48	)B	1,992
Separation costs	519	—	519	—		519
Purchased in-process technology	—	—	—	—		—

Total operating expenses	84,496	3,140	87,636	(3,325)		84,311
Loss from operations	(25,216)	(3,504)	(28,720)	3,567		(25,153)
Interest expense	(256)	(39)	(295)	39	B	(256)
Interest and other income (expense), net	(421)	2,438	2,017	(2,438	)B	(421)

Loss before income taxes	(25,893)	(1,105)	(26,998)	1,168		(25,830)
Income tax provision (benefit)	265	—	265	—		265

Net loss	$(26,158)	$(1,105)	$(27,263)	$1,168		$(26,095)

Net loss per share:
Basic and diluted	$(2.62)					$(2.61)

Shares used in computing net loss per share:
Basic and diluted (3)	10,000					10,000

(1)	For the year ended May 31, 2002
(2)	For the five and half months ended November 12, 2001
(3)	As adjusted for the re-capitalization as of the distribution date, of the issued and outstanding shares of common stock

See notes to unaudited pro forma combined statements of operations.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(A)	Prior to the close of the business combination in which Palm acquired substantially all of Be’s intellectual property and other technology assets and hired a substantial majority of Be’s engineers to work for PalmSource, Be provided professional services to Palm. The engineering services provided by Be included fifty engineers’ time to work on the Palm OS platform. Be historically recorded the amounts received from Palm as professional services revenues. This pro forma adjustment eliminates revenue and associated costs of revenues and adjusts research and development expenses in the Be financial statements associated with the services provided to PalmSource.

(B)	Amounts represent the elimination of certain operating expenses from the combined total, as the purchase related to specified assets only and PalmSource does not intend to enter into the same line of business that Be’s results of operations reflect. Accordingly, certain of Be’s expenses have been eliminated as a pro forma adjustment.

(C)	Amounts represent the amortization of intangible assets that would have been recorded during the year ended May 31, 2002 had the business combination occurred at the beginning of the period presented. The purchase price was allocated to core technology and non-compete covenants based on a valuation, generally, using a discounted cash flow approach, to determine their estimated fair values. The excess purchase price over the estimated fair values was recorded as goodwill which, pursuant to SFAS No. 142, is not amortized but reviewed on an at least annual basis for impairment. The pro forma adjustments in cost of revenues and research and development consist of the following (in thousands):

Amortizable Intangible	Financial Statement Line Item	Estimated Fair Value	Amortization Period	Resulting Amortization from beginning of the period
			(in months)
Core technology	Cost of revenues	$800	36	$122
Non-compete covenants	Amortization of intangibles	$780	24	$179

WeSync.com, Inc.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of WeSync.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of WeSync.com, Inc. at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

November 20, 2002

WeSync.com, Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	1999	2000
Revenue	$—	$10
Costs of revenues	—	—

Gross profit	—	10
Operating costs and expenses:
Sales and marketing (inclusive of non-cash stock-based compensation expense of $0 and $22, respectively)	406	718
Research and development (inclusive of non-cash stock-based compensation expense of $3 and $60, respectively)	681	1,519
General and administrative (inclusive of non-cash stock-based compensation expense of $13 and $599, respectively)	345	1,441

Total operating costs and expenses	1,432	3,678

Operating loss	(1,432)	(3,668)
Interest and other income (expense), net	(18)	(947)

Net loss	$(1,450)	$(4,615)

The accompanying notes are an integral part of these financial statements

WeSync.com, Inc.

BALANCE SHEETS

(In thousands, except par value and shares amounts)

	December 31,
	1999	2000
ASSETS
Current assets:
Cash and cash equivalents	$341	$263
Accounts receivable	—	1
Prepaid expenses and other current assets	37	47

Total current assets	378	311
Deposits	13	14
Property and equipment, net	69	65

Total assets	$460	$390

LIABILITIES, REDEEMABLE COVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$81	$50
Accrued liabilities	532	231
Capital lease obligations, current	6	4
Convertible notes payable	—	921

Total current liabilities	619	1,206
Capital lease obligations, long-term	6	2
Commitments and contingencies (Note 4)
Redeemable convertible preferred stock, $.001 par value
Authorized: 8,000,000 shares
Issued and outstanding: 2,424,455 and 3,616,315 shares at December 31, 1999 and 2000, respectively
(Liquidation value: $2,627 and $4,677 at December 31, 1999 and 2000, respectively)	2,549	4,576
Warrants for preferred stock	80	80

	2,629	4,656
Stockholders’ Deficit:
Common stock, $0.001 par value
Authorized: 22,000,000 shares
Issued and outstanding: 2,753,095 and 2,286,200 shares at December 31, 1999 and 2000, respectively	3	2
Additional paid-in capital	27	2,942
Deferred stock-based compensation	(3)	(982)
Accumulated deficit	(2,821)	(7,436)

Total stockholders’ deficit	(2,794)	(5,474)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$460	$390

The accompanying notes are an integral part of these financial statements.

WeSync.com, Inc.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except par value and share amounts)

	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Accumulated Compensation	Deficit	Total
	Shares	Amount
Balances, December 31, 1998	2,753,095	$3	$14	$(6)	$(1,371)	$(1,360)
Issuance of options in exchange for services	—	—	13	—	—	13
Amortization of deferred stock-based compensation	—	—	—	3	—	3
Net loss	—	—	—	—	(1,450)	(1,450)

Balances, December 31, 1999	2,753,095	3	27	(3)	(2,821)	(2,794)
Issuance of common stock warrants in connection with convertible note payable agreement in September 2000	—	—	658	—	—	658
Beneficial conversion feature recorded in connection with convertible note payable	—	—	592	—	—	592
Forfeiture of founder’s restricted common stock	(499,995)	(1)	1	—	—	—
Remeasurement of options in exchange for services	—	—	588	—		588
Issuance of common stock upon exercise of options	33,100	—	4	—	—	4
Deferred stock-based compensation recorded in connection with employee stock option grants	—	—	1,072	(1,072)	—	—
Amortization of deferred stock-based compensation	—	—	—	93	—	93
Net loss	—	—	—	—	(4,615)	(4,615)

Balances, December 31, 2000	2,286,200	$2	$2,942	$(982)	$(7,436)	$(5,474)

The accompanying notes are an integral part of these financial statements

WeSync.com, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	1999	2000
Cash flows from operating activities:
Net loss	$(1,450)	$(4,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19	39
Non-cash interest expense	49	921
Stock-based compensation expense	16	681
Accrued interest on notes converted into preferred stock	9	—
Changes in assets and liabilities:
Accounts receivable	—	(1)
Prepaid expenses and other assets	(37)	(11)
Accounts payable	73	(31)
Accrued liabilities	(105)	174

Net cash used in operating activities	(1,426)	(2,843)

Cash flows from investing activities:
Purchases of property and equipment	(56)	(35)

Net cash used in investing activities	(56)	(35)

Cash flows from financing activities:
Principal payment on capital lease obligations	(4)	(6)
Net proceeds from issuance of redeemable convertible preferred stock	1,274	1,552
Prepayment of redeemable convertible preferred stock	475	—
Proceeds from exercise of common stock options	—	4
Proceeds from issuance of convertible note payable and warrants	—	1,250

Net cash provided by financing activities	1,745	2,800
Net increase (decrease) in cash and cash equivalents	263	(78)
Cash and cash equivalents, beginning of period	78	341

Cash and cash equivalents, end of period	$341	$263

Supplemental disclosures of cash flow information:
Interest paid	$5	$3

Supplemental disclosure of noncash investing and financing activities:
Conversion of notes payable and accrued interest into Series B convertible preferred stock	$921	$—

Warrants issued in conncetion with convertible notes payable	$—	$658

Beneficial conversion feature on convertible notes payable	$—	$592

Fair value of options issued to non-employees	$13	$588

Intrinsic value of options issued to employees	$—	$1,072

Assets acquired under capital leases	$11	$—

The accompanying notes are an integral part of these financial statements

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS

Note 1.    Background

WeSync.com, Inc. (“WeSync.com” or the “Company”), a Delaware corporation, was formed in December 1996 as a sole proprietorship and then incorporated on October 10, 1997 in the state of Delaware. The Company develops software enabling handheld devices to use the WeSync.com service to share, synchronize, and wirelessly refresh their calendars and contact information through the Internet-based WeSync.com Server. WeSync.com products allow users to work with multiple calendars and share calendars with other handheld users. In December 2000 the company completed its product and commenced commercial shipments.

In December 2000, WeSync.com entered into an agreement and plan of merger with Palm, Inc. (“Palm”). This transaction was completed in February, 2001 (see Note 11, Subsequent Events, to the financial statements). Subsequent to the business combination, WeSync.com was integrated into the operations of Palm although it still operated under the brand of WeSync.com. The former business of WeSync.com was subsequently transferred by Palm to PalmSource, Inc., a subsidiary of Palm.

Note 2.    Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, convertible notes payable and accounts payable, approximate fair value due to their short maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less at the time of purchase to be cash equivalents.

Risks and Uncertainties

The Company operates in a single business segment which is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in industry standards could have a material adverse effect on the Company’s business and operating results.

Research and Development

Research and development costs are expensed as incurred.

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are deposited with one financial institution, principally in a money market fund, which, at times, may exceed federally insured limits.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated over a period of 3-5 years, the estimated useful lives of the related assets, on a straight-line basis. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

Software Development Costs

Costs for the development of software are included in research and development and are expensed as incurred until technological feasibility has been established at which time, material software development costs would be capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, typically occurring when the beta testing commences, and general availability of such software, has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs. Cost associated with developing the Company’s Internet based synchronization services are accounted for under SFAS No. 86 as the Company intends to market the same product as an enterprise license to be applied by customers on their intranet.

Revenue Recognition

The Company recognizes revenue when earned in accordance with applicable accounting standards, including Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended. WeSync.com recognizes revenue from WeSync.com Servers upon delivery of the software provided that collection is determined to be probable and no significant obligations remain.

Advertising

Advertising and promotions costs are charged to sales and marketing expense as incurred. Advertising expense during 1999 and 2000 was approximately $197,000 and $154,000, respectively.

Stock-Based Compensation

The Company uses the intrinsic value method to record stock-based compensation for employees provided the stock option terms meet the requirements for fixed accounting. The intrinsic value method requires that deferred stock-based compensation to be recorded for the difference between the exercise price and the fair value of the underlying common stock on the grant date of the stock option. Pro forma net loss disclosures are presented in Note 8, Common Stock and Stock Option Plan, to the financial statements, assuming all employee options were valued using the Black-Scholes option pricing model and the resulting stock-based compensation is amortized over the period of time the option becomes exercisable, using the accelerated method. Stock-based compensation to non-employees is recorded based on the fair value of the option estimated using the

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Black-Scholes option pricing model on the date of grant and re-measured until the end of the service period which is generally when the option vests.

Income Taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive Loss

During 1999 and 2000, there was no difference between the Company’s net loss and its comprehensive loss.

Effects of Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after March 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The Company expects that the initial application of SFAS No. 142 will not have a material impact on its financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. SFAS No. 144 addresses accounting for the impairment of long lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company expects that the initial application of SFAS No. 144 will not have a material impact on its financial statements.

Note 3.    Other Balance Sheet Components

Property and Equipment

Property and equipment at December 31, 1999 and 2000 consists of the following (in thousands):

	December 31,
	1999	2000
Computer and network equipment	$89	$111
Furniture and fixtures	7	16
Computer software	7	11

	103	138
Less: Accumulated depreciation and amortization	(34)	(73)

	$69	$65

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense during 1999 and 2000 was approximately, $19,000 and $39,000, respectively.

Accrued Liabilities

Accrued liabilities at December 31, 1999 and 2000 consists of the following (in thousands):

	December 31,
	1999	2000
Accrued payroll and related liabilities	$35	$87
Accrued legal fees	16	69
Accrued interest on convertible note payable	—	44
Series C preferred stock prepaid financing	475	—
Other accrued liabilities	6	31

	$532	$231

In November 1999 various investors who intended to participate in the Series C redeemable convertible preferred stock offering prepaid for their shares that were subsequently issued in March 2000. The Company has classified these prepayments as accrued liabilities at December 31, 1999.

Note 4.    Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under non-cancelable contracts with expiration dates through September 2002. Rent expense during 1999 and 2000 was approximately, $164,000 and $21,000, respectively. The terms of the facility lease provide for rental payments on a fixed scale. Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2000 are as follows (in thousands):

2001	$141
2002	24

$165

Capital Leases

From 1997 through 1999, the Company entered capital lease agreements for computer equipment. The contracts range from $3,000 to $6,000 per contract with terms of two to three years and interest ranging from 12% to 18%. At December 31, 2000, a payable of $6,000 remained outstanding relating to these equipment leases.

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments under the capital lease agreements at December 31, 2000 are as follows (in thousands):

2001	$5
2002	2

Total minimum lease payments	7
Less: Amount representing interest	(1)

Present value of capital lease obligations	6
Less: Current portion	(4)

Long-term portion of capital lease obligations	$2

Litigation

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of business.

Note 5.    Convertible Notes Payable

During 1998, the Company entered into a convertible promissory note in the principal amount of $875,000, bearing interest at 8% per annum. The note and accrued interest converted into 701,490 shares of Series B Redeemable Convertible Preferred Stock in February 1999.

During 2000, the Company entered into a convertible promissory note in the principal amount of $1,250,000 (the “$1,250,000 Note”). The $1,250,000 Note accrues interest at 10% per annum and principal and accrued interest are due on March 31, 2001 (the “Maturity Date”) unless converted. The $1,250,000 note will automatically be converted in connection with the issuance of Series D Preferred Stock at the price and on the terms such Series D is sold to other investors, provided such financing occurs prior to the earlier of a change in control at which the note shall be convertible into Series C Redeemable Convertible Preferred Stock at $1.72 per share, or in the event that the financing is not completed prior to a change in control or maturity date the note shall be convertible into Series C Redeemable Convertible Preferred Stock at $1.72 per share.

In connection with the note, the Company issued warrants to purchase 406,977 shares of common stock at $0.17 per share exercisable immediately, until the earlier of a sale or merger of the Company, or September 2003. The Company valued the warrants using the Black-Scholes option pricing model applying the contractual life of 3 years, weighted average risk-free interest rate of 5.00%, a dividend yield of 0% and volatility of 70%. The note proceeds were apportioned between the note and the warrants with the allocation to the warrant of $658,000 recorded as additional paid in capital and the related discount is being accreted as interest expense over the life of the note. WeSync has recorded non-cash interest expense of $329,000 during 2000.

The Company recognized a beneficial conversion feature on the excess of fair value per share of the common stock on the date of issuance over the proceeds allocated to the note. As a result of the beneficial conversion feature associated with the note, the Company recorded $592,000 as additional paid in capital and non-cash interest expense during 2000. The beneficial conversion feature associated with the note was limited to the proceeds allocated to the note upon issuance. In accordance with Emerging Issues Task Force No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the Company expensed $592,000 as interest expense during 2000, as the conversion of the note was outside the control of the Company.

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The note was converted into 726,746 shares of Series C redeemable convertible preferred stock of the Company in February 2001 upon a change in control of the Company and the redeemable convertible preferred stock was acquired for cash by the acquiring company.

Note 6.    Redeemable Convertible Preferred Stock

In October 1997, the Company issued 760,000 shares of Series A redeemable convertible preferred stock (“Series A”) for cash at $0.50 per share, net of approximately $8,000 in issuance costs, for net proceeds of approximately $372,000.

In February 1999, the Company issued 481,481 shares of Series B redeemable convertible preferred stock (“Series B”) for cash at $1.35 per share, net of approximately $18,000 in issuance costs, for net proceeds of approximately $632,000. When issued in February 1999 the convertible note payable and accrued interest (See Note 5) of $921,000 was converted into 701,490 shares of Series B. In July 1999, the Company issued an additional 481,484 shares of Series B for cash at $1.35 per share, net of approximately $26,000 in issuance costs, for net proceeds of approximately $624,000.

In March 2000, the Company issued 1,191,860 shares of Series C redeemable convertible preferred stock (“Series C”) for cash at $1.72 per share, net of approximately $23,000 in issuance costs, for net proceeds of approximately $2,027,000.

The following table summarizes redeemable convertible preferred stock at December 31, 2000 (in thousands):

	Shares		Liquidation Amount	Proceeds Net of Issuance Costs
Series	Authorized	Outstanding
A	760	760	$380	$372
B	2,000	1,664	2,247	2,177
C	2,500	1,192	2,050	2,027
Undesignated	2,740	—	—	—

	8,000	3,616	$4,677	$4,576

The rights, privileges and restrictions of holders of Series A, B and C are summarized as follows:

Dividends

The holders of the outstanding Series A, B and C are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends of $0.04, $0.108 and $0.1376 per share, respectively, out of any assets legally available, prior and in preference to any declaration or payment of any dividend to the holders of common stock. No dividends have been declared to date.

Liquidation

In the event of any liquidation, dissolution, winding up of the Company either voluntary or involuntary or a merger or consolidation with any other corporation, or a sale of assets where the beneficial owners of the Company’s common stock and redeemable convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B and C are entitled to a distribution in preference to

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

common shareholders of $0.50, $1.35 and $1.72 respectively, per share, plus all declared but unpaid dividends. The remaining assets, if any, shall be distributed among the holders of common stock and Series A and B on a pro rata basis based on the number of shares held. The holders of the Series A and B will stop participating once they have received an amount equal to three times their initial purchase price.

Conversion

Each share of redeemable convertible preferred stock is convertible into common stock at the option of the holder at any time. The conversion rate is the quotient obtained by dividing the original issue price of Series A, B and C by their respective conversion price, which initially is the original issue price, as adjusted for issuance of additional securities, changes in conversion rates or option prices, stock splits, dividends, distributions and combinations, and any recapitalization of common stock.

Voting

The holders of preferred stock are entitled to vote on all matters and the number of votes equals to the number of shares of common stock into which the preferred stock could be converted pursuant to the conversion rights. Except as otherwise required by law, the holders of preferred stock shall have voting rights equal to those of the common stock holders.

The holders of Series A and B, voting as a separate class individually, shall each be entitled to elect one director. The holders of common stock shall be entitled to elect two directors. The holders of preferred stock and common stock shall vote together on an as-converted basis to elect any remaining directors of the Company.

As long as any shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of Series A and B holders in order to alter the rights, preferences or privileges of the preferred stock, increase the authorized number of shares of such series of preferred stock, allow for the sale of additional preferred stock below the respective current conversion price or create any new class of stock or convertible securities that would have a preference over or be on a parity with such series of preferred stock with respect to their rights and preferences.

In order for the Corporation to declare and pay any dividend other than a common stock dividend to the common stock holders, it must first obtain the majority vote of the Series A, B and C preferred stock holders.

Note 7.    Warrants

In connection with certain financing arrangements and in exchange for services rendered, the Company issued warrants to purchase shares of the Company’s Series B redeemable convertible preferred stock and common stock. The following warrants were outstanding as of December 31, 2000.

Warrants	Fiscal Year of Grant	Number Issued	Number Outstanding	Number Exercisable	Exercise Price	Fair Value	Fiscal Year of Expiration
Series B preferred stock	1998	67,037	67,037	67,037	$1.35	$56,000	2003
Series B preferred stock	1999	19,259	19,259	19,259	$1.35	$18,000	2006
Common stock*	2000	406,977	406,977	406,977	$0.17	$658,000	2003

*	See Note 5

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Warrants for Redeemable Convertible Preferred Stock

During 1998, the Company received bridge financing from various investors in the amount of $875,000, bearing interest at 8% per annum. In connection with the loan, the Company issued warrants to purchase 67,037 shares of Series B at $1.35 per share exercisable immediately until the earlier of a sale or merger of the Company or five years. The Company valued the warrants using the Black-Scholes option pricing model applying a contractual life of 5 years, weighted average risk-free interest rate of 5.49%, a dividend yield of 0% and volatility of 70%. The fair market value was apportioned between the note and the warrants, approximately $56,000 allocated to the warrants has been recorded as interest expense over the life of the note. Interest expense of $11,000 was recorded in 1999.

Warrants in Connection With Series B Financing

In connection with investment banking services rendered for the issuance of Series B in February 1999, the Company issued warrants to purchase 19,259 shares of Series B at $1.35 per share, exercisable immediately until the earlier of a sale or merger of the Company or seven years. The Company valued the warrants using the Black-Scholes option pricing model applying a contractual life of 7 years, a weighted average risk-free interest rate of 4.91%, a dividend yield of 0% and volatility of 70%. The fair value of $18,000 has been recorded as issuance costs.

Note 8.    Common Stock and Stock Option Plan

Founder Stock

In 1997, the Company sold 2,739,995 shares of restricted common stock to its founders for $0.001 per share. Under these restricted stock agreements, in the event that the Company no longer employs the individuals, the Company has the right to purchase all unvested shares at their original issuance price. These restrictions lapse over three years. In 2000, a founder forfeited 499,995 shares. At December 31, 2000 approximately 16,700 shares of founders’ common stock are subject to repurchase.

Stock Option Plan

On October 13, 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan provides for the granting of stock options to employees, outside directors and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISOs”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSOs”) may be granted to Company employees and consultants. The Company has reserved 150,000 shares of common stock for issuance under the 1997 Plan.

On February 8, 1999, the Company adopted the 1999 Stock Option Plan (the “1999 Plan”). The 1999 Plan provides for the granting of stock options to employees, outside directors and consultants of the Company. Options granted under the Plan may be either ISOs or NSOs. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants. The Company has reserved 1,590,000 shares of common stock for issuance under the 1999 Plan.

Options under the Plans may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) in the case of a grant of a non-statutory option to a key employee of the Company, the exercise price shall not be less than 85% of such fair market value; and (ii) the exercise price of an ISO and NSO granted

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted to employees generally vest over four years.

Following is a summary of stock option activity (in thousands, except exercise price):

		Stock Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 1998	17	120	$0.10
Shares authorized	1,590	—
Granted	(834)	834	$0.11

Balances, December 31, 1999	773	954	$0.11
Granted	(779)	779	$0.16
Exercised	—	(33)	$0.13
Cancelled	300	(300)	$0.14

Balances, December 31, 2000	294	1,400	$0.14

The following table summarizes information about stock options outstanding and exercisable at December 31, 2000 (in thousands, except exercise price):

	Options Outstanding			Options Exercisable
Range of Option Exercise Price	Number of Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Vested and Exercisable	Weighted Average Exercise Price
		(in years)
$0.10-$0.14	911	8.41	$0.12	295	$0.11
$0.15-$0.17	489	9.59	$0.17	2	$0.17

	1,400	8.82	$0.14	297	$0.11

Fair Value Disclosures

Had compensation cost for the Company’s stock-based compensation plan been determined based on the fair value on the grant dates for the awards under a method prescribed by SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below (in thousands):

	Years Ended December 31,
	1999	2000
Net loss:
As reported	$(1,450)	$(4,615)

Pro forma	$(1,453)	$(5,080)

The Company calculated the fair value of each option on the date of grant using the Black-Scholes option pricing model under the minimum value method with the following assumptions: volatility and dividend yield of

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

0%; weighted average expected option term of 5 years; and risk free interest rate of 4.18% to 6.68%. The weighted average fair value of options granted to employees was $0.02 and $1.27 for the years ended December 31, 1999 and 2000, respectively.

Stock-based Compensation

In December 1997, WeSync.com issued 240,000 shares of founder stock to employees for research and development services. The Company recognized $12,000 of unearned stock-based compensation which represented the fair value of the common stock at the date of grant. Such amounts are included in stockholders’ equity and are being amortized over the restriction period of three years. The Company recorded stock-based compensation expense of $3,000 during 1999 and 2000.

In connection with stock option grants to employees to purchase 505,000 shares of the Company’s Common Stock during fiscal year 2000, the Company recognized $1,072,000 of unearned stock-based compensation measured as the excess of the fair value of the shares of common stock subject to such options over the exercise price of the options at the date of grant. Such amounts are included in stockholders’ equity and are being amortized over the vesting period of four years. The Company recorded stock-based compensation expense of $89,000 during 2000.

During 1999 and 2000, the Company granted options to purchase 28,750 and 333,100 shares of common stock to consultants in exchange for services. These options generally vest monthly over a period of 12 to 48 months. At each reporting date the Company will re-measure the unvested portion of these option grants using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company’s common stock fluctuates. In connection with these grants the Company recorded compensation expense of approximately $13,000 and $589,000 during 1999 and 2000, respectively.

Note 9.    Income Taxes

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are as follows (in thousands):

	December 31,
	1999	2000
Deferred tax assets:
Net operating loss carryforwards	$760	$1,410
Depreciation and amortization	270	629
Tax credits	96	183

	1,126	2,222

Valuation allowance	(1,126)	(2,222)

	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 1999 and 2000.

As of December 31, 2000, WeSync.com had net operating loss carryforwards of approximately $3,677,000 and $3,673,000 available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. These carryforwards expire between 2010 and 2020.

WeSync.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company also had federal and state research and development credit carryforwards of approximately $122,000 and $93,000 for federal and state income tax purposes, respectively at December 31, 2000. If not utilized, the federal carryforward will begin to expire in 2012 and the state carryforward begins to expire in 2002.

For federal and state tax purposes, all or a portion of the Company’s net operating loss may be subject to certain limitations on annual utilization in case of changes in ownership, as defined by federal and state tax laws.

Note 10.    Employee Benefit Plan

Effective August 30, 2000 the Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. Through December 31, 2000, there have been no contributions made to the plan by the Company.

Note 11.    Subsequent Event

In February 2001, Palm acquired the Company for a total purchase price of $45.3 million which consisted of $39.5 million of cash and $5.8 million of assumed stock options.

At the time of acquisition, the holders of the convertible promissory notes converted the principal amount to shares of Series C Preferred stock. Accordingly, $1,250,000 of principal converted into 726,746 shares at a conversion price of $1.72. The accrued interest was paid to the holders from proceeds of the sale.

In connection with the conversion of the above notes, the holders of the convertible promissory notes exercised their warrants to purchase 395,128 shares of common stock at $0.17 per share.

peanutpress.com, Inc.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders of peanutpress.com, Inc.

Maynard, Massachusetts

We have audited the accompanying balance sheet of peanutpress.com, Inc. as of December 31, 1999, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of peanutpress.com, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE

February 22, 2000

Denver, Colorado

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and stockholders of peanutpress.com, Inc (Predecessor Company):

In our opinion, the accompanying statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the results of the operations of peanutpress.com, Inc. (Predecessor Company) and its cash flows for the period from January 1, 2000 to February 21, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

November 25, 2002

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and stockholders of peanutpress.com, Inc (Successor Company):

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of peanutpress.com, Inc. (Successor Company) at December 31, 2000, and the results of its operations and its cash flows for the period from February 22, 2000 to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/     PRICEWATERHOUSECOOPERS LLP

San Jose, California

November 25, 2002

peanutpress.com, Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31, 1999	Period from January 1, 2000 to February 21, 2000	Period from February 22, 2000 to December 31, 2000
	(Predecessor Company)	(Predecessor Company)	(Successor Company)
Revenues	$67	$29	$601
Cost of revenues (inclusive of non-cash stock-based compensation expense of $0, $2 and $0, respectively)	35	27	377

Gross margin	32	2	224
Operating Expenses:
Sales and Marketing (inclusive of non-cash stock-based compensation expense of $0, $14 and $0, respectively)	128	83	128
Research and development (inclusive of non-cash stock-based compensation expense of $0, $6 and $0, respectively)	146	73	1,427
General and administrative (inclusive of non-cash stock-based compensation expense of $27, $4 and $0, respectively)	306	173	385
Amortization of goodwill and intangible assets	—	—	8,355
Impairment charge	—	—	17,364
Purchased in-process technology	—	—	294

Total operating expenses	580	329	27,953

Operating loss	(548)	(327)	(27,729)
Interest and other income (expense), net	9	5	—

Net loss before income taxes	(539)	(322)	(27,729)
Income tax benefit	—	—	(6,095)

Net loss	$(539)	$(322)	$(21,634)

The accompanying notes are an integral part of these financial statements.

peanutpress.com, Inc.

BALANCE SHEETS

(In thousands, except share and par value amounts)

	December 31,
	1999 Predecessor Company	2000 Successor Company
ASSETS
Current assets:
Cash and cash equivalents	$1,195	$81
Accounts receivable	—	5
Prepaids and other current assets	23	29

Total current assets	1,218	115
Property and equipment, net	88	235
Goodwill, net	—	—
Intangibles, net	6	5,289
Other assets	38	114

Total assets	$1,350	$5,753

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26	$199
Accrued liabilities	366	82

Total current liabilities	392	281
Deferred tax liability	—	1,113
Commitments (Note 8)
Mandatorily Redeemable Convertible Series A Preferred Stock: $0.01 par value, 8,876 shares authorized; issued and outstanding: 8,876 and 0 at December 31, 1999 and December 31, 2000 respectively (Liquidation value: $1,680 at December 31, 1999)	1,638	—
Stockholders’ Equity (Deficit):
Common Stock: $0.01 par value, 200,000 shares authorized; issued and outstanding: 10,049 and 1 at December 31, 1999 and December 31, 2000, respectively	—	—
Additional paid-in capital	82	25,993
Deferred stock-based compensation	(54)	—
Accumulated deficit	(708)	(21,634)

Total stockholders’ equity (deficit)	(680)	4,359

Total liabilities and stockholder’s equity (deficit)	$1,350	$5,753

The accompanying notes are an integral part of these financial statements.

peanutpress.com, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Members’ Equity	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Predecessor Company		Shares	Amount
Balances, January 1, 1999	$(105)	—	$—	$—	$—	$—	$(105)
Net loss, January 1, 1999 to March 12, 1999	(112)	—	—	—	—	—	(112)
Recapitalization	217	10,000	—	1	—	(281)	(63)
Exercise of stock options	—	49	—	—	—	—	—
Stock-based compensation arrangement	—	—	—	81	(81)		—
Amortization of deferred stock-based compensation	—	—	—	—	27	—	27
Net loss March 13, 1999 to December 31, 1999	—	—	—	—	—	(427)	(427)

Balances, December 31, 1999	—	10,049	—	82	(54)	(708)	(680)
Stock-based compensation arrangement	—	—	—	462	(462)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	24	—	24
Accretion on mandatorily redeemable convertible preferred stock	—	—	—	(2)	—	—	(2)
Net loss	—	—	—	—	—	(322)	(322)

Balances, February 21, 2000	$—	10,049	$—	$542	$(492)	$(1,030)	$(980)

Successor Company
Opening balances, February 22, 2000		1	$—	$24,749	$—	$—	$24,749
Capital contributions by netLibrary		—	—	1,244	—	—	1,244
Net loss		—	—	—	—	(21,634)	(21,634)

Balances, December 31, 2000		1	$—	$25,993	$—	$(21,634)	$4,359

The accompanying notes are an integral part of these financial statements.

peanutpress.com, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 1999	Period from January 1, 2000 to February 21, 2000	Period from February 22, 2000 to December 31, 2000
	(Predecessor Company)	(Predecessor Company)	(Successor Company)
Cash flows from operating activities:
Net loss	$(539)	$(322)	$(21,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17	3	8,422
Stock-based compensation	27	24	—
Purchased in-process technology	—	—	294
Capitalization of electronic book production costs	(26)	—	(106)
Impairment charge	—	—	17,364
Deferred income taxes	—	—	(6,095)
Changes in assets and liabilities:
Accounts receivable	—	—	(5)
Prepaids and other current assets	(23)	(10)	4
Accounts payable	25	(3)	176
Accrued liabilities	246	(254)	(29)
Other assets	(25)	3	8

Net cash used in operating activities	(298)	(559)	(1,601)
Cash flows from investing activities:
Purchases of property and equipment	(83)	(13)	(185)

Net cash used in investing activities	(83)	(13)	(185)
Cash flows from financing activities:
Accounts payable to stockholders	(64)	—	—
Proceeds from the issuance of preferred stock (net of issuance costs)	1,638	—	—
Proceeds from the issuance of common stock	1	—	—
Capital contributions by netLibrary	—	—	1,244

Net cash provided by financing activities:	1,575	—	1,244
Net increase (decrease) in cash and cash equivalents	1,194	(572)	(542)
Cash and cash equivalents at beginning of period	1	1,195	623

Cash and cash equivalents at end of period	$1,195	$623	$81

Non-cash inveting and financial activities are as follows:
Deferred stock-based compensation associated with stock options to employees	$81	$462	$—

Accretion on Series A mandatorily redeemable preferred stock	$—	$2	$—

The accompanying notes are an integral part of these financial statements.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS

Note 1.    Background and Basis of Presentation

peanutpress.com, Inc. (formerly Peanut Development Corporation (“PDC”)) (the “Company” or “peanutpress.com”), is a leading eBook publisher and distributor of an extensive selection of eBooks for handheld computers. The Company was originally a Massachusetts based corporation, incorporated on February 23, 1999. Peanut Press LLC (“LLC”), a Massachusetts limited liability company, was formed on April 29, 1998 (date of inception). On March 12, 1999, LLC recapitalized by merging with and into PDC, with PDC being the surviving entity. Prior to the merger, PDC was a shell company with no prior operations. For the period from inception through the merger with PDC, the LLC experienced cumulative losses totaling $281,000. As part of the merger, PDC changed its name to peanutpress.com.

On February 22, 2000, netLibrary, Inc. (“netLibrary”) a Delaware corporation acquired all of the outstanding common and mandatory redeemable convertible preferred shares of the Company. In accordance with the Security and Exchange Committee (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 5-J “Push down basis of accounting required in certain limited circumstances” (“SAB Topic 5-J”) the effect of the acquisition is reflected in the financial statements of the Company in the period from February 22, 2000 onwards, creating a new cost basis for the accounting of the Company’s operations. Periods prior to the acquisition are labeled “Predecessor Company” whereas periods after the acquisition are labeled “Successor Company”. The Company continued to operate as a separate legal entity under netLibrary. The results of operations are not comparable between periods as a result in the change of basis.

For the period from February 22, 2000 to December 31, 2000 the Company did not maintain separate corporate treasury, legal, and other similar corporate support functions. For purposes of preparing the accompanying financial statements, certain netLibrary corporate costs were allocated to the Company using the allocation methods described in Note 9, “Allocated Costs”. The Company believes that the allocation methods used are reasonable and reflective of the Company’s proportionate share of such expenses.

The Company has incurred operating losses since inception related primarily to the development and marketing of its products and has an accumulated deficit of approximately $25,012,000 as of December 31, 2000. In March 2001, the Company completed a merger with Palm, Inc. (“Palm”) whereby it agreed to sell all of its outstanding capital stock in exchange for cash of approximately $5,000,000 (See Note 10, Subsequent Events). Subsequent to the transaction, peanutpress.com become a wholly-owned subsidiary of Palm. peanutpress.com was subsequently transferred by Palm to PalmSource, Inc.

Note 2.    Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Company management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue Recognition and Payments to Publishers

The Company sells its eBooks by allowing its customers to download the eBook(s) from the Company’s website to the customer’s handheld device, at the same time charging the customer’s credit card. The Company recognizes the revenue for the sale of the eBook(s) at the time of the delivery to the customer, net of estimated reserves.

The Company is required to remit payments to publishers for each eBook sale. Publisher costs are expensed as cost of revenues as incurred when the customer downloads the eBook.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less at the time of purchase to be cash equivalents.

Risks and Uncertainties

The Company operates in a single business segment which is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in industry standards could have a material adverse effect on the Company’s business and operating results.

Research and Development

Research and development costs are expensed as incurred.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are deposited with two financial institutions, principally in a money market fund, which, at times, may exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years or the lease term, if shorter. Maintenance and repairs are expensed as incurred.

EBook Production Costs

The Company capitalizes direct and indirect costs related to the production, scanning, editing and quality control functions related to the creation of the eBooks. Capitalized costs are amortized through cost of revenues, straight-line over 30 months beginning on the date the eBooks are placed in the Company’s Website. The

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Company reviews the carrying value of these capitalized costs on a periodic basis or whenever a change in events or circumstances indicate that the carrying value may have decreased. Upon review of the Company’s long-lived assets at December 31, 2000, an impairment charge of $17,364 was recorded on eBook production costs Amortization expense related to the capitalized eBook production costs was approximately $6,000, $1,000 and $19,000 for the year ended December 31, 1999, the period from January 1, 2000 to February 21, 2000 and the period from February 22, 2000 to December 31, 2000, respectively.

Software Costs

The Company accounts for costs of internal use software in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs, which are principally incurred during the application development stage, and amortize them over the software’s estimated useful life. The Company adopted SOP 98-1 effective January 1, 1999. Prior to January 1, 1999, the Company generally expensed such costs with the exception of certain purchased software.

Advertising

Advertising costs are charged to sales and marketing expense as incurred. Advertising expense for the for the year ended December 31, 1999, the period from January 1, 2000 to February 21, 2000 and the period from February 22, 2000 to December 31, 2000, respectively were approximately $35,000, $12,000 and $49,000, respectively.

Impairment of Long Lived Assets

Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long lived assets during the years ended December 31, 1999 and the period from January 1, 2000 to February 21, 2000. Due to the decline in the internet economy, for the period from February 22, 2000 to December 31, 2000, the Company recorded a $17.4 million impairment charge to adjust the carrying value of the goodwill and intangibles recorded in connection with the acquisition of the Company by netLibraries to the quoted market price as determined by the sales price of the Company to Palm, Inc.

Income Taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company’s tax provision has been prepared on a separate return basis.

Comprehensive Loss

For the year ended December 31, 1999, the period from January 1, 2000 to February 21, 2000 and the period from February 22, 2000 to December 31, 2000 there was no difference between the Company’s net loss and its comprehensive loss.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Effects of Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of this statement will have no significant impact on peanutpress’ historical financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after March 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. As the Company does not have any remaining goodwill as of December 31, 2000, the Company does not expect the statement to have a material effect on its statement of operations or financial position.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long lived Assets. SFAS No. 144 addresses accounting for the impairment of long lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company expects that the initial application of SFAS No. 144 will not have a material impact on its statement of operations and financial position.

Note 3.    Other Balance Sheet Components

Property and Equipment

Property and equipment at December 31, 1999 and 2000 consists of the following (in thousands):

	December 31,
	1999	2000
Computer and network equipment	$66	$177
Furniture and fixtures	1	88
Computer software	33	33

	100	298
Less: Accumulated depreciation and amortization	(12)	(63)

	$88	$235

Depreciation and amortization expense related to property and equipment for the year ended December 31, 1999, the period from January 1, 2000 through February 21, 2000 and December 31, 2000 was approximately, $11,000, $2,000 and $48,000, respectively.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Other Assets

Other Assets at December 31, 1999 and 2000 consists of the following (in thousands):

	December 31,
	1999	2000
Capitalized productions costs, net	$20	$107
Other assets	18	7

	$38	$114

Amortization expense related to capitalized production costs for the year ended December 31, 1999, the period from January 1, 2000 through February 21, 2000 and December 31, 2000 was approximately, $6,000, $1,000 and $19,000, respectively.

Accrued Liabilities

Accrued liabilities at December 31, 1999 and 2000 consists of the following (in thousands):

	December 31,
	1999	2000
Accrued compensation	$319	$79
Other accrued liabilities	47	3

	$366	$82

Note 4.    Mandatory Redeemable Convertible Preferred Stock

On November 12, 1999, the Company issued 8,876 shares of $0.01 par value mandatory redeemable convertible Series A preferred stock at $189 per share. The Series A preferred stock is redeemable at the option of the holder at any time after November 12, 2003, at a price per share equal to the liquidation value. The Company has recorded preferred stock accretion of approximately $2,000 for the period from January 1, 2000 to February 21, 2000 to adjust for the increase of preferred stock to its redemption value over the period to the earliest redemption date. Each share of Series A preferred stock is convertible into shares of common stock at the option of the holder or automatically at the closing of a public offering of common stock with proceeds of at least $50 million. The Series A conversion rate is equal to the original Series A issue price, subject to certain anti-dilution provisions. Each share of Series A preferred stock has a liquidation value equal to the original issue price plus any declared and unpaid dividends and has voting rights on an as-if-converted basis. A liquidation event includes any merger, dissolution or sale of the Company.

Upon acquisition of peanutpress.com by netLibrary, the holders of preferred stock in the Company received for each preferred share approximately, $189 in cash, 2 shares of netLibrary common stock and 49 shares of netLibrary Series D preferred stock.

Note 5.    Stock Options

Pursuant to the Company’s 1999 Stock Option Plan, as amended, (the “Plan”), the Company may grant options to purchase up to 36,331 shares of the Company’s common stock to employees, directors and consultants. Incentive and nonstatutory stock options granted generally vest over a period of two to four years and expire no more than ten years from the date of the grant.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Upon acquisition by netLibrary of peanutpress.com, each outstanding option in peanutpress.com was converted into options to purchase approximately 57 shares of netLibrary’s common stock.

The following table summarizes stock option activity for the year ended December 31, 1999 and the period ended February 21, 2000:

	Shares Available for Grant	Options Outstanding
		Number of Shares	Weighted Average Exercise Price
Shares authorized	36,331
Granted	(5,399)	5,399	$1.00
Exercised	—	(49)	$1.00

Balances, December 31, 1999	30,932	5,350	$1.00
Granted	(714)	714	$1.00

Balances, February 21, 2000	30,218	6,064	$1.00

Options to purchase 121 shares of the Company’s common stock were exercisable at December 31, 1999, at a weighted average exercise price of $1.00.

The options to purchase 6,064 shares of peanutpress.com common stock outstanding at February 21, 2000 converted as of February 22, 2000 to options to purchase approximately 324,000 shares of netLibrary common stock all of which remained outstanding as of December 31, 2000. At February 22, 2000 and December 31, 2000 options to purchase approximately 144,000 and 218,000 shares of netLibrary common stock were vested with a weighted average exercise price of $0.18. The weighted average remaining contractual life of these options was 9.2 years at December 31, 2000.

Stock-Based Compensation

In connection with the stock options granted to employees, the Company recorded deferred compensation of $81,000 and $462,000 in the year ended December 31, 1999 and the period ended February 21, 2000, respectively. These amounts represent the difference between the exercise price and the fair value of the Company’s common stock at the date of grant and are being amortized ratably over the vesting period of the related stock options. Amortization of deferred stock-based compensation was $27,000 and $24,000 for the year ended December 31, 1999 and for the period between January 1, 2000 and February 21, 2000, respectively.

Additional Stock Information

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value for stock-based awards. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes option pricing model under the minimum value method with the following weighted average assumptions for expected life, 3 to 5 years for grants; risk free interest rate of 6% in 1999 and 5% in 2000; volatility of 0%; and no

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

dividends during the expected term. The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized over the vesting period of the awards, pro forma net loss applicable to common stockholders would have been approximately $540,000, $335,000, and $7,771,000 for the year ended December 31, 1999, the period from January 1, 2000 to February 21, 2000 and the period from February 23, 2000 to December 31, 2000, respectively.

Note 6.    Acquisition of the Company by netLibrary

On February 22, 2000, netLibrary acquired all of the outstanding common and preferred shares of the Company. netLibrary paid approximately $1,700,000 in cash, issued approximately 545,000 shares of its common stock with a value of approximately $9,600,000, issued approximately 433,000 shares of its preferred stock Series D with a value of approximately $7,600,000 and assumed all of the Company’s stock-options resulting in the issuance of 324,000 options to purchase netLibrary’s common stock with a value of approximately $5,700,000 in exchange for all of the outstanding common and mandatory redeemable convertible preferred stock of the Company. The common and preferred stock issued was valued using the estimated fair value of netLibrary’s common and preferred stock at the period of acquisition. The stock options were valued at fair value using the Black Scholes option pricing model using the following assumptions: expected life of 3 years, volatility of 70%, dividend yield of 0% and risk free interest rate of 5%. netLibrary incurred approximately $100,000 in transaction related expenses.

netLibrary accounted for the acquisition of the Company using the purchase method of accounting. The results of operations and the assets acquired and liabilities assumed were included in the netLibrary’s financial statements from the date of acquisition. In accordance with SAB Topic 5-J the effect of the acquisition is reflected in the financial statements of the Company for the period from February 22, 2000 onwards, creating a new cost basis for the accounting of the Company’s operations. Periods prior to the acquisition are labeled “Predecessor Company” whereas periods after the acquisition are labeled “Successor Company.”

The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was based on an independent appraisal and estimate of fair value and are summarized below as follows (in thousands):

Current assets	$657
Property and equipment	99
Other assets	34
Purchased in-process technology	294
Identifiable intangible assets:
Core technology	2,936
Publishing relationships & title library	12,098
Non-compete covenants	3,298
Other Intangibles	156
Goodwill	12,520

Total assets acquired	32,092
Current liabilities	(135)
Net deferred tax liability	(7,208)

Purchase price	$24,749

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The goodwill and the intangible assets are amortized on a straight line basis over their estimated useful lives of one year for covenants not to compete, 1.5 years for other intangible assets, consisting of trained and assembled workforce and domain name, 3 years for acquired technology, 3 years for goodwill and 8 years for publishing relationships and title library.

netLibrary identified 13 research projects in areas for which technological feasibility had not been established and no alternative future uses existed. Approximately $294,000 of the purchase price was allocated to purchased in-process research and development technology (“IPR&D”) and written off at February 22, 2000. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	a discount rate of 17%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involve; and

•	the percentage of completion for the projects, determined using costs incurred by the Company prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility. netLibrary estimated that as of the acquisition date, on average the percentage of completion was 9.2%. The percentage of completion for the individual projects varied from 66.7% to 0.1%.

The estimated costs to complete the projects were approximately $2,000,000 in the aggregate. The estimated completion date for the projects ranged from April 2000 to June 2001.

Unaudited Pro Forma Results

The following unaudited pro forma results assume netLibrary acquired the Company as of January 1, 1999 and 2000. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets. The unaudited pro forma information does not necessarily reflect the actual results that would have occurred if the acquisition had occurred on the earliest dates presented, nor is it necessarily indicative of future results of operations of the consolidated company.

	Year ended December 31, 1999	Period from January 1, 2000 to February 21, 2000
	(In thousands and unaudited)
Net revenues	$67	$29
Net loss	$(7,987)	$(1,259)

Note 7.    Income Taxes

Effective November 13, 1999, the Company elected to become subject to the C corporation provisions of the Internal Revenue Code. Previously, the Company was treated as a pass-through entity for federal income tax purposes. Accordingly, its earnings and losses were included in the personal tax returns of the shareholders, and the Company did not record a federal income tax provision.

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The income tax benefit consists of the following (in thousands):

	Year Ended December 31, 1999	Period from January 1, 2000 to February 21, 2000	Period from February 22, 2000 to December 31, 2000
Current:
Federal	$—	$—	$—
State

	—	—	—
Deferred:
Federal	—	—	(5,055)
State	—	—	(1,040)

	—	—	(6,095)
Total income tax benefit	$—	$—	$(6,095)

The components of the net deferred tax liability as of December 31, 1999 and December 31, 2000 are (in thousands):

	December 31,
	1999	2000
Deferred tax assets:
Net operating loss carryforwards	$55	$905
Research credit	—	45
Other	10	—

	65	950
Deferred tax liabilities:
Intangibles	—	(2,063)

	—	(2,063)
Valuation Allowance	(65)	—

Net deferred tax liabilities	$—	$(1,113)

As of December 31, 2000, peanutpress.com had net operating loss carryforward of approximately, $2,262,000 available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The net operating loss carryforwards expire between 2003 and 2017.

The Company has research credit carryforwards of approximately $45,000 for federal tax purposes. If not utilized, the federal credit carryforwards will begin to expire in 2017.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage exchange limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

Note 8.    Commitments

The Company leases its office space and certain office equipment under non-cancelable operating leases. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or

peanutpress.com, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

replaced by other leases. At December 31, 2000, future minimum annual payments under noncancelable operating leases having an initial or remaining term in excess of one year are as follows (in thousands):

Fiscal Year
2001	$85
2002	78
2003	58
2004	46

$267

Rent expense totaled $10,000, $14,000 and $64,000 for year ended December 31, 1999, the period between January 1, 2000 and February 21, 2000 and the period from February 22, 2000 through December 31, 2000, respectively.

Note 9.    Allocated Costs

As discussed in Note 1, “Background and Basis of Presentation”, the Company’s costs and expenses in the period from February 22, 2000 to December 31, 2000 include allocations from netLibrary for centralized treasury, legal, marketing, and other netLibrary corporate services and infrastructure costs. The allocations and charges are based on the percentage of the Company’s revenues related to the total consolidated operations of netLibrary.

The following summarizes the corporate costs allocated to the Company as follows (in thousands):

Period from February 22, 2000 to December 31, 2000
Research and development	$14
Sales and marketing	22
General and administrative	150

$186

Note 10.    Subsequent Event

On March 15, 2001, netLibrary entered into an agreement and plan of merger with Palm, Inc. whereby it agreed to sell all of its outstanding capital stock in the Company, including options outstanding, in exchange for cash of approximately $5,000,000.

BE INCORPORATED

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Be Incorporated:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Be Incorporated and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PricewaterhouseCoopers LLP

San Jose, California

January 19, 2001, except for Note 9

    which is as of August 21, 2002

BE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	1999	2000
Net revenues	$2,656	$480
Cost of revenues	1,436	1,097

Gross profit (loss)	1,220	(617)
Operating expenses:
Research and development, including amortization of deferred stock-based compensation of $1,927 in 1999 and $794 in 2000	10,429	9,139
Sales and marketing, including amortization of deferred stock-based compensation of $1,692 in 1999 and $646 in 2000	10,966	7,812
General and administrative, including amortization of deferred stock-based compensation of $2,614 in 1999 and $1,173 in 2000	5,120	4,740

Total operating expenses	26,515	21,691

Loss from operations	(25,295)	(22,308)
Interest expense	(138)	(155)
Other income and expenses, net	927	1,311

Net loss	(24,506)	(21,152)

Other comprehensive gain (loss):
Unrealized gain (loss) on investments	(17)	18

Comprehensive loss	$(24,523)	$(21,134)

Net loss	$(24,506)	$(21,152)
Accretion of mandatorily redeemable convertible preferred stock	(292)	—

Net loss attributed to common stockholders	$(24,798)	$(21,152)

Net loss per common share—basic and diluted	$(1.41)	$(0.60)

Shares used in per common share calculation—basic and diluted	17,589	35,533

See notes to consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,
	1999	2000
ASSETS
Current assets:
Cash and cash equivalents	$6,500	$9,463
Short-term investments	22,629	4,594
Accounts receivable	167	26
Prepaid and other current assets	730	549

Total current assets	30,026	14,632
Property and equipment, net	562	391
Other assets, net of accumulated amortization	1,722	1,048

Total assets	$32,310	$16,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$860	$362
Accrued expenses	1,550	1,502
Technology license obligations, current portion	777	454
Deferred revenue	99	109

Total current liabilities	3,286	2,427
Technology license obligations, net of current portion	597	320

Total liabilities	3,883	2,747

Commitments and Contingencies (Note 6)
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized; none outstanding	—	—
Common stock, $.001 par value, 78,000,000 shares authorized; outstanding: December 31, 1999, 34,692,415 shares; December 31, 2000, 36,202,899 shares	35	36
Additional paid-in capital	106,322	108,880
Deferred stock compensation	(4,690)	(1,218)
Accumulated deficit	(73,223)	(94,375)
Accumulated other comprehensive income (loss)	(17)	1

Total stockholders’ equity	28,427	13,324

Total liabilities and stockholders’ equity	$32,310	$16,071

See notes to consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total
	Shares	Amount
Balance, December 31, 1998	5,094,757	$5	$25,302	$(4,490)	$(48,717)	$—	$(27,900)
Repurchase of common stock	(39,640)	—	(3)				(3)
Exercise of stock options	294,548		65				65
Exercise of common stock warrants	286,411	1	578				579
Deferred stock compensation related to grants of stock options			7,457	(7,457)			—
Cancellation of options			(1,024)	1,024			—
Amortization of deferred stock compensation				6,233			6,233
Compensation expense on grant of fully vested options			662				662
Issuance of common stock for cash, net of issuance costs of $4,034	6,557,465	6	35,303				35,309
Conversion of mandatorily redeemable convertible preferred stock	22,498,874	23	38,274				38,297
Net loss					(24,506)		(24,506)
Accretion of mandatorily redeemable convertible preferred stock			(292)				(292)
Unrealized loss on investments						(17)	(17)

Balance, December 31, 1999	34,692,415	35	106,322	(4,690)	(73,223)	(17)	28,427
Repurchase of common stock	(22,165)		(2)				(2)
Exercise of stock options	911,110	1	2,225				2,226
Exercise of common stock warrants	454,625		454				454
Compensation expense on grant of fully vested options			38				38
Cancellation of options			(859)	859			—
Sale of shares under the Employee Stock Purchase Plan	166,914		702				702
Amortization of deferred stock compensation				2,613			2,613
Net loss					(21,152)		(21,152)
Unrealized gain on investments						18	18

Balance, December 31, 2000	36,202,899	$36	$108,880	$(1,218)	$(94,375)	$1	$13,324

See notes to consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	1999	2000
Cash flows from operating activities:
Net loss	$(24,506)	$(21,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	966	1,187
Loss on disposal of fixed assets	69	5
Licensed technology used in research and development	320	—
Amortization of discount on technology license obligations	134	109
Compensation expense incurred on issuance of stock	662	38
Amortization of deferred stock compensation	6,233	2,613
Changes in assets and liabilities:
Accounts receivable	310	141
Prepaid and other current assets	(525)	241
Other accrued	(91)	—
Accounts payable	284	(548)
Accrued expenses	456	(169)
Deferred revenue	(293)	10

Net cash used in operating activities	(15,981)	(17,525)

Cash flow from (used in) investing activities:
Acquisition of property and equipment	(515)	(182)
Acquisition of licensed technology	(1,893)	(746)
Purchases of short-term investments	(81,749)	(64,377)
Sales and maturities of short-term investments	67,357	82,412
Deposits and other	(63)	—

Net cash from (used in) investing activities	(16,863)	17,107

Cash flows from financing activities:
Proceeds from issuance of common stock pursuant to common stock options	65	2,226
Proceeds from issuance of common stock pursuant to common stock warrants	579	455
Proceeds from issuance of common stock under the Employee Stock Purchase Plan	—	702
Proceeds from issuance of common stock in initial public offering, net	35,309	—
Repurchase of common stock	(3)	(2)

Net cash from financing activities	35,950	3,381

Net increase in cash and cash equivalents	3,106	2,963
Cash and cash equivalents, beginning of year	3,394	6,500

Cash and cash equivalents, end of year	$6,500	$9,463

Supplemental schedule of non cash financing activities:
Conversion of mandatorily redeemable convertible preferred stock to common stock	$38,297	$—

Accretion of mandatorily redeemable preferred stock	$292	$—

Future obligations under noncancelable technology licenses	$809	$—

Unearned stock-based compensationrelated to stock option grants, net of cancellations	$6,433	$(859)

See notes to consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Nature of Business

Be Incorporated (Be, or “Company”) was founded in 1990 and offers software platforms designed for Internet appliances and digital media applications. The Company’s software platforms (i) BeIA: consisting of three components; BeIA Client Platform, BeIA Management and Administration Platform, and BeIA Integrations Services, (ii) Home Audio Reference Platform (HARP), a BeIA-based reference platform or prototype for Internet-enabled home stereo devices, and (iii) BeOS, the Company’s operating system designed for digital media applications and serves as the development platform for BeIA.

The Company’s revenues to date have been primarily generated from the following sources: sale of BeOS to resellers and distributors, and direct sales of BeOS to end users through its BeDepot.com website. The Company also generated revenues by collecting commission from sales of third party software through its BeDepot.com website. In 2000, the Company shifted its resources to focus primarily on the market for Internet appliances and the further development and marketing of BeIA, its software solution intended for Internet appliances. At the same, time it announced that it would be making available at no charge a version of BeOS for personal use, and a more fully featured version would be available for a charge through third party publishers. During 2000, the Company discontinued sales of software through its BeDepot.com website. Since inception, the Company has experienced losses and negative cash flow from operations and expects to continue to experience significant negative cash flow in the foreseeable future.

Note 2.    Summary of Significant Accounting Policies:

Basis of Presentation

These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception and has an accumulated deficit at December 31, 2000 of $94.4 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that existing cash and cash equivalents will not be sufficient to meet the Company’s operating and capital requirements at its currently anticipated level of operations beyond the end of the second quarter of 2001. Additional capital will be necessary in order to fund the Company’s operations at the currently anticipated levels beyond the second quarter of 2001. While the Company is actively considering various funding alternatives, the Company has not secured or entered into any arrangements to obtain additional capital. There can be no assurance that the Company will be able to obtain additional funds on acceptable terms or at all. If the Company cannot raise additional capital to continue its present level of operations, it will have to scale back its business which could include, among other things, a reduction in its workforce. As a result, it may not be able to further develop or enhance its product offering, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations. The Company’s liquidity may also be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, availability of capital financing and continued operating losses.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the U.S. dollar. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical rates, monetary assets and liabilities are remeasured at exchange rates in effect at the end of the year and income statement accounts are remeasured at average rates for the period. Remeasurement gains and losses of the Company’s foreign subsidiary are included in the results of operations and are not significant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Financial Instruments

The Company considers all highly liquid investments with an original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are deposited with two major banks in the United States. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of its cash and cash equivalents.

Management has classified all of its short-term investments as available for sale. Realized gains and losses are calculated using the specific identification method. Realized gains and losses for the years ended December 31, 1999 and 2000 were not significant. Unrealized gains and losses at December 31, 1999 and 2000 are shown in the Consolidated Statements of Operations and Stockholders’ Equity (Deficit).

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value due to their short maturities. The fair value of short-term investments is set forth in Note 3, “Balance Sheet Accounts”, of notes to the consolidated financial statements.

Certain Risks and Concentrations

To date, the Company’s revenue has been derived entirely of sales of BeOS. In the first quarter of 2000, the Company shifted its resources to focus primarily on the market for Internet appliances and the further development and marketing of BeIA, its software solution intended for Internet appliances. The Company may be unsuccessful in its attempt to focus primarily on this market and has not yet recognized revenues from its BeIA product.

The Company’s success depends in large part on its ability to establish and maintain strategic relationships with industry-leading computer and consumer electronic companies, hardware and systems manufacturers, and Internet service and content providers. If the Company is unable to develop or maintain relationships with strategic partners and customers, it will have difficulty selling and gaining market acceptance for its products and its business and results of operations will be materially adversely affected.

The demand and acceptance of the Company’s product is dependent upon its ability to support a wide range of industry standards such as those used for streaming media and Internet browsing and access to key enabling technologies. These key technologies include a Web browser under license from one software vendor. If the

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company was to lose its rights to this Web browser or any other key technology incorporated into its products, it may be required to devote significant time and resources to replace such browser or other key technologies. This could, in turn, be costly, resulting in the unavailability or delay in the release of its products, and would materially adversely affect its business and operating results. The Company also licenses other enabling technologies for inclusion in its product, such as third party compression and decompression algorithms known as “codecs.” The Company may be unable to license these enabling technologies at favorable terms or at all which may result in lower demand for its products.

The Company depends on development tools provided by a limited number of third party vendors. Together with application developers, the Company relies primarily upon software development tools provided by two companies. If one or both of these companies fail to support or maintain these development tools, the Company will have to support the tools itself or transition to another vendor. Any maintenance or support of the tools by the Company or transition could be time consuming, could delay product release and upgrade schedule and could delay the development and availability of third party applications used on the Company’s products. Failure to procure the needed software development tools or any delay in availability of third party applications could negatively impact the Company’s ability and the ability of third party application developers to release and support its software solution and the applications that run it. These factors could negatively and materially affect the acceptance and demand for BeOS, its business and prospects.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is generally three years. Upon disposal, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

Depreciation expense for the years ended December 31, 1999 and 2000 was $0.3 million in both years.

Accounting for Long-lived Assets

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount these assets may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

At each balance sheet date, the unamortized cost of purchased software is compared to the net realizable value of the related software product. The amount by which the unamortized cost exceeds the net realizable value of the software is charged to operations. The net realizable value of the software product is determined by estimating future gross revenues and reduced by the estimated future costs of selling the product.

Income Taxes

The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $0.2 million and $0.1 million, for the years ended December 31, 1999 and 2000, respectively.

Research and Development Costs

Costs incurred in the research and development of new software products are expensed as incurred, including minimum payments made and due to third parties for technology incorporated into the Company’s product, until technological feasibility is established. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. To date, products and enhancements have generally reached technological feasibility and have been released for sale at substantially the same time.

Revenue Recognition

In the second half of 2000, the Company’s revenue was primarily derived from royalties on sales of BeOS by third party publishers. In prior periods, revenue was generated from licensing fees on sales to end-users either by direct-order on the Company’s website or sales by distributors.

The Company recognized product revenues from orders on the Company’s website upon shipment, provided a credit card authorization was received, the fee was fixed and determinable, collection of resulting receivables was probable and product returns were reasonably estimable. The Company used a standard shrink wrap license for all of its sales. Under the license, the Company was obligated to provide limited telephone support to end users who purchase the Company’s product and provided a 5-day money back guarantee. The Company accrued the costs of providing telephone support upon shipment of the product based on the historical cost of providing such support to its customers. In addition, upon shipment of its product, the Company recorded an allowance for estimated sales returns.

Product revenues for sales to its distributors were recognized upon sell through to an end user provided a signed contract existed, the fee was fixed and determinable and collection was probable. The Company recognized revenue from these distributors upon sale by the distributors to an end user because the Company did not have sufficient experience with the distributors to reasonably estimate returns.

During 1999, under certain circumstances, the Company offered an upgrade to its product in conjunction with product sales at no additional charge. Generally, such rights were offered prior to new versions being released and gave the customers who purchase products between established dates the right to such an upgrade. Revenue was allocated to an upgrade right based on the price for upgrades when sold separately. The Company recognized upgrade revenue when the criteria for product revenue recognition from end users set forth above are met.

At December 31, 1999, deferred revenue consisted of revenue related to distributor sales not sold through to end users. At December 31, 2000, deferred revenue consisted primarily of prepaid royalties for BeIA.

In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101, or SAB 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company adopted SAB 101 in the fourth quarter of 2000. The adoption of SAB 101 did not have a material impact on the Company’s financial position or results of operations in 2000.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees,” and Financial Accounting Standards Board Interpretation (“FIN”) No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, or SFAS 123, “Accounting for Stock-Based Compensation.” Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of the Company’s common stock and the exercise price. SFAS 123 defines a “fair value” based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 5. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” FIN 44 clarifies the application of APB No. 25 for (i) the definition of employee for purposes of applying APB 25, (ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occurred either after December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material impact on the results of operations or financial position of the Company.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The differences between net loss and comprehensive loss are shown in the Consolidated Statements of Operations.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per common share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per common share in 1999 and 2000 because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

	Year Ended December 31,
	1999	2000
Net loss per common share, basic and diluted:
Net loss	$(24,506)	$(21,152)
Accretion of mandatorily redeemable convertible preferred stock	(292)	—
Numerator for net loss per common share, basic and diluted	(24,798)	(21,152)

Denominator for basic and diluted loss per common share:
Weighted average common shares outstanding	17,589	35,533

Net loss per common share basic and diluted	$(1.41)	$(0.60)

Antidilutive securities:
Options to purchase common stock	6,010	5,911
Common stock subject to repurchase	499	222
Preferred stock	—	—
Warrants	2,585	2,130

	9,094	8,263

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board, (“FASB”), issued Statement of Financial Accounting Standards (“SFAS”) No. 133, (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect of such derivatives. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 (“SFAS No. 137”). SFAS No. 137 deferred the effective date until fiscal years beginning after June 30, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 (“SFAS No. 138”). SFAS No. 138 amends the accounting and reporting standards for certain derivative activities such as net settlement contracts, foreign currency transactions and intercompany derivatives. The Company will adopt SFAS No. 133 effective January 1, 2001. To date, the Company has not engaged in derivative or hedging activities and does not expect the adoption of SFAS No. 133 and SFAS No. 138 to have a material impact on its financial position or results of operations.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In various areas, including revenue recognition and stock-based compensation accounting, standards and practices continue to evolve. The SEC continues to issue interpretative guidance relating to SAB 101, and the FASB and the Emerging Issues Task Force continue to address revenue and other related accounting issues. The management of the Company believes it is in compliance with all of the rules and related guidance as they currently exist. However, any changes to generally accepted accounting principles in these areas could impact the Company’s accounting for its operations.

Reclassifications

Certain prior year amounts have been reclassified for consistency with current year financial statement presentation.

Note 3.    Balance Sheet Accounts

	December 31,
	1999		2000
	Cost	Fair Value	Cost	Fair Value
Cash and cash equivalents
Cash	$1,935	$1,935	$426	$426
Money market	—	—	8	8
Repurchase agreements	—	—	6,785	6,785
Corporate obligations	—	—	1,250	1,250
Commercial paper	4,565	4,565	994	994

	$6,500	$6,500	$9,463	$9,463

Short-term investments
Federal government obligations	$4,443	$4,443	$—	$—
Corporate debt obligations	18,203	18,186	—	—
Commercial paper	—	—	4,593	4,594

	$22,646	$22,629	$4,593	$4,594

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All short-term investments mature within one year.

	December 31,
	1999	2000
Property and equipment, net
Computer equipment	$900	$1,124
Furniture and fixture	458	390

	1,358	1,514
Less: accumulated depreciation	(796)	(1,123)

	$562	$391

Other assets, net
Technology licenses	$3,447	$3,520
Deposits	91	24

	3,538	3,544
Less: accumulated depreciation	(1,816)	(2,496)

	$1,722	$1,048

Accrued expenses
License and royalty liabilities	$174	$70
Payroll and related	893	932
Other	483	500

	$1,550	$1,502

Note 4.    Commitments and Contingencies:

Lease Commitments

The Company leases its facilities under non-cancelable operating leases expiring at various dates through January, 2003. Future annual minimum lease payments as of December 31, 2000 are as follows (in thousands):

2001	$1,299
2002	270
2003	5

$1,574

Total rent expense was $1.2 million and $1.3 million for the years ended December 31, 1999 and 2000, respectively.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the Company has entered into several technology licensing agreements, which include non-cancelable payments. These payments have been recorded at the net present value using a discount rate of 10% per annum. The future minimum payments under these agreement are as follows:

2001	$510
2002	345

855
Less discount	(81)

774
Less current portion	(454)

$320

Contingencies

In November 2000, the Company’s stock transfer agent, Wells Fargo Bank Minnesota, N.A., received a demand letter from a stockholder alleging damages resulting form the transfer agent’s failure to timely issue its stock certificates. While the Company was not a party named in such demand letter and no claim has yet been filed with any court of competent jurisdiction, it is named as a party on the stockholder’s draft claim attached to the demand letter. The Company has been participating in communications with the parties in an effort to resolve the matter prior to a lawsuit being filed. Be management believes that the allegations as they relate to Be in the potential and draft claim are without merit and intends to vigorously defend Be against any potential future related legal action. However, there can be no assurance this threatened claim will be resolved without costly litigation, or require Be’s participation in the settlement of such claim, in a manner that is not adverse to its financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. If Be were held liable, it is the Company’s intent to seek reimbursement under its D&O insurance policy.

Note 5.    Stockholders’ Equity:

Initial Public Offering

In July 1999, the Company completed its initial public offering and sold 6,000,000 shares of its common stock at a price of $6.00 per share. The Company received approximately $32.2 million in cash, net of underwriting discounts, commissions and other offering expenses. Simultaneously with the closing of the initial public offering, the Company’s mandatorily redeemable convertible preferred stock outstanding at December 31, 1998 automatically converted into 22,498,874 shares of common stock. The Company’s shares as of December 31, 2000 were traded on the NASDAQ national market system under the symbol “BEOS”.

In August 1999, the underwriters exercised their over-allotment option and the Company sold an additional 557,465 shares of its common stock at a price of $6.00 per share, thereby raising proceeds of approximately $3.1 million, net of underwriting discounts.

Mandatorily Redeemable Convertible Preferred Stock

On closing of the Company’s initial public offering in July 1999, the mandatorily redeemable preferred stock automatically converted into 22,498,874 shares of common stock (see above).

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the mandatorily redeemable convertible preferred stock during 1999 were as follows (in thousands):

Amount
Balance, December 31, 1998	38,005
Accretion to redemption value	292
Conversion to common stock	(38,297)

Balance, December 31, 1999	$—

Warrants

The Company has issued fully exercisable warrants to purchase common stock. None of these warrants were exercised prior to 1999. Warrant activity can be analyzed as follows:

Issuance Date	Expiration Date	Exercise Price Per Share	Number of Warrants Outstanding at December 31, 1999	Number of Warrants Exercised in 2000	Number of Warrants Outstanding at December 31, 2000
April 1996	March 2001	$1.00	1,046,102	454,625	591,477
December 1998	December 2003	$3.25	1,538,462	—	1,538,462

			2,584,564	454,625	2,129,939

1992 Stock Option Plan

In 1992, the Company adopted a stock option plan (“1992 Plan”) under which 5,000 shares of the Company’s common stock had been reserved for issuance of stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. In 1997 and 1998, the Company reserved an additional 5,995,000 shares and 2,000,000 shares, respectively, for issuance under the 1992 Plan. Options granted under the 1992 Plan are immediately exercisable; however, shares exercised under the 1992 Plan are subject to the Company’s right of repurchase at the end of the holder’s association with the Company. The Company’s right of repurchase generally lapses as to 20% of the shares one year from the date of grant and 1/60th each month thereafter or as to 25% of the shares one year from the date of grant and 1/48th each month thereafter. The options expire ten years from the date of grant.

On March 30, 1999, the Board of Directors terminated the 1992 Plan. No further options will be granted under the 1992 Plan.

1999 Equity Incentive Plan

On March 30, 1999, the Company adopted the Equity Incentive Plan (“1999 Plan”) under which a total of up to 8,000,000 shares of common stock were initially reserved for issuance. This number of shares initially reserved was reduced by the 1,943,347 shares reserved for issuance under options then outstanding under the 1992 Plan. If any of these 1,943,437 options are cancelled, the number of shares reserved under the 1999 Plan will be increased by the number of such cancellations. In addition, at the end of each year, an additional number of shares will automatically be added to the number of shares already reserved for issuance under the 1999 Plan. This additional number of shares will be not more than the lesser of 5% of the number of shares of the Company’s issued and outstanding common stock as of year end or the number equal to 8% of the number of shares of common stock issued and outstanding at year end less the number of shares of common stock reserved

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for issuance under the 1999 Plan but not subject to outstanding awards. The 1999 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock purchase rights and stock bonuses to employees, consultants and directors. Incentive stock options may be granted only to employees. The exercise price of incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the Company common stock on the date of grant. The exercise price of non-qualified stock options is set by the administrator of the 1999 Plan, but can be no less than 85% of the fair market value. The maximum term of options granted under the 1999 Plan is ten years. Options granted under the terms of the 1999 Plan become exercisable as to 25% of the shares awarded after one year and 1/48th of the award monthly thereafter.

Activity under the Company’s Plans is set forth below (in thousands, except per share and share numbers):

	Options Outstanding
	Available For Grant	Shares	Price Per Share	Amount	Average Weighted Exercise Price
Balance, December 31, 1998	351,488	2,204,927	$0.10-0.35	$645	$0.29
Options authorized March	5,524,813	—	—	—	—
Options authorized December	298,435	—	—	—	—
Options granted	(4,328,000)	4,328,000	0.35-14.38	22,726	5.25
Options exercised	—	(294,548)	0.10-5.00	(64)	0.22
Options terminated	928,657	(928,657)	0.10-6.25	(2,875)	3.10

Balance, December 31, 1999	2,775,393	5,309,722	0.10-14.38	20,432	3.85
Options authorized	1,810,145	—	—	—	—
Options granted	(3,961,500)	3,961,500	1.00-17.88	32,112	8.11
Options exercised	—	(911,110)	0.10-12.88	(2,226)	2.44
Options terminated	1,870,409	(1,870,409)	0.10-14.44	(13,662)	7.30

Balance, December 31, 2000	2,494,447	6,489,703	$0.10-$17.88	$36,656	$5.65

At December 31, 1999 and 2000, 2,435,895 and 2,339,767 outstanding options were exercisable at weighted average exercise prices of $2.01 and $4.52. Of these shares, 848,685 shares and 295,869 shares at weighted average exercise prices of $0.33 and $0.33, respectively, are subject to the Company’s right of repurchase upon exercise. In addition, 499,069 and 221,743 shares of the Company’s outstanding common stock is subject to the Company’s right of repurchase at weighted average prices of $0.24 and $0.29, respectively.

1999 Non-Employee Directors’ Stock Option Plan

On March 30, 1999 the Board of Directors also adopted the Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”), and reserved a total of 1,500,000 shares of common stock for issuance thereunder. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors’ Plan is ten years. Each initial grant under the Directors’ Plan will vest at 1/4th of the shares subject to the option one year after the date of grant and 1/48th of the shares each month thereafter. The rate of vesting of each subsequent grant will be 1/48th of the shares on a monthly schedule after the date of grant. The Board may amend (subject to stockholder approval as necessary) or terminate the Directors’ Plan at any time.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity under the 1999 Non-Employee Director’s Stock Option Plan is set forth below (in thousands, except per share and share numbers):

	Options Outstanding
	Available For Grant	Shares	Price Per Share	Amount	Average Weighted Exercise Price
Options authorized	1,500,000	—	$—	$—	$—
Options granted	(700,000)	700,000	5.00-5.75	3,575	5.11

Balance, December 31, 1999	800,000	700,000	5.00-5.75	3,575	5.11
Options granted	(100,000)	100,000	16.13	1,612	16.13
Options terminated	90,625	(90,625)	5.00	(453)	5.00

Balance, December 31, 2000	790,625	709,375	$5.00-16.13	$4,734	$6.67

At December 31, 1999 and 2000, zero and 285,416 options outstanding were exercisable at weighted average exercise prices of zero and $5.08, respectively.

Options Outstanding

The options outstanding and currently exercisable by exercise price at December 31, 2000 are as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Average Weighted Remaining Contractual Life (years)	Average Weighted Exercise Price	Number Exercisable	Average Weighted Exercise Price
$0.10-0.35	824,296	7.21	$0.33	824,296	$0.33
$1.00-4.56	1,446,000	9.83	$2.40	33,444	$4.20
$5.00-5.75	2,662,726	8.27	$5.04	1,215,918	$5.02
$6.00-9.00	991,683	9.04	$7.28	268,464	$6.85
$12.88-17.88	1,274,373	9.09	$13.35	283,061	$12.98

	7,199,078	8.71	$5.75	2,625,183	$4.58

Deferred Stock Compensation

In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the difference between the exercise price of the stock options granted before its initial public offering and the fair market value of the Company’s stock at the date of grant. This deferred compensation is amortized to expense over the period during which the Company’s right to repurchase the stock lapses or the options become exercisable, generally four or five years, using the multiple options method.

At December 31, 2000, the Company had recorded deferred compensation related to these options in an amount of $15.8 million (net of cancellations), of which $6.2 million and $2.6 million had been amortized to expense during fiscal years 1999 and 2000, respectively.

During 1999, options to purchase 4,173,000 shares of the Company’s common stock were granted with exercise prices below the estimated market value at the date of grant; the weighted average exercise prices were

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$4.98 per share and the deemed weighted average market values of the common stock was $6.81 per share. During 2000, all options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant.

Value of Options Granted

The fair value of each option grant is estimated on the date of grant using a type of Black-Scholes option pricing model with the following assumptions used for grants:

	1999	2000
Expected volatility	0% and 60%	142%
Weighted average risk-free interest rate	4.8%	6.21%
Expected life	2 years	2 years
Expected dividends	0%	0%

For the period prior to the Company’s Initial Public Offering, volatility for the purposes of the SFAS No. 123 calculation was 0%.

Based on the above assumptions, the aggregate fair value and weighted average fair value per share of options granted in during fiscal years 1999 and 2000 were $13.9 million and $29.4 million, and $2.77 and $7.24, respectively.

Employee Stock Purchase Plan

On May 4, 1999, the Company adopted an Employee Stock Purchase Plan (“Purchase Plan”). The Company has reserved a total of 1,500,000 shares of common stock for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees who work at least 20 hours a week and have been employed for at least five months in a calendar year may contribute, during an offering period, a specified percentage, not to exceed 15% of their compensation to purchase shares of common stock of the Company. Each offering period runs for a period of 24 months and will be divided into consecutive purchase periods of approximately six months. New offering periods commence every six months on August 1st and February 1st each year.

The price of the common stock purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. No person may purchase shares under the Purchase Plan to the extent that such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or to the extent that such person’s rights to purchase stock under stock purchase plans would accrue at a rate in excess of $25,000 per year.

The first purchases under the Plan occurred in 2000, during which 166,914 shares were issued under the plan at a weighted average purchase price of $4.21. At December 31, 2000, 1,333,086 shares were reserved for future issuance under the plan, respectively.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under SFAS No. 123, compensation cost is also recognized for the fair value of employee’s purchase rights under the Purchase Plan, which was estimated using the following assumptions:

	1999	2000
Expected volatility	60%	142%
Weighted average risk-free interest rate	4.8%	6.2%
Expected life	6 months	6 months
Expected dividends	0%	0%

Based on the above assumptions, the aggregate fair value and weighted average fair value per share of those purchase rights granted in 1999 and 2000 was $0.1 million and $0.4 million, and $1.94 and $3.45, respectively.

Pro Forma Stock Compensation

Had compensation cost been determined based on the fair value at the grant date for the awards made in 1995 and thereafter under the Company’s stock option plans and employee stock purchase plan consistent with the provisions of SFAS No. 123, the Company’s net loss would have been as follows (in thousands, except per share amounts):

	Year Ended December 31,
	1999	2000
Net loss attributed to commonstockholders—as reported	$(24,798)	$(21,152)
Net loss attributed to commonstockholders—pro forma	$(27,039)	$(31,855)
Net loss per common share—basic and diluted as reported	$(1.41)	$(0.60)
Net loss per common share—basic and diluted pro forma	$(1.54)	$(0.90)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

Note 6.    Income Taxes:

The components of the net deferred tax asset are as follows (in thousands):

	December 31,
	1999	2000
Net operating loss carryforwards	$17,466	$27,492
Tax credit carryforwards	1,648	1,770
Property and equipment and intangibles	48	49
Other	807	53

	19,969	29,364
Less: Valuation allowance	(19,969)	(29,364)

Net deferred tax asset	$—	$—

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased $7.9 million in December 31, 1999 and $9.4 million in December 31, 2000.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The principal items accounting for the difference between income taxes benefit at the U.S. statutory rate and the benefit from income taxes reflected in the statement of operations are as follows (in thousands):

	Year Ended December 31,
	1999	2000
Federal benefit at statutory rate	$8,332	$7,192
Nondeductible expenses	(2,242)	(890)
Net operating losses and benefits	(6,090)	(6,302)

	$—	$—

At December 31, 2000, the Company had approximately $73.4 million of net operating loss carryforwards and $1.3 million of research and development credits to offset future federal income taxes. The Company also had $43.4 million of net operating loss carryforwards and $0.5 million of research and development credits to offset future state income taxes. In addition to the net operating loss carryforwards referred to above, there are approximately $6.9 million of net operating loss carryforwards for federal purposes and $3.5 million of net operating loss carryforwards for state purposes as of December 31, 2000, which relate to stock option deductions. The tax benefit of these additional losses will be credited to additional paid in capital if the Company’s deferred tax asset is recognized. These carryforwards expire in the years 2005 through 2020 if not utilized. Due to changes in ownership, the Company’s net operating loss and credit carryforwards may become subject to certain annual limitations.

Note 7.    401(k) Profit Sharing Plan:

The Company has a 401(k) Profit Sharing Plan which covers all employees. Under the plan, employees are permitted to contribute up to 15% of gross compensation not to exceed the annual limitation for any plan year ($10,500 in 2000). Discretionary contributions may be made by the Company. No contributions were made by the Company during fiscal years 1999 and 2000.

Note 8.    Geographic Information

Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in the United States, Europe and Asia.

All long lived assets are maintained in the United States. Revenue information by geographic area is as follows (in thousands):

Net Revenues
Year Ended 1999
Americas	$1,156
Europe	755
Asia	745

Total	$2,656

Year Ended 2000
Americas	$370
Europe	36
Asia	74

Total	$480

BE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9.    Subsequent Events

On August 16, 2001, the Board of Directors of the Company unanimously adopted resolutions approving the sale of substantially all of the Company’s intellectual property and other technology assets (the “Asset Sale”) to ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Palm, Inc. (“Palm”), pursuant to an Asset Purchase Agreement dated August 16, 2001.

On October 9, 2001, the Company filed a definitive proxy statement soliciting stockholder approval for the Asset Sale and the dissolution of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”). The Plan of Dissolution provides for the orderly liquidation of Be’s remaining assets, the winding-up of Be’s business and operations and the dissolution of the Company. In accordance with the terms of the Plan of Dissolution, Be will pay, or provide for the payment of, all of its liabilities and obligations following the approval of the Board to proceed with the liquidation and dissolution of the company. If there are any remaining assets after the payment, or the provision for payment, of all of its liabilities and obligations, Be will then distribute such assets to its stockholders in one or more distributions.

At a special meeting of stockholders held on November 12, 2001, the stockholders of Be approved the Asset Sale and the Plan of Dissolution. The Asset Sale was completed on November 13, 2001. Under the terms of the Purchase Agreement, Be received an aggregate of 4,104,478 shares of Palm common stock valued at approximately $11,000,000 on the closing date of the transaction.

On March 15, 2002, the Company filed a certificate of dissolution with the Delaware Secretary of State in accordance with the plan of dissolution approved by stockholders on November 12, 2001 and as set forth in the Definitive Proxy Statement filed on October 9, 2001. Although the Company filed a certificate of dissolution on March 15, 2002 with the State of Delaware, the Company will continue to exist for three years following this date or for such longer period as the Delaware Court of Chancery shall direct for the purpose of prosecuting and defending lawsuits and enabling the Company to close its business, to dispose of its property, to discharge its liabilities and to distribute to its stockholders any remaining assets.

Additionally, Be’s common stock was delisted from the NASDAQ National Market effective March 15, 2002.

On February 15, 2002, Be engaged Susman Godfrey LLP on a contingency basis to bring forth claims against Microsoft Corporation for the destruction of Be’s business resulting from anticompetitive business practices. On February 19, 2002, the Company filed a lawsuit in the United States District Court in San Francisco alleging, among other things, Microsoft harmed Be through a series of illegal, exclusionary and anticompetitive acts designed to maintain its monopoly in the Intel-compatible PC operating system market and created exclusive dealing arrangements with PC OEMs prohibiting the sale of PCs with multiple preinstalled operating systems. On August 21, 2002, the Judicial Panel on Multidistrict Litigation ordered the lawsuit against Microsoft transferred to the federal district court for the District of Maryland in Baltimore, to be coordinated by Judge Frederick Motz.

Be is seeking recovery of an unspecified amount of damages for the benefit of the Company and its stockholders.

BE INCORPORATED

BE INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2000	2001
Net revenues	$464	$1,950
Cost of revenues	770	2,336

Gross loss	(306)	(386)
Operating expenses:
Research and development, including amortization of deferred stock-based compensation of $59 and $668	6,747	6,112
Sales and marketing, including amortization of deferred stock-based compensation of $(533) and $547	6,123	1,688
General and administrative, including amortization or deferred stock-based compensation of $289 and $982	3,651	3,790
Restructuring charge	—	450

Total operating expenses	16,521	12,040

Loss from operations	(16,827)	(12,426)
Interest expense	(121)	(42)
Other income and expenses, net	1,058	291

Net loss	$(15,890)	$(12,177)

Net loss per common share—basic and diluted	$(0.45)	$(0.33)

Shares used in per common share calculation—basic and diluted	35,406	36,430

See notes to condensed consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31, 2000	September 30, 2001
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,463	$2,098
Short-term investments	4,594	—
Accounts receivable	26	74
Prepaid and other current assets	549	577

Total current assets	14,632	2,749
Property and equipment, net	391	248
Other assets, net of accumulated amortization	1,048	24

Total assets	$16,071	$3,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$362	$111
Accrued expenses	1,502	621
Technology license obligations, current portion	454	432
Deferred revenue	109	64

Total current liabilities	2,427	1,228
Technology license obligations, net of current portion	320	244

Total liabilities	2,747	1,472

Commitments and Contingencies (Note 6)
Stockholders’ Equity:
Common stock, $.001 par value, 78,000,000 shares authorized; outstanding: December 31, 2000, 36,202,899 shares; September 30, 2001, 36,792,563 shares	36	37
Additional paid-in capital	108,880	108,344
Deferred stock compensation	(1,218)	(280)
Accumulated deficit	(94,375)	(106,552)
Accumulated other comprehensive income	1	—

Total stockholders’ equity	13,324	1,549

Total liabilities and stockholders’ equity	$16,071	$3,021

See notes to condensed consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2000	2001
	(Unaudited)
Cash flows from operating activities:
Net loss	$(15,890)	$(12,177)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	905	729
Loss on disposal of fixed assets	—	6
Write-off of impaired licensed technology assets	—	539
Amortization of discount on technology license obligations	87	42
Compensation expense incurred on issuance of stock	34	—
Amortization of deferred stock compensation	2,197	(185)
Changes in assets and liabilities
Accounts receivable	137	(48)
Prepaid and other current assets	(45)	(28)
Accounts payable	(733)	(251)
Accrued expenses	(519)	(881)
Deferred revenue	(19)	(45)

Net cash used in operating activities	(13,846)	(12,299)

Cash flow from investing activities:
Acquisition of property and equipment	(121)	(72)
Acquisition of licensed technology	(501)	(175)
Purchases of short-term investments	(55,813)	(1,728)
Sales and maturities of short-term investments	70,408	6,322

Net cash provided by investing activities	13,973	4,347

Cash flows from financing activities:
Proceeds from issuance of common stock pursuant to common stock options	2,201	21
Proceeds from issuance of common stock pursuant to common stock warrants	455	180
Proceeds from issuance of common stock under the Employee Stock Purchase Plan	702	386
Repurchase of common stock	(3)	—

Net cash provided by financing activities	3,355	587

Net increase (decrease) in cash and cash equivalents	3,482	(7,365)
Cash and cash equivalents, beginning of period	6,500	9,463

Cash and cash equivalents, end of period	$9,982	$2,098

See notes to condensed consolidated financial statements.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Organization and Business

Be Incorporated (the “Company” or “Be”) was founded in 1990. Be offers software solutions designed for Internet appliances and digital media applications. An Internet appliance is a dedicated device designed specifically to access information from the Internet for a given purpose. An Internet appliance’s hardware and software are seamlessly integrated together to provide users with a responsive and easy to use interface. Be’s software solutions are BeIA: the Complete Internet Appliance Solution(TM) and BeOS, its operating system designed for digital media applications. In early 2000, Be shifted the primary focus of its business from the marketing and distribution of BeOS, its desktop operating system, to the development, marketing and deployment of BeIA, its software solution intended for Internet appliances. Be shifted its focus as a result of the intense competition in the market for the BeOS operating system, the anticipated market for the BeIA product and the limited resources available to Be for the development and marketing of its products. BeIA gives customers the ability to create customized Internet appliances that deliver unique services, information and entertainment to their targeted end users. Unfortunately, the Internet appliance market as a whole has failed to materialize as anticipated. Consumer response to early Internet appliances has been unenthusiastic. Major manufacturers have either removed their products from the market or have not undertaken significant development efforts, and the economic realities of the last four quarters have made success even more difficult. Despite Be’s efforts in the Internet appliance market, its financial difficulties have continued, and Be has been unable to generate revenues sufficient to meet operating expenses.

On August 16, 2001, Be entered into an asset purchase agreement with Palm, Inc., a Delaware corporation headquartered in Santa Clara, California, and ECA Subsidiary Acquisition Corporation, a wholly owned subsidiary of Palm. Under the terms of the asset purchase agreement, Be will sell substantially all of its intellectual property and other technology assets (“Asset Sale”), including those related to its BeOS and BeIA operating systems, to Palm and will receive an aggregate number of shares of Palm common stock equal in value to $11.0 million, as determined on the closing date of the transaction and subject to the approval of Be’s stockholders. A special meeting of Be’s stockholders is scheduled to be held on November 12, 2001, whereby stockholders of record shall consider and vote upon (i) the approval of the asset sale with Palm and (ii) the approval of the dissolution of Be through adoption of a plan of dissolution.

Under the proposed Asset Sale, Be will sell substantially all of its intellectual property and other technology assets. As a result, the remaining technology assets will not be used to generate any future cash flows. According to SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, an entity shall recognize an impairment loss when expected future cash in flows is less than the carrying amount of the asset. Therefore, Be decided to write-off the outstanding balance of its technology license assets of $0.5 million at September 30, 2001.

Note 2.    Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information. Certain information and footnote disclosures included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in these interim statements pursuant to such SEC rules and regulations. Management recommends that these interim financial statements be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2000 and the notes thereto contained in the Company’s Annual Report on Form 10-K. The December 31, 2000 balance sheet was derived

BE INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

In management’s opinion, the condensed consolidated financial statements include all adjustments necessary to present fairly the financial position and results of operations for each interim period shown. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

If the Asset Sale is not completed, it is likely that Be will file for or be forced to resort to bankruptcy protection. If the Asset Sale is completed, Be intends to wind up its business and pay, or provide for the payment of, all of its outstanding liabilities and obligations in accordance with applicable law and the plan of dissolution. Until it winds up its business, Be will continue to experience losses from operations and negative cash flows and will continue to require working capital to fund its remaining operations. Be believes that existing cash and cash equivalents will not be sufficient to meet operating and capital requirements at its currently anticipated level of operations beyond the end of fiscal 2001.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3.    Recent Accounting Pronouncements

In September 1998, the Financial Accounting Standards Board, (“FASB”), issued Statement of Financial Accounting Standards No. 133, (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect of such derivatives. In July 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 (“SFAS No. 137”). SFAS No. 137 deferred the effective date until fiscal years beginning after September 30, 2000. In September 2000, the Financial Accounting Standards Board issued SFAS No. 138, “Accounting for Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 (“SFAS No. 138”) SFAS No. 138 amends the accounting and reporting standards for certain derivative activities such as net settlement contracts, foreign currency transactions and intercompany derivatives. The Company’s implementation of SFAS No. 133 since January 1, 2001, has not had a material impact on its financial position or results of operations.

In September 2001, the FASB unanimously approved the issuance of two statements, Statement of SFAS No. 141, “Business Combinations,” and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 addresses financial accounting and reporting for business combinations and amends APB No. 16 “Business Combinations.” It requires the purchase method of accounting for business combinations initiated after September 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, “Intangible Assets.” It changes the accounting for goodwill from an amortization method to an impairment only approach. It is effective for fiscal year beginning after December 15, 2001. Early adoption of SFAS No. 142 is permitted for companies with a fiscal year beginning after March 15, 2001. The adoption of these statements is not expected to have a significant impact on the Company’s financial position and results of operations.

In October 2001, the FASB SFAS No. 144, Accounting for the Impairment or Disposal of Long lived Assets, which is required to be applied starting with fiscal years beginning after December 12, 2001. SFAS No. 144 requires among other things, the application of one accounting model for long lived assets that are

BE INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impaired or to be disposed of by sale. The adoption of SFAS No. 144 is not expected to have a significant impact on the Company’s financial statements.

Note 4.    Net Loss Per Share

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per common share is computed giving effect to all dilutive potential common shares, including options, warrants and unvested common shares. Options, warrants and unvested common shares were not included in the computation of diluted net loss per common share because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

	Nine Months Ended September 30,
	2000	2001
	(Unaudited)
Historical net loss per common share, basic and diluted:
Numerator for net loss, basic and diluted	$(15,890)	$(12,177)
Denominator for basic and diluted lossper common share:
Weighted average common sharesoutstanding	35,247	36,430

Net loss per common share basic and diluted	$(0.45)	$(0.33)

Antidilutive securities:
Options to purchase common stock	6,857	5,038
Common stock not yet vested	332	90
Warrants	2,130	—

	9,319	5,128

Note 5.    Comprehensive Loss

Statement of Financial Accounting Standard No. 130, (“SFAS 130”), Reporting Comprehensive Income establishes rules for reporting and display of comprehensive income (loss) and its components. The following are the components of comprehensive loss (in thousands):

	Nine Months Ended September 30,
	2000	2001
Net loss	$(15,890)	$(12,177)
Unrealized loss on marketable securities	—	(1)

Comprehensive loss	$(15,890)	$(12,176)

The components of accumulated other comprehensive income, net of related tax are as follows (in thousands):

	December 31, 2000	September 30, 2001
Unrealized gain on marketable securities	$1	$—

	$1	$—

BE INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6.    Restructuring Charge

On April 2, 2001, the Company announced its decision, made at the end of the first quarter, to restructure its operations to reflect current market and financial conditions by closing its European office in Paris and eliminating positions principally in the Company’s sales, marketing and general administration departments in the United States. As a result, the Company recorded a restructuring charge of $0.3 million in the first quarter for the closing of its European office, which is comprised of $0.3 million for involuntary termination benefits and $35,000 for termination of operating contracts and professional fees. The Company recorded a restructuring charge of approximately $0.1 million in the second quarter for the involuntary termination benefits related to the elimination of 22 positions in the U.S. At September 30, 2001, this restructuring plan was substantially completed and all amounts had been paid.

On July 31, 2001, the Company announced the elimination of 28 positions. In addition to the elimination of the sales and marketing departments, positions in administration and engineering were also affected. The eliminated positions represent approximately 33% of the Company’s existing workforce. The Company’s remaining 57 positions are primarily engaged in product development. The Company did not incur any associated restructuring charge.

Note 7.    Legal Proceedings

In November 2000, the Company’s stock transfer agent, Wells Fargo Bank Minnesota, N.A., received a demand letter from Financial Square Partners, a Be stockholder, alleging damages resulting from the transfer agent’s failure to timely issue its stock certificates. While Be was not a party named in such demand letter, Be was named as a party on the stockholder’s draft claim attached to the demand letter. On May 9, 2001, the claim was in fact filed, naming Be and Wells Fargo Bank Minnesota, N.A. as defendants, and is currently active in the Superior Court of California. The stockholder is seeking damages in the amount of approximately $2.4 million. Prior to this filing, the Company had been participating in communications with the parties in an effort to resolve the matter prior to a lawsuit being filed.

Be management continues to believe that the allegations as they relate to Be in the filed claim are without merit and intends to defend Be against this legal action. However, there can be no assurance this claim will be resolved without costly litigation, or require Be’s participation in the settlement of such claim, in a manner that is not adverse to its financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. If Be were held liable, it is its intent to seek reimbursement under its D&O insurance policy.

Note 8.    Sale of Assets

On August 16, 2001, the Company entered into a definitive agreement with Palm, Inc. for the sale of substantially all of its intellectual property and other technology assets for a purchase price of $11 million, to be paid in common stock of Palm, Inc. Closing of the transaction is subject to the satisfaction of certain conditions, including obtaining approval of the stockholders of the Company.

A Special Meeting of stockholders has been scheduled for November 12, 2001 seeking approval of (1) the sale of substantially all of Be’s intellectual property and other technology assets to ECA Subsidiary Acquisition Corporation, a wholly owned subsidiary of Palm, Inc., and (2) the subsequent dissolution of Be pursuant to a plan of dissolution.

BE INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9.    Subsequent Events

On October 9, 2001, the Company filed a definitive proxy statement soliciting stockholder approval for the Asset Sale (See Note 1, Organization and Business) and the dissolution of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”). The Plan of Dissolution provides for the orderly liquidation of Be’s remaining assets, the winding-up of Be’s business and operations and the dissolution of the Company. In accordance with the terms of the Plan of Dissolution, Be will pay, or provide for the payment of, all of its liabilities and obligations following the approval of the Board to proceed with the liquidation and dissolution of the company. If there are any remaining assets after the payment, or the provision for payment, of all of its liabilities and obligations, Be will then distribute such assets to its stockholders in one or more distributions.

At a special meeting of stockholders held on November 12, 2001, the stockholders of Be approved the Asset Sale and the Plan of Dissolution. The Asset Sale was completed on November 13, 2001. Under the terms of the Purchase Agreement, Be received an aggregate of 4,104,478 shares of Palm common stock valued at approximately $11,000,000 on the closing date of the transaction.

On March 15, 2002, the Company filed a certificate of dissolution with the Delaware Secretary of State in accordance with the plan of dissolution approved by stockholders on November 12, 2001 and as set forth in the Definitive Proxy Statement filed on October 9, 2001.

Additionally, Be’s common stock was delisted from the NASDAQ National Market effective March 15, 2002.

On February 15, 2002, Be engaged Susman Godfrey LLP on a contingency basis to bring forth claims against Microsoft Corporation for the destruction of Be’s business resulting from anticompetitive business practices. On February 19, 2002, the Company filed a lawsuit in the United States District Court in San Francisco alleging, among other things, Microsoft harmed Be through a series of illegal, exclusionary and anticompetitive acts designed to maintain its monopoly in the Intel-compatible PC operating system market and created exclusive dealing arrangements with PC OEMs prohibiting the sale of PCs with multiple preinstalled operating systems. On August 21, 2002, the Judicial Panel on Multidistrict Litigation ordered the lawsuit against Microsoft transferred to the federal district court for the District of Maryland in Baltimore, to be coordinated by Judge Frederick Motz.

Be is seeking recovery of an unspecified amount of damages for the benefit of the Company and its stockholders.

ANNEX B

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PALM, INC.

PEACE SEPARATION CORPORATION

HARMONY ACQUISITION CORPORATION

AND

HANDSPRING, INC.

Dated as of June 4, 2003

-i-

-ii-

-iii-

		Page

ARTICLE VIII GENERAL PROVISIONS		79
8.1	Non-Survival of Representations and Warranties	79
8.2	Notices	79
8.3	Interpretation; Knowledge	80
8.4	Counterparts	81
8.5	Entire Agreement; Third-Party Beneficiaries	81
8.6	Severability	81
8.7	Other Remedies; Specific Performance	82
8.8	Governing Law	82
8.9	Rules of Construction	82
8.10	Assignment	82
8.11	Waiver of Jury Trial	82

Exhibits

A. Non-Competition and Non-Solicitation Agreement
B. Company Voting Agreement
C. Company Transfer Agreement
D. Parent Voting Agreement
E. Loan Agreement
F. Company Rights Agreement

-iv-

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 4, 2003, by and among Palm, Inc., a Delaware corporation (“Parent”), Peace Separation Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Separation Sub”), Harmony Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”) and Handspring, Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The parties contemplate a transaction pursuant to which (i) the common stock of PalmSource, Inc., a Delaware corporation (“Source”), held by Parent will be distributed to the existing stockholders of Parent by means of the merger of Separation Sub with and into Parent (the “Parent Merger”) and (ii) following such distribution, the remaining business of Parent and the Company will be combined in a business combination transaction by means of the merger of Merger Sub with and into the Company (the “Company Merger”). The Parent Merger and the Company Merger are sometimes collectively referred to herein as the “Mergers.”

B.    The Board of Directors of Parent has unanimously approved, in accordance with applicable provisions of the laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock (as defined in Section 1.8(a)) in connection with the Company Merger.

C.    The Board of Directors of Parent has unanimously resolved to recommend to its stockholders adoption and approval of this Agreement and approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger.

D.    The Board of Directors of the Company has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Company Merger.

E.    The Board of Directors of the Company has unanimously resolved to recommend to its stockholders adoption and approval of this Agreement and approval of the Company Merger.

F.    The Board of Directors of Separation Sub has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Parent Merger.

G.    Parent, as the sole stockholder of Separation Sub, has approved and adopted this Agreement and approved the Parent Merger.

H.    The Board of Directors of Merger Sub has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Company Merger.

I.    Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Company Merger.

J.    Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, (i) certain employees of the Company identified on Schedule 6.3(e) are accepting offers of employment from Parent, contingent upon the Closing (as defined in Section 1.3) and (ii) certain stockholders of the Company are entering into non-competition and non-solicitation agreements substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreement”) with Parent, each of which shall become effective as of the Effective Time of the Company Merger (as defined in Section 1.4).

K.    Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, certain stockholders who are executive officers, directors and principal stockholders of the Company are executing and delivering to Parent voting agreements and irrevocable proxies (the “Company Voting Agreements”), substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2.

M.    Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, certain stockholders who are executive officers, directors and principal stockholder of the Company are executing and delivering to the Parent transfer restriction agreements (the “Company Transfer Agreements”), substantially in the form attached hereto as Exhibit C-1 and Exhibit C-2.

N.    Concurrent with the execution and delivery of this Agreement, and as a material inducement for the Company to consummate the Company Merger, certain stockholders who are executive officers and directors of Parent are executing and delivering to the Company voting agreements and irrevocable proxies (the “Parent Voting Agreements”), substantially in the form attached hereto as Exhibit D.

O.    Concurrent with the execution and delivery of this Agreement, and as a material inducement for the Company to consummate the Company Merger, Parent and the Company are entering into that certain Loan Agreement, substantially in the form attached hereto as Exhibit E (the “Loan Agreement”), and the Company is entering into that certain Security Agreement, substantially in the form attached as Exhibit A to the Loan Agreement, in favor of Parent.

P.    For United States federal income tax purposes, Parent intends that the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

Q.    For United States federal income tax purposes, the parties intend that the Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1     The Parent Merger.    Subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Parent shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Parent Certificate of Merger”) providing for the Parent Merger. Upon the Parent Merger, the separate corporate existence of Separation Sub shall cease and Parent shall continue as the surviving corporation in the Parent Merger (Parent, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation in the Parent Merger”).

1.2     The Company Merger.    Subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, and following filing of the Parent Certificate of Merger, the Company shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Company Certificate of Merger”) providing for the Company Merger. The Company Certificate of Merger shall provide that the Company Merger shall only be effective upon consummation of the Parent Merger. Upon the Company Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger (the Company, as the surviving corporation in the Company Merger, is sometimes referred to herein as the “Surviving Corporation in the Company Merger”).

1.3     Closing.    Subject to the provisions of this Agreement, including the satisfaction of the conditions set forth in Article VI, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.4     Effective Time.    As soon as practicable following the Closing, the parties hereto shall cause the Mergers to be consummated by filing the Parent Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of Delaware Law. The Parent Merger shall become effective at the date and time at which the Parent Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Parent Certificate of Merger (the “Effective Time of the Parent Merger”). The Company Merger shall become effective (and the Company Certificate of Merger shall state the Company Merger shall become effective) immediately following the Parent Merger or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Company Certificate of Merger (the “Effective Time of the Company Merger”).

1.5     Effects of the Mergers.    At the Effective Time of the Parent Merger, the effect of the Parent Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. At the Effective Time of the Company Merger, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

1.6     Certificate of Incorporation and Bylaws.

(a)    Parent.    At the Effective Time of the Parent Merger, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time of the Parent Merger, shall be the Certificate of Incorporation of the Surviving Corporation in the Parent Merger until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation in the Parent Merger. At the Effective Time of the Parent Merger, the Bylaws of Parent, as in effect immediately prior to the Effective Time of the Parent Merger, shall be the Bylaws of the Surviving Corporation in the Parent Merger until thereafter amended as provided by law and such Bylaws of the Surviving Corporation in the Parent Merger.

(b)    Company.    At the Effective Time of the Company Merger, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time of the Company Merger, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation of Merger Sub; provided, however, that at the Effective Time of the Company Merger, Article I of the Certificate of Incorporation of the Surviving Corporation in the Company Merger shall be amended and restated in its entirety to read as follows: “The name of the corporation is Handspring, Inc.” At the Effective Time of the Company Merger, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Company Merger, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws of the Surviving Corporation in the Company Merger.

1.7     Directors and Officers.

(a)    Parent.    Subject to Section 5.18, the initial directors of the Surviving Corporation in the Parent Merger shall be the directors of Parent immediately prior to the Effective Time of the Parent Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation in the Parent Merger shall be the officers of Parent immediately prior to the Effective Time of the Parent Merger, until their respective successors are duly appointed.

(b)    Company.    The initial directors of the Surviving Corporation in the Company Merger shall be the directors of Merger Sub immediately prior to the Effective Time of the Company Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation in the Company Merger shall be the officers of Merger Sub immediately prior to the Effective Time of the Company Merger, until their respective successors are duly appointed.

1.8     Effect of Parent Merger on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time of the Parent Merger, by virtue of the Parent Merger and without any action on the part of Parent, Separation Sub, Merger Sub or the Company or the holders of any shares of capital stock of the Parent, the following shall occur:

(a)    Parent Common Stock.    Each share of the Common Stock, par value $0.001 per share, of Parent (together with the associated Parent Right (as defined in Section 3.2(a)) under the Parent Rights Agreement (as defined in Section 3.2(a)) (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time of the Parent Merger will be automatically converted into

(i) one validly issued, fully paid and nonassessable share of Parent Common Stock (together with the associated Parent Right) and (ii) the right to receive a number of shares of the Common Stock, par value $0.001 per share of Source (“Source Common Stock”) currently outstanding and held by Parent such that all shares of Source Common Stock outstanding and held by Parent immediately prior to the Effective Time of the Parent Merger are distributed to all holders of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the Parent Merger, on a pro rata basis (based on the number of shares of Parent Common Stock held).

(b)    Parent Restricted Stock.    If any shares of Parent Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Parent (“Parent Restricted Stock”), then the shares of Parent Common Stock shall remain unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock will accordingly continue to be marked with appropriate legends.

(c)    Capital Stock of Separation Sub.    Each share of common stock, par value $0.001, of Separation Sub (the “Separation Sub Common Stock”) issued and outstanding immediately prior to the Effective Time of the Parent Merger shall be canceled and extinguished without any conversion thereof, and no consideration shall be issued in exchange therefor.

(d)    Stock Options; Employee Stock Purchase Plan.    At the Effective Time of the Parent Merger, all options to purchase Parent Common Stock then outstanding shall either continue in effect at the Surviving Corporation in the Parent Merger or be assumed by the Surviving Corporation in the Parent Merger, as necessary, in accordance with Section 5.9(a). At the Effective Time of the Parent Merger, rights outstanding under Parent’s 1999 Employee Stock Purchase Plan (the “Parent Purchase Plan”) shall remain outstanding and exercisable for Parent Common Stock without alteration.

(e)    Fractional Shares.    No fraction of a share of Source Common Stock will be issued by virtue of the Parent Merger, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to a fraction of share of Source Common Stock (after aggregating all fractional shares of Source Common Stock that would otherwise be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Source Common Stock for the five (5) most recent trading days that Source Common Stock has traded following the Effective Time of the Parent Merger, as reported by The Nasdaq Stock Market, Inc.’s National Market (“Nasdaq”). Notwithstanding the foregoing, at the election of Parent in its sole discretion, each holder of shares of Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Source Common Stock shall receive from the Exchange Agent (as defined in Section 1.11(a)) a cash payment in lieu of such fractional share of Source Common Stock representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Source Common Stock, as applicable, which would otherwise have issued (the “Excess Source Common Stock”). The sale of the Excess Source Common Stock by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Parent Common Stock, the Exchange Agent shall hold such proceeds for the benefit of such holders without liability or obligation to invest such amounts or to pay interest thereon to such holders. Parent shall reimburse the Exchange Agent for all reasonable commissions, transfer taxes and other out-of-pocket transaction costs, including expenses incurred and commissions paid by the Exchange Agent in connection with the sale of the Excess Source Common Stock. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Parent Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest of Source Common Stock to which such holder of shares of Parent Common Stock is entitled (after taking into account all shares of Source Common Stock to be received held by such holder) and the denominator of which is the aggregate amount of fractional interests to which all holders of certificates representing shares of Source Common Stock are entitled.

1.9     Effect of Company Merger on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time of the Company Merger, by virtue of the Company Merger and without any action on the part of Parent, Separation Sub, Merger Sub or the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)    Company Common Stock.    Each share of the Common Stock, par value $0.001 per share, of the Company (together with any associated Company Right (as defined in Section 5.15) under the Company Rights Agreement (as defined in Section 5.15)) (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time of the Company Merger, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.9(c), will be canceled and extinguished and automatically converted (subject to Section 1.9(f)) into the right to receive 0.09 of a validly issued, fully paid and nonassessable share (the “Exchange Ratio”) of Parent Common Stock upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.11 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.13).

(b)    Company Restricted Stock.    If any shares of Company Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”), then, except as otherwise provided in such restricted purchase agreement or other agreement relating to such Company Restricted Stock, the shares of Parent Common Stock issued in exchange for such shares of the Company Restricted Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, except as otherwise provided in such restricted purchase agreement or other agreement relating to such Company Restricted Stock, from and after the Effective Time of the Company Merger, the Surviving Corporation in the Company Merger will be entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    Cancellation of Treasury and Parent Owned Stock.    Each share of the Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary (as defined in Section 2.1(a)) of the Company or of Parent immediately prior to the Effective Time of the Company Merger shall be canceled and extinguished without any conversion thereof.

(d)    Capital Stock of Company Merger Sub.    Each share of common stock, par value $0.001, of Merger Sub (the “Company Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time of the Company Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation in the Company Merger.

(e)    Company Stock Options and Warrants; Company Employee Stock Purchase Plan.    At the Effective Time of the Company Merger, all outstanding Company Options (as defined in Section 2.2(b)) and Company Warrants (as defined in Section 2.2(d)) shall be assumed by Parent in accordance with Section 5.9(b) and Section 5.9(c). Rights outstanding under the Company’s 2000 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be treated as set forth in Section 5.9(d).

(f)    Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Company Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder’s Certificate(s) (as defined in Section 1.11(c)) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.13), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on and including the trading day one day prior to the Effective Time of the Company Merger, as reported by Nasdaq.

(g)    Adjustment to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time of the Company Merger; provided, however, no adjustment shall be made hereunder to the Exchange Ratio with respect to the distribution of the shares of common stock owned by Parent of Source to the stockholders of Parent (the “Source Distribution”).

1.10     No Exchange of Parent Certificates.

(a)    No Exchange of Parent Certificates.    Following the Parent Merger, each certificate previously representing shares of Parent Common Stock shall, without any action on the part of the holder thereof, continue to represent the same number of shares of Parent Common Stock

(b)    Distribution of Source Stock.    Promptly following the Parent Merger, Parent shall cause its transfer agent to distribute to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger the number of shares of Source Common Stock to which such holder is entitled pursuant to Section 1.8(a).

(c)    Required Withholding.    Each of the transfer agent and the Surviving Corporation in the Parent Merger shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of the Parent Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

1.11     Exchange of Company Certificates.

(a)    Exchange Agent for Company Merger.    Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) in the Company Merger.

(b)    Parent to Provide Common Stock.    Prior to or promptly after the Effective Time of the Company Merger, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that, promptly after the Effective Time of the Company Merger, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.9(a) in exchange for outstanding shares of the Company Common Stock in the Company Merger. In addition, Parent shall make available promptly after the Effective Time of the Company Merger and as necessary from time to time after the Effective Time of the Company Merger, in each case as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.9(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled to pursuant to Section 1.11(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)    Exchange Procedures.    Promptly after the Effective Time of the Company Merger, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time of the Company Merger) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time of the Company Merger represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.9(a), cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.9(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time of the Company Merger, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d).

(d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time of the Company Merger and no payment in lieu of fractional shares pursuant to Section 1.9(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.9(f) and the amount of any such dividends or other distributions with a record date after the Effective Time of the Company Merger and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Company Merger and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e)    Transfers of Ownership.    If shares of Parent Common Stock are to be issued in connection with the Company Merger in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6(a)) required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)    Required Withholding.    Each of the Exchange Agent and the Surviving Corporation in the Company Merger shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g)    No Liability.    Notwithstanding anything to the contrary in this Section 1.11, neither the Exchange Agent, the Surviving Corporation in the Company Merger nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(i)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time of the Company Merger shall, at the request of the Surviving Corporation in the Company Merger, be delivered to the Surviving Corporation in the Company Merger or otherwise on the instruction of the Surviving Corporation in the Company Merger, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.11 shall after such delivery to Surviving Corporation look only to the Surviving Corporation in the Company Merger for the shares of Parent Common Stock pursuant to Section 1.9(a), cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d) with respect to the shares of the Company Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.12     No Further Ownership Rights in the Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.9(f) and 1.11(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation in the Company Merger of shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Company Merger. If, after the Effective Time of the Company Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.13     Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.14     Tax Consequences.

(a)    Parent Merger.    It is intended by Parent that the distribution of Source Common Stock pursuant to Sections 1.8(a) and 1.10(b) shall constitute a tax-free distribution under Section 355 of the Code.

(b)    Company Merger.    It is intended by the parties hereto that the Company Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.15     Further Action.    At and after the Closing, the officers and directors of Parent (as the Surviving Corporation in the Parent Merger) and the Surviving Corporation in the Company Merger, as the case may be, will be authorized to execute and deliver, in the name and on behalf of the Company, Separation Sub and Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Separation Sub and Merger Sub, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in Parent (as the Surviving Corporation in the Parent Merger) or the Surviving Corporation in the Company Merger, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent (as the Surviving Corporation in the Parent Merger) or the Surviving Corporation, as the case may be, as a result of, or in connection with, the Parent Merger or the Company Merger, as the case may be.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, subject to the exceptions specifically disclosed (subject to the last sentence of Section 8.3(a)) in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of Company (the “Company Disclosure Letter”) as follows:

2.1     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power.    The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including, in the case of the Company only, Handspring Facility Company, LLC (“HFC”).

(b)    Charter Documents.    The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company, each as amended to date (collectively, the “Company Charter

Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c)    Minutes.    The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries since the Company’s inception.

(d)    Subsidiaries.    Section 2.1(d) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or, in the case of foreign Subsidiaries, the Company, another wholly-owned Subsidiary of the Company or solely to the extent required to comply with local laws regarding ownership, a nominee of the Company, free and clear of all material Liens. For purposes of this Agreement, the term “Lien” shall mean all pledges, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person except for passive investments of less than one percent (1%) in the equity interests of public companies as part of the cash management program of the Company.

2.2     Capital Structure.

(a)    Capital Stock.    The authorized capital stock of Company consists of: (i) 1,000,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on May 28, 2003: (i) 148,318,397 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding. From May 28, 2003 and through the date hereof, there has been no change in the capitalization of the Company set forth above other than as a result of the exercise of outstanding Company Options. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 2.2(a) of the Company Disclosure Letter sets forth a list of each holder of Company Restricted Stock and (a) the name and address of the holder of such Company Restricted Stock, (b) the number of shares of Company Restricted Stock held by such holder, (c) the repurchase price of such Company Restricted Stock, (d) the date on which such Company Restricted Stock was purchased or granted, (e) the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and (f) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. Upon consummation of the Company Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Merger Sub, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in the Contract (as defined in Section 2.2(d)) relating to such Company Restricted Stock and (B) Parent will automatically succeed to and become entitled to exercise the Company’s rights and remedies under any such Contract without modification. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive (in whole or in part) its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events).

(b)    Stock Options.    As of the close of business on the date hereof: (i) 21,388,695 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock (such options to purchase Company Common Stock, whether or not outstanding, “Company Options”) under the Company’s 1998 Equity Incentive Plan, 1999 Executive Equity Incentive Plan, 2000 Equity Incentive Plan and Bluelark 2000 Equity Incentive Plan (collectively, the “Company Stock Plans”) or otherwise (other than the Company Purchase Plan); and (ii) as of the date hereof, 1,237,661 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option issued other than pursuant to the Company Purchase Plan, and (a) the particular Company Stock Plan (if any) pursuant to which such Company Option was granted), (b) the name of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such Company Option, (d) the exercise price of such Company Option, (e) the date on which such Company Option was granted, (f) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date hereof, and (g) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance pursuant to the exercise of Company Options and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c)    Voting Debt.    No Voting Debt (as defined below) of the Company or any of its Subsidiaries is issued or outstanding as of the date hereof. For purposes of this Agreement, “Voting Debt” shall mean all bonds, debentures, notes or other indebtedness (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock.

(d)    Warrants.    As of the close of business on the date hereof, 9,150,000 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock (“Company Warrants”). Section 2.2(d) of the Company Disclosure Letter sets forth a list of each outstanding Company Warrant and (a) the name of the holder of such Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Warrant, (c) the exercise or strike price of such Company Warrant, (d) the date on which such Company Warrant was issued, (e) the applicable vesting schedule, and the extent to which such Company Warrant is vested and exercisable as of the date hereof, and (f) the date on which such Company Warrant expires. All shares of Company Common Stock subject to issuance pursuant to the exercise of Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating Company to accelerate the vesting of any Company Warrant as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events).

(e)    Other Securities.    Except as otherwise set forth in this Agreement, the Company Rights Plan or Section 2.2 of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. Except for shares of Company Restricted Stock, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge (as defined in Section 8.3(b)) of the Company, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements and the Company Rights Agreement, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, promissory note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3     Authority; Non-Contravention; Necessary Consents.

(a)    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Company Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Company Merger by the Company’s stockholders as required by Delaware Law and the filing of the Company Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Company Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Company Merger and consummate the Company Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Separation Sub and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)    Non-Contravention.    The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company and the consummation of the Company Merger and the transactions contemplated hereby will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Company Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective material properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 2.15). Section 2.3(b) of the Company Disclosure Letter lists as of the date hereof all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ Contracts currently in effect required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Company Merger.

(c)    Necessary Consents.    No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Company Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Parent Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) the filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (iii) the approval and adoption of this Agreement and the Company Merger by the requisite vote under applicable Legal Requirements by the stockholders of the Company; and (iv) the approval and adoption of this Agreement and the Parent Merger approval of the issuance of Parent Common Stock in connection with the Company Merger by the requisite vote under applicable Legal Requirements, by the stockholders of Parent; (v) the filing of the Prospectus/Proxy Statement (as defined in Section 2.16) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the effectiveness of the Registration Statement (as defined in Section 2.16) and the effectiveness of the Source Registration Statement (as defined in Section 5.1(b)); (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (vii) the consents listed on Section 2.3(c) of the Company Disclosure Letter; (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country; (ix) those consents, approvals, orders, authorizations, registrations, declarations or filings that have already been made or obtained; and (x) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Company Merger within the time frame in which the Company Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (viii) are referred to herein as the “Necessary Consents.”

2.4     SEC Filings; Financial Statements; Internal Controls.

(a)    SEC Filings.    The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 31, 2000. The Company has made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act and complete and correct copies of any correspondence with, and inquiries from the SEC with respect to previously filed Company SEC Reports.

(b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company

Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of March 29, 2003 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except those liabilities incurred in the ordinary course of business, consistent with past practice, of the type which ordinarily recur, and liabilities incurred in connection with the Loan Agreement and the transactions contemplated thereby and with respect to fees and expenses of accountants, brokers, financial advisors, consultants, legal counsel or other Persons retained by the Company to provide services in connection with this Agreement or the transactions contemplated hereby.

(c)    Internal Controls.    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and Chief Financial Officer. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.5     Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Company Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock; (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or increase in benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.7(a)(i)) other than licenses entered into in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any Company Material Contract (as defined in Section 2.15(a)) in effect since the date of the Company Balance Sheet; (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (viii) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (ix) any written communication from Nasdaq with respect to the delisting of the Company Common Stock; (x) any cancellation by the Company or any of its Subsidiaries of any material debts or waiver of any claims or rights of material value; (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries; or (xii) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of its Subsidiaries.

2.6     Taxes.

(a)    Definition.    For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(b)    Tax Returns and Audits.

(i)    The Company and each of its Subsidiaries have filed all required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations. Such Tax Returns are true and correct, and have been completed in accordance with applicable law and were timely filed, except in each case as would not be material to the Company.

(ii)    The Company and each of its Subsidiaries have paid all Taxes required to be paid and withheld with respect to their Employees or other third parties and paid over to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld. Such Taxes were timely paid except as would not be material to the Company.

(iii)    Neither the Company nor any of its Subsidiaries is currently delinquent in the payment of any Tax, nor is there any material Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination. No outstanding adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any of its Subsidiaries, informally by any tax authority to the Company, any of its Subsidiaries or any representative thereof.

(v)    Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the date of the Company Balance Sheet which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(vi)    The Company has made available to Parent or its legal counsel, copies of all federal and California income and all other material Tax Returns for the Company and each of its Subsidiaries filed for all periods since inception.

(vii)    There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than customary Liens for Taxes not yet due and payable. To the Knowledge of the Company, there is no basis for the assertion of any material claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company or any of its Subsidiaries.

(viii)    Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

(ix)    Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)    Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) is a party to any Tax sharing, indemnification or allocation agreement (other than between the Company and any of its Subsidiaries), nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) has any material liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xi)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Company Merger.

(xii)    Neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has no Knowledge of any agreement, plan, fact or other circumstance that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.7     Intellectual Property.

(a)    Definitions.    For the purposes of this Agreement, the following terms have the following meanings:

(i)    “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations- in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (f) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (g) all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices; (h) all industrial designs and any registrations and applications therefor throughout the world; (i) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (j) all databases and data collections and all rights therein throughout the world; (k) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (l) any similar or equivalent rights to any of the foregoing anywhere in the world, and all tangible embodiments of the foregoing.

(ii)    “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(iii)    “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications);

(b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other rights in or to an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority with respect to Intellectual Property.

(iv)    “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(v)    “Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data) and databases and data collections, design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

(vi)    “Company Products” shall mean all products, Software or service offerings (i) that have been sold or offered for sale, distributed or otherwise disposed of prior to the date of this Agreement by or on behalf of the Company or any of its Subsidiaries, or (ii) for which significant development work has been done and which the Company or any of its Subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including the product referred to internally at the Company as “Duo.”

(b)    Registered Intellectual Property; Proceedings.    Section 2.7(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions with respect to which Company has Knowledge or has received notice, and which is currently before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of the Company Intellectual Property.

(c)    Company Products.    Section 2.7(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list (by name and version number) of all Company Products.

(d)    Documentation of Defects.    The Company maintains a policy of documenting all bugs, errors and defects in all the Company Products. The Company has documented all material bugs, errors and defects of which the Company has Knowledge in compliance with such policy, and such documentation is retained and is available internally at the Company.

(e)    No Order.    None of the Company Intellectual Property, the Company Products (excluding Intellectual Property owned by a third party), the Company or any of its Subsidiaries is subject to any judgment, order, writ, injunction, or decree of any court or Governmental Entity or arbitrator, or any stipulation made to any court, Governmental Entity or arbitrator or in connection with any proceeding before any such entity, or any settlement agreement restricting the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company Intellectual Property, any Company Product or, to the Company’s Knowledge, any Intellectual Property owned by a third party (including any Intellectual Property that is or is included in a Company Product) that the Company or any of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise, or which may affect the validity, use or enforceability of any such Company Intellectual Property, Company Product (excluding Intellectual Property owned by a third party) or, to the Company’s Knowledge, any Intellectual Property owned by a third party (including any Intellectual Property that is or is included in a Company Product).

(f)    Registration.    Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property, except for any failure to pay fees or failure to so file as would not (with or without the lapse of time) adversely affect the Company’s rights in any such item of Company Registered Intellectual Property and except that the foregoing shall not apply to any Company Intellectual Property with respect to which Company has intentionally abandoned its rights as listed in Section 2.7(f) of the Company Disclosure Letter.

(g)    Further Actions.    Section 2.7(g) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the Company Registered Intellectual Property.

(h)    Absence of Liens.    The Company owns and has good and exclusive title to each item of Company Registered Intellectual Property and other material Company Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice and Liens in connection with the Loan Agreement), and, after the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all registered trademarks and, to the Company’s Knowledge, has valid and sufficient rights to use all other trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, (ii) to the Company’s Knowledge, the Company owns exclusively, or has valid and sufficient rights to use, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its Subsidiaries otherwise purports to own, and (iii) to the extent that any patents would be infringed by any Company Products or the operation or conduct of the business of the Company and its Subsidiaries as currently conducted or currently contemplated to be conducted, to the Company’s Knowledge, the Company is the exclusive owner of, or has valid and sufficient rights to use, such patents.

(i)    Source Code.    Neither the Company nor any of its Subsidiaries has disclosed the source code for any of the Software owned by it or incorporated in any Company Products to any third party, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

(j)    Open Source Software.    No Software that is open source, public source or freeware, or any modification or derivative thereof, including any version of Software licensed pursuant to any GNU general public license or lesser general public license (collectively, “Open Source

Software”) was or is used in, incorporated into, integrated or bundled with any Company Products (only to the Company’s Knowledge with respect to Company Products owned by third parties) or Company Intellectual Property, or was, is or is currently planned to be used in the Company’s business or the development or compilation of any Company Products, except in each case for any such Open Source Software whose terms: (i) do not grant any third party rights to, or otherwise impair the exclusive ownership of the Company or its Subsidiaries of, the modifications or improvements by the Company or any of its Subsidiaries to such Software; (ii) do not require the distribution by the Company or any Subsidiary of any source code; (iii) do not prohibit the Company or its Subsidiaries from charging a fee or otherwise restricts the ability of the Company or any of its Subsidiaries to seek compensation for any such Software; (iv) allow use and distribution of such Software in the manner used and distributed and proposed to be distributed by the Company or any of its Subsidiaries; (v) do not contain any other material restrictions or obligations that the Company and its Subsidiaries has not complied with; and (vi) do not, have not and will not otherwise result in any material liability to the Company or any of its Subsidiaries.

(k)    Third-Party Development.    (i) To the extent that any technology, Software or Intellectual Property incorporated into a Company Product or any other material item of technology, Software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries, the Company and its Subsidiaries have a written agreement with such third party with respect thereto pursuant to which the Company and its Subsidiaries have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of all such third party’s Intellectual Property in such work, material or invention and such third party has not retained any rights or licenses with respect thereto. (ii) To the extent that (a) any technology, Software or Intellectual Property developed or otherwise owned by a third party is incorporated into or integrated with any of the Company Products, or (b) any material item of technology, Software or Intellectual Property developed or otherwise owned by a third party is bundled with or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products (such technology, Software or Intellectual Property described in this Section 2.7(k)(ii)(a) and (b), the “Third Party Product Technology”), the Company and its Subsidiaries have a written agreement with respect thereto pursuant to which the Company and its Subsidiaries either (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (B) have obtained a license with a term not less than the projected life of such Company Product to all such Intellectual Property in such work, material or invention. (iii) Section 2.7(k)(iii) of the Company Disclosure Letter sets forth a list of all Contracts currently in effect granting the Company or its Subsidiaries rights with respect to Third Party Product Technology, and copies of all such contracts have been provided or made available to Parent. (iv) To the extent any technology, Software or Intellectual Property incorporated into any of the Company Products or any other item of material technology, Software or Intellectual Property was originally owned, invented or created by a Company employee, (a) all right, title and interest in and to such Intellectual Property was transferred and assigned to the Company, by contract or operation of law, and (b) no such employee or consultant has retained any rights (other than the right to be named as an inventor or author) in or to such Intellectual Property.

(l)    Transfers.    Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party, or knowingly permitted the Company’s rights in such Company Intellectual Property to lapse or enter the public domain (other than through the expiration of Registered Intellectual Property at the end of its statutory term).

(m)    Licenses.    Other than “shrink wrap,” “click wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $25,000 or less, Section 2.7(m) of the Company Disclosure Letter sets forth a list of all Contracts currently in effect to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party, (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries, or (iii) pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property. None of the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company Intellectual Property, and none of the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter grants any third party the right to sublicense any Company Intellectual Property.

(n)    No Conflict.    (i) The consummation of the transactions contemplated by this Agreement will neither materially violate nor result in the material breach, or the material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter, or give any non-Company party to any such Contract the right to do any of the foregoing. Following the Closing Date, the Surviving Corporation in the Company Merger will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay. (ii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries are a party, will result in (a) either Parent’s or the Merger Sub’s granting to any third party any right or license to or with respect to any material Intellectual Property right owned by, or licensed to, either of them prior to the Closing, (b) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses (including a covenant not to sue), or (c) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

(o)    No Infringement.    To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and as currently proposed to be conducted, including the Company’s and its Subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, Software or services of the Company and its Subsidiaries (including Company Products) has not, does not and will not, as so proposed, infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(p)    All Necessary Intellectual Property.    The Company Intellectual Property, and the Company’s rights in the Third Party Product Technology, constitute, to the Knowledge of the Company, all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, import and sale of products, technology and performance of services (including the Company Products).

(q)    No Notice of Infringement.    Neither the Company nor any of its Subsidiaries has received written notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any Company Product, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(r)    No Third Party Infringement.    To the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

(s)    Government Funding.    No government funding, facilities of a university, college, other educational institution or research center or development funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(t)    Proprietary Information Agreements.    The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all Employees of the Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

(u)    Privacy and Data Protection.    The Company and its Subsidiaries have at all times complied in all material respects with all applicable Legal Requirements relating to privacy, data protection and the collection and use personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, current versions of which are set forth in Section 2.7(u) of the Company Disclosure Letter. No claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not breach or otherwise cause any violation of any such applicable Legal Requirements related to privacy, data protection or the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries.

(v)    Protection of Information.    With respect to all personal and user information described in Section 2.7(u), the Company and its Subsidiaries have at all times taken all reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no material unauthorized access to or other misuse of that information.

2.8     Compliance; Permits.

(a)    Compliance.    Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for those conflicts, violations and defaults that would not cause the Company to lose any material benefit or incur any material liability. To the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or, has been threatened in writing against the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted.

(b)    Permits.    The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company (collectively, “Company Permits”) except where the failure to hold such Permits would not be material to the Company or its Subsidiaries. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.9     Litigation.    There are no material claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.10     Brokers’ and Finders’ Fees; Fees and Expenses.    Except for fees payable to Credit Suisse First Boston LLC pursuant to an engagement letter dated March 4, 2003, a copy of which has been provided to Parent (the “CSFB Engagement Letter”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby and, except pursuant to the CSFB Engagement Letter, the Company has not entered into any indemnification agreement or indemnification arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred through the date hereof by the Company in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral), other than the CSFB Engagement Letter, is set forth in Section 2.10 of the Company Disclosure Letter. Other than the CSFB Engagement Letter, as of the date hereof, the Company is not a party to any Contract with any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than Contracts for the provision of services on a “time and materials” basis at reasonable and customary rates.

2.11     Transactions with Affiliates.    Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC until the date hereof, no event or transaction has occurred of the type that would be reportable by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.11 of the Company Disclosure Letter identifies each Person who the Company deems to be an “affiliate” (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

2.12     Employee Benefit Plans.

(a)    Schedule.    Section 2.12(a) of the Company Disclosure Letter contains a list of (i) each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company or any other person or entity under common control with the Company or any Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (each a “Company ERISA Affiliate”) for the benefit of any current or former or retired employee, consultant or director of the Company or any Company ERISA Affiliate (each a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any liability or obligation (collectively, the “Company Employee Plans”), and (ii) each employment, severance or consulting agreement between the Company or any Company ERISA Affiliate and any current Company Employee or former Company Employee, to the extent the Company or any Company ERISA Affiliate has or may have any liability or obligation (each a “Company Employee Agreement”), except to the extent a Company Employee Agreement provides for “at-will” employment and does not provide for severance payments or benefits. Neither the Company nor any Company ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Company Employee Agreement.

(b)    Documents.    The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) each relocation, repatriation and expatriation agreement; (iii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iv) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (v) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vii) all IRS determination, opinion, notification and advisory letters; (viii) all material communications made to any Company Employee or Company Employees after January 1, 2002, relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA (as defined below) forms and related notices (or such forms and notices as required under comparable law); (x) all material correspondence to or from any governmental agency in the past three years relating to any Company Employee Plan (including any filings with any governmental agency); (xi) the most recent plan years discrimination tests for each Company Employee Plan; and (xii) all prospectuses prepared in connection with each Company Employee Plan. As used in this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(c)    Company Employee Plan Compliance.    The Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the Knowledge of the Company, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time of the Company Merger in accordance with its terms, without material liability to Parent, Company or any of its Company ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Company ERISA Affiliates, threatened by the IRS, the U.S. Department of Labor (“DOL”), or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material liability to the Company or its Subsidiaries.

(d)    No Pension or Welfare Plans.    Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any self-insured Company Employee Plan or created any such similar obligation under any Company Employee Agreement nor has the Company or any ERISA Affiliate established a policy or practice that would give rise to the creation of a self-insured Company Employee Plan or obligation under any Company Employee Agreement (including any such plan or practice pursuant to which a stop-loss policy or contract applies).

(e)    No Post-Employment Obligations.    No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company ERISA Affiliate has ever represented, promised or contracted (other than in written form) to any Employee (either individually or to Company Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(f)    Health Care Compliance.    Neither the Company nor any Company ERISA Affiliate has, prior to the Effective Time of the Company Merger and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(g)    Loans and Advances.    Section 2.12(g) of the Company Disclosure Letter contains an accurate and complete list of all loans and advances made by the Company or any Company ERISA Affiliate to any employee, director, consultant or independent contractor outstanding as of the date of this Agreement, other than routine travel and expense advances made to employees in the ordinary course of business. Neither the Company nor any Company ERISA Affiliate has, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

(h)    Effect of Transaction.

(i)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(ii)    No payment or benefit which will or may be made by the Company or its Company ERISA Affiliates with respect to any Company Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Company ERISA Affiliates is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

(i)    Employment Matters.    The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Company ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(j)    Labor.    No work stoppage or labor strike against the Company or any Company ERISA Affiliate is pending, or to the Company’s Knowledge, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(k)    International Employee Plan.    Each Company Employee Plan that has been adopted or maintained by the Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which the Company or any Company ERISA Affiliate will or may have any material liability, for the benefit of Company Employees who perform services outside the United States (each a “Company International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has material unfunded liabilities, that as of the Effective Time of the Company Merger, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any Company International Employee Plan at any time for any reason without liability to the

Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.13     Title to Properties.

(a)    Properties.    Neither Company nor any of its Subsidiaries owns any real property. Section 2.13 of the Company Disclosure Letter sets forth a list, as of the date hereof, of all real property currently leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default). The Company has provided or made available to Parent true, correct and complete copies of all such real property leases, lease guaranties, licenses, subleases and occupancy agreements, including all amendments, terminations and modifications thereof. The Company or its Subsidiaries currently occupies all of such real property for the operation of its business, and there are no other parties occupying, or with a right to occupy, such real property. Such real property is in good operating condition and repair in all material respects.

(b)    Lease Restructures.    The “Close of Escrow”, as defined in that certain Property Purchase and Lease Modification Agreement dated January 16, 2003 (the “Lease Modification Agreement”) executed by the Company, HFC and M-F Downtown Sunnyvale, LLC, a Delaware limited liability company (“M-F Downtown”), has occurred and all of the conditions to the Close of Escrow were satisfied or waived in accordance with the terms of the Lease Modification Agreement, other than the conditions to the Close of Escrow set forth in Sections 11(c)(iv), 11(e), 11(f), 11(g), 12(d) and 12(e), which were satisfied in accordance with the terms of the Lease Modification Agreement. The Company did not use the services of a broker, and no broker is entitled to, or has made a claim for, any compensation from the Company, in connection with the Lease Modification Agreement or any efforts to sublet the subject premises. No “Occupancy” or “Reinstatement” has occurred, as such terms are defined in that certain Amended and Restated Lease Agreement (Building 3) dated January 29, 2003 between M-F Downtown and HFC. The Company is the sole member of HFC. As of the date hereof, Domenic Borriello of CT Corporation Staffing is the “Independent Manager” of HFC. EOP-Industrial Portfolio, L.L.C. (“EOP”), has drawn in full on the letter of credit provided by the Company under its lease of 380 North Bernardo Avenue, Mountain View, California as contemplated under the First Amendment dated January 31, 2003 between EOP and the Company.

(c)    Valid Title.    The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business (including for the manufacture of the Company Products), free and clear of any Liens except (i) as reflected in the Company Financials, (ii) Liens in connection with the Loan Agreement, (iii) Liens imposed by law in respect of obligations not yet delinquent, including in respect of taxes, or (iv) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby (the Liens referred to in subparagraphs (iii) and (iv) above being collectively referred to as the “Permitted Liens”).

2.14     Environmental Matters.

(a)    Hazardous Material.    Except as would not result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”) are present in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    Except as would not result in a material liability to the Company, neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any Company Employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date. Except as would not result in a material liability to the Company, neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed any Company Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    Permits.    The Company and its subsidiaries currently hold all environmental Permits materially necessary for the conduct of the Company’s and its Subsidiaries’ Hazardous Material Activities (the “Company Environmental Permits”) and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

(d)    Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, or to the Company’s Knowledge, has been threatened in writing by any Governmental Entity against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.

2.15     Contracts.

(a)    Material Contracts.    For purposes of this Agreement, “Company Material Contract” shall mean any of the following Contracts of the Company or its Subsidiaries:

(i)    any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (including any agreement that is required to be filed in a future filing);

(ii)    any employment or consulting Contract with any executive officer or other employee of the Company earning an annual base salary in excess of $125,000 or a member of the Company’s Board of Directors other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(iii)    any joint venture Contract or similar arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $250,000 per annum or more with other Persons;

(iv)    any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or which may, by its terms, have any of the obligations of such Contract terminated or adjusted as a result of the execution of this Agreement or the Voting Agreements, the Company Transfer Agreements or the consummation of the Company Merger;

(v)    any agreement of indemnification or any guaranty by the Company or any of its Subsidiaries other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business;

(vi)    any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Intellectual Property, develop market or distribute products or services or compete with any Person, (b) granting any exclusive rights, or (c) otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts, subassemblies or services;

(vii)    any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii)    any dealer, distributor, joint marketing or development agreement, under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $250,000 per year, which may not be canceled without penalty upon notice of ninety (90) days or less;

(ix)    any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material item of Intellectual Property;

(x)    any Contract to provide source code to any third party for any product or technology of the Company;

(xi)    any Contract containing any support, service or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice;

(xii)    any Contract to license any third party to manufacture or reproduce any of the products, services or technology of the Company or any of its Subsidiaries or any Contract to sell or distribute any of the products, services or technology of the Company or any of its Subsidiaries;

(xiii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(xiv)    any settlement agreement entered into within three (3) years prior to the date of this Agreement;

(xv)    any lease for (a) real property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000 or (b) personal property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000;

(xvi)    any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries is obligated to pay in the future in excess of $250,000 in any one year period which is not terminable by the Company or its Subsidiaries without penalty in excess of $10,000 upon notice of ninety (90) days or less, other than any agreement, contract or commitment to purchase inventory in the ordinary course of business consistent with past practice;

(xvii)    any other agreement, contract or commitment that has a value of $375,000 or more in any individual case not described in clauses (i) through (xv) above; or

(xviii)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), not described in clauses (i) through (xvii) above the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or its Subsidiaries or otherwise have a Material Adverse Effect on the Company.

(b)    Schedule.    Section 2.15(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.15(a)(i) through 2.15(a)(xviii) hereof.

(c)    No Breach.    All Company Material Contracts and all Contracts listed in Section 2.7(m) of the Company Disclosure Letter are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract or any Contract listed in Section 2.7(m) of the Company Disclosure Letter, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

2.16     Disclosure.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Company Merger (including amendments or supplements thereto) (the

“Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the “Prospectus/Proxy Statement”), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Parent and the Company, at the time of the Company Stockholders’ Meeting (as defined in Section 5.2(a)), at the time of the Parent Stockholders’ Meeting (as defined in Section 5.2(a)), as of the Effective Time of the Parent Merger, or as of the Effective Time of the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent, Separation Sub or Merger Sub supplied by Parent, Separation Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

2.17     Board Approval.    The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way (the “Company Board Approval”) (i) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Company Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Company Merger, and (iii) unanimously recommended that the stockholders of the Company approve and adopt this Agreement and approve the Company Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. The Board of the Directors the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way, (i) approved the Company Rights Agreement (as defined in Section 5.15); and (ii) authorized and directed the dividend of the Company Rights (as defined in Section 5.15) with a record date of June 5, 2003 and a payment date of not later than June 5, 2003.

2.18     Fairness Opinion.    The Company’s Board of Directors has received an opinion from Credit Suisse First Boston Corporation, dated as of June 3, 2003, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the Company stockholders, and has delivered to Parent a written copy of such opinion.

2.19     Takeover Statutes.    The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the Voting Agreements and the consummation of the Company Merger and the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, subject to the exceptions specifically disclosed (subject to the last sentence of Section 8.3(a)) in writing in the disclosure letter supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of Parent (the “Parent Disclosure Letter”), as follows; subject to the following clause, it is understood and agreed that Parent makes no representations or warranties in this Agreement, express or implied, with respect to Source or its Subsidiaries, or the business, assets, capitalization, financial condition or results of operations of Source or its Subsidiaries; however, to the extent a representation or warranty in the Agreement refers to “Parent” or its Subsidiaries, such reference shall be deemed to specifically exclude such matters with respect to Source and its Subsidiaries except to the extent that the failure of such representation or warranty to be true and correct with respect to Source and its Subsidiaries would or would be reasonably likely to adversely affect Parent following the Mergers (taking into account the terms of the Separation Agreements (as defined in Section 3.21(a)):

3.1     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power.    Parent and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)    Charter Documents.    Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date (collectively, the “Parent Charter Documents”) and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries (as defined Rule 1.02 of Regulation of S-X of the SEC), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and each Significant Subsidiary of Parent is not in violation of its respective Subsidiary Charter Documents.

(c)    Significant Subsidiaries.    Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002 includes all the Subsidiaries of Parent which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by Parent, a Subsidiary of Parent, or Parent and another Subsidiary or Parent, or, in the case of foreign Significant Subsidiaries, Parent, another Subsidiary of Parent or solely to the extent required to comply with local laws regarding ownership, a nominee of Parent or a Subsidiary of Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on such Subsidiary.

3.2     Capital Structure.

(a)    Capital Stock.    The authorized capital stock of Parent consists of: (i) 2,000,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 125,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 2,000,000 shares have been designated as Series A Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the “Parent Rights”) issuable pursuant to the Preferred Stock Rights Agreement dated as of September 25, 2000 by and between Parent and EquiServe Trust Company, N.A. (formerly Fleet National Bank) (the “Parent Rights Agreement”), a true and complete copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 22, 2000. At the close of business on May 28, 2003: (i) 29,230,405 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) no shares of Parent Common Stock were issued and held by Parent in its treasury, and (iii) no shares of Parent Preferred Stock were issued and outstanding. From May 28, 2003 and through date hereof, there has been no material change in the capitalization of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. All shares of capital stock of Parent which may be issued as contemplated by this Agreement will be free of all Liens and will be registered in compliance with the Securities Act and registered or exempt from registration or qualification under applicable blue sky laws.

(b)    Stock Options.    As of the close of business on May 28, 2003: (i) 4,028,209 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock (such options, whether or not outstanding, “Parent Options”) under the stock option, stock award, stock appreciation or phantom stock plans of Parent (the “Parent Stock Option Plans”) other than the Parent Purchase Plan, an aggregate of 2,146,206 of which were unvested, (ii) 1,376,303 shares of Parent Common Stock are reserved for future issuance under the Parent Purchase Plan, and (iii) 1,091,435 shares of Parent Common Stock are reserved for future issuance under the Parent Stock Option Plans. All Parent Options granted since May 28, 2003 have been granted in the ordinary course of business. All shares of Parent Common Stock subject to issuance pursuant to the exercise of Parent Options and the Parent Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the Parent Merger or the Company Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent. There will be no acceleration of the vesting of any Parent Options held by any employee, director or consultant of Peace, Source or any other Subsidiary of Peace, pursuant to the Parent Stock Option Plans or otherwise, as a result of the Parent Merger or the Company Merger. Upon closing of the Parent Merger, the employees of Source shall be considered as having terminated their employment with Parent or its Subsidiaries effective as of such closing under the terms of the Parent Stock Option Plans and shall have a period of time from such date of termination within which to exercise any vested Parent Options following which such Parent Options shall expire in accordance with the terms of the applicable Option agreements. At the Effective Time of Parent Merger, each Parent Option will be adjusted so that it will be exercisable (or will become exercisable in accordance with its terms) for a number of share of Parent Common Stock equal in fair market value to the consideration received by holders of Parent Common Stock pursuant to Section 1.8(a) hereof pursuant to the formula described in Section 3.2(b) of the Parent Disclosure Letter.

(c)    Voting Debt.    No Voting Debt of Parent is issued or outstanding as of the date hereof.

(d)    Other Securities.    Except as otherwise set forth in this Agreement, the Parent Rights Plan or Section 3.2(d) of the Parent Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Parent is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (including the Parent Merger and the Company Merger and, to the Knowledge of Parent, other than the Parent Voting Agreements and the irrevocable proxies granted pursuant to the Parent Voting Agreements, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, in each case with respect to this Agreement or the transactions contemplated hereby (including the Parent Merger and the Company Merger).

(e)    Separation Sub Capital Stock.    The authorized capital stock of Separation Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Separation Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Separation Sub was formed by counsel to Parent at the direction of Parent on May 30, 2003, solely for purposes of effecting the Parent Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Separation Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Separation Sub carried on any business activities other than in connection with the Parent Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Separation Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(f)    Merger Sub Capital Stock.    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to Parent at the direction of Parent on May 30, 2003, solely for purposes of effecting the Company Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Company Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

3.3     Authority; Non-Contravention; Necessary Consents.

(a)    Authority.    Each of Parent, Separation Sub and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent, Separation Sub and Merger Sub and no other corporate proceedings on the part of Parent, Separation Sub or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only to (i) the adoption and approval of this Agreement and approval of the Parent Merger by Parent’s stockholders and approval of the issuance of Parent Common Stock in connection with the Company Merger, as required under Delaware Law and the rules of Nasdaq, and (ii) the filing of the Parent Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the outstanding shares of Parent Common Stock to approve and adopt this Agreement and approve the Parent Merger and (ii) a majority in interest of the Parent Common Stock present or represented by proxy at the Parent Stockholders’ Meeting to approve the issuance of Parent Common Stock in connection with the Company Merger is the only vote of the holders of any class or series of Parent capital stock necessary to approve and adopt this Agreement, approve the Parent Merger, approve the Company Merger, and consummate the Parent Merger and the Company Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Separation Sub and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent, Separation Sub and Merger Sub, enforceable against each of Parent, Separation Sub and Merger Sub in accordance with its terms.

(b)    Non-Contravention.    The execution and delivery of this Agreement by Parent, Separation Sub and Merger Sub does not, and performance of this Agreement by Parent, Separation Sub and Merger Sub and the consummation of the Mergers and the transactions contemplated hereby will not: (i) conflict with or violate the Parent Charter Documents, the certificate of incorporation or bylaws of Separation Sub, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any other Subsidiary of Parent; (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to Parent, Separation Sub, Merger Sub or any of Parent’s other Subsidiaries or by which Parent, Separation Sub, Merger Sub or any of Parent’s other Subsidiaries or any of their respective material properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contract (as defined in Section 3.15).

(c)    Necessary Consents.    No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Mergers and other transactions contemplated hereby and thereby, except for (i) the Necessary Consents, (ii) those consents, approvals, orders, authorizations, registrations, declarations or filings that have already been made or obtained, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Company or materially adversely affect the ability of the parties hereto to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.4     SEC Filings; Financial Statements; Internal Controls.

(a)    SEC Filings.    Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 31, 2000. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated. The balance sheet of Parent contained in the Parent SEC Reports as of February 28, 2003 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except those liabilities incurred in the ordinary course of business, consistent with past practice, and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)    Internal Controls.    Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. There are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data. To Parent’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

3.5     Absence of Certain Changes or Events.    Since the date of the Parent Balance Sheet through the date hereof there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent or any of its Subsidiaries of any of Parent’s capital stock or any other securities of Parent or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent’s or any of its Subsidiaries’ capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (v) any material revaluation by Parent of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (vi) any written communication from Nasdaq with respect to the delisting of the Parent Common Stock; or (vii) any agreement, whether in writing or otherwise, to take any action described in this section by Parent or any of its Subsidiaries.

3.6     Taxes.

(a)    Tax Returns and Audits.

(i)    Parent and each of its Subsidiaries have filed all required Tax Returns relating to any and all Taxes concerning or attributable to Parent, its Subsidiaries or their respective operations. Such Tax Returns are true and correct, have been completed in accordance with applicable law and were timely filed, except, in each case, as would not be material to Parent.

(ii)    Parent and each of its Subsidiaries have paid all Taxes to be paid and withheld with respect to their employees or other third parties and paid over to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld. Such Taxes were timely paid except as would not be material to Parent.

(iii)    Neither Parent nor any of its Subsidiaries is currently delinquent in the payment of any Tax, nor is there any material Tax deficiency outstanding, assessed or, to the Knowledge of Parent, proposed against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Tax Return of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination. No outstanding adjustment relating to any Tax Return filed by Parent or any of its Subsidiaries has been proposed formally or, to the Knowledge of Parent or any of its Subsidiaries, informally by any tax authority to Parent, any of its Subsidiaries or any representative thereof.

(v)    Neither Parent nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the date of the Parent Balance Sheet which have not been accrued or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise and neither Parent nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Parent Balance Sheet other than in the ordinary course of business, consistent with past practice.

(vi)    There are no Liens on the assets of Parent or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the Knowledge of Parent, there is no basis for the assertion of any material claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien for Taxes on the assets of Parent or any of its Subsidiaries.

(vii)    Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

(viii)    Neither Parent nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)    Neither Parent nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) is a party to any Tax sharing, indemnification or allocation agreement (other than between Parent and any of its Subsidiaries), nor does Parent or any of its Subsidiaries owe any amount under any such agreement, (c) has any material liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(x)    Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Company Merger.

(xi)    Neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent has no Knowledge of any agreement, plan, fact or other circumstance that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xii)    Parent has obtained a ruling from the United States Internal Revenue Service (the “IRS”) that the distribution of Source Common Stock to the stockholders of Parent (which will be effected through the Parent Merger) will qualify as a tax-free distribution under Section 355 of the Code. The information, representations and statements submitted to the IRS by Parent in obtaining such ruling were at the time of submission and, as of the date hereof, are, materially true and correct, and neither Parent nor any of its Affiliates has taken, or agreed to take, or will knowingly take any action that would make any material representation given to the IRS for such IRS ruling materially untrue.

3.7     Intellectual Property.

(a)    To the Knowledge of Parent, (i) the operation of the Solutions Group Business (as defined below) of Parent and each of its Subsidiaries, including their products and services, does not infringe or misappropriate in any material respect the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) Parent and its Subsidiaries (after giving effect to the Separation Agreements) own or possess sufficient rights to all material Intellectual Property used in or necessary for the operation of the Solutions Group Business. “Solutions Group Business” shall mean the business of Parent contemplated to be conducted by Parent (after giving effect to the Separation Agreements) following the distribution of the Source Common Stock to each holder of Parent Stock and shall not include the business of Source (after giving effect to the Separation Agreements), including the development, licensing or provision of the Palm operating system.

(b)    Neither Parent nor any of its Subsidiaries have received any written notice from any third party as of the date hereof, and, to the Knowledge of Parent, there is no other assertion or pending threat from any third party, that the operation of the Solutions Group Business by Parent or any of its Subsidiaries, or any of the products or services of the Solutions Group Business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither Parent nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property that remain unresolved.

(c)    To the Knowledge of Parent, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by Parent or any of its Subsidiaries relating to the Solutions Group Business. Neither Parent nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to the Intellectual Property of the Solutions Group Business against any third party that remain unresolved.

(d)    Parent and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any Parent Intellectual Property used in the Solutions Group Business. The Intellectual Property of the Solutions Group Business owned or exclusively licensed by Parent and its Subsidiaries is free and clear of any material Liens.

(e)    Parent and each of its Subsidiaries are in material compliance with, and have not materially breached any term of any contracts, licenses or other agreements in which Parent and its Subsidiaries have granted or received any Intellectual Property of the Solutions Group Business (“Parent IP Agreements”).

(f)    The Mergers will not result in the termination or breach of any Parent IP Agreements, or any material loss or change in the rights or obligations of Parent or its Subsidiaries or any third party to such Parent IP Agreements. The Mergers will not result in the obligation of Parent or its Subsidiaries to pay any consideration, royalties or other amounts to any third party in excess of those amounts otherwise owed by Parent or its Subsidiaries immediately prior to the Mergers.

(g)    Parent and each of its Subsidiaries has complied in all material respects with all Legal Requirements relating to the collection and use of user information gathered in the course of its respective operations, and Parent and each of its Subsidiaries has complied with the rules, policies and procedures established by Parent from time to time with respect to the foregoing in each case, in the aggregate, except as would not result in a Material Adverse Effect on Parent.

3.8     Compliance; Permits.

(a)    Compliance.    Neither Parent nor any of its Subsidiaries is in conflict with, or in default or in violation of any material Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is, or Parent believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not cause Parent to lose any material benefit or incur any material liability. To Parent’s Knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in writing against Parent or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent and its Subsidiaries as currently conducted.

(b)    Permits.    Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the Solutions Group business of Parent (collectively, “Parent Permits”) except where the failure to hold such Permits would not be material to Parent. As of the date hereof, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.9     Litigation.    There are no material claims, suits, actions or proceedings (i) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (ii) pending or, to the Knowledge of Parent, threatened against Source or any of its Subsidiaries for which Parent or any of its Subsidiaries has or may have any indemnity obligation pursuant to any Separation Agreement required to be listed in Section 3.21(a) of the Parent Disclosure Letter to indemnify Source or any of its Subsidiaries, in each case before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.10     Brokers’ and Finders’ Fees.    The Company shall not be liable for any brokerage or finders’ fees or agents’ commissions or any similar charges incurred by Parent in connection with this Agreement or any transaction contemplated hereby.

3.11     Transactions with Affiliates.    Except as set forth in the Parent SEC Reports, since the date of Parent’s last proxy statement filed with the SEC until the date hereof, no event or transaction has occurred of the type that would be reportable by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.12     Parent Employee Benefit Plans.

(a)    Definitions.    For purposes of this Agreement, the following terms have the following meanings:

(i)    “Parent Employee Agreement” shall mean each employment, severance or consulting agreement between Parent or any Parent ERISA Affiliate and any current Parent Employee or former Parent Employee, to the extent Parent or any Parent ERISA Affiliate has or may have any liability or obligation, except to the extent a Parent Employee Agreement provides for “at-will” employment and does not provide for severance payments or benefits.

(ii)    “Parent Employee Plan” shall mean each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent or any Parent ERISA Affiliate for the benefit of any current or former or retired employee, consultant or director of Parent or any Parent ERISA Affiliate (each a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any liability or obligation.

(iii)    “Parent ERISA Affiliate” shall mean any person or entity under common control with Parent or any Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b)    Parent Employee Plan Compliance.    Parent and its Parent ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax

Reform Act of 1986 and subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status, except as would not result in material liability to Parent or its Subsidiaries. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time of the Company Merger in accordance with its terms, without material liability to the Company, Parent or any of its Parent ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent or any Parent ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Parent Employee Plan. Neither Parent nor any Parent ERISA Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Parent and each Parent ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan, except as would not result in material liability to Parent or its Subsidiaries.

(c)    No Pension or Welfare Plans.    Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Parent Employee Plan which is a Pension Plan and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Parent nor any ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any self-insured Parent Employee Plan or created any such similar obligation under any Parent Employee Agreement nor has Parent or any ERISA Affiliate established a policy or practice that would give rise to the creation of a self-insured Parent Employee Plan or obligation under any Parent Employee Agreement (including any such plan or practice pursuant to which a stop-loss policy or contract applies).

(d)    No Post-Employment Obligations.    No Parent Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Parent ERISA Affiliate has ever represented, promised or contracted (other than in written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(e)    Health Care Compliance.    Neither Parent nor any Parent ERISA Affiliate has, prior to the Effective Time of the Company Merger and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Parent Employees.

(f)    Loans and Advances.    Neither Parent nor any Parent ERISA Affiliate has, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent.

(g)    Employment Matters.    Parent: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any workers’ compensation policy or long-term disability policy. Neither Parent nor any Parent ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h)    Labor.    No work stoppage or labor strike against Parent or any Parent ERISA Affiliate is pending, or to the Knowledge of Parent, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated with respect to Parent Employees. Neither Parent nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(i)    Parent International Employee Plan.    Each Parent Employee Plan that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any material liability, for the benefit of Parent Employees who perform services outside the United States (each a “Parent International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has material unfunded liabilities, that as of the Effective Time of the Company Merger, will not be offset by insurance or fully accrued.

(j)    Effect of Transactions.    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. No payment or benefit which will or may be made by Parent or any Parent ERISA Affiliates with respect to any Parent Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Parent or any of Parent ERISA Affiliates is a party or by which it is bound to compensate any Parent Employee for excise taxes paid pursuant to Section 4999 of the Code.

3.13     Title to Properties.

(a)    Properties.    Section 3.13 of the Parent Disclosure Letter lists, as of the date hereof, the real property owned by Parent or any of its Subsidiaries. All current leases of real property of Parent or any of its Subsidiaries are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default by Parent nor any of its Subsidiaries (or event which with notice or lapse of time, or both, would constitute a material default).

(b)    Valid Title.    Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in the Solutions Group Business, free and clear of any Liens except (i) as reflected in the Parent Financials or (ii) Permitted Liens.

3.14     Environmental Matters.

(a)    Hazardous Material.    Except as would not result in a material liability to Parent, no underground storage tanks and no amount of any Hazardous Material are present in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof, as a result of the actions of Parent or any of its Subsidiaries or any affiliate of Parent, or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    Except as would not result in a material liability to Parent, neither Parent nor any of its Subsidiaries has transported, stored, used, manufactured or, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date. Except as would not result in a material liability to Parent, neither Parent nor any of its Subsidiaries has conducted any Hazardous Material Activities in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

3.15     Contracts.

(a)    Material Contracts.    For purposes of this Agreement, “Parent Material Contract” shall mean any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Significant Subsidiaries (including any agreement that is required to be filed in a future filing) of the Solutions Group Business and any Contract, or group of Contracts of the Solutions Group Business with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Solutions Group Business of Parent or otherwise have a Material Adverse Effect on Parent.

(b)    No Breach.    All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to Parent.

3.16     Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Source Registration Statement (as defined in Section 5.1(b)) will, at the time the Registration Statement or the Source Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time it is mailed to the stockholders of Parent and the Company, at the time of the Parent Stockholders’ Meeting, at the time of the Company Stockholders’ Meeting, as of the Effective Time of the Parent Merger, or as of the Effective Time of the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub and Merger Sub for inclusion or incorporation by reference in the Source Prospectus (as defined in Section 5.1(b)), will, at the time it is mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting or as of the Effective Time of the Parent Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement and the Source Prospectus will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent, Separation Sub or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

3.17     Board Approval; Subsidiary Stockholder Approval.    The Board of Directors of Parent has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way (the “Parent Board Approval”) (i) determined that the Mergers are fair to, and in the best interests of, Parent and its stockholders and declared the Mergers to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock in the Company Merger, and (iii) unanimously recommended that the stockholders of Parent adopt and approve this Agreement and approve the Parent Merger and approve the issuance of Parent Common Stock in connection with the Company Merger and directed that such matter be submitted to Parent’s stockholders at the Parent Stockholders’ Meeting. Parent has approved the Parent Merger as Separation

Sub’s sole stockholder and has approved the Company Merger as Merger Sub’s sole stockholder, which approvals have not been rescinded, withdrawn or modified.

3.18     Fairness Opinion.    Parent’s Board of Directors has received an opinion from Morgan Stanley & Co., dated as of June 3, 2003, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent, and has delivered to the Company a written copy of such opinion.

3.19     Rights Plan.    Parent has taken all action so that (i) the Company shall not be an “Acquiring Person” under the Parent Rights Agreement and (ii) the entering into of this Agreement and the Mergers and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered.

3.20     Takeover Statutes.    Neither Parent nor any Affiliate is, or has been during the last three years, an “interested stockholder” (as defined in Section 203 of the Delaware Law) of the Company, other than as contemplated pursuant to this Agreement.

3.21     Separation Agreements.

(a)    Schedule.    Section 3.21(a) of the Parent Disclosure Letter sets forth as of the date hereof a true and complete list of all Separation Agreements entered, or currently contemplated to be entered, into. True and complete copies of all Separation Agreements listed in Section 3.21(a) of the Parent Disclosure Letter have been delivered or made available to the Company. “Separation Agreement” shall mean any Contracts between or among Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source’s Subsidiaries, on the other part, which Contracts would govern, following the Parent Merger, the commercial or economic relationships between Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source’s Subsidiaries, on the other part, and/or define the allocation of assets and liabilities between or among Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source’s Subsidiaries, on the other part, in all cases following the Parent Merger.

(b)    No Conflict.    The execution and delivery of the Separation Agreements required to be listed in Section 3.21(a) of the Parent Disclosure Letter by Parent does not, and the performance of such Separation Agreements by Parent and its Subsidiaries and the consummation of the transactions contemplated thereby by Parent will not: (i) conflict with or violate the Parent Charter Documents or the Subsidiary Charter Documents of any Subsidiary of Parent, (ii) conflict with or violate any material Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of Parent or its Subsidiaries (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Parent or any of its Subsidiaries (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) pursuant to, any

Parent Contract, except as would not reasonably be expected to be material to Parent. Section 3.21(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of the Contracts of Parent or any of its Subsidiaries required to be obtained in connection with the consummation of the transactions contemplated by the Separation Agreements, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Surviving Corporation in the Parent Merger (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) or would prevent or materially impair the consummation of the transactions contemplated by the Parent Merger or the Separation Agreements.

(c)    Nasdaq Requirements.    As of February 28, 2003 and, to the Knowledge of Parent, as of the date hereof, Source substantially met all of the requirements under Rule 4420(b) of the National Association of Securities Dealers, Inc. Manual (the “Manual”) to be designated for Nasdaq. As of the date hereof, Source substantially met all of the requirements under Rule 4350 of the Manual required to be met by issuers prior to designation on Nasdaq.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1     Conduct of Business of the Company.

(a)    Ordinary Course.    During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, the Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or Section 4.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in all material respects and in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due (provided that the Company shall not pre-pay or accelerate payment of obligations outside the ordinary course of its business consistent with past practice) subject to any good faith dispute of such debts, taxes or obligations, (iii) use commercially reasonable efforts to collect accounts receivables when due and not take any affirmative action to extend credit outside the ordinary course of business consistent with past practice, and (iv) use commercially reasonable efforts consistent with past practice and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Company Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

(b)    Required Consent.    In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement or Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)    Enter into any new line of business;

(ii)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements then in effect;

(iv)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (a) issuances of Company Common Stock upon the exercise of Company Options, Company Warrants or other rights of the Company existing on the date hereof in accordance with their present terms, (b) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, (c) the grant of stock options at the then current fair market value of the Company Common Stock to newly hired non-officer employees of the Company, in the ordinary course of business consistent with past practice, (d) the grant of stock options at the then current fair market value of the Company Common Stock to existing non-officer employees of the Company in connection with the promotion of such employees, in the ordinary course of business consistent with past practice, or (e) the grant of stock options at the then current fair market value of the Company Common Stock to existing non-officer employees of the Company in connection with the retention of such employees, provided that in the case of (c), (d) and (e) that the number of shares subject to issuance upon exercise of such stock option grants shall not exceed 50,000 in total to any single individual or 2,000,000 in the aggregate and have a vesting schedule no more favorable than one quarter of the shares subject to such stock option vesting upon the first anniversary of the date of grant and 1/48 of the shares subject to such stock option vesting on each monthly anniversary of the date of grant thereafter and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval of or consummation of the Mergers and/or termination of employment following the Mergers, other than acceleration of twenty-five percent (25%) of the shares of Company Common Stock subject to such award following a “Termination” (as such term is defined in the Company Stock Plans) without “Cause” (as such term is defined in the Company Stock Plans) within one year from the date a “Corporate Transaction” (as such term is defined in the Company Stock Plans);

(v)    Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(vii)    Enter into, amend or renew any Contract with a telecommunications carrier relating to the provision or development of Company Products for wireless communications (a “Carrier Contract”), provided that such Parent consent will not be unreasonably withheld or delayed with respect to any Carrier Contract substantially in the ordinary course of business consistent with past practice (any such Carrier Contract, a “Carrier Transaction”).

(viii)    Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, other than a Carrier Transaction;

(ix)    Sell, lease, license, encumber or otherwise dispose of any properties or assets except (a) sales of inventory in the ordinary course of business consistent with past practice, (b) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, including used material, equipment and furniture not material to the business, or (c) the sale of Company Products in the ordinary course of business consistent with past practice, other than a Carrier Transaction;

(x)    Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice provided such employee loans are in compliance with applicable law, other than ordinary course funding to Subsidiaries exclusively in order to fund operations in amounts consistent with prior periods;

(xi)    Except as required by GAAP or the SEC as concurred in by its independent auditors and following notice to Parent, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

(xii)    Make or change any material Tax election, settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(xiii)    Except as required by GAAP and following notice to Parent, revalue any of its assets except in the ordinary course of business in an amount that is not material to the Company and its Subsidiaries;

(xiv)    (a) Pay, discharge, settle or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction for money of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms, (b) pay, discharge or settle any litigation (whether or not commenced prior to the date of this Agreement), (c) pay, discharge, settle or satisfy any claims (including any Tax claim), other than the payment, discharge, settlement or satisfaction for money, of claims not material to the Company, or (d) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(xv)    (a) Increase in any manner the amount of base compensation of any Employee of the Company or any Subsidiary of the Company, except for increases in connection with ordinary course focal reviews and in an amount (the amount of any such increase for an individual being determined to be the amount of any increase on an annual basis) that does not exceed $600,000 in the aggregate, (b) materially increase the amount of employee benefits of any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, except upon the expiration by its terms of any such Company Employee Plan solely in connection with the renewal of such Company Employee Plan for the period after December 31, 2003 for a renewal term consistent with past practices and that provides no greater benefits than are currently provided under such Company Employee Plan, (c) pay any bonus to any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, (d) grant severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, (e) adopt or amend or make any commitment to adopt or amend any Company Employee Plan, except in connection with the renewal of any such Company Employee Plan, upon the natural expiration of such Company Employee Plan, on terms substantially similar to those in effect as of the date hereof, (f) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (g) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), (h) make any material oral or written representation or commitment with respect to any material aspect of any Company Employee Plan that is not materially in accordance with the existing written terms and provision of such Company Employee Plan, (i) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), other than as permitted pursuant to Section 4.1(b)(iv)(c), (d) and (e), (j) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby;

(xvi)    Grant any exclusive rights with respect to any Company Intellectual Property, other than pursuant to a Carrier Transaction;

(xvii)    Enter into, amend or renew any Contracts containing any non-competition or exclusivity restrictions, or otherwise subject the Surviving Corporation or Parent, or any of their respective businesses, to any other material restrictions relating to the Company’s business activities following the Closing; other than a Carrier Transaction;

(xviii)    Enter into any agreement or commitment the effect of which would be to grant to a third party following the Company Merger any actual or potential right of license to any Intellectual Property owned prior to Closing by Parent or any of its Subsidiaries;

(xix)    Engage in any action that could reasonably be expected to cause the Company Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(xx)    Hire or offer to hire (a) any officer level employees or (b) other employees with an annual base salary of more than $125,000;

(xxi)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness incurred, or agreements or arrangements entered into, with respect to (a) the incurrence of accounts payable in the ordinary course of business consistent with past practice, (b) equipment financing in the ordinary course of business consistent with past practice not to exceed the principal aggregate amount of $750,000, and (c) pursuant to the Loan Agreement;

(xxii)    Make or commit to make capital expenditures beyond those contained in the Company’s capital expenditure budget in effect on the date hereof, a copy of which is attached hereto as Schedule 4.1(b)(xxii);

(xxiii)    Modify or amend (including by entering into a new Contract with such party or otherwise) in a manner adverse in any material respect to the Company, or terminate, any existing real property lease, real property sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice, or enter into any new real property lease or real property sublease or cause or permit a Reinstatement or Occupancy to occur;

(xxiv)    Enter into any Contract requiring the Company or any of its Subsidiaries to pay to any Person in excess of an aggregate of $375,000 as determinable or reasonably estimable on the face of such Contract, except Contracts which are of the type or within the category of Contracts specifically identified in (i) through (xxiii) above (whether or not consent of Parent is required thereunder for such type or category of Contracts) and purchases of inventory in the ordinary course of business consistent with past practice;

(xxv)    Enter into any Contract with any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than Contracts for the provision of services on a “time and materials” basis at reasonable and customary rates, provided that Parent shall not unreasonably withhold consent with respect to any such Contract that is not on a time and materials basis if such Contract is of the type and structure customarily entered into for such services and is otherwise at reasonable and customary rates; or

(xxvi)    Agree in writing or otherwise to take any of the actions described in (i) through (xxv) above.

4.2     Certain Parent Actions.    Except as permitted by the terms of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (other than Source and its Subsidiaries) to, without the prior written consent of the Company, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, (ii) declare, set aside or pay any dividends on or make any other distributions

(whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than (a) any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction and (b) any such transaction by Source and its Subsidiaries, (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (other than Source and its Subsidiaries), except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements then in effect, and (iv) cause, permit or propose any amendments to the Parent Charter Documents or any of the Subsidiary Charter Documents of Parent’s Subsidiaries (other than Source and its Subsidiaries). Without the consent of the Company, which consent shall not be unreasonably withheld, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, neither Parent nor any of its Subsidiaries shall materially amend or modify the Separation Agreements required to be listed in Section 3.21(a) of the Parent Disclosure Letter or enter into material new Separation Agreements following the Company Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Prospectus/Proxy Statement; Registration Statements.

(a)    Prospectus/Proxy Statement; Registration Statement.    As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Parent and the Company will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement and the Source Registration Statement (as defined in Section 5.1(b) are declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Company Merger and the conversion of Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

(b)    Source Registration Statement.    As promptly as practicable after the execution of this Agreement, Parent will cause Source to prepare and file with the SEC a Registration Statement on Form S-4 (or similar successor form) (the “Source Registration Statement”), and the prospectus contained therein (the “Source Prospectus”), in connection with the distribution of Source Common Stock in the Parent Merger. Parent will cause Source to respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Parent Merger. Parent will promptly keep the Company reasonably informed on an ongoing basis regarding the status of the Source Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Source Prospectus and/or the Source Registration Statement, Parent will promptly inform the Company of such occurrence and cause Source to file with the SEC or its staff, and/or mailing to stockholders of Parent, such amendment or supplement. Parent will cause the Source Prospectus to be mailed to its stockholders, concurrently with the Proxy Statement/Prospectus at the earliest practicable time after the Registration Statement and the Source Registration Statement are declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the distribution of Source Common Stock in the Parent Merger.

5.2     Meetings of Stockholders; Board Recommendation.

(a)    Meetings of Stockholders.    Promptly after the Registration Statement and the Source Registration Statement are declared effective under the Securities Act, each of Parent and the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider, in the case of Parent, the adoption and approval of this Agreement and approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger, to the extent permissible, as a single proposal (the “Parent Proposal”), and, in the case of the Company, the adoption and approval of this Agreement and approval of the Company Merger (the “Company Proposal”) (each, a “Stockholders’ Meeting” and, in the case of Parent, the “Parent Stockholders’ Meeting” and, in the case of the Company, the “Company Stockholders’ Meeting”) to be held as promptly as practicable (and within 45 days, if practicable) after the declaration of effectiveness of the Registration Statement and the Source Registration Statement. Each of Parent and the Company will use all reasonable efforts to hold their respective Stockholders’ Meeting on the same date. Subject to Section 5.3(d), each of Parent and the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Parent Proposal, and, in the case of the Company, the Company Proposal, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Parent Proposal or, in the case of the Company, the Company Proposal, or, if as of the time for which such Stockholders’ Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of Parent or the Company, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Each of Parent and the Company shall ensure that its Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

(b)    Board Recommendation.    Except to the extent expressly permitted by Section 5.3(d), (i) the Board of Directors of each of Parent and the Company shall recommend that its respective stockholders vote in favor of, in the case of Parent, the Parent Proposal, and in the case of the Company, the Company Proposal, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that the stockholders of Parent vote in favor of the Parent Proposal at the Parent Stockholders’ Meeting and that the Board of Directors of the Company has recommended that the stockholders of the Company vote in favor of the Company Proposal at the Company Stockholders’ Meeting, and (iii) neither the Board of Directors of Parent or the Company, nor any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, its recommendation that the respective stockholders of Parent or the Company, as the case may be, vote in favor of, in the case of Parent, the Parent Proposal, and, in the case of the Company, the Company Proposal, as applicable. Notwithstanding the foregoing, the Board of Directors of each of Parent and the Company may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Parent, the Parent Proposal, and in the case of the Company, the Company Proposal, to the extent it is expressly permitted by Section 5.3(d).

5.3     Acquisition Proposals.

(a)    No Solicitation.    Each of the Company and Parent agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(g)(i)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Parent and the Company, and its respective Subsidiaries, will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

(b)    Notification of Unsolicited Acquisition Proposals.

(i)    As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or bona fide inquiry which it reasonably believes would lead to an Acquisition Proposal with respect to itself, Parent or the Company, as applicable, shall provide to the other party oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall provide the other party as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep such party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the other party a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii)    The Company or Parent, as applicable shall provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members Board of Directors of such notifying party) of any meeting of Board of Directors of the Company or Parent, as applicable, at which the Board of Directors of the Company or Parent, as applicable, is reasonably expected to discuss any Acquisition Proposal with respect to such company.

(c)    Superior Offers.    Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company or Parent receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(g)(ii)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations under applicable law):

(i)    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, it gives the other party written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such third party or having the purported effect of restricting it from satisfying its obligations under this Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party making an Acquisition Proposal, it furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously so furnished), together with a complete list identifying all nonpublic information furnished to the party making the Acquisition Proposal; and

(ii)    Engage in discussions and/or negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions and/or negotiations with such third party, it gives the other party hereto written notice of its intention to enter into negotiations with such third party.

(d)    Changes of Recommendation.    In response to the receipt of a Superior Offer, with respect to Parent or the Company, as the case may be, the Board of Directors of such party may withhold, withdraw, amend or modify its recommendation with respect to the Mergers, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors, the Parent Board of Directors, or a committee thereof, a “Change of Recommendation” with respect to such party), if all of the following conditions in clauses (i) through (iv) are met:

(i)    A Superior Offer with respect to it has been made and has not been withdrawn;

(ii)    Its Stockholders’ Meeting has not occurred;

(iii)    It shall have (a) delivered to the other party written notice (a “Change of Recommendation Notice”) at least three (3) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (A) that it has received an Acquisition Proposal which may constitute a Superior Offer, (B) the material terms and conditions of such Acquisition Proposal and the identity of the person or group making the Acquisition Proposal, and (C) that it intends (or may intend) to effect a Change of Recommendation and the manner and timing in which it intends (or may intend) to do so,

(iv)    In the case of the Company only, the Company has (a) provided to Parent a copy of all written materials delivered to the person or group making the Acquisition Proposal which may constitute a Superior Proposal (described in clause (iii) of this Section 5.3(d)) in connection with such Acquisition Proposal, and (b) made available to Parent all materials and information made available to the person or group making the Acquisition Proposal which may constitute a Superior Proposal (described in clause (iii) of this Section 5.3(d)) in connection with such Acquisition Proposal, together with a complete list identifying all such materials and information furnished to such person or group; and

(v)    Its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors or Parent Board of Directors, as applicable, to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

In addition, in the case of the Company, after delivering the Change of Recommendation Notice to Parent, the Company shall provide Parent a reasonable opportunity (which opportunity shall begin no later than the delivery of the Change of Recommendation Notice and shall continue until the occurrence of the Change of Recommendation, but which opportunity shall not otherwise by itself extend the amount of time after delivery of Change of Recommendation Notice upon which the Company may effect of Change of Recommendation in accordance with this Section 5.3(d)) to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

(e)    Continuing Obligation to Call, Hold and Convene Company Stockholders’ Meeting and Parent Stockholders’ Meeting; No Other Vote.    Notwithstanding anything to the contrary contained in this Agreement, the obligations of Parent and the Company to call, give notice of, convene and hold its respective Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation with respect to it. Prior to the termination of this Agreement by its terms, neither Parent nor the Company shall submit to the vote of its stockholders any Acquisition Proposal (other than, in the case of Parent, the Parent Proposal and, in the case of the Company, the Company Proposal), or propose to do so.

(f)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit Parent or the Company, or its Board of Directors, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither Parent nor the Company shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(g)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal,” with respect to a party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or Parent or any of its Subsidiaries, (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of such party (including its Subsidiaries taken as a whole) representing more than ten percent (10%) of the assets of such party (including its Subsidiaries taken as a whole), or (c) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of such party or the declaration or payment of an extraordinary dividend (whether in cash or other property) other than the Source Distribution; provided, however, the Mergers and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

(ii)    “Superior Offer,” with respect to a party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or in excess of eighty percent (80%) of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would cease to hold at least eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Board of Directors of such party, as applicable, has in good faith concluded (following the receipt of advice of its outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of the Company Merger and is reasonably capable of being consummated; provided, that in the case of Parent only, such offer shall be conditioned upon the termination of this Agreement.

5.4     Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants

(a)    Confidentiality.    The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement dated September 11, 2002 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)    Access to Information.    The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time of the Company Merger to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c)    No Modification of Representations and Warranties or Covenants.    No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5     Public Disclosure.    Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Mergers, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national or regional securities exchange; provided that following a Change in Recommendation by Parent or the Company following the receipt by such party of a Superior Offer, then if such party confirms in writing to the other party that a Change in Recommendation has occurred, the foregoing shall not be applicable to any press releases or public statements regarding the Superior Offer. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6     Regulatory Filings; Reasonable Efforts.

(a)    Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Separation Sub, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Mergers. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b)    Exchange of Information.    Parent, Separation Sub, Merger Sub and the Company each shall promptly supply the other party with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c)    Notification.    Each of Parent, Separation Sub, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Separation Sub, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)    Reasonable Efforts.    Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Company Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Company Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Company Merger, this Agreement and the transactions contemplated hereby.

(e)    Limitation on Divestiture.    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate of Parent to agree to any Action of Divestiture (as defined below). The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this Agreement, an “Action of Divestiture” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of the Company capital stock or imposing or seeking to impose any material limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business.

5.7     Notification of Certain Matters.

(a)    By the Company.    The Company shall give prompt notice to Parent, Separation Sub and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

(b)    By Parent.    Parent, Separation Sub and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

5.8     Third-Party Consents and Certificates.

(a)    Company Efforts.    As soon as practicable following the date hereof, the Company will use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby. The Company shall use all reasonable efforts to obtain from M-F Downtown for the benefit of Parent an estoppel certificate dated within two (2) weeks prior to the Closing Date certifying such information as Parent may reasonably require (the “M-F Downtown Estoppel Certificate”), including that (i) the Close of Escrow has occurred and all of the conditions thereto were satisfied or waived in accordance with the terms of the Lease Modification Agreement, other than the conditions to the Close of Escrow set forth in Sections 11(c)(iv), 11(e), 11(f), 11(g), 12(d) and 12(e), which were satisfied in accordance with the terms of the Lease Modification Agreement, and (ii) no Reinstatement or Occupancy has occurred.

(b)    Parent Efforts.    As soon as practicable following the date hereof, Parent will use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9     Equity Awards; Warrants and Employee Benefits.

(a)    Assumption of Parent Options.    At the Effective Time of the Parent Merger, each then outstanding Parent Option, whether or not exercisable at the Effective Time of the Parent Merger and regardless of the respective exercise prices thereof, shall either continue in effect at the Surviving Corporation in the Parent Merger or be assumed by the Surviving Corporation in the Parent Merger, as necessary. Each Parent Option so continued or assumed under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Parent Option (including any applicable stock option agreement or other document evidencing such Parent Option) immediately prior to the Effective Time of the Parent Merger (including any repurchase rights or vesting provisions), except that each Parent Option will be adjusted so that it will be exercisable (or will become exercisable in accordance with its terms) for a number of share of Parent Common Stock equal in fair market value to the consideration received by holders of Parent Common Stock pursuant to Section 1.8(a) hereof.

(b)    Assumption of Company Options and Warrants.    At the Effective Time of the Company Merger, each then outstanding Company Option and each then outstanding Company Warrant, whether or not exercisable at the Effective Time of the Company Merger and regardless of the respective exercise prices thereof, will be assumed by the Surviving Corporation in the Parent Merger. Each Company Option and each Company Warrant so assumed by Surviving Corporation in the Parent Merger under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) or Company Warrant immediately prior to the Effective

Time of the Company Merger (including any repurchase rights or vesting provisions), except that (i) each Company Option or Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option or Company Warrant immediately prior to the Effective Time of the Company Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option or Company Warrant will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Option or Company Warrant was exercisable immediately prior to the Effective Time of the Company Merger by the Exchange Ratio, rounded up to the nearest whole cent. Subject to the terms of such assumed Company Option or Company Warrant, as the case may be, each assumed Company Option or Company Warrant, as the case may be, shall be vested immediately following the Effective Time of the Company Merger as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time of the Company Merger. As soon as reasonably practicable after the Effective Time of the Company Merger, Parent will issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

(c)    Incentive Stock Options.    The conversion of the Company Options provided for in Section 5.9(a), with respect to any options which qualify as “incentive stock options” (as defined in Section 422 of the Code) prior to the Effective Time of the Company Merger shall be effected in a manner such that, to the maximum extent permissible, such Company Options continue to qualify as incentive stock options after the Effective Time of the Company Merger consistent with Section 424(a) of the Code.

(d)    Company Stock Purchase Plan.    Prior to the Effective Time of the Company Merger, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time of the Company Merger, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time of the Company Merger, the Company shall take all actions (including, if appropriate, amending the terms of such Company Purchase Plan that are necessary to give effect to the transactions contemplated by this Section 5.9(d)).

(e)    Termination of 401(k) Plans.    To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”). If Parent provides such notice to the Company prior to such five (5) business day period, Parent shall receive from the Company, prior to the Effective Time of the Company Merger, evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date immediately preceding the Closing Date. The Company shall also take such other actions in furtherance of terminating the 401(k) Plans as Parent may reasonably require.

(f)    Certain Employee Benefits.    As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable authorize any of them employee benefit and compensation arrangements for employees of the Company and its Subsidiaries following the Effective Time of the Company Merger (and the termination of Company Employee Plans immediately prior to the Effective Time if appropriate). Employees of the Company and its Subsidiaries will be granted credit for all service with the Company, its Subsidiaries or its Affiliates (except to the extent such service credit will result in the duplication of benefits) under each current employee benefit plan, program or arrangement of Parent or its Affiliates in which such employees are eligible to participate for purposes of eligibility and vesting, except for purposes of Parent’s sabbatical plan and benefit accrual under a Parent retirement plans. If employees become eligible to participate in a medical, dental or vision plan of Parent or its Affiliates, Parent shall use commercially reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable medical, dental or health plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Parent shall use all reasonable efforts to provide to employees of the Company who continue their employment with the Company following the Effective Time of the Company Merger the opportunity to enroll in a special offering period under the Parent Employee Stock Purchase Plan, which special offering period shall commence as soon as is administratively practicable following the Effective Time of the Company Merger.

5.10     Form S-8.    Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available as soon as is reasonably practicable (within ten (10) calendar days, if practicable) after the Effective Time of the Company Merger and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

5.11     Indemnification.

(a)    Indemnity.    From and after the Effective Time of the Company Merger, Parent will cause the Surviving Corporation in the Company Merger to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time of the Company Merger (the “Indemnified Parties”), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation in the Company Merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time of the Company Merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time of the Company Merger, were directors or officers of the Company, unless such modification is required by law.

(b)    Insurance.    For a period of six (6) years after the Effective Time of the Company Merger, the Surviving Corporation in the Company Merger will maintain directors’ and officers’ liability insurance covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation in the Company Merger be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation in the Company Merger shall maintain the maximum amount of coverage, if any, as is available for two hundred percent (200%) of such annual premium).

(c)    Third-Party Beneficiaries.    This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation in the Company Merger and their successors and assigns.

5.12     Nasdaq Listing.    Prior to the Effective Time of the Company Merger, Parent agrees to use all reasonable efforts to (i) to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Company Merger, subject to official notice of issuance and (ii) authorize for listing on Nasdaq the shares of Source Common Stock to be distributed to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger.

5.13     Company Affiliates; Restrictive Legend.    The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Company Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

5.14     Treatment as Tax Free Distribution; Treatment as Reorganization.    Parent will not knowingly take, and will not knowingly cause Source, Separation Sub or Merger Sub to take, any action that would reasonably be expected to cause the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) to fail to qualify as a tax-free distribution under Section 355 of the Code. None of Parent, Separation Sub, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Company Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

5.15     Company Rights.

(a)    Company Rights Plan.    The Company shall, and shall cause its transfer agent, as rights agent, to enter into a preferred stock rights agreement in substantially the form of Exhibit F attached hereto (the “Company Rights Agreement”) as promptly as practicable after the date hereof (but in no event later than the earlier of (i) three (3) business days following the date hereof and (ii) the date upon which the Company files its current report on Form 8-K disclosing its entry into this Agreement), and shall reserve shares of Company Preferred Stock for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Company Rights Agreement. The Company shall take all action necessary so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Plan and (ii) the entering into of this Agreement and the Company Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered as a result thereof. The Company shall set the record date for the Company Rights Dividend as June 5, 2003 and shall pay the Company Rights Dividend not later than June 5, 2003. The Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Plan prior to the Effective Time of the Company Merger unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) the Board of Directors of the Company has effected or is permitted to effect, in compliance with the terms of this Agreement, a Change of Recommendation.

5.16     Section 16 Matters.

(a)    Company.    The Board of Directors of the Company, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the Effective Time of the Company Merger, providing that the disposition by the Company Insiders (as defined below) of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby, are intended to be, to the extent legally permissible, exempt from liability under Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act and no-action letters issued thereunder for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the disposition of such securities exempt pursuant to Rule 16b-3(e). “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirement of Section 16(b) of the Exchange Act immediately prior to the Effective Time of the Company Merger.

(b)    Parent.    The Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), and provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, shall adopt resolutions prior to the Effective Time of the Parent Merger, providing that the acquisition by the Parent Insiders (as defined below) of Parent Common Stock and Parent Options, in each case pursuant to the transactions contemplated hereby, are intended to be, to the extent legally permissible, exempt from liability under Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act and no-action letters issued thereunder for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Parent Insiders, the number of securities to be acquired by each such person, the material terms of any derivative securities, and that the approval is intended to make the acquisition of such securities exempt pursuant to Rule 16b-3(d). “Parent Insiders” shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent following the Effective Time of the Company Merger. “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Company Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into Parent Options in connection with the Company Merger.

5.17     Merger Sub Compliance.    Parent shall cause each of Separation Sub and Merger Sub to comply with all of its obligations under or relating to this Agreement. Separation Sub shall not engage in any business which is not in connection with the Parent Merger Pursuant to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Company Merger pursuant to this Agreement.

5.18     Board of Directors.    The Board of Directors of Parent shall take all actions necessary such that effective as of immediately following the Effective Time of the Company Merger, the Board of Directors of Parent shall be comprised of ten (10) directors, and shall include three (3) directors, Donna Dubinsky, Bruce Dunlevie and John Doerr (collectively, the “Company Designated Directors”). If any of the above named Company Designated Directors is unable or unavailable to serve as a director of Parent at the Effective Time of the Company Merger, then the Company shall be entitled to designate another Person to serve as a Company Designated Director, as long as such alternate Person serves as a director on the Board of Directors of the Company on the date hereof, is acceptable to Parent and at least two of the Company Designated Directors are “independent directors” (as defined under Section 4200(a)(14) of the rules of Nasdaq, or any successor rule then in effect) with respect to the Company and Parent.

5.19     Comfort Letter.    The Company shall use all commercially reasonable efforts to cause its independent public accountants to deliver a letter dated not more than five (5) days prior to the date on which the Registration Statement shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and prospectus/proxy statements similar to the Registration Statement and the Prospectus/Proxy Statement.

ARTICLE VI

CONDITIONS TO THE MERGERS

6.1     Conditions to the Obligations of Each Party to Effect the Mergers.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval.    This Agreement shall have been approved and adopted, and the Company Merger shall have been duly approved, by the requisite vote under applicable Legal Requirements, by the stockholders of the Company and this Agreement shall have been approved and adopted, and the Parent Merger shall have been duly approved, and the issuance of Parent Common

Stock in connection with the Company Merger shall have been duly approved, by the requisite vote under applicable Legal Requirements, by the stockholders of Parent.

(b)     No Order.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(c)     Registration Statements Effective; Prospectus/Proxy Statement.    The SEC shall have declared the Registration Statement and the Source Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or the Source Registration Statement, or any part of either the Registration Statement or the Source Registration Statement, shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement or the Source Prospectus, shall have been initiated or threatened in writing by the SEC.

(d)     HSR Act.    All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals required to be obtained prior to the Company Merger in connection with the transactions contemplated hereby shall have been obtained.

(e)     Tax Opinions.    Parent and the Company shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. Parent and the Company shall deliver, and tax counsel shall be entitled to rely upon, such tax representations as are reasonably requested by tax counsel in connection with rendering such opinions.

(f)     Nasdaq Listing.    The shares of Parent Common Stock to be issued in the Company Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(g)     No Change in Tax Law.    There shall not have occurred any change in law (including for this purpose any statutory or regulatory change or any issuance of an IRS Revenue Ruling or Notice) under which the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) would fail to qualify as a tax-free distribution under Section 355 of the Code.

6.2      Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)     Representations and Warranties.    The representations and warranties of Parent contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date (but disregarding as of the Closing Date any qualifications or limitations regarding the “Knowledge of Parent” or phrases of similar effect) with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, in each case, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized executive officer of Parent.

(b)     Agreements and Covenants.    Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized executive officer of Parent.

(c)     Material Adverse Effect.    No Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

(d)     Parent Board.    Parent shall have taken all action necessary such that the Company Designated Directors become directors of Parent as of immediately following the Effective Time of the Company Merger in accordance with Section 5.18.

6.3      Additional Conditions to the Obligations of Parent, Separation Sub and Merger Sub.    The obligations of Parent, Separation Sub and Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)     Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date (but disregarding as of the Closing Date any qualifications or limitations regarding the “Knowledge of the Company” or phrases of similar effect) with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that in each case, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent, Separation Sub and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b)     Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent, Separation Sub and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c)     Material Adverse Effect.    No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)     No Governmental Restriction.    There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture.

(e)     Employment Offers.    All of the Key Employees identified on Schedule 6.3(e)(i) and at least eighty percent (80%) of the Key Employees identified on Schedule 6.3(e)(ii) shall have accepted and not revoked offers of employment from Parent on the terms previously agreed between Parent and such Key Employees.

(f)    Material Consents and Certificates; Real Estate Matters.    All third party consents, permits and approvals listed in Schedule 6.3(f) shall have been obtained. The Close of Escrow shall have occurred and no Occupancy or Reinstatement shall have occurred.

(g)     Nasdaq Listing.    The shares of Source Common Stock to be distributed to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger shall have been authorized for listing on Nasdaq, subject to official notice of the completion of such distribution.

6.4      Condition to the Company Merger.    It shall be a condition to the respective obligations of each party to this Agreement to effect the Company Merger that the Parent Merger shall have been consummated.

6.5     Condition to the Parent Merger.    It shall be a condition to Parent’s obligations to effect the Parent Merger that all conditions to the respective obligations of each party to this Agreement to effect the Company Merger (other than the condition in Section 6.4) shall have been satisfied or duly waived.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1      Termination.    This Agreement may be terminated at any time prior to the Effective Time of the Company Merger, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company or Parent:

(a)    by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)    by either the Company or Parent if the Mergers shall not have been consummated by January 31, 2004 (which date shall be extended to April 30, 2004, if the Mergers shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or Section 6.3(d)) (as appropriate, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)    by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d)    by either the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e)    by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(f)    by Parent (at any time prior to the adoption and approval of this Agreement and the Company Merger by the required vote of the stockholders of the Company) if a Parent Triggering Event (as defined below) shall have occurred;

(g)    by the Company (at any time prior to the adoption and approval of this Agreement and the approval the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger by the required vote of the stockholders of the Parent) if a Company Triggering Event (as defined below) shall have occurred;

(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, other than in the case of a willful breach, if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(h) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph 7.1(g) if such breach by Parent is cured within such twenty (20) day period or if the Company shall be in material breach of this Agreement);

(i)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, other than in the case of a willful breach, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(i) prior to twenty

(20) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph 7.1(i) if such breach by the Company is cured within such twenty (20) day period or if Parent shall be in material breach of this Agreement);

(j)    by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; and

(k)    by the Company, if a Material Adverse Effect on Parent shall have occurred since the date hereof.

For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (i) the Company’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Company Merger, (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company’s Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Company Merger, (iii) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Company Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) Parent’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Parent Merger or the issuance of Parent Common Stock in connection with the Company Merger, (ii) Parent shall have failed to include in the Prospectus/Proxy Statement the recommendation of Parent’s Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger, (iii) Parent’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger within ten (10) business days after the Company requests in writing that such recommendation be reaffirmed, (iv) Parent’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to Parent’s securities shall have been commenced by a Person unaffiliated with the Company and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Parent recommends rejection of such tender or exchange offer.

7.2     Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein (including Section 8.1) shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3     Fees and Expenses

(a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated; provided, however, that (i) Parent and the Company shall share equally the registration fees with the SEC of the Registration Statement (it being understood and agreed that Parent shall be solely responsible for the registration fees with the SEC for the Source Registration Statement), (ii) Parent shall pay seventy percent (70%) and the Company shall pay thirty percent (30%) of all other fees and expenses incurred in relation to the printing and filing (with the SEC) and mailing to stockholders of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and any other soliciting material (it being understood and agreed that Parent shall be solely responsible for the fees and expenses incurred to file (with the SEC) the Source Prospectus and the Source Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto), other than (a) attorneys’ and accountants’ fees and expenses which fees shall be paid for by the party incurring such expense, (b) the direct costs of actually printing and mailing the Prospectus/Proxy Statement and any amendments or supplements thereto) to the stockholders of Parent which shall be solely paid by Parent, and (c) any fees and expenses incurred in relation to the printing and filing (with the SEC) of any amendments or supplements to the Registration Statement and Prospectus/Proxy Statement required or requested by the Company or Parent, as the case may be, and any other solicitation material filed by such party following a Change of Recommendation by such party which fees shall be solely paid by such party; and (iii) Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a). Notwithstanding the foregoing, in the event that the lessor or licensor of any real property described in Section 2.13 above conditions its grant of a required consent (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments, the Company shall be responsible for making all payments required to obtain such consent and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same.

(b)    Payments.

(i)    Payment by the Company.

(1)    Stockholder Vote.    In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e), (ii) following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company, and (iii) either (A) within twelve (12) months following such termination of this Agreement the Company enters into an agreement providing for an Acquisition (as defined in Section 7.3(b)(iv) of the Company or (B) within twelve (12) months following such termination of this Agreement an Acquisition of the Company is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, the Company shall promptly, but in no event later than two (2) business days after the date of such event, pay Parent a fee equal to Four Million Five Hundred Thousand Dollars ($4,500,000) in immediately available funds

(2)    Change of Recommendation.    In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), (i) the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to One Million Five Hundred Thousand ($1,500,000), and (ii) in the event either (A) within twelve (12) months following such termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company or (B) within twelve (12) months following such termination of this Agreement an Acquisition of the Company is consummated,            , then upon the earlier to occur of the events described in clause (A) or (B) above, the Company shall promptly, but in no event later than two (2) business days after the date of such event, pay Parent a fee equal to Three Million Dollars ($3,000,000) in immediately available funds.

(ii)    Payment by Parent.

(1)    Stockholder Vote.    In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), (ii) following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Parent, and (iii) either (A) within twelve (12) months following such termination of this Agreement Parent enters into an agreement providing for an Acquisition of Parent or (B) within twelve (12) months following such termination of this Agreement an Acquisition of Parent is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, Parent shall promptly, but in no event later than two (2) business days after the date of such event, pay the Company a fee equal to Four Million Five Hundred Thousand Dollars ($4,500,000) in immediately available funds.

(2)    Change of Recommendation.    In the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), (i) Parent shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Company a fee equal to One Million Five Hundred Thousand ($1,500,000), and (ii) in the event either (A) within twelve (12) months following such termination of this Agreement Parent enters into an agreement providing for an Acquisition of Parent or (B) within twelve (12) months following such termination of this Agreement an Acquisition of Parent is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, Parent shall promptly, but in no event later than two (2) business days after the date of such event, pay the Company a fee equal to Three Million Dollars ($3,000,000) in immediately available funds.

(iii)     Interest and Costs; Other Remedies.    Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iv)     Certain Definitions.    For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer, open market or block purchase from stockholders, or issuance by the party to such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the party.

7.4      Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Parent and the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Separation Sub, Merger Sub and the Company.

7.5      Extension; Waiver.    At any time prior to the Effective Time of the Company Merger either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1      Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent, Separation Sub and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time of the Company Merger, and only the covenants that by their terms survive the Effective Time of the Company Merger and this Article VIII shall survive the Effective Time of the Company Merger.

8.2      Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to Parent, Separation Sub or Merger Sub, to:

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

Telephone No.: (408) 503-7000

Telecopy No.: (408) 503-2750

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:    Larry W. Sonsini

                    Katharine A. Martin

                    Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(b)    if to the Company, to:

Handspring, Inc.

189 Bernardo Avenue

Mountain View, CA 94043

Attention:  General Counsel

Telephone No.: (650) 230-5000

Telecopy No.: (650) 230 5477

with a copies to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94043

Attention:    Dennis R. Debroeck

            Douglas N. Cogen

            Lynda M. Twomey

Telephone No.: (650) 988-8500

Telecopy No.: (650) 938-5200

8.3     Interpretation; Knowledge

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant on its face.

(b)    For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party, has actual knowledge of such matter, after inquiry of their respective direct reports.

(c)    For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy (but disregarding any qualifications or limitations regarding the “Knowledge” of a party or words of similar effect), circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or if such entity is the Company, the Company taken as whole with its Subsidiaries or Parent taken as whole with its Subsidiaries) or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following be deemed to constitute a Material Adverse Effect on any entity: (A) any Effect resulting from the announcement or pendency of the Mergers, including stockholder litigation arising out of the transactions contemplated by this Agreement (provided that the exception in this clause (A) shall not apply to the use of the term “Material Adverse Effect” in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Section 2.3, Section 2.7, Section 2.17, Section 2.19, Section 3.3, Section 3.7, Section 3.17, Section 3.19 and Section 3.21(b)), (B) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (to the extent that such changes in each case do not disproportionately affect such entity in any material respect), (C) the failure by such entity to meet published analyst revenue or earnings projections, in and of itself; or (D) any change in such entity’s stock price or trading volume, in and of itself; provided, further, that for purposes of determining whether a Material Adverse Effect with respect to Parent has occurred, subject to the exception below, only Effects relating to the Solutions Group Business of Parent shall be taken into account and no Effects relating to Source or its Subsidiaries, or the business, assets, capitalization, financial condition or results of operations of Source or its Subsidiaries, including the development, licensing or provision of the Palm operating system, shall be taken into account, except to the extent that such Effects would or would be reasonably likely to adversely affect Parent following the Mergers (taking into account the terms of the Separation Agreements).

(d)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4     Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5     Entire Agreement; Third-Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter : (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time of the Company Merger, in Section 5.11. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Sections 5.9(f) and 5.10 are statements of intent only no Company Employee or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Company Employee or other Person is or is intended to be a third-party beneficiary thereof.

8.6     Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7     Other Remedies; Specific Performance.

(a)    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)    Specific Performance.    It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9     Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10     Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11     Waiver of Jury Trial.    EACH OF PARENT, SEPARATION SUB, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PALM, INC.

By:	/S/ R. TODD BRADLEY
Name: R. Todd Bradley
Title: President and Chief Executive Officer

PEACE SEPARATION CORPORATION

By:	/S/ PHILIPPE MORALI
Name: Philippe Morali
Title: President

HARMONY ACQUISITION CORPORATION

By:	/S/ PHILIPPE MORALI
Name: Philippe Morali
Title: President

HANDSPRING, INC.

By:	/S/ DONNA L. DUBINSKY
Name: Donna L. Dubinsky
Title: CEO

****AGREEMENT AND PLAN OF REORGANIZATION****

ANNEX C

[LOGO OF MORGAN STANLEY]	2725 Sand Hill Road Suite 200 Menlo Park CA 94025

tel 650 234 5500 800 900 8930

June 3, 2003

Board of Directors

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, CA 95035

Members of the Board:

We understand that Palm, Inc. (“Palm” or “Parent”), Handspring, Inc. (“Handspring” or the “Company”), Peace Separation Corporation, a direct wholly-owned subsidiary of Parent (“Separation Sub”), and Harmony Acquisition Corporation, a direct wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Reorganization, substantially in the form of the draft dated June 2, 2003 (the “Agreement”). The Agreement provides for transactions pursuant to which (i) the common stock of Palm Source, Inc. held by the Parent will be distributed to the stockholders of Parent by means of the merger of Separation Sub with and into Parent (the “Parent Merger”) and (ii) following such distribution, the remaining business of Parent and the Company will be combined in a business combination transaction by means of the merger of Merger Sub with and into the Company (the “Company Merger”). Pursuant to the Company Merger, Handspring will become a wholly-owned subsidiary of Palm and each outstanding share of common stock, $0.001 par value per share (the “Handspring Common Stock”), of Handspring, other than shares held in treasury or held by Handspring, Palm or any of their respective subsidiaries, will be converted into the right to receive 0.09 shares (the “Exchange Ratio”) of common stock, $0.001 par value per share (the “Palm Common Stock”), of Palm. The terms and conditions of the Company Merger and the Parent Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Palm.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Palm and Handspring, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Palm and Handspring, prepared by the managements of Palm and Handspring, respectively;

(iii)	reviewed certain financial projections prepared by the managements of Palm and Handspring;

(iv)	reviewed the pro forma impact of the Company Merger on certain financial and operating metrics, including the impact on revenue growth, operating margins, and cash balances, for the combined company;

(v)	discussed the past and current operations and financial condition and the prospects of Palm and Handspring, including financial projections prepared by the managements of Palm and Handspring and information relating to certain strategic, financial and operational benefits anticipated from the Company Merger, with senior executives of Palm and Handspring, respectively;

(vi)	reviewed the reported prices and trading activity for the Palm Common Stock and Handspring Common Stock;

(vii)	compared the financial performance of Palm and Handspring and the prices and trading activity of the Palm Common Stock and Handspring Common Stock with that of certain other publicly-traded companies comparable to Palm and Handspring, respectively, and their securities;

(viii)	reviewed the financial terms, to the extent publicly available, of comparable merger transactions;

(ix)	reviewed and discussed with the senior managements of Palm and Handspring their strategic rationales for the Company Merger;

(x)	participated in discussions and negotiations among representatives of Palm, Handspring and their financial and legal advisors;

(xi)	reviewed the draft Agreement; and

(xii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements, other financial and operating data, and financial projections, including certain projections and information relating to the strategic, financial and operational costs and benefits anticipated from the Company Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Palm and Handspring, respectively. In addition, we have assumed that the Parent Merger and Company Merger will be consummated in accordance with the terms set forth in the Agreement without material modification or waiver, including among other things, that the Company Merger and the Parent Merger will be treated as a tax-free reorganization and distribution, each pursuant to the Internal Revenue Code of 1986, as amended.

We have relied upon the assessment by the managements of Palm and Handspring of their ability to retain key employees of Palm and Handspring, respectively. We have also relied upon, without independent verification, the assessment by the managements of Palm and Handspring of: (i) the strategic, financial and other costs and benefits expected to result from the Company Merger; (ii) the timing and risks associated with the integration of Palm and Handspring; and (iii) the validity of, and risks associated with, Palm’s and Handspring’s existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Palm and Handspring, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have not been asked to consider, and our opinion does not address, the relative merits of the Company Merger as compared to any alternative strategies or transactions that might exist for Palm or the effect of such strategies or transactions, whether or not such strategies or transactions may be available.

We have acted as financial advisor to the Board of Directors of Palm in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of Palm and Handspring for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has provided financial advisory services for Palm and has received fees for rendering these services.

It is understood that this letter is for the information of the Board of Directors of Palm and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Palm in respect of the Parent Merger and the Company Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Palm Common Stock or the common stock of Palm Source, Inc. will trade following the consummation of the Company Merger and the Parent Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Palm should vote at the stockholders’ meeting to be held in connection with the Company Merger and the Parent Merger. In addition, Morgan Stanley expresses no opinion as to the terms of the Loan Agreement (as defined in the Agreement).

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Palm.

Very truly yours, MORGAN STANLEY & Co. INCORPORATED

By:	/s/ MICHAEL F. WYATT

Michael F. Wyatt
Executive Director

ANNEX D

CREDIT SUISSE	FIRST BOSTON	CREDIT SUISSE FIRST BOSTON LLC
		650 California Street	Tel 1 415 249 2100
		San Francisco, CA 94108	www.csfb.com

June 4, 2003

Board of Directors

Handspring, Inc.

189 Bernardo Avenue

Mountain View, CA 94043

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (“Handspring Common Stock”), of Handspring, Inc. (“Handspring”), other than such holders who are both directors and officers of Handspring or affiliates of such holders, of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Reorganization, dated as of June 4, 2003 (the “Merger Agreement”), by and among Palm, Inc. (“Palm”), Peace Separation Corporation, a wholly owned subsidiary of Palm (“Separation Sub”), Harmony Acquisition Corporation, a wholly owned subsidiary of Palm (“Merger Sub”), and Handspring. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Handspring (the “Handspring Merger”) pursuant to which Handspring will become a wholly owned subsidiary of Palm and each share of Handspring Common Stock issued and outstanding immediately prior to the effective time of the Handspring Merger will be converted into the right to receive 0.09 (the “Exchange Ratio”) of a share of common stock, par value $0.001 per share, of Palm (“Palm Common Stock). The consummation of the Handspring Merger is conditioned upon, among other things, the distribution of the shares of common stock of PalmSource, Inc. (“Source”) held by Palm to the stockholders of Palm prior to the consummation of the Handspring Merger (the “Source Distribution”) by means of the merger of Separation Sub with and into Palm (the “Palm Merger” and, together with the Handspring Merger, the “Mergers”) as set forth in the Merger Agreement, pursuant to which, among other things, each share of Palm Common Stock issued and outstanding immediately prior to the effective time of the Palm Merger will be converted into (i) one share of Palm Common Stock and (ii) the right to receive a number of shares of the common stock, par value $0.001 per share, of Source (“Source Common Stock”) currently outstanding and held by Palm such that all shares of Source Common Stock outstanding and held by Palm immediately prior to the effective time of the Palm Merger are distributed to all holders of Palm Common Stock issued and outstanding immediately prior to the effective time of the Palm Merger (which means that holders of Handspring Common Stock will not receive shares of Source Common Stock), on a pro rata basis (based on the number of shares of Palm Common Stock held).

In arriving at our opinion, we have reviewed the Merger Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to Handspring and Palm. We have also reviewed certain other information relating to (i) Handspring and (ii) Palm and Source, including financial forecasts, provided to us by Handspring and Palm, respectively, and have met with the managements of Handspring and Palm to discuss the business and prospects of (i) Handspring and (ii) Palm and Source (after taking into account the Source Distribution), respectively. We have also considered certain financial and stock market data of Handspring and Palm, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of

Board of Directors

Handspring, Inc.

June 4, 2003

Handspring and Palm, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Handspring that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Handspring as to the future financial performance of Handspring. With respect to the financial forecasts for Palm and Source (after taking into account the Source Distribution) that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Palm as to the future financial performance of Palm and Source, respectively. In addition, we have relied upon, without independent verification, the assessment of the managements of Handspring and Palm as to (i) their ability to retain key employees, (ii) the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Handspring Merger and the Source Distribution, (iii) the existing technology, products, and services of Handspring and Palm and the validity of, and risks associated with, the future technology, products and services of Handspring and Palm and (iv) their ability to integrate the businesses of Handspring and Palm.

You have also informed us, and we have assumed, that the Handspring Merger and the Source Distribution will be treated as a tax-free reorganization and tax-free spin-off, respectively, for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Handspring Merger and the Source Distribution, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Handspring, Palm or the contemplated benefits of the Handspring Merger and the Source Distribution, that the Handspring Merger and the Source Distribution will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein, and that the Source Distribution and the separation of Palm and Source will occur in the manner described to us by the management of Palm. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Handspring, Palm or Source, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Palm Common Stock actually will be when issued to holders of Handspring Common Stock pursuant to the Handspring Merger or the prices at which shares of Palm Common Stock will trade at any time. Our opinion does not address the relative merits of the Handspring Merger as compared to other business strategies that might be available to Handspring, nor does it address the underlying business decision of Handspring to proceed with the Handspring Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Handspring.

Board of Directors

Handspring, Inc.

June 4, 2003

We do not express any opinion as to any legal matters involving Palm, as to which we understand that Handspring has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. With respect to outstanding litigation involving Palm in which significant damages are alleged, you, after consultation with management of Handspring and its outside counsel, have instructed us to assume, and we have assumed, without independent verification, and based solely upon the assessment and judgment of management of Handspring after taking into account the advice of Handspring’s outside counsel, (i) that the aggregate amount of damages, if any, that could be assessed against or agreed to by Palm in any pending litigation will not exceed the amount estimated by management of Handspring, and (ii) that no such pending litigation involving Palm will otherwise have an adverse impact on the current or future results of operations of Palm.

We have acted as financial advisor to Handspring in connection with the Handspring Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Handspring Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided financial and investment banking services to Handspring unrelated to the Handspring Merger for which we have received compensation and we may in the future provide such services to Palm for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both Handspring and Palm for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Handspring in connection with its consideration of the Handspring Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Mergers or Source Distribution.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Handspring Common Stock, other than such holders who are both directors and officers of Handspring or affiliates of such holders.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

ANNEX E

Palm, Inc.

Charter of the Audit Committee

of the Board of Directors

(Amended and Restated Effective as of July 1, 2003)

Purpose

The purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Palm, Inc. (the “Company”) shall be to: (a) oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company; (b) assist the Board of Directors in oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls; (c) prepare the report that the rules of the Securities and Exchange Commission (“SEC”) require to be included in the Company’s proxy statement for the annual meeting of the Company’s stockholders; (d) provide the Company’s Board of Directors with the results of its monitoring and recommendations derived therefrom; and (e) provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. In addition, the Audit Committee will undertake those specific responsibilities listed below and such other duties or responsibilities as the Board of Directors may from time to time prescribe.

Membership

The Audit Committee shall be composed of at least three directors of the Company. The members of the Audit Committee will be appointed by the Nominating and Governance Committee of the Board of Directors and will serve at the discretion of the Board of Directors. All of the members must meet the qualification and other applicable requirements, including, without limitation, the rules of the SEC and the Nasdaq Stock Market, as such rules and applicable legal requirements may change from time to time. The members of the Audit Committee are to be independent as determined in accordance with applicable law, including the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations of the SEC promulgated thereunder, and the rules of the Nasdaq Stock Market, except as otherwise permitted by applicable law and the rules of the Nasdaq Stock Market. In addition, in accordance with the rules of the Nasdaq Stock Market, each member of the Audit Committee will be able to read and understand fundamental financial statements (including a company’s balance sheet, income statement and cash flow statement), and at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive officer or chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Audit Committee shall be a “financial expert” (as such term is defined by SEC and Nasdaq rules) by the time the Company would be required to have a “financial expert” serve on the Audit Committee.

Responsibilities

The responsibilities of the Audit Committee shall include the following:

1.	Review the Company’s internal audit plan, the results of each internal audit, and review the appointment and replacement of the senior internal auditing executive.

2.	Review the independent auditor’s proposed audit scope, approach and independence.

3.

Appoint, compensate, retain, oversee, determine the funding for, evaluate and, where appropriate, replace the independent auditor (including attempting to resolve disagreements between management and the independent auditor) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services and to comply with Section 301 of the Act and the rules and regulations promulgated by the SEC thereunder. Such independent auditor shall report directly to the Audit Committee.

4.	Pre-approve all audit and permissible non-audit services provided to the Company by the independent auditor (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditor, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditor.

5.	Review the results of each independent audit, including any qualifications of the auditor’s opinion, any related management letter, any significant suggestions for improvements to management by the independent auditor, management’s responses to recommendations made by the independent auditor in connection with the audit, reports submitted to the Audit Committee by the internal auditing department that are material to the Company as a whole, and management’s responses to those reports.

6.	Review and evaluate the senior members of the independent auditor’s team, in particular, the lead audit and reviewing partners.

7.	Establish a policy regarding the hiring of current or former employees of the independent auditors.

8.	Review on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditor to review the adequacy of such controls and to review, before release, the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditor relating to such disclosure. Among other things, these controls must be designed to provide reasonable assurance that the Company’s publicly reported financial statements are presented fairly in conformity with generally accepted accounting principles.

9.	Consider major changes and other major questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the Company’s financial statements.

10.	Review the procedures employed by the Company in preparing published financial statements and related management commentaries.

11.	Oversee and review the Company’s risk assessment and risk management policies and major financial risk exposures.

12.	Obtain a formal written statement from the independent auditor setting forth all relationships between the auditor and the Company that, in the auditor’s judgment, may reasonably be thought to bear on independence, consistent with Independence Standards Board Standard No. 1, discuss with the auditor any impact on the auditor’s objectivity and independence, and recommend to the Board of Directors any action necessary to satisfy the auditor’s independence.

13.	Direct the independent auditor to review, before filing with the SEC, the Company’s interim and annual financial statements included in Quarterly and Annual Reports on Form 10-Q and Form 10-K, using professional standards and procedures for conducting such reviews.

14.	Review any reports submitted by the independent auditor, including the report relating to (i) all critical accounting policies and practices used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

15.

At least annually, obtain and review a report by the independent auditor describing the independent auditor’s internal quality control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor’s firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting

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one or more independent audits carried out by the independent auditor’s firm, and any steps taken to deal with any such issues.

16.	Generally discuss earnings press releases as well as financial information and earnings guidance, paying particular attention to the use of “pro forma” or “adjusted” non-GAAP financial information.

17.	Oversee compliance with SEC requirements for disclosure of auditor’s services and audit committee members, member qualifications and activities.

18.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be modified or supplemented.

19.	Review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” prior to filing with the SEC the Company’s Annual Report on Form 10-K in which they are included.

20.	Review and discuss with management and the independent auditor the quarterly unaudited financial statements and review the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” prior to filing with the SEC the Company’s Quarterly Reports on Form 10-Q in which they are included.

21.	Provide a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A.

22.	Serve as a channel of communication between the independent auditor and the Board of Directors and between the senior internal auditing executives and the Board of Directors.

23.	Report to the Board of Directors on the Audit Committee’s review of the Company’s financial statements and any disagreements or significant disputes between management and the independent auditor that arose in connection with the preparation of those financial statements.

24.	Review management’s oversight of the Company’s policies and procedures regarding compliance with law (including the Foreign Corrupt Practices Act) and with significant corporate policies (including the Company’s standards and codes of conduct) and make recommendations to the Board of Directors concerning these matters.

25.	Meet periodically with management to provide guidance concerning major capital expenditures, infrastructure investments, financial strategies and special projects and other significant financial matters.

26.	Review, approve and monitor the Company’s codes of ethics.

27.	Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements.

28.	Oversee and review the Company’s policies regarding information technology and management information systems.

29.	If necessary, institute special investigations with full access to all books, records, facilities and personnel of the Company.

30.	Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

31.	Perform such other duties as may be requested by the Board of Directors.

32.	Review and approve all related party transactions for which audit committee approval is required by applicable law or the rules of the Nasdaq Stock Market.

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Annual Review

The Audit Committee shall annually review its own charter (including the structure, processes and membership requirements of the Audit Committee) and recommend any proposed changes to the Board of Directors for approval. In addition, the Audit Committee shall annually review its own performance.

Meetings

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately, at least quarterly, with each of management, the internal auditors and the independent auditor to review the financial affairs of the Company.

Outside Advisors

The Audit Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. The Company shall provide for the appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of: (i) compensation to any such counsel and other advisors engaged by the Audit Committee; (ii) compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Minutes

The Audit Committee will maintain written minutes of its meetings.

Reports

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Audit Committee’s charter.

Compensation

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers, per meeting fees and fees for service as Chair of the Audit Committee. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof or as Chairman of the Board of Directors or Chair of any committee of the Board of Directors.

Delegation of Authority

The Audit Committee may form and delegate authority to subcommittees when appropriate. In addition, the Audit Committee may delegate to one or more designated members of the Audit Committee who are independent directors the authority to pre-approve any transaction for which such delegation is permissible under applicable law and the rules of the Nasdaq Stock Market, provided that such pre-approval decision is subsequently presented to the full Audit Committee at its scheduled meetings.

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APPENDIX A

PROXY

PALM, INC.

ANNUAL MEETING OF STOCKHOLDERS—                , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric A. Benhamou and Judy Bruner, and each of them, as proxy holders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of stockholders of Palm, Inc., to be held at 400 N. McCarthy Blvd., Building 3, Milpitas, California 95035, on                     , 2003 at     a.m., local time, and at any postponement or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting and joint proxy statement/prospectus, dated                     , 2003, and a copy of Palm’s annual report for the fiscal year ended May 30, 2003.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting of stockholders and at any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION DATED JUNE 4, 2003 BY AND AMONG PALM, INC., PEACE SEPARATION CORPORATION, HARMONY ACQUISITION CORPORATION AND HANDSPRING, INC. (ITEM 1); “FOR” ALL OF THE NOMINEES FOR CLASS I DIRECTORS SET FORTH BELOW UNDER ITEM 2; AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS PALM’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 28, 2004 (ITEM 3). WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE SHARES OF STOCK REPRESENTED BY THIS PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

PLEASE REFER TO THE REVERSE SIDE TO VOTE BY TELEPHONE OR INTERNET

PALM, INC.

YOUR VOTE IS IMPORTANT

PLEASE REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS AND VOTE TODAY IN ONE OF THE FOLLOWING THREE WAYS:

By Mail	By Telephone	By Internet

Please complete, sign, date and return the proxy card in the envelope provided, or mail to: Palm, Inc. c/o Equiserve P.O. Box 43068 Providence, RI 02940

It’s fast, convenient, and immediate! Follow these three easy steps:

1.  Call the toll-free number 1-877- PRX-VOTE (1-877-779-8683).

2.  Enter your Voter Control Number located on your proxy card above your name.

3.  Follow the recorded instructions.

It’s fast, convenient and your vote is immediately confirmed and posted! Follow these three easy steps:

1.  Go to the following website: www.eproxyvote.com/palm.

2.  Enter your Voter Control Number located on your proxy card above your name.

3.  Follow the instructions provided.

PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

TO VOTE BY MAIL, DETACH PROXY CARD HERE AND RETURN AS INDICATED ABOVE

Please mark your vote in the box in the ☒

following manner using dark ink only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

Item 1.

A proposal to approve and adopt the Agreement and Plan of Reorganization, dated June 4, 2003, by and among Palm, Inc., Peace Separation Corporation, a wholly-owned subsidiary of Palm, Inc., Harmony Acquisition Corporation, a wholly-owned subsidiary of Palm, Inc., and Handspring, Inc., which approval and adoption will also constitute approval of (a) the merger of Peace Separation Corporation with and into Palm, with Palm being the surviving entity, effecting the distribution of PalmSource common stock held by Palm to Palm’s Stockholders and (b) the issuance of the shares of Palm common stock to Handspring stockholders in the transaction

		FOR ☐	AGAINST ☐	ABSTAIN ☐

Item 2.	A proposal to elect three Class I directors to serve a three-year term expiring in 2006 Nominees: (01) Michael Homer (02) Gareth C.C. Chang (03) R. Todd Bradley	FOR all nominees ☐	WITHHOLD as to all nominees ☐	☐ FOR all nominees except those written on the line above

Item 3.	A proposal to ratify the appointment of Deloitte & Touche LLP as Palm’s independent public accountants for the fiscal year ending May 28, 2004	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:

Signature

Signature

Title(s)

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

THANK YOU FOR VOTING!

APPENDIX B

DETACH HERE

PROXY

HANDSPRING, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

                    , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoints Donna L. Dubinsky and David G. Pine, or either of them, each with the power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Handspring, Inc. (the “Company”) to be held at                                          on                     , 2003 at             , local time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

1

HANDSPRING, INC.

C/O EQUISERVE

P.O. BOX 43068

PROVIDENCE, RI 02940

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization, dated June 4, 2003, by and among Palm, Inc., Peace Separation Corporation, Harmony Acquisition Corporation and Handspring, Inc. and approve the merger contemplated by that agreement pursuant to which Palm, Inc. will acquire Handspring, Inc., as explained in greater detail in the accompanying joint proxy statement/prospectus.
FOR	☐	AGAINST	☐

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF DIRECTION ABOVE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares are held by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators, or other fiduciaries who execute the proxy for a deceased stockholder should give their full title. Please date the proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature:	Date:	Signature:	Date:

2

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification Of Officers And Directors

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation and bylaws of Palm, both as amended, provide in effect that, subject to certain limited exceptions, Palm may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of Palm are insured under policies of insurance maintained by Palm, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Palm has entered into contracts with certain of its directors and officers providing for indemnification of such persons by Palm to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21.    Exhibits And Financial Statement Schedules

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization between the registrant, Peace Separation Corporation, Harmony Acquisition Corporation and Handspring, Inc., dated June 4, 2003 (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

2.2(1)	Master Separation and Distribution Agreement between 3Com and the registrant, as amended.

2.3(2)	General Assignment and Assumption Agreement between 3Com and the registrant, as amended.

2.4(2)	Master Technology Ownership and License Agreement between 3Com and the registrant.

2.5(2)	Master Patent Ownership and License Agreement between 3Com and the registrant.

Exhibit Number	Description

2.6(2)	Master Trademark Ownership and License Agreement between 3Com and the registrant.

2.7(2)	Employee Matters Agreement between 3Com and the registrant.

2.8(2)	Tax Sharing Agreement between 3Com and the registrant.

2.9(2)	Master Transitional Services Agreement between 3Com and the registrant.

2.10(2)	Real Estate Matters Agreement between 3Com and the registrant.

2.11(2)	Master Confidential Disclosure Agreement between 3Com and the registrant.

2.12(2)	Indemnification and Insurance Matters Agreement between 3Com and the registrant.

2.13(1)	Form of Non-U.S. Plan.

2.14*	Master Separation Agreement between the registrant and PalmSource.

2.15*	General Assignment and Assumption Agreement between the registrant and PalmSource.

2.16*	Amendment No.1 to General Assignment and Assumption Agreement between the registrant and PalmSource.

2.17*	Amended and Restated Indemnification and Insurance Matters Agreement between the registrant and PalmSource.

2.18*	Amended and Restated Software License Agreement between the registrant and PalmSource.

2.19*	Elaine Software License and Services Agreement between the registrant and PalmSource.

2.20*	SDIO License Agreement between the registrant and PalmSource.

2.21*	Development Agreement between the registrant and PalmSource.

2.22*	Amended and Restated Tax Sharing Agreement between the registrant and PalmSource.

2.23*	Amended and Restated Intercompany Loan Agreement between the registrant and PalmSource Holding Company.

2.24*	Assignment and Assumption Agreement for the Amended and Restated Intercompany Loan Agreement between the registrant and PalmSource Holding Company and PalmSource.

2.25*	Master Technology Ownership and License Agreement between the registrant and PalmSource.
2.26*	Amendment No. 1 to Master Technology Ownership and License Agreement between the registrant and PalmSource.

2.27*	Master Confidential Disclosure Agreement between the registrant and PalmSource.

2.28*	Amendment No. 1 to Master Confidential Disclosure Agreement between the registrant and PalmSource.

2.29*	Master Patent Ownership and License Agreement between the registrant and PalmSource.

2.30*	Strategic Collaboration Agreement between the registrant and PalmSource.

2.31*	Xerox Litigation Agreement between the registrant and PalmSource.

2.32*	Employee Matters Agreement between the registrant and PalmSource.

2.33*	Letter Agreement regarding Cash Contributions between the registrant and PalmSource.

2.34*	Business Services Agreement between the registrant and PalmSource.

2.35*	Operating Agreement of Palm Trademark Holding Company, LLC.

Exhibit Number	Description

2.36*	Trademark License Agreement between the registrant and Palm Trademark Holding Company, LLC.

2.37	Loan Agreement between the registrant and Handspring, Inc., dated as of June 4, 2003.

3.1(6)	Amended and Restated Certificate of Incorporation.

3.2(7)	Amended and Restated Bylaws.

4.1	Reference is made to exhibits 3.1 and 3.2 hereof.

4.2(3)	Specimen Stock Certificate.

4.3(4)	Preferred Stock Rights Agreement between the registrant and Equiserve Trust Company, N.A. (formerly Fleet National Bank).

4.4(5)	5% Convertible Subordinated Note Due 2006, dated as of December 6, 2001.

5.1*	Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

8.1*	Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

8.2*	Tax opinion of Fenwick & West LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors, with respect to Palm, Inc.

23.2	Consent of Deloitte & Touche LLP, Independent Auditors, with respect to peanutpress.com, Inc.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to PalmSource, Inc.

23.4	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to peanutpress.com, Inc.

23.5	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to WeSync.com, Inc.

23.6	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Be Incorporated.

23.7	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Handspring, Inc.

23.8*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibits 5.1 and 8.1).

23.9*	Consent of Fenwick & West LLP (included in exhibit 8.2).

24.1	Power of Attorney (contained on signature page of this registration statement).

99.1	Form of proxy for the registrant (included as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

99.2	Form of proxy for Handspring, Inc. (included as Appendix B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

99.3*	Consent of Morgan Stanley & Co. Incorporated, financial advisor to the registrant.

99.4	Consent of Credit Suisse First Boston LLC, financial advisor to Handspring, Inc.

*	To be filed by amendment.
(1)	Incorporated by reference from the registrant’s registration statement on Form S-1 No. 333-92657) filed with the Commission on December 13, 1999, as amended.
(2)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 10, 2000.
(3)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 14, 2003.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Commission on October 12, 2000.
(5)	Incorporated by reference from the registrant’s Form 10-Q/A filed with the Commission on April 17, 2002.
(6)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 11, 2002.
(7)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 15, 2001, as amended.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1)	that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3)	that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4)	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on July 3, 2003.

PALM, INC.

By:	/s/ ERIC A. BENHAMOU

Eric A. Benhamou Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eric A. Benhamou and Judy Bruner and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC A. BENHAMOU Eric A. Benhamou	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 3, 2003

/s/ JUDY BRUNER Judy Bruner	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 3, 2003

/s/ R. TODD BRADLEY R. Todd Bradley	Director	July 3, 2003

/s/ GORDON A. CAMPBELL Gordon A. Campbell	Director	July 3, 2003

/s/ GARETH C.C. CHANG Gareth C.C. Chang	Director	July 3, 2003

Signature	Title	Date

/s/ JEAN-JACQUES DAMLAMIAN Jean-Jacques Damlamian	Director	July 3, 2003

/s/ MICHAEL HOMER Michael Homer	Director	July 3, 2003

/s/ DAVID C. NAGEL David C. Nagel	Director	July 3, 2003

/s/ SUSAN G. SWENSON Susan G. Swenson	Director	July 3, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization between the registrant, Peace Separation Corporation, Harmony Acquisition Corporation and Handspring, Inc., dated June 4, 2003 (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

2.2(1)	Master Separation and Distribution Agreement between 3Com and the registrant, as amended.

2.3(2)	General Assignment and Assumption Agreement between 3Com and the registrant, as amended.

2.4(2)	Master Technology Ownership and License Agreement between 3Com and the registrant.

2.5(2)	Master Patent Ownership and License Agreement between 3Com and the registrant.

2.6(2)	Master Trademark Ownership and License Agreement between 3Com and the registrant.

2.7(2)	Employee Matters Agreement between 3Com and the registrant.

2.8(2)	Tax Sharing Agreement between 3Com and the registrant.

2.9(2)	Master Transitional Services Agreement between 3Com and the registrant.

2.10(2)	Real Estate Matters Agreement between 3Com and the registrant.

2.11(2)	Master Confidential Disclosure Agreement between 3Com and the registrant.

2.12(2)	Indemnification and Insurance Matters Agreement between 3Com and the registrant.

2.13(1)	Form of Non-U.S. Plan.

2.14*	Master Separation Agreement between the registrant and PalmSource.

2.15*	General Assignment and Assumption Agreement between the registrant and PalmSource.

2.16*	Amendment No.1 to General Assignment and Assumption Agreement between the registrant and PalmSource.

2.17*	Amended and Restated Indemnification and Insurance Matters Agreement between the registrant and PalmSource.

2.18*	Amended and Restated Software License Agreement between the registrant and PalmSource.

2.19*	Elaine Software License and Services Agreement between the registrant and PalmSource.

2.20*	SDIO License Agreement between the registrant and PalmSource.

2.21*	Development Agreement between the registrant and PalmSource.

2.22*	Amended and Restated Tax Sharing Agreement between the registrant and PalmSource.

2.23*	Amended and Restated Intercompany Loan Agreement between the registrant and PalmSource Holding Company.

2.24*	Assignment and Assumption Agreement for the Amended and Restated Intercompany Loan Agreement between the registrant and PalmSource Holding Company and PalmSource.

2.25*	Master Technology Ownership and License Agreement between the registrant and PalmSource.
2.26*	Amendment No. 1 to Master Technology Ownership and License Agreement between the registrant and PalmSource.

2.27*	Master Confidential Disclosure Agreement between the registrant and PalmSource.

2.28*	Amendment No. 1 to Master Confidential Disclosure Agreement between the registrant and PalmSource.

Exhibit Number	Description

2.29*	Master Patent Ownership and License Agreement between the registrant and PalmSource.

2.30*	Strategic Collaboration Agreement between the registrant and PalmSource.

2.31*	Xerox Litigation Agreement between the registrant and PalmSource.

2.32*	Employee Matters Agreement between the registrant and PalmSource.

2.33*	Letter Agreement regarding Cash Contributions between the registrant and PalmSource.

2.34*	Business Services Agreement between the registrant and PalmSource.

2.35*	Operating Agreement of Palm Trademark Holding Company, LLC.

2.36*	Trademark License Agreement between the registrant and Palm Trademark Holding Company, LLC.

2.37	Loan Agreement between the registrant and Handspring, Inc., dated as of June 4, 2003.

3.1(6)	Amended and Restated Certificate of Incorporation.

3.2(7)	Amended and Restated Bylaws.

4.1	Reference is made to exhibits 3.1 and 3.2 hereof.

4.2(3)	Specimen Stock Certificate.

4.3(4)	Preferred Stock Rights Agreement between the registrant and Equiserve Trust Company, N.A. (formerly Fleet National Bank).

4.4(5)	5% Convertible Subordinated Note Due 2006, dated as of December 6, 2001.

5.1*	Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

8.1*	Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

8.2*	Tax opinion of Fenwick & West LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors, with respect to Palm, Inc.

23.2	Consent of Deloitte & Touche LLP, Independent Auditors, with respect to peanutpress.com, Inc.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to PalmSource, Inc.

23.4	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to peanutpress.com, Inc.

23.5	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to WeSync.com, Inc.

23.6	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Be Incorporated.

23.7	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Handspring, Inc.

23.8*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibits 5.1 and 8.1).

23.9*	Consent of Fenwick & West LLP (included in exhibit 8.2).

24.1	Power of Attorney (contained on signature page of this registration statement).

99.1	Form of proxy for the registrant (included as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

Exhibit Number	Description

99.2	Form of proxy for Handspring, Inc. (included as Appendix B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

99.3*	Consent of Morgan Stanley & Co. Incorporated, financial advisor to the registrant.

99.4	Consent of Credit Suisse First Boston LLC, financial advisor to Handspring, Inc.

*	To be filed by amendment.
(1)	Incorporated by reference from the registrant’s registration statement on Form S-1 No. 333-92657) filed with the Commission on December 13, 1999, as amended.
(2)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 10, 2000.
(3)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 14, 2003.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Commission on October 12, 2000.
(5)	Incorporated by reference from the registrant’s Form 10-Q/A filed with the Commission on April 17, 2002.
(6)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 11, 2002.
(7)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 15, 2001, as amended.